UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
EXCHANGE ACT OF 1934 (Amendment No.     )

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Global Consumer Acquisition Corp.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than Registrant)

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Copies to:
Jeffrey A. Horowitz
Frank J. Lopez, Esq.
Proskauer Rose, LLP
1585 Broadway
New York, New York 10036
Telephone: 2121-969-3000
Fax: 212-969-2900

Telephone: 212-969-3000
Fax: 212-969-2900

1370 Avenue of the Americas, 28th Floor
New York, New York 10019

To be renamed:

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
OF GLOBAL CONSUMER ACQUISITION CORP.
TO BE HELD ON SEPTEMBER     , 2009

To the Stockholders of Global Consumer Acquisition Corp.:

NOTICE IS HEREBY GIVEN that the Special Meeting of Stockholders (the “Special Meeting”) of Global Consumer Acquisition Corp. (“GCAC”), a Delaware corporation, will be held at 10:00 a.m. EST, on September   , 2009, at the offices of our counsel, Proskauer Rose LLP, 1585 Broadway, New York, New York 10036. You are cordially invited to attend the meeting, which will be held for the following purposes:

(1) to consider and vote upon a proposal to approve (i) the Merger Agreement (the “1st Commerce Merger Agreement”), dated as of July 13, 2009, among GCAC, WL Interim Bank, a Nevada corporation (“Merger Sub”), 1st Commerce Bank, a Nevada-chartered non-member bank (“1st Commerce Bank”), Capitol Development Bancorp Limited V, a Michigan corporation (“Capitol Development”) and Capitol Bancorp Limited, a Michigan corporation (“Capitol Bancorp”), which, among other things, provides for the merger (the “Merger”) of Merger Sub with and into 1st Commerce Bank, with 1st Commerce Bank being the surviving entity and becoming our wholly owned subsidiary; (ii) the Asset Purchase Agreement (the “Colonial Asset Purchase Agreement,” and together with the 1st Commerce Merger Agreement the “Acquisition Agreements”), dated as of July 13, 2009, among GCAC, Colonial Bank, an Alabama banking corporation (“Colonial Bank”), and The Colonial BancGroup, Inc., a Delaware corporation (“Colonial BancGroup”), which, among other things, provides for the purchase of select assets, among other things, and the assumption of deposits, the majority of which will originate from the Nevada regional bank segment (the “Nevada Segment”) of Colonial Bank (the “Select Colonial Assets,” also referred to herein as the “Select Assets and Liabilities of the Nevada Regional Bank Segment of the Colonial Bancgroup, Inc” or the “Nevada Carve-Out”); and (iii) the related transactions contemplated thereby — this proposal is referred to collectively as the “Acquisition Proposal”;

(2) to consider and vote upon separate proposals to approve amendments to our amended and restated certificate of incorporation to (i) change the name of GCAC from “Global Consumer Acquisition Corp.” to “Western Liberty Bancorp”; (ii) change our corporate existence to perpetual; (iii) remove provisions that will no longer be applicable to us after the Acquisitions (as defined herein); and (iv) make certain other changes in terms, gender and number that our Board of Directors believes are immaterial — these proposals are referred to collectively as the “Charter Amendments Proposal”;

(3) to elect nine directors to our Board of Directors — this proposal is referred to as the “Director Election Proposal”; and

(4) to consider and vote upon a proposal to adjourn the Special Meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies if, based upon the tabulated vote at the time of the Special Meeting, we are not authorized to consummate the Acquisitions (as defined herein) — this proposal is referred to as the “Adjournment Proposal.”

These items of business are described in the attached proxy statement, which you are encouraged to read in its entirety before voting. Only holders of record of our common stock at the close of business on August   , 2009 are entitled to notice of the Special Meeting and to vote and have their votes counted at the Special Meeting and any adjournments or postponements of the Special Meeting.

After careful consideration, our Board of Directors has determined that the Acquisition Proposal, the Charter Amendments Proposal, the Director Election Proposal and the Adjournment Proposal are fair to and in the best interests of GCAC and our stockholders and unanimously recommends that you vote or give instruction to vote “FOR” the approval of all of the proposals.

All of our stockholders are cordially invited to attend the Special Meeting in person. To ensure your representation at the Special Meeting, however, you are urged to complete, sign, date and return the enclosed proxy card as soon as possible. If you are a stockholder of record of our common stock, you may also cast your vote in person at the Special Meeting. If your shares are held in an account at a brokerage firm or bank, you must instruct your broker or bank on how to vote your shares or, if you wish to attend the meeting and vote in person, obtain a proxy from your broker or bank.

A complete list of our stockholders of record entitled to vote at the Special Meeting will be available for 10 days before the Special Meeting at our principal executive offices for inspection by stockholders during ordinary business hours for any purpose germane to the Special Meeting.

Your vote is important regardless of the number of shares you own. Whether you plan to attend the Special Meeting or not, please sign, date and return the enclosed proxy card as soon as possible in the envelope provided. If your shares are held in “street name” or are in a margin or similar account, you should contact your broker to ensure that votes related to the shares you beneficially own are properly counted.

Thank you for your participation. We look forward to your continued support.

By Order of the Board of Directors

Jason N. Ader
Chairman of the Board and
Chief Executive Officer

          , 2009

IF YOU RETURN YOUR PROXY CARD WITHOUT AN INDICATION OF HOW YOU WISH TO VOTE, YOUR SHARES WILL BE VOTED IN FAVOR OF EACH OF THE PROPOSALS AND YOU WILL NOT BE ELIGIBLE TO HAVE YOUR SHARES CONVERTED INTO A PRO RATA PORTION OF THE TRUST ACCOUNT IN WHICH A SUBSTANTIAL PORTION OF THE GROSS PROCEEDS OF OUR INITIAL PUBLIC OFFERING ARE HELD. YOU MUST AFFIRMATIVELY VOTE AGAINST THE ACQUISITION PROPOSAL AND DEMAND THAT WE CONVERT YOUR SHARES INTO CASH NO LATER THAN THE CLOSE OF THE VOTE ON THE ACQUISITION PROPOSAL TO EXERCISE YOUR CONVERSION RIGHTS. IN ORDER TO CONVERT YOUR SHARES, YOU MUST TENDER YOUR STOCK TO OUR STOCK TRANSFER AGENT PRIOR TO THE SPECIAL MEETING OF STOCKHOLDERS. YOU MAY TENDER YOUR STOCK BY EITHER DELIVERING YOUR STOCK CERTIFICATE TO THE TRANSFER AGENT OR BY DELIVERING YOUR SHARES ELECTRONICALLY USING DEPOSITORY TRUST COMPANY’S DWAC (DEPOSIT WITHDRAWAL AT CUSTODIAN) SYSTEM. IF THE ACQUISITION IS NOT COMPLETED, THEN THESE SHARES WILL NOT BE CONVERTED INTO CASH. IF YOU HOLD THE SHARES IN STREET NAME, YOU WILL NEED TO INSTRUCT THE ACCOUNT EXECUTIVE AT YOUR BANK OR BROKER TO WITHDRAW THE SHARES FROM YOUR ACCOUNT IN ORDER TO EXERCISE YOUR CONVERSION RIGHTS. SEE “SPECIAL MEETING OF GCAC STOCKHOLDERS — CONVERSION RIGHTS” FOR MORE SPECIFIC INSTRUCTIONS.

PROXY STATEMENT FOR SPECIAL MEETING OF STOCKHOLDERS OF
GLOBAL CONSUMER ACQUISITION CORP.

Global Consumer Acquisition Corp. (“GCAC”) is pleased to report (i) that our Board of Directors and the Board of Directors of each of Merger Sub, 1st Commerce Bank and Capitol Development have approved the 1st Commerce Merger Agreement, which, among other things, provides for the Merger of Merger Sub with and into 1st Commerce Bank, with 1st Commerce Bank being the surviving entity and becoming our wholly owned subsidiary; (ii) that our Board of Directors and the Board of Directors of each of Colonial Bank and Colonial BancGroup have approved the Colonial Asset Purchase Agreement, which, among other things, provides for the purchase of the Select Colonial Assets from Colonial Bank. The Select Colonial Assets and 1st Commerce Bank together are referred to as the “targets” and the transactions contemplated by the 1st Commerce Merger Agreement and the Colonial Asset Purchase Agreement are referred to herein as the “Acquisitions.”

In connection with the Acquisitions, we have initiated the process to become a bank holding company, which will enable us to participate in financial lines of business, and will rename ourselves Western Liberty Bancorp. Our wholly owned subsidiary, Merger Sub, which was formed by us under Nevada law for the sole purpose of facilitating our acquisition of 1st Commerce Bank, will merge with and into 1st Commerce Bank, a Nevada state chartered non-member bank located in North Las Vegas, Nevada. Western Liberty Bancorp’s banking operations will be conducted through 1st Commerce Bank, which will be the surviving entity pursuant to the 1st Commerce Merger Agreement and will retain the 1st Commerce Bank name. Founded in October 2006, 1st Commerce Bank is a Nevada state chartered non-member bank located in North Las Vegas, Nevada and will continue to operate following the consummation of the Acquisitions. Upon the consummation of the Acquisitions, the combined entity will form a “new” Nevada financial institution with 22 banking branches, and approximately $477.0 million of gross loan assets, $320.0 million of transaction account deposits and $214.0 million in time deposits.

Pursuant to the 1st Commerce Merger Agreement and subject to the terms and conditions specified therein, Merger Sub will be merged with and into 1st Commerce Bank, with 1st Commerce Bank as the surviving entity at closing. As a result of the Merger, we will pay the stockholders of 1st Commerce Bank an aggregate merger consideration of $8.25 million, subject to adjustment in accordance with the terms of the 1st Commerce Merger Agreement. The shares of those 1st Commerce Bank stockholders who do not exercise their dissenter’s rights under Nevada state law will be cancelled and extinguished and automatically converted into the right to certain per share merger consideration, based on the aggregate merger consideration paid. Each share of common stock of Merger Sub shall be converted into one share of common stock of the surviving corporation. The consummation of the Merger is conditioned upon, among other things, the approval of the holders of a majority of the outstanding shares of capital stock of 1st Commerce Bank (the “1st Commerce Stockholder Approval”) and of the holders of a majority of the issued and outstanding shares of Capitol Development’s Class A common stock and Class B common stock voting together as a single class (the “Capitol Development Stockholder Approval”).

Immediately after the closing of the Merger, and pursuant to the Colonial Asset Purchase Agreement, GCAC and 1st Commerce Bank, as assignee of GCAC (together with GCAC, the “Purchaser”), will purchase the Select Colonial Assets from Colonial Bank consisting of, among other things, (i) 21 banking branches, (ii) approximately $440.0 million in loans, of which approximately $340.0 million were originated in the Nevada Segment and $100.0 million were originated in several other jurisdictions, including $72.0 million in Florida, and (iii) approximately $492.0 million customer, transaction and time deposits. In connection with the consummation of the acquisition of the Select Colonial Assets, we will assign all of our rights and obligations under the Colonial Asset Purchase Agreement to 1st Commerce Bank, however we will remain liable for all indemnities and other obligations in the Colonial Asset Purchase Agreement. As consideration for the purchase of the Select Colonial Assets, Purchaser shall pay Colonial Bank, or Colonial Bank shall pay Purchaser, an amount equal to the sum of the following (each defined term having the meaning set forth in the Colonial Asset Purchase Agreement) (the “Closing Date Payment Amount”): (i) Non-Time Deposit Premium (which amount will be approximately $28.0 million, subject to adjustment based on the amount of Non-Time Deposits assumed by Purchaser at closing), (ii) a premium equal to 0.1% times the amounts that the deposit balance of the “Time Deposits” exceeds $200.0 million, (iii) the Acquisition Value, (iv) the face amount of Coins and Currency, (v) the net amount of the prorations and other closing date adjustments owed by Purchaser to

Colonial Bank, (vi) the amount of Deposit Liabilities assumed, (vii) the amount of all other Transferred Liabilities and the Other Liabilities assumed and (viii) the net amount of the prorations and other closing date adjustments owed by Colonial Bank to Purchaser. The parties have agreed that Transferred Liabilities will include Deposit Liabilities with deposit balances in a sufficient aggregate amount so that the Closing Date Payment Amount paid by Purchaser or Seller, as applicable, does not exceed $1.0 million.

The proposal to approve the 1st Commerce Merger Agreement and the Colonial Asset Purchase Agreement and the other matters discussed in this proxy statement will be presented at the Special Meeting scheduled to be held on September   , 2009.

Our common stock, units and warrants are currently listed on the NYSE Amex under the symbols GHC, GHC.U and GHC.W, respectively. Following consummation of the Acquisitions we intend to have our securities listed on the NYSE Amex under the symbols WLBC, WLBC.U and WLBC.W.

We are providing this proxy statement and accompanying proxy card to our stockholders in connection with the solicitation of proxies to be voted at the Special Meeting and at any adjournments or postponements of the Special Meeting. Unless the context requires otherwise, references to “you” are references to GCAC stockholders, and references to “we,” “us” and “our” are to GCAC.

This proxy statement provides you with detailed information about the Acquisitions and other matters to be considered by our stockholders. You are encouraged to carefully read the entire document and the documents incorporated by reference. IN PARTICULAR, YOU SHOULD CAREFULLY CONSIDER THE MATTERS DISCUSSED UNDER “RISK FACTORS” BEGINNING ON PAGE 13.

GCAC stockholders — Your vote is very important.  Whether or not you expect to attend the Special Meeting, the details of which are described on the following pages, please complete, date, sign and promptly return the accompanying proxy in the enclosed envelope.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this proxy statement. Any representation to the contrary is a criminal offense.

The proxy statement is dated          , 2009, and is first being mailed on or about          , 2009.

If you would like additional copies of this proxy statement or have questions about the Acquisitions, you should contact our Assistant Secretary via telephone or in writing: Mr. Andrew Nelson, Global Consumer Acquisition Corp., 1370 Avenue of the Americas, Floor 28, New York, New York 10019; Telephone: (212) 445-7800.

To obtain timely delivery of requested materials, security holders must request the information no later than five business days before the date they submit their proxies or attend the Special Meeting. The latest date to request the information to be received timely is          , 2009.

We consummated our initial public offering on November 27, 2007. Deutsche Bank Securities, JMP Securities LLC, Thomas Weisel Partners LLC, and Maxim Group LLC acted as underwriters for the initial public offering. Deutsche Bank Securities acted as representative of the underwriters. The underwriters in our initial public offering agreed that approximately 3% of their underwriting commission, in the amount of $9,584,655, would be payable upon the consummation of a business combination. In connection with the Acquisitions, we have also engaged Jefferies & Company, Inc. and JMP Securities LLC as our advisors. The underwriters in our initial public offering have agreed to pay a portion of their deferred underwriting commissions to Jefferies & Company, Inc. and JMP Securities LLC in consideration for their services in connection with the Acquisitions. If the Acquisitions are not consummated and we are required to liquidate, the underwriters and Jefferies & Company, Inc. and JMP Securities LLC will not receive any of such funds. We have also engaged Deutsche Bank Securities Inc. to provide investment banking after-market services in connection with the Acquisitions.

Page

Summary of the Acquisitions	4
Questions and Answers for GCAC Stockholders About the Proposals	8
Risk Factors	13
Forward Looking Statements	34
Special Meeting of GCAC Stockholders	35
The Acquisition Proposal	41
The 1st Commerce Merger Agreement	63
The Colonial Asset Purchase Agreement	67
The Charter Amendments Proposal	75
The Director Election Proposal	76
Corporate Governance	80
Executive Officer and Director Compensation	85
The Adjournment Proposal	90
Information Related to GCAC	91
The Business of Western Liberty Bancorp	97
Unaudited Proforma Condensed Combined Financial Information	111
Selected Historical Financial Information — Select Assets and Liabilities of the Nevada Regional Bank Segment of the Colonial BancGroup, Inc.	119
Management’s Discussion and Analysis of Financial Condition and Results of Operations — Select Assets and Liabilities of the Nevada Regional Bank Segment of the Colonial BancGroup, Inc.	121
Management’s Discussion and Analysis of Financial Condition and Results of Operations — Select Assets and Liabilities of the Nevada Regional Bank Segment of the Colonial BancGroup, Inc.	136
Selected Historical Financial Information 1st Commerce	156
Management’s Discussion and Analysis of Financial Condition and Results of Operations — 1st Commerce Bank	159
Selected Historical Financial Information — GCAC	172
Management’s Discussion and Analysis of Financial Condition and Results of Operations — GCAC	175
Supervision and Regulation	180
Security Ownership of Certain Beneficial Owners and Management	190
Certain Relationships and Related Transactions	194
Price Range of GCAC Securities and Dividends	201
Appraisal Rights	204
Stockholder Proposals	204
Legal Matters	204
Independent Registered Public Accounting Firm	204
Delivery of Documents to Stockholders	204
Where You Can Find More Information	204
Index to Financial Statements	F-1
Annexes
1st Commerce Merger Agreement	A-1
Colonial Asset Purchase Agreement	B-1
Amended and Restated Certificate of Incorporation	C-1

SUMMARY OF THE ACQUISITIONS

Summary of the Material Terms

•	Upon consummation of the Acquisitions we expect to operate as a bank holding company under the name Western Liberty Bancorp. The parties to the 1st Commerce Merger Agreement are GCAC, Merger Sub, 1st Commerce Bank, Capitol Development and Capitol Bancorp. Pursuant to the 1st Commerce Merger Agreement, Merger Sub will merge with and into 1st Commerce Bank, with 1st Commerce Bank being the surviving entity and becoming our wholly owned subsidiary. The parties to the Colonial Asset Purchase Agreement are GCAC, Colonial Bank and Colonial BancGroup. Pursuant to the Colonial Asset Purchase Agreement, 1st Commerce, as assignee of GCAC, will purchase the Select Colonial Assets consisting of, among other things, (i) approximately 21 banking branches, (ii) approximately $440.0 million in loans, of which approximately $340.0 million were originated in the Nevada Segment, and (iii) approximately $492.0 million in customer transaction and time deposits. In connection with the consummation of the acquisition of the Select Colonial Assets, we will assign all of our rights and obligations under the Colonial Asset Purchase Agreement to 1st Commerce Bank, however we will remain liable for all indemnities and other obligations in the Colonial Asset Purchase Agreement. See the section entitled “The Acquisition Proposal — Structure of the Acquisitions.”

•	The funds held in our trust account will be transferred to us, after deduction of transaction expenses, deferred underwriting commissions payable to the underwriters in our initial public offering and our advisors engaged in connection with the Acquisitions, the merger consideration payable to 1st Commerce Bank of $8.25 million, subject to adjustment in accordance with the terms of the 1st Commerce Merger Agreement, the Closing Date Payment Amount, if any, payable to Colonial Bank, and payments to converting stockholders.

•	We considered and analyzed numerous companies and merger or acquisition opportunities in our search for attractive business combination candidates. While we sought potential targets that evidenced key characteristics, including an experienced management team and strong competitive position, some attractive candidates did not exhibit all of these characteristics. The ultimate threshold criteria was whether, in management’s opinion, the target represented an attractive investment opportunity, with growth potential at a fair valuation. Our search for and evaluation of business combination candidates and our reasons for selecting the targets is discussed under the section of this proxy statement entitled “The Acquisition Proposal — Background of the Acquisitions.”

•	1st Commerce Bank is a de novo Nevada state chartered non-member bank, located in North Las Vegas, Nevada, formed by Capitol Bancorp and local Nevada executives. 1st Commerce Bank provides a variety of personal and business banking services, including checking and savings accounts, money market accounts, certificates of deposit, loans and lines of credit. In addition, pursuant to the Colonial Asset Purchase Agreement, we are acquiring a select portfolio of loans and assuming deposits, the majority of which will originate from the Nevada Segment of Colonial Bank. The Select Colonial Assets consist of, among other things, (i) approximately 21 banking branches, (ii) approximately $440.0 million in loans, of which approximately $340.0 million were originated in the Nevada Segment and (iii) approximately $492.0 million in customer transaction and time deposits. In connection with the consummation of the acquisition of the Select Colonial Assets, we will assign all of our rights and obligations under the Colonial Asset Purchase Agreement to 1st Commerce Bank, however we will remain liable for all indemnities and other obligations in the Colonial Asset Purchase Agreement. See the section entitled “The Business of Western Liberty Bancorp.”

•	Based on our due diligence investigations of each of the targets and the industry in which they operate, including the financial and other information provided by the targets in the course of our negotiations, we believe that the Merger with 1st Commerce Bank and the acquisition of the select portfolio of loans and assumption of deposits comprising the Select Colonial Assets will provide our stockholders with an opportunity to participate in a company with significant growth potential. See the section entitled “The

Acquisition Proposal — Our Board of Directors’ Reasons for the Approval of the Acquisitions.” For a discussion of the significant risks and uncertainties we expect the combined entity to face, please see the section entitled “Risk Factors.”

•	In connection with the Merger, we will pay the stockholders of 1st Commerce Bank an aggregate merger consideration of $8.25 million, subject to adjustment in accordance with the terms of the 1st Commerce Merger Agreement. The shares of those 1st Commerce Bank stockholders who do not exercise their dissenter’s rights under Nevada state law will be cancelled and extinguished and automatically converted into the right to certain per share merger consideration, based on the aggregate merger consideration paid. Each share of common stock of Merger Sub shall be converted into one share of common stock of the surviving corporation.

As consideration for the acquisition of the Select Colonial Assets, Purchaser shall pay Colonial Bank, or Colonial Bank shall pay Purchaser, the Closing Date Payment Amount. The parties have agreed that Transferred Liabilities will include Deposit Liabilities with deposit balances in a sufficient aggregate amount so that the Closing Date Payment Amount paid by Purchaser or Seller, as applicable, does not exceed $1.0 million.

For more information regarding the consideration for the Acquisitions, please see the sections entitled “The 1st Commerce Merger Agreement — Merger Consideration” and “The Colonial Asset Purchase Agreement — Purchase and Sale of the Select Colonial Assets; Assumption of Liabilities; Purchase Price; Adjustment of Purchase Price.”

•	As a result of the Acquisitions, our stockholders will own 100% of the shares of our common stock outstanding after the Acquisitions. Holders of 30% or more of the shares of our common stock issued in our initial public offering (“Public Shares”) may have the intention to vote against the Acquisitions and seek conversion of their Public Shares into cash in accordance with our amended and restated certificate of incorporation. If such event were to occur, the Acquisitions could not be completed. On July 28, 2009, we entered into an amended and restated support agreement with our sponsor, Hayground Cove Asset Management LLC (the “Support Agreement”) whereby our sponsor has agreed, at its option, and from time to time, to purchase through privately negotiated transactions, on such terms to be determined on a case by case basis and to be separately negotiated with each potential seller on an individual basis, up to 39% of our shares to help facilitate approval of the Acquisitions. To date, neither we nor our sponsor has made any offer to purchase or has commenced a solicitation to any potential sellers regarding the purchase of any such shares and has not entered into any negotiations with potential sellers. Under the terms of the Support Agreement, our sponsor will also have the right to sell the shares purchased by it or its affiliates to us at the same price paid by such purchaser (provided that the sale price shall be approved by a majority of the disinterested members of the board if the sale price is more than the five percent above the per share amount to be received by shareholders that elect to convert their shares into cash). The option must be exercised by our sponsor within one day of the shareholders meeting approving the Acquisitions. The Support Agreement and each of the agreements in connection with the purchase of shares by our sponsor and its affiliates is conditioned upon (i) an agreement by our warrant holders to restructure the outstanding warrants on terms satisfactory to our sponsor and (ii) the closing of a business combination. In connection with the Support Agreement, our sponsor has received a $140.0 million commitment from Jefferies Finance LLC and Jefferies & Company, Inc. (together, “Jefferies”) to finance the purchase of shares. Under the terms of the Jefferies commitment, we have agreed, pursuant to an Indemnification and Waiver Agreement, dated as of July 13, 2009 (the “Indemnification Agreement”), to provide certain indemnities from any losses, claims, damages and liabilities, along with any related expenses, that arise under the debt financing arrangement subject to a waiver to all proceeds in the trust account. We will become a guarantor of the loan upon the closing of the Acquisitions; however, we expect the guarantee to be released upon the closing of the Acquisitions in accordance with its terms, as the entire amount of any funds loaned under the commitment is required to be repaid immediately after the closing. Additionally, our sponsor will have the right, at its option, to propose a term sheet to provide us permanent financing prior to closing of the Acquisitions to exchange any purchased shares for new debt or equity securities.

•	Upon consummation of the Acquisitions, certain members of Colonial Bank’s management will become the executive officers of our wholly owned subsidiary, 1st Commerce Bank. These executive officers are Mark Daigle and Mark Carr. Mr. Daigle has entered into an employment agreement with us that will be effective upon the consummation of the Acquisitions. In addition, upon consummation of the Acquisitions, George A. Rosenbaum, Jr. will serve as Chief Financial Officer of our wholly owned subsidiary 1st Commerce Bank and as the Principal Accounting Officer of Western Liberty Bancorp Mr. Rosenbaum has entered into an employment agreement with us that will be effective upon the consummation of the Acquisitions. See the section entitled “Executive Officer and Director Compensation — Employment Agreements.”

•	Prior to the consummation of our initial public offering, we issued 8,625,000 shares of our common stock in a private placement (“Founders Shares”) to certain of our affiliates, of which 637,786 were redeemed because the underwriters did not fully exercise their over-allotment option, resulting in a total of 7,987,214 Founders Shares outstanding after redemption. Each of our founding stockholders, including certain of our current and past officers and directors executed a lock-up agreement in connection with our initial public offering pursuant to which such individuals agreed that they would not be able to sell their shares of our common stock received prior to the initial public offering until 180 days after the closing of a business combination, subject to certain exceptions. See the section entitled “The Acquisition Proposal — Restructuring of the Founders Shares.”

•	The Acquisitions are expected to be consummated in the third quarter of 2009 upon the fulfillment of certain conditions, including (a) obtaining the required regulatory approvals (as described below), (b) the affirmative vote of our stockholders to adopt the 1st Commerce Merger Agreement and the Colonial Asset Purchase Agreement and (c) holders of less than 30% of the Public Shares having (i) voted against the consummation of the Acquisitions and (ii) exercised their rights to convert their shares into a pro rata share of our trust account in accordance with our amended and restated certificate of incorporation. The consummation of the Merger is also conditioned upon the approvals of the 1st Commerce Merger Agreement and the Merger by the holders of shares of Capitol Development’s common stock and by the holders of shares of 1st Commerce Bank’s common stock. The 1st Commerce Merger Agreement and the Colonial Asset Purchase Agreement are also subject to the fulfillment of other customary closing conditions. We cannot be certain when, or if, the conditions to the Acquisitions will be satisfied or waived, or that the Acquisitions will be consummated.

•	As a corporation not currently subject to bank supervisory regulation, our applications to become a bank holding company for a Nevada-based community bank are subject to different statutory approval processes maintained by several federal and state bank regulatory agencies with supervisory oversight and jurisdiction of the contemplated transactions and the parties to the 1st Commerce Merger Agreement and Colonial Asset Purchase Agreement. Under the terms of the Colonial Asset Purchase Agreement, GCAC, Colonial BancGroup and Colonial Bank have agreed to use commercially reasonable best efforts to satisfy or cause to be satisfied as soon as practicable their respective obligations and all conditions to closing (including obtaining regulatory approvals) and Colonial Bank has further agreed to use its best efforts to obtain all regulatory approvals applicable to it. Under the 1st Commerce Merger Agreement, GCAC, Merger Sub, Capitol Development and 1st Commerce Bank have agreed to use commercially reasonable best efforts to take all action necessary to consummate the transactions contemplated thereby, including obtaining such regulatory approvals. These approvals include approval from or notices to the Board of Governors of the Federal Reserve System (the “Federal Reserve”), the Federal Deposit Insurance Corporation (the “FDIC”), federal and state securities authorities and various other federal and state regulatory authorities and self-regulatory organizations, including the Nevada Financial Institutions Division. We have completed, or will complete promptly following the date of this proxy statement, the filing of applications and notifications to obtain the required regulatory approvals. Approval terms granted by these federal and state bank regulatory agencies may include terms and conditions more onerous than our management contemplates, and approval may not be granted in the timeframes desired by the parties to the contemplated transactions. See the sections entitled “The Acquisition Proposal — Regulatory Matters” and “Supervision and Regulation.”

•	In addition to voting on the Acquisitions, our stockholders will vote on proposals to:

•	amend our amended and restated certificate of incorporation to (i) change the name of GCAC from “Global Consumer Acquisition Corp.” to “Western Liberty Bancorp”; (ii) change our corporate existence to perpetual; (iii) remove provisions that will no longer be applicable to us after the Acquisitions; and (iv) make certain other changes in terms, gender and number that our Board of Directors believes are immaterial. See the section entitled “The Charter Amendments Proposal.”

•	elect nine directors. See the section entitled “The Director Election Proposal.”

•	adjourn the meeting, if necessary. It is possible for us to obtain sufficient votes to approve the Adjournment Proposal but not receive sufficient votes to approve the Acquisition Proposal. In such a situation, we could adjourn the meeting for any number of days or hours until the close of business on November 27, 2009 and attempt to solicit additional votes in favor of the Acquisition Proposal. See the section entitled “The Adjournment Proposal.”

•	In evaluating the Acquisition Proposal, the Charter Amendments Proposal, the Director Election Proposal and the Adjournment Proposal, you should carefully read this proxy statement and especially consider the factors discussed in the section entitled “Risk Factors.”

Summary of the Business Upon the Consummation of the Acquisitions

•	Upon the consummation of the Acquisitions, we will form a “new” Nevada financial institution with 22 banking branches, and approximately $477.0 million of gross loan assets, $320.0 million of transaction account deposits and $214.0 million in time deposits. We have initiated the process to become a bank holding company, which will enable us to participate in financial lines of business. We will rename ourselves Western Liberty Bancorp and will conduct our business through what will be our wholly-owned subsidiary 1st Commerce Bank.

•	Upon the consummation of the Acquisitions, our prospective business strategy will be to generate additional transaction deposits to grow our existing base of high-quality deposits, pursue conservative lending opportunities in markets which are underserved by other lenders, actively pursue government assisted transactions and expand our geographic footprint. Please see the section entitled “The Business of Western Liberty Bancorp — Prospective Strategy and Operating Strengths.”

QUESTIONS AND ANSWERS

FOR GCAC STOCKHOLDERS ABOUT THE PROPOSALS

Q.	Why am I receiving this proxy statement?

A.	We have agreed to consummate the terms of the Acquisition Agreements that are described in this proxy statement. A copy of the 1st Commerce Merger Agreement is attached to this proxy statement as Annex A, and a copy of the Colonial Asset Purchase Agreement is attached to this proxy statement as Annex B. We encourage you to read the Acquisition Agreements.

You are being asked to consider and vote upon a proposal to approve (i) the 1st Commerce Merger Agreement, which, among other things, provides for the Merger of Merger Sub with and into 1st Commerce Bank, with 1st Commerce Bank being the surviving entity and becoming our wholly owned subsidiary; and (ii) the Colonial Asset Purchase Agreement, which, among other things, provides for the purchase of the Select Colonial Assets. You are also being asked to consider and vote upon (i) the Charter Amendments Proposal, (ii) the Director Election Proposal and (iii) the Adjournment Proposal.

The approval of the Acquisition Proposal and the Charter Amendments Proposal are conditions to the consummation of the Acquisitions. If the Acquisition Proposal is not approved, the other proposals will not be presented to stockholders for a vote. If the Charter Amendments Proposal is not approved, the remaining proposals will not be presented to stockholders for a vote and the Acquisitions will not be consummated.

This proxy statement contains important information about the proposed Acquisitions and the other matters to be acted upon at the Special Meeting. You should read it carefully.

Your vote is important. You are encouraged to vote as soon as possible after carefully reviewing this proxy statement.

Q.	Are the warrant holders being asked to vote on any of the proposals?

A.	No. On July 20, 2009, we entered into an Amended and Restated Warrant Agreement with Continental Stock Transfer & Trust Company as warrant agent, which amends certain terms of our public warrants (the “Public Warrants”) and our private warrants (the “Private Warrants”). The terms of the Amended and Restated Warrant Agreement provide for certain new terms, including (i) a new strike price of $12.50 per share of our common stock, par value $0.0001, (ii) an expiration occurring on the earlier of (x) seven years from the consummation of the Acquisitions or another business combination or (y) the date fixed for redemption of the warrants set forth in the original warrant agreement, (iii) a redemption price of $0.01 per warrant, provided that (x) all of the warrants are redeemed (y) the last sales price of the common stock has been equal to or greater than $21.00 per share on each of 20 trading days within any 30 day trading period ending on the third business day prior to the date on which notice of redemption is given and (z) there is an effective registration statement in place with respect to the common stock underlying the warrants, (iv) mandatory downward adjustment of the strike price for each warrant to reflect any cash dividends paid with respect to the outstanding common stock, until such date as our publicly traded common stock trades at $18.00 or more per share on each of 20 trading days within any 30 trading day period; and (v) in the event an effective registration statement is not in place on the date the warrants are set to expire, the warrants will remain outstanding until 90 days after an effective registration statement is filed. If we have not filed an effective registration statement within 90 days after the expiration date, the warrants shall become exercisable for cash consideration. Additionally, the warrants shall not be exercisable by any warrant holder to the extent that, after giving effect to such exercise, any warrant holder or its affiliates would beneficially own in excess of 9.99% of the common stock outstanding immediately after giving effect to such exercise and no warrants held by our sponsor or any of its affiliates will be exercisable at any time while under our sponsor’s or any of its affiliates’ control. In addition, our sponsor will be required to obtain an opinion of bank regulatory counsel that the transfer of any warrants will not make the transferee a “bank holding company” under the Bank Holding Company Act or subject the transferee to prior approval by the Federal Reserve Board under the Change in Bank Control Act. The Amended and Restated Warrant Agreement shall be effective upon execution by us and Continental Transfer & Trust Company, but will be subject to (i) receipt by us of the written approval for listing of the amended warrants by the NYSE Amex and (ii) receipt of certifications by us and Continental Transfer & Trust Company from the applicable registered holders of such warrants certifying the number of warrants held by the consenting warrant holders. We intend to file a Schedule 14C Information Statement in connection with the warrant restructuring as soon as practicable.

All references herein to the terms of Public Warrants and Private Warrants, are on a proforma basis, which assumes that the warrant restructuring has become operative and reflects the terms of the Amended and Restated Warrant Agreement.

Q.	What if I am a founding stockholder?

A.	Pursuant to letter agreements, dated October 3, 2007 and November 20, 2007, each founding stockholder has agreed to vote their Founders Shares in accordance with the majority of the shares of common stock voted by the public stockholders. Each founding stockholder has also agreed to vote any shares acquired by them in or after our initial public offering in favor of a business combination. Therefore, holders of Founders Shares must vote their shares accordingly.

On July 20, 2009, we entered into a restructuring agreement (the “Founders Shares Restructuring Agreement”) with our sponsor, pursuant to which our sponsor, on behalf of itself and the funds and accounts it manages and participating holders of Founders Shares, has agreed to cancel at least 90% of the outstanding Founders Shares in exchange for one warrant per Founders Share cancelled (the “Exchange Warrants”). To date, holders of 95% of our Founders Shares have agreed to restructure their Founders Shares. The cancelled Founders Shares will include all such Founders Shares currently held by our sponsor and its affiliates. Additional holders of Founders Shares may subsequently agree to restructure their Founders Shares in accordance with the terms of the Founders Shares Restructuring Agreement. Each Exchange Warrant will be governed by the Amended and Restated Warrant Agreement and have terms identical to those of the restructured outstanding warrants (except as set forth in the Warrant Agreement). The exchange of Founders Shares for Exchange Warrants shall occur prior to or concurrently with the consummation of the Acquisitions. In consideration for entering into the Founders Shares Restructuring Agreement, we shall indemnify our sponsor and each participating holder of Founder Shares for any claims that arise out of or are based upon the restructuring of the Founders Shares and shall indemnify our sponsor and its affiliates for any of their obligations with respect to the Founders Shares. The Founders Shares Restructuring Agreement provides that no warrant held by our sponsor or any of its affiliates will be exercisable at any time while under our sponsor’s or any of its affiliates’ control. In addition, our sponsor will be required to obtain an opinion of bank regulatory counsel that the transfer of any warrants will not make the transferee a “bank holding company” under the Bank Holding Company Act or subject the transferee to prior approval by the Federal Reserve under the Change in Bank Control Act.

Q.	Do I have conversion rights?

A.	If you are a holder of Public Shares, you have the right to vote against the Acquisition Proposal and demand that we convert such shares into a pro rata portion of the trust account in which a substantial portion of the net proceeds of our initial public offering are held. These rights to vote against the Acquisitions and demand conversion of the Public Shares into a pro rata portion of the trust account are sometimes referred to herein as conversion rights.

Q.	How do I exercise my conversion rights?

A.	If you are a holder of Public Shares and wish to exercise your conversion rights, you must (i) vote against the Acquisition Proposal, which must be approved and completed, (ii) demand that we convert your shares into cash, and (iii) deliver your stock to our transfer agent physically or electronically using Depository Trust Company’s DWAC (Deposit Withdrawal at Custodian) System prior to the meeting.

Any action that does not include an affirmative vote against the Acquisitions will prevent you from exercising your conversion rights. Your vote on any proposal other than the Acquisition Proposal will have no impact on your right to convert.

You may exercise your conversion rights either by checking the box on the proxy card or by submitting your request in writing to Mark Zimkind of Continental Stock Transfer & Trust Company, our transfer agent, at the address listed at the end of this section. If you (i) initially vote for the Acquisition Proposal but then wish to vote against it and exercise your conversion rights or (ii) initially vote against the Acquisition Proposal and wish to exercise your conversion rights but do not check the box on the proxy card providing for the exercise of your conversion rights or do not send a written request to us to exercise your conversion rights, or (iii) initially vote against the Acquisitions but later wish to vote for it, you may request that we send you another proxy card on which you may indicate your intended vote. You may make such request by contacting us at the phone number or address listed at the end of this section.

Any request for conversion, once made, may be withdrawn at any time up to the vote taken with respect to the Acquisition Proposal. If you delivered your shares for conversion to our transfer agent and decide prior to the Special Meeting not to elect conversion, you may request that our transfer agent return the shares (physically or electronically). You may make such request by contacting our transfer agent at the phone number or address listed at the end of this section.

Any corrected or changed proxy card must be received by our Assistant Secretary, Andrew Nelson, prior to the Special Meeting. No demand for conversion will be honored unless the holder’s stock has been delivered (either physically or electronically) to our transfer agent prior to the meeting.

If the Acquisitions are completed, then, if you have also properly exercised your conversion rights, you will be entitled to receive a pro rata portion of the trust account, including any interest earned thereon, calculated as of two business days prior to the date of the consummation of the Acquisitions. As of June 30, 2009, there was $316,770,979 in the trust account, which would amount to approximately $9.91 per Public Share upon conversion. If you exercise your conversion rights, then you will be exchanging your shares of our common stock for cash and will no longer own these shares.

Exercise of your conversion rights does not result in either the exercise or loss of any of our warrants that you may hold. Your warrants will continue to be outstanding following a conversion of your common stock and will become exercisable upon consummation of the Acquisitions. A registration statement must be in effect to allow you to exercise any warrants you may hold or to allow us to call the warrants for redemption if the redemption conditions are satisfied. If the Acquisitions are not consummated, the warrants will not become exercisable and will be worthless.

Q.	Do I have appraisal rights if I object to the proposed acquisition?

A.	No. Our stockholders do not have appraisal rights in connection with the Acquisitions. The stockholders of 1st Commerce Bank have dissenters’ rights in connection with the Acquisitions under the Nevada Revised Statutes.

Q.	What happens to the funds deposited in the trust account after consummation of the Acquisitions?

A.	At the closing of the Acquisitions, the funds in the trust account will be released to pay 1st Commerce Bank an aggregate merger consideration of $8.25 million (subject to adjustment in accordance with the terms of the 1st Commerce Merger Agreement), to pay a deferred underwriters commission of $9,584,655 to the underwriters in our initial public offering and our advisors engaged in connection with the Acquisitions, to pay the Closing Date Payment Amount, if any, to Colonial Bank and to pay transaction expenses. The balance of the funds will be released to us to pay our stockholders who properly exercise their conversion rights and for working capital and general corporate purposes (including any future tax obligations).

Q.	Since our initial public offering prospectus did not disclose that funds in the trust account might be used, directly or indirectly, to purchase Public Shares, what are my legal rights?

A.	You should be aware that our initial public offering prospectus did not disclose that funds in our trust account might be used, directly or indirectly, to purchase Public Shares from holders who have indicated that they may vote against the Acquisition Proposal (as we may do). See the sections entitled “The Acquisition Proposal — Actions That GCAC and Our Sponsor May Take to Secure Approval of Our Stockholders.”

Accordingly, if trust funds are used for such purpose, each holder of Public Shares at the time of the Acquisitions who purchased such shares in the initial public offering may have securities law claims against us for rescission (under which a successful claimant has the right to receive the total amount paid for his or her securities pursuant to an allegedly deficient prospectus, plus interest and less any income earned on the securities, in exchange for surrender of the securities) or damages (compensation for loss on an investment caused by alleged material misrepresentations or omissions in the sale of a security). Such claims may entitle stockholders asserting them to up to $10.00 per share, based on the initial offering price of the initial public offering units comprised of stock and warrants, less any amount received from sale of the original warrants purchased with them, plus interest from the date of our initial public offering (which, in the case of holders of Public Shares, may be more than the pro rata share of the trust account to which they are entitled on conversion or liquidation). See “The Acquisition Proposal — Rescission Rights.”

Q.	What happens if the Acquisitions are not consummated?

A.	If we are unable to complete the Acquisitions or another business combination by November 27, 2009, our amended and restated certificate of incorporation provides that we must liquidate. See the section entitled “Information Related to GCAC — Liquidation If No Business Combination” for additional information.

Q.	When do you expect the Acquisitions to be completed?

A.	The Acquisitions are expected to be consummated in the third quarter of 2009, subject to the fulfillment of certain conditions and the receipt of the requisite regulatory approvals.

For a description of the conditions to the completion of the Acquisitions, see the sections entitled “The Colonial Asset Purchase Agreement — Conditions to Closing of the Acquisition” and “The 1st Commerce Merger Agreement — Conditions to the Consummation of the Merger.”

Q.	What do I need to do now?

A.	We urge you to read carefully and consider the information contained in this proxy statement, including the annexes, and to consider how the Acquisitions will affect you as our stockholder. You should then vote as soon as possible in accordance with the instructions provided in this proxy statement and on the enclosed proxy card.

Q.	How do I vote?

A.	If you are a holder of record of our common stock on the record date, you may vote in person at the Special Meeting or by submitting a proxy for the Special Meeting. You may submit your proxy by completing, signing, dating and returning the enclosed proxy card in the accompanying pre-addressed postage paid envelope. If you hold your shares in “street name,” which means your shares are held of record by a broker, bank or nominee, you should contact your broker to ensure that votes related to the shares you beneficially own are properly counted. In this regard, you must provide the record holder of your shares with instructions on how to vote your shares or, if you wish to attend the meeting and vote in person, obtain a proxy from your broker, bank or nominee.

Q.	If my shares are held in “street name,” will my broker, bank or nominee automatically vote my shares for me?

A.	No. Your broker, bank or nominee cannot vote your shares unless you provide instructions on how to vote in accordance with the information and procedures provided to you by your broker, bank or nominee.

Q.	May I change my vote after I have mailed my signed proxy card?

A.	Yes. Send a later-dated, signed proxy card to our Assistant Secretary at the address set forth below so that it is received by our Assistant Secretary prior to the Special Meeting or attend the Special Meeting in person and vote. You also may revoke your proxy by sending a notice of revocation to our Assistant Secretary, which must be received by our Assistant Secretary prior to the Special Meeting.

Q.	What should I do with my stock, warrant and unit certificates?

A.	If you are not electing conversion in connection with your vote on the Acquisition Proposal and the Acquisitions are approved and consummated, you do not need to do anything with your certificates as our securities are not being exchanged or converted.

Our stockholders who vote against the Acquisitions and exercise their conversion rights must deliver their shares (either physically or electronically using Depository Trust Company’s DWAC (Deposit Withdrawal at Custodian) System) to our transfer agent prior to the Special Meeting.

Q.	What should I do if I receive more than one set of voting materials?

A.	You may receive more than one set of voting materials, including multiple copies of this proxy statement and multiple proxy cards or voting instruction cards. For example, if you hold your shares in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold shares. If you are a holder of record and your shares are registered in more than one name, you will receive more than one proxy card. Please complete, sign, date and return each proxy card and voting instruction card that you receive in order to cast a vote with respect to all of your GCAC shares.

Q.	Who can help answer my questions?

A.	If you have questions about the Acquisitions or if you need additional copies of the proxy statement or the enclosed proxy card you should contact:

Mr. Andrew Nelson Assistant Secretary Global Consumer Acquisition Corp. 1370 Avenue of the Americas, 28th Floor New York, New York 10019 or

Frank J. Lopez, Esq. Proskauer Rose LLP 1585 Broadway New York, New York 10036

You may also obtain additional information about us from documents filed with the Securities and Exchange Commission (“SEC”) by following the instructions in the section entitled “Where You Can Find More Information.”

If you intend to vote against the Acquisitions and seek conversion of your shares, you will need to deliver your stock (either physically or electronically) to our transfer agent prior to the meeting. If you have questions regarding the certification of your position or delivery of your stock, please contact:

Mark Zimkind Vice President Continental Stock Transfer & Trust Co. 17 Battery Place, 8th Floor New York, New York 10004 Tel: (212) 845-3287 Fax: (212) 616-7616

RISK FACTORS

You should carefully consider the following risk factors, together with all of the other information included in this proxy statement, before you decide whether to vote or instruct your vote to be cast to approve the proposals described in this proxy statement.

General Risks Related to Our Business and Our Operations Following the Acquisition

The value of your investment in us following consummation of the Acquisitions will be subject to the significant risks affecting the targets and inherent in their business. While our business and operations following the Acquisitions face risks and uncertainties, including those discussed below and elsewhere in this proxy statement, the risks described below are not the only risks that we will face. Additional risks and uncertainties not currently known to us or that we currently deem to be immaterial also may materially and adversely affect our business and operations following the Acquisitions. If any of the events described below occur, our post-acquisition business and financial results could be adversely affected in a material way. This could cause the trading price of our common stock to decline, perhaps significantly, and you may lose all or part of your investment. Please refer to the sections entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations — GCAC”, “Management’s Discussion and Analysis of Financial Condition and Results of Operations — The Select Assets and Liabilities of the Nevada Regional Bank Segment of The Colonial BancGroup, Inc.” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations — 1st Commerce Bank” for more information about credit, interest rate, market and litigation risks, and to the section entitled “Supervision and Regulation” for more information about legislative and regulatory risks. The following summarizes significant risks that we have identified.

Risks Related to Our Business and the Financial Services Industry

The historical financial information included in this proxy statement is not necessarily indicative of our future performance.

The historical financial information for the targets included in this proxy statement is not necessarily indicative of what the targets’ financial position, results of operations and cash flows would have been if they had been a public company during those periods. The results of future periods may be different as a result of, among other things, the additional costs associated with being a public bank holding company and the pace of growth of our business in the future, which is likely to differ from the historical growth reflected in the targets’ financial information presented herein as the assets being purchased and the liabilities being assumed would have been originated at varying dates during recent periods and the reports on those assets and deposits reflect reported amounts that would not necessarily be relevant to our future expected results.

In particular, historical financial information produced for the Select Colonial Assets is not necessarily indicative of the future performance of those loans and deposits. The Nevada Segment, and the Select Colonial Assets included in the Nevada Segment, are not distinct legal entities or separate subsidiaries of Colonial Bank, and Colonial Bank has not historically reported on their results separately. The financials for the Select Colonial Assets are “carve-out” financials being prepared and audited in connection with the preparation of this proxy statement. These “carve-out” financials may not be indicative of the financial condition or results of operations of the acquired business going forward.

Additionally, prior to the filing of this proxy statement, the Securities and Exchange Commission indicated that they would not object to our exclusion of certain financial information with respect to the Select Colonial Assets because of the timing and nature of the loans we are acquiring. Specifically, we have not included (i) financial statements for the Select Colonial Assets for the year ended December 31, 2006, (ii) Selected Financial Data for the Select Colonial Assets for the years ended December 31, 2006, 2005 and 2004, (iii) statements of stockholder’s equity for the Select Colonial Assets for any period in this proxy statement and (iv) Management’s Discussion and Analysis of Financial Condition and Results of Operations of the Select Colonial Assets for the fiscal year ended 2006 (including a comparison of the results of operations for the fiscal years ended 2007 and 2006).

As a public bank holding company, we will incur significant legal, accounting, compliance and other expenses.

As a public company, we will incur significant legal, accounting and other expenses that were not necessarily allocated to the targets prior to the Acquisitions. There can be no assurances that the costs will not be materially higher. For example, we will continue to be required to prepare and file quarterly, annual and current reports with the SEC, as well as comply with myriad rules applicable to public companies, such as the proxy rules, beneficial ownership reporting requirements and other obligations. In addition, the Sarbanes-Oxley Act of 2002 and the rules implemented by the SEC in response to that legislation have required significant changes in corporate governance practices of public companies. While we have had to comply with such rules and regulations in the past, we expect these rules and regulations to significantly affect legal and financial compliance costs, when we enter into the financial services industry as a result of the Acquisitions, and to make some activities more time-consuming and costly than they had been prior to the Acquisitions.

Additionally, as a bank holding company, we will be required to prepare supplemental qualitative disclosure regarding our assets and operations as set forth in Article 9 of Regulation S-X and Industry Guide No. 3, which will include information such as portfolio loan composition, yield, costs, loan terms, maturities, re-pricing characteristics, credit ratings and risk elements such as non-accrual and past due items, which will add to our legal and compliance costs going forward.

As the provider of financial services, our business and earnings will be significantly affected by general business and economic conditions, particularly in the real estate industry, and accordingly, our business and earnings could be further harmed in the event of a continuation or deepening of the current U.S. recession or further market deterioration or disruption.

The global and U.S. economies and the local economies in the Reno and Las Vegas areas experienced a rapid decline between 2007 and 2009. The financial markets and the financial services industry in particular suffered unprecedented disruption, causing many major institutions to fail or require government intervention to avoid failure. These conditions were largely the result of the erosion of the U.S. and global credit markets, including a significant and rapid deterioration of the mortgage lending and related real estate markets. We give you no assurance that economic conditions that have adversely affected the financial services industry and the capital, credit, and real estate markets generally, will improve in the near term.

Our business and earnings will be sensitive to general business, economic and market conditions in the United States. These conditions include changes in short-term and long-term interest rates, inflation, deflation, fluctuation in the real estate and debt capital markets, developments in national and regional economies and changes in government policies and regulations.

Our business and earnings will be particularly sensitive to economic and market conditions affecting the real estate industry because a large portion of our loan portfolio will consist of commercial real estate, construction and residential loans. Real estate values have been declining in Nevada, steeply in some cases, which has affected collateral values and has resulted in increased provisions for loan losses for Nevada banks. Further, the effects of recent mortgage market challenges, combined with the ongoing decrease in residential real estate market prices and demand, could result in further price reductions in home values, adversely affecting the value of collateral securing residential real estate and construction loans as well as loan originations and gains on sale of real estate and construction loans.

While generally containing lower risk than unsecured loans, commercial real estate and construction loans generally involve a high degree of credit risk. Such loans also generally involve larger individual loan balances. In addition, real estate construction loans may be affected to a greater extent than residential loans by adverse conditions in real estate markets or the economy because many real estate construction borrowers’ ability to repay their loans is dependent on successful development of their properties, as well as the factors affecting residential real estate borrowers. Risk of loss on a construction loan depends largely upon whether the initial estimate of the property’s value at completion of construction equals or exceeds the cost of property construction (including interest) and the availability of permanent take-out financing. During the construction phase, a number of factors can result in delays and cost overruns. Construction and commercial real estate loans also involve greater risk because they may not be fully amortizing over the loan period, but have a balloon payment due at maturity. A borrower’s ability to make a balloon payment may depend on the borrower being able to refinance the loan, timely sell the underlying property or liquidate other assets.

The current U.S. recession has resulted in a reduction in the value of many of the real estate assets securing a large portion of the loans that we are purchasing. Any increase in the number of delinquencies or defaults would result in higher levels of nonperforming assets, net charge-offs and provisions for loan losses, adversely affecting our results of operations and financial condition.

We will be a new bank and there is a risk we may never become profitable.

Although we are acquiring the Select Colonial Assets and merging with 1st Commerce Bank, we will be a de novo bank. As is typical with most new banks, and despite the transition services that we expect will be provided by Capitol Bancorp and Colonial Bank, we will incur certain start-up expenses. In addition, we have no earnings history and there is no guarantee that we will ever be profitable or be able to successfully implement an effective business model. In order for us to become profitable, we believe that we will need to attract a larger amount of deposits and a larger portfolio of loans than we currently have. Our future profitability will also be dependent on numerous other factors, including the success of the economy of the community and favorable government regulation. The Las Vegas and Reno, Nevada economies have experienced significant declines in recent years due to the current economic climate, which has affected the business of both 1st Commerce Bank and Colonial Bank. We will also be a highly regulated institution. Our ability to grow and achieve profitability may be adversely affected by state and federal regulations that limit a bank’s ability to make loans and purchase securities. Continued deterioration of the national and/or local economies or adverse government regulation could affect our ability to become profitable. If this happens, we may never become profitable.

The loan portfolios may not perform as expected.

Our performance and prospects after the consummation of the Acquisitions will be dependent to a significant extent on the performance of the combined loan portfolios of 1st Commerce Bank and the Select Colonial Assets, and ultimately on the financial condition of their respective borrowers and other customers. The existing loan portfolios of the two targets differ to some extent in the types of borrowers, industries and credits represented. In addition, there are differences in the documentation, classifications, credit ratings and management of the portfolios. In addition, as part of the Select Colonial Assets we are acquiring certain loans that originated in regions outside of Nevada, including $72.0 million from Florida. These loans have not historically been serviced or maintained by the employees or management of the Nevada Segment. As a result, our overall loan portfolio after the consummation of the Acquisitions will have a different risk profile than the loan portfolio of either 1st Commerce Bank or the Select Colonial Assets before the consummation of the Acquisitions. The performance of the two loan portfolios could be adversely affected if any of such factors is worse than currently anticipated. In addition, to the extent that present customers are not retained or additional expenses are incurred in retaining them, there could be adverse effects on our future consolidated results of operations following the consummation of the Acquisitions. Realization of improvement in profitability is dependent, in part, on the extent to which the revenues of each of the targets are maintained and enhanced.

Many of the loans being acquired have been originated in the last three years and may have experienced performance which may not be representative of credit defaults in the future.

We are acquiring certain loans that have been originated in the past three years and have a shorter maturity. A portfolio of older loans will often behave more predictably than a newer portfolio. Because our loan portfolio will be relatively new with short term maturities, the current level of delinquencies and defaults may not be representative of the level that will prevail in the event we make loans with longer maturity periods. If delinquencies and defaults increase, we may be required to increase our provision for loan losses, which would adversely affect our results of operations and financial condition.

The condition of the residential mortgage and related markets and the economy may deteriorate further and adversely affect our business.

Recently, the residential mortgage market in the United States has experienced a variety of worsening economic conditions that have adversely affected the performance and market value of the residential construction and mortgage loans we are purchasing. Across the United States, delinquencies, foreclosures and losses with respect to residential construction and mortgage loans generally have increased and may continue to increase. In addition, housing prices and appraisal values in most markets have declined or stopped appreciating. An extended period of flat or declining housing values may result in additional increases in delinquencies and further losses on residential construction and mortgage loans.

Our geographic concentration will be tied to business, economic and regulatory conditions in Nevada.

Unfavorable business, economic or regulatory conditions in Nevada, where we will conduct the majority of our business, could have a significant adverse impact on our business, financial condition and results of operations. In addition, because our business will be concentrated in Nevada, we could also be adversely affected by any material change in Nevada law or regulation and may be exposed to economic and regulatory risks that are greater than the risks we would face if the business were spread more evenly by geographic region.

Furthermore, the recent decline in Nevada in the value of real estate assets and local business revenues, particularly in the gaming and hospitality industries, could continue and have a significant adverse impact on business, financial conditions and results of operations. There can be no assurance that the real estate market or local industry revenues will not continue to decline.

The Las Vegas and Reno markets are substantially dependent on gaming and tourism revenue, and the downturn in the gaming and tourism industries has indirectly had an adverse impact on Nevada banks.

The economy of the Las Vegas and Reno areas is unique in the United States for its level of dependence on services and industries related to gaming and tourism. Regardless of whether a Nevada bank has substantial customer relationships in the gaming and tourism industries, the downturn in the Nevada economy adversely affects the bank’s customers, resulting in an increase in loan delinquencies and foreclosures, a reduction in the demand for products and services, and a reduction of the value of collateral for loans, with an associated adverse impact on the bank’s business, financial condition, results of operations, and prospects.

Any event or state of affairs that adversely affects the gaming or tourism industry adversely impacts the Las Vegas and Reno economies generally. Gaming and tourism revenue is particularly vulnerable to fluctuations in the economy. Virtually any development or event that dissuades travel or spending related to gaming and tourism adversely affects the Las Vegas and Reno economies. The Las Vegas and Reno economies are more susceptible than the economies of many other cities to such issues as higher gasoline and other fuel prices, increased airfares, unemployment levels, recession, rising interest rates, and other economic conditions, whether domestic or foreign. Gaming and tourism are also susceptible to political conditions or events, such as military hostilities and acts of terrorism, whether domestic or foreign. In addition, Las Vegas and Reno compete with other areas of the country and other parts of the world for gaming revenue, and it is possible that the expansion of gaming operations in other states, such as California, and other countries would significantly reduce gaming revenue in the Las Vegas and Reno areas.

The soundness of other financial institutions with which we do business could adversely affect us.

The financial services industry and the securities markets have been materially adversely affected by significant declines in values of almost all asset classes and by extreme lack of liquidity in the capital and credit markets. Financial institutions specifically have been subject to increased volatility and an overall loss in investor confidence. Financial institutions are interrelated as a result of trading, clearing, counterparty, investment, or other relationships, including loan participations, derivatives, and hedging transactions and investments in securities or loans originated or issued by financial institutions or supported by the loans they originate. Many of these transactions expose a financial institution to credit or investment risk arising out of default by the counterparty. In addition, a bank’s credit risk may be exacerbated if the collateral it holds cannot be realized or is liquidated at prices not sufficient to recover the full amount of the loan or other exposure. These circumstances could lead to impairments or write-downs in a bank’s securities portfolio and periodic gains or losses on other investments under mark-to-market accounting treatment. We could incur additional losses to our securities portfolio in the future as a result of these issues. In addition, in light of industry volatility and losses, there can be no assurances that any indemnification we obtain from Colonial Bank or Capitol Bancorp will be collectible. These types of losses could have a material adverse effect on our business, financial condition or results of operation.

Earnings will be significantly affected by the fiscal and monetary policies of the federal government and its agencies.

The Federal Reserve regulates the supply of money and credit in the United States. Its policies determine in large part cost of funds for lending and investing and the return earned on those loans and investments, both of which impact net interest margin, and can materially affect the value of financial instruments, such as debt securities. Its policies can also affect borrowers, potentially increasing the risk that they may fail to repay their loans. Changes in Federal Reserve policies will be beyond our control and difficult to predict or anticipate.

The financial services industry is highly competitive.

The financial services industry is a highly competitive industry which has become even more competitive as a result of legislative, regulatory and technological changes and continued consolidation. Banks, securities firms and insurance companies can now merge by creating a financial services company called a “financial holding company,” which can offer virtually any type of financial service, including banking, securities underwriting, insurance (both agency and underwriting) and merchant banking. Certain of our competitors are, or may become, better capitalized than us, through consolidations or recapitalization efforts. Additionally, several foreign banks have acquired financial services companies in the United States, further increasing competition. Also, technology has lowered barriers to entry and made it possible for nonbanks to offer products and services traditionally provided by banks, such as automatic transfer and automatic payment systems. Many nonbanks have converted to bank holding companies in order to receive government assistance under the U.S. Treasury Department’s Capital Purchase Program (“TARP”). The newly formed bank holding companies are expected to increase competition for deposits and other business traditionally pursued by banks.

The financial services industry is heavily regulated by federal and state agencies.

Federal and state regulation is to protect depositors, federal deposit insurance funds and the banking system as a whole, not security holders. Congress and federal regulatory agencies continually review banking laws, regulations and policies for possible changes. Changes to statutes, regulations or regulatory policies, including changes in interpretation or implementation of statutes, regulations or policies, could affect the business going forward in substantial and unpredictable ways including limiting the types of financial services and products we may offer and/or increasing the ability of nonbanks to offer competing financial services and products. Failure to comply with laws, regulations or policies could result in sanctions by regulatory agencies and damage to our reputation. For further discussion of applicable regulations please see the section entitled “Supervision and Regulation.”

We operate in a highly regulated environment and changes in the laws and regulations that govern our operations, changes in the accounting principles that are applicable to us, and our failure to comply with the foregoing, may adversely affect us.

We will be subject to extensive regulation, supervision, and legislation that governs almost all aspects of our operations. See the section entitled “Supervision and Regulation.” The laws and regulations applicable to the banking industry could change at any time and are primarily intended for the protection of customers, depositors, and the deposit insurance funds, not stockholders. Changes in these laws or in applicable accounting principles could make it more difficult and expensive for us to comply with laws, regulations, or accounting principles and could affect the way we conduct business.

Moreover, the United States, state, and foreign governments have taken or are considering extraordinary actions to deal with the worldwide financial crisis and the severe decline in the global economy. Many of these actions have been in effect for only a limited time and have produced limited or no relief to the capital, credit, and real estate markets. We cannot assure you that these actions or other actions under consideration will ultimately be successful. Although we cannot reliably predict what effect any presently contemplated or future changes in the laws or regulations or their interpretations would have on us, these changes could be materially adverse to our investors and stockholders. Compliance with the initiatives may increase our costs and limit our ability to pursue business opportunities.

Any current or future litigation, regulatory investigations, proceedings, inquiries or changes could have a significant impact on the financial services industry.

The financial services industry has experienced unprecedented market value declines caused primarily by the current U.S. recession and real estate market deterioration. As a result of the current market perceptions of shareholder advocacy groups as well as the new U.S. Administration in Washington, D.C., litigation, proceedings, inquiries or regulatory changes are all distinct possibilities for financial institutions. Such actions or changes could result in significant costs.

The Emergency Economic Stabilization Act of 2008 (EESA) and the American Recovery and Reinvestment Act of 2009 (ARRA) may not stabilize the financial services industry or the U.S. economy.

The EESA was signed into law on October 3, 2008. The legislation was intended to alleviate the financial crisis affecting the U.S. banking system. A number of programs have been and are being developed and implemented under EESA. The EESA may not have the intended effect and therefore the condition of the financial services industry may worsen instead of improve. The failure of the EESA to improve the condition of the U.S. banking system could significantly adversely impact business, financial condition, financial results and/or access to funding or capital, as well as the trading price of common stock after consummation of the Acquisitions.

The ARRA was signed into law on February 17, 2009. The legislation was intended to provide immediate and long-term solutions to the current U.S. recession. The ARRA may not have the intended effect; therefore, the current U.S. recession and the condition of the financial services industry may worsen instead of improve. The failure of the ARRA to improve the current U.S. recession and/or improve the condition of the U.S. banking system could significantly adversely impact business, financial condition, financial results and/or access to funding or capital, as well as the trading price of common stock after consummation of the Acquisitions.

Colonial Bank is currently operating under a Cease and Desist Order issued by the FDIC and the Alabama State Banking Department. Additionally, effective July 22, 2009, Colonial BancGroup consented to the issuance of a Cease and Desist Order by the Federal Reserve and the Alabama State Banking Department.

1st Commerce Bank has agreed with the FDIC and the Nevada Financial Institutions Division (i) to develop a written action plan to reduce the bank’s risk for any loan classified substandard and exceeding $150,000, (ii) to adopt a written plan to better manage lending risk concentration, (iii) to develop a plan for improving bank earnings, (iv) to maintain Tier 1 capital at a level no less than 9% of the bank’s total assets, (v) to pay dividends only with the prior written consent of the FDIC and the Nevada Division of Financial Institutions and (vi) to provide quarterly progress reports regarding these undertakings. Although we believe that the consummation of the Acquisitions, together with the appointment of the new directors and officers will be consistent with the agreement with the FDIC and the Nevada Financial Institutions Division, it is likely that the agreement with 1st Commerce Bank and its regulators will still be in place on the closing date of the Acquisitions and may continue for some period of time after the consummation of the Acquisitions.

Current market volatility and industry developments may adversely affect business and financial results.

The volatility in the capital and credit markets along with the housing declines during the last year have resulted in significant pressure on the financial services industry. If current volatility and market conditions continue or worsen, there can be no assurance that the financial services industry, results of operations or the business will not continue to be significantly adversely impacted. We may have further increases in loan losses, deterioration of capital or limitations on their access to funding or capital, if needed.

Further, if other financial institutions fail to be adequately capitalized or funded, it may negatively impact business and financial results. In the past, the targets have routinely interacted with numerous financial institutions in the ordinary course of business and have therefore been exposed to operational and credit risk to those institutions. Failures of such institutions may significantly adversely impact our operations going forward.

Strategies to manage interest rate risk may yield results other than those anticipated.

Changes in the interest rate environment are difficult to predict. Net interest margins can expand or contract which can significantly impact overall earnings. Changes in interest rates can also adversely affect the application of critical management estimates, their projected returns on investments, as well as the determination of fair values of certain assets.

Events such as natural disasters, acts of terrorism or war occurring in the U.S. could affect business and financial results.

Our business and earnings will be sensitive to general business, economic and market conditions occurring in the U.S. and particularly in Nevada. Events such as natural disasters, a terrorist attack or war could result in prolonged business disruption and/or materially impair the value of collateral securing loans, which could adversely impact our business.

Negative public opinion could damage our reputation and adversely impact our business and revenues.

Financial institutions’ earnings and capital are subject to risks associated with negative public opinion. Negative public opinion could result from actual, alleged or perceived conduct in any number of activities, including lending practices, the failure of any product or service to meet customers’ expectations or applicable regulatory requirements, corporate governance, acquisitions, as a defendant in litigation, or from actions taken by government regulators or community organizations. Negative public opinion could adversely affect our ability to attract and/or retain customers and can expose us to litigation or regulatory action. Negative public opinion could also affect our credit ratings, which are important for access to certain sources of wholesale borrowings, thereby increasing the cost or reducing, or eliminating, the availability of these sources of funding.

Disruptions in our ability to access capital markets may negatively affect our capital resources and liquidity.

In managing their consolidated balance sheet, financial institutions depend on access to capital markets to provide them with sufficient capital resources and liquidity to meet their commitments and business needs, and to accommodate the transaction and cash management needs of their customers. Other sources of funding available, and upon which they rely as regular components of their liquidity risk management strategy, include deposits, inter-bank borrowings, repurchase agreements and borrowings from banks and the Federal Reserve discount window. Any occurrence that may limit access to the capital markets, such as a decline in the confidence of depositors, debt purchasers, or counterparties participating in the capital markets, or a downgrade of their debt ratings, may adversely affect our borrowing costs and liquidity going forward.

Deposit pricing may negatively impact net interest margin and earnings.

Intense competition for liquidity during 2008 resulted in elevated rates being paid on time deposits, thereby compressing net interest margin and reducing net interest income. A continuation or exacerbation of such competition for time deposits could adversely impact earnings and financial condition.

Changes in interest rates could adversely affect our profitability, business and prospects.

Most of the assets and liabilities of a bank holding company are monetary in nature, exposed to significant risks from changes in interest rates that can affect net income and the valuation of assets and liabilities. Increases or decreases in prevailing interest rates could have an adverse effect on our business, asset quality, and prospects. Our operating income and net income will depend to a great extent on our net interest margin, the difference between the interest yields we receive on loans, securities, and other interest-earning assets and the interest rates we pay on interest-bearing deposits, borrowings, and other liabilities. These rates are highly sensitive to many factors beyond our control, including competition, general economic conditions, and monetary and fiscal policies of various governmental and regulatory authorities, including the Federal Reserve. If the rate of interest we pay on interest-bearing deposits, borrowings, and other liabilities increases more than the rate of interest we receive on loans, securities, and other interest-earning assets, our net interest income and therefore our earnings could be adversely affected. Our earnings could also be adversely affected if the rates on our loans and other investments fall more quickly than those on our deposits and other liabilities.

In addition, loan volumes are affected by market interest rates on loans. Rising interest rates generally are associated with a lower volume of loan originations while lower interest rates are usually associated with increased loan originations. Conversely, in rising interest rate environments loan repayment rates decline and in a falling interest rate environment loan repayment rates increase. We cannot assure you that we will be able to minimize our risk exposure to changing interest rates. In addition, an increase in the general level of interest rates may adversely affect the ability of certain borrowers to pay the interest on and principal of their obligations.

Interest rates also affect how much money we can lend. When rates rise, the cost of borrowing increases. Accordingly, changes in market interest rates could materially and adversely affect our net interest spread, asset quality, loan origination volume, business, financial condition, results of operations, and cash flows.

Increasing the targets’ combined existing market share may depend on market acceptance and regulatory approval of new products and services.

We will assume the combined existing market share of our targets. Our ability to increase that market share will depend, in part, on our ability to create and adapt products and services to evolving industry standards. There is increasing pressure on financial services companies to provide products and services at lower prices. This can reduce net interest margin and revenues from fee-based products and services. In addition, the widespread adoption of new technologies, including internet-based services, could require us to make substantial expenditures to modify or adapt the existing products and services we are assuming. We may not successfully introduce new products and services, achieve market acceptance of products and services and/or be able to develop and maintain loyal customers.

Risks Related to GCAC and the Acquisition

The Acquisitions are subject to the receipt of consents and approvals from regulatory authorities that may impose conditions that could have an adverse effect on us or, if not obtained, could prevent completion of the Acquisitions.

Before the Acquisitions may be completed, various approvals and consents must be obtained from the Federal Reserve, the FDIC, the Nevada Financial Institutions Division and the Alabama State Banking Department. As a corporation not currently subject to bank supervisory regulation, our applications to become a bank holding company for a Nevada-based community bank are subject to different statutory approval processes maintained by several federal and state bank regulatory agencies with supervisory oversight and jurisdiction of the contemplated transactions and the banks that are parties to the contemplated transactions. Approval terms granted by these federal and state bank regulatory agencies may include terms and conditions more onerous than our management contemplates, and approval may not be granted in the timeframes desired by the parties to the contemplated transactions. Bank regulatory approval, if granted, may contain terms that relate to deteriorating real estate lending both nationally and in Nevada; bank regulatory supervisory reactions to the current economic difficulties may not be specific to GCAC itself. Additionally, these regulators may impose conditions on the completion of the Acquisitions or require changes to the terms of the Acquisitions. Any such conditions or changes could have the effect of delaying or prohibiting completion of the Acquisitions or imposing additional costs on or limiting the revenues following the Acquisitions.

We may not be able to consummate the Acquisitions, or another business combination, within the required time frame, in which case we would be forced to liquidate and distribute the funds in the trust account. If we are forced to liquidate before the completion of a business combination and distribute the funds in the trust account, our public stockholders may receive significantly less than $9.91 per share and our warrants will expire worthless.

We must complete a business combination with a fair market value of at least 80% of the amount held in trust (net of taxes, and other than the portion representing our deferred underwriting commissions payable to the underwriters in our initial public offering, a portion of which will be paid to our advisors engaged in connection with the Acquisitions) at the time of acquisition by November 27, 2009. If we are unable to complete a business combination within the prescribed time frame and are forced to liquidate the trust account, the per-share liquidation price received by our public stockholders from the trust account will be less than $10.00 because of the expenses of our initial public offering, our general and administrative expenses and the anticipated costs of seeking a business combination. Upon the liquidation of the trust account, public stockholders will be entitled to receive (unless there are claims not otherwise satisfied by the amount not held in the trust account or the indemnification provided by our sponsor) approximately $9.91 per share plus interest earned on their pro rata portion of the trust account (net of taxes payable), which includes $9,584,655 ($0.30 per unit) of deferred underwriting commissions payable to the underwriters in our initial public offering, a portion of which will be paid to our advisors engaged in connection with the Acquisitions and $8,500,000 ($0.28 per unit) of the purchase price of the Private Warrants. Our sponsor has agreed to indemnify us for all creditor claims to the extent we do not obtain valid and enforceable waivers from vendors, service providers, prospective target businesses or other entities, in order to protect the amounts held in the trust account. In the event that we liquidate and it is subsequently determined that the reserve for claims and liabilities is insufficient, stockholders who received a return of funds from the liquidation of our trust account could be liable for claims made by our creditors. We assume that in the event we liquidate we will not have to adopt a plan to provide for payment of claims that may potentially be brought against us. Should this assumption prove to be incorrect, we may have to adopt such a plan upon our liquidation, which could result in the per-share liquidation amount to our stockholders being significantly less than $9.91 per share, without taking into account any interest earned on the trust account (net of any taxes due on such interest, which taxes, if any, shall be paid from the trust account). Furthermore, there will be no distribution with respect to our outstanding warrants which will expire worthless if we liquidate the trust account in the event we do not complete a business combination within the prescribed time period.

If we are unable to consummate the Acquisitions or another business combination, our public stockholders will be forced to wait until after November 27, 2009 before receiving liquidation distributions.

We have until November 27, 2009 to complete a business combination if we do not complete the Acquisitions. We have no obligation to return funds to investors prior to such date unless we consummate a business combination prior thereto and only then in cases where investors have sought conversion of their shares. Only after the expiration of this full time period will public stockholders be entitled to liquidation distributions if we are unable to complete a business combination. Accordingly, investors’ funds may be unavailable to them until such date.

Our stockholders may be held liable for claims by third parties against us to the extent of distributions received by them.

Our Amended and Restated Certificate of Incorporation provides that we will continue in existence only until November 27, 2009. If we have not completed a business combination by such date and amended this provision in connection thereto, pursuant to the Delaware General Corporation Law, our corporate existence will cease except for the purposes of winding up our affairs and liquidating. Under Sections 280 through 282 of the Delaware General Corporation Law, stockholders may be held liable for claims by third parties against a corporation to the extent of distributions received by them in a dissolution. If we comply with certain procedures set forth in Section 280 of the Delaware General Corporation Law intended to ensure that we make reasonable provisions for all claims against us, including a 60-day notice period during which any third-party claims can be brought against the corporation, a 90-day period during which the corporation may reject any claims brought, and an additional 150-day waiting period before any liquidating distributions are made to stockholders, any liability of stockholders with respect to a liquidating distribution is limited to the lesser of such stockholder’s pro rata share of the claim or the amount distributed to the stockholder, and any liability of the stockholder would be barred after the third anniversary of the dissolution. However, it is our intention to make liquidating distributions to our stockholders as soon as reasonably possible after November 27, 2009 and, therefore, we do not intend to comply with those procedures.

Because we will not be complying with those procedures, we are required, pursuant to Section 281 of the Delaware General Corporation Law, to adopt a plan that will provide for our payment, based on facts known to us at such time, of (i) all existing claims, (ii) all pending claims and (iii) all claims that may be potentially brought against us within the subsequent 10 years. Accordingly, we would be required to provide for any creditors known to us at that time or those that we believe could be potentially brought against us within the subsequent 10 years prior to distributing the funds held in the trust to stockholders. We cannot assure you that we will properly assess all claims that may be potentially brought against us. As such, our stockholders could potentially be liable for any claims to the extent of distributions received by them (but no more) and any liability of our stockholders may extend well beyond the third anniversary of such date. Accordingly, there can be no assurance that third parties will not seek to recover from our stockholders amounts owed to them by us.

If we are forced to file a bankruptcy case or an involuntary bankruptcy case is filed against us which is not dismissed, any distributions received by stockholders could be viewed under applicable debtor/creditor and/or bankruptcy laws as either a “preferential transfer” or a “fraudulent conveyance.” As a result, a bankruptcy court could seek to recover all amounts received by our stockholders. Furthermore, because we intend to distribute the proceeds held in the trust fund to holders of our Public Shares promptly after November 27, 2009 if we have not completed a business combination by such date, this may be viewed or interpreted as giving preference to our public stockholders over any potential creditors with respect to access to or distributions from our assets. Furthermore, our Board of Directors may be viewed as having breached their fiduciary duties to our creditors and/or may have acted in bad faith; thereby exposing itself and us to claims of punitive damages, by paying public stockholders from the trust fund prior to addressing the claims of creditors. There can be no assurance that claims will not be brought against us for these reasons.

Our placing of funds in trust may not protect those funds from third-party claims against us.

Third-party claims may include contingent or conditional claims and claims of directors and officers entitled to indemnification under our Amended and Restated Certificate of Incorporation. We intend to pay any claims, to the extent sufficient to do so, from our funds not held in trust. Although we will seek to have all vendors, service providers and prospective target businesses or other entities with which we execute agreements waive any right, title, interest or claim of any kind in or to any monies held in the trust account for the benefit of our public stockholders, there is no guarantee that they will execute such agreements. Even if they execute such agreements, they could bring claims against the trust account including but not limited to fraudulent inducement, breach of fiduciary responsibility or other similar claims, as well as claims challenging the enforceability of the waiver, in each case in order to gain an advantage with a claim against our assets, including the funds held in the trust account. If any third party refused to execute an agreement waiving such claims to the monies held in the trust account, we would perform an analysis of the alternatives available to us if we chose not to engage such third party and evaluate if such engagement would be in the best interest of our stockholders if such third party refused to waive such claims.

Additionally, if we are forced to file a bankruptcy case or an involuntary bankruptcy case is filed against us which is not dismissed, the funds held in our trust account will be subject to applicable bankruptcy law, and may be included in our bankruptcy estate and subject to the claims of third parties with priority over the claims of our stockholders. To the extent any bankruptcy claims deplete the trust account we cannot assure you we will be able to return to our public stockholders the liquidation amounts due them.

Although we are required to use our commercially reasonable efforts to have an effective registration statement covering the issuance of the shares of common stock underlying the exercisable warrants at the time that our warrant holders exercise their warrants, we cannot guarantee that a registration statement will be effective, in which case our warrant holders may not be able to exercise our warrants.

Although we have undertaken in the Amended and Restated Warrant Agreement, and therefore have a contractual obligation, to use our commercially reasonable efforts to maintain a current registration statement covering the shares of common stock underlying the warrants following the consummation of a business combination to the extent required by federal securities laws, and we intend to comply with our undertaking, we cannot assure that we will be able to do so. In addition, we have agreed to use our commercially reasonable efforts to register the shares of common stock underlying the warrants under the blue sky laws of the states of residence of the existing warrant holders, to the extent an exemption is not available. The value of the warrants may be greatly reduced if a registration statement covering the shares of common stock issuable upon the exercise of the warrants is not kept current or if the securities are not qualified, or exempt from qualification, in the states in which the holders of warrants reside. Holders of warrants who reside in jurisdictions in which the shares of common stock underlying the warrants are not qualified and in which there is no exemption will be unable to exercise their warrants and would either have to sell their warrants in the open market or allow them to expire unexercised. If and when the warrants become redeemable by us, we may exercise our redemption right even if we are unable to qualify the underlying securities for sale under all applicable state securities laws.

We may choose to redeem our outstanding warrants at a time that is disadvantageous to our warrant holders.

Subject to there being a current prospectus under the Securities Act with respect to the common stock issuable upon exercise of the warrants, we may redeem the warrants issued as a part of our units at any time after the warrants become exercisable in whole and not in part, at a price of $.01 per warrant, upon a minimum of 30 days prior written notice of redemption, if and only if, the last sales price of our common stock equals or exceeds $21.00 per share for any 20 trading days within a 30-trading day period ending three business days before we send the notice of redemption. In addition, we may not redeem the warrants unless the warrants comprising the units sold in our initial public offering and the shares of common stock underlying those warrants are covered by an effective registration statement from the beginning of the measurement period through the date fixed for the redemption. Redemption of the warrants could force the warrant holders to (i) exercise the warrants and pay the exercise price at a time when it may be disadvantageous for the holders to do so, (ii) sell the warrants at the then current market price when they might otherwise wish to hold the warrants, or (iii) accept the nominal redemption price which, at the time the warrants are called for redemption, is likely to be substantially less than the market value of the warrants. We expect most purchasers of our warrants will hold their securities through one or more intermediaries and consequently you are unlikely to receive notice directly from us that the warrants are being redeemed. If you fail to receive notice of redemption from a third party and your warrants are redeemed for nominal value, you will not have recourse to us.

Our working capital will be reduced if our stockholders exercise their right to convert their shares into cash, and if our sponsor purchases Public Shares pursuant to the Support Agreement, which reduced working capital may adversely affect our business and future operations.

Pursuant to our Amended and Restated Certificate of Incorporation, holders of Public Shares may vote against the Acquisition Proposal and demand that we convert their shares, calculated as of two business days prior to the anticipated consummation of the Acquisitions, into a pro rata share of the trust account where a substantial portion of the net proceeds of the initial public offering are held. We will not consummate the Acquisitions if holders of 30% or more of the Public Shares exercise these conversion rights. As of June 30, 2009, the balance in the trust account was approximately $316,770,979. Such funds will be used to pay approximately $9,584,655 to the underwriters in our initial public offering for deferred underwriting commissions and our advisors engaged in connection with the Acquisition, to pay for the Acquisitions and to pay approximately $9.8 million for transaction expenses. If 29.99% of the holders of Public Shares seek to exercise their conversion rights (the maximum amount permitted under our organization documents), the amount of cash distributed to us from the trust account upon consummation of the Acquisitions would be reduced by approximately $92.0 million. In addition, in the event the maximum amount of shares are converted by the holders of our Public Shares, in order to facilitate the closing of the Acquisitions, our sponsor (or an affiliate of our sponsor) may purchase up to an additional 39% of our Public Shares under the Support Agreement, which would further decrease the amount of cash distributed to us from the trust account upon consummation of the Acquisitions by approximately $125.0 million (if those shares are sold back to us at the sponsor’s option under the terms of the Support Agreement), leaving approximately $87.0 million available for working capital and general corporate purposes. Amounts paid to converting stockholders and used to purchase Public Shares will reduce the amount available for working capital.

Our outstanding warrants may be exercised in the future, which would increase the number of shares eligible for future resale in the public market and result in dilution of our stockholders.

Outstanding redeemable warrants to purchase an aggregate of (i) 31,948,850 shares of our common stock with respect to our Public Warrants, (ii) up to 8,500,000 shares of our common stock with respect to our Private Warrants (assuming the Private Warrants held by our sponsor or its affiliates are no longer under our sponsor’s or any of its affiliates’ control) and (iii) up to 7,987,214 shares of our common stock to be issued with respect to our Exchange Warrants assuming all of the Founders Shares enter into the Founders Shares Restructuring Agreement, will become exercisable after the consummation of the Acquisitions. These warrants likely will be exercised only if the per share exercise price is below the market price of the shares of our common stock. To the extent such warrants are exercised, 48,436,064 additional shares of our common stock will be issued, which will result in the dilution of the ownership of the holders of our common stock and an increase in the number of shares eligible for resale in the public market. Sales of substantial numbers of such shares in the public market could adversely affect the market price of our common stock.

If our stockholders fail to vote against the Acquisition Proposal and fail to deliver their shares in accordance with the conversion requirements specified in this proxy statement, they will not be entitled to convert their shares of our common stock into a pro rata portion of the trust account.

Stockholders holding Public Shares who affirmatively vote against the Acquisition Proposal may demand that we convert their shares into a pro rata portion of the trust account, calculated as of two business days prior to the anticipated consummation of the Acquisitions. Our stockholders who seek to exercise this conversion right must affirmatively vote against the Acquisitions and deliver their stock (either physically or electronically) to our transfer agent prior to the meeting. Any of our stockholders that fail to vote against the Acquisition Proposal and that fail to deliver his or her stock will not be entitled to convert his or her shares into a pro rata portion of the trust account for conversion of his or her shares. See the section entitled “Special Meeting of GCAC Stockholders — Conversion Rights” for the procedures to be followed if you wish to convert your shares to cash.

The NYSE Amex may not continue to list our securities on its exchange, which could limit investors’ ability to make transactions in our securities and subject us to additional trading restrictions.

We will continue to list our securities on the NYSE Amex upon consummation of the Acquisitions. We will be required to meet the NYSE Amex continued listing requirements to remain listed. We may not be able to maintain those listing requirements.

If the NYSE Amex delists our securities for trading on its exchange, we could face significant material adverse consequences, including:

•	a limited availability of market quotations for our securities;

•	reduced liquidity with respect to our securities;

•	a determination that our shares of common stock are “penny stock,” which will require brokers trading in our shares of common stock to adhere to more stringent rules, possibly resulting in a reduced level of trading activity in the secondary trading market for the shares of common stock;

•	a limited amount of news and analyst coverage; and

•	a decreased ability to issue additional securities or obtain additional financing in the future.

A market for our securities after the Acquisitions may not develop, which would adversely affect the liquidity and price of our securities.

Although we currently list our securities on the NYSE Amex and we intend to continue to list our securities on the NYSE Amex following the consummation of the Acquisitions, an active trading market for our securities may never develop after the Acquisitions or, if developed, may not be sustained. You may be unable to sell your securities unless a market can be established and/or sustained.

The value of our capital stock could be adversely affected to the extent we fail to effectively integrate the targets and realize the expected benefits of the Acquisitions.

The Acquisitions will involve the Merger of Merger Sub with and into 1st Commerce Bank and the purchase of, among other things, a select portfolio of loans and assumption of deposits comprising the Select Colonial Assets. It is possible that the integration of 1st Commerce Bank and the Select Colonial Assets could result in the loss of key employees, the disruption of ongoing business or inconsistencies in standards, controls, procedures and policies that adversely affect our ability to maintain relationships with customers and employees. As with any financial institution acquisition, there also may be disruptions that cause us to lose customers or cause customers to take deposits out of banks.

We may not be able to successfully integrate the operations, management, products and services of the targets. Acquisition integration challenges may also require significant time and attention from management that we would otherwise direct at servicing existing business and developing new business. Our failure to successfully integrate the targets may increase our operating costs significantly and adversely affect our business and earnings.

Our financial results and condition after the Acquisitions may be affected by factors different from those currently affecting our current financial results and condition. Although we believe that the Acquisitions will create financial, operational and strategic benefits for the combined company and our stockholders, these benefits may not be achieved. The Acquisitions, even if conducted in an efficient, effective and timely manner, may not result in combined financial performance that is better than what we would have achieved if the Acquisitions had not occurred or if we entered into liquidation.

Capitol Development and 1st Commerce Bank may not be able to obtain the approval of the stockholders of Capitol Development and 1st Commerce Bank, which are required to consummate the Merger.

Under the applicable Nevada corporate statutes, the consummation of the Merger will require the 1st Commerce Stockholder Approval. Capitol Development owns 408,000 shares of 1st Commerce Bank’s outstanding common stock, representing 51% of the outstanding shares of 1st Commerce Bank’s common shares. Although Capitol Development owns the requisite number of shares to obtain the 1st Commerce Stockholder Approval, Capitol Development’s articles of incorporation require that Capitol Development first obtain the Capitol Development Stockholder Approval. The shares of Capitol Development currently are held by 116 different stockholders, including Capitol Bancorp, which owns approximately 6.44% of the outstanding shares. If the exchange offer (described below) is not consummated, the stockholders of Capitol Development will be required to approve the Merger. There can be no assurance that Capitol Development will be able to obtain the Capitol Development Stockholder Approval. If the Capitol Development Stockholder Approval is not obtained, then the 1st Commerce Stockholder Approval will not be able to be obtained, in which case we would not be able to consummate the Merger.

Capitol Bancorp is commencing an exchange offer to stockholders of Capitol Development, which may delay the Capitol Development Stockholder Approval and the 1st Commerce Stockholder Approval.

On July 7, 2009, Capitol Bancorp filed a registration statement on Form S-4 with the SEC setting forth the terms of an exchange offer with stockholders of four of its controlled subsidiaries, including the stockholders of Capitol Development, to improve the position of stockholders of Capitol Development and such other controlled subsidiaries by offering securities issued by Capitol Bancorp in exchange for the illiquid securities of such subsidiaries. To be effective, the exchange offer will require the merger of each of the four controlled subsidiaries with and into Capitol Bancorp, and each merger is subject to the approval of the stockholders of such controlled subsidiary.

If the exchange offer is consummated, Capitol Bancorp would own 51% of the outstanding capital stock of 1st Commerce Bank, and therefore Capitol Bancorp would control a sufficient amount of 1st Commerce Bank’s outstanding capital stock to control the 1st Commerce Stockholder Approval. Under the terms of the Merger Agreement, if, in connection with the exchange offer, the merger between Capitol Development and Capitol Bancorp relating to the exchange offer is not consummated on or prior to August 15, 2009, then Capitol Development and Capitol Bancorp are required to use best efforts to obtain the Capitol Development Stockholder Approval and the 1st Commerce Stockholder Approval as soon as reasonably possible; however, there can be no assurance that such approvals will be obtained.

After the dates on which Capitol Bancorp and Colonial Bank are no longer required to provide transition services to us, we expect to receive such services from our internal operations or third-party service providers. We may need to extend the transition services period, or may not be able to obtain such services on commercially reasonable terms, which could negatively affect our ability to realize the expected benefits of the Acquisitions.

As a part of the Acquisitions, Capitol Bancorp and Colonial Bank have agreed to provide us with certain transition services to facilitate the transition of the target businesses. We are currently negotiating the terms and conditions of the services to be provided by Capitol Bancorp and Colonial Bank. It is possible that even with these transition services there may be disruptions to services that cause us to lose customers and deposits.

In addition, after the dates on which transition services will no longer be provided to us, we expect that such services will be provided by our internal operations or third-party service providers. We cannot assure you that we will be able to provide any of these services ourselves on a cost efficient basis, or that we will be ready to separate from these transition services. If, after the transition services period is over, we are unable to obtain services provided to us under any agreement entered into with Capitol Bancorp and Colonial Bank from our internal operations or third-party service providers, we may need to extend such transition services, possibly at prices that are greater than the prices charged for such services during the initial period.

We may apply the proceeds released from the trust account in a manner that does not improve our results of operations or increase the value of an investment in the targets.

Other than the uses described herein, we do not have specific plans for the funds held in our trust account and will have broad discretion regarding how we use such funds. These funds could be applied in ways that do not improve our results of operations or increase the value of your investment.

Our stock price could fluctuate and could cause you to lose a significant part of your investment.

Following consummation of the Acquisitions, the market price of our securities may be influenced by many factors, some of which are beyond our control, including those described above and the following:

•	changes in financial estimates by analysts;

•	announcements by us or our competitors of significant contracts, productions, acquisitions or capital commitments;

•	fluctuations in our quarterly financial results or the quarterly financial results of companies perceived to be similar to us;

•	general economic conditions;

•	changes in market valuations of similar companies;

•	terrorist acts;

•	changes in our capital structure, such as future issuances of securities or the incurrence of additional debt;

•	future sales of our common stock;

•	regulatory developments in the United States, foreign countries or both;

•	litigation involving us, our subsidiaries or our general industry; and

•	additions or departures of key personnel.

If the Acquisitions’ benefits do not meet the expectations of financial or industry analysts, the market price of our securities may decline.

The market price of our securities may decline as a result of the Acquisitions if:

•	we do not achieve the perceived benefits of the Acquisitions as rapidly as, or to the extent anticipated by, financial or industry analysts; or

•	the effect of the Acquisitions on our financial results is not consistent with the expectations of financial or industry analysts.

Accordingly, investors may experience a loss as a result of a decreasing stock price and we may not be able to raise future capital, if necessary, in the equity markets.

Our ability to request indemnification from Capitol Development and Colonial Bank for damages arising out of the Acquisitions are subject to certain limitations.

The 1st Commerce Merger Agreement provides that Capitol Development will indemnify us for losses arising from, among other things, (i) any breach of, or inaccuracy contained in, any representation or warranty of Capitol Development or 1st Commerce Bank and (ii) Capitol Development’s or 1st Commerce Bank’s failure to perform any of such parties’ agreements, covenants, obligations or undertakings thereunder and in accordance with the terms thereof. Subject to certain exceptions, our ability to seek indemnification for losses arising from breaches of representations and warranties is not triggered until the aggregate amount of such losses exceeds $300,000, whereupon we will be entitled to indemnification for the amount of such losses in excess of $300,000. We will not be deemed to have suffered any losses arising from any breach of, or inaccuracy contained in, any representation or warranty unless losses arising out of that breach (together with all matters substantially related to the matter underlying that breach) equal or exceed $5,000; provided, that the aggregate amount of losses that we shall be deemed not to have been suffered by reason of the foregoing shall not exceed $50,000. Subject to certain exceptions set forth in the 1st Commerce Merger Agreement, the maximum aggregate liability of Capitol Development for losses arising from breaches of representations or warranties is limited to $1.0 million in the aggregate.

Pursuant to the Colonial Asset Purchase Agreement, Colonial Bank is obligated to indemnify us for losses as a result of (i) breaches of any covenants or agreements contained in the Colonial Asset Purchase Agreement, (ii) breaches of representations or warranties, and (iii) any Excluded Liabilities. Subject to certain exceptions and other limitations, we may not seek indemnification from Colonial Bank for losses resulting from breaches of representations and warranties until the aggregate amount of such losses exceeds $1.0 million, whereupon we will be entitled to indemnification for the amount of such losses in excess of $1.0 million. Subject to certain exceptions and other limitations, Colonial Bank is not obligated to indemnify our losses resulting from breaches of representations and warranties which exceed the $1.0 million by $8.0 million in the aggregate. For further discussion of limitations on indemnification pursuant to the Acquisition Agreements, see the sections entitled “The Colonial Asset Purchase Agreement — Representations and Warranties; Covenants; Indemnification” and “The 1st Commerce Merger Agreement — Indemnification.”

Our current directors and executive officers have certain interests in consummating the Acquisitions that may have influenced their decision to approve the business combination with the targets.

Certain of our current directors and executive officers comprise certain of our founding stockholders and holders of restricted stock units, and have approved the Acquisitions. These financial interests of those founding stockholders and holders of restricted stock units, who are our current directors or officers, may have influenced their decision to approve the Acquisitions and to continue to pursue the Acquisitions. In considering the recommendations of our Board of Directors to vote for the Acquisition Proposal and other proposals, our stockholders should consider these interests. See the section entitled “The Acquisition Proposal — Interests of Our Directors and Officers and Others in the Acquisitions.”

Requested or required changes or waivers in the terms of the Acquisitions could result in a conflict of interest when determining whether to agree to same and, if made after the date of this proxy statement, could require an amended proxy statement and resolicitation of our stockholders, which may not be able to occur in the time remaining prior to our required liquidation.

In the period leading up to the closing of the Acquisitions, events may occur that, pursuant to the terms of either of the Acquisition Agreements, would require us to agree to amend either Acquisition Agreement, to consent to certain actions taken by the sellers, as applicable, or to waive rights that we are entitled to under the Acquisition Agreements. Such events could arise because of changes in the course of sellers’ business, a request by either of the sellers to undertake actions that would otherwise be prohibited by the terms of the Acquisition Agreements or the occurrence of other events that would have a material adverse effect on the Sellers’ business and would entitle us to terminate the Acquisition Agreements. In any of such circumstances, it would be discretionary on us, acting through our Board of Directors, to grant our consent or waive our rights. The existence of the financial and personal interests of the directors described in the preceding risk factors may result in a conflict of interest on the part of one or more of the directors between what he may believe is best for us and what he may believe is best for himself in determining whether or not to take the requested action. As of the date of this proxy statement, we do not believe there will be any changes or waivers that our directors and officers would be likely to make after stockholder approval of the Acquisition Proposal has been obtained. While certain changes could be made without further stockholder approval, some changes could have a material or fundamental impact on our stockholders. If material or fundamental changes are in fact made after the date of this proxy statement, we would be required to immediately disclose such changes in a press release and in a Current Report on Form 8-K filed with the SEC.

To facilitate the completion of the Acquisitions, a portion of the funds in the trust account established by us in connection with our initial public offering for the benefit of the holders of the Public Shares may be used for the purchase, directly or indirectly, of Public Shares.

After the payment of expenses associated with the transaction, including deferred underwriting commissions payable to the underwriters in our initial public offering and advisors engaged in connection with the Acquisitions, the balance of funds in our trust account will be available to us for working capital and general corporate purposes. However, a portion of the funds in the trust account may be used to acquire Public Shares, either from holders thereof who vote against the Acquisition Proposal and elect to convert their shares into cash or from holders thereof who have indicated their intention to do so but first sell their shares to us or our affiliates so that such shares will be voted in favor of the Acquisition Proposal. On July 28, 2009, we entered into the Support Agreement with our sponsor whereby our sponsor has agreed, at its option, and from time to time, to purchase through privately negotiated transactions, on such terms to be determined on a case by case basis and to be separately negotiated with each potential seller on an individual basis, up to 39% of our shares to help facilitate approval of the Acquisitions.

Although to date, neither we nor our sponsor has made an offer to purchase or has commenced a solicitation to any potential sellers regarding the purchase of any such shares and has not entered into any negotiations with potential sellers, as a consequence of such purchases in the future, the funds in our trust account that are so used will not be available to us after the Acquisitions and the actual amount of such funds available to us for working capital and general corporate purposes will be diminished. If 29.99% of the holders of Public Shares seek to exercise their conversion rights (the maximum amount permitted under our organization documents), the amount of cash distributed to us from the trust account upon consummation of the Acquisitions would be reduced by approximately $92.0 million. In addition, in the event the maximum amount of shares are converted by the holders of our Public Shares, in order to facilitate the closing of the Acquisitions, our sponsor (or an affiliate of our sponsor) may purchase up to an additional 39% of our Public Shares under the Support Agreement, which would further decrease the amount of cash distributed to us from the trust account upon consummation of the Acquisitions by approximately $125.0 million (if those shares are sold back to us at the sponsor’s option under the terms of the Support Agreement). Additionally, the public “float” of our common stock and the number of beneficial holders of our securities may be reduced, which may make it difficult to maintain the quotation, listing or trading of our securities on the NYSE Amex or any other national securities exchange.

If funds in our trust account are used to purchase Public Shares from holders thereof who have indicated an intention to vote against the Acquisition Proposal and convert their Public Shares into cash, holders of Public Shares at the time of the Acquisitions who purchased their units in the initial public offering may have rights to rescind their purchases and assert a claim for damages.

The prospectus issued by us in our initial public offering did not disclose that funds in the trust account might be used to purchase Public Shares from holders thereof who have indicated their intention to vote against the Acquisitions and convert their shares into cash. On July 28, 2009, we entered into the Support Agreement with our sponsor whereby our sponsor has agreed, at its option, and from time to time, to purchase through privately negotiated transactions, on such terms to be determined on a case by case basis and to be separately negotiated with each potential seller on an individual basis, up to 39% of our shares to help facilitate approval of the Acquisitions. To date, neither we nor our sponsor has made an offer to purchase or has commenced a solicitation to any potential sellers regarding the purchase of any such shares and has not entered into any negotiations with potential sellers. Consequently, such use of the funds in the trust account might be grounds for a holder of Public Shares who purchased them in the initial public offering and still held them at the time of the Acquisitions without seeking to convert them into cash to seek rescission of the purchase of the units he acquired in the initial public offering. A successful claimant for damages under federal or state law could be awarded an amount to compensate for the decrease in value of his or her shares caused by the alleged violation (including, possibly, punitive damages), together with interest, while retaining the shares. Any expenses and damage awards would be expected to have an adverse impact on our resources, may restrict our working capital and/or may impair our ability to operate.

Certain of our stockholders may consider the Acquisitions to go beyond our target industry and may vote against the Acquisition Proposal, and thereafter they may exercise their conversion rights or seek other legal relief on the basis that the targets are in an industry different than originally stated in the prospectus for our initial public offering.

Stockholders may determine that the Acquisitions go beyond our target industry and may exercise their right to vote against approval of the Acquisition Proposal, and they may also choose to exercise their conversion rights. Even if the Acquisition Proposal is approved, stockholders may exercise their conversion rights, which could reduce the working capital available to the post transaction company or prevent the consummation of the Acquisitions. Certain investors in the initial public offering who continue to hold their shares may also believe that they have a cause of action against us for the expansion of the business focus and may fashion a form of legal redress which ultimately results in the payment of monetary damages. That cause of action may be founded in a 10b-5 claim for mis-statement or state law claims of breach of contract or fraud. If any claims are pursued, we may have to expend a considerable amount of personnel and financial resources in defending any such action and may be found to be liable for considerable amounts of damages. Such amounts cannot be estimated at this time, but any expenses and damage awards would be expected to have an adverse impact on our resources, may restrict our working capital and/or may impair our ability to operate.

If we are unable to effectively maintain a system of internal control over financial reporting, we may not be able to accurately or timely report financial results, which could materially adversely affect our business.

Section 404 of the Sarbanes-Oxley Act of 2002 requires that a public company evaluate the effectiveness of its internal control over financial reporting as of the end of each fiscal year, and to include a management report assessing the effectiveness of its internal control over financial reporting in its annual report on Form 10-K for that fiscal year. Section 404 also requires that a public company’s independent registered public accounting firm attest to, and report on, the company’s internal control over financial reporting.

Our ability to comply with the annual internal control report requirements of Section 404 will depend on the effectiveness of our financial reporting and data systems and controls across our operations. We expect these systems and controls to involve significant expenditures and to become increasingly complex after the consummation of the Acquisitions. To effectively manage this complexity, we will likely need to continue to improve our operational, financial and management controls and our reporting systems and procedures.

If we are not able to implement the required new or improved controls, or encounter difficulties in the implementation or operation of these controls, our independent registered public accounting firm may not be able to certify the adequacy of our internal controls over financial reporting. This failure could cause us to be unable to report our financial information on a timely basis and thereby subject them to adverse regulatory consequences, including sanctions by the SEC or violations of applicable stock exchange listing rules. There could also be a negative reaction in the financial markets due to a loss of investor confidence in us and the reliability of our financial statements. Confidence in the reliability of our financial statements also could suffer if our independent registered public accounting firm were to report a material weakness in our internal controls over financial reporting. If any of these events were to occur, our business could be adversely affected.

Following the consummation of the Acquisitions, our allowance for loan losses may not be adequate to cover actual loan losses, which may require us to take a charge to our earnings and adversely impact our financial condition and results of operations.

Following the consummation of the Acquisitions, we will maintain an allowance for estimated loan losses that we believe is adequate for absorbing the inherent losses in our loan portfolio. Management will determine the provision for loan losses based upon an analysis of general market conditions, credit quality of the loan portfolios, and performance of customers relative to their financial obligations. The amount of future losses is susceptible to changes in economic, operating, and other conditions, including changes in interest rates that may be beyond our control and such losses may exceed the allowance for estimated loan losses. Although we expect that the allowance for estimated loan losses will be adequate to absorb any inherent losses on existing loans that may become uncollectible, there can be no assurance that the allowance will prove sufficient to cover actual loan losses in the future. Significant increases to the provision for loan losses may be necessary if material adverse changes in general economic conditions occur or the performance of the loan portfolio deteriorates. Additionally, banking regulators, as an integral part of their supervisory function, periodically review the allowance for estimated loan losses. If these regulatory agencies require us to increase the allowance for estimated loan losses, it could have a negative effect on our results of operations and financial condition.

Following the consummation of the Acquisitions, if we are unable to recruit and retain experienced management personnel and recruit and retain additional qualified personnel, our business and prospects could be adversely affected.

Our success following the Acquisitions will depend in significant part on our ability to retain senior executives and other key personnel in technical, marketing and staff positions. There can be no assurance that we will be able to successfully attract and retain highly qualified key personnel, either in existing markets and market segments or in new areas that we may enter. If we are unable to recruit and retain an experienced management team or recruit and retain additional qualified personnel, our business, and consequently our sales and results of operations, may be materially adversely affected.

Our Board of Directors did not obtain a fairness opinion in determining whether or not to proceed with the Acquisitions and, as a result, the terms may not be fair from a financial point of view to holders of our Public Shares.

In analyzing the Acquisitions, our Board conducted significant due diligence on the targets. For a complete discussion of the factors utilized by our Board of Directors in approving the Acquisitions, see the section entitled “The Acquisition Proposal — Our Board of Directors’ Reasons for the Approval of the Acquisitions.” However, our Board of Directors did not obtain a fairness opinion to assist it in its determination. Our Board of Directors believes because of the financial skills and background of its directors, it was qualified to conclude that the Acquisitions were fair from a financial point of view to our stockholders and that the targets’ fair market value was at least equal to 80% of our trust account balance (excluding deferred underwriting commissions payable to the underwriters in our initial public offering, a portion of which will be paid to our advisors engaged in connection with the Acquisitions). However, our Board of Directors may be incorrect in its assessment of the transaction.

The potential loss of key customers, management and employees could cause us not to realize the benefits anticipated to result from the Acquisitions.

Our success following the completion of the Acquisitions will depend in part on our ability to retain key customers, and to hire and retain management and employees and successfully manage the broader organization resulting from our acquisition of the targets. Competition for qualified individuals may be intense and key individuals may depart because of issues relating to the uncertainty and difficulty of integration or a general desire not to remain with us after the Acquisitions. Furthermore, we will face challenges inherent in efficiently managing an increased number of employees. Accordingly, no assurance can be given that we will be able to retain key customers, management or employees or successfully manage the acquired organization, which could result in disruption to our business and negatively impact our operations and financial condition, which in turn could cause us not to realize the benefits anticipated to result from the Acquisitions.

We are exposed to risk of environmental liabilities with respect to properties to which we take title.

In the course of our business we may foreclose and take title to real estate, potentially becoming subject to environmental liabilities associated with the properties. We may be held liable to a governmental entity or to third parties for property damage, personal injury, investigation and clean-up costs or we may be required to investigate or clean up hazardous or toxic substances or chemical releases at a property. Costs associated with investigation or remediation activities can be substantial. If we are the owner or former owner of a contaminated site, we may be subject to common law claims by third parties based on damages and costs resulting from environmental contamination emanating from the property. These costs and claims could adversely affect our business and prospects. In addition, in connection with the Acquisitions we are purchasing real estate and may become subject to environmental liabilities associated with those properties.

Changing tax laws, rules and regulations are subject to interpretation by applicable taxing authorities. If interpretations or tax laws, rules and regulations were to change, this may adversely affect our business, financial condition and results of operations after the consummation of the Acquisitions.

We are subject to various domestic tax laws, rules and regulations. These regulations are subject to change, and applicable laws, rules and regulations are subject to interpretation by the applicable taxing authorities. We attempt to be in compliance with all applicable tax provisions. However, compliance with these tax provisions is not necessarily clear in all cases and taxing authorities may take a contrary position. Such positions could have an adverse effect on our businesses, financial condition and results of operations. If the tax laws, rules and regulations were amended or if current interpretations of the laws were to change adversely to our interests, the results could have an adverse affect on our business, results of operations and financial condition.

Compliance with governmental regulations and changes in laws and regulations and risks from investigations and legal proceedings could be costly and could adversely affect operating results.

Following the consummation of the Acquisitions, our operations could be impacted by changes in the legal and business environments in which we could operate, as well as the outcome of ongoing government and internal investigations and legal proceedings. Also, as a result of new laws and regulations or other factors, we could be required to curtail or cease certain operations. Changes that could impact the legal environment include new legislation, new regulation, new policies, investigations and legal proceedings and new interpretations of the existing legal rules and regulations. Changes that impact the business environment include changes in accounting standards, changes in environmental laws, changes in tax laws or tax rates, the resolution of audits by various tax authorities, and the ability to fully utilize any tax loss carry forwards and tax credits. Compliance-related issues could limit our ability to do business in certain countries. These changes could have a significant financial impact on our future operations and the way we conduct, or if we conduct, business in the affected countries.

We may need to raise additional capital in the future and such capital may not be available when needed or at all.

We may need to raise additional capital in the future to provide us with sufficient capital resources and liquidity to satisfy our commitments and business needs, capital might not be available on terms acceptable to us or at all. Our ability to raise additional capital, if needed, will depend on, among other things, conditions in the capital markets at that time, which are outside of our control, and our financial performance. The ongoing liquidity crisis and the loss of confidence in financial institutions may increase our cost of funding and limit our access to some of our customary sources of capital, including but not limited to inter-bank borrowings, repurchase agreements, and borrowings from the discount window of the Federal Reserve. We cannot assure you that capital will be available to us on acceptable terms or at all. Any occurrence that limits our access to the capital markets, such as a decline in the confidence of debt purchasers, depositors of subsidiary banks, or counterparties participating in the capital markets, could adversely affect our capital costs and our ability to raise capital and, in turn, our liquidity. The inability to raise additional capital on acceptable terms when needed could have a materially adverse effect on our businesses, financial condition, and results of operations.

If we do not consummate the Acquisitions and amend our Amended and Restated Certificate of Incorporation pursuant to the Charter Amendments Proposal, we cannot assure you that other provisions of our Amended and Restated Certificate of Incorporation will not be amended other than the time period during which we must consummate a business combination.

Although we believe that a vote to amend or waive any provision of our Amended and Restated Certificate of Incorporation would likely take place only to allow additional time to consummate the Acquisitions or another pending business combination, we cannot assure you that other provisions relating to our consummation of a business combination of our Amended and Restated Certificate of Incorporation will not be amended or waived by the affirmative vote cast at a meeting of stockholders of at least 95% of our Public Shares.

Risks if the Adjournment Proposal is Not Approved

If the Adjournment Proposal is not approved, and an insufficient number of votes have been obtained to approve the Acquisition Proposal, the Charter Amendments Proposal and Director Election Proposal, our Board of Directors will not have the ability to adjourn the Special Meeting to a later date in order to solicit further votes, and, therefore, Acquisition Proposal, the Charter Amendments Proposal and Director Election Proposal will not be approved.

Our Board of Directors is seeking approval to adjourn the Special Meeting to a later date if, at the Special Meeting, there are insufficient votes to approve the Acquisition Proposal, the Charter Amendments Proposal and Director Election Proposal. If the Adjournment Proposal is not approved, our Board of Directors will not have the ability to adjourn the Special Meeting to a later date and, therefore, will not have more time to solicit votes to approve the Acquisition Proposal, the Charter Amendments Proposal and Director Election Proposal. In such case, the Acquisition Proposal, the Charter Amendments Proposal and Director Election Proposal will not be approved. Since approval of the Acquisitions by our stockholders is a condition to completion of the Acquisitions, the Acquisitions would not be completed.

FORWARD LOOKING STATEMENTS

Certain statements made in this proxy statement constitute forward-looking statements. Forward-looking statements include statements preceded by, followed by or that include the words “may,” “could,” “would,” “should,” “believe,” “expect,” “anticipate,” “plan,” “estimate,” “target,” “project,” “potential,” “intend” or similar expressions. These statements include, among others, statements regarding the successful acquisition by us of 1st Commerce Bank and the Select Colonial Assets, our expected business outlook, anticipated financial and operating results, business strategy and means to implement the strategy, the amount and timing of capital expenditures, the likelihood of our success in building our business, financing plans, budgets, working capital needs and sources of liquidity. We believe it is important to communicate our expectations to our stockholders. However, there may be events in the future that we are not able to predict accurately or over which we have no control.

Forward-looking statements, estimates and projections are based on management’s beliefs and assumptions, are not guarantees of performance and may prove to be inaccurate. Forward-looking statements also involve risks and uncertainties that could cause actual results to differ materially from those contained in any forward-looking statement and which may have a material adverse effect on our business, financial condition, results of operations and liquidity. A number of important factors could cause actual results or events to differ materially from those indicated by forward-looking statements. These risks and uncertainties include, but are not limited to, (i) the risk that the businesses of GCAC and 1st Commerce and the Select Colonial Assets will not be integrated successfully or such integration may be more difficult, time-consuming or costly than expected; (ii) expected revenue synergies and cost savings from the Acquisitions may not be fully realized or realized within the expected time frame; (iii) revenues following the Acquisitions may be lower than expected; (iv) deposit attrition, operating costs, customer loss and business disruption following the Acquisitions, including, without limitation, difficulties in maintaining relationships with employees, may be greater than expected; (v) the ability to obtain governmental and regulatory approvals of the Acquisitions on the proposed terms and schedule; (vi) the failure of our stockholders to approve the Acquisitions; (vii) local, regional, national and international economic conditions and the impact they may have on 1st Commerce Bank upon consummation of the Acquisitions and its customers and our assessment of that impact; (viii) changes in interest rates, spreads on earning assets and interest-bearing liabilities, and interest rate sensitivity; (ix) prepayment speeds, loan originations and credit losses; (x) sources of liquidity; (xi) our common shares outstanding and common stock price volatility; (xii) fair value of and number of stock-based compensation awards to be issued in future periods; (xiii) legislation affecting the financial services industry as a whole, and/or the parties to the Acquisitions and their subsidiaries individually or collectively; (xiv) regulatory supervision and oversight, including required capital levels; (xv) increasing price and product/service competition by competitors, including new entrants; (xvi) rapid technological developments and changes; (xvii) following the consummation of the Acquisitions, 1st Commerce Bank’s ability to continue to introduce competitive new products and services on a timely, cost-effective basis; (xviii) following the consummation of the Acquisitions, 1st Commerce Bank’s ability to contain costs and expenses; (xix) governmental and public policy changes; (xx) protection and validity of intellectual property rights; (xxi) reliance on large customers; (xxii) technological, implementation and cost/financial risks in large, multi-year contracts; (xxiii) the outcome of pending and future litigation and governmental proceedings; (xxiv) continued availability of financing; (xxv) financial resources in the amounts, at the times and on the terms required to support 1st Commerce Bank’s future businesses; and (xxvi) material differences in the actual financial results of the Acquisitions and acquisition activities compared with our expectations, including the full realization of anticipated cost savings and revenue enhancements.

Investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this proxy statement. Additional information on these and other factors that may cause actual results and our performance to differ materially is included in the “Risk Factors” section and elsewhere in this proxy statement and in our periodic reports filed with the SEC.

All forward-looking statements included herein attributable to any of GCAC, 1st Commerce Bank, Capitol Development, Capitol Bancorp, Colonial Bank, Colonial BancGroup or any person acting on any party’s behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. Except to the extent required by applicable laws and regulations, GCAC, 1st Commerce Bank, Capitol Development, Capitol Bancorp, Colonial Bank and Colonial BancGroup undertake no obligations to update these forward-looking statements to reflect events or circumstances after the date of this proxy statement or to reflect the occurrence of unanticipated events.

SPECIAL MEETING OF GCAC STOCKHOLDERS

General

We are furnishing this proxy statement to our stockholders as part of the solicitation of proxies by our Board of Directors for use at the Special Meeting, to be held on September   , 2009, and at any adjournment or postponement thereof. This proxy statement is first being furnished to our stockholders on or about August   , 2009 in connection with the vote on the Acquisition Proposal, the Charter Amendments Proposal, the Director Election Proposal and the Adjournment Proposal. This proxy statement provides you with information you need to know to be able to vote or instruct your vote to be cast at the Special Meeting.

Date, Time and Place

The Special Meeting will be held on September   , 2009, at   a.m., Eastern Time, at the offices of our counsel, Proskauer Rose LLP, 1585 Broadway, New York, New York 10036.

Purpose of the GCAC Special Meeting

At the Special Meeting, we will ask holders of our common stock to:

•	consider and vote upon a proposal to approve (i) the 1st Commerce Merger Agreement, dated as of July 13, 2009, among GCAC, Merger Sub, 1st Commerce Bank, Capitol Development and Capitol Bancorp, which, among other things, provides for the Merger of Merger Sub with and into 1st Commerce Bank, with 1st Commerce Bank being the surviving entity and becoming our wholly owned subsidiary; (ii) the Colonial Asset Purchase Agreement, dated as of July 13, 2009, among GCAC, Colonial Bank and Colonial BancGroup which, among other things, provides for the purchase of, among other things, select assets and assumption of deposits, the majority of which will originate from the Nevada Segment of Colonial Bank, which constitute the Select Colonial Assets; and the related transactions contemplated thereby (the “Acquisition Proposal”);

•	consider and vote upon a proposal to approve amendments to our amended and restated certificate of incorporation to (i) change the name of GCAC from “Global Consumer Acquisition Corp.” to “Western Liberty Bancorp”; (ii) change our corporate existence to perpetual; (iii) remove provisions that will no longer be applicable to us after the Acquisitions; and (iv) make certain other changes in terms, gender and number that our Board of Directors believes are immaterial (the “Charter Amendments Proposal”);

•	elect nine directors to our Board of Directors (the “Director Election Proposal”); and

•	consider and vote upon a proposal to adjourn the Special Meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies if, based upon the tabulated vote at the time of the Special Meeting, we are not authorized to consummate the Acquisitions (the “Adjournment Proposal”).

Recommendation of the GCAC Board of Directors

Our Board of Directors:

•	has unanimously determined that each of the proposals is fair to and in the best interests of GCAC and our stockholders;

•	has unanimously approved each of the proposals;

•	unanimously recommends that our common stockholders vote “FOR” the Acquisition Proposal;

•	unanimously recommends that our common stockholders vote “FOR” each of the Charter Amendments Proposal;

•	unanimously recommends that our common stockholders vote “FOR” the Director Election Proposal; and

•	unanimously recommends that our common stockholders vote “FOR” the Adjournment Proposal.

Record Date; Who is Entitled to Vote

We have fixed the close of business on August   , 2009, as the “record date” for determining stockholders entitled to notice of and to attend and vote at the Special Meeting. As of the close of business on August   , 2009, there were           shares of our common stock outstanding and entitled to vote. Each share of our common stock is entitled to one vote per share at the Special Meeting.

Pursuant to letter agreements with GCAC, the 7,987,214 Founders Shares will be voted on the Acquisition Proposal in accordance with the majority of the votes cast at the Special Meeting on such proposal by the holders of the Public Shares. Accordingly, the vote of such shares will not affect the outcome of the vote on the Acquisition Proposal.

Quorum

The presence, in person or by proxy, of a majority of all the outstanding shares of common stock entitled to vote constitutes a quorum at the Special Meeting.

Abstentions and Broker Non-Votes

Proxies that are marked “abstain” and proxies relating to “street name” shares that are returned to us but marked by brokers as “not voted” will be treated as shares present for purposes of determining the presence of a quorum on all matters. The latter will not be treated as shares entitled to vote on the matter as to which authority to vote is withheld from the broker. If you do not give the broker voting instructions, under applicable self-regulatory organization rules, your broker may not vote your shares on “non-routine” proposals, such as the Acquisition Proposal, and each of the Charter Amendments Proposal. Since a stockholder must affirmatively vote against the Acquisition Proposal to have conversion rights, individuals who fail to vote or who abstain from voting may not exercise their conversion rights. See the information set forth in the section entitled “Special Meeting of GCAC Stockholders — Conversion Rights.”

Vote of Our Stockholders Required

The approval of the Acquisition Proposal will require the affirmative vote for the proposal by the holders of a majority of the Public Shares present (in person or represented by proxy) and entitled to vote on the proposal at the meeting. Abstentions will have the same effect as a vote “AGAINST” the Acquisition Proposal and broker non-votes, while considered present for the purposes of establishing a quorum, will have no effect on the Acquisition Proposal. You cannot seek conversion unless you affirmatively vote against the Acquisition Proposal. If the holders of an amount equal to 30% or more of the Public Shares vote against the Acquisition Proposal and properly demand conversion of their shares, we will not be able to consummate the Acquisitions.

Each of the Charter Amendments Proposal will require the affirmative vote of the holders of a majority of our common stock outstanding on the record date. Because these proposals require the affirmative vote of a majority of the shares of common stock outstanding for approval, abstentions and shares not entitled to vote because of a broker non-vote will have the same effect as a vote against these proposals.

The approval of the Adjournment Proposal will require the affirmative vote of the holders of a majority of our common stock represented and entitled to vote thereon at the meeting. Abstentions are deemed entitled to vote on such proposal. Therefore, they have the same effect as a vote against either proposal. Broker non-votes are not deemed entitled to vote on such proposals and, therefore, they will have no effect on the vote on such proposals.

Directors are elected by a plurality. “Plurality” means that the individuals who receive the largest number of votes cast “FOR” are elected as directors. Consequently, any shares not voted “FOR” a particular nominee (whether as a result of abstentions, a direction to withhold authority or a broker non-vote) will not be counted in the nominee’s favor.

If the Acquisition Proposal is not approved, the other proposals will not be presented to stockholders for a vote. If the Charter Amendments Proposal is not approved, the remaining proposals will not be presented to stockholders for a vote and the Acquisitions will not be consummated.

Voting Your Shares

Each share of our common stock that you own in your name entitles you to one vote. Your proxy card shows the number of shares of our common stock that you own. If your shares are held in “street name” or are in a margin or similar account, you should contact your broker to ensure that votes related to the shares you beneficially own are properly counted.

There are two ways to vote your shares of our common stock at the Special Meeting:

•	You Can Vote By Signing and Returning the Enclosed Proxy Card. If you vote by proxy card, your “proxy,” whose name is listed on the proxy card, will vote your shares as you instruct on the proxy card. If you sign and return the proxy card but do not give instructions on how to vote your shares, your shares will be voted as recommended by our Board of Directors “FOR” the Acquisition Proposal, each of the Charter Amendments Proposal, the persons nominated by our management for election as directors and, if necessary, the Adjournment Proposal. Votes received after a matter has been voted upon at the Special Meeting will not be counted.

•	You Can Attend the Special Meeting and Vote in Person. GCAC will give you a ballot when you arrive. However, if your shares are held in the name of your broker, bank or another nominee, you must get a proxy from the broker, bank or other nominee. That is the only way we can be sure that the broker, bank or nominee has not already voted your shares.

Revoking Your Proxy

If you give a proxy, you may revoke it at any time before it is exercised by doing any one of the following:

•	you may send another proxy card with a later date;

•	you may notify Andrew Nelson, our Assistant Secretary, in writing before the Special Meeting that you have revoked your proxy; or

•	you may attend the Special Meeting, revoke your proxy, and vote in person, as indicated above.

Who Can Answer Your Questions About Voting Your Shares

If you have any questions about how to vote or direct a vote in respect of your shares of our common stock, you may call D.F. King & Co., Inc., our proxy solicitor, at (800) 967-4617, or Andrew Nelson, our Assistant Secretary, at (212) 445-7800.

Conversion Rights

Any of our stockholders holding Public Shares as of the record date who affirmatively vote their Public Shares against the Acquisition Proposal may also demand that such shares be converted into a pro rata portion of the trust account, calculated as of two business days prior to the consummation of the Acquisitions. If demand is properly made and the Acquisitions are consummated, these shares will be converted into a pro rata portion of funds deposited in the trust account plus interest, calculated as of such date.

Our stockholders who seek to exercise their conversion rights, or converting stockholders, must affirmatively vote against the Acquisition Proposal. Abstentions and broker non-votes do not satisfy this requirement. Additionally, converting stockholders must deliver their shares (either physically or electronically using Depository Trust Company’s DWAC (Deposit Withdrawal at Custodian) System) to our transfer agent prior to the Special Meeting. If you hold the shares in street name, you will have to coordinate with your broker to have your shares certificated or delivered electronically. Shares that have not been tendered (either physically or electronically) in accordance with these procedures will not be converted into cash.

If the holders of an amount equal to 30% or more of the Public Shares vote against the Acquisition Proposal and properly demand conversion of their shares, we will not be able to consummate the Acquisitions. On July 28, 2009, we entered into the Support Agreement with our sponsor whereby our sponsor has agreed, at its option, and from time to time, to purchase through privately negotiated transactions, on such terms to be determined on a case by case basis and to be separately negotiated with each potential seller on an individual basis, up to 39% of our shares to help facilitate approval of the Acquisitions. To date, neither we nor our sponsor has made any offer to purchase or has commenced a solicitation to any potential sellers regarding the purchase of any such shares and has not entered into any negotiations with potential sellers. Under the terms of the Support Agreement, our sponsor will also have the right to sell the shares purchased by it or its affiliates to us at the same price paid by such purchaser (provided that the sale price shall be approved by a majority of the disinterested members of the board if the sale price is more than the five percent above the per share amount to be received by shareholders that elect to convert their shares into cash). The option must be exercised by our sponsor within one day of the shareholders meeting approving the Acquisitions. The Support Agreement and each of the agreements in connection with the purchase of shares by our sponsor and its affiliates is conditioned upon (i) an agreement by our warrant holders to restructure the outstanding warrants on terms satisfactory to our sponsor and (ii) the closing of a business combination. In connection with the Support Agreement, our sponsor has received a $140.0 million commitment from Jefferies to finance the purchase of shares. Under the terms of the Jefferies commitment, we have agreed, pursuant to the Indemnification and Waiver Agreement, to provide certain indemnities from any losses, claims, damages and liabilities, along with any related expenses, that arise under the debt financing arrangement subject to a waiver to all proceeds in the trust account. We will become a guarantor of the loan upon the closing of the Acquisitions; however, we expect the guarantee to be released upon the closing of the Acquisitions in accordance with its terms, as the entire amount of any funds loaned under the commitment is required to be repaid immediately after the closing. Additionally, our sponsor will have the right, at its option, to propose a term sheet to provide us permanent financing prior to closing of the Acquisitions to exchange any purchased shares for new debt or equity securities.

Regardless of the specific arrangements that are made to purchase Public Shares, there will be sufficient funds from the trust account funds transferred to us to pay the holders of all Public Shares that are properly converted and we will use such funds for such purpose.

The closing price of our common stock on August   , 2009 (the record date for the Special Meeting) was $     . The cash held in the trust account on August   , 2009 was approximately $     (approximately $      per Public Share). Prior to exercising conversion rights, stockholders should verify the market price of our common stock as they may receive higher proceeds from the sale of their common stock in the public market than from exercising their conversion rights if the market price per share is higher than the conversion price. We cannot assure our stockholders that they will be able to sell their shares of our common stock in the open market, even if the market price per share is higher than the conversion price stated above, as there may not be sufficient liquidity in our securities when our stockholders wish to sell their shares.

If you exercise your conversion rights, then you will be exchanging your shares of our common stock for cash and will no longer own those shares. You will be entitled to receive cash for these shares only if you affirmatively vote against the Acquisition Proposal, properly demand conversion, and deliver your stock certificate (either physically or electronically) to our transfer agent prior to the Special Meeting.

Pursuant to the 1st Commerce Merger Agreement, and subject to the terms and conditions set forth therein, either party may terminate the 1st Commerce Merger Agreement in the event the Merger is not consummated by October 31, 2009. Pursuant to the Colonial Asset Purchase Agreement, and subject to the terms and conditions set forth therein, either party may terminate the Colonial Asset Purchase Agreement in the event the transactions are not consummated by September 30, 2009. If we are unable to complete the Acquisitions by November 27, 2009, our Amended and Restated Certificate of Incorporation provides that our corporate existence will terminate on that date and, upon our resulting liquidation, the holders of Public Shares will receive an amount equal to the amount of funds in the trust account, inclusive of interest not previously released to us, as well as any remaining net assets outside of the trust account, at the time of the liquidation distribution divided by the number of Public Shares. Although both the per share liquidation price and the per share conversion price are equal to the amount in the trust account divided by the number of Public Shares, the amount a holder of Public Shares would receive at liquidation may be more or less than the amount such a holder would have received had it sought conversion of its shares in connection with the Acquisitions because (i) there will be greater earned interest in the trust account at the time of a liquidation distribution since it would occur at a later date than a conversion and (ii) we may incur expenses it otherwise would not incur if we consummate the Acquisitions, including, potentially, claims requiring payment from the trust account by creditors who have not waived their rights against the trust account. See the section entitled “Other Information Related to GCAC — Liquidation If No Business Combination” for additional information.

Appraisal Rights

Our stockholders do not have appraisal rights in connection the Acquisitions under the DGCL. The stockholders of 1st Commerce Bank have dissenters’ rights in connection with the Acquisitions under the Nevada Revised Statutes.

Proxy Solicitation Costs

We are soliciting proxies on behalf of our Board of Directors. All solicitation costs will be paid by us. This solicitation is being made by mail but also may be made by telephone or in person. Our directors, officers and employees may also solicit proxies in person, by telephone or by other electronic means, including email and facsimile.

We have hired D.F. King & Co., Inc. to assist in the proxy solicitation process. We will pay D.F. King & Co., Inc. a fee of $15,000 plus disbursements.

We will also ask banks, brokers and other institutions, nominees and fiduciaries to forward our proxy materials to their principals and to obtain their authority to execute proxies and voting instructions. We will reimburse them for their reasonable expenses.

Founders Shares and Founding Stockholders

As of August   , 2009, the record date for the Special Meeting, founding stockholders beneficially owned and were entitled to vote 7,987,214 Founders Shares. The Founders Shares constitute approximately 20% of the outstanding shares of our common stock. In connection with our initial public offering, we entered into letter agreements with each of the founding stockholders, each, a lock-up agreement, pursuant to which each founding stockholder agreed to vote their Founders Shares on the Acquisition Proposal in accordance with the majority of the votes cast by the holders of Public Shares. The Founders Shares have no liquidation rights and will be worthless if no business combination is effected. Pursuant to the lock-up agreements, the founding stockholders further agreed that they would not sell their Founders Shares until the earlier of 180 days following the consummation of a business combination, or the consummation of a liquidation, acquisition, stock exchange or other similar transaction which results in all of our stockholders having the right to exchange their shares of common stock for cash, securities or other property subsequent to our consummating a business combination with a target.

On July 20, 2009, we entered into the Founders Shares Restructuring Agreement with our sponsor, pursuant to which the holders of Founders Shares controlled by our sponsor, on behalf of itself and the funds and accounts it manages, have agreed to cancel at least 90% of the outstanding Founders Shares in exchange for the Exchange Warrants. To date, holders of 95% of our Founders Shares have agreed to restructure their Founders Shares. The cancelled Founders Shares will include all such Founders Shares currently held by our sponsor and its affiliates. Additional holders of Founders Shares may subsequently agree to restructure their Founders Shares in accordance with the terms of the Founders Shares Restructuring Agreement. Each Exchange Warrant will be governed by the Amended and Restated Warrant Agreement and have terms identical to those of the restructured outstanding warrants (except as set forth in the Amended and Restated

Warrant Agreement). The exchange of Founders Shares for Exchange Warrants shall occur prior to or concurrently with the consummation of the Acquisitions. In consideration for entering into the Founders Shares Restructuring Agreement, we shall indemnify our sponsor and each participating holder of Founders Shares for any claims that arise out of or are based upon the restructuring of the Founders Shares and shall indemnify our sponsor and its affiliates for any of their obligations with respect to the Founders Shares. The Founders Shares Restructuring Agreement provides that no warrant held by our sponsor or any of its affiliates will be exercisable at any time while under our sponsor’s or any of its affiliates’ control. In addition, our sponsor will be required to obtain an opinion of bank regulatory counsel that the transfer of any warrants will not make the transferee a “bank holding company” under the Bank Holding Company Act or subject the transferee to prior approval by the Federal Reserve under the Change in Bank Control Act.

If the founding stockholders believe it would be desirable for them or their affiliates to purchase shares in advance of the Special Meeting, such determination would be based on factors such as the likelihood of approval or disapproval of the Acquisition Proposal, the number of shares for which conversion may be requested and the financial resources available to such prospective purchasers. Pursuant to the terms of the lock-up agreements, any additional shares purchased by the founding stockholders will be voted by them in favor of the Acquisitions.

THE ACQUISITION PROPOSAL

The discussion in this proxy statement of the Acquisitions and the principal terms of (i) the 1st Commerce Merger Agreement, by and among GCAC, Merger Sub, 1st Commerce Bank, Capitol Development and Capitol Bancorp and (ii) the Colonial Asset Purchase Agreement, by and among GCAC, Colonial Bank and Colonial BancGroup, is subject to, and is qualified in its entirety by reference to, the 1st Commerce Merger Agreement and the Colonial Asset Purchase Agreement. A copy of the 1st Commerce Merger Agreement is attached as Annex A and a copy of the Colonial Asset Purchase Agreement is attached as Annex B to this proxy statement and both are incorporated into this proxy statement by reference.

The Parties

GCAC

We are a blank check company, formed under the laws of Delaware on June 28, 2007, to consummate an acquisition, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses.

The registration statement for our initial public offering was declared effective on November 20, 2007. We sold 31,948,850 units in our initial public offering (including 1,948,850 units issued pursuant to the partial exercise of the underwriters’ over-allotment option). Each unit consists of one share of common stock and one warrant. Our sponsor and our former Chief Executive Officer purchased an aggregate of 8,500,000 Private Warrants (7,500,000 by our sponsor and 1,000,000 by our former Chief Executive Officer) at a price of $1.00 per warrant for a total of $8.5 million in a private placement that occurred immediately prior to our initial public offering.

A total of $314,158,960 of the net proceeds from our initial public offering and the sale of Private Warrants, including $9,584,655 of deferred underwriting commissions payable to the underwriters in our initial public offering, a portion of which will be paid to our advisors engaged in connection with the Acquisitions, was deposited into the trust account and the remaining proceeds became available to be used for business, legal and accounting due diligence on prospective business combinations and continuing general and administrative expenses. In addition, we were entitled to withdraw up to $4.1 million of these funds for working capital purposes.

We intend to use the funds held in the trust account to pay deferred underwriting commissions payable to the underwriters in our initial public offering, a portion of which will be used to pay our advisors engaged in connection with the Acquisitions, to pay merger consideration to 1st Commerce Bank, to pay the Closing Date Payment Amount, if any, to Colonial Bank, to pay stockholders who properly exercise their conversion rights, to pay transaction fees and expenses, including legal, accounting and due diligence fees directly related to the Acquisitions, which we estimate to be approximately $9.8 million, and for working capital and general corporate purposes. It is possible that the present holders of 30% or more of the Public Shares will vote against the Acquisitions and seek conversion of their Public Shares into cash in accordance with our amended and restated certificate of incorporation. If such event were to occur, the Acquisitions could not be completed. However, to help preclude such a possibility, our sponsor is prepared to commence privately and separately negotiated purchases of shares of GCAC from holders of outstanding Public Shares who indicate their intention to vote against the Acquisitions and seek conversion. On July 28, 2009, we entered into the Support Agreement with our sponsor whereby our sponsor has agreed, at its option, and from time to time, to purchase through privately negotiated transactions, on such terms to be determined on a case by case basis and to be separately negotiated with each potential seller on an individual basis, up to 39% of our shares to help facilitate approval of the Acquisitions. To date, neither we nor our sponsor has made any offer to purchase or has commenced a solicitation to any potential sellers regarding the purchase of any such shares and has not entered into any negotiations with potential sellers. Under the terms of the Support Agreement, our sponsor will also have the right to sell the shares purchased by it or its affiliates to us at the same price paid by such purchaser (provided that the sale price shall be approved by a majority of the disinterested members of the board if the sale price is more than the five percent above the per share amount to be received by shareholders that elect to convert their shares into cash). The option must be exercised by our sponsor within one day of the shareholders meeting approving the Acquisitions. The Support Agreement and each of the agreements in connection with the purchase of shares by our sponsor and its affiliates is conditioned upon (i) an agreement by our warrant holders to restructure the outstanding warrants on terms satisfactory to our sponsor and (ii) the closing of a business combination. In connection with the Support Agreement, our sponsor has received a $140.0 million commitment from Jefferies to finance the purchase of shares. Under the terms of the Jefferies commitment, we have agreed, pursuant to the Indemnification and Waiver Agreement, to provide certain indemnities from any losses, claims, damages and liabilities, along with any related expenses, that arise under the debt financing arrangement subject to a waiver to all proceeds in the trust account. We will become a guarantor of the loan upon the closing of the Acquisitions, however, we expect the guarantee to be released upon the closing of the Acquisitions in accordance with its terms, as the entire amount of any funds loaned under the commitment is required to be repaid immediately after the closing. Additionally, our sponsor will have the right, at its option, to propose a term sheet to provide us permanent financing prior to closing of the Acquisitions to exchange any purchased shares for new debt or equity securities. As a consequence, it is likely that the amount of funds available to us for working capital and general corporate purposes from the trust account would be diminished. Regardless of the specific arrangements that are made to purchase Public Shares, there will be sufficient funds from the trust account funds transferred to us to pay the holders of all Public Shares that are properly converted and we will use such funds for such purpose.

Pursuant to the 1st Commerce Merger Agreement, and subject to the terms and conditions set forth therein, either party may terminate the 1st Commerce Merger Agreement in the event the Merger is not consummated by October 31, 2009. Pursuant to the Colonial Asset Purchase Agreement, and subject to the terms and conditions set forth therein, either party may terminate the Colonial Asset Purchase Agreement in the event the transactions are not consummated by September 30, 2009. If we are unable to complete the Acquisitions or another business combination by November 27, 2009, our amended and restated certificate of incorporation provides that our corporate existence will automatically terminate and we will liquidate and promptly distribute to our public stockholders the amount in the trust account plus any remaining non-trust account funds after payment of our liabilities.

Our common stock, units and warrants are currently listed on the NYSE Amex under the symbols GHC, GHC.U and GHC.W, respectively. We will continue to have our securities listed on the NYSE Amex following consummation of the Acquisitions, under the symbols WLBC and WLBC.W

The mailing address of our principal executive office is 1370 Avenue of the Americas, New York, New York, 10019. Our telephone number is (212) 445-7800.

1st Commerce Bank

1st Commerce Bank is a Nevada state chartered non-member bank located in North Las Vegas, Nevada. 1st Commerce Bank commenced operations in October 2006. 1st Commerce Bank is 51%-owned by Capitol Development, a bank development company headquartered in Lansing, Michigan, and a controlled subsidiary of Capitol Bancorp, a national community bank-development company. The shares of Capitol Development currently are held by 116 different stockholders, including Capitol Bancorp, which owns approximately 6.44% of the outstanding shares. On July 7, 2009, Capitol Bancorp filed a registration statement on Form S-4 with the SEC setting forth the terms of an exchange offer with stockholders of four of its controlled subsidiaries, including the stockholders of Capitol Development. If the exchange offer is consummated, Capitol Bancorp would own 51% of the outstanding capital stock of 1st Commerce Bank. Please see the sections entitled “Risk Factors — Capitol Development and 1st Commerce Bank may not be able to obtain the approval of the stockholders of Capitol Development and 1st Commerce Bank, which are required to consummate the Merger” and “Risk Factors — Capitol Bancorp is commencing an exchange offer to stockholders of Capitol Development, which may delay the Capitol Development Stockholder Approval and the 1st Commerce Stockholder Approval”.

1st Commerce Bank is a full-service commercial bank with one location in North Las Vegas, Nevada. It has full local decision-making authority in making loans and the delivery of other banking services.

1st Commerce Bank is managed by an on-site president and management team under the direction of its board of directors, comprised of business leaders from the Nevada community. 1st Commerce Bank is not a member of the Federal Reserve System, and its primary federal regulator is the Federal Deposit Insurance Corporation. 1st Commerce Bank is further regulated by the Nevada Financial Institutions Division.

The Select Colonial Assets

The Select Colonial Assets are comprised of approximately 21 banking branches, approximately $440.0 million in loans, of which approximately $340.0 million were originated in the Nevada Segment and $100.0 million were originated in several other jurisdictions, including $72.0 million in Florida, and approximately $492.0 million in customer transaction and time deposits, the majority of which are being acquired from the Nevada Segment of Colonial Bank, an Alabama state chartered non-member bank and wholly owned subsidiary of Colonial BancGroup.

Structure of the Acquisitions

In connection with the Acquisitions, we have initiated the process to become a bank holding company, which will enable us to participate in financial lines of business, and will rename ourselves Western Liberty Bancorp. Our wholly owned subsidiary, Merger Sub, which was formed by us under Nevada law for the sole purpose of facilitating our acquisition of 1st Commerce Bank, will merge with and into 1st Commerce Bank, a Nevada state chartered non-member bank located in North Las Vegas, Nevada. Western Liberty Bancorp’s banking operations will be conducted through 1st Commerce Bank, which will be the surviving entity pursuant to the 1st Commerce Merger Agreement and will retain the 1st Commerce Bank name. Founded in 2006, 1st Commerce Bank is a Nevada state chartered non-member bank located in North Las Vegas, Nevada and will continue to operate following the consummation of the Acquisitions. Upon the consummation of the Acquisitions, the combined entity will form a “new” Nevada financial institution with 22 banking branches, and approximately $477.0 million of gross loan assets, $320.0 million of transaction account deposits and $214.0 million in time deposits.

Pursuant to the 1st Commerce Merger Agreement and subject to the terms and conditions specified therein, Merger Sub will be merged with and into 1st Commerce Bank, with 1st Commerce Bank as the surviving entity at closing. As a result of the Merger, we will pay the stockholders of 1st Commerce Bank an aggregate merger consideration of $8.25 million, subject to adjustment in accordance with the terms of the 1st Commerce Merger Agreement. The shares of those 1st Commerce Bank stockholders who do not exercise their dissenter’s rights under Nevada state law will be cancelled and extinguished and automatically converted into the right to certain per share merger consideration, based on the aggregate merger consideration paid. Each share of common stock of Merger Sub shall be converted into one share of common stock of the surviving corporation. The consummation of the Merger is conditioned upon, among other things, the 1st Commerce Stockholder Approval and the Capital Development Stockholder Approval. The 1st Commerce Merger Agreement is attached hereto as Annex A.

Immediately after the closing of the Merger, and pursuant to the Colonial Asset Purchase Agreement, 1st Commerce Bank, as our assignee, will purchase the Select Colonial Assets from Colonial Bank, consisting of, among other things, (i) 21 banking branches, (ii) approximately $440.0 million in loans, of which approximately $340.0 million were originated in the Nevada Segment and $100.0 million were originated in several other jurisdictions, including $72.0 million in Florida, and (iii) approximately $492.0 million in customer transaction and time deposits. In connection with the consummation of the acquisition of the Select Colonial Assets, we will assign all of our rights and obligations under the Colonial Asset Purchase Agreement to 1st Commerce Bank, however we will remain liable for all indemnities and other obligations in the Colonial Asset Purchase Agreement. As consideration for the purchase of the Select Colonial Assets, Purchaser shall pay Colonial Bank, or Colonial Bank shall pay Purchaser, the Closing Date Payment Amount. The parties have agreed that Transferred Liabilities will include Deposit Liabilities with deposit balances in a sufficient aggregate amount so that the Closing Date Payment Amount paid by Purchaser or Seller, as applicable, does not exceed $1.0 million. The Colonial Asset Purchase Agreement is attached hereto as Annex B.

We have also executed a non-binding letter agreement with Colonial Bank expressing the parties’ good faith obligation to identify additional loans satisfactory to us so that the aggregate outstanding principal balance of all loans acquired by us will be at least $450.0 million. As consideration for these additional loans, if any, we would assume additional deposit liabilities with aggregate deposit balances of an amount equal to the outstanding principal balance of the additional loans.

The Acquisitions are expected to be consummated in the third quarter of 2009 upon the fulfillment of certain conditions, including (a) obtaining the required regulatory approvals, (b) the affirmative vote of our stockholders to adopt the 1st Commerce Merger Agreement and the Colonial Asset Purchase Agreement and (c) holders of less than 30% of Public Shares having (i) voted against the consummation of the Acquisitions and (ii) exercised their rights to convert their shares into a pro rata share of our trust account in accordance with our amended and restated certificate of incorporation. The consummation of the Merger is also conditioned upon the approval of the 1st Commerce Merger Agreement and the Merger by the holders of shares of Capitol Development’s common stock and the holders of shares of 1st Commerce Bank’s common stock. Please see the sections entitled “Risk Factors — Capitol Development and 1st Commerce Bank may not be able to obtain the approval of the stockholders of Capitol Development and 1st Commerce Bank, which are required to consummate the Merger” and “Risk Factors — Capitol Bancorp is commencing an exchange offer to stockholders of Capitol Development, which may delay the Capitol Development Stockholder Approval and the 1st Commerce Stockholder Approval”. The 1st Commerce Merger Agreement and the Colonial Asset Purchase Agreement are also subject to the fulfillment of other customary closing conditions.

Amendment of the Warrant Agreement

On July 20, 2009, we entered in an Amended and Restated Warrant Agreement with Continental Stock Transfer & Trust Company as warrant agent, which amends certain terms of our Public Warrants and our Private Warrants. The terms of the Amended and Restated Warrant Agreement provide for certain new terms, including (i) a new strike price of $12.50 per share of our common stock, par value $0.0001, (ii) an expiration occurring on the earlier of (x) seven years from the consummation of the Acquisitions or another business combination or (y) the date fixed for redemption of the warrants set forth in the original warrant agreement, (iii) a redemption price of $0.01 per warrant, provided that (x) all of the warrants are redeemed (y) the last sales price of the common stock has been equal to or greater than $21.00 per share on each of 20 trading days within any 30 day trading period ending on the third business day prior to the date on which notice of redemption is given and (z) there is an effective registration statement in place with respect to the common stock underlying the warrants, (iv) mandatory downward adjustment of the strike price for each warrant to reflect any cash dividends paid with respect to the outstanding common stock, until such date as our publicly traded common stock trades at $18.00 or more per share on each of 20 trading days within any 30 trading day period; (iv) in the event an effective registration statement is not in place on the date the warrants are set to expire, the warrants will remain outstanding until 90 days after an effective registration statement is filed. If we have not filed an effective registration statement within 90 days after the expiration date, the warrants shall become exercisable for cash consideration. Additionally, the warrants shall not be exercisable by any warrant holder to the extent that, after giving effect to such exercise, any warrant holder or its affiliates would beneficially own in excess of 9.99% of the common stock outstanding immediately after giving effect to such exercise and no warrants held by our sponsor or any of its affiliates will be exercisable at any time while under our sponsor’s or any of its affiliates’ control. In addition, our sponsor will be required to obtain an opinion of bank regulatory counsel that the transfer of any warrants will not make the transferee a “bank holding company” under the Bank Holding Company Act or subject the transferee to prior approval by the Federal Reserve Board under the Change in Bank Control Act. The Amended and Restated Warrant Agreement shall be effective upon execution by us and Continental Transfer & Trust Company, but will be subject to (i) receipt by us of the approval for listing of the amended warrants by the NYSE Amex and (ii) receipt of certifications by us and Continental Transfer & Trust Company from the applicable registered holders of such warrants certifying the number of warrants held by the consenting warrant holders. We intend to file the Amended and Restated Warrant Agreement and a Schedule 14C Information Statement in connection with the warrant restructuring as soon as practicable.

Restructuring of the Founders Shares

Prior to our initial public offering, we issued 8,625,000 Founders Shares in a private placement transaction pursuant to Section 4(2) of the Securities Act of 1933, as amended, to certain of our affiliates for an aggregate amount of $8,625 in cash, at a purchase price of $0.001 per share, of which 637,786 were redeemed because the underwriters did not fully exercise their over-allotment option. As of the date hereof, there are a total of 7,987,214 Founders Shares outstanding after such redemption.

On July 20, 2009, we entered into the Founders Shares Restructuring Agreement with our sponsor, pursuant to which the holders of Founders Shares controlled by our sponsor, on behalf of itself and the funds and accounts it manages, have agreed to cancel at least 90% of the outstanding Founders Shares in exchange for the Exchange Warrants. To date, holders of 95% of our Founders Shares have agreed to restructure their Founders Shares. The cancelled Founders Shares will include all such Founders Shares currently held by our sponsor and its affiliates. Additional holders of Founders Shares may subsequently agree to restructure their Founders Shares in accordance with the terms of the Founders Shares Restructuring Agreement. Each Exchange Warrant will be governed by the Amended and Restated Warrant Agreement and have terms identical to those of the restructured outstanding warrants (except as set forth in the Warrant Agreement). The exchange of Founders Shares for Exchange Warrants shall occur prior to or concurrently with the consummation of the Acquisitions. In consideration for entering into the Founders Shares Restructuring Agreement, we shall indemnify our sponsor and each participating holder of Founders Shares for any claims that arise out of or are based upon the restructuring of the Founders Shares and shall indemnify our sponsor and its affiliates for any of their obligations with respect to the Founders Shares. The Founders Shares Restructuring Agreement provides that no warrant held by our sponsor or any of its affiliates will be exercisable at any time while under our sponsor’s or any of its affiliates’ control. In addition, our sponsor will be required to obtain an opinion of bank regulatory counsel that the transfer of any warrants will not make the transferee a “bank holding company” under the Bank Holding Company Act or subject the transferee to prior approval by the Federal Reserve Board under the Change in Bank Control Act.

Interest of GCAC Stockholders in the Acquisitions

Upon consummation of the Acquisitions, our stockholders will own 100% of the shares of our common stock outstanding after the Acquisitions.

Name; Headquarters; Stock Symbols

After completion of the Acquisitions:

•	the name of the publicly traded bank holding company will be Western Liberty Bancorp;

•	the corporate headquarters and principal executive offices of Western Liberty Bancorp will be located at 4730 South Fort Apache, Suite 200, Las Vegas, Nevada 89147; and

•	our common stock and warrants, will continue to be listed for trading on the NYSE Amex, however our ticker symbols will change to WLBC and WLBC.W, respectively, after consummation of the Acquisitions.

Employment Agreements

Upon consummation of the Acquisitions, certain members of Colonial Bank’s management will become the executive officers of our wholly owned subsidiary, 1st Commerce Bank. These executive officers are Mark Daigle and Mark Carr. Mr. Daigle has entered into an employment agreement with us that will be effective upon the Acquisitions. In addition, upon consummation of the Acquisitions, George A. Rosenbaum, Jr. will serve as Chief Financial Officer of our wholly owned subsidiary 1st Commerce Bank and as the Principal Accounting Officer of Western Liberty Bancorp. Mr. Rosenbaum has entered into an employment agreement with us that will be effective upon the Acquisitions. See the section entitled “Executive Officer and Director Compensation — Employment Agreements.”

Lock-Up Agreements

In connection with the vote required for our initial business combination, each of our founding stockholders has agreed to vote their Founders Shares in accordance with the majority of the shares of common stock voted by the public stockholders. Each of our founding stockholders has also agreed to vote any shares acquired by it in or after our initial public offering in favor of our initial business combination. Therefore, if such entity acquired shares in our initial public offering or acquires any shares in the aftermarket, it must vote any such shares in favor of the Acquisitions and has, as a result, waived the right to exercise redemption rights for those shares in its possession in the event that the Acquisitions are approved by a majority of holders of our Public Shares.

All of the Founders Shares are currently subject to a lock-up agreement until the earliest of: 180 days following the consummation of a business combination; or the consummation of a liquidation, acquisition, stock exchange or other similar transaction which results in all of our stockholders having the right to exchange their shares of common stock for cash, securities or other property subsequent to our consummating a business combination.

On July 22, 2009, we entered into a letter agreement (the “Lock-Up Amendment Letter”) with Deutsche Bank Securities Inc. to amend the underwriting agreement, dated November 20, 2007 (the “Underwriting Agreement”). The Lock-Up Amendment Letter amends the Underwriting Agreement with respect to the lock-up agreement provisions set forth therein. Pursuant to the Lock-Up Amendment Letter, we have agreed to amend the lock-up agreements with our sponsor and the funds and accounts it manages to extend the lock-up period for any Founders Shares that do not participate in the Founders Share Restructuring Agreement to four years from the closing of our business combination. The lock-up period for the Exchange Warrants received pursuant to the Founders Shares Restructuring Agreement and Amended and Restated Warrant Agreement shall be freely tradable upon the closing date of our initial business combination.

During the lock-up period, our founding stockholders cannot sell or transfer their Founders Shares except in certain limited circumstances (such as, in the case of our sponsor, (a) transfers among various funds under our sponsor’s management for rebalancing purposes only and (b) distributions to investors in such funds, provided that such investors agree to be bound by the lock-up agreement, or transfers to relatives and trusts for estate planning purposes), but otherwise retain all other rights as our stockholders, including, without limitation, the right to vote their Founders Shares and the right to receive cash dividends, if declared. If dividends are declared and payable in shares of common stock, such dividends will also be subject to the lock-up. If we are unable to consummate the Acquisitions or another business combination and liquidate, none of our founding stockholders will receive any portion of the liquidation proceeds with respect to their Founders Shares, or any shares of common stock underlying any Private Warrants acquired by them.

Background of the Acquisitions

The terms of the Colonial Asset Purchase Agreement are the result of arms-length negotiations between GCAC and representatives of Colonial Bank and Colonial BancGroup. Likewise, the terms of the 1st Commerce Purchase Agreement are the result of arms-length negotiations between GCAC and representatives of 1st Commerce Bank, Capitol Development and Capitol Bancorp. The following is a brief discussion of the background of these negotiations, the resulting Acquisition Agreements and related transactions.

We were formed on June 28, 2007 to effect an acquisition, capital stock exchange, asset acquisition or other similar business combination with one or more businesses. We completed our initial public offering on November 27, 2007, raising net proceeds of $305,658,960, including net proceeds from the sale of units on exercise of the underwriters’ over-allotment option. A total of $314,158,960 of the net proceeds from our initial public offering and from the sale of Private Warrants, including $9,584,655 of deferred underwriting commissions, was placed in a trust account. In accordance with our Amended and Restated Certificate of Incorporation, these funds will be released upon either our consummation of a business combination or our liquidation. Our Amended and Restated Certificate of Incorporation provides that we must liquidate unless we have consummated a business combination by November 27, 2009. As of June 30, 2009, $316,770,979,

including $2,612,019 of interest earned and $9,584,655 of deferred underwriting commissions was held in deposit in the trust account.

Promptly following our initial public offering, we contacted various principals and intermediaries such as investment banks, private equity firms and business brokers, as well as other industry contacts, in order to generate ideas for a suitable business combination. We informed our business contacts that we had consummated an initial public offering and were seeking an operating business for a business combination. We encouraged business brokers to contact clients who might constitute potential acquisition targets and explore the possibility of a transaction.

Through these and further efforts, we identified and reviewed information with respect to approximately 195 potential target companies.

Potential business targets were pursued until they were deemed either unsuitable or potentially too expensive. Criteria for suitability included management’s assessment of the competitive strengths and weaknesses of the potential business targets, the outlook for the sectors in which the targets operated, the strength of the management team, and the quality of the assets to be acquired. In some cases, the geographic location of the business target’s operations and customers was considered as well. Certain potential targets were considered by management to have too great a level of business risk due to poor asset quality or poor or erratic financial results.

On several occasions described below, we engaged in multiple meetings with potential targets and engaged in serious discussions with a select few businesses, which led to approximately 40 confidentiality agreements being executed.

We made offers for specific businesses or assets to approximately 20 of those targets, including, a number of potential targets involved in the financial services industry, the gaming and hospitality sector and the real estate sector.

In October 2008, we engaged Abdo Global Partners, Inc. as a consultant to help source Nevada-based opportunities. Abdo Global Partners, Inc. is run by Laus M. Abdo, a long time business associate of Mr. Ader. Abdo Global Partners, Inc. is a financial advisory firm focusing on the small-cap and mid-market sectors in the commercial real estate and gaming markets that advises companies, lenders and investors in asset acquisition, disposition, restructurings, private placements and similar corporate finance matters.

On April 13, 2009, Mr. Ader met with Mr. Abdo, who suggested that we pursue a transaction in the community banking sector, specifically in the state of Nevada. The broad concept was to secure a Nevada-based platform, use the platform to originate loans, attract deposits and make acquisitions while leaving certain loans with a potential seller. Given the extensive professional and personal networks of Messrs. Ader, Silvers and Abdo in the state of Nevada, as well as their respective knowledge of the Nevada economy, Mr. Ader believed there to be value and opportunity in the Nevada banking sector. After this initial meeting, Mr. Abdo began to actively seek compatible acquisition targets in the Nevada banking sector.

On April 14, 2009, Mr. Abdo had a lunch meeting with the President of the Nevada regional segment of a bank holding company. The President indicated that the transaction structure presented by Mr. Abdo was not of interest to the company and no further discussions took place with this particular target.

On April 14, 2009, Mr. Abdo had a meeting with the President of a local community bank. At this meeting, Mr. Abdo outlined our interest in exploring acquisition opportunities in the local banking industry. The financial condition of this particular target was strong so they were not interested in pursuing future discussions with us.

On April 16, 2009, Mr. Abdo and Mr. Silvers had an initial meeting with Mr. Daigle, who is the Chief Executive Officer and President of the Nevada Segment of Colonial Bank. Prior to the meeting, Mr. Abdo had conducted preliminary due diligence on Colonial Bank and believed that this could be an ideal target. During the meeting it became clear that the potential for a mutually beneficial transaction was worth further investigation. Following the meeting Mr. Abdo updated Mr. Ader on his discussion with Mr. Daigle. On

April 17, 2009 Mr. Ader instructed Messrs. Abdo and Silvers to pursue the possibility of a potential transaction with Colonial Bank.

On April 20, 2009, Mr. Abdo had a telephone call with a board member of a community bank with operations primarily in California and Arizona. The board member was known to Mr. Abdo through a mutual contact. Subsequent calls were held with that bank’s Chairman, and both parties executed a nondisclosure agreement. After a preliminary review of that potential target’s loan portfolio and capital needs, Messrs. Ader, Abdo and Silvers determined the target would not be a suitable target.

Subsequent to the April 16, 2009 meeting with Mr. Daigle, Messrs. Abdo and Silvers continued to hold telephone discussions with contact persons at Colonial Bank, including Mr. Daigle. Concurrently, Messrs. Abdo and Silvers began to gather preliminary information regarding the business and financials of certain Colonial Bank segments.

On April 23, 2009, Mr. Ader and Mr. Abdo met with Mr. Daigle to further advance discussions with Colonial Bank. At this meeting the parties discussed the potential of a transaction based on publicly available information.

On April 23, 2009, Mr. Ader and Mr. Abdo also met with the director and largest shareholder of another Las Vegas-based community bank, who was a long-time associate of Mr. Abdo, to explore potential business combination opportunities. During the conversation they explored the idea of a potential merger of the two entities. Messrs. Ader, Abdo and the director agreed to continue discussions and the director agreed to discuss a potential transaction with the rest of the Board of Directors and to schedule a follow up meeting with the bank’s Board of Directors. Both parties executed a non-disclosure agreement.

On May 12, 2009, Messrs. Ader, Abdo and Silvers attended a follow up meeting with that bank’s Board of Directors. At that meeting it was determined that a transaction was of preliminary interest to both parties, however Mr. Ader emphasized that we needed to complete a business combination with a fair market value of at least 80% of the amount held in trust (excluding amounts payable for deferred underwriting costs) and that this bank would not qualify on its own. Mr. Ader relayed to Messrs. Abdo and Silvers that Colonial Bank should remain our primary focus and that any other acquisitions, including the acquisition of a local bank with a Nevada banking charter, would need to be integrated into the Colonial Bank transaction.

On April 24, 2009 Mr. Ader and Mr. Abdo had a brief follow up meeting with Mr. Daigle to express continued interest in pursuing a transaction with Colonial Bank.

On April 29, 2009 Messrs. Ader, Abdo, Silvers, Daigle and Ms. Sarah Moore, the Senior Executive Vice President and Chief Financial Officer of Colonial BancGroup and Colonial Bank, held a conference call. Our interest in exploring a transaction was discussed, and in particular whether Colonial Bank’s board of directors would be receptive to a transaction with us. Following the conference call Mr. Ader instructed Mr. Abdo and Mr. Silvers to continue to pursue Colonial Bank as a priority. Both parties executed a mutual non-disclosure agreement.

On May 1, 2009, our deal team, including outside consultants and advisors, were provided with access to an electronic “data room” containing detailed information related to Colonial Bank generally and the Select Colonial Assets specifically. We commenced legal and financial due diligence and began drafting a proposed term sheet during this time.

During the week of May 18, 2009, the Colonial Bank term sheet was agreed to in principal and both parties mobilized deal teams to begin working towards a definitive agreement.

On or about May 20, Mr. Daigle had a telephone conversation with Tom Mangione, a business associate of Mr. Daigle and the Chairman of 1st Commerce Bank. Mr. Daigle was aware from Capitol Bancorp’s public filings that Capitol Bancorp had engaged Keefe, Bruyette & Woods to assist it in the divestiture of certain of its assets. Discussions between Mr. Daigle and Mr. Mangione ensued regarding Capitol Bancorp’s desire to divest two of its de novo banks, each of which had a Nevada banking charter. Based on his discussions with Mr. Mangione, Mr. Daigle determined that 1st Commerce Bank would be a viable acquisition target to pursue in conjunction with Colonial Bank. Mr. Magione put Mr. Daigle in touch with Keefe, Bruyette & Woods to discuss next steps.

On May 23, 2009, Messrs. Ader, Abdo, Silvers and Daigle met with the Nevada Financial Institutions Division to discuss the proposed transaction and to gauge the receptivity of Nevada regulators to the contemplated acquisitions.

On May 27, 2009, Mr. Daigle made a preliminary due diligence request regarding 1st Commerce Bank and came to an agreement in principle on a non-binding letter of intent with 1st Commerce Bank.

On May 28, 2009, Messrs. Ader, Abdo, Silvers and Daigle met with the Regional FDIC office in San Francisco, California in order to introduce the structure of the transaction and to discuss the process that the transaction might take.

On May 31, 2009, our counsel travelled to Colonial Bank’s Nevada offices in order to conduct legal diligence on the potential loan portfolio.

On June 1, 2009, Mr. Daigle executed a non-binding letter of intent with 1st Commerce Bank.

On July 6, 2009, a telephonic meeting of our Board of Directors was held. All directors attended. Prior to the meeting, copies of the most recent drafts of the Acquisition Agreements and the related significant transaction documents were delivered to the directors. After review and discussion, the Acquisition Agreements and related documents were unanimously approved, subject to final negotiations and modifications, and the Board determined to recommend the approval of the Acquisition Agreements.

On July 13, 2009, we entered into the Acquisition Agreements and related transaction documents including the employment agreement with Mr. Daigle, the Support Agreement and the Indemnification and Waiver Agreement. On July 13, 2009, our sponsor also received a $140.0 million commitment from Jefferies to finance the purchase of up to 39% of our shares to help facilitate approval of the Acquisitions.

On July 14, 2009, we issued a press release and filed a Current Report on Form 8-K announcing the transaction and describing the material agreements. We also engaged Deutsche Bank Securities Inc. to provide investment banking after-market services in connection with the Acquisitions.

On July 16, 2009, we engaged Jefferies & Company, Inc. and JMP Securities LLC as our advisors in connection with the Acquisitions.

On July 20, 2009, we entered into the Founders Share Restructuring Agreement and the Amended and Restated Warrant Agreement.

On July 22, 2009, another telephonic meeting of our Board of Directors was held. Four out of our five directors attended. Prior to the meeting, copies of the most recent drafts of this proxy statement, the Schedule 14C Information Statement and the documents relating to the Founders Shares Restructuring and the warrant restructuring were delivered to the directors. After review and discussion, the proxy statement and Schedule 14C Information Statement were approved, and the documents relating to the Founders Shares Restructuring and the warrant restructuring were ratified, subject to final modifications, and the Board determined to recommend the filing of the proxy statement and Schedule 14C Information Statement.

On July 28, 2009, we held another telephonic meeting of our Board of Directors, which was attended by all of our directors. Prior to the meeting, copies of this proxy statement, the Form 10-Q for the second quarter of the current fiscal year, the Support Agreement, and the employment agreement with George A. Rosenbaum Jr. were delivered to the directors. After review and discussion, the proxy statement, the Form 10-Q, the Support Agreement and the employment agreement were approved, and the Board determined to recommend the filing of the proxy statement and the 10Q.

Our Board of Directors’ Reasons for the Approval of the Acquisitions

Our Board of Directors reviewed industry and financial data in order to determine that the transaction terms were reasonable and that the Acquisitions were in the best interests of our stockholders.

We conducted a due diligence review of the targets that included an industry analysis, a description of the targets’ existing business models, valuation analysis and financial projections in order to enable the Board of Directors to ascertain the reasonableness of the of consideration. During our negotiations with potential targets, including both 1st Commerce Bank and Colonial Bank, we received consulting services from Abdo Global Partners, Inc., to assist us in to making the necessary analysis and determinations.

Our management, including members of our Board of Directors, has long and diverse experience in financial services, operational management, investments and financial management and analysis. In the opinion of our Board of Directors, it is well qualified to conduct the due diligence and other investigations and analyses required in connection with the search for an acquisition partner.

Our Board of Directors concluded that entry into the Acquisition Agreements would be in the best interests of our stockholders. In reaching this conclusion, it considered a wide variety of factors. In light of the complexity of those factors, the Board of Directors did not consider it practicable to quantify or otherwise assign relative weights to the specific factors it considered in reaching its decision. In addition, individual members of the Board may have given different weight to different factors. The following is a summary of the material factors that the Board of Directors considered:

Ability to create a well-capitalized bank

The Board of Directors considered the fact that the Acquisitions would enable us to create a well-capitalized bank with a balance sheet in significantly better shape than many competitors, primarily as a result of our ability to self-select the loan portfolio we would be purchasing from Colonial Bank. Post-closing, Western Liberty Bancorp will focus on conservative business and commercial real estate lending, consumer lending, trade finance and depository products. Through our management oversight, which we believe will be instrumental in overseeing the credit processes of 1st Commerce Bank, Western Liberty Bancorp will be positioned to capitalize on recent financial market turmoil, troubled assets and increased regional and commercial banking closures that have occurred over the past twelve months. The recapitalization plan is anticipated to create what we believe will be an “over capitalized” financial institution that will be positioned to benefit from tight lending markets and current economic conditions.

Self-selected a majority of loan portfolio in an effort to minimize “legacy loan” exposure

The Board of Directors also considered our unique position in that we were able to self-select the portfolio of loans we would acquire from Colonial Bank. Of Colonial Bank’s approximately $900.0 million of loans held in the Nevada Segment and an approximately equal amount of deposits (approximately $300.0 million of which are transactional deposits), we selected approximately $440.0 million of loans and approximately $492.0 million in deposits to acquire from Colonial Bank based on our perception of the relative credit quality of such loans. In addition to loans originated in Nevada, we also decided to purchase certain assets from Colonial Bank located in several other jurisdictions, including $72.0 million in Florida, such that we would be able to purchase an acceptable amount of loans from Colonial Bank while maintaining our acceptable credit standard criteria.

Methodology for Review of Loans

Our Board of Directors also considered the due diligence investigation undertaken by our deal team, including our outside consultants and advisors, as well as the methodology employed by us in connection with our review of 1st Commerce Bank and the Colonial Bank loan portfolios. We engaged Crowe Horwath LLP, Proskauer Rose LLP and Brownstein Hyatt Farber Schreck, LLP to assist us in reviewing the loan portfolios. We reviewed the loans to be acquired for value impairment and adequacy of risk rating and prepared diligence reports that we submitted to our Board of Directors for their review and consideration.

Potential to create an attractive growth platform

Our Board of Directors further considered that Western Liberty Bancorp also expects to be able to exploit its competitive position to grow a balance sheet in an environment that is favorable to originating and acquiring high quality loan assets at attractive spreads. Additionally, we expect that 1st Commerce Bank will become eligible to pursue government assisted transactions and that 1st Commerce Bank will be able to explore opportunities involving federally assisted bank acquisitions in the future. Given recent events in the financial markets we expect that the government will seek to affect structured transactions for a number of institutions of Nevada market specifically and the Southwestern region generally.

Risk of Creating a “New” Bank

Our Board of Directors gave considerable thought to the fact that upon the consummation of the Acquisitions, Western Liberty Bancorp will be a “new” bank with no earnings history. Our Board of Directors considered the factors that would contribute to Western Liberty Bancorp’s ability to become profitable, including the need to attract a larger amount of deposits, accumulation of a larger portfolio of loans, the success of the local economies in the communities that will be served by Western Liberty Bancorp and favorable government regulation.

Experience in the banking industry

The Board of Directors considered the extensive experience operating within the banking and regulatory framework that certain members of the proposed management team possessed, as well our sponsor’s long history in the financial services industry generally and extensive exposure to credit processes. The Board of Directors considered the fact that certain of the management and director nominees did not have direct experience in the provision of consumer and commercial banking services, but gave considerable weight to their experience in the financial services industry.

Mr. Daigle, who will serve as President and Chief Executive Officer of 1st Commerce Bank and will serve on the Board of Directors of Western Liberty Bancorp, served as President and Chief Executive Officer of Colonial Bank’s Nevada operations and led the growth of the Nevada Segment from 8 to 22 branches and approximately $250.0 million in deposits in 2001 to approximately $900.0 million during his eight year tenure with Colonial Bank. Mr. Abdo, who will serve as Chief Operating Officer of Western Liberty Bancorp, will bring over 20 years of Nevada-based experience as an advisor in commercial real estate and gaming financing to Western Liberty Bancorp.

Mr. Ader, who will serve as Chairman and Chief Executive Officer of Western Liberty Bancorp and Chairman of 1st Commerce Bank, is founder and Chief Executive Officer of our sponsor, a New York-based investment management firm. Mr. Ader has extensive experience in the real estate, gaming and hospitality industries. Additionally, Mr. Silvers, who will serve as President and Director of Western Liberty Bancorp, is President of Hayground Cove Capital Partners LLC, an affiliate of our sponsor, previously had responsibility for gaming and real estate investments at Fortress Investment Group, a leading global alternative asset manager. Mr. Silvers has been instrumental in transactions within the real estate, gaming and hospitality industries totaling over $13.0 billion.

Climate for depository institutions

The Board of Directors also considered the current economic climate facing financial institutions as well as the regulatory environment that Western Liberty Bancorp would be operating in upon the consummation of the Acquisitions. The Board of Directors took into account the Cease and Desist Order under which Colonial Bank is currently operating and the supervisory committments under which 1st Commerce Bank is currently operating. The Las Vegas and Reno, Nevada economies have experienced significant declines in recent years due to the current economic climate, which has affected the business of both 1st Commerce Bank and Colonial Bank. The Board of Directors also considered the fact that Western Liberty Bancorp’s ability to grow and achieve profitability could be adversely affected by state and federal regulations that could limit its ability to make loans and purchase securities. Continued deterioration of the national and/or local economies or adverse government regulation could affect Western Liberty Bancorp’s ability to become profitable.

Potential for negative perception of loan portfolio with a concentration in commercial real estate

The loan portfolio to be acquired is heavily weighted to commercial real estate loans, which comprise approximately 69% of the portfolio’s gross principal balance on a consolidated basis. Our Board of Directors took into account the fact that business and earnings will be particularly sensitive to economic and market conditions affecting the real estate industry because a large portion of our loan portfolio will consist of commercial real estate, construction and residential loans. Real estate values have been declining in Nevada, steeply in some cases, which has affected collateral values and has resulted in increased provisions for loan losses for Nevada banks. Further, the effects of recent mortgage market challenges, combined with the ongoing decrease in residential real estate market prices and demand, could result in further price reductions in home values, adversely affecting the value of collateral securing residential real estate and construction loans as well as loan originations and gains on sale of real estate and construction loans. While generally containing lower risk than unsecured loans, commercial real estate and construction loans generally involve a high degree of credit risk. Such loans also generally involve larger individual loan balances. In addition, real estate construction loans may be affected to a greater extent than residential loans by adverse conditions in real estate markets or the economy because many real estate construction borrowers’ ability to repay their loans is dependent on successful development of their properties, as well as the factors affecting residential real estate borrowers.

Implementation of core processing infrastructure

Our Board of Directors also noted that we planned to engage a third party consultant to assist in the implementation of a third party processing system to use as its technology platform. This processing system is expected to provide integrated technology solutions and data processing services for Western Liberty Bancorp.

Financial sponsorship

Our Board of Directors also considered the actions we and our sponsor had taken to secure the approval of our stockholders. On July 28, 2009, we entered into the Support Agreement with our sponsor whereby our sponsor has agreed, at its option, and from time to time, to purchase through privately negotiated transactions, on such terms to be determined on a case by case basis and to be separately negotiated with each potential seller on an individual basis, up to 39% of our shares to help facilitate approval of the Acquisitions. To date, neither we nor our sponsor has made any offer to purchase or has commenced a solicitation to any potential sellers regarding the purchase of any such shares and has not entered into any negotiations with potential sellers. Under the terms of the Support Agreement, our sponsor will also have the right to sell the shares purchased by it or its affiliates to us at the same price paid by such purchaser (provided that the sale price shall be approved by a majority of the disinterested members of the board if the sale price is more than the five percent above the per share amount to be received by shareholders that elect to convert their shares into cash). The option must be exercised by our sponsor within one day of the shareholders meeting approving the Acquisitions. The Support Agreement and each of the agreements in connection with the purchase of shares by our sponsor and its affiliates is conditioned upon (i) an agreement by our warrant holders to restructure the outstanding warrants on terms satisfactory to our sponsor and (ii) the closing of a business combination. In connection with the Support Agreement, our sponsor has received a $140.0 million commitment from Jefferies to finance the purchase of shares. Under the terms of the Jefferies commitment, we have agreed, pursuant to the Indemnification and Waiver Agreement, to provide certain indemnities from any losses, claims, damages and liabilities, along with any related expenses, that arise under the debt financing arrangement subject to a waiver to all proceeds in the trust account. We will become a guarantor of the loan upon the closing of the Acquisitions; however, we expect the guarantee to be released upon the closing of the Acquisitions in accordance with its terms, as the entire amount of any funds loaned under the commitment is required to be repaid immediately after the closing. Additionally, our sponsor will have the right, at its option, to propose a term sheet to provide us permanent financing prior to the closing of the Acquisitions to exchange any purchased shares for new debt or equity securities.

Additionally, we engaged Jefferies & Company, Inc. and JMP Securities LLC as our advisors in connection with the Acquisitions and engaged Deutsche Bank Securities Inc. to provide investment banking after-market services in connection with the Acquisitions.

Favorable transaction structure

The Board also considered the measures we had taken to restructure the Founders Shares and our warrants to help facilitate a successful business combination by almost entirely eliminating the dilutive effect of the Founders Shares and warrants. On July 20, 2009, we entered into the Founders Shares Restructuring Agreement with our sponsor, pursuant to which the holders of Founders Shares controlled by our sponsor, on behalf of itself and the funds and accounts it manages, have agreed to cancel at least 90% of the outstanding Founders Shares in exchange for the Exchange Warrants. To date, holders of 95% of our Founders Shares have agreed to restructure their Founder Shares. The cancelled Founders Shares will include all such Founders Shares currently held by our sponsor and its affiliates. Additional holders of Founders Shares may subsequently agree to restructure their Founders Shares in accordance with the terms of the Founders Shares Restructuring Agreement. Each Exchange Warrant will be governed by the Amended and Restated Warrant Agreement and have terms identical to those of the restructured outstanding warrants (except as set forth in the Warrant Agreement). The exchange of Founders Shares for Exchange Warrants shall occur prior to or concurrently with the consummation of the Acquisitions. In consideration for entering into the Founders Shares Restructuring Agreement, we shall indemnify our sponsor and each participating holder of Founder Shares for any claims that arise out of or are based upon the restructuring of the Founders Shares and shall indemnify our sponsor and its affiliates for any of their obligations with respect to the Founders Shares. The Founders Shares Restructuring Agreement provides that no warrant held by our sponsor or any of its affiliates will be exercisable at any time while under our sponsor’s or any of its affiliates’ control. In addition, our sponsor will be required to obtain an opinion of bank regulatory counsel that the transfer of any warrants will not make the transferee a “bank holding company” under the Bank Holding Company Act or subject the transferee to prior approval by the Federal Reserve Board under the Change in Bank Control Act.

On July 20, 2009, we entered in an Amended and Restated Warrant Agreement with Continental Stock Transfer & Trust Company as warrant agent, which amends certain terms of our Public Warrants and our Private Warrants. The terms of the Amended and Restated Warrant Agreement provide for certain new terms, including (i) a new strike price of $12.50 per share of our common stock, par value $0.0001, (ii) an expiration occurring on the earlier of (x) seven years from the consummation of the Acquisitions or another business combination or (y) the date fixed for redemption of the warrants set forth in the original warrant agreement, (iii) a redemption price of $0.01 per warrant, provided that (x) all of the warrants are redeemed (y) the last sales price of the common stock has been equal to or greater than $21.00 per share on each of 20 trading days within any 30 day trading period ending on the third business day prior to the date on which notice of redemption is given and (z) there is an effective registration statement in place with respect to the common stock underlying the warrants, (iv) mandatory downward adjustment of the strike price for each warrant to reflect any cash dividends paid with respect to the outstanding common stock, until such date as our publicly traded common stock trades at $18.00 or more per share on each of 20 trading days within any 30 trading day period; and (v) in the event an effective registration statement is not in place on the date the warrants are set to expire, the warrants will remain outstanding until 90 days after an effective registration statement is filed. If we have not filed an effective registration statement within 90 days after the expiration date, the warrants shall become exercisable for cash consideration. Additionally, the warrants shall not be exercisable by any warrant holder to the extent that, after giving effect to such exercise, any warrant holder or its affiliates would beneficially own in excess of 9.99% of the common stock outstanding immediately after giving effect to such exercise and no warrants held by our sponsor or any of its affiliates will be exercisable at any time while under our sponsor’s or any of its affiliates’ control. In addition, our sponsor will be required to obtain an opinion of bank regulatory counsel that the transfer of any warrants will not make the transferee a “bank holding company” under the Bank Holding Company Act or subject the transferee to prior approval by the

Federal Reserve Board under the Change in Bank Control Act. The Amended and Restated Warrant Agreement shall be effective upon execution by us and Continental Transfer & Trust Company, but will be subject to (i) receipt by us of the approval for listing of the amended warrants by the NYSE Amex and (ii) receipt of certifications by us and Continental Transfer & Trust Company from the applicable registered holders of such warrants certifying the number of warrants held by the consenting warrant holders. We intend to file a Schedule 14C Information Statement in connection with the warrant restructuring as soon as practicable.

Completion of the Acquisitions

We will be required to liquidate under the terms of its amended and restated certificate of incorporation if it does not complete a business combination by November 27, 2009. Our Board of Directors considered all of the foregoing factors as a whole and concluded that it supported a favorable determination to approve the Acquisitions and recommend it to our stockholders.

Satisfaction of 80% Test

It is a requirement that any business acquired by us have a fair market value equal to at least 80% of our trust account balance (excluding amounts payable for deferred underwriting commissions) at the time of such acquisition, which represents approximately $245.7 million based on the amount held in our trust account as of June 30, 2009. Our Board of Directors believes that 1st Commerce Bank and the Select Colonial Assets have a fair market value in excess of $245.7 million, given that the combined book value of 1st Commerce Bank and the Select Colonial Assets is in excess of $500.0 million. Our Board of Directors accordingly concluded that the 80% requirement contained in our Amended and Restated Certificate of Incorporation was met. Our Board of Directors believes because of the financial skills and background of its directors, it was qualified to conclude that the Acquisitions of the targets met this requirement.

Interests of Our Directors and Officers and Others in the Acquisitions

When you consider the recommendation of our Board of Directors in favor of approval of the Acquisition Proposal, you should keep in mind that our directors and officers have interests in the transaction that are different from, or in addition to, your interests as a stockholder. These interests include, among other things:

•	If the Acquisitions are not consummated by November 27, 2009, our amended and restated certificate of incorporation provides that we will automatically be liquidated. In such event, Founders Shares, Exchange Warrants and restricted stock units held by certain current directors and officers would be worthless. As of August , 2009, the record date for the Special Meeting, certain current directors and officers held a total of 200,000 restricted stock units.

•	Our sponsor purchased 7.5 million Private Warrants, for an aggregate purchase price of $7,500,000 in a private placement which occurred immediately prior to our initial public offering. On July 20, 2009, we entered in an Amended and Restated Warrant Agreement which amends certain terms of our Public Warrants and our Private Warrants. All of the warrants will become worthless if the Acquisitions are not consummated and we are liquidated.

•	After the consummation of the Acquisitions, Jason Ader will continue to serve as our Chief Executive Officer and as Chairman of our Board of Directors and Daniel Silvers will continue to serve as our President. It is expected that our current directors, Messrs. Nelson, Coles and Frankel, will continue to serve on our Board of Directors. At present, there have been no agreements entered into, or discussions regarding, the terms of employment with our executive officers or the compensation of our directors, except for the employment agreement with Mr. Daigle. It is contemplated that if the Acquisitions are approved, the compensation and other terms of employment of our executive officers and the compensation of directors, except for Mr. Daigle, will be determined by the Compensation Committee and will be commensurate with the compensation packages of comparable level executives at similarly situated companies. Because we have made a determination to postpone such discussions until after the closing of the transaction and the formation of the Compensation Committee, you will not have information you may deem material to your decision on whether or not to vote in favor of the Acquisitions.

•	If we are required to be liquidated, our sponsor may have to indemnify us against claims by vendors, service providers, prospective target businesses or other entities that did not provide valid and enforceable waivers to any rights or claims to the trust account.

•	Upon consummation of the Acquisitions, Mark Daigle will serve as President of 1st Commerce Bank. Pursuant to that employment agreement, Mr. Daigle will receive a one-time grant of restricted stock equal to $3.0 million divided by the closing price of our common stock on the Effective Date and a bonus of $100,000 within ten days of the Effective Date. See the section entitled “Executive Officer and Director Compensation — Employment Agreements.”

•	In connection with the Acquisitions, we entered into the Support Agreement with our sponsor whereby our sponsor has agreed, at its option, and from time to time, to purchase through privately negotiated transactions, on such terms to be determined on a case by case basis and to be separately negotiated with each potential seller on an individual basis, up to 39% of our shares to help facilitate approval of the Acquisitions. The Amended and Restated Support Agreement and each of the agreements in connection with the purchase of shares by our sponsor and its affiliates is conditioned upon the closing of a business combination.

•	In connection with the Acquisitions, our sponsor has received a $140.0 million commitment from Jefferies to finance the purchase of shares. Under the terms of the Jefferies commitment, we have agreed, pursuant to the Indemnification Agreement, to provide certain indemnities from any losses, claims, damages and liabilities, along with any related expenses, that arise under the debt financing arrangement subject to a waiver to all proceeds in the trust account. We will become a guarantor of the loan upon the closing of the Acquisitions, however, we expect the guarantee to be released upon the closing of the Acquisitions in accordance with its terms, as the entire amount of any funds loaned under the commitment is required to be repaid immediately after the closing. Additionally, our sponsor will have the right, at its option, to propose a term sheet to provide us permanent financing prior to the closing of the Acquisitions to exchange any purchased shares for new debt or equity securities.

•	We have entered into the Founders Shares Restructuring Agreement with our sponsor, pursuant to which our sponsor, on behalf of itself and the funds and accounts it manages and participating holders of Founders Shares, has agreed to cancel at least 90% of the outstanding Founders Shares in exchange for Exchange Warrants. The cancelled Founders Shares will include all such Founders Shares currently held by our sponsor and its affiliates. In consideration for entering into the Founders Shares Restructuring Agreement, we shall indemnify our sponsor and each participating holder of Founders Shares for any claims that arise out of or are based upon the restructuring of the Founders Shares and shall indemnify our sponsor and its affiliates for any of their obligations with respect to the Founders Shares.

•	Additionally, upon consummation of the Acquisitions, the underwriters of our initial public offering will be entitled to receive $9,584,655 of deferred underwriting commissions, a portion of which they have agreed to pay to our advisors engaged in connection with the Acquisitions. The underwriters and our advisors will not receive fees or commissions if the Acquisitions are not consummated.

Interests of Colonial Bank’s Directors and Officers in the Acquisitions

•	Upon consummation of the Acquisitions, Mark Daigle will serve as the Chief Executive Officer of our wholly-owned subsidiary, 1st Commerce Bank. On July 13, 2009, Mr. Daigle entered into an employment agreement with us that will be effective upon the closing of the Acquisitions. See the section entitled “Executive Officer and Director Compensation — Employment Agreements.”

•	In addition, Mark Carr will serve as Chief Credit Officer of 1st Commerce Bank. Mr. Carr will be compensated in such manner, and in such amounts, as determined by the Compensation Committee of our Board of Directors.

Interests of 1st Commerce Bank’s Directors and Officers in the Acquisitions

No directors or officers of 1st Commerce Bank have an interest in the transactions contemplated in this proxy statement.

Recommendation of our Board of Directors

After careful consideration of the matters described above, our Board of Directors determined unanimously that the Acquisition Proposal is fair to and in the best interests of the company and its stockholders. Our Board of Directors has approved and declared advisable and unanimously recommend that you vote or give instructions to vote “FOR” the Acquisition Proposal.

The foregoing discussion of the information and factors considered by our Board of Directors is not meant to be exhaustive, but includes the material information and factors considered by our Board of Directors.

Colonial Bank’s Reasons for the Approval of the Acquisitions

Colonial Bank and Colonial BancGroup determined that the proposed divestiture of the Select Colonial Assets was in the best interest of Colonial Bank, Colonial BancGroup and its shareholders.

1st Commerce Bank’s Reasons for the Approval of the Acquisitions

1st Commerce Bank has agreed with the FDIC and the Nevada Financial Institutions Division (i) to develop a written action plan to reduce the bank’s risk for any loan classified substandard and exceeding $150,000, (ii) to adopt a written plan to better manage lending risk concentration, (iii) to develop a plan for improving bank earnings, (iv) to maintain Tier 1 capital at a level no less than 9% of the bank’s total assets, (v) to pay dividends only with the prior written consent of the FDIC and the Nevada Division of Financial Institutions and (vi) to provide quarterly progress reports regarding these undertakings.

We and 1st Commerce Bank believe that the consummation of the Acquisitions, together with the appointment of the new directors and officers to serve on the board of directors of Western Liberty Bancorp and 1st Commerce Bank upon the consummation of the Acquisitions will be consistent with the agreement with the FDIC and the Nevada Financial Institutions Division and enable 1st Commerce Bank to comply with the guidelines set forth by the FDIC and the Nevada Financial Institutions.

Actions That GCAC and Our Sponsor May Take to Secure Approval of Our Stockholders

Holders of 30% or more of the Public Shares may have the intention to vote against the Acquisitions and seek conversion of their Public Shares into cash in accordance with our amended and restated certificate of incorporation. If such event were to occur, the Acquisitions could not be completed. To help preclude such a possibility, on July 28, 2009, we entered into the Support Agreement with our sponsor whereby our sponsor has agreed, at its option, and from time to time, to purchase through privately negotiated transactions, on such terms to be determined on a case by case basis and to be separately negotiated with each potential seller on an individual basis, up to 39% of our shares to help facilitate approval of the Acquisitions. To date, neither we nor our sponsor has made any offer to purchase or has commenced a solicitation to any potential sellers regarding the purchase of any such shares and has not entered into any negotiations with potential sellers. Under the terms of the Support Agreement, our sponsor will also have the right to sell the shares purchased by it or its affiliates to us at the same price paid by such purchaser (provided that the sale price shall be approved by a majority of the disinterested members of the board if the sale price is more than the five percent above the per share amount to be received by shareholders that elect to convert their shares into cash). The option must be exercised by our sponsor within one day of the shareholders meeting approving the Acquisitions. The Support Agreement and each of the agreements in connection with the purchase of shares by our sponsor and its affiliates is conditioned upon (i) an agreement by our warrant holders to restructure the outstanding warrants on terms satisfactory to our sponsor and (ii) the closing of a business combination. In connection with the Support Agreement, our sponsor has received a $140.0 million commitment from Jefferies to finance the purchase of shares. Under the terms of the Jefferies commitment, we have agreed, pursuant to the Indemnification and Waiver Agreement, to provide certain indemnities from any losses, claims, damages and liabilities, along with any related expenses, that arise under the debt financing arrangement subject to a waiver to all proceeds in the trust account. We will become a guarantor of the loan upon the closing of the Acquisitions; however, we expect the guarantee to be released upon the closing of the Acquisitions in accordance with its terms, as the entire amount of any funds loaned under the commitment is required to be repaid immediately after the closing. Additionally, our sponsor will have the right, at its option, to propose a term sheet to provide us permanent financing prior to the closing of the Acquisitions to exchange any purchased shares for new debt or equity securities.

As a result of the purchases that may be effected through this arrangement, it is possible that the number of shares of our common stock in public float will be significantly reduced and that the number of beneficial holders of our securities also will be reduced. This may make it difficult to maintain the quotation, listing or trading of our securities on the NYSE Amex or any other national securities exchange.

We will file a Current Report on Form 8-K to disclose arrangements entered into or significant purchases made by our sponsor that would affect the vote on the Acquisition Proposal or the conversion threshold. Any such report will include descriptions of any arrangements entered into or significant purchases by our sponsor.

The purpose of this arrangement is to increase the likelihood of satisfaction of the requirements that the holders of a majority of the Public Shares present (in person or represented by proxy) and entitled to vote on the Acquisition Proposal vote in its favor and that holders of fewer than 30% of the Public Shares vote against the Acquisition Proposal and demand conversion of their Public Shares into cash where it appears that such requirements would otherwise not be met. All shares purchased pursuant to this arrangement would be voted in favor of the Acquisition Proposal. If, for some reason, the Acquisitions are not closed despite such purchases, the purchasers would be entitled to participate in liquidation distributions from our trust fund with respect to such shares.

Purchases pursuant to this arrangement ultimately paid for with funds in our trust account would diminish the funds available to us after the Acquisitions for working capital and general corporate purposes. Please see the section entitled “Risk Factors — Our working capital will be reduced if our stockholders exercise their right to convert their shares into cash and if our sponsor purchases Public Shares pursuant to the Amended and Restated Sponsor Support Agreement, which reduced working capital may adversely affect our business and future operations.” Nevertheless, in all events there will be sufficient funds available to us from the trust account to pay the holders of all Public Shares that are properly converted.

Additionally, we have engaged Jefferies & Company, Inc. and JMP Securities LLC as our advisors in connection with the Acquisitions. Our underwriters in connection with our initial public offering have agreed to pay a portion of the deferred underwriting discount payable to them to Jefferies & Company, Inc. and JMP Securities LLC in consideration for these services in connection with the Acquisitions. We have also engaged Deutsche Bank Securities Inc. to provide investment banking after-market services in connection with the Acquisitions.

It is possible that the Special Meeting could be adjourned to provide time to seek out and negotiate such transactions if, at the time of the meeting, it appears that the requisite vote will not be obtained or that the limitation on conversion will be exceeded, assuming that an Adjournment Proposal is approved. Also, under Delaware law, the Board of Directors may postpone the meeting at any time prior to it being called to order in order to provide time to seek out and negotiate such transactions.

Rescission Rights

Our initial public offering prospectus did not disclose that funds in our trust account might be used, directly or indirectly, to purchase Public Shares in order to secure approval of our stockholders of the Acquisitions as set forth in the section entitled “The Acquisition Proposal — Actions that GCAC and our Sponsor May Take to Secure Approval of Our Stockholders.” Accordingly, if funds in the trust account are used for such purpose, each holder of Public Shares at the time of the Acquisitions who purchased his Public Shares in the initial public offering and who has not converted his shares into cash may have securities law claims against us for rescission (under which a successful claimant has the right to receive the total amount paid for his or her securities pursuant to an allegedly deficient prospectus, plus interest and less any income earned on the securities, in exchange for surrender of the securities) or damages (compensation for loss on an investment caused by alleged material misrepresentations or omissions in the sale of a security).

Such claims may entitle stockholders asserting them to up to $10.00 per share, based on the initial offering price of the initial public offering units comprised of stock and warrants, less any amount received from sale of the original warrants purchased with them, plus interest from the date of our initial public offering (which, in the case of holders of Public Shares, may be more than the pro rata share of the trust account to which they are entitled on conversion or liquidation).

In general, a person who purchased shares pursuant to a defective prospectus or other representation must make a claim for rescission within the applicable statute of limitations period, which, for claims made under Section 12 of the Securities Act and some state statutes, is one year from the time the claimant discovered or reasonably should have discovered the facts giving rise to the claim, but not more than three years from the occurrence of the event giving rise to the claim. A successful claimant for damages under federal or state law could be awarded an amount to compensate for the decrease in value of his or her shares caused by the alleged violation (including, possibly, punitive damages), together with interest, while retaining the shares. Claims under the anti-fraud provisions of the federal securities laws must generally be brought within two years of discovery, but not more than five years after occurrence. Rescission and damages claims would not necessarily be finally adjudicated by the time the Acquisitions may be completed, and such claims would not be extinguished by consummation of the transactions.

Even if you do not pursue such claims, others, who may include all holders of Public Shares, may. Neither GCAC nor the targets can predict whether our stockholders will bring such claims, how many might bring them or the extent to which they might be successful.

Issuance of Restricted Stock Units

As part of the Acquisition Proposal, we will issue a total of 200,000 restricted stock units with respect to shares of our common stock to our directors Richard A.C. Coles, Michael Frankel and Mark Schulhof in consideration of their participation on our Board of Directors and any committee thereof, pursuant to letter agreements dated December 23, 2008, to grant each of them 50,000 restricted stock units, and to our President, Daniel Silvers in consideration of his appointment as our President, pursuant to a letter agreement dated April 28, 2009, to grant him 50,000 restricted stock units.

Pursuant to these letters, we agreed to submit the restricted stock units to a vote of our stockholders in connection with the solicitation of proxies from our stockholders to approve a business combination. Subject to stockholder approval of the Acquisition Proposal, the restricted stock units shall fully vest on the closing date of a business combination. Settlement of vested restricted stock units will occur on the date that is 180 calendar days after the vesting date. Restricted stock units will be settled by delivery of one share of our common stock for each restricted stock unit settled. Such restricted stock units shall be subject to a lock-up period that will commence on the date of the agreement granting such restricted stock units and will continue for a period of 180 calendar days after the closing date of a business combination.

Issuance of Restricted Stock

As part of the Acquisition Proposal, we will issue restricted stock with respect to shares of our common stock to Mark Daigle and George A. Rosenbaum Jr. in consideration for their services as executive officers of our Nevada commercial banking operations, subject to the closing of the Acquisitions.

Pursuant to an employment agreement, dated July 13, 2009, we have agreed to grant Mr. Daigle a number of shares of restricted stock equal to $3,000,000 divided by the closing price of our common stock on the Effective Date (as defined herein) of his employment agreement. Pursuant to an employment agreement, dated July 28, 2009, we have agreed to grant Mr. Rosenbaum a number of shares of restricted stock equal to $250,000 divided by the closing price of our common stock on the Effective Date (as defined herein) of his employment agreement.

Pursuant to these employment agreements, we agreed to submit the restricted stock to a vote of our stockholders in connection with the solicitation of proxies from our stockholders to approve a business combination. Subject to stockholder approval of the Acquisition Proposal, the restricted stock will vest 20% on each of the first, second, third, fourth and fifth anniversaries of the effective date of the employment agreement, subject to Mr. Daigle and Mr. Rosenbaum’s continuous employment through each vesting date, except that the restricted stock will immediately vest in full upon a change in control. Such restricted stock is subject to a lock-up period that will commence on the vesting date and will continue for a period one year following each vesting date. During this period Mr. Daigle and Mr. Rosenbaum may not transfer the shares of our common stock that became vested on such vesting date, subject to certain exceptions.

Amendment of the Warrant Agreement

On July 20, 2009, we entered in an Amended and Restated Warrant Agreement with Continental Stock Transfer & Trust Company as warrant agent, which amends certain terms of our Public Warrants and our Private Warrants. The terms of the Amended and Restated Warrant Agreement provide for certain new terms, including (i) a new strike price of $12.50 per share of our common stock, par value $0.0001, (ii) an expiration occurring on the earlier of (x) seven years from the consummation of the Acquisitions or another business combination or (y) the date fixed for redemption of the warrants set forth in the original warrant agreement, (iii) a redemption price of $0.01 per warrant, provided that (x) all of the warrants are redeemed (y) the last sales price of the common stock has been equal to or greater than $21.00 per share on each of 20 trading days within any 30 day trading period ending on the third business day prior to the date on which notice of redemption is given and (z) there is an effective registration statement in place with respect to the common stock underlying the warrants, (iv) mandatory downward adjustment of the strike price for each warrant to reflect any cash dividends paid with respect to the outstanding common stock, until such date as our publicly traded common stock trades at $18.00 or more per share on each of 20 trading days within any 30 trading day period; and (v) in the event an effective registration statement is not in place on the date the warrants are set to expire, the warrants will remain outstanding until 90 days after an effective registration statement is filed. If we have not filed an effective registration statement within 90 days after the expiration date, the warrants shall become exercisable for cash consideration. Additionally, the warrants shall not be exercisable by any warrant holder to the extent that, after giving effect to such exercise, any warrant holder or its affiliates would beneficially own in excess of 9.99% of the common stock outstanding immediately after giving effect to such exercise and no warrants held by our sponsor or any of its affiliates will be exercisable at any time while under our sponsor’s or any of its affiliates’ control. In addition, our sponsor will be required to obtain an opinion of bank regulatory counsel that the transfer of any warrants will not make the transferee a “bank holding company” under the Bank Holding Company Act or subject the transferee to prior approval by the Federal Reserve Board under the Change in Bank Control Act. The Amended and Restated Warrant Agreement shall be effective upon execution by us and Continental Transfer & Trust Company, but will be subject to (i) receipt by us of the approval for listing of the amended warrants by the NYSE Amex and (ii) receipt of certifications by us and Continental Transfer & Trust Company from the applicable registered holders of such warrants certifying the number of warrants held by the consenting warrant holders. We intend to file a Schedule 14C Information Statement in connection with the warrant restructuring as soon as practicable.

Restructuring of the Founders Shares

Prior to our initial public offering, we issued 8,625,000 Founders Shares in a private placement transaction pursuant to Section 4(2) of the Securities Act of 1933, as amended, to certain of our affiliates for an aggregate amount of $8,625 in cash, at a purchase price of $0.001 per share, of which 637,786 were redeemed because the underwriters did not fully exercise their over-allotment option. As of the date hereof, there are a total of 7,987,214 Founders Shares outstanding after such redemption.

On July 20, 2009, we entered into the Founders Shares Restructuring Agreement with our sponsor, pursuant to which the holders of Founders Shares controlled by our sponsor, on behalf of itself and the funds and accounts it manages, have agreed to cancel at least 90% of the outstanding Founders Shares in exchange for the Exchange Warrants. To date, holders of 95% of our Founders Shares have agreed to restructure their

Founders Shares. The cancelled Founders Shares will include all such Founders Shares currently held by our sponsor and its affiliates. Additional holders of Founders Shares may subsequently agree to restructure their Founders Shares in accordance with the terms of the Founders Shares Restructuring Agreement. Each Exchange Warrant will be governed by the Amended and Restated Warrant Agreement and have terms identical to those of the restructured outstanding warrants (except as set forth in the Amended and Restated Warrant Agreement). The exchange of Founders Shares for Exchange Warrants shall occur prior to or concurrently with the consummation of the Acquisitions. In consideration for entering into the Founders Shares Restructuring Agreement, we shall indemnify our sponsor and each participating holder of Founders Shares for any claims that arise out of or are based upon the restructuring of the Founders Shares and shall indemnify our sponsor and its affiliates for any of their obligations with respect to the Founders Shares. The Founders Shares Restructuring Agreement provides that no warrant held by our sponsor or any of its affiliates will be exercisable at any time while under our sponsor’s or any of its affiliates’ control. In addition, our sponsor will be required to obtain an opinion of bank regulatory counsel that the transfer of any warrants will not make the transferee a “bank holding company” under the Bank Holding Company Act or subject the transferee to prior approval by the Federal Reserve under the Change in Bank Control Act.

Certain Material Federal Income Tax Consequences of the Acquisitions and Related Transactions to Us and Our Stockholders

The following section is a summary of certain material United States federal income tax consequences of the Acquisitions to us and to holders of our common stock. This discussion addresses only those of our stockholders that hold their shares as a capital asset within the meaning of Section 1221 of the Code, and does not address all of the United States federal income tax consequences that may be relevant to particular holders in light of their individual circumstances or to holders that are subject to special rules, such as:

•	financial institutions;

•	investors in pass-through entities;

•	tax-exempt organizations;

•	dealers in securities or currencies;

•	traders in securities that elect to use a mark-to-market method of accounting;

•	persons that hold our common stock as part of a straddle, hedge, constructive sale or conversion transaction; and

•	persons who are not citizens or residents of the United States.

This summary is based upon the Code, applicable treasury regulations thereunder, published rulings and court decisions, all as currently in effect as of the date hereof, and all of which are subject to change, possibly with retroactive effect. Tax considerations under state, local and foreign laws, or federal laws other than those pertaining to income tax, are not addressed.

Neither GCAC, 1st Commerce Bank nor Colonial Bank intends to request any ruling from the Internal Revenue Service as to the U.S. federal income tax consequences of the Acquisitions and related transactions.

We believe that in connection with the Acquisitions no gain or loss will be recognized by us or by our stockholders if their conversion rights are not exercised.

We also believe that a stockholder who exercises conversion rights and effects a termination of the stockholder’s interest in GCAC will recognize gain or loss upon the exchange of that stockholder’s shares of our common stock for cash. Such gain or loss will be measured by the difference between the amount of cash received and the tax basis of that stockholder’s shares of our common stock. This gain or loss will be a capital gain or loss if the shares were held as a capital asset on the date of the termination and will be a long-term capital gain or loss if the holding period for the shares of our common stock is more than one year.

We further believe that no income, gain or loss will be recognized by us or by our stockholders in connection with the issuance of restricted stock units to our officers and directors, the issuance of restricted stock to Mark Daigle and George A. Rosenbaum, Jr. and the restructuring of Founders Shares.

The statements set forth above are based on current law. Future legislative, administrative or judicial changes or interpretations, which can apply retroactively, could affect the accuracy of those conclusions.

This discussion is intended to provide only a summary of certain material United States federal income tax consequences of the Acquisitions and related transactions. It does not address tax consequences that may vary with, or are contingent on, a GCAC stockholder’s individual circumstances. In addition, the discussion does not address any non-income tax or any foreign, state or local tax consequences of the Acquisitions and related transactions. Accordingly, you are strongly urged to consult with your tax advisor to determine the particular United States federal, state, local or foreign income or other tax consequences to you.

Anticipated Accounting Treatment

We intend to account for the Acquisitions under the acquisition method of accounting in accordance with the provisions of Statement of Financial Accounting No. 141(R), “Business Combinations.” Under this accounting method, we will record at its fair value the assets of the targets less the liabilities assumed, with the excess of the purchase price over the estimated fair value of such net assets reflected as goodwill. Our statement of operations will include the operations of the targets after the acquisition date.

Regulatory Matters

Completion of the Acquisitions are subject to prior receipt of all approvals and consents required to be obtained from applicable governmental and regulatory authorities to complete the Acquisitions. Under the terms of the Colonial Asset Purchase Agreement, GCAC, Colonial BancGroup and Colonial Bank have agreed to use commercially reasonable best efforts to satisfy or cause to be satisfied as soon as practicable their respective obligations and all conditions to closing (including obtaining regulatory approvals) and Colonial Bank has further agreed to use its best efforts to obtain all regulatory approvals applicable to it. Under the 1st Commerce Merger Agreement, GCAC, Merger Sub, Capitol Development and 1st Commerce Bank have agreed to use commercially reasonable best efforts to take all action necessary to consummate the transactions contemplated thereby, including obtaining such regulatory approvals.

There can be no assurance that regulatory approvals will be obtained, that such approvals will be received on a timely basis, or that such approvals will not impose conditions or requirements that, individually or in the aggregate, would or could reasonably be expected to have a material adverse effect on the financial condition, results of operations, assets or business of GCAC, Colonial Bank or 1st Commerce Bank following completion of the Acquisitions.

The approval of an application by the applicable banking regulatory agency means only that the regulatory criteria for approval have been satisfied or waived. It does not mean that the approving authority has determined that the consideration to be received by the targets is fair. Regulatory approval does not constitute an endorsement or recommendation of the Acquisitions.

In order for Merger Sub to merge with and into 1st Commerce Bank, we must first obtain approval from the Federal Reserve under Section 3(a)(1) of the Bank Holding Company Act of 1956, as amended, to become a bank holding company and approval of the FDIC for the Merger of Merger Sub into 1st Commerce Bank under the Bank Merger Act. We must also obtain approval of the Nevada Financial Institutions Division. Merger Sub was formed by us under Nevada law for the sole purpose of facilitating our acquisition of 1st Commerce Bank.

In order for us to purchase the Select Colonial Assets immediately after the closing of the Merger, we must also obtain approval from the FDIC under the Bank Merger Act for the acquisition of the Select Colonial Assets, as well as approval of the Nevada Financial Institutions Division.

We have submitted applications to the Federal Reserve, the FDIC, and the Nevada Financial Institutions Division for approval of the Merger with 1st Commerce Bank and the purchase of the Select Colonial Assets. It is unlikely that the regulatory authorities will have taken final action on those applications by the date of the meeting. See the section entitled “Supervision and Regulation” for the further description of BHCA and Regulation Y compliance requirements for investors controlling more than 5% of our outstanding voting common stock.

GCAC, Colonial Bank, Colonial BancGroup, Capitol Development and 1st Commerce Bank are not aware of any governmental approvals or compliance with banking laws and regulations that are required for the Acquisitions to become effective other than those described herein. GCAC, Colonial Bank, Colonial BancGroup, Capitol Development and 1st Commerce Bank intend to seek any other approvals and to take any other actions that may be required to complete the Acquisitions. There can be no assurance that any required approval or action can be obtained or taken prior to the meeting.

Required Vote

The approval of the Acquisition Proposal will require the affirmative vote of the holders of a majority of the Public Shares present (in person or represented by proxy) and entitled to vote at the Special Meeting.

THE GCAC BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE GCAC STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE ACQUISITION PROPOSAL.

THE 1ST COMMERCE MERGER AGREEMENT

The following summary of certain material provisions of the 1st Commerce Merger Agreement is qualified by reference to the complete text of the 1st Commerce Merger Agreement, a copy of which is attached as Annex A to this proxy statement and is incorporated herein by reference. Each capitalized term used herein that is defined in the 1st Commerce Merger Agreement shall have the meaning set forth in the 1st Commerce Merger Agreement. All stockholders are encouraged to read the 1st Commerce Merger Agreement in its entirety for a more complete description of the terms and conditions of the Acquisitions.

Structure of the Merger

Pursuant to the 1st Commerce Merger Agreement, Merger Sub will be merged with and into 1st Commerce Bank, with 1st Commerce Bank being the surviving entity and becoming GCAC’s wholly-owned subsidiary at the closing.

Merger Consideration

GCAC will pay the stockholders of 1st Commerce Bank an aggregate merger consideration of $8.25 million, subject to adjustment in accordance with the terms of the 1st Commerce Merger Agreement.

The shares of those 1st Commerce Bank stockholders who do not exercise their dissenters’ rights under Nevada law will be cancelled and extinguished and automatically converted into the right to certain per share merger consideration, based on the aggregate merger consideration paid. Each share of common stock of Merger Sub shall be converted into one share of common stock of the surviving corporation.

Closing and Effective Time of the Merger

The closing of the Merger will take place upon the satisfaction or waiver of the conditions to closing set forth in the 1st Commerce Merger Agreement. The parties to the 1st Commerce Merger Agreement will cause the Merger to be consummated by filing Articles of Merger with the Secretary of State of Nevada (the date and time of such filing, the “Effective Time”) as soon as practicable on or after the closing date.

Indemnification

The 1st Commerce Merger Agreement provides that Capitol Development will indemnify GCAC, Merger Sub and 1st Commerce Bank (from and after the Effective Time) for losses arising from, among other things, (i) any breach of, or inaccuracy contained in, any representation or warranty by Capitol Development or 1st Commerce Bank, and (ii) Capitol Development’s or 1st Commerce Bank’s failure to perform or otherwise fulfill any of its agreements, covenants, obligations or undertakings thereunder and in accordance with the terms thereof.

Pursuant to the 1st Commerce Merger Agreement, we will indemnify the stockholders of 1st Commerce Bank for losses arising from among other things, (i) any breach of, or inaccuracy contained in, any representation or warranty by GCAC, and (ii) GCAC’s failure to perform or otherwise fulfill any of its agreements, covenants, obligations or undertakings thereunder and in accordance with the terms thereof.

Subject to certain exceptions, each party’s ability to seek indemnification for losses arising from breaches of representations and warranties is not triggered until the aggregate amount of such losses exceeds $300,000, whereupon the indemnified party will be entitled to indemnification for the amount of such losses in excess of $300,000. No indemnified party shall be deemed to have suffered any losses as result of a breach of, or inaccuracy contained in, any representation or warranty unless losses arising out of that breach (together with all matters substantially related to the matter underlying that breach) equal or exceed $5,000; provided, that the aggregate amount of losses that each indemnified party shall be deemed not to have been suffered shall not exceed $50,000. Subject to certain exceptions, the maximum aggregate liability of the indemnifying parties arising out of a breach of representation or warranty shall be limited to $1,000,000 in the aggregate.

Pursuant to the 1st Commerce Merger Agreement, the liability for indemnification of any indemnifying party will not exceed the actual damages of the party entitled to indemnification and will not include incidental, indirect, special, punitive, exemplary or other similar damages or diminution in value, other than any such damages awarded to a third party.

Guaranty

Capitol Bancorp has agreed to guarantee to GCAC and Merger Sub the full prompt payment and punctual performance by Capitol Development and 1st Commerce Bank of any and all obligations of such parties under the 1st Commerce Merger Agreement, including, without limitation, Capitol Development’s indemnification obligations.

Representations and Warranties; Covenants

The 1st Commerce Merger Agreement contains customary representations and warranties and covenants, subject to certain exceptions, for the benefit of GCAC and Merger Sub, on the one hand, and Capitol Development, on the other hand, and each of their respective affiliates. All representations and warranties contained in the 1st Commerce Merger Agreement shall survive for a period of fifteen (15) months subsequent to the closing date, except as set forth herein. Representations and warranties of (a) Capitol Development and 1st Commerce Bank with respect to (i) 1st Commerce Bank’s capitalization, (ii) Capitol Development and 1st Commerce’s organization, standing and authority, (iii) Capitol Development and 1st Commerce’s legal power and authority and (iv) the enforceability of the 1st Commerce Merger Agreement against Capitol Development and 1st Commerce Bank and (b) GCAC and Merger Sub with respect to GCAC and Merger Sub’s organization, standing, authority, legal power and authority and enforceability of the 1st Commerce Agreement against GCAC and Merger Sub shall survive the closing and continue in full force and effect indefinitely. Capitol Development and 1st Commerce Bank’s representations and warranties relating to taxes and compliance with laws shall survive the closing and continue in full force and effect until ninety (90) days after the applicable statutes of limitations expire. The covenants and agreements of the Parties contained in the 1st Commerce Merger Agreement shall survive the closing indefinitely.

Conditions to the Consummation of the Merger

The obligations of the parties to the 1st Commerce Merger Agreement to complete the Merger are subject to the satisfaction of specified conditions prior to the closing date, including (i) none of the parties shall be subject to any order, decree or injunction of a court or agency of competent jurisdiction which challenges, enjoins or prohibits the consummation of the Merger, (ii) no statute, rule, regulation, order, injunction or decree shall have been enacted, entered, promulgated or enforced by any legislative body or governmental entity which prohibits, restricts or makes illegal the consummation of the Merger, (iii) there shall be no action, suit, claim, litigation or proceeding before any administrative or judicial body or threatened against Capitol Development, 1st Commerce Bank, GCAC or Merger Sub or any of their respective officers or directors, that would be reasonably expected to materially and adversely affect the ability of GCAC to own or control 1st Commerce Bank or the ability to consummate the Merger as provided in the 1st Commerce Merger Agreement, and (iv) all necessary governmental approvals, permissions or consents if any shall have been obtained and shall not have been revoked, and all legally required notices to depositors shall have been made, and the legally required waiting or protest periods, of or relating to licenses, approvals and consents shall have been met (the “Regulatory Approvals”).

Obligations of GCAC and Merger Sub

The obligations of GCAC and Merger Sub to consummate the transactions contemplated by the 1st Commerce Merger Agreement are subject to, among other things, customary closing conditions as well as the following conditions:

•	the approval by holders of the Public Shares of the Acquisition Proposal;

•	the holders of fewer than 30% of the Public Shares voting against the acquisition and properly demanding that their Public Shares be converted into a pro-rata portion of the trust account, calculated as of two business days prior to the anticipated consummation of the Merger;

•	the holders of a majority of the outstanding shares of 1st Commerce Bank approving the 1st Commerce Merger Agreement, the Merger and the transactions contemplated thereby;

•	the approval of the 1st Commerce Merger Agreement, the Merger and the other transactions contemplated thereby by the holders of a majority of all the issued and outstanding shares of Class A Common Stock and Class B Common Stock of Capitol Development voting together as a single class;

•	the holders of not more than 25% of the outstanding shares of 1st Commerce Bank having exercised, or having continuing rights to exercise dissenters’ rights under the Nevada Revised Statutes with respect to the transactions contemplated by the 1st Commerce Merger Agreement;

•	evidence satisfactory to GCAC and Merger Sub that 1st Commerce Bank has disposed of all Excluded Loans (as defined in the 1st Commerce Merger Agreement); and

•	1st Commerce Bank remaining FDIC insured, with no action pending, threatened or contemplated to terminate FDIC deposit insurance.

Obligations of Capitol Development and 1st Commerce Bank

The obligations of GCAC and Merger Sub to consummate the transactions contemplated by the 1st Commerce Merger Agreement are subject to, among other things, customary closing conditions as well as the approval of the 1st Commerce Merger Agreement, the Merger and the other transactions contemplated thereby by the holders of a majority of all the issued and outstanding shares of Class A Common Stock and Class B Common Stock of Capitol Development voting together as a single class.

Waiver

The 1st Commerce Merger Agreement may not be modified except in a writing duly executed by the parties.

Termination

The 1st Commerce Merger Agreement may be terminated prior to the closing, subject to certain exceptions, (i) by mutual written consent of GCAC and Capitol Development, (ii) by either such party if there has been a material breach on the part of the other party of any representation, warranty or agreement contained in the 1st Commerce Merger Agreement which cannot be or has not been cured within thirty (30) days after written notice by GCAC or Capitol Development to the other of such breach, (iii) by either GCAC or Capitol Development if any court or Bank Regulator (as defined therein) shall finally determine that the subject matter of the 1st Commerce Merger Agreement violates any law and the terms of the 1st Commerce Merger Agreement cannot be amended to meet all legal requirements to the satisfaction of such court or Bank Regulator, (iv) at the election or either GCAC or Capitol Development if the closing shall have not have occurred on or before October 31, 2009 or such later date as agreed upon in writing by GCAC and Capitol Development, (v) by either GCAC or Capitol Development if final action has been taken by a regulatory authority whose approval is required or sought in connection with the 1st Commerce Merger Agreement and the transactions contemplated thereby, which final action (x) has become unappealable and (y) does not approve the 1st Commerce Merger Agreement or the transactions contemplated thereby, and (vi) by Capitol Development if GCAC has not filed for Regulatory Approvals by thirty (30) days after the date of the 1st Commerce Merger Agreement.

Effect of Termination

In the event of termination of the 1st Commerce Merger Agreement, the 1st Commerce Merger Agreement shall become void and have no further force and there shall be no liability or other obligation on the part of any party thereto or its officers, directors or stockholder, except that any provision that by its terms relates to post-termination rights or obligations shall survive termination thereof and remain in full force and effect, and each party shall remain liable for any breach of the 1st Commerce Merger Agreement prior to its termination.

Fees and Expenses

Whether or not the Merger is consummated, all expenses incurred in connection with the 1st Commerce Merger Agreement and the transactions contemplated thereby shall be borne by the party incurring such costs and expenses.

Confidentiality; Access to Information

All information furnished previously in connection with the transactions contemplated by the 1st Commerce Merger Agreement or pursuant thereto shall be treated as the sole property of the party furnishing the information and subject to the Confidentiality Agreement, dated as of June 2009, between GCAC and Capitol Bancorp, and the Confidentiality Agreement will continue in full force and effect in accordance with its terms. Pursuant to the 1st Commerce Merger Agreement, Capitol Development has agreed to be bound by the Confidentiality Agreement as though as party thereto.

In connection with obtaining any and all Regulatory Approvals, each party to the 1st Commerce Merger Agreement has agreed to permit the other parties and their representatives reasonable access to the properties and personnel of 1st Commerce Bank and GCAC, respectively, and has agreed to disclose and make available to such other parties all books, papers and records relating to the assets, stock ownership, properties, operations, obligations and liabilities of 1st Commerce Bank and GCAC, including, without limitation, all books of account (including the general ledger), tax records, minute books of meetings of boards of directors (and any committees thereof) and stockholders, organizational documents, bylaws, material contracts and agreements, filings with any regulatory authority (except for any confidential portions thereof), accountants’ work papers, litigation files, loan files, plans affecting employees and any other business activities or prospects; provided, that such access shall be reasonably related to the procurement of the Regulatory Approvals thereunder and, in the reasonable opinion of the respective parties providing such access, not unduly interfere with normal operations or violate applicable law. Capitol Development, 1st Commerce and Merger Sub have agreed to make their respective directors, officers, employees and agents and authorized representatives (including counsel and independent public accountants) available to confer with the other parties and their representatives; provided, that such access shall be reasonably related to the procurement of the Regulatory Approvals hereunder and shall not unduly interfere with normal operations.

Services Agreement

From and after the closing, Capitol Bancorp has agreed to provide certain services and other support functions to 1st Commerce Bank such that the Bank Business (as defined in the 1st Commerce Merger Agreement) can continue to operate as it did prior to the closing.

Public Announcements

Other than the mutually agreed upon press releases and other materials to be issued upon the announcement of the 1st Commerce Merger Agreement, with respect to which the parties shall cooperate in good faith to jointly prepare, no party shall make any public announcement or public comment regarding the 1st Commerce Merger Agreement or the transactions contemplated herein without the prior written consent of the other parties (which consent shall not be unreasonably withheld, conditioned, or delayed), unless and only to the extent that (i) the furnishing or use of such information is required in making any filing or obtaining any consent or approval required for the consummation of the transactions contemplated hereunder or (ii) the furnishing or use of such information is required by applicable law, legal proceedings or the rules or regulations of the SEC, the Nasdaq National Market or the New York Stock Exchange.

THE COLONIAL ASSET PURCHASE AGREEMENT

The following summary of certain material provisions of the Colonial Asset Purchase Agreement is qualified by reference to the complete text of the Colonial Asset Purchase Agreement, a copy of which is attached as Annex B to this proxy statement and is incorporated herein by reference. Each capitalized term used herein that is defined in the Colonial Asset Purchase Agreement shall have the meaning set forth in the Colonial Asset Purchase Agreement. All stockholders are encouraged to read the Colonial Asset Purchase Agreement in its entirety for a more complete description of the terms and conditions of the acquisition.

Structure of the Acquisition

GCAC will acquire from Colonial Bank, a subsidiary of The Colonial BancGroup, Inc., certain assets, including, among other assets, the following:

•	Colonial Bank’s fee simple right, title and interest in and to the Owned Real Property located at the following six locations: Stephanie/Paseo Branch, McLeod Branch, Ft. Apache Branch, Fallon Branch and Drive Thru, Parklane Branch, Gardnerville Branch, together with all related contracted rights;

•	all Real Property Leases relating to the following 20 locations: Anthem Branch, D’Andrea Branch, Damonte Ranch Branch, Blue Diamond Ranch Branch, Stewart Branch, Rainbow/Sahara Branch, Centennial Branch, Montecito Branch, Craig/Jones Branch, West Charleston Branch, Sunset Branch, Lake Mead Branch, Russell Branch, Hualapai Branch, Stateline Branch Colonial Plaza, Nevada Mortgage, Idaho Falls Mortgage, Fallon ATM, Fallon Sign, together with all related contracted rights;

•	all Personal Property, including, furniture, fixtures, equipment, ATMs, security systems, safe deposit boxes, and vaults, and all Personal Property Leases relating thereto;

•	all Safe Deposit Contracts for safe deposit boxes located at the Branches;

•	$440.0 million in loans agreed to by the parties and such other Loans and Pipe-Line Loans as the parties shall agree to in writing, including with respect to all of the foregoing, the collateral therefor and the servicing rights under the Assigned Loans for which Colonial Bank has retained servicing rights;

•	the business operations conducted at the Branches and other assets (including customer data) relating to the Nevada operations of Colonial Bank with respect to Assigned Loans and Deposit Liabilities; and

•	Colonial Bank’s rights in and to the name “Interwest Mortgage” and any related logos, abbreviations, trademarks, tradenames, signs, paper stock forms and other supplies containing any such logos, abbreviations, trademarks or tradenames.

GCAC will assume from Colonial Bank, and pay, perform and discharge, as the case may be, certain specified duties, obligations, and liabilities of Colonial Bank, including, among other liabilities, the following:

•	Deposit Liabilities with deposit balances in a sufficient aggregate amount so that the Closing Date Payment Amount paid by GCAC or Colonial Bank, as applicable, does not exceed $1.0 million;

•	the Real Property Leases and the Personal Property Leases; provided, however, that GCAC will not assume any liabilities, duties or obligations arising under any Real Property Lease or any Personal Property Lease that is not assigned to GCAC at Closing due to the failure to receive a necessary consent or otherwise;

•	the Safe Deposit Contracts for safe deposits located at the Branches;

•	the Assigned Loans and the servicing thereof (except to the extent that such loan, pipe-line loan or servicing is excluded under the Colonial Asset Purchase Agreement);

•	the Assumed Contracts; except for those liabilities, duties or obligations (i) arising under any Assumed Contract that is not assigned to GCAC at Closing due to the failure to receive a necessary consent or otherwise or (ii) arising out of or related to any breach by Colonial Bank thereunder; and

•	Colonial Bank’s obligations to guaranty certain customers’ credit card account limits pursuant to the Credit Card Limit Guaranty.

Participation Agreements

In connection with the Closing, Colonial Bank and GCAC will enter into participation agreements under which GCAC will have pari passu participation with respect to $54.2 million in loans and priority participation with respect to $23.9 million in loans.

Acquisition Consideration

Pursuant to the Colonial Asset Purchase Agreement, GCAC will purchase from Colonial Bank and Colonial Bank will sell to GCAC the Transferred Assets, which Transferred Assets shall be transferred to GCAC free and clear of all Liens, and to the extent applicable, Title Defects. In addition, at Closing, GCAC will assume and pay, perform and discharge as of or after the Closing, as the case may be, the Transferred Liabilities.

As consideration for the purchase of the Transferred Assets and the assumption of the Transferred Liabilities, GCAC shall pay Colonial Bank, or Colonial Bank shall pay GCAC, as applicable, an amount equal to the sum of the following, which shall be subject to adjustment: (1) the Non-Time Deposit Premium; plus (2) a premium in the amount equal to 0.1% times the amounts that the deposit balance of the Time Deposits exceeds Two Hundred Million Dollars; plus (3) the Acquisition Value, as set forth on the Pre-Closing Balance Sheet; plus (4) the face amount of the Coins And Currency, as set forth on the Pre-Closing Balance Sheet; plus (5) the net amount of the prorations and other closing date adjustments owed by Colonial Bank to GCAC, if any; minus (6) the amount of Deposit Liabilities assumed by GCAC, as set forth on the Pre-Closing Balance Sheet, expressed as a positive number; minus (7) the amount of all other Transferred Liabilities and the Other Liabilities, as set forth on the Pre-Closing Balance Sheet, expressed as a positive number; minus (8) the net amount of the prorations and other closing date adjustments owed by Colonial Bank to GCAC, if any. The Deposit Liabilities will have deposit balances in a sufficient aggregate amount so that the Closing Date Payment Amount to be paid by GCAC or Colonial Bank, as applicable, does not exceed $1,000,000.

If the Closing Date Payment Amount is a positive number, such amount will be paid by GCAC to Colonial Bank in immediately available funds. If the Closing Date Payment Amount is a negative number, such amount will be paid by Colonial Bank to GCAC in immediately available funds.

Closing and Effective Time of the Acquisition

The Closing will be held at the offices of Brownstein Hyatt Farber Schreck LLP, 100 City Parkway, Suite 1600, Las Vegas, Nevada 89106-4614 at 10:00 a.m., local time, on a date to be mutually agreed upon between the parties, which date will be not earlier than three days nor later than ten days following the satisfaction or waiver of all conditions required to close (other than those conditions that by their nature are to be satisfied at Closing). The Effective Time shall be 11:59 p.m., local time in Las Vegas, Nevada, on the Closing Date.

Indemnification

Colonial Bank is obligated to indemnify the Purchaser Indemnified Parties for (i) breaches of Colonial Bank’s covenants or agreements under the Colonial Asset Purchase Agreement, (ii) breaches of Colonial Bank’s representations or warranties, and (iii) the Excluded Liabilities. In the event of any breach of Colonial’s representations and warranties relating to the Assigned Loans, GCAC may choose whether Colonial Bank will (i) purchase the Loan which breaches such representation and warranty at the principal amount thereof, plus accrued and unpaid interest, late charges and any other charges thereon, in each case as of the time of the applicable purchase or (ii) indemnify the Purchaser Indemnified Parties in accordance with the indemnification provisions described above. The Purchaser Indemnified Parties are not entitled to indemnification for any alleged or actual breach of the representations and warranties relating to the Real Property to the extent that either such alleged or actual breach is cured by Colonial Bank or that the purchase price is reduced by the greater of the diminution in value resulting from such breach or the cost of curing such breach.

GCAC is obligated to indemnify the Seller Indemnified Parties for breaches of GCAC’s covenants or agreements under the Colonial Asset Purchase Agreement, for breaches of its representations or warranties, and any loss that the Seller Indemnified Parties may incur in connection with Banking Operations as conducted by GCAC occurring after Closing or otherwise relating to the Transferred Liabilities.

Pursuant to the Colonial Asset Purchase Agreement, neither the Purchaser Indemnified Parties nor the Seller Indemnified Parties may seek indemnification from the other party for losses resulting from breaches of representations and warranties until the aggregate amount of such losses exceeds $1.0 million, whereupon the indemnified party will be entitled to indemnification for the amount of losses in excess of $1,000,000. Subject to certain exceptions, the indemnifying party is not obligated to indemnify the indemnified party for losses resulting from breaches of representations and warrants which exceed the $1.0 million deductible amount by $8.0 million in the aggregate. The limitations on indemnification described herein will not apply to (a) any claim of common law fraud or intentional misrepresentation, (b) any claim for indemnification in connection with a breach of the representations and warranties relating to either party’s (i) due organization, valid existence, good standing, the corporate power and authority to conduct the business as it is currently conducted, (ii) due execution and delivery and enforceability of the Colonial Asset Purchase Agreement or (iii) the use of brokers to enter into this transaction, or (c) any claim for indemnification in connection with Colonial Bank’s breach of its representations and warranties relating to the (i) conveyance of the Personal Property, (ii) Real Property Leases, (iii) Assigned Loans, (iv) tax matters, (v) environmental matters, or (vi) Deposits and Loans data.

Neither GCAC or Colonial Bank will be obligated to indemnify the other for any consequential liability, damage or loss or any lost profits, unless the transactions contemplated by the Colonial Asset Purchase Agreement are not consummated because of such party’s breach of the agreement.

Representations and Warranties; Covenants

The Colonial Asset Purchase Agreement contains customary representations and warranties, covenants and indemnities for the benefit of GCAC and Colonial Bank and their respective Affiliates. All representations and warranties shall survive the Effective Time until the date that is eighteen months after the Effective Time, except that each party’s representations and warranties relating to (i) due organization, valid existence, good standing, the corporate power and authority to conduct the business as it is currently conducted, due execution and delivery and enforceability of the Colonial Asset Purchase Agreement, and use of brokers to enter into this transaction shall survive until the three-year anniversary of the Effective Time, and (ii) tax matters shall survive until the 30th day after the expiration of the applicable statute of limitations with respect thereto. The covenants and agreements of GCAC or Colonial Bank contained in the Colonial Asset Purchase Agreement which by their terms contemplate performance after the Effective Time shall survive the Effective Time in accordance with such terms.

Employee Matters

GCAC will make Comparable Job Offers to certain Colonial Bank Employees on or about the Closing Date. Each Transferred Employee will be entitled to service credit for all periods of employment with Colonial Bank and its Affiliates prior to the Closing Date for purposes of determining entitlement to severance benefits, vacation and service awards and for purposes of eligibility, participation and vesting under any employee benefit or compensation plan, program and arrangement adopted or maintained by GCAC or any of its Affiliates in which Transferred Employees are eligible to participate. Any Covered Employee to whom GCAC does not make a Comparable Job Offer will be entitled to severance benefits payable by GCAC. Each Transferred Employee who participated or was eligible to participate in Colonial’s 401(k) Plan will be eligible to participate in GCAC’s 401(k) Plan applicable to Transferred Employees.

Exclusivity; Non-Competition; No Solicitation; Confidentiality

Colonial Bank and its Affiliates have agreed that they will not (i) solicit, initiate, or encourage the submission of any proposal or offer from any Person relating to the acquisition of any substantial portion of the assets of the Nevada Franchise or any other transaction that may be inconsistent with or that may have an adverse effect upon Colonial Bank’s ability to timely consummate the transactions contemplated hereby or (ii) participate in any discussions or negotiations regarding, furnish any information with respect to, assist or participate in, or facilitate in any other manner any effort or attempt by any Person to do or seek any of the foregoing. If GCAC fails to submit any of the required regulatory applications on or before August 15, 2009, Colonial Bank will no longer be subject to this restriction.

Prior to the Closing Date, GCAC has agreed not to, and will not permit any of its Affiliates to, conduct any mass marketing or other form of solicitation, which is specifically targeted to induce customers whose Deposit Liabilities are to be assumed or whose Loans are to be acquired by GCAC pursuant to the Colonial Asset Purchase Agreement to discontinue or limit their account relationships with Colonial Bank or to conduct any media or customer solicitation activities outside of the ordinary course of business of GCAC, consistent with past practice, which are specifically targeted to induce any such customers to discontinue or limit any such relationships.

For a period of one year following the Closing, Colonial Bank has agreed that it will not (a) establish a branch deposit and loan business in the Restricted Territory or (b) directly or indirectly, solicit deposits or loans, from customers whose Deposit Liabilities and/or Loans are assumed or acquired by GCAC pursuant to the Colonial Asset Purchase Agreement. Colonial Bank and its Affiliates will not be restricted from (A) engaging in the Restricted Territory in the lines of business excluded from the Transferred Assets, (B) extending credit to or accepting deposits from any Person in connection with the banking business outside of the Restricted Territory of Colonial Bank or any of its Affiliates, and (C) any presence or activities of Colonial Bank in the Restricted Territory in connection with deposit liabilities that were a part of the Nevada Franchise prior to the Effective Time and not assumed by GCAC. These restrictions are not binding upon or apply to any Person who merges, consolidates, or otherwise becomes affiliated with Colonial Bank, or any of such Persons’ affiliates or successors, as a result of a business combination transaction with or acquisition of or by Colonial Bank or any of its Affiliates, if such transaction was not undertaken for the primary purpose of re-entering the retail and corporate branch banking business in the Restricted Territory.

Conditions to Closing of the Acquisition

General Conditions

Consummation of the transactions contemplated by the Colonial Asset Purchase Agreement is conditioned upon, among other things:

•	Each of GCAC and Colonial Bank and its Affiliates must have performed and complied in all material respects, with all obligations, covenants and agreements, required by the Colonial Asset Purchase Agreement to be performed or complied with by them prior to or at the Effective Time.

•	Each of GCAC and Colonial Bank must have delivered to the other party those items required by the Colonial Asset Purchase Agreement.

•	All Regulatory Approvals shall have been obtained. No court or other governmental authority of competent jurisdiction shall have issued any Order which is in effect and which prohibits or makes illegal the consummation of the transactions contemplated by the Colonial Asset Purchase Agreement and neither party shall be in violation of any applicable law, regulation or ordinance as a result of the consummation of the transactions contemplated by the Colonial Asset Purchase Agreement. No Order requiring GCAC to take any Regulatory Action shall be considered a prohibition hereunder or to make consummation illegal hereunder. The parties shall have obtained all third party consents and approvals required under the Colonial Asset Purchase Agreement.

•	There shall not be pending before any court or Governmental Authority of competent jurisdiction any action or proceeding by any third Person, that seeks to prohibit the consummation of the transactions contemplated by the Colonial Asset Purchase Agreement and that could reasonably be expected to prohibit the transactions contemplated by the Colonial Asset Purchase Agreement.

Colonial Bank’s Conditions to Closing

The obligations of Colonial Bank to effect the acquisition are further subject to the following condition:

•	The representations and warranties made by GCAC must be true and correct in all material respects as of the Effective Time, subject to certain limitations.

•	Colonial Bank shall have obtained evidence, reasonably satisfactory to Colonial Bank, of its full and unconditional release of its post-Effective Time obligations under the Credit Card Limit Guaranty with respect to the Credit Card Accounts.

•	There shall not have occurred and be continuing since the date of the Colonial Asset Purchase Agreement any change, condition, event or development that, individually or in the aggregate, would constitute a Purchaser Material Adverse Effect.

GCAC’s Conditions to Closing

The obligations of GCAC to effect the acquisition are further subject to the following conditions:

•	The representations and warranties made by Colonial Bank must be true and correct in all material respects as of the Effective Time, subject to certain limitations. For purposes of determining the satisfaction of this condition, the representations and warranties relating to the Real Property shall be disregarded to the extent that any alleged or actual breach of such representations and warranties has been either cured or has been taken into account through a reduction in the Purchase Price.

•	There shall be included in Transferred Liabilities Deposit Liabilities with deposit balances in a sufficient aggregate amount so that the Closing Date Payment Amount to be paid by GCAC or Colonial Bank, as applicable, does not exceed $1.0 million.

•	The Purchaser Stockholder Approval shall have been obtained.

•	Holders of less than thirty percent (30%) of the shares of Purchaser Common Stock issued in Purchaser’s IPO shall have (i) voted against the consummation of the transactions contemplated hereby, and (ii) exercised their rights to convert their shares into a pro rata share of the Trust Account in accordance with GCAC’s Amended and Restated Certificate of Incorporation.

•	There shall not have occurred and be continuing since the date of the Colonial Asset Purchase Agreement any change, condition, event or development that, individually or in the aggregate, would constitute a Seller Material Adverse Effect.

Regulatory Approvals

Within 30 days of the execution of the Colonial Asset Purchase Agreement, GCAC shall have prepared and have filed applications and notices relating to the Regulatory Approvals applicable to GCAC. GCAC will process such applications as promptly as reasonably practicable and provide Colonial Bank promptly with a copy of such applications as filed (except for any confidential portions thereof) and all material notices, orders, opinions, correspondence, and other documents with respect thereto, and to use its commercially reasonable best efforts to obtain all such Regulatory Approvals. GCAC shall promptly notify Colonial Bank upon receipt by GCAC of notification that any application provided for hereunder has been accepted or denied. Colonial Bank shall provide such cooperation and information reasonably requested by GCAC in connection with GCAC’s compliance with the requirements of the applicable regulatory authorities.

Within 30 days of the execution of the Colonial Asset Purchase Agreement, Colonial Bank shall have prepared and have filed applications and notices relating to the Regulatory Approvals applicable to Colonial Bank. Colonial Bank will process such applications as promptly as reasonably practicable and provide GCAC promptly with a copy of such applications as filed (except for any confidential portions thereof) and all material notices, orders, opinions, correspondence, and other documents with respect thereto, and to use its best efforts to obtain all such Regulatory Approvals.

Termination

The Colonial Asset Purchase Agreement may be terminated in any of the following ways:

•	by either GCAC or Colonial Bank, in writing five days in advance of such termination, if the Closing has not occurred by September 30, 2009;

•	at any time on or prior to the Effective Time by the mutual consent in writing of Colonial Bank and GCAC;

•	by Colonial Bank if any closing condition shall not have been met as of the Closing Date or waived in writing by Colonial Bank (to the extent a condition may be waived) other than through the failure of Colonial Bank to comply with its obligations under the Colonial Asset Purchase Agreement;

•	by GCAC if any closing condition shall not have been met as of the Closing Date or waived in writing by GCAC (to the extent a condition may be waived) other than through the failure of GCAC to comply with its obligations under the Colonial Asset Purchase Agreement;

•	as a result of any breach of any representation, warranty or covenant of the other party contained in the Colonial Asset Purchase Agreement if (i) the terminating party has given notice of such breach and such breach is not, or is not capable of being, cured within 30 days after such notice and (ii) such breach, individually or in the aggregate with all other such breaches, would cause the closing conditions regarding the representations and warranties of each party or the performance of and compliance with the obligations, covenants and agreements required of each party, not to be satisfied;

•	by either party if (i) any Regulatory Approval shall have been denied by final, nonappealable action of such Governmental Authority, or such Governmental Authority shall have requested permanent withdrawal of any application therefor or (ii) any injunction, decree or other order issued by any Governmental Authority or other legal restraint or prohibition preventing consummation of the transactions contemplated by the Colonial Asset Purchase Agreement shall have been entered by any Governmental Authority of competent jurisdiction or any applicable law shall have been enacted or adopted that enjoins, prohibits or makes illegal consummation of any of the transactions contemplated by the Colonial Asset Purchase Agreement and such injunction, decree or other order shall be final and nonappealable; provided that no such action or request, and no such injunction, decree or other order, legal restraint or prohibition shall permit a party to terminate the Colonial Asset Purchase Agreement if such order, prohibition or restraint could be removed by such party if such party submitted an application for approval to obtain compliance and lift such order, prohibition or restraint; or

•	by Colonial Bank on or after August 15, 2009 if GCAC has not submitted all regulatory applications required under the Colonial Asset Purchase Agreement prior to such date of termination, subject to any regulator review, comment and subsequent requests.

Procedure Upon Termination

In the event of a termination of the Colonial Asset Purchase Agreement, written notice thereof shall be given to the other party, and the Colonial Asset Purchase Agreement shall terminate immediately upon receipt of such notice, unless an extension is consented to by the party having the right to terminate. If the Colonial Asset Purchase Agreement is terminated:

•	each party will return all documents, work papers and other materials of the other party, including photocopies or other duplications thereof, relating to this transaction, whether obtained before or after the execution of the Colonial Asset Purchase Agreement, to the party furnishing the same;

•	all information received by either party to the Colonial Asset Purchase Agreement with respect to the business of the other party (other than information which is a matter of public knowledge or which has heretofore been published in any publication for public distribution or filed as public information with any Governmental Authority) shall not at any time be used for any business purpose by such party or disclosed by such party to third Persons; and

•	each party will pay its own expenses, except as expressly otherwise provided in the Colonial Asset Purchase Agreement, including those provisions described below.

In the event of termination of the Colonial Asset Purchase Agreement, the Colonial Asset Purchase Agreement (other than the Confidentiality Agreement and the provisions regarding confidential information) shall become void and of no effect with no liability on the part of any party to the Colonial Asset Purchase Agreement (or of any of its directors, officers, employees, agents, legal and financial advisors or other representatives); provided, however, that no such termination shall absolve the breaching party from any liability to the other party arising out of its breach of the Colonial Asset Purchase Agreement.

Should the transactions contemplated in the Colonial Asset Purchase Agreement not be consummated because of a party’s breach of the Colonial Asset Purchase Agreement, in addition to such damages as may be recoverable in law or equity, the other party shall be entitled to recover from the breaching party upon demand, itemization, and documentation, its reasonable outside legal, accounting, consulting, and other out-of-pocket expenses.

Fees and Expenses

Each of Colonial Bank and GCAC will assume and pay for the expenses it incurs with respect to the purchase and sale of the Transferred Assets and the assumption of the Transferred Liabilities under the Colonial Asset Purchase Agreement, including, without limitation, its own attorneys’ and accountants’ fees and expenses; provided, however, that (a) GCAC shall be responsible for all fees and expenses associated with the application process for the Regulatory Approvals applicable to GCAC, (b) Colonial Bank shall be responsible for all fees and expenses associated with the application process for the Regulatory Approvals applicable to Colonial Bank, (c) Colonial Bank shall pay all fees and expenses incurred in connection with obtaining the consents and approvals of other third Persons, such as lessors under the Real Property Leases, (d) Colonial Bank shall be responsible for the costs of providing the Title Commitments, (e) Colonial Bank shall be responsible for the costs, charges and expenses relating to all title examinations, title search fees, surveys, (f) GCAC shall be responsible for the costs, charges and expenses relating to title insurance (including but not limited to premiums and the costs of any endorsements), (g) GCAC and Colonial Bank shall share equally the costs and expenses of documentary stamp taxes, intangible taxes, including, without limitation, software license and transfer fees, recording fees, transfer fees, sales and use and other transfer taxes; provided, however that any such costs and expenses that are payable or arise as a result of any transfer or assignment to Colonial Bank in order to clarify chain of title shall be borne solely by Colonial Bank, and (h) GCAC shall be responsible for all costs and expenses associated with the transfer or perfection of any security interests or liens securing Loans and related motor vehicles transferred hereunder.

Transitional Matters; Access to Information

Colonial Bank and GCAC shall cooperate in good faith to assure an orderly transition of ownership of the Transferred Assets and Transferred Liabilities to GCAC. Appropriate personnel of Colonial Bank and GCAC shall meet to negotiate and prepare a mutually acceptable transition plan covering operational aspects of the transition consistent with the terms of the Colonial Asset Purchase Agreement, including handling and settlement of the following, as applicable: checks on deposit accounts and home credit line accounts, loan payments, direct deposits and direct debits through ACH or otherwise, point of sale transactions, ATM transactions, error resolution matters pursuant to Regulations E and Z of the Federal Reserve Board, miscellaneous account adjustments, daily settlement, and other settlement and transition items. Appropriate personnel of Colonial Bank and GCAC shall meet to negotiate and prepare mutually acceptable transaction settlement procedures and specifications, files (including without limitation conversion sample files and schedules for the transfer of data processing responsibilities relating to the Nevada Franchise from Colonial Bank to GCAC), to be effective as of the Closing.

From and after the Closing, Colonial Bank agrees to provide such services and other assistance reasonably necessary to permit GCAC to operate the Nevada Franchise, the Transferred Assets and the Transferred Liabilities in a manner consistent with Colonial Bank’s operations of the same prior to the

Closing, and GCAC agrees to reimburse Colonial Bank for any out of pocket costs and expenses incurred in connection with the provision of such post-Closing services. In furtherance of the foregoing, Colonial Bank and GCAC shall, in good faith, negotiate the terms of a transition services agreement setting forth the terms and conditions to apply to the post-Closing services.

Amendments; Modifications; Waiver

The Colonial Asset Purchase Agreement may not be amended or modified in any manner except by mutual agreement of the parties and as set forth in a writing signed by the parties to the Colonial Asset Purchase Agreement or their respective successors in interest. Subject to applicable law, either Colonial Bank or GCAC, by written instrument signed by a duly authorized officer, may extend the time for the performance of any of the obligations or other acts of the other party and may waive (a) any inaccuracies in the representations and warranties contained in the Colonial Asset Purchase Agreement or in any document delivered pursuant to the Colonial Asset Purchase Agreement or (b) compliance with any of the undertakings, obligations, covenants or other acts contained in the Colonial Asset Purchase Agreement. The waiver of any breach of any provision under the Colonial Asset Purchase Agreement by a party shall not be deemed to be a waiver of any preceding or subsequent breach under the Colonial Asset Purchase Agreement.

Public Announcements

Other than the mutually agreed upon press releases and other materials to be issued upon the announcement of the Colonial Asset Purchase Agreement, with respect to which the parties shall cooperate in good faith to jointly prepare, from and after the date of the Colonial Asset Purchase Agreement neither Colonial Bank nor GCAC shall make any public announcement or public comment regarding the Colonial Asset Purchase Agreement or the transactions contemplated in the Colonial Asset Purchase Agreement without the prior written consent of the other party (which consent shall not be unreasonably withheld, conditioned, or delayed), unless and only to the extent that (i) the furnishing or use of such information is required in making any filing or obtaining any consent or approval required for the consummation of the transactions contemplated hereunder or (ii) the furnishing or use of such information is required by applicable law, legal proceedings or the rules or regulations of the SEC, the Nasdaq National Market or the New York Stock Exchange. Further, Colonial Bank and GCAC acknowledge the sensitivity of this transaction to the employees and agree that, until the Closing, no announcement or communication with the employees (other than communications (a) by Colonial Bank that do not relate to the transaction contemplated hereby or (b) required or permitted pursuant to the Colonial Asset Purchase Agreement shall be made without the prior consent of the other party, which consent shall not be unreasonably withheld or delayed.

THE CHARTER AMENDMENTS PROPOSAL

The Charter Amendments Proposal, if approved, will provide for the amendment of our present Amended and Restated Certificate of Incorporation to:

•	change our corporate name to “Western Liberty Bancorp”;

•	amend Article Fifth to change the period of our corporate existence to perpetual;

•	delete Article Sixth, as such provisions will no longer be applicable to us after the Acquisitions; and

•	make certain other changes to tense, number and gender that our Board of Directors believes are immaterial.

The provisions of Article Sixth that are proposed to be deleted apply only during the period that will terminate upon the consummation of the business combination that will be effected by the Acquisitions. Article Sixth, Section A, requires that the business combination be submitted to our stockholders for approval under the Delaware General Corporation Law and is authorized by the vote of a majority of the Public Shares, provided that the business combination shall not be consummated if the holders of 30% or more of the Public Shares exercise their conversion rights. Article Sixth, Section B, specifies the procedures for exercising conversion rights. Article Sixth, Section C, provides when funds may be disbursed from our trust account. Article Sixth, Section E, provides that no other business combination may be consummated until our initial business combination meeting all of the requirements set forth in our amended and restated certificate of incorporation is consummated. Article Sixth, Section F, provides that holders of the Public Shares will be entitled to receive distributions from our trust account established in connection with our initial public offering only in the event of our liquidation or by demanding conversion.

In the judgment of our Board of Directors, the Charter Amendments Proposal is desirable for the following reasons:

•	The change of our corporate name is desirable to reflect the Acquisitions.

•	The present Amended and Restated Certificate of Incorporation provides that our corporate existence will terminate on November 27, 2009. In order to continue in existence after the consummation of the Acquisitions subsequent to such date, Article Fifth must be amended. Perpetual existence is the usual period of existence for corporations and our Board of Directors believes it is the most appropriate period for us as the surviving company in the Acquisitions.

•	Article Sixth relates to the operation of GCAC as a blank check company prior to the consummation of our initial business combination and will not be applicable after consummation of the Acquisitions. Accordingly, they will serve no further purpose.

•	The other changes, which change certain verb tenses and pronouns, are believed by our Board to be immaterial.

If the Acquisition Proposal is not approved, the Charter Amendments Proposal will not be presented at the meeting. If the Charter Amendments Proposal is not approved, the Acquisitions will not be consummated even if the Acquisition Proposal is approved and the holders of fewer than 30% of the Public Shares vote against the Acquisition Proposal and properly demand that their Public Shares be converted into cash.

The approval of the Charter Amendments Proposal will require the affirmative vote of the holders of a majority of the outstanding shares of our common stock on the record date.

A copy of our Second Amended and Restated Certificate of Incorporation, as it will be in effect assuming approval of the Charter Amendments Proposal and filing in the office of the Secretary of State of the State of Delaware, is attached to this proxy statement as Annex C.

GCAC’S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE APPROVAL OF EACH OF THE CHARTER AMENDMENT PROPOSALS.

THE DIRECTOR ELECTION PROPOSAL

At the Special Meeting, our stockholders are also being asked to elect the following individuals, whom we refer to as the “director nominees,” to serve as the nine members of our Board of Directors, conditioned on consummation of the Acquisitions.

Nominees for Director

Name	Age	Position

Jason N. Ader	41	Chairman of the Board and Chief Executive Officer
Daniel Silvers	32	President and Director
Andrew Nelson	30	Assistant Secretary and Director
Mark Daigle	48	Director
Richard A. C. Coles	42	Director
Michael B. Frankel	72	Director
Dr. Leonard E. Goodall	72	Director
Dr. William Stephan	82	Director
Robert G. Goldstein	54	Director

Effective upon the consummation of the Acquisitions: (i) our current director Mark Schulhof will resign, (ii) the size of our Board of Directors will be increased to nine members and (iii) if elected, the nominees will serve as the members of our Board of Directors from and after the closing until our annual meeting of stockholders in 2010 or until their successors are elected and qualified.

Information about the Director Nominees

Jason N. Ader has been Chief Executive Officer of Global Consumer Acquisition Corp. since December 2008 and the Chairman of the Board since our formation. Mr. Ader also founded and serves as Chief Executive Officer of Hayground Cove Asset Management, a New York-based investment management firm. Mr. Ader is the sole member of Hayground Cove Asset Management, the managing member of Hayground Cove Fund Management LLC, which is the general partner of Hayground Cove Associates LP, the investment manager for the funds and accounts managed by Hayground Cove. Mr. Ader also serves as Chairman of Hayground Cove Asset Management’s Investment Committee and Co-Chairman of Hayground Cove’s Risk Committee. Mr. Ader is co-founder of Hayground Cove Capital Partners LLC, a merchant bank focused on the real estate and consumer sectors which he co-founded with Mr. Silvers in March 2009. Prior to founding Hayground Cove Asset Management, was a Senior Managing Director at Bear, Stearns & Co. Inc., from 1995 to 2003, where he performed equity and high yield research for more than 50 companies in the gaming, lodging and leisure industries. From 1993 to 1995, Mr. Ader served as a Senior Analyst at Smith Barney covering the gaming industry. From 1990 to 1993, Mr. Ader served as a buy-side analyst at Baron Capital, where he covered the casino industry. Mr. Ader was rated as one of the top ranked analysts by Institutional Investor Magazine for nine consecutive years from 1994 to 2002. Mr. Ader has a Bachelor of Arts in Economics from New York University and an M.B.A. in Finance from New York University, Stern School of Business. Mr. Ader also sits on the Board of Directors of the Las Vegas Sands Corp., and serves as Chairman of the Board of India Hospitality Corp.

Daniel Silvers has been our President since April 2009. Mr. Silvers is co-founder and President of Hayground Cove Capital Partners LLC, a merchant bank focused on the real estate and consumer sectors which he co-founded with Jason N. Ader, our Chief Executive Officer and Chairman of our Board, in March 2009. He joined Hayground Cove Capital Partners from Fortress Investment Group, a leading global alternative asset manager, where he worked from October 2005 to March 2009. At Fortress, Mr. Silvers’ primary focus was to originate, oversee due diligence on and asset management for gaming and real estate investments in the Fortress Drawbridge Special Opportunities Fund. Prior to joining Fortress, Mr. Silvers was a senior member of the real estate, gaming and lodging investment banking group at Bear, Stearns & Co. Inc. where he was from July 1999 to October 2005. In this role, Mr. Silvers was integrally involved in all aspects of the firm’s gaming and hospitality industry investment banking practice, including origination, analysis and transaction execution. Mr. Silvers holds a Bachelor of Science in Economics and an M.B.A. in Finance from The Wharton School of Business at the University of Pennsylvania. Mr. Silvers serves on the Board of Directors of Universal Health Services, Inc.

Andrew Nelson has been our Chief Financial Officer and Assistant Secretary since our initial public offering in 2007 and a Director since December 2008. Mr. Nelson has also served as Managing Director of Finance & Accounting at Hayground Cove since September 2005. In such capacity, Mr. Nelson is responsible for the finance and accounting functions of the firm, provides financial reporting and assists with risk management. Mr. Nelson is also a member of Hayground Cove’s Risk Committee. From 2006 to 2007, Mr. Nelson also served as controller of India Hospitality Corp. Prior to joining Hayground Cove, Mr. Nelson worked at Context Capital Management, a hedge fund located in San Diego, California specializing in the convertible arbitrage strategy, as a Senior Operations Consultant from September 2004 to August 2005. Prior to that, he was a Fund Associate at Hedgeworks LLC from September 2002 to August 2004. Mr. Nelson holds a Bachelor of Science in Business from the University of Vermont and an M.B.A. in Finance from New York University, Stern School of Business. Mr. Nelson is a CFA charterholder.

Mark Daigle has served as the President and Chief Executive Officer of Colonial Bank’s Nevada operations for over eight years growing the business from $250.0 million to approximately $900.0 million during that time frame. Additionally, Mr. Daigle served as interim Chief Executive Officer for Colonial Bank’s Texas region. Previously, Mr. Daigle served as Colonial Bank’s Senior Lender for the Western region covering Texas, Nevada, and Seattle, Washington and as Colonial Bank’s Senior Credit Officer for Florida. Mr. Daigle joined Colonial Bank in 1997 from SunTrust Banks, where he served in various positions over his 10 year tenure including Vice President and Corporate Lending Officer for the State of Florida, First Vice President and manager of a Private Banking group in the Tampa, Florida market, and as a Senior Vice President and corporate/commercial lending manager in the Mid-Florida market. Mr. Daigle graduated cum laude from Millsaps College in 1987 with a Bachelor of Arts in Business Administration and a minor in Economics.

Richard A.C. Coles has been a member of the GCAC Board of Directors since December 2008. Mr. Coles is a Co-Managing Principal of the Emmes Group of Companies and is a Member of their Investment Committee. Mr. Coles joined Emmes in 1997, became a Managing Director in 2004, and a Partner in 2005. Mr. Coles is the primary Principal responsible for the day to day oversight of Emmes Asset Management Company LLC and Emmes Realty Services LLC and plays a key role in the execution of the property level value enhancing strategies undertaken by the firm in respect of the assets owned and/or managed by the firm, as well as sourcing new acquisition opportunities for the firm and its partners and clients. Prior to joining Emmes, Mr. Coles worked as an asset manager and a development director of the Enterprise Development Company, overseeing numerous development and leasing projects for retail, urban specialty and office assets. Mr. Coles is the co-chair of The Enterprise Foundation, a leading non-profit provider of affordable housing, New York City advisory board. In addition, he is an active member of the Real Estate Board of New York (REBNY) as well as the Pension Real Estate Association (PREA). Mr. Coles holds a Bachelor of Arts from Boston College and a M.B.A. in Finance and Accounting from New York University, Stern School of Business.

Michael B. Frankel has been a member of the GCAC Board of Directors since December 2008. Mr. Frankel has been a private investor and advisor since June 2008. Prior to that time, from 1982 to June 2008, Mr. Frankel was employed at Bear Stearns & Co., Inc. where he was a Senior Managing Director since July 1990. While at Bear Stearns, Mr. Frankel was responsible for establishing and managing the Global Equity Capital Markets Group, was a member of the Commitment Committee, and managed the investment banking-research department relationship. Prior to joining Bear Stearns, from 1958 to 1982, Mr. Frankel was employed at L.F. Rothschild & Co. where he was a General Partner since 1973. At L.F. Rothschild & Co, Mr. Frankel managed the Institutional Equities Department. Mr. Frankel holds a Bachelor of Science in Economics from Lafayette College.

Dr. Leonard E. Goodall is a certified financial planner, co-editor of the financial newsletter, “No-Load Portfolios”, and writes regularly for “Canadian MoneySaver” and other financial publications. Dr. Goodall was a founder of Commercial Bank of Nevada, which was acquired by Colonial BancGroup in 1998 and served as Chairman of the Las Vegas Board of Directors of Colonial Bank. Dr. Goodall has spent 38 years in higher education, including 21 years at the University of Nevada, Las Vegas, first as President of the University from 1979 to 1985 and then as a Professor. Prior to his tenure at UNLV, Dr. Goodall was the Chancellor at the University of Michigan-Dearborn from 1971 to 1979. Dr. Goodall has retired from these positions. Additionally, Dr. Goodall is the author of seven books, many articles and is a frequent speaker at financial seminars throughout the United States. He holds a Bachelor of Arts in Social Science from Central Missouri State University, a Masters of Arts in Political Science from the University of Missouri and a Ph.D. in Public Administration and Economics from the University of Illinois. He was awarded an Honorary Doctor of Humane Letters Degree by Central Missouri State University. In 2007, he was given the Distinguished Nevadan award, which is the highest honor given by the Nevada Board of Regents.

Dr. William Stephan is a private investor and has served as a Corporate Director for Colonial Bank’s Nevada Region since 1998. Dr. Stephan is also an owner, director and vice chairman of Index Managers, Inc., and serves as a director of the Independent Nevada Doctors Insurance Exchange, a professional liability insurance company in Las Vegas, Nevada. Dr. Stephan has extensive bank start-up and board level management experience. He was a founder, director, and chairman of Continental National Bank, Nevada, acquired by First Security Bank, from 1983 to 1992 and in 1993, served as the Organizer and First Chairman of Commercial Bank of Nevada, which was acquired by Colonial BancGroup in 1998. Dr. Stephan also practiced medicine as a board certified Anesthesiologist for more than 30 years and served as President of the Clark County Medical Society and the Nevada State Medical Association. He received the Distinguished Physician Award from the Nevada State Medical Association. For 20 years, Dr. Stephan was the Chairman of the Nevada Blue Cross and Blue Shield Board of Directors and was also a Director of the Colorado and New Mexico Blue Cross and Blue Shield plans. Dr. Stephan holds an A.B. from Harvard University and an M.D. from the Tufts University School of Medicine.

Robert G. Goldstein has been Executive Vice President of Las Vegas Sands Corp. and President of The Venetian Resort-Hotel-Casino since July 2009 and served as Senior Vice President of Las Vegas Sands Corp. since August 2004 and Senior Vice President of Las Vegas Sands, LLC (or its predecessor, Las Vegas Sands, Inc.) since December 1995. Mr. Goldstein is responsible for the oversight of daily operations of the hotel, food and beverage, casino, and retail operations. From 1992 until joining Las Vegas Sands Corp. in December 1995, Mr. Goldstein was the Executive Vice President of Marketing at the Sands Hotel in Atlantic City as well as an Executive Vice President of the parent Pratt Hotel Corporation. Mr. Goldstein holds a Bachelor of Arts in History and Political Science from the University of Pittsburgh and a J.D. from Temple University School of Law.

Required Vote

The election of directors requires a plurality vote of the shares of common stock present in person or represented by proxy and entitled to vote at the Special Meeting. “Plurality” means that the individuals who receive the largest number of votes cast “FOR” are elected as directors. Consequently, any shares not voted “FOR” a particular nominee (whether as a result of abstentions, a direction to withhold authority or a broker non-vote) will not be counted in the nominee’s favor.

Unless authority is withheld, the proxies solicited by the Board of Directors will be voted “FOR” the election of these nominees. In case any of the nominees becomes unavailable for election to the Board of Directors, an event that is not anticipated, the persons named as proxies, or their substitutes, will have full discretion and authority to vote or refrain from voting for any other candidate in accordance with their judgment.

If the Acquisitions are not authorized by the approval of both the Acquisition Proposal and the Charter Amendments Proposal and the proper election by the holders of fewer than 30% of the Public Shares to convert their Public Shares into cash, the Director Election Proposal will not be submitted to the stockholders for a vote and our current directors will continue in office until we are required to be liquidated.

GCAC’S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT GCAC’S STOCKHOLDERS VOTE “FOR” THE ELECTION OF ALL NINE OF THE NOMINEES FOR DIRECTOR NAMED IN THE DIRECTOR ELECTION PROPOSAL.

CORPORATE GOVERNANCE

Board of Directors

Our business and affairs are overseen by our Board of Directors pursuant to the DGCL, our Amended and Restated Certificate of Incorporation and our by-laws. The members of our Board of Directors are kept informed of our business through discussions with our Chairman of the Board and Chief Executive Officer, and with key officers, by reviewing materials provided to them and by participating in board meetings.

Independence of Directors

As a result of our securities being listed on the NYSE Amex, we adhere to the rules of that exchange in determining whether a director is independent. The NYSE Amex requires that a majority of the board must be composed of “independent directors,” which is defined generally as a person other than an officer or employee of the company or its subsidiaries or any other individual having a relationship, which, in the opinion of the company’s Board of Directors would interfere with the director’s exercise of independent judgment in carrying out the responsibilities of a director. Consistent with these considerations, the Board of Directors of GCAC has affirmatively determined that, upon the closing of the Acquisitions, Messrs. Coles, Frankel, Goodall, Stephan and Goldstein will be the independent directors of Western Liberty Bancorp.

Attendance at Meetings

Currently, our Board of Directors consists of Jason N. Ader, the Chairman of our Board since our inception, and Messrs. Frankel, Nelson, Coles and Schulhof, each of whom were appointed to our Board of Directors on December 23, 2008. No meetings were held with these members of our Board of Directors during 2008, however, to date five meetings have been held in 2009. Until December 23, 2008, in addition to Mr. Ader, our Board of Directors was comprised of our former directors Marc Soloway, Scott LaPorta, Robert M. Foresman, Carl H. Hahn, Philip Marineau and Steven Westly and this Board of Directors held four meetings during 2008, all of which were attended by Mr. Ader either in person or by telephone. Although we do not have a formal policy regarding director attendance at meetings, we expect our directors to attend all board and committee meetings and to spend the time needed and meet as frequently as necessary to properly discharge their responsibilities.

Audit Committee Information

Currently, the only committee of our Board of Directors is the Audit Committee. The Audit Committee is comprised entirely of directors who may be classified as “independent” within the meaning of Section 803(A)(2) of the NYSE Amex Company Guide and Rule 10A-3 of the Exchange Act. Our Audit Committee consists of Richard A.C. Coles, Michael B. Frankel and Mark Schulhof. Mr. Coles serves as the chairman of our Audit Committee. These members did not meet during 2008 as they were each appointed to the Audit Committee on December 23, 2008. These Audit Committee members have held two meetings in 2009. Until December 23, 2008, the Audit Committee was compromised of our former directors, Messrs. Hahn, Westly and Marineau and these members of the Audit Committee held four meetings, which were attended by each of the former Audit Committee members either in person or by telephone.

The Audit Committee acts pursuant to a separate written charter, which has been adopted and approved by the Board of Directors. A copy of the Audit Committee Charter is available on our website at http://www.globalconsumeracquisition.com by choosing the “Investor Relations” link then clicking on the “Corporate Governance” section. The Audit Committee’s duties, which are specified in our Audit Committee Charter, include, but are not limited to:

•	serving as an independent and objective party to monitor our financial reporting process, audits of our financial statements and internal control system;

•	reviewing and appraising the audit efforts and independence of our independent registered public accounting firm and internal finance department; and

•	providing an open avenue of communications among our independent registered public accounting firm, financial and senior management, our internal finance department, and the Board of Directors.

Upon the consummation of the Acquisitions, the members of our Audit Committee will be Messrs. Coles, Frankel and Goodall. Each is an independent director under the NYSE Amex listing standards.

Financial Experts on Audit Committee

The Audit Committee currently is and will at all times be composed exclusively of “independent directors” who are “financially literate,” meaning they are able to read and understand fundamental financial statements, including a company’s balance sheet, income statement and cash flow statement. In addition, the Audit Committee has, and will continue to have, at least one member who has past employment experience in finance or accounting, requisite professional certification in accounting, or other comparable experience or background that results in the individual’s financial sophistication. The Board of Directors has determined that Mr. Coles satisfies the definition of financial sophistication and also qualifies as an “audit committee financial expert,” as defined under the SEC’s rules and regulations.

Upon the consummation of the Acquisitions, Mr. Coles and Mr. Frankel will continue to serve on the Audit Committee. The Board of Directors of GCAC has determined that Mr. Coles satisfies the definition of financial sophistication and also qualifies as an “audit committee financial expert,” as defined under rules and regulations of the Securities and Exchange Commission.

Code of Ethics

We have adopted a code of conduct and ethics applicable to our directors, officers and employees in accordance with applicable federal securities laws and the rules of NYSE Amex. Our code of ethics is publicly available on our website at http://www.globalconsumeracquisition.com by choosing the “Investor Relations” link then clicking on the “Corporate Governance” section.

Compensation Committee Information

Currently, we do not have a standing Compensation Committee for the purpose of determining compensation for executives and directors because no current executive officer or director receives any cash or other compensation for services rendered to us, other than the purchases of Founders Shares and the grants of restricted stock units.

However, following the consummation of the Acquisitions, the Board of Directors will designate a Compensation Committee with Messrs. Frankel and Coles as its members. Each will be an independent director under NYSE Amex listing standards. The purpose of the Compensation Committee will be to discharge our Board of Directors’ responsibilities in respect of compensation of our executive officers following the consummation of the Acquisitions, including approving individual executive officer compensation, oversight of the combined company’s overall compensation and benefit philosophies, production of an annual report on executive compensation for inclusion in the combined company’s proxy statement and administration of any of the combined company’s incentive compensation plans that may be adopted in the future, including authority to make and modify awards under such plans. The Compensation Committee shall have the resources and authority to delegate its duties and responsibilities. The Compensation Committee will have a charter that will be provided on our website.

Compensation Committee Interlocks and Insider Participation

None of the persons designated as our directors currently serves on the compensation committee of any other company on which any other director designee of GCAC or any officer or director of GCAC, Colonial Bank, or 1st Commerce Bank is currently a member.

Nominating Committee Information

In December 2008, we dissolved the Nominating Committee then in place. The Board of Directors did not believe that it was necessary to have such a committee, because all members of our Board of Directors participate in the consideration of director nominees. The primary functions of the members of the Board of Directors relating to the consideration of director nominees is to identify individuals qualified to serve on the Board of Directors. Our Board of Directors annually reviews the appropriate experience, skills and characteristics required of directors in the context of our business. This review includes, in the context of the perceived needs of the board at that time, issues of knowledge, experience, judgment and skills, accounting or financial expertise. This review also includes the candidate’s ability to attend regular board meetings and to devote a sufficient amount of time and effort in preparation for such meetings.

Effective upon the consummation of the Acquisitions, we will establish a Nominating Committee for the Board of Directors. The Nominating Committee will be responsible for the appropriate size, functioning and needs of the board including, but not limited to, recruitment and retention of high quality board members and committee composition and structure. The Nominating Committee will have a charter that will be provided on our website. The members of our Nominating Committee will be Messrs. Frankel, Goodall and Stephan.

Guidelines for Selecting Director Nominees

The guidelines for selecting nominees will be specified in the Nominating Committee charter, and will generally provide that persons to be nominated should be actively engaged in business endeavors, have an understanding of financial statements, corporate budgeting and capital structure, be familiar with the requirements of a publicly traded company, be familiar with industries relevant to our business endeavors, be willing to devote significant time to the oversight duties of the board of directors of a public company, and be able to promote a diversity of views based on the person’s education, experience and professional employment. The Nominating Committee will evaluate each individual in the context of the board as a whole, with the objective of recommending a group of persons that can best implement our business plan, perpetuate our business and represent stockholder interests. The Nominating Committee may require certain skills or attributes, such as financial or accounting experience, to meet specific board needs that arise from time to time. The Nominating Committee will not distinguish among nominees recommended by stockholders and other persons.

Changes in Our Independent Registered Public Accountant

The personnel of Hays & Company LLP, our independent registered public accounting firm, joined with Crowe Horwath LLP, resulting in the resignation of Hays & Company LLP as our independent registered public accounting firm. Crowe Horwath LLP was appointed as our independent registered public accounting firm going forward on June 5, 2009. The decision to engage Crowe Horwath LLP was approved by both our Board of Directors and our Audit Committee.

The audit reports of Hays & Company LLP regarding our financial statements as of and for the fiscal years ended December 31, 2008 and 2007 did not contain an adverse opinion or a disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principles.

During our two most recent fiscal years ended December 31, 2008 and 2007 and through June 5, 2009, we did not consult with Crowe Horwath LLP regarding either (i) the application of accounting principles to a specific transaction, either completed or proposed or (ii) the type of audit opinion that may be rendered by Crowe Horwath LLP on our financial statements. Neither a written report or oral advice was provided by Crowe Horwath LLP to us that was an important factor considered by us in reaching a decision as to any accounting, auditing or financial reporting issue. Prior to their appointment, we did not consult with Crowe Horwath LLP regarding any matter that was either the subject of a disagreement (as such term is defined in Item 304(a)(1)(iv) and the related instructions to such item) or a “reportable event” (as such term is defined in Item 304(a)(1)(v) of Regulation S-K).

In connection with the audits of our financial statements for each of the fiscal years ended December 31, 2008 and 2007, the review of the interim financial statements for the period ended March 31, 2009 and through June 5, 2009, there were no disagreements between us and Hays & Company LLP on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of Hays & Company LLP, would have caused Hays & Company LLP to make reference to the subject matter of the disagreements in connection with their reports on our financial statements for such years.

During the fiscal years ended December 31, 2007 and December 31, 2008, the interim period ended March 31, 2009 and through June 5, 2009, there were no “reportable events” (as such term is defined in Item 304(a)(1)(v) of Regulation S-K).

Independent Auditors’ Fees

Hays & Company LLP audited our financial statements for the fiscal years 2007 and 2008. Hays & Company LLP reported directly to our Audit Committee. The personnel of Hays & Company LLP joined with Crowe Horwath LLP, resulting in the resignation of Hays & Company LLP as our independent registered public accounting firm. Crowe Horwath LLP was appointed as our independent registered public accounting firm going forward June 5, 2009. The following is a summary of fees paid or to be paid to Hays & Company LLP and Crowe Horwath LLP, as applicable for services rendered:

Audit Fees

The aggregate fees billed for professional services rendered by Hays & Company LLP for the period ended December 31, 2007 for the audit of our financial statements dated July 16 and November 27, 2007 and filed with our registration statement on Form S-1, audit of our financial statements for the period ended December 31, 2007, our current reports on Form 8-K, review of our financial statements dated September 30, 2007, and reviews of SEC filings amounted to approximately $160,393.

The aggregate fees billed for professional services rendered by Hays & Company LLP for the period ended December 31, 2008 for the audit of our financial statements dated December 31, 2008, review of our financial statements dated March 31, June 30 and September 30, 2008, our current reports on Form 8-K and reviews of SEC filings amounted to approximately $100,167.

The aggregate fees billed or expected to be billed for professional services rendered by Hays & Company LLP and Crowe Horwath LLP for the current fiscal year, for the review of our financials statements dated March 31 and June 30, 2009, our current reports on Form 8-K and review of SEC filings amounted to approximately $14,000, $14,000 and $5,000, respectively.

Audit Related Fees

On May 22, 2009, we engaged Crowe Horwath LLP to perform financial due diligence in connection with the Acquisitions. The aggregate fees billed or expected to be billed for financial due diligence rendered by Crowe Horwath LLP amounted to approximately $250,000.

Tax Fees

The aggregate fees billed for professional services rendered by Hays & Company LLP for the fiscal year 2007 for tax compliance amounted to approximately $6,925.

The aggregate fees billed or expected to be billed for professional services rendered by Hays & Company LLP for the fiscal year 2008 for tax compliance amounted to approximately $11,800.

All Other Fees

We did not receive products and services provided by Hays & Company LLP or Crowe Horwath LLP, other than those discussed above, for either fiscal year 2007 or 2008.

Audit Committee Pre-Approval Policies and Procedures

Since our Audit Committee was not formed until the consummation of our initial public offering, the Audit Committee did not pre-approve all of the foregoing services, although any services rendered prior to the formation of our Audit Committee were approved by our board of directors. Since the formation of our Audit Committee, and on a going-forward basis, the Audit Committee approved all auditing services performed for us by Hays & Company LLP, and will pre-approve all auditing services and permitted non-audit services to be performed for us by Crowe Horwath LLP, including the fees and terms thereof (subject to the de minimus exceptions for non-audit services described in the Exchange Act which are approved by the Audit Committee prior to the completion of the audit). The Audit Committee may form and delegate authority to subcommittees of the Audit Committee consisting of one or more members when appropriate, including the authority to grant pre-approvals of audit and permitted non-audit services, provided that decisions of such subcommittee to grant pre-approvals shall be presented to the full Audit Committee at its next scheduled meeting.

Communication with the Board of Directors

After consummation of the Acquisitions, stockholders and other interested parties may send written communications directly to the Board of Directors or to specified individual directors, including the Chairman or any non-management directors, by sending such communications to our Assistant Secretary, Andrew Nelson, at our principal executive offices: Western Liberty Bancorp, 4730 South Fort Apache, Suite 200, Las Vegas, Nevada 89147. Such communications will be reviewed and, depending on the content, will be:

•	forwarded to the addressees or distributed at the next scheduled Board of Directors meeting;

•	if they relate to financial or accounting matters, forwarded to the Audit Committee or distributed at the next scheduled Audit Committee meeting;

•	if they relate to executive officer compensation matters, forwarded to the Compensation Committee or discussed at the next scheduled Compensation Committee meeting;

•	if they relate to the recommendation of the nomination of an individual, forwarded to the Nominating Committee or discussed at the next scheduled Nominating Committee meeting; or

•	if they relate to the operations of the company, forwarded to the appropriate officers of the company, and the response or other handling of such communications reported to the Board of Directors at the next scheduled Board of Directors meeting.

EXECUTIVE OFFICER AND DIRECTOR COMPENSATION

Compensation of Executive Officers and Directors of GCAC Prior to the Acquisitions

Other than the purchases of Founders Shares and the grants of restricted stock units, none of our executive officers or directors has received any cash or other compensation for services rendered to us. In accordance with Statement of Financial Accounting Standards (“SFAS”) 123(R) “Share-Based Payment”, as interpreted by Staff Accounting Bulletin No. 107 (“SAB 107”), we record compensation expense associated with stock options and other forms of equity compensation. Messrs. Ader, Silvers and Nelson are employed by our sponsor and compensated by our sponsor for services provided as employees of our sponsor, including in connection with our initial public offering. However, our executive officers and directors are reimbursed for any out-of-pocket expenses incurred in connection with activities on our behalf such as identifying potential target businesses and performing due diligence on suitable business combinations. There is no limit on the amount of these out-of-pocket expenses and there will be no review of the reasonableness of the expenses by anyone other than our Board of Directors and Audit Committee, which includes persons who may seek reimbursement, or a court of competent jurisdiction if such reimbursement is challenged.

Executive Officers and Directors of Western Liberty Bancorp Following the Acquisitions

At the effective time of the Acquisitions and assuming the election of the individuals set forth in the section entitled “The Director Election Proposal”, the Board of Directors and executive officers of Western Liberty Bancorp will be as follows:

Name	Age	Position

Jason N. Ader	41	Chairman and Chief Executive Officer
Daniel Silvers	32	President and Director
		Chief Financial Officer
Laus Abdo	48	Chief Operating Officer
George A. Rosenbaum Jr.	53	Principal Accounting Officer
Mark Daigle	44	Director
Richard A. C. Coles	42	Director
Michael B. Frankel	72	Director
Andrew Nelson	30	Director
Dr. Leonard E. Goodall	72	Director
Dr. William Stephan	82	Director
Robert G. Goldstein	54	Director

For biographical information about Messrs. Ader, Silvers, Daigle, Coles, Frankel, Nelson, Goodall, Stephan and Goldstein, see the section entitled “The Director Election Proposal — Information about the Director Nominees.” We are still in the process of reviewing candidates for the Chief Financial Officer position of Western Liberty Bancorp. We are conducting appropriate inquiries into the background and qualifications of any such candidates and meeting with candidates on an ongoing basis.

Laus M. Abdo will serve as our Chief Operating Officer upon consummation of the Acquisitions. Mr. Abdo has an extensive background in commercial real estate, gaming and finance. Mr. Abdo founded Abdo Global Partners, Inc. in 1994. Abdo Global Partners, Inc. is a financial advisory firm focusing on the small-cap and mid-market sectors in the commercial real estate and gaming markets. Abdo Global Partners, Inc.’s expertise is rooted in deep sector knowledge in the commercial real estate and gaming markets and advises companies, lenders and investors in asset acquisition, disposition, restructurings, private placements and similar corporate finance matters. Abdo Global Partners, Inc. is also an advisor or direct investor in the acquisition of distressed financial assets in the commercial real estate and gaming sectors as well as traditional acquisition and development of commercial real estate. From September 2001 until December 2002, Mr. Abdo served as Chief Financial Officer and was later promoted to Chief Executive Officer of Innovative Gaming Corporation of America, a multi-jurisdiction licensed gaming equipment manufacturer and sales company.

Mr. Abdo was hired in connection with the restructuring and recapitalization of Innovative Gaming. From February 1997 to October 1998, Mr. Abdo served as Chief Financial Officer of Phoenix Leisure Corporation, a real estate and gaming company, in connection with its restructuring. From May 1985 to February 1993, Mr. Abdo worked as Vice President at Paine Webber, and from February 1993 to May 1994 was a Vice President at Smith Barney. Mr. Abdo holds a Bachelor of Science in Finance from Arizona State University.

George A. Rosenbaum, Jr. will serve as our Principal Accounting Officer and as the Chief Financial Officer of our wholly owned subsidiary 1st Commerce Bank upon the consummation of the Acquisitions. Since May 2007, Mr. Rosenbaum has served as Consultant for various financial entities, including two groups starting de novo banks. From August 2003 to February 2007, Mr. Rosenbaum, served as Executive Vice President, Chief Financial Officer and Secretary of the Board of Directors of First Federal Bank of the Southwest, Inc. From May 2002 to August 2003, Mr. Rosenbaum served as Chief Financial Officer of Illini Corporation, a publicly traded $280.0 million bank holding company. From July 2000 to May 2002, Mr. Rosenbaum worked as Senior Audit Manager at McGladrey & Pullen LLP, working primarily on accounting and audit matters relating to financial institutions. Mr. Rosenbaum holds a Bachelor of Science in Accounting from the National College of Business.

Executive Officers and Directors of 1st Commerce Bank Following the Acquisitions

At the effective time of the Acquisitions and assuming the election of the individuals set forth above, the board of directors and executive officers of our wholly owned subsidiary 1st Commerce Bank will be as follows:

Name	Age	Position

Jason N. Ader	41	Chairman of the Board of Directors
Mark Daigle	44	President, Chief Executive Officer and Director
George A. Rosenbaum, Jr.	53	Chief Financial Officer
Mark Carr	53	Chief Credit Officer
Daniel B. Silvers	32	Executive Vice President
Laus M. Abdo	48	Executive Vice President
Dr. Leonard E. Goodall	72	Director
Dr. William Stephan	82	Director
Robert G. Goldstein	54	Director

For biographical information about Messrs. Ader, Daigle, Silvers, Goodall, Stephan and Goldstein see the section entitled “The Director Election Proposal — Information about the Director Nominees.” For biographical information about Messrs. Abdo and Rosenbaum, see the section above.

Mark Carr will serve as our Chief Credit Officer upon consummation of the Acquisitions. Mr. Carr has served as the Executive Vice President and Senior Lender of Colonial Bank’s Nevada regional segment for the past nine years. Mr. Carr has over 27 years of commercial banking and has served as Senior Vice President/Senior Commercial Lender, Commercial Bank of Nevada, Vice President/Commercial Lender at US Bank, Vice President and Branch Manager/Commercial Lender at Bank of America, and as Regional Vice President/Central Group at Nevada First Bank during his career. Prior to his career in commercial banking, Mr. Carr served four years in the United States Navy including tours at the United States Naval Academy, Annapolis, Maryland and aboard the U.S.S. Coral Sea, Alameda, California.

Compensation of Executive Officers and Directors of Western Liberty Bancorp Following the Acquisitions

Overall, we will seek to provide total compensation packages that are competitive in terms of potential value to our executives, and which are tailored to our unique characteristics and needs within the financial services industry in order to create an executive compensation program that will adequately reward our executives for their roles in creating value for us stockholders. We intend to be competitive with other similarly situated companies in the banking industry following consummation of the Acquisitions. The compensation decisions regarding our executives will be based on our need to attract individuals with the skills necessary for us to achieve our business plan, to reward those individuals fairly over time, and to retain those individuals who continue to perform at or above our expectations.

It is anticipated that our executives’ compensation will have three primary components — salary, cash incentive bonuses and stock-based awards. We will view the three components of executive compensation as related but distinct. Although our Compensation Committee will review total compensation, we do not believe that significant compensation derived from one component of compensation should negate or reduce compensation from other components. We anticipate determining the appropriate level for each compensation component based in part, but not exclusively, on our view of internal equity and consistency, individual performance and other information deemed relevant and timely. Since our Compensation Committee will not be formed until consummation of the Acquisitions, we have not adopted any formal or informal policies or guidelines for allocating compensation between long-term and currently paid out compensation, between cash and non-cash compensation, or among different forms of compensation.

In addition to the guidance provided by our Compensation Committee, we may utilize the services of third parties from time to time in connection with the hiring and compensation awarded to executive employees. This could include subscriptions to executive compensation surveys and other databases.

Our Compensation Committee will be charged with performing an annual review of our executive officers’ cash compensation and equity holdings to determine whether they provide adequate incentives and motivation to executive officers and whether they adequately compensate the executive officers relative to comparable officers in other companies.

Benchmarking of Cash and Equity Compensation

We believe it is important when making compensation-related decisions to be informed as to current practices of similarly situated publicly held companies in the banking industry. We expect that the Compensation Committee will stay apprised of the cash and equity compensation practices of publicly held companies in the banking industry through the review of such companies’ public reports and through other resources. It is expected that any companies chosen for inclusion in any benchmarking group would have business characteristics comparable to us, including revenues, financial growth metrics, stage of development, employee headcount and market capitalization. While benchmarking may not always be appropriate as a stand-alone tool for setting compensation due to the aspects of our post-acquisition business and objectives that may be unique to us, we generally believe that gathering this information will be an important part of our compensation-related decision-making process.

Compensation Components

Base Salary.  Generally, we anticipate setting executive base salaries at levels comparable with those of executives in similar positions and with similar responsibilities at comparable companies. We will seek to maintain base salary amounts at or near the industry norms while avoiding paying amounts in excess of what we believes is necessary to motivate executives to meet corporate goals. It is anticipated base salaries will generally be reviewed annually, subject to terms of employment agreements, and that the Compensation Committee and board will seek to adjust base salary amounts to realign such salaries with industry norms after taking into account individual responsibilities, performance and experience.

Annual Bonuses.  We intend to design and utilize cash incentive bonuses for executives to focus them on achieving key operational and financial objectives within a yearly time horizon. Near the beginning of each year, the Board of Directors, upon the recommendation of the Compensation Committee and subject to any applicable employment agreements, will determine performance parameters for appropriate executives. At the end of each year, the Board of Directors and Compensation Committee will determine the level of achievement for each corporate goal.

We will structure cash incentive bonus compensation so that it is taxable to our employees at the time it becomes available to them. At this time, it is not anticipated that any executive officer’s annual cash compensation will exceed $1.0 million, and we have accordingly not made any plans to qualify for any compensation deductions under Section 162(m) of the Internal Revenue Code.

Equity Awards.  We also may use stock options and other stock-based awards to reward long-term performance. We believe that providing a meaningful portion of our executives’ total compensation package in stock options and other stock-based awards serves to align the incentives of our executives with the interests of our stockholders and with our long-term success. The Compensation Committee and the Board of Directors will develop their equity award determinations based on their judgments as to whether the complete compensation packages provided to our executives, including prior equity awards, are sufficient to retain, motivate and adequately award the executives.

Other Compensation.  We will establish and maintain various employee benefit plans, including medical, dental, life insurance and 401(k) plans. These plans will be available to all salaried employees and we will not discriminate in favor of executive officers. We may extend other perquisites to our executives that are not available to our employees generally.

All of our executive officers will be eligible to participate in non-contributory 401(k) plans, premium-paid health, hospitalization, short and long term disability, dental, life and other insurance plans as we may have in effect from time to time. They also will be entitled to reimbursement for all business travel and other out-of-pocket expenses reasonably incurred in the performance of their services.

Director Compensation

Following the Acquisitions, we expect our Compensation Committee to adopt a compensation program for our directors that is appropriate and competitive with those offered by similarly situated public companies.

In addition we intend to issue equity grants to our new independent directors upon consummation of the Acquisitions or soon thereafter. The type and amount of the grants will be determined by our Compensation Committee promptly after the closing of the Acquisitions.

Post-Closing Transaction Related Equity Awards

Our Board of Directors has approved the award of up to 1.5 million shares of restricted stock in connection with the Acquisitions, which we expect to be awarded to certain members of our management and our consultants, in connection with the Acquisitions. As soon as practicable after the closing of the Acquisitions, the Compensation Committee will meet to determine which members of our management and our consultants will receive equity grants and the allocation of such grants. For more information regarding methodology see the section entitled “Executive Officer and Director Compensation — Compensation of Executive Officers and Directors of Western Liberty Bancorp Following the Acquisitions.”

Employment Agreements

The following is a summary of the material terms of the at-will employment agreements that we have entered into in connection with the Acquisitions.

Mark Daigle, Chief Executive Officer of our wholly owned subsidiary 1st Commerce Bank.  On July 13, 2009, in connection with the Acquisitions, we entered into an employment agreement with Mark Daigle. Mr. Daigle’s employment agreement provides that, subject to the closing of the Acquisitions, Mr. Daigle will become the Chief Executive Officer of Nevada commercial banking operations. In addition GCAC and our board of directors shall take such action as is necessary to appoint Mr. Daigle to the board of directors of Western Liberty Bancorp upon the consummation of the Acquisitions.

Pursuant to the terms of the employment agreement, Mr. Daigle’s employment shall commence as of the closing date of the transactions contemplated by the Colonial Asset Purchase Agreement (the “Effective Date”) and continue for an initial term of three years with one or more additional automatic one-year renewal periods. Mr. Daigle will be entitled to a base salary of $460,000. In addition, subject to the approval of the Acquisition Proposal by our stockholders, Mr. Daigle will receive a one-time grant of restricted stock equal to $3.0 million divided by the closing price of our common stock on the Effective Date. The restricted stock will vest 20% on each of the first, second, third, fourth and fifth anniversaries of the Effective Date, subject to Mr. Daigle’s continuous employment through each vesting date. Such restricted stock shall be subject to restrictions on transfer for a period of one year following each vesting date. Mr. Daigle will also receive a bonus of $100,000 within ten days of the Effective Date. Mr. Daigle shall be entitled to employee benefits in accordance with any employee benefits programs and policies adopted by Western Liberty Bancorp. In addition, the employment agreement contains customary representations, covenants and termination provisions. The employment agreement also states that Mr. Daigle does not have any right, title interest or claim of any kind in or to the proceeds from our initial public offering and simultaneous private placement, plus all accrued interest, held in our trust account, and that he will not seek any recourse against the trust account whatsoever.

George A. Rosenbaum Jr., Chief Financial Officer of our wholly owned subsidiary 1st Commerce Bank and the Principal Accounting Officer of Western Liberty Bancorp.  On July 28, 2009, in connection with the Acquisitions, we entered into an employment agreement with George A. Rosenbaum Jr. Mr. Rosenbaum’s employment agreement provides that, subject to the closing of the Acquisitions, Mr. Rosenbaum will become the Chief Financial Officer of our Nevada commercial banking operations and the Principal Accounting Officer of Western Liberty Bancorp.

Pursuant to the terms of the employment agreement, Mr. Rosenbaum’s employment shall commence as of the Effective Date and continue for an initial term of three years with one or more additional automatic one-year renewal periods. Mr. Rosenbaum will be entitled to a base salary of $200,000. In addition, subject to the approval of the Acquisition Proposal by our stockholders, Mr. Rosenbaum will receive a one-time grant of restricted stock equal to $250,000 divided by the closing price of our common stock on the Effective Date. The restricted stock will vest 20% on each of the first, second, third, fourth and fifth anniversaries of the Effective Date, subject to Mr. Rosenbaum’s continuous employment through each vesting date. Such restricted stock shall be subject to restrictions on transfer for a period of one year following each vesting date. Mr. Rosenbaum will receive a transaction bonus equal to a pro rata amount of his base salary for the period from the signing of his agreement. Mr. Rosenbaum is also eligible to receive an annual discretionary incentive payment, upon the attainment of one or more pre-established performance goals established by the Compensation Committee. Mr. Rosenbaum shall be entitled to employee benefits in accordance with any employee benefits programs and policies adopted by Western Liberty Bancorp. In addition, the employment agreement contains customary representations, covenants and termination provisions. The employment agreement also states that Mr. Rosenbaum does not have any right, title interest or claim of any kind in or to the proceeds from our initial public offering and simultaneous private placement, plus all accrued interest, held in our trust account, and that he will not seek any recourse against the trust account whatsoever.

We may enter into additional employment agreements with certain of our current and future executive officers. The terms of those agreements will be determined by the Compensation Committee and will be commensurate with the compensation packages of comparable level executives at similarly situated companies.

THE ADJOURNMENT PROPOSAL

The Adjournment Proposal, if adopted, will allow our Board of Directors to adjourn the Special Meeting to a later date or dates to permit further solicitation of proxies in the event, based on the tabulated votes, there are not sufficient votes at the time of the Special Meeting to approve the consummation of the Acquisitions. In no event will we adjourn the Special Meeting or consummate the Acquisitions beyond the date by which it may properly do so under its amended and restated certificate of incorporation and Delaware law. It is possible for us to obtain sufficient votes to approve the Adjournment Proposal but not receive sufficient votes to approve the Acquisition Proposal. In such a situation, we could adjourn the meeting for any number of days or hours until the close of business on November 27, 2009 and attempt to solicit additional votes in favor of the Acquisition Proposal. Accordingly, the Adjournment Proposal could provide more time for us, the founding stockholders, our sponsor and/or affiliates to make purchases of Public Shares or other arrangements in such case that would increase the likelihood of obtaining a favorable vote on the Acquisition Proposal and to meet the requirement that the holders of fewer than 30% of the Public Shares vote against the Acquisition Proposal and demand that their Public Shares be converted into cash (although no such purchases will be made by GCAC itself). See the section entitled “The Acquisition Proposal — Interests of our Directors and Officers and Others in the Acquisition.”

In addition to an adjournment of the Special Meeting upon approval of an Adjournment Proposal, our Board of Directors is empowered under Delaware law to postpone the Special Meeting at any time prior to the meeting being called to order. In such event, we will issue a press release and take such other steps as we believe are necessary and practical in the circumstances to inform our stockholders of the postponement.

Consequences if the Adjournment Proposal is Not Approved

If the Adjournment Proposal is not approved by the stockholders, our Board of Directors may not be able to adjourn the Special Meeting to a later date in the event, based on the tabulated votes, there are not sufficient votes at the time of the Special Meeting to approve the consummation of the Acquisitions (because the Acquisition Proposal is not approved or because the holders of 30% or more of the Public Shares vote against the Acquisition Proposal and demand conversion of their Public Shares into cash). In such event, the Acquisitions would not be completed and, unless we were able to consummate a business combination with another party no later than November 27, 2009, we would be required to liquidate.

Required Vote

Adoption of the Adjournment Proposal requires the affirmative vote of a majority of the issued and outstanding shares of our common stock represented in person or by proxy at the meeting and entitled to vote thereon. Adoption of the Adjournment Proposal is not conditioned upon the adoption of any of the other proposals.

GCAC’S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT GCAC’S STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE ADJOURNMENT PROPOSAL.

INFORMATION RELATED TO GCAC

Business of GCAC

We are a blank check company formed under the laws of Delaware on June 28, 2007, to consummate a acquisition, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses. Prior to executing the Acquisition Agreements with the targets, our efforts were limited to organizational activities, completion of our initial public offering and the evaluation of possible business combinations.

Offering Proceeds Held in Trust

On November 27, 2007, we consummated our initial public offering of 31,948,850 units, including 1,948,850 units issued pursuant to the partial exercise of the underwriters’ over-allotment option. Each unit consists of one share of common stock, par value $0.0001 per share, and one warrant to purchase one share of common stock, at an exercise price of $7.50 per share. The units were sold at a price of $10.00 per unit, generating gross proceeds of $319,488,500. The securities sold in our initial public offering were registered under the Securities Act of 1933 on a registration statement on Form S-1 (No. 333-144799). The SEC declared the registration statement effective on November 20, 2007.

A total of $314,158,960 of the net proceeds from our initial public offering and the sale of Private Warrants, including $9,584,655 of deferred underwriting commissions, were placed in a trust account established for the benefit of our public stockholders in the event we are unable to complete a business combination. The funds will not be released until the earlier of our completion of a business combination or our liquidation, although we were able to withdraw up to $4,100,000 of these funds for working capital purposes. We did not withdraw any earned interest from the trust account for working capital purposes during the three or six months ended June 30, 2009 and withdrew $4,100,000 for the period June 28, 2007 (inception) through June 30, 2009. As of June 30, 2009, $316,770,979, including $2,612,019 of interest earned, and $9,584,655 of deferred underwriting commissions, was held in deposit in the trust account.

Following the consummation of our initial public offering on November 27, 2007 through December 31, 2008, we incurred operating expenses of $7,243,995. Our operating expenses for the six months ended June 30, 2009 were $3,484,718 and consisted primarily of expenses related to stock based compensation, legal and accounting professional fees, insurance costs, pursuing a business combination and due diligence.

We intend to use funds held in the trust account to pay certain transaction expenses, to purchase certain assets of the targets and deferred underwriters compensation. The balance of the funds will be released to us after the closing of the Acquisitions to pay stockholders who properly exercise their conversion rights and for working capital and general corporate purposes (including any future tax obligations).

The holders of Public Shares will be entitled to receive funds from the trust account only in the event of our liquidation or if they seek to convert their shares into cash and the Acquisitions are actually completed. In no other circumstances will a stockholder have any right or interest of any kind to or in the trust account.

Fair Market Value of the Targets’ Business

Our acquisition must have a fair market value equal to at least 80% of the amount held in trust (net of taxes and amounts disbursed for working capital purposes and excluding the amount held in the trust account representing a portion of the deferred underwriting commissions) at the time of the Acquisitions, subject to the conversion rights described below, although we may acquire a target whose fair market value significantly exceeds 80% of the amount held in trust (net of taxes and excluding the amount held in the trust account representing a portion of the deferred underwriting commissions).

Our Board of Directors determined that this test was met in connection with the Acquisitions. Please see the section entitled “The Acquisition Proposal — Satisfaction of the 80% Test.”

Stockholder Approval of Business Combination

We will proceed with the Acquisitions only if a majority of the Public Shares present and entitled to vote on the Acquisition Proposal at the Special Meeting are voted in favor of the Acquisition Proposal. All of our founding stockholders have agreed to vote all their shares of common stock owned by them prior to our initial public offering in accordance with the majority of shares of common stock held by public stockholders who vote at a meeting with respect to a business combination and any shares of common stock acquired by them in or after our initial public offering in favor of a business combination. If the holders of 30% or more of the Public Shares vote against the Acquisition Proposal and properly demand that we convert their Public Shares into their pro rata share of the trust account, we will not consummate the Acquisitions. In this case, we will be forced to liquidate. On July 28, 2009, we entered into the Support Agreement with our sponsor whereby our sponsor has agreed, at its option, and from time to time, to purchase through privately negotiated transactions, on such terms to be determined on a case by case basis and to be separately negotiated with each potential seller on an individual basis, up to 39% of our shares to help facilitate approval of the Acquisitions. Please see the section entitled “The Acquisition Proposal — Actions That GCAC and Our Sponsor May Take To Secure the Approval of Our Stockholders”.

Liquidation if No Business Combination

Our Amended and Restated Certificate of Incorporation provides that we will continue in existence only until November 27, 2009. This provision may not be amended except in connection with the consummation of a business combination. If we have not completed a business combination by such date, our corporate existence will cease except for the purposes of winding up our affairs and liquidating, pursuant to Section 278 of the Delaware General Corporation Law. This has the same effect as if our board of directors and stockholders had formally voted to approve our dissolution pursuant to Section 275 of the Delaware General Corporation Law. Accordingly, limiting our corporate existence to a specified date as permitted by Section 102(b)(5) of the Delaware General Corporation Law removes the necessity to comply with the formal procedures set forth in Section 275 (which would have required our board of directors and stockholders to formally vote to approve our dissolution and liquidation and to have filed a certificate of dissolution with the Delaware Secretary of State). We view this provision terminating our corporate existence on November 27, 2009 as an obligation to our stockholders and that investors will make an investment decision, relying, at least in part, on this provision. Thus, without the affirmative vote cast at a meeting of stockholders of at least 95% of the common stock issued in our initial public offering, we will not take any action to amend or waive this provision to allow us to survive for a longer period of time except in connection with the consummation of a business combination.

A liquidation after our existence terminates by operation of law would occur in the event that a business combination is not consummated by November 27, 2009. In the event we liquidate after termination of our existence by operation of law on November 27, 2009, we anticipate notifying the trustee of the trust account to begin liquidating such assets promptly after such date.

Owners of our Founders Shares have waived their rights to participate in any distribution with respect to their Founders Shares and the shares of common stock underlying any Private Warrants upon our liquidation prior to a business combination. However, our founding stockholders who acquired or will acquire shares of common stock or warrants in or after our initial public offering will be entitled to a pro rata share of the trust account with respect to such shares of common stock (including shares acquired upon exercise of such warrants) upon the liquidation of the trust account if we fail to consummate a business combination within the required time period. There will be no distribution with respect to our warrants which will expire worthless. We expect that all costs associated with the implementation and completion of our liquidation will be funded by any remaining net assets outside of the trust fund, although we cannot assure you that there will be sufficient funds for such purpose.

If we were to expend all of the net proceeds of our initial public offering, other than the proceeds deposited in the trust account, and without taking into account interest, if any, earned on the trust account, the initial per-share liquidation price would be approximately $9.91 (of which approximately $0.30 per share is attributable to the deferred underwriting commissions), or $0.17 less than the per-unit offering price of $10.00. There can be no assurance that any converting stockholder will receive equal to or more than his, her or its full invested amount. The proceeds deposited in the trust account could, however, become subject to the claims of our creditors which could have higher priority than the claims of our public stockholders. We cannot assure you that the actual per-share liquidation price will not be less than approximately $9.91, plus interest (net of taxes payable and amounts disbursed for working capital purposes, which taxes, if any, shall be paid from the trust account), due to claims of creditors. Although we will seek to have all vendors, service providers, prospective target businesses or other entities we engage execute agreements with us waiving any right, title, interest or claim of any kind in or to any monies held in the trust account for the benefit of our public stockholders, there is no guarantee that they will execute such agreements or even if they execute such agreements that they would be prevented from bringing claims against the trust account including but not limited to fraudulent inducement, breach of fiduciary responsibility or other similar claims, as well as claims challenging the enforceability of the waiver, in each case in order to gain an advantage with a claim against our assets, including the funds held in the trust account. If any third party refused to execute an agreement waiving such claims to the monies held in the trust account, we would perform an analysis of the alternatives available to us if we chose not to engage such third party and evaluate if such engagement would be in the best interest of our stockholders if such third party refused to waive such claims. Examples of possible instances where we may engage a third party that refused to execute a waiver include the engagement of a third party consultant whose particular expertise or skills are believed by management to be significantly superior to those of other consultants that would agree to execute a waiver or in cases where management is unable to find a provider of required services willing to provide the waiver. In any event, our management would perform an analysis of the alternatives available to it and would only enter into an agreement with a third party that did not execute a waiver if management believed that such third party’s engagement would be significantly more beneficial to us than any alternative. In addition, there is no guarantee that such entities will agree to waive any claims they may have in the future as a result of, or arising out of, any negotiations, contracts or agreements with us and will not seek recourse against the trust account for any reason. Our sponsor agreed, pursuant to an agreement with us that, if we liquidate prior to the consummation of a business combination, it will be liable only if a vendor, service provider, prospective target business or other entity does not provide a valid and enforceable waiver to any rights or claims to the trust account as of the date of the consummation of our initial public offering to pay debts and obligations to creditors. Additionally, the underwriters have agreed to forfeit any rights or claims against the proceeds held in the trust account which includes a portion of their deferred underwriting commissions. Based on information we have obtained from our sponsor, we currently believe that we have substantial means and capability to fund a shortfall in our trust account even though we have not reserved for such an eventuality. Specifically, we believe the fee income from the sponsor will be sufficient to cover its indemnification obligations. We cannot assure you, however, that we would be able to satisfy those obligations.

We will seek to reduce the possibility that our sponsor will have to indemnify the trust account due to claims of creditors by endeavoring to have all vendors, service providers and prospective target businesses as well as other entities execute agreements with us waiving any right, title, interest or claim of any kind in or to monies held in the trust account. The indemnification provision is set forth in the sponsor insider letter. The sponsor insider letter specifically sets forth that in the event we obtain a valid and enforceable waiver of any right, title, interest or claim of any kind in or to any monies held in the trust account as of the consummation of our initial public offering for the benefit of our stockholders from a vendor, service provider, prospective target business or other entity, the indemnification from our sponsor will not be available. In the event that we liquidate and it is subsequently determined that the reserve for claims and liabilities is insufficient, stockholders who received a return of funds from the liquidation of our trust account could be liable for claims made by creditors.

Under the Delaware General Corporation Law, stockholders may be held liable for claims by third parties against a corporation to the extent of distributions received by them in a dissolution. If the corporation complies with certain procedures set forth in Section 280 of the Delaware General Corporation Law intended to ensure that it makes reasonable provision for all claims against it, including a 60-day notice period during which any third-party claims can be brought against the corporation, a 90-day period during which the corporation may reject any claims brought, and an additional 150-day waiting period before any liquidating distributions are made to stockholders, any liability of stockholders with respect to a liquidating distribution is limited to the lesser of such stockholder’s pro rata share of the claim or the amount distributed to the stockholder, and any liability of the stockholder would be barred after the third anniversary of the dissolution. However, as stated above, if we do not effect a business combination by November 27, 2009, it is our intention to make liquidating distributions to our stockholders as soon as reasonably possible after such time period and, therefore, we do not intend to comply with those procedures. As such, our stockholders could potentially be liable for any claims to the extent of distributions received by them and any liability of our stockholders may extend well beyond the third anniversary of such date. Because we will not be complying with Section 280, Section 281(b) of the Delaware General Corporation Law requires us to adopt a plan that will provide for our payment, based on facts known to us at such time, of (i) all existing claims, (ii) all pending claims and (iii) all claims that may be potentially brought against us within the subsequent ten years. Accordingly, we would be required to provide for any claims of creditors known to us at that time or those that we believe could be potentially brought against us within the subsequent ten years prior to our distributing the funds in the trust account to our public stockholders. We have not assumed that we will have to provide for payment on any claims that may potentially be brought against us within the subsequent ten years due to the speculative nature of such an assumption. However, because we are a blank check company, rather than an operating company, and our operations will be limited to searching for prospective target businesses to acquire, the only likely claims to arise would be from our vendors (such as accountants, lawyers, investment bankers, etc.) or potential target businesses.

If we are forced to file a bankruptcy case or an involuntary bankruptcy case is filed against us which is not dismissed, the proceeds held in the trust account could be subject to applicable bankruptcy law, and may be included in our bankruptcy estate and subject to the claims of third parties with priority over the claims of our stockholders. To the extent any bankruptcy claims deplete the trust account, we cannot assure you we will be able to return to our public stockholders at least $9.91 per share, without taking into account any interest earned on the trust account (net of any taxes due on such interest, which taxes, if any, shall be paid from the trust account). Additionally, if we are forced to file a bankruptcy case or an involuntary bankruptcy case is filed against us which is not dismissed, any distributions received by stockholders could be viewed under applicable debtor/creditor and/or bankruptcy laws as either a “preferential transfer” or a “fraudulent conveyance.” As a result, a bankruptcy court could seek to recover all amounts received by our stockholders. Furthermore, because we intend to distribute the proceeds held in the trust account to our public stockholders promptly after the termination of our corporate existence, this may be viewed or interpreted as giving preference to our public stockholders over any potential creditors with respect to access to or distributions from our assets. Furthermore, our board may be viewed as having breached its fiduciary duty to our creditors and/or may have acted in bad faith, and thereby exposing itself and our company to claims of punitive damages, by paying public stockholders from the trust account prior to addressing the claims of creditors. We cannot assure you that claims will not be brought against us for these reasons.

Our public stockholders will be entitled to receive funds from the trust account only in the event of our liquidation or if they seek to convert their respective shares of common stock into cash upon a business combination which the stockholder voted against and which is completed by us. In no other circumstances will a stockholder have any right or interest of any kind to or in the trust account. Voting against the business combination alone will not result in conversion of a stockholder’s shares of common stock into a pro rata share of the trust account. Such stockholder must have also exercised its conversion rights described above.

Facilities

We maintain our principal executive offices at 1370 Avenue of the Americas, 28th Floor, New York, New York 10019.

Directors and Executive Officers

Our current directors and executive officers are as follows:

Name	Age	Position

Jason N. Ader	41	Chairman of the Board and Chief Executive Officer
Andrew Nelson	30	Chief Financial Officer, Assistant Secretary and Director
Daniel Silvers	32	President
Richard A.C. Coles	42	Director
Michael B. Frankel	72	Director
Mark Schulhof	41	Director

For biographical information about Messrs. Ader, Nelson, Silvers, Coles and Frankel see the section entitled “The Director Election Proposal — Information about the Director Nominees.”

Mark Schulhof has been a member of the GCAC Board of Directors since December 2008. Mr. Schulhof is Chief Executive Officer and President of Quadriga Art II, Inc., a leading provider of services to the non-profit community worldwide since 1994. Mr. Schulhof’s responsibilities at Quadriga Art II, Inc. include the oversight of all day-to-day operations and development of strategic growth initiatives in all channels of the business. Mr. Schulhof holds a Bachelor of Arts from Franklin & Marshall College and holds a Masters in Politics and Public Policy from The Eagleton Institute of Politics at Rutgers University.

Mr. Schulhof will no longer be a member of our Board of Directors upon the consummation of the Acquisitions.

Employees

Assistance from Hayground Cove Employees

Our sponsor has provided us with various services in connection with our search for targets pursuant to a services agreement. Members of our sponsor team that assisted us include:

Marc Soloway is President of Hayground Cove where he is responsible for assisting the Chief Executive Officer in the portfolio management process as well as general firm decisions. Mr. Soloway is also a member of Hayground Cove’s Risk Committee and Investment Committee. He is also responsible for analyzing investment opportunities in the retail, apparel, technology, restaurant, defense, healthcare and Internet sectors. Prior to joining Hayground Cove in 2003, Mr. Soloway was an Equity Research Associate at Smith Barney focusing on Discount and Department Stores from 2002 to 2003. Prior to joining Smith Barney, he was a Food and Drug Store Equity Research Associate at Bear Stearns & Co. Inc. from 2001 to 2002, as well as a Senior Analyst in the Corporate Finance Division of May Department Stores Co. from 1997 to 1999. He also has experience working as an Assistant Buyer for the Famous Barr Division of MDSC during 1997. Mr. Soloway holds a Bachelor of Science in Management from Purdue University and an M.B.A. from Washington University. Mr. Soloway is a CFA charterholder.

Mira Cho is a Vice President, Research Analyst responsible for analyzing investment opportunities in the retail, apparel, internet and technology industries. Previously, she was a consultant with FactSet Research Systems, a supplier of online financial and economic database services, and a Research Analyst with Guideline, Inc., a provider of customized business research and analysis. Ms. Cho graduated from the Johns Hopkins University with a Bachelor of Arts in Public Health Studies with an Economics concentration.

Evan Wax is Head Trader at Hayground Cove. In such capacity, Mr. Wax manages all operations of the trading desk. Mr. Wax also serves on both Hayground Cove’s Investment Committee and Risk Committee. Prior to joining Hayground Cove, Mr. Wax worked as a Financial Analyst at Goldman Sachs. Prior to working at Goldman Sachs, Mr. Wax worked at Williams Trading LLC. Mr. Wax graduated from Yale University where he received a Bachelor of Arts in Economics.

Laura Conover is Chief Operating Officer and Chief Compliance Officer at Hayground Cove. She has been responsible for the firm’s compliance oversight, operations and back office functions since inception. Ms. Conover is also a member of Hayground Cove’s Investment Committee and Risk Committee. Prior to joining Hayground Cove in 2003, Ms. Conover was a Research Assistant for Mr. Ader at Bear, Stearns & Co. Inc. for five years, covering the real estate, gaming, lodging and leisure industries. Ms. Conover graduated from Kean University with a Bachelor of Science in Finance.

Todd Brockett is a Research Analyst at Hayground Cove. Mr. Brockett is responsible for analyzing investment opportunities across our core focus areas. Prior to joining Hayground Cove, he was a consultant with Factset Research Systems, a supplier of online financial and economic database services. Previously, Mr. Brockett taught middle school mathematics as a member of Teach for America. Mr. Brockett received a Bachelor of Science in Mathematics and Biochemistry, magna cum laude, from the University of Nebraska.

Periodic Reporting and Audited Financial Statements

We have registered our securities under the Exchange Act and have reporting obligations, including the requirement to file annual and quarterly reports with the SEC. In accordance with the requirements of the Exchange Act, our annual reports contain financial statements audited and reported on by our independent accountants. We have filed with the SEC our Annual Reports on Form 10-K covering the fiscal years ended December 31, 2008 and 2007 and our Quarterly Reports on Form 10-Q covering the quarters ended September 30, 2007, March 31, 2008, June 30, 2008, September 30, 2008, March 31, 2009 and June 30, 2009.

Legal Proceedings

There are no legal proceedings pending against us.

THE BUSINESS OF WESTERN LIBERTY BANCORP

Business Overview

Upon the consummation of the Acquisitions, we will operate as a “new” Nevada financial institution bank holding company under the name Western Liberty Bancorp and will conduct our operations through our wholly-owned subsidiary, 1st Commerce Bank. We will have 22 banking branches, and approximately $477.0 million of gross loan assets, $320.0 million of transaction account deposits and $214.0 million in time deposits.

Post-acquisition, 1st Commerce Bank will provide a full range of traditional community banking services focusing on core commercial business in the form of commercial and commercial real estate lending, small business lending, treasury management services, trade finance, consumer loans and a broad range of commercial and consumer depository products.

Recent Economic Developments

The global and U.S. economies, and the economies of the local communities in which we operate, experienced a rapid decline between 2007 and today. The financial markets and the financial services industry in particular suffered unprecedented disruption, causing many major institutions to fail or require government intervention to avoid failure. These conditions were brought about largely by the erosion of U.S. and global credit markets, including a significant and rapid deterioration of the mortgage lending and related real estate markets. We believe that we are well-positioned to exploit the current conditions in the financial markets as a result of our self-selected loan assets and, what we expect to be, our well-capitalized balance sheet.

The United States, state and foreign governments have taken or are taking extraordinary actions in an attempt to deal with the worldwide financial crisis and the severe decline in the economy. In the United States, the federal government has adopted the Emergency Economic Stabilization Act of 2008 (enacted on October 3, 2008) and the American Recovery and Reinvestment Act of 2009 (enacted on February 17, 2009). Among other matters, these laws:

•	provide for the government to invest additional capital into banks and otherwise facilitate bank capital formation (commonly referred to as the Troubled Asset Relief Program, or “TARP”);

•	increase the limits on federal deposit insurance; and

•	provide for various forms of economic stimulus, including to assist homeowners in restructuring and lowering mortgage payments on qualifying loans.

We expect to evaluate failed bank opportunities in the future while, at the same time, aggressively pursuing financially sound borrowers whose financing sources are unable to service their current needs as a result of liquidity or other concerns. We believe that such borrowers are not only an excellent source of lending business, but also present opportunities to efficiently gather deposits. Although there can be no assurance that we will be successful, we will seek to take advantage of the current disruption in our markets to grow market share, assets and deposits in a prudent fashion, subject to applicable regulatory limitations.

We expect to participate with the U.S. Government and the State of Nevada to the extent that additional depository institutions in Nevada, or the Southwest United States, fail or become further distressed.

Operations Prior to the Consummation of the Acquisitions

The Nevada Segment

The Nevada regional bank segment of Colonial Bank (the “Nevada Segment”) has operated as a division of Colonial Bank with its own regional executive management team and advisory Board of Directors. Colonial Bank entered the Nevada market with the acquisitions of Interwest Bank and Interwest Mortgage in Northern Nevada and Commercial Bank in Las Vegas in 1998. Over the next several years the Nevada Segment grew from 7 to 22 locations and to approximately $900.0 million in total assets making it one of the largest community banking operations in Nevada and one of the few Nevada community banks that served both Northern and Southern parts of the State. The division has grown primarily on an organic basis.

The Nevada Segment has self-funded its asset growth levels with Nevada-based deposit growth over the past several years. Currently the Nevada Segment is entirely self-funded with Nevada generated deposits. During the six month period ended June 30, 2009, the Nevada Segment grew deposits by $53.4 million, or 6.4%, from $833.5 million to $886.9 million. New non-interest bearing transaction accounts opened through this period were 3,131 with a net increase in total households of 1,135 to 16,949. Approximately 11,000 of those households are multiple service households for a multi-service ratio of 65% and relationship ratio average of 3.14 products per household. Currently 68% of households use online banking and 60% use personal check/debit cards.

Colonial BancGroup is a publicly traded bank holding company established in 1974 with its executive offices located in Montgomery, Alabama. Colonial BancGroup owns 100% of the issued and outstanding stock of Colonial Bank which is an Alabama state chartered non-member bank with its executive offices located in Montgomery, Alabama. Colonial Bank operates over 340 bank branches located in Florida, Alabama, Georgia, Texas and Nevada. Colonial Bank’s primary federal regulator is the FDIC. Colonial Bank is further regulated by the State of Alabama Banking Department.

1st Commerce Bank

1st Commerce Bank is a Nevada State chartered, non-member community bank located in Las Vegas, Nevada. 1st Commerce Bank commenced operations on October 18, 2006 and as of June 30, 2009, had total assets of $45.1 million and $5.4 million in total equity capital.

1st Commerce Bank operates as a small community bank with one location in North Las Vegas. Services provided by 1st Commerce Bank include basic commercial and consumer depository services, commercial working capital and equipment loans, commercial real estate (both owner and non-owner occupied), residential loans, land loans and unsecured personal and business loans and lines of credit. 1st Commerce Bank’s primary service area has been the greater-Las Vegas metropolitan area.

1st Commerce Bank’s funding consists of $39.6 million in deposits of which $7.3 million are non-interest bearing, $7.1 million in money market accounts and savings and $25.2 million in time deposits (of which $12.6 million are brokered deposits). Upon the consummation of the Acquisitions, 1st Commerce Bank is expected to comprise less than 10% of the assets of Western Liberty Bancorp.

1st Commerce Bank is 51% owned by Capitol Development, a bank development company headquartered in Lansing, Michigan and a controlled subsidiary of Capitol Bancorp, a national community bank holding company. Capitol Bancorp currently owns more than 60 bank and thrift subsidiaries throughout the United States, including 5 in the state of Nevada.

Prospective Strategy and Operating Strengths

Both the Select Colonial Assets and 1st Commerce Bank have operated traditional community bank branches focusing on core commercial business in the form of commercial and commercial real estate lending, small business lending, treasury management services, trade finance and depository products. 1st Commerce Bank currently operates 1 branch location with approximately $37.1 million in loans and approximately $39.6 million in deposits and the Select Colonial Assets consist of 21 branch locations with approximately $440.0 million in loans, of which $340.0 million were originated in the Nevada Segment and approximately $492.0 million in customer, transaction and time deposits. In addition to its core commercial business, the Select Colonial Assets have established a substantial retail banking network as well.

Western Liberty Bancorp will operate as a bank holding company, with our subsidiary 1st Commerce Bank, serving as a community bank with a strong retail and commercial emphasis. We expect to implement our growth plan based on the following business strategy:

Aggressively Generate Additional Transactional Deposits to Grow Existing Base of High-Quality Deposits

With our local management team and state-wide branch network as a platform, we expect to be well-positioned to grow organically our existing base of high quality deposits. For example our local management team was successful in growing the deposit base of the Nevada Segment from approximately $250.0 million to approximately $900.0 million during the course of their tenure with Colonial Bank. Additionally, we expect to opportunistically add deposits through strategic acquisitions and government assisted transactions.

Pursue Conservative Lending Opportunities in Markets Which Are Underserved by Other Lenders

The markets which we will serve have been drastically affected by the recent turmoil in the financial industry. We believe that this has created an opportunity for us to pursue business on more attractive terms than lenders have been able to do in the recent past. We expect that such opportunities will permit us to obtain more conservative advance rates and more attractive pricing, while still growing our market share.

Actively Pursue Government Assisted Transactions

We expect that 1st Commerce Bank will become eligible to pursue government assisted transactions, and that 1st Commerce Bank will be able to explore opportunities involving federally assisted bank acquisitions in the future. Given recent events in the financial markets we believe that the government will seek to affect structured transactions for a number of institutions of Nevada market specifically and the Southwestern region generally. By virtue of what we believe to be a strong balance sheet, we expect to be an active participant in such transactions in partnership with the government.

Opportunistically Expand Geographic Footprint

We expect our primary base of operation will be in Nevada. However, given our central location in the Southwestern United States and the current state of the banking industry in that region, we also expect to evaluate opportunities outside of Nevada on a case by case basis.

We intend to execute on this strategy by capitalizing on our prospective operating strengths:

Nevada Market

The Nevada market has an overall favorable business climates given its favorable tax environment. Nevada’s proximity to other states with less favorable tax and business environment makes Nevada an attractive destination for businesses looking to relocate. Between 2000 and 2008, Nevada’s population grew by more than 30% to more than 2.6 million people. At the same time, Clark County’s population grew by more than 35% to approximately 1.9 million people.

Self-Selected Portfolio of Existing Loans

We were able to self-select the portfolio of loans that we will acquire from Colonial Bank. Of Colonial Bank’s approximately $900.0 million of loans held in the Nevada Segment and an approximately equal amount of deposits (approximately $300.0 million of which are transactional deposits), we selected approximately $440.0 million of loans and approximately $492.0 million in deposits to acquire from Colonial Bank based on our perception of the relative credit quality of the loans. In addition to loans originated in Nevada, we also decided to purchase certain assets from Colonial Bank located in the Southeastern United States, to purchase an acceptable amount of loans from Colonial Bank while maintaining acceptable credit standards.

Strong Capital and Liquidity Position

The Acquisitions will enable us to create a well-capitalized bank with a balance sheet in significantly better shape than many of our competitors, primarily as a result of our ability to self-select the loan portfolio to be purchased from Colonial Bank. Post-closing, Western Liberty Bancorp will focus on conservative business and commercial real estate lending, consumer lending, trade finance and depository products. Through our management oversight, which will be instrumental in overseeing the credit processes of 1st Commerce Bank, we believe we will be ideally positioned to capitalize on recent financial market turmoil, troubled assets and increased regional and commercial banking closures over the past twelve months. The recapitalization plan is anticipated to create what we believe will be a substantially “over capitalized” financial institution to benefit from tight lending markets and current economic conditions.

Experienced Local Management with Strong Relationships

The individuals selected to serve as management have significant experience in growing core deposits and deep relationships in the local community. Prospective senior management for 1st Commerce Bank has an average of over 19 years of experience in Nevada market. Mr. Daigle, has served as President and Chief Executive Officer of Colonial Bank’s Nevada operations, and has led the growth of the business from approximately $250.0 million in deposits in 2001 to approximately $900.0 million, and from 8 to 22 branches, within eight years. Mr. Daigle has been an active member of both the business and civic communities of Nevada throughout this time. Upon the consummation of the Acquisitions, Mr. Daigle will serve as President and Chief Executive Officer of 1st Commerce Bank, and will serve on the Board of Directors of Western Liberty Bancorp.

Western Liberty Bancorp expects to retain and expand its core deposit base through its branch network and traditional business and private banking and to capitalize on its well-established community relationships to source loans while leveraging the credit background of its management team to increase the efficiency and effectiveness of its underwriting processes. Additionally, the local team will be complemented by our sponsorship, which enjoys a long history in the financial services industry with extensive experience in credit processes.

Bank Holding Company Management with Significant Credit Experience

The executive management team of Western Liberty has an average of over 18 years of experience providing capital to Nevada businesses. Our Chairman and Chief Executive Officer, Jason N. Ader, regarded by the investment community in the real estate, gaming and hospitality industries. Both our President, Daniel Silvers, and our Chief Operating Officer, Laus Abdo, have extensive experience in the gaming and commercial real estate industries.

Well-Located In-Place Branch Network

Upon closing of the transactions, we will have 22 branches in the Nevada market which are strategically located throughout the state. Our branch locations were selected by our local management team in order to provide reasonably equivalent access when compared to the branches of our larger competitors. We believe that the strength of our branch network will enable us to successfully continue to grow our deposit franchise. We expect to opportunistically add to our branch network on an organic basis and through any acquisitions that we may undertake.

Lending Activities

We expect to provide a variety of financial services to our customers, including commercial and residential real estate loans, construction and land development loans, commercial loans, and to a lesser extent, consumer loans. Commercial loans comprise 91.56% of our projected total loan portfolio as of June 30, 2009.

•	Commercial Real Estate Loans. A large portion of our lending activity is expected to consist of loans to finance the purchase of commercial real estate and loans to finance inventory and working capital that are additionally secured by commercial real estate. We have a commercial real estate portfolio comprised of loans on apartment buildings, professional offices, industrial facilities, retail centers and other commercial properties.

•	Construction and Land Development Loans. The principal types of construction loans are expected to include industrial/warehouse properties, office buildings, retail centers, medical facilities and single-family homes. Construction and land development loans are primarily made only to experienced developers who have a satisfactory borrowing history. An analysis of each construction project is performed as part of the underwriting process to determine whether the type of property, location, construction costs and contingency funds are appropriate and adequate.

•	Commercial and Industrial Loans. We expect to originate commercial and industrial loans, including working capital lines of credit, inventory and accounts receivable lines, equipment loans and other commercial loans. We expect to focus on making commercial loans to small and medium-sized businesses in a wide variety of industries.

•	Residential Loans. We expect to originate residential mortgage loans secured by one to four-family properties, most of which serve as the primary residence of the owner. Most of our loan originations are expected to result from relationships with existing or past customers and members of our local community. The primary emphasis will be on originations for the secondary market.

•	Consumer Loans. We expect to offer a variety of consumer loans to meet customer demand and to respond to community needs. Consumer loans are generally offered at a higher rate and shorter term than residential mortgages.

The following table sets forth the composition of our projected loan portfolio:

Loan Type	Percent

Commercial, Financial, agricultural	10%
Consumer loans	1%
Real Estate Commercial	69%
Real Estate Construction	13%
Real Estate 1-4 Family	6%
Home Equity Lines	1%
Other Loans	0%
Total	100%

Credit Policies and Administration

General

We will be expected to adhere to a specific set of credit standards that ensure the proper management of credit risk. Furthermore, 1st Commerce Bank’s management team expects to play an active role in monitoring compliance with such standards. Our Credit Administration Department will work independent of loan production.

Loan originations are subject to a process that will include the credit evaluation of borrowers, established lending limits, analysis of collateral, and procedures for continual monitoring and identification of credit deterioration. Loan officers will actively monitor their individual credit relationships in order to report suspected risks and potential downgrades as early as possible. Our credit culture will help us to identify troubled credits early, often allowing us to take corrective action.

Loan Approval Procedures and Authority

Our loan approval procedures will be executed through a tiered loan limit authorization process, which is structured as follows:

•	Individual and Committee Authority. Each loan officer’s lending limit and those of the respective Loan Committee will be set by the Board of Directors. These limits are for a borrower’s aggregate lending relationship and not on a loan-by-loan basis. Loan limits are based on aggregate debt, that is, all debt due from the borrower (including unfunded commitments) and its related entities (e.g., guarantors) is added together when determining if the proposed new loan is within an individual’s (or committee’s) authority.

•	Loan Committees.

Directors Loan Committee

Upon the closing of the Acquisitions, we will establish a Directors’ Loan Committee (the “DLC”) of 1st Commerce Bank. The Committee, subject to conformance with 1st Commerce Bank’s bylaws, is to be comprised of a minimum of two loan officers, the Chief Credit Officer, the President, and three members of the Board of Directors or Officers of 1st Commerce Bank. A minimum of one loan officer and two directors must be present to approve loans within the Committee’s authority. The DLC’s credit approval authority shall be equal to 1st Commerce Bank’s House Credit Limit (as defined below). All new and renewed loans in excess of $100.0 million are to be reported to the DLC as an addendum to their monthly loan report package.

Management Loan Committee

A Management Loan Committee will also be established, consisting of 1st Commerce Bank’s loan officers, chaired by the President or Chief Credit Officer. The Chairman and one other loan officer must be present to approve loans within the Committee’s authority. At the request of the President, the Chief Credit Officer can serve as an alternate Chairman.

The Board of Directors recognizes that it may be in 1st Commerce Bank’s best interest to grant credit when exceptions to policy exist. All policy exceptions are to be justified and duly noted in the Loan Presentation or file memo, as appropriate, and approved or ratified by the necessary approval authority level.

The DLC will have authority to deviate from this credit policy when it is in the best interest of 1st Commerce Bank.

•	Credit Administration. The day-to-day administration of 1st Commerce Bank’s lending activities will be supervised by 1st Commerce Bank’s Chief Credit Officer who will seek the advice and counsel of the DLC when in doubt as to credit decisions or the interpretation of this loan policy. Credit administration procedures are detailed under procedures. The overall administration of this policy is the responsibility of 1st Commerce Bank’s Chief Credit Officer and President.

The lending activities of any one borrower and/or related entities are to be within 1st Commerce Bank’s House Limit. 1st Commerce Bank’s House Limit is to be the lesser of its legal lending limit as defined by 1st Commerce Bank’s primary regulator (including national Regulation O limits),or 15% of 1st Commerce Bank’s “capital”. Capital is defined as Total Capital per 1st Commerce Bank’s Statement of Condition plus the Loan Loss Reserve. If 1st Commerce Bank’s House Limit is in effect its legal lending limit, caution is to be exercised in going up to the maximum limit as 1st Commerce Bank would have no room to pay even the smallest of overdrafts.

Loans to One Borrower.  In addition to the limits set forth above, state and federal banking laws generally limit the amount of funds that a bank may lend to a single borrower. Under Nevada law, the aggregate extensions of credit that a bank may make to a single borrower generally may not exceed 25% of the sum of the bank’s Tier 1 capital and allowance for loan losses. Our “in-house” lending limits are expected to be in compliance with or more restrictive than government regulations require.

Concentrations of Credit Risk.  The Board of Directors will establish policies with regard to concentration of credit risk based on geographic, industry, collateral and other factors.

Asset Quality

General

To measure asset quality, we have instituted a loan grading system consisting of nine different categories. The first five are considered “satisfactory.” The other four grades range from a “special mention” category to a “loss” category and are consistent with the grading systems used by Federal banking regulators. All loans will be assigned a credit risk grade at the time they are made, and each originating loan officer will review the credit with his or her immediate supervisor on a quarterly basis to determine whether a change in the credit risk grade is warranted. In addition, the grading of our loan portfolio will be reviewed, at minimum, annually by an external, independent loan review firm.

Collection Procedure

If a borrower fails to make a scheduled payment on a loan, we will attempt to remedy the deficiency by contacting the borrower and seeking payment. Contacts generally are made within 15 business days after the payment becomes past due. 1st Commerce Bank will maintain a Credit Administration Department, which will generally service and collect loans rated “substandard” or worse. 1st Commerce Bank’s Chief Credit Officer is responsible for monitoring activity that may indicate increased risk rating, such as past-dues, overdrafts and loan agreement covenant defaults. 1st Commerce Bank’s Chief Credit Officer can approve charge-offs up to $25,000. Amounts in excess of $25,000 require the approval of 1st Commerce Bank’s Board of Directors. Loans deemed uncollectible are proposed for charge-off or write-down to collectible levels on a monthly basis at 1st Commerce Bank’s monthly board meeting.

Nonperforming Loans

Our policies will require that the Chief Credit Officer of 1st Commerce Bank regularly monitor the status of 1st Commerce Bank’s loan portfolio and prepare and present to the Board of Directors a monthly report listing all credits 30 days or more past due. All relationships graded “substandard” or worse typically will be transferred to the Credit Administration Department for corrective action. In addition, we will prepare detailed status reports for all relationships rated “special mention” or lower on a quarterly basis. These reports will be provided to management and the Board of Directors of 1st Commerce Bank and Western Liberty Bancorp. Our policy will be to classify all loans 90 days or more past due and all loans on a nonaccrual status as “substandard” or worse, unless extraordinary circumstances suggest otherwise.

We will generally stop accruing income on loans when interest or principal payments are in arrears for 90 days, or earlier if 1st Commerce Bank’s management deems appropriate. We will designate loans on which we stop accruing income as nonaccrual loans and we reverse outstanding interest that we previously accrued. We will recognize income in the period in which we collect it, when the ultimate collectability of principal is no longer in doubt. We will return nonaccrual loans to accrual status when factors indicating doubtful collection no longer exist and the loan has been brought current.

Criticized Assets

Federal regulations require that each insured bank classify its assets on a regular basis. In addition, in connection with examinations of insured institutions, examiners will have authority to identify problem assets, and, if appropriate, classify them. We will use grades six through nine of our loan grading system to identify potential problem assets.

The following describes grades six through nine of our loan grading system:

Grade 6: Special Mention

Loans in this classification have weaknesses or potential weaknesses that deserve very close attention. If left uncorrected, these weaknesses may result in the deterioration of the repayment prospects for the asset or in 1st Commerce Bank’s credit position at some future date. Special Mention assets pose an elevated level of risk, but their weakness does not yet justify a sub-standard classification.

Special Mention assets may contain one or more of the following characteristics:

•	Borrowers may be experiencing adverse operating trends or an extremely ill-proportioned balance sheet; however, more serious problems such as inadequate cash flow to service debt or serious balance sheet problems would qualify for a more severe rating unless the borrower has significant mitigating circumstances or resources.

•	Adverse economic or market conditions which could seriously impact the borrower such as interest rate increases or the entry of a new competitor — each borrower must be evaluated in light of the circumstances, and if the borrower is deemed extremely vulnerable under this event, then this rating may be appropriate (in more extreme situations, a more severe rating would be appropriate).

•	Sales or lease up in a project have slowed substantially from original expectations but are still occurring and providing cash flow (if sales or lease up are occurring at rates or amounts that will not fully repay the loan or if sales or lease up are seriously slow, a more severe rating will most likely be warranted unless there is proof of guarantor support which may warrant a Management Attention rating).

Non-financial reasons supporting the assigning of this rating include:

•	Management problems within the borrower,

•	Pending litigation,

•	Material changes in laws which may seriously impact our borrower’s operating environment, cost structure, etc.,

•	An ineffective loan agreement or other material structural weaknesses in the credit (evergreen credits, credits with no defined repayment plan, loans on extended terms based on the collateral or purpose),

•	Significant deviation(s) from prudent lending practices,

•	Loans requiring a high degree of monitoring and/or controls where it is clear that the officer is not appropriately managing these processes,

•	Other similar issues and problems which present an extra measure of risk based upon the lender or borrower refusing to take appropriate actions,

Other situations which may merit this rating:

•	New entities which have not yet reached a stabilized financial condition but do not yet warrant a Substandard rating (due to positive interim information, a recent capital infusion, etc.)

Grade 7: Substandard

Credits in this category will have well-defined weaknesses that jeopardize the proper liquidation of the debt and/or other serious problems or adverse trends which, unless improved, will likely result in repayment over an extended period of time, or possibly, not in full (collateral covers the majority of the loan, otherwise, Doubtful or Loss may be a more appropriate rating). These well-defined weaknesses may be evident in indicators such as financial statements, underwriting ratios that deal with repayment ability, credit reports, information provided by the borrower, bankruptcy or other legal actions, and poor performance on this credit or other credits the borrower may have with 1st Commerce Bank or other institutions. There are many other indications of a high degree of risk requiring a Substandard classification. For example:

•	The borrower’s financial statements do not show the ability to repay the loan from normal operations or from our original source of repayment and guarantor support does not exist to mitigate risk;

•	The loan has fallen into a pattern of serious past dues or is severely past due and no reasonable explanation exists;

•	1st Commerce Bank is now looking to the collateral for repayment (where the collateral was not originally our source of repayment); and

•	1st Commerce Bank (or other organizations or parties) is seeking legal action against the borrower or unwilling co-signors or guarantors.

•	Sales in the project are no longer occurring or are occurring at a frequency or sales amount that is much less than expected and there is no guarantor support or other mitigating factors.

When it is recognized that our chances for repayment on this credit have become severely impaired, and we lack sufficient collateral coverage to protect us from loss, that portion of the loans should either be split into the Doubtful rating or charged-off.

Grade 8: Doubtful

Loans which have a clear and defined weakness making the ultimate repayment of the loan, or portions thereof, highly improbable should be classified Doubtful. Factors are present in the credit relationship which justify keeping the loan on the books until repayment status is better defined. Identifiable loss should be calculated by taking the loan amount and subtracting the distressed sales value of any collateral.

Grade 9: Loss

Loans in this category are of such little value that their continuance as bank assets is not warranted, even though partial recovery may happen in the future. Loans in the process of being charged-off fall into this category. By each quarter end, any loans still carried in the Loss category must be charged-off unless they are fully covered by “specific reserves” (note: specific reserves are not allocations of currently held reserves — they are reserves created by a direct charge to earnings to offset the loan balance and are, in effect, similar to a charge-off).

Allowance for Loan Losses

The allowance for loan losses will reflect our evaluation of the probable losses in our loan portfolio. The allowance for loan losses will be maintained at a level that represents 1st Commerce Bank management’s best estimate of losses in the loan portfolio at the balance sheet date that are both probable and reasonably estimable. This evaluation is inherently subjective as it requires material estimates including the amounts and timing of future cash flows expected to be received on impaired loans that may be susceptible to significant change.

We will maintain the allowance through provisions for loan losses that we charge to income. We will charge losses on loans against the allowance for loan losses when we believe the collection of loan principal is unlikely. Recoveries on loans charged-off will be restored to the allowance for loan losses. Allocation of the allowance may be made for specific loans, but the entire allowance is available for any loan that, in management’s judgment, is deemed to be uncollectible.

In assessing the adequacy of the allowance, we will also consider the results of our ongoing independent loan review process. We will undertake this process both to ascertain whether there are loans in the portfolio whose credit quality has weakened over time and to assist in our overall evaluation of the risk characteristics of the entire loan portfolio. Our loan review process will include the judgment of management, the input from our independent loan reviewer, and reviews that may have been conducted by bank regulatory agencies as part of their usual examination process. We will incorporate loan review results in the determination of whether or not it is probable that we will be able to collect all amounts due according to the contractual terms of a loan.

The criteria that we will consider in connection with determining the overall allowance for loan losses include:

•	results of the internal quarterly credit quality review;

•	historical loss experience in each segment of the loan portfolio;

•	general economic and business conditions affecting our key lending areas;

•	credit quality trends (including trends in nonperforming loans expected to result from existing conditions);

•	collateral values;

•	loan volumes and concentrations;

•	age of the loan portfolio;

•	specific industry conditions within portfolio segments;

•	duration of the current business cycle;

•	bank regulatory examination results; and

•	external loan review results.

Additions to the allowance for loan losses may be made when management has identified significant adverse conditions or circumstances related to a specific loan. Management will continuously review the entire loan portfolio to determine the extent to which additional loan loss provisions might be deemed necessary. However, there can be no assurance that the allowance for loan losses will be adequate to cover all losses that may in fact be realized in the future or that additional provisions for loan losses will not be required.

As part of management’s quarterly assessment of the allowance, management expects to divide the loan portfolio into seven segments: construction and land, revolving 1-4 family, closed-end 1-4 family, multifamily, commercial and industrial, commercial real estate, and consumer. Historical losses will be calculated for each segment.

The historical loan loss for loan portfolio segments will then be adjusted for management’s estimate of probable losses for several “environmental” factors. The allocation for environmental factors is particularly subjective and does not lend itself to exact mathematical calculation. This amount represents estimated probable inherent credit losses which exist, but have not yet been identified, as of the balance sheet date, and are based upon quarterly trend assessments in delinquent and nonaccrual loans, unanticipated charge-offs, credit concentration changes, prevailing economic conditions, changes in lending personnel experience, changes in lending policies or procedures and other influencing factors. These environmental factors will be considered for each of the loan segments and the allowance allocation, as determined by the processes noted above for each component, will be increased or decreased based on the incremental assessment of these various “environmental” factors.

The assessment will also include an unallocated component. We believe that the unallocated amount is warranted for inherent factors that cannot be practically assigned to individual loan categories, such as the current volatility of the national and global economy.

We will test the resulting allowance by comparing the balance in the allowance to historical trends and industry and peer information. Our management will then evaluate the result of the procedures performed, including the result of our testing, and concludes on the appropriateness of the balance of the allowance in its entirety. The Audit Committee of our Board of Directors will review and approve the assessment prior to the filing of quarterly and annual financial information.

Various regulatory agencies, as well as our outsourced loan review function, as an integral part of their review process, periodically review our loan portfolios and the related allowance for loan losses. Regulatory agencies may from time to time require us to increase the allowance for loan losses based on their review of information available to them at the time of their examination.

The portfolio that we purchased had a face value of $477 million, with a discount of $26 million, for an approximate net carrying value of $451 million.

Investment Activities

Our investment policy will be established by our Board of Directors and be approved by 1st Commerce Bank’s board of directors. This policy will dictate that investment decisions will be made based on the safety of the investment, liquidity requirements, potential returns, cash flow targets, and consistency with our interest rate risk management. Our Chief Financial Officer will responsible for making securities portfolio decisions in accordance with established policies. Our Chief Financial Officer will have the authority to purchase and sell securities within specified guidelines established by the investment policy.

Our investment policy will generally limit securities investments to cash and cash equivalents, which includes short-term investments with a duration of less than 180 days issued by companies rated “A” or better; securities backed by the full faith and credit of the U.S. government, including U.S. treasury bills, notes, and bonds, and direct obligations of Ginnie Mae (and may in the future encompass certain securities associated with the TARP program); mortgage-backed securities (“MBS”) or collateralized mortgage obligations (“CMO”) issued by a government-sponsored enterprise (“GSE”) such as Fannie Mae, Freddie Mac, or Ginnie Mae; municipal securities with a rating of “AAA” or better; and mandatory purchases of equity securities of the Federal Reserve Bank (“FRB”) and Federal Home Loan Bank (“FHLB”). We do not plan to purchase collateralized debt obligations, adjustable rate preferred securities, or private label collateralized mortgage obligations.

Our policies will also govern the use of derivatives, and provide that we and 1st Commerce Bank are to prudently use derivatives as a risk management tool to reduce the our overall exposure to interest rate risk, and not for speculative purposes.

All of our investment securities will be classified as “available-for-sale,” “held-to-maturity” or “measured at fair value” pursuant to SFAS No. 115, Accounting for Certain Investments in Debt and Equity Securities and SFAS No. 159, The Fair Value Option for Financial Assets and Financial Liabilities. Available-for-sale securities are reported at fair value in accordance with SFAS No. 157, Fair Value Measurements, with unrealized gains and losses excluded from earnings and instead reported as a separate component of stockholders’ equity. Held-to-maturity securities are those securities that we have both the intent and the ability to hold to maturity. These securities are carried at cost adjusted for amortization of premiums and accretion of discounts. Securities measured at fair value are reported at fair value, with unrealized gains and losses included in current earnings.

Deposit Products and Other Funding Sources

We will offer a variety of deposit products to our customers, including checking accounts, savings accounts, money market accounts and other deposit accounts, including fixed-rate, fixed maturity retail certificates of deposit ranging in terms from 30 days to five years, individual retirement accounts, and non-retail certificates of deposit consisting of jumbo certificates greater than or equal to $100,000. We intend to focus on attracting low cost core deposits. As of June 30, 2009, our deposit portfolio was comprised of 20% noninterest bearing deposits, 41% interest bearing transaction accounts, and 39% time deposits. The time deposits are consist of 21% non-jumbo time deposits, 16% jumbo time deposits and 2% residual brokered deposits.

Our noninterest bearing deposits consist of noninterest bearing checking accounts. We consider these deposits to be core deposits. We believe these deposits are generally not interest rate sensitive since these accounts are not created for investment purposes.

The competition for these deposits in our markets is strong. We believe our success in attracting and retaining non-interest bearing deposits will be based on several factors, including (1) the high level of service we provide to our customers; (2) our ability to attract and retain experienced relationship bankers who have strong relationships in their communities; (3) our broad array of cash management services; and (4) our competitive pricing on earnings credits paid on these deposits. We intend to continue our efforts to attract deposits from our business lending relationships in order to maintain our low cost of funds and improve our net interest margin. The loss of a significant part of our low-cost deposit base would negatively impact our profitability.

Deposit flows are significantly influenced by general and local economic conditions, changes in prevailing interest rates, internal pricing decisions, perceived stability of financial institutions and competition. Our deposits are primarily obtained from areas surrounding our branch offices. In order to attract and retain deposits, we rely on providing quality service and introducing new products and services that meet our customers’ needs.

We will consider a number of factors when determining our deposit rates, including:

•	Information on current and projected national and local economic conditions and the outlook for interest rates;

•	The competitive environment in the markets we operate in;

•	Loan and deposit positions and forecasts, including any concentrations in either; and

•	FHLB and Federal Reserve advance rates and rates charged on other sources of funds.

As of June 30, 2009, we had approximately $533.7 million in total deposits. The following chart shows our deposit composition:

In addition to our deposit base, we expect to have access to other sources of funding, including FHLB and Federal Reserve advances, repurchase agreements and unsecured lines of credit with other financial institutions. Additionally, we may access the capital markets through trust preferred offerings.

Competition

The banking and financial services industries in our market areas remain highly competitive despite the recent economic downturn. Many of our competitors are much larger in total assets and capitalization, have greater access to capital markets and offer a broader range of financial services than we can offer.

This increasingly competitive environment is primarily a result of changes in regulation that made mergers and geographic expansion easier; changes in technology and product delivery systems, such as ATM networks and web-based tools; the accelerating pace of consolidation among financial services providers; and the flight of deposit customers to perceived increased safety. We compete for loans, deposits and customers with other commercial banks, local community banks, savings and loan associations, securities and brokerage companies, mortgage companies, insurance companies, finance companies, money market funds, credit unions, and other non-bank financial services providers.

Competition for deposit and loan products remains strong from both banking and non-banking firms, and this competition directly affects the rates of those products and the terms on which they are offered to consumers. Competition for deposits has increased markedly, with many bank customers turning to deposit accounts at the largest, most-well capitalized financial institutions or the purchase of U.S. treasury securities.

Technological innovation continues to contribute to greater competition in domestic and international financial services markets. Many customers now expect a choice of several delivery systems and channels, including telephone, mail, home computer and ATMs.

Mergers between financial institutions have placed additional pressure on banks to consolidate their operations, reduce expenses and increase revenues to remain competitive. In addition, competition has intensified due to federal and state interstate banking laws, which permit banking organizations to expand geographically with fewer restrictions than in the past. These laws allow banks to merge with other banks across state lines, thereby enabling banks to establish or expand banking operations in our market. The competitive environment is also significantly impacted by federal and state legislation that makes it easier for non-bank financial institutions to compete with us.

Properties

The following table sets forth the properties we will own and lease upon the consummation of the Acquisitions:

Property	Location	Usage	Ownership Type

Colonial Plaza	Las Vegas, Nevada	Headquarters	Leased
Camino Al Norte	City of North Las Vegas, Nevada	Branch	Leased
Stephanie/Paseo	Henderson, Nevada	Branch	Owned
McLeod	Las Vegas, Nevada	Branch	Owned
Ft. Apache	Las Vegas, Nevada	Branch	Owned
Fallon	Fallon, Nevada	Branch/Drive Thru	Owned
Parklane	Reno, Nevada	Branch	Owned
Gardnerville	Gardnerville, Nevada	Branch	Owned
Anthem	Henderson, Nevada	Branch	Leased
D’Andrea	Sparks, Nevada	Branch	Leased
Damonte Ranch	Reno, Nevada	Branch	Leased
Blue Diamond	Las Vegas, Nevada	Branch	Leased
Stewart	Carson City, Nevada	Branch	Leased
Rainbow/Sahara	Las Vegas, Nevada	Branch	Leased
Centennial	Las Vegas, Nevada	Branch	Leased
Montecito	Las Vegas, Nevada	Branch	Leased
Craig/Jones	Las Vegas, Nevada	Branch	Leased
West Charleston	Las Vegas, Nevada	Branch	Leased
Sunset	Henderson, Nevada	Branch	Leased
Lake Mead	Las Vegas, Nevada	Branch	Leased
Russell	Las Vegas, Nevada	Branch	Leased
Hualapai	Las Vegas, Nevada	Branch	Leased
Stateline	Stateline, Nevada	Branch	Leased
Nevada Mortgage	Reno, Nevada	Mortgage Center	Leased
Idaho Falls Mortgage	Idaho Falls, Idaho	Mortgage Center	Leased
Fallon ATM	Fallon, Nevada	ATM	Leased
Fallon Sign	Fallon, Nevada	Signage	Leased

Employees

Upon consummation of the Acquisitions, we expect to have 225 full-time equivalent employees. We believe our success will derive, in part, from our ability to attract and retain experienced relationship bankers that have strong relationships in their communities. These professionals bring with them valuable customer relationships, and have been an integral part of our ability to expand rapidly in our market areas. These professionals allow us to be responsive to the needs of our customers and provide a high level of service to local businesses. We intend to continue to hire experienced relationship bankers as we expand our franchise.

Legal Proceedings

There are no legal proceedings pending that are being acquired in connection with the Acquisitions.

Government Regulations

Prior to the consummation of the Acquisitions, we must obtain regulatory approvals including approval from or notices to the Federal Reserve , the FDIC, federal and state securities authorities, various other federal and state regulatory authorities and self-regulatory organizations, including the Nevada Financial Institutions Division, the DOJ, and the FTC. Upon the consummation of the Acquisitions, we will be subject to extensive regulation by federal and state agencies. For more information, see the section entitled “Supervision and Regulation.”

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL DATA

The following unaudited pro forma condensed combined balance sheet as of June 30, 2009 and the unaudited pro forma condensed combined statements of operations for the six months ended June 30, 2009 and for the year ended December 31, 2008 are based on the historical financial statements of GCAC, the Select Assets and Liabilities of the Nevada Regional Bank Segment of The Colonial BancGroup, Inc. and 1st Commerce Bank after giving effect to the Acquisitions in which GCAC will acquire the Select Assets and Liabilities of the Nevada Regional Bank Segment of The Colonial BancGroup, Inc. and 1st Commerce Bank. The Acquisitions will be accounted for using the acquisition method of accounting in accordance with Financial Accounting Standards Board (“FASB”) Statement No. 141R, “Business Combinations” (“SFAS 141R”).

The unaudited pro forma condensed combined statements of operations for the six months ended June 30, 2009 and for the year end December 31, 2008 give effect to the acquisition as of the beginning of all periods presented. The unaudited pro forma condensed combined balance sheet as of June 30, 2009 assumed that the acquisition took place on June 30, 2009.

The unaudited condensed combined balance sheet and statement of operations as of and for the six months ended June 30, 2009 were derived from GCAC’s unaudited condensed financial statements, the Select Assets and Liabilities of the Nevada Regional Bank Segment of The Colonial BancGroup, Inc.’s unaudited condensed consolidated financial statements and 1st Commerce Bank’s unaudited condensed financial statements and as of and for the six months ended June 30, 2009. The unaudited condensed statement of operations for the year ended December 31, 2008 was derived from GCAC, the Select Assets and Liabilities of the Nevada Regional Bank Segment of The Colonial BancGroup, Inc.’s and 1st Commerce Bank’s audited statement of operations for the year ended December 31, 2008.

GCAC will consummate the acquisition only if (i) holders of a majority of the IPO shares voting in person or by proxy approve the acquisition and (ii) stockholders holding no more than 30% of the IPO shares less one share exercise conversion rights. The unaudited pro forma condensed combined financial statements have been prepared using the assumptions below with respect to the number of outstanding shares of GCAC common stock:

•	Assuming Minimum Conversion: This presentation assumes that no GCAC stockholders seek to convert their IPO shares into a pro rata portion of the trust account;

•	Assuming Maximum Conversion: This presentation assumes that GCAC stockholders holding 30% of the IPO shares less one share (9,584,654) vote against the acquisition and elect to exercise their conversion rights.

The unaudited pro forma condensed combined financial statements reflect management’s best estimate of the fair value of the tangible and intangible assets acquired and liabilities assumed. As final valuations are performed, increases or decreases in the fair value of assets acquired and liabilities assumed will result in adjustments, which may be material, to the balance sheet and/or statement of operations.

As required, the unaudited pro forma condensed combined financial statements includes adjustments which give effect to the events that are directly attributable to the acquisition, expected to have a continuing impact and are factually supportable. Hence any planned adjustments affecting the balance sheet, statements of operations or changes in common stock outstanding, subsequent to the assumed closing date are not included.

The unaudited pro forma condensed combined financial statements are provided for informational purposes only and are subject to a number of uncertainties and assumptions and do not purport to represent what the companies’ actual performance or financial position would have been had the acquisition occurred on the dates indicated and does not purport to indicate the financial position or results of operations as of any date or for any future period. Please refer to the following information in conjunction with the accompanying notes to these pro forma financial statements and the historical financial statements and the accompanying notes thereto and the sections entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations-GCAC”, “Management’s Discussion and Analysis of Financial Condition and Results of Operations — The Select Assets and Liabilities of the Nevada Regional Bank Segment of The Colonial BancGroup, Inc.” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations-1st Commerce Bank” in this proxy statement.

Global Consumer Acquisition Corp.

Unaudited Pro Forma Condensed Combined Balance Sheet
As of June 30, 2009
(In thousands)

							Additional
						Combined	Pro		Combined
				Pro Forma		Pro	Forma		Pro
				Adjustments		Forma	Adjustments		Forma
	Historical			(Assuming		(Assuming	(Assuming		(Assuming
			1st	Minimum		Minimum	Maximum		Maximum
	GCAC	Colonial	Commerce	Conversion)		Conversion)	Conversion)		Conversion)

ASSETS
Cash and due from banks	$390	$3,882	$344	$(8,250)	A	$290,981	$(94,984)	L	$198,873
	—	—	—	316,771	B	—	2,876	D	—
	—	—	—	(2,771)	C	—	—		—
	—	—	—	(9,585)	D	—	—		—
	—	—	—	(9,800)	E	—	—		—
Due from Colonial	—	36,392	—	(28,000)	A	8,392	—		8,392
Money-market funds and interest-bearing deposits	—	—	4,613	—		4,613	—		4,613
Federal funds sold	—	—	50	—		50	—		50

Cash and cash equivalents	390	40,274	5,007	258,365		304,036	(92,108)		211,928
Loans held for sale	—	—	1,354	—		1,354	—		1,354
Investment securities held for long-term investment carried at amortized cost which approximates fair value	—	—	115	—		115	—		115
Investments held in trust	316,771	—	—	(316,771)	B	—	—		—
Loans, net of allowance for loan losses	—	431,453	35,873	(15,990)	H	451,336	—		451,336
Premises and equipment, net	—	27,393	663	(5,856)	F	22,200	—		22,200
Goodwill	—	—	—	44,501	I	44,501	—		44,501
Core deposit intangible	—	213	—	9,401	G	9,614	—		9,614
Accrued interest receivable and other assets	107	1,447	2,063	—		3,617	—		3,617

TOTAL ASSETS	$317,268	$500,780	$45,075	$(26,350)		$836,773	$(92,108)		$744,665

LIABILITIES AND STOCKHOLDERS’ EQUITY
Deposits:
Non-interest-bearing deposits	$—	$101,390	$7,256	$—		$108,646	$—		$108,646
Interest bearing non-time deposits	—	204,147	7,147	—		211,294	—		211,294
Time deposits	—	187,297	25,168	1,164	H	213,629	—		213,629

Total deposits	—	492,834	39,571	1,164		533,569	—		533,569
Repurchase agreements	—	4,841	—	—		4,841	—		4,841
Capital lease obligations	—	1,658	—	—		1,658	—		1,658
Deferred underwriter commissions	9,585	—	—	(9,585)	D	—	—		—
Accrued interest on deposits and other liabilities	2,771	1,447	146	(2,771)	C	1,593	—		1,593

Total liabilities	12,356	500,780	39,717	(11,192)		541,661	—		541,661
Common stock subject to possible conversion	94,984	—	—	(94,984)	J	—	—		—
STOCKHOLDERS’ EQUITY:
Common stock	3	—	4,000	(4,000)	K	3	1	L	4
Additional paid-in capital	214,270	—	4,000	(4,000)	K	311,254	(94,985)	L	219,145
				2,000	O
	—	—	—	94,984	J	—	2,876	D	—
Retained-earnings deficit	(4,345)	—	(2,642)	2,642	K	(16,145)	—		(16,145)
	—	—	—	(2,000)	O	—	—		—
	—	—	—	(9,800)	E	—	—		—

Total stockholders’ equity	209,928	—	5,358	79,826		295,112	(92,108)		203,004

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$317,268	$500,780	$45,075	$(26,350)		$836,773	$(92,108)		$744,665

See accompanying notes to the unaudited pro forma condensed combined financial statements.

Global Consumer Acquisition Corp.

Unaudited Pro Forma Condensed Combined Statement of Operations
For the Six Months Ended June 30, 2009
(In thousands, except per share data)

							Additional
						Combined	Pro	Combined
				Pro Forma		Pro	Forma	Pro
				Adjustments		Forma	Adjustments	Forma
	Historical			(Assuming		(Assuming	(Assuming	(Assuming
			1st	Minimum		Minimum	Maximum	Maximum
	GCAC	Colonial	Commerce	Conversion)		Conversion)	Conversion)	Conversion)

Interest Income	$81	$13,253	$1,105	$1,473	H	$15,912	$—	$15,912
Interest Expense	—	4,123	419	582	H	5,124	—	5,124

Net interest income	81	9,130	686	891		10,788	—	10,788
Provision for loan losses	—	721	458	—		1,179	—	1,179

Net interest income after provision for loan losses	81	8,409	228	891		9,609	—	9,609

Noninterest income	—	4,063	147	—		4,210	—	4,210
Noninterest expense	3,484	15,770	1,089	481	G	23,051	—	23,051
	—	—	—	(98)	F	—	—	—
	—	—	—	2,000	O	—	—	—
	—	—	—	325	N	—		—

Loss before federal income tax benefit	(3,403)	(3,298)	(714)	(1,817)		(9,232)	—	(9,232)
Federal income tax benefit	—	—	(239)	239	P	—	—	—

NET LOSS	$(3,403)	$(3,298)	$(475)	$(2,056)		$(9,232)	$—	$(9,232)

Less: Income attributable to common stock subject to possible conversion	—	—	—	—		—	—	—
Pro forma net income (loss) attributable to common stock not subject to possible conversion	$(3,403)	$(3,298)	$(475)	$(2,056)		$(9,232)	$—	$(9,232)
Pro forma net loss per common share — Basic	$(0.09)	N/A	$(0.59)			$(0.28)		$(0.40)
Pro forma net loss per common share — Diluted(1)	$(0.09)	N/A	$(0.59)			$(0.28)		$(0.40)
Weighted Average Number of Share Outstanding — Basic(1)	39,936,064	N/A	800,000			32,858,200		23,273,546
Weighted Average Number of Share Outstanding — Diluted(1)	39,936,064	N/A	800,000			32,858,200		23,273,546

(1)	When an entity has a net loss from continuing operations, SFAS No. 128, “Earnings per share”, prohibits the inclusion of potential common shares in the computation of diluted per-share amounts. Accordingly, we have utilized the basic shares outstanding amount to calculate both basic and diluted loss per share for all periods presented.

See accompanying notes to the unaudited pro forma condensed combined financial statements.

Global Consumer Acquisition Corp.

Unaudited Pro Forma Condensed Combined Statement of Operations
For the Year Ended December 31, 2008
(In thousands, except per share data)

							Additional
						Combined	Pro	Combined
				Pro Forma		Pro	Forma	Pro
				Adjustments		Forma	Adjustments	Forma
	Historical			(Assuming		(Assuming	(Assuming	(Assuming
			1st	Minimum		Minimum	Maximum	Maximum
	GCAC	Colonial	Commerce	Conversion)		Conversion)	Conversion)	Conversion)

Interest Income	$5,691	$25,264	$2,148	$2,947	H	$36,050	$—	$36,050
Interest Expense	—	6,273	903	1,164	H	8,340	—	8,340

Net interest income	5,691	18,991	1,245	1,783		27,710	—	27,710
Provision for loan losses	—	2,630	1,026	—		3,656	—	3,656

Net interest income after provision for loan losses	5,691	16,361	219	1,783		24,054	—	24,054

Noninterest income	—	7,220	205	—		7,425	—	7,425
Noninterest expense	7,244	45,091	2,165	961	G	57,915		57,915
	—	—	—	(196)	F	—	—	—
				2,000	O
	—	—	—	650	N	—	—	—

Loss before federal income tax benefit	(1,553)	(21,510)	(1,741)	368		(26,436)	—	(26,436)
Federal income tax benefit	—	(2,394)	(583)	2,977	P	—	—	—

NET LOSS	$(1,553)	$(19,116)	$(1,158)	$(1,309)		$(26,436)	$—	$(26,436)

Less: Income attributable to common stock subject to possible conversion	(446)	—	—	—		(446)	—	(446)
Pro forma net income (loss) attributable to common stock not subject to possible conversion	$(1,999)	$(19,116)	$(1,158)	$(1,309)		$(26,882)	$—	$(26,882)
Pro forma net loss per common share — Basic	$(0.05)	N/A	$(1.45)			$(.82)		$(1.16)
Pro forma net loss per common share — Diluted(1)	$(0.05)	N/A	$(1.45)			$(.82)		$(1.16)
Weighted Average Number of Share Outstanding — Basic(1)	39,936,064	N/A	800,000			32,858,200		23,273,546
Weighted Average Number of Share Outstanding — Diluted(1)	39,936,064	N/A	800,000			32,858,200		23,273,546

(1)	When an entity has a net loss from continuing operations, SFAS No. 128, “Earnings per share”, prohibits the inclusion of potential common shares in the computation of diluted per-share amounts. Accordingly, we have utilized the basic shares outstanding amount to calculate both basic and diluted loss per share for all periods presented.

See accompanying notes to the unaudited pro forma condensed combined financial statements.

Notes to Unaudited Condensed Combined Pro Forma Financial Statements

1)	Description of the Acquisition and Basis of Preparation

The Acquisitions

Upon consummation of the Acquisitions we expect to operate as a bank holding company under the name Western Liberty Bancorp. The parties to the 1st Commerce Merger Agreement are GCAC, Merger Sub, 1st Commerce Bank, Capitol Development and Capitol Bancorp. Pursuant to the 1st Commerce Merger Agreement, Merger Sub will merge with and into 1st Commerce Bank, with 1st Commerce Bank being the surviving entity and becoming our wholly owned subsidiary. The parties to the Colonial Asset Purchase Agreement are GCAC, Colonial Bank and Colonial BancGroup. Pursuant to the Colonial Asset Purchase Agreement, we and 1st Commerce will purchase the Select Colonial Assets consisting of, among other things, (i) approximately 21 banking branches, (ii) approximately $440.0 million in loans, of which approximately $340.0 million were originated in the Nevada Segment, and (iii) approximately $492.0 million customer; transaction and time deposits.

Additional transaction costs to be incurred in the acquisitions are assumed to be $9.8 million for GCAC. These costs are associated with legal, accounting, and due diligence fees directly related to the acquisition and are not expected to have a continuing impact on operations and therefore have not been included in the unaudited condensed combined pro forma statement of operations.

No tax provision or deferred taxes are reflected in the unaudited pro forma acquisition adjustments due to the net operating losses previously incurred by Colonial Bank and 1st Commerce and the uncertainty of realization of deferred taxes in future periods.

Basis of Presentation

The unaudited pro forma condensed combined financial statements have been prepared based on GCAC, Colonial Bank and 1st Commerce Bank’s historical financial information. Certain disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles in the United States have been condensed or omitted as permitted by SEC rules and regulations.

These unaudited pro forma condensed combined financial statements are not necessarily indicative of the results of operations that would have been achieved had the acquisition actually taken place at the dates indicated and do not purport to be indicative of future financial condition or operating results.

2)	Acquisition Method

The unaudited pro forma condensed combined financial statements reflect the accounting for the transaction in accordance with SFAS 141R. Under the acquisition method, the purchase price is allocated to the assets acquired and liabilities assumed based on their estimated fair values, with any excess of the purchase price over the estimated fair value of the identifiable net assets acquired recorded as goodwill.

The purchase price allocation for Colonial Bank is summarized as follows (in thousands):

Cash to Colonial Bank — Total Purchase Price	$28,000
Allocated to:
Historical book value of Colonial Bank’s assets and liabilities	—
To adjust Colonial Bank’s assets and liabilities to fair value:
Loans	(15,569)
Premise & Equipment	(5,606)
Time Deposits	(1,194)
Elimination of existing core deposit intangible	(213)
Core Deposit Intangible	9,166

Total allocation of purchase price	(13,416)

Excess of purchase price over allocation to identifiable assets and liabilities	$41,416

Notes to Unaudited Condensed Combined Pro Forma Financial Statements — (Continued)

The purchase price allocation for 1st Commerce Bank is summarized as follows (in thousands):

Cash to holders of 1st Commerce Bank common stock — Total Purchase Price	$8,250
Allocated to:
Historical book value of 1st Commerce Bank’s assets and liabilities	5,358
To adjust 1st Commerce Bank’s assets and liabilities to fair value:
Loans	(421)
Premise & Equipment	(250)
Time Deposits	30
Core Deposit Intangible	448

Total allocation of purchase price	5,165

Excess of purchase price over allocation to identifiable assets and liabilities	$3,085

3)	Pro Forma Adjustments and Assumptions

A) Represents the cash component of the purchase price of $36.3 million determined as of June 30, 2009. However, per the Colonial Purchase Agreement, the cash payment to or from Colonial at the time of closing is limited to no more than $1 million; with the adjustment occurring through an increase or reduction in time deposits assumed by GCAC.

B) Reflects the release of $316.8 million of GCAC investments held in trust that will be available for the operating activities of the combined company and distributions related to the acquisition. As of June 30, 2009, the Company’s investments held in trust were invested in the Federated U.S. Treasury Cash Reserve Fund. The fund invests only in a portfolio of short-term U.S. Treasury securities. Possible uses for the remaining cash may include working capital and capital expenditures for the development and expansion of the combined company’s operations.

C) Reflects reduction in accrued expense liability when funds released from trust pays down accrued expenses.

D) Reflects deferred underwriting commissions of $9.6 million. The deferred underwriting commissions will be reduced pro rata as a result of the exercise of any stockholder conversion rights. Accordingly, the deferred underwriting commissions payable upon closing will range between approximately $6.8 million (assuming maximum conversion) to $9.6 million (assuming no conversion) depending upon the number of stockholders who exercise their conversion rights. If holders of 30% of the Public Shares less 1 Share (9,584,654) seek to exercise their conversion rights, the maximum potential conversion cost would be approximately $92.0 million. In addition, if 39% of the Public Shares are purchased pursuant to our Support Agreement the funds in our trust account will be further decreased by $125.0 million, leaving approximately $87.0 million available for working capital and general corporate purposes.

E) Reflects the payment of $9.8 million of fees to related to transaction costs payable upon the closing of the acquisition. The fees are non-recurring items directly attributable to the closing of the transaction and are not expected to have a continuing impact on operations and therefore are not included in the Unaudited Pro Forma Statement of Operations.

F) Reflects the pro forma impact of the acquired property and equipment of Colonial Bank & 1st Commerce Bank. The preliminary fair value adjustment will be amortized over the assets’ remaining useful life on a straight-line basis resulting in approximately $196,000 annual depreciation adjustment reflected in the pro forma statement of operations, and the amount recorded to the balance sheet is as follows (in millions):

Historical		Fair value
amounts	Fair value	adjustment

$28,056	$22,200	$(5,856)

Notes to Unaudited Condensed Combined Pro Forma Financial Statements — (Continued)

G) Reflects the pro forma impact of the core deposit intangible assets of Colonial Bank and 1st Commerce Bank. The preliminary fair value adjustment and related amortization is as follows (in millions):

Core Deposit
Intangible

Fair Value Adjustment	$9,614
Amortization Period	10
Amortization:
For the 6 months ended June 30, 2009	$481
For the year ended December 31, 2008	$961

H) Reflects the pro forma impact of the Purchase Accounting Adjustments (“PAA”) on the assets and liabilities of Colonial Bank and 1st Commerce Bank.

		Time
	Loans	Deposits

Fair Value Adjustment	$(15,990)	$1,164
Amortization Period	5	1
Amortization (Accretion):
For the 6 months ended June 30, 2009	$(1,473)	$582
For the year ended December 31, 2008	$(2,947)	$1,164

I) Reflects the pro forma adjustment to goodwill of $44.5 million, representing the excess of the purchase price over the fair value of net assets to be acquired.

J) Assuming minimum conversion reflects the reclassification of common stock subject to conversion to permanent equity. This amount, which immediately prior to this transaction was being held in trust, represents the value of 9,584,654 shares of common stock which may be converted into cash by GCAC stockholders at an estimated $9.91 conversion price. The $9.91 conversion price was determined by forecasting the balance of GCAC’s trust account at the time of the closing of the acquisition taking into account expected interest income on the trust account balance, applicable taxes, and the expenses and working capital needs of GCAC.

K) Reflects the elimination of 1st Commerce Bank’s historical net equity of approximately $(5.4) million as a result of the acquisition.

L) Represents maximum conversion and that GCAC stockholders holding 30% of the IPO shares less one share (9,584,654 shares) vote against the transaction and elect to exercise their conversion rights and convert their shares of common stock subject to conversion into cash at an estimated $9.91 conversion price.

M) Pro forma earnings per share (EPS), basic and diluted, are based on the following calculations of the number of shares of common stock. Loss per share is computed by dividing net loss by the weighted-average number of shares of common stock outstanding during the period. The effect of the 48 million shares underlying the outstanding warrants have not been considered in diluted loss per share since the effect of the warrants would be anti-dilutive.

	Minimum	Maximum
	Conversion	Conversion

Basic and diluted shares:
GCAC shares after IPO issuance	39,936,064	39,936,064
GCAC shares subject to redemption	—	(9,584,654)
Restricted stock units granted to independent director’s and President	200,000	200,000
Restricted shares issued to CEO and CFO per employment agreements	325,000	325,000
Founders shares forfeited	(7,602,864)	(7,602,864)

	32,858,200	23,273,546

Notes to Unaudited Condensed Combined Pro Forma Financial Statements — (Continued)

N) Reflects the pro forma adjustment to Non-Interest Expense, representing the Employment Contracts the Company has entered into with the CEO and CFO. Subject to the approval of the Acquisition Proposal by our stockholders, the CEO and CFO will receive a one-time grants of restricted stock equal to $3,000,000 and $250,000, respectively, divided by the closing price of our common stock on the Effective Date. The restricted stock will vest 20% on each of the first, second, third, fourth and fifth anniversaries of the Effective Date.

Our Board of Directors has approved the award of up to 1,500,000 shares of restricted stock in connection with the Acquisitions, which we expect to be awarded to certain members of our management and our consultants, in connection with the Acquisitions. As soon as practicable after the closing of the Acquisitions, the Compensation Committee will meet to determine which members of our management and our consultants will receive equity grants and the allocation of such grants. As such, the shares have not been included in the pro forma financial statements.

O) Reflects the grant of 50,000 Restricted Stock Units to each of GCAC’s three independent directors and President as a result of the acquisition. The Restricted Stock Units fully vest on the closing date of the business combination assuming an estimated grant date fair value $10 per Restricted Stock Unit for total compensation cost of $2,000,000.

P) No tax provision or deferred taxes are reflected in the pro forma acquisition adjustments due to the net operating losses previously incurred by Colonial Bank and 1st Commerce and the uncertainty of realization of deferred taxes in future periods.

SELECTED HISTORICAL FINANCIAL INFORMATION — THE SELECT ASSETS AND LIABILITIES OF THE NEVADA REGIONAL BANK SEGMENT OF THE COLONIAL BANCGROUP, INC.
(000’s of USD)

The Select Colonial Assets statements of operations, statements of condition and statements of cash flows for the Select Colonial Assets for the three and six months ended June 30, 2009 and 2008 are derived from their unaudited financial statements, which are included elsewhere in this proxy statement. The Select Colonial Assets’ “carve-out” statements of operations, statements of condition and statements of cash flows for the years ended December 31, 2008 and 2007 are derived from the Select Colonial Assets audited financial statements, which are included elsewhere in this proxy statement.

Prior to the filing of this proxy statement, the Securities and Exchange Commission indicated that they would not object to our exclusion of certain financial information with respect to the Select Colonial Assets because of the timing and nature of the loans we are acquiring. Specifically, we have not included (i) financial statements for the Select Colonial Assets for the year ended December 31, 2006, (ii) Selected Financial Data for the Select Colonial Assets for the years ended December 31, 2006, 2005 and 2004, (iii) statements of stockholder’s equity for the Select Colonial Assets for any period in this proxy statement and (iv) Management’s Discussion and Analysis of Financial Condition and Results of Operations of the Select Colonial Assets for the fiscal year ended 2006 (including a comparison of the results of operations for the fiscal years ended 2007 and 2006).

This information should be read together with the Select Colonial Assets’ financial information and related notes, “Unaudited Pro Forma Condensed Combined Financial Information,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations — The Select Colonial Assets” and other financial information included elsewhere in this proxy statement. The historical results included below and elsewhere in this proxy statement are not indicative of the future performance of the Select Colonial Assets.

SELECTED HISTORICAL FINANCIAL INFORMATION — THE SELECT COLONIAL ASSETS

	Three Months		Six Month
	Ended June 30,		Ended June 30,		Year Ended December 31,
	2009	2008	2009	2008	2008	2007
	(dollars in thousands)

Statement of Operations:
Interest income	$6,674	$6,184	$13,253	$11,994	$25,264	$20,146
Interest expense	2,201	1,519	4,138	3,460	6,459	14,044

Net interest income before intersegment interest income (expense)	4,473	4,665	9,115	8,534	18,805	6,102
Intersegment interest income (expense)	19	155	15	723	186	12,387

Net interest income before provision for loan losses	4,492	4,820	9,130	9,257	18,991	18,489
Provision for loan losses	219	455	721	1,012	2,630	1,124

Net interest income after provision for loan losses	4,273	4,365	8,409	8,245	16,361	17,365
Noninterest income	2,058	1,916	4,063	3,494	7,220	7,155
Noninterest expense excluding goodwill impairment	8,045	7,331	15,770	14,504	29,346	26,924
Goodwill impairment	—	—	—	—	15,745	—

Income (loss) before income taxes	(1,714)	(1,050)	(3,298)	(2,765)	(21,510)	(2,404)
Income tax expense (benefit)	0	97	0	195	(2,394)	390

Net income (loss)	$(1,714)	$(1,147)	$(3,298)	$(2,960)	$(19,116)	$(2,794)

Statement of Condition, at year end:
Total assets	$500,780	$420,132	$500,780	$420,132	$431,836	$503,118
Loans, net of unearned income	438,489	374,419	438,489	374,419	405,887	305,830
Non-time deposits	305,537	334,232	305,537	334,232	278,680	409,518
Total deposits	492,834	399,667	492,834	399,667	396,015	451,472
Repurchase agreements	4,841	14,841	4,841	14,841	9,834	46,636
Capital lease obligations	1,658	1,755	1,658	1,755	1,708	1,803
Statement of Condition, average balances:
Total assets	$495,705	$426,832	$471,598	$445,048	$420,453	$545,001
Loans, net of unearned income	438,775	365,456	433,363	347,801	372,702	260,822
Non-time deposits	302,431	342,764	297,725	359,439	325,206	439,668
Total deposits	488,062	403,992	462,133	413,118	396,479	476,740
Repurchase agreements	4,614	17,306	6,480	26,450	19,914	63,396
Capital lease obligations	1,665	1,761	1,677	1,773	1,750	1,202
Selected Financial Measures:
Noninterest income/average assets*	1.67%	1.81%	1.74%	1.58%	1.72%	1.31%
Noninterest expense/average assets*	6.49%	6.87%	6.69%	6.52%	10.72%	4.94%
Efficiency ratio	122.82%	108.83%	119.53%	113.75%	172.03%	104.99%
Allowance for loan losses to total loans (net of unearned)	1.60%	1.25%	1.60%	1.25%	1.56%	1.20%
Non-GAAP Measures:(1)
Core noninterest expense(2)/average assets*	6.49%	6.87%	6.69%	6.52%	6.98%	4.94%
Core efficiency ratio(3)	122.82%	108.83%	119.53%	113.75%	111.96%	104.99%

*	Annualized

(1)	Management believes that these non-GAAP measures provide information that is useful to investors in understanding the performance of the Carve-Out’s underlying operations and performance trends. Specifically, these measures permit evaluation and comparison of results for ongoing business operations, and it is on this basis Management internally assesses the Carve-Out’s performance.

(2)	Excluded from core noninterest expense is goodwill impairment of $15.7 million for 2008.

(3)	This ratio utilizes core noninterest expense as detailed in note (2) above.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
RESULTS OF OPERATIONS — SELECT ASSETS AND LIABILITIES OF THE NEVADA
REGIONAL BANK SEGMENT OF THE COLONIAL BANCGROUP, INC.

For the Three and Six Months Ended June 30, 2009 and 2008

Management’s Discussion and Analysis of Financial Condition and Results of Operations is presented on the following pages. The principal purpose of this review is to provide the reader of the attached financial statements and accompanying notes with a detailed analysis of the financial results of the Select Assets and Liabilities of the Nevada Regional Bank Segment (the “Nevada Carve-Out”) of The Colonial BancGroup, Inc. and subsidiaries (“BancGroup” or “Colonial”). On July 13, 2009, BancGroup and Colonial Bank entered into an Asset Purchase Agreement with Global Consumer Acquisition Corp. (“GCAC”) for the sale of 21 branch offices of Colonial Bank located in Nevada, including approximately $492 million in deposits and $440 million in loans (the select assets and liabilities of the Nevada Regional Bank Segment). A deposit premium of $28 million is included in the agreement. If, at the time the transaction is completed, non-time deposits exceed $310 million the deposit premium will be increased by 9.33% of the amount that the non-time deposits exceed $310 million. If, at the time the transaction is completed, non-time deposits are less than $290 million the deposit premium will be decreased by 9.33% of the amount that the non-time deposits are less than $290 million. Completion of the proposed transaction is subject to approval of GCAC’s shareholders and various regulatory agencies. The transaction is expected to close in the third quarter of 2009, subject to receipt of all necessary regulatory and shareholder approvals and the satisfaction of certain other closing conditions as set forth in the Asset Purchase Agreement.

CRITICAL ACCOUNTING POLICIES

Those accounting policies involving significant estimates and assumptions by management which have, or could have, a material impact on the reported financial results are considered critical accounting policies. The Nevada Carve-Out recognizes the following as critical accounting policies: Allowance for Loan Losses, Goodwill and Income Taxes. Information concerning these policies is included in the Critical Accounting Policies section of Management’s Discussion and Analysis in the Nevada Carve-Out’s 2008 Financial Statements included herein.

EXECUTIVE OVERVIEW

The Nevada Carve-Out represents select assets and liabilities of a financial services operation providing diversified services including retail and commercial banking, wealth management services, mortgage banking and insurance products through its branch network, private banking officers, ATMs and the internet as well as other distribution channels to consumers and businesses. At June 30, 2009, the Nevada Carve-Out had 22 branches primarily in Las Vegas and Reno, Nevada and $500.8 million in assets.

The Nevada Carve-Out is comprised of the Select Assets and Liabilities of BancGroup’s Nevada Regional Bank Segment and has been operated with a community banking philosophy that emphasizes local responsibility for customer relationships. The local market personnel historically have been supported by centralized operations of BancGroup, which allow the local banking officers to concentrate on serving their customers. Through this structure of local customer relationship responsibility and centralized operations, the local banking officers generally have customer level decision making capability while at the same time having an operational support structure.

The financial statements of the Nevada Carve-Out include an allocation of general and administrative expenses that are intended to represent the pro-rata costs of BancGroup’s centralized operations as they relate to the Nevada Carve-Out. The expenses were generally allocated based upon the corresponding level of deposits, loans or personnel.

The results of the Nevada Carve-Out may not be indicative of future results once the operations are purchased by GCAC.

The Nevada Carve-Out reported a net loss of $1.7 million and $3.3 million, for the three and six months ended June 30, 2009, respectively. The Nevada Carve-Out recorded $219,000 and $721,000 in provision for loan losses and no net charge-offs during these same periods.

REVIEW OF RESULTS OF OPERATIONS

Net Interest Income

Net interest income is the Nevada Carve-Out’s primary source of revenue. Net interest income represents the difference between interest and fee income generated from earning assets and the interest expense paid on deposits and borrowed funds. Interest rate volatility, which impacts the volume and mix of earning assets and interest bearing liabilities as well as their rates, can significantly impact net interest income. The net interest margin is net interest income expressed as a percentage of average earning assets for the period being measured.

Beginning in late 2007 and early 2008, the yield curve returned to a more normalized level after remaining flat or inverted since late 2005. Short-term rates were driven by rate decreases by the Federal Reserve, while long-term rates were driven by market supply and demand for debt instruments. After remaining constant at 5.25% from June 2006 to September 2007, the Federal Reserve Board lowered the Federal Funds rate resulting in a Federal Funds rate at June 30, 2009 between zero and 0.25%. Due to intense competition for deposits from financial services companies, the cost of funds in the financial sector has not declined in tandem or commensurate with the decrease in the Federal Funds rate.

The following table shows the Federal Funds rate and U.S. Treasury yield curve at each quarter end during the past five quarters.

For the three months ended June 30, 2009, the Nevada Carve-Out’s net interest income decreased $328,000, or 6.8%, as compared to the same period of the prior year. The yield on average earning assets decreased 83 basis points while the rate on interest bearing liabilities increased 29 basis points resulting in a 115 basis points decline in net interest margin. The primary drivers of the decline in net interest income were declining market rates and continued customer preference for higher cost time deposits.

For the six months ended June 30, 2009, the Nevada Carve-Out’s net interest income decreased $127,000, or 1.4%, as compared to the same period of the prior year. The yield on average earning assets decreased 34 basis points while the rate on interest bearing liabilities increased 9 basis points resulting in a 49 basis point decline in net interest margin. The primary drivers of the decline in net interest income were declining market rates and continued customer preference for higher cost time deposits.

Net interest income was negatively impacted by a 240 basis point decline in the average Wall Street Journal Prime rate and a 263 basis point decline in the average 1 Month LIBOR rate for the six months ended June 30, 2009, as compared to the same period of the prior year. The Nevada Carve-Out’s deposit costs did not decline in tandem with the decline in prime and LIBOR rates due to intense competition for deposits from financial services companies and customer preference for higher cost time deposits. The average cost of deposits exceeded the average Federal Funds rate by 155 and 152 basis points, respectively, for the three and six months ended June 30, 2009, as compared to the three and six months ended June 30, 2008, when the average cost of deposits was lower than the average Federal Funds rate by 67 and 114 basis points, respectively. The Nevada Carve-Out’s deposit mix has shifted to more time deposits at 38.0% and 35.6%, respectively, for the three and six months ended June 30, 2009 of average deposits, as compared to 15.2% and 13.0% for the same periods of the prior year.

Analysis of Average Rates

			Basis			Basis
	Three Months Ended		Point	Six Months Ended		Point
	June 30,		Increase/	June 30,		Increase/
	2009	2008	(Decrease)	2009	2008	(Decrease)

Loans, net of unearned income	6.17%	6.81%	(0.64)%	6.17%	6.93%	(0.76)%
Due from Colonial Bank	0.25%	3.21%	(2.96)%	0.25%	2.65%	(2.40)%
Total interest earning assets	5.79%	6.62%	(0.83)%	6.01%	6.35%	(0.34)%
Interest bearing deposits	2.28%	1.98%	0.30%	2.28%	2.14%	0.14%
Total deposits	1.80%	1.41%	0.39%	1.77%	1.51%	0.26%
Repurchase agreements	0.50%	1.79%	(1.29)%	0.62%	2.30%	(1.68)%
Total interest bearing liabilities	2.28%	1.99%	0.29%	2.27%	2.18%	0.09%
Federal Funds rate	0.25%	2.08%	(1.83)%	0.25%	2.65%	(2.40)%
1 Month LIBOR	0.37%	2.75%	(2.38)%	0.42%	3.05%	(2.63)%
Wall Street Journal Prime	3.25%	5.08%	(1.83)%	3.25%	5.65%	(2.40)%

Interest Earning Assets

Average earning assets for the three and six months ended June 30, 2009 increased $83.7 million and $42.8 million, or 21.8% and 10.6%, respectively, as compared to the same period of the prior year. Average earning assets consisted of loans, net of unearned income and Due from Colonial Bank. The increase was primarily driven by increases in average loans, net of unearned income, of $73.3 million, or 20.1%, and $85.6 million, or 24.6%, for the three and six months ended June 30, 2009, respectively, as compared to the same period of the prior year. Average Due from Colonial Bank increased $10.4 million, or 53.4%, for the three months ended June 30, 2009, as compared to the same period of the prior year. Average Due from Colonial Bank decreased $42.7 million, or 77.9%, for the six months ended June 30, 2009, as compared to the same period of the prior year.

Average Funding

Average funding increased $68.9 million, or 16.1% and $26.6 million, or 6.0%, for the three and six months ended June 30, 2009, respectively, as compared to the same periods of the prior year. Average funding consisted of deposits, repurchase agreements, capital lease obligations and other miscellaneous liabilities. The increase was driven by an increase in average interest bearing deposits of $98.3 million, or 34.2%, and $68.3 million, or 23.4%, for the three and six months ended June 30, 2009, respectively, as compared to the same period of the prior year. These increases were partially offset by a decrease in average repurchase agreements of $12.7 million, or 73.3%, and $20.0 million, or 75.5%, for the three and six months ended June 30, 2009, respectively, as compared to the same period of the prior year. Additionally, average noninterest bearing demand deposits decreased $14.2 million, or 12.2%, and $19.3 million, or 15.8%, for the three and six months ended June 30, 2009, respectively, as compared to the same period of the prior year.

The “Average Volume and Rates” and “Analysis of Interest Increases (Decreases)” tables present the individual components of net interest income and the net interest margin.

Average Volume and Rates

	Three Months Ended June 30,
	2009			2008
	Average		Average	Average		Average
	Volume	Interest	Rate	Volume	Interest	Rate
	(Dollars in thousands)
	(Unaudited)

ASSETS:
Interest earning assets:
Loans, net of unearned income(1)	$438,775	$6,674	6.17%	$365,456	$6,184	6.81%
Due from Colonial Bank	29,874	19	0.25%	19,470	155	3.21%

Total interest earning assets	468,649	$6,693	5.79%	384,926	$6,339	6.62%
Allowance for loan losses	(6,926)			(4,469)
Cash and due from banks	3,723			3,804
Goodwill	—			15,745
Other intangible assets, net	364			790
Premises and equipment, net	28,316			24,504
Deferred income tax asset, net	—			—
Accrued interest receivable	1,534			1,473
Other assets	45			59

Total assets	$495,705			$426,832

LIABILITIES AND SHAREHOLDER’S EQUITY:
Interest bearing liabilities:
Interest bearing non-time deposits	$199,876	$675	1.37%	$226,020	$852	1.52%
Time deposits	185,631	1,493	3.26%	61,228	562	3.69%

Total interest bearing deposits	385,507	2,168	2.28%	287,248	1,414	1.98%
Repurchase agreements	4,614	6	0.50%	17,306	77	1.79%
Capital lease obligations	1,665	27	6.47%	1,761	28	6.41%

Total interest bearing liabilities	391,786	$2,201	2.28%	306,315	$1,519	1.99%

Noninterest bearing demand deposits	102,555			116,744
Deferred income tax liability	—			2,873
Accrued interest payable	426			229
Other liabilities	938			671

Total liabilities	495,705			426,832
Shareholder’s equity	—			—

Total liabilities and shareholders’ equity	$495,705			$426,832

RATE DIFFERENTIAL			3.51%			4.63%
Net interest income and net yield on interest earning assets(2)		$4,492	3.89%		$4,820	5.04%

TOTAL AVERAGE DEPOSITS:
Total interest bearing deposits	$385,507	$2,168	2.28%	$287,248	$1,414	1.98%
Noninterest bearing demand deposits	102,555	—	—	116,744	—	—

Total average deposits	$488,062	$2,168	1.78%	$403,992	$1,414	1.41%

(1)	Interest income on loans includes loan fees of $352,000 and 330,000 for the three months ended June 30, 2008 and 2009, respectively.

(2)	Net yield on interest earning assets is net interest income divided by average total interest earning assets.

Analysis of Interest Increases (Decreases)

	Three Months Ended June 30,
	2009 Change from June 30, 2008
		Attributed to(1)
	Total	Volume	Rate
	(In thousands)
	(Unaudited)

INTEREST INCOME:
Loans, net of unearned income	$490	$1,069	$(579)
Due from Colonial Bank	(136)	7	(143)

Total interest income	354	1,076	(722)

INTEREST EXPENSE:
Interest bearing non-time deposits	(177)	(95)	(82)
Time deposits	931	997	(66)
Repurchase agreements	(71)	(16)	(55)
Capital lease obligations	(1)	(1)	—

Total interest expense	682	885	(203)

Net interest income	$(328)	$191	$(519)

(1)	Increases (decreases) are attributed to volume changes and rate changes on the following basis: Volume Change = change in volume times old rate. Rate Change = change in rate times old volume. The Rate/Volume Change = change in volume times change in rate, and is included in Volume Change above.

Interest income increased $354,000 for the three months ended June 30, 2009, as compared to the same period of the prior year. Average earning assets increased $83.7 million, or 21.8%, as the yield earned on those assets decreased 83 basis points. The drivers of these changes are more fully described in the following paragraphs.

Interest income on loans increased $490,000 for the three months ended June 30, 2009, as compared to the same period of the prior year. The increase was primarily due to an increase of $73.3 million in average loan volume which was partially offset by a 64 basis points decrease in the average yield. Interest income on due from Colonial Bank decreased $136,000 due to a 296 basis points decrease in the average yield.

Interest expense increased $682,000 for the three months ended June 30, 2009, as compared to the same period of the prior year. The increase in interest expense was driven primarily by an increase in average interest bearing liabilities of $85.5 million, as well as a 29 basis points increase in the cost of average interest bearing liabilities which was the result of an increase in the average volume of higher cost time deposits. The drivers of the increase in funding costs are described in the following paragraphs.

Interest expense on interest bearing non-time deposits decreased $177,000 for the three months ended June 30, 2009, as compared to the same period of the prior year. The decrease in interest expense was due to a rate reduction of 15 basis points and an average volume decrease of $26.1 million, or 11.6%. During 2008, and the first half of 2009, customer preference shifted away from interest bearing non-time deposits thereby reducing the average balances in these accounts.

Interest expense on time deposits increased $931,000 for the three months ended June 30, 2009, as compared to the same period of the prior year. The increase in interest expense was due to an average volume increase of $124.4 million, or 203.2%. The growth of time deposits is attributable to the origination of time deposits which are included in the liabilities to be assumed by the acquirer as well as customer preference for higher rate products. Even though the rate decreased 43 basis points compared to the same quarter in 2008, market rates on time deposits remain elevated in relation to LIBOR and the Federal Funds rate because of fierce competition.

Interest expense on repurchase agreements decreased $71,000, or 92.2%, for the three months ended June 30, 2009, driven by both average volume and rate decreases of $12.7 million and 129 basis points, respectively.

Interest expense on capital lease obligations decreased $1,000 for the three months ended June 30, 2009, as compared to the same period of the prior year as a result of a decreased volume of capital leases.

Average Volume and Rates

	Six Months Ended June 30,
	2009			2008
	Average		Average	Average		Average
	Volume	Interest	Rate	Volume	Interest	Rate
	(Dollars in thousands)
	(Unaudited)

ASSETS:
Interest earning assets:
Loans, net of unearned income(1)	$433,363	$13,253	6.17%	$347,801	$11,994	6.93%
Due from Colonial Bank	12,096	15	0.25%	54,832	723	2.65%

Total interest earning assets	445,459	$13,268	6.01%	402,633	$12,717	6.35%
Allowance for loan losses	(6,675)			(4,191)
Cash and due from banks	3,797			3,856
Goodwill	—			15,745
Other intangible assets, net	310			735
Premises and equipment, net	27,113			24,798
Deferred income tax asset, net	—			—
Interest receivable	1,547			1,413
Other assets	47			59

Total assets	$471,598			$445,048

LIABILITIES AND SHAREHOLDER’S EQUITY:
Interest bearing liabilities:
Interest bearing non-time deposits	$195,125	$1,449	1.50%	$237,565	$2,035	1.72%
Time deposits	164,408	2,615	3.21%	53,679	1,065	3.99%

Total interest bearing deposits	359,533	4,064	2.28%	291,244	3,100	2.14%
Repurchase agreements	6,480	20	0.62%	26,450	303	2.30%
Capital lease obligations	1,677	54	6.44%	1,773	57	6.41%

Total interest bearing liabilities	367,690	$4,138	2.27%	319,467	$3,460	2.18%

Noninterest bearing demand deposits	102,600			121,874
Deferred income tax liability	—			2,824
Interest payable	399			250
Other liabilities	909			633

Total liabilities	471,598			445,048
Shareholder’s equity	—			—

Total liabilities and shareholder’s equity	$471,598			$445,048

RATE DIFFERENTIAL			3.74%			4.17%
Net interest income and net yield on interest earning assets(2)		$9,130	4.13%		$9,257	4.62%

TOTAL AVERAGE DEPOSITS:
Total interest bearing deposits	$359,533	$4,064	2.28%	$291,244	$3,100	2.14%
Noninterest bearing demand deposits	102,600	—	—	121,874	—	—

Total average deposits	$462,133	$4,064	1.77%	$413,118	$3,100	1.51%

(1)	Interest income on loans includes loan fees of $685,000 and $722,000 for the six months ended June 30, 2008 and 2009, respectively.

(2)	Net yield on interest earning assets is net interest income divided by average total interest earning assets.

Analysis of Interest Increases (Decreases)

	Six Months Ended June 30,
	2009 Change from June 30, 2008
		Attributed to(1)
	Total	Volume	Rate
	(In thousands)
	(Unaudited)

INTEREST INCOME:
Loans, net of unearned income	$1,259	$2,587	$(1,328)
Due from Colonial Bank	(708)	(55)	(653)

Total interest income	551	2,532	(1,981)

INTEREST EXPENSE:
Interest bearing non-time deposits	(586)	(320)	(266)
Time deposits	1,550	1,759	(209)
Repurchase agreements	(283)	(62)	(221)
Capital lease obligations	(3)	(3)	—

Total interest expense	678	1,374	(696)

Net interest income	$(127)	$1,158	$(1,285)

(1)	Increases (decreases) are attributed to volume changes and rate changes on the following basis: Volume Change = change in volume times old rate. Rate Change = change in rate times old volume. The Rate/Volume Change = change in volume times change in rate, and is included in Volume Change above.

Interest income increased $551,000 for the six months ended June 30, 2009, as compared to the same period of the prior year. Average earning assets increased $42.8 million, or 10.6%, as the yield earned on those assets decreased 34 basis points. The drivers of these changes are more fully described in the following paragraphs.

Interest income on loans increased $1.3 million for the six months ended June 30, 2009, as compared to the same period of the prior year. The increase was primarily due to the increase of $85.6 million, or 24.6%, in average loan volume which was partially offset by a 76 basis points decrease in the average yield earned on loans. Interest income on due from Colonial Bank decreased $708,000 as the volume of the receivable decreased along with the rate earned on the asset.

Interest expense increased $678,000 for the six months ended June 30, 2009, as compared to the same period of the prior year. The increase in interest expense was driven by an increase in average interest bearing liabilities of $48.2 million, as well as a 9 basis points increase in the cost of average interest bearing liabilities which was the result of an increase in the average volume of higher cost time deposits. The drivers of the decrease in funding costs are described in the following paragraphs.

Interest expense on interest bearing non-time deposits decreased $586,000 for the six months ended June 30, 2009, as compared to the same period of the prior year. The decrease in interest expense was due to a rate reduction of 22 basis points and an average volume decrease of $42.4 million, or 17.9%. During 2008, and continuing into the first half of 2009, customer preference shifted away from interest bearing non-time deposits, thereby reducing the average balances in these accounts.

Interest expense on time deposits increased $1.55 million for the six months ended June 30, 2009, as compared to the same period of the prior year. The increase in interest expense was due to an average volume increase of $110.7 million, or 206.3%, which was partially offset by an interest rate decrease of 78 basis points. The growth of time deposits is attributable to the origination of time deposits which are included in the liabilities to be assumed by the acquirer as well as customer preference for higher rate products.

Interest expense on repurchase agreements decreased $283,000, or 93.4%, for the six months ended June 30, 2009, driven by both average volume and rate decreases of $20.0 million and 168 basis points, respectively.

Interest expense on capital lease obligations decreased $3,000 for the six months ended June 30, 2009, as compared to the same period of the prior year as a result of decreased volume of capital leases.

Loan Loss Provision

The provision for loan losses for the three and six months ended June 30, 2009 was $219,000 and $721,000, respectively, compared to $455,000 and $1,012,000 million for the same periods of the prior year. There were no net charge-offs for the three and six months ended June 30, 2009 or the three and six months ended June 30, 2008. The Nevada Carve-Out’s allowance for loan losses was 1.60% of period end net loans at June 30, 2009 compared to 1.56% at December 31, 2008 and 1.25% at June 30, 2008. For more information, refer to the Allowance for Loan Losses discussion presented in the Risk Management section of Management’s Discussion and Analysis.

Noninterest Income

The following table shows the dollar and percentage change in noninterest income by category for the three and six months ended June 30, 2009, compared to the same period of the prior year. Core noninterest income increased $142,000 and $569,000, or 7.4% and 16.3%, for the three and six months ended June 30, 2009, respectively, as compared to the same periods of the prior year.

	Three Months Ended				Six Months Ended
	June 30,		Increase (Decrease)		June 30,		Increase (Decrease)
	2009	2008	$	%	2009	2008	$	%
	(Dollars in thousands)

Service charges on deposit accounts	$664	$732	$(68)	(9.3)%	$1,297	$1,418	$(121)	(8.5)%
Electronic banking	197	166	31	18.7%	370	320	50	15.6%
Other retail banking fees	54	91	(37)	(40.7)%	124	191	(67)	(35.1)%

Retail banking fees	915	989	(74)	(7.5)%	1,791	1,929	(138)	(7.2)%
Mortgage banking origination and sales	1,074	810	264	32.6%	2,103	1,383	720	52.1%
Wealth management services	68	97	(29)	(29.9)%	162	127	35	27.6%
Other income	1	20	(19)	(95.0)%	7	55	(48)	(87.3)%

Core noninterest income	2,058	1,916	142	7.4%	4,063	3,494	569	16.3%

Total noninterest income	$2,058	$1,916	$142	7.4%	$4,063	$3,494	$569	16.3%

The decrease in retail banking fees was primarily in service charges on deposit accounts which are comprised of nonsufficient funds fees and service charges on consumer and commercial deposit accounts. Nonsufficient funds fees decreased $79,000 and $132,000 for the three and six months ended June 30, 2009, respectively, primarily due to market-wide customer behavior, partially offset by an increase in service charges of $60,000 and $82,000 for the three and six months ended June 30, 2009, respectively.

Electronic banking includes fees from ATM network usage, business and personal check card services and internet banking. Noninterest income from electronic banking services increased by $31,000 and $50,000 for the three and six months ended June 30, 2009 compared to the same periods of the prior year primarily due to an increase in the ATM surcharge income.

Other retail banking fees decreased 40.7% and 35.1% for the three and six months ended June 30, 2009, compared to the same periods of the prior year, primarily due to lower official check commissions, which decreased $25,000 and $62,000 for the three and six months ended June 30, 2009. The decline in official check commissions is due to a decrease in the rate paid by the third party provider to Colonial.

Mortgage banking origination and sales revenue is derived from mortgage loans originated and subsequently sold in the secondary market. The Nevada Carve-Out does not retain any servicing rights related to these loans. Mortgage banking origination and sales income increased 32.6% and 52.1% for the three and six months ended June 30, 2009, as compared to the same periods of the prior year due to increased loan origination volumes driven by historically low interest rates.

Wealth Management services include discount brokerage, investment sales, asset management, trust services and insurance sales including term, universal, whole life and long-term care. Wealth Management services revenue decreased 29.9% for the three months ended June 30, 2009, primarily due to an decrease in security sales commissions of $26,000. Wealth Management services revenue increased 27.6% for the six months ended June 30, 2009, primarily due to an increase in fixed annuity sales commissions of $29,000 and an increase in security commissions of $6,000 due to market improvement over the past two quarters.

Other income reflects letter of credit fees, secondary market fees and several other small items. The decrease for the three and six months ended June 30, 2009, as compared to the same periods of the prior year, was primarily due to a $11,000 decrease in unused commitment fees along with a decrease in letter of credit fees of $8,000.

Noninterest Expense

The following table shows the dollar and percentage change in noninterest expense by category for the three and six months ended June 30, 2009, compared to the same periods in 2008. Core noninterest expense increased $714,000 and $1.3 million, or 9.7% and 8.7% for the three and six months ended June 30, 2009, respectively, as compared to the same periods in 2008. Annualized core noninterest expense to average assets was 6.49% and 6.69% for the three and six months ended June 30, 2009, respectively, compared to 6.87% and 6.52% for the same periods in 2008.

					Six Months
	Three Months Ended		Increase		Ended		Increase
	June 30,		(Decrease)		June 30,		(Decrease)
	2009	2008	$	%	2009	2008	$	%
	(Dollars in thousands)

Salaries and employee benefits	$3,313	$3,305	$8	0.2%	$6,701	$6,701	$—	—%
Occupancy expense of bank premises, net	1,368	1,321	47	3.6%	2,826	2,654	172	6.5%
Furniture and equipment expenses	445	384	61	15.9%	920	752	168	22.3%
Professional services	163	179	(16)	(8.9)%	252	298	(46)	(15.4)%
FDIC insurance and other regulatory fees	727	85	642	755.3%	996	183	813	444.3%
Amortization of intangible assets	107	107	—	—%	213	213	—	—%
Electronic banking and other retail banking expenses	209	173	36	20.8%	378	358	20	5.6%
Advertising	70	147	(77)	(52.4)%	215	314	(99)	(31.5)%
Communications	67	70	(3)	(4.3)%	136	132	4	3.0%
Postage and courier	120	137	(17)	(12.4)%	242	273	(31)	(11.4)%
Loan closing costs	(7)	69	(76)	(110.1)%	74	101	(27)	(26.7)%
Travel	51	98	(47)	(48.0)%	113	196	(83)	(42.3)%
Allocated general and administrative expenses	919	709	210	29.6%	1,787	1,371	416	30.3%
Other expenses	493	547	(54)	(9.9)%	917	958	(41)	(4.3)%

Core noninterest expense	8,045	7,331	714	9.7%	15,770	14,504	1,266	8.7%

Total noninterest expense	$8,045	$7,331	$714	9.7%	$15,770	$14,504	$1,266	8.7%

Salaries and employee benefits remained substantially unchanged for the three and six months ended June 30, 2009, respectively, as compared to the prior year. Moderate decreases in both salaries and performance based compensation (incentives and stock based compensation), as well as the related benefits, offset an increase in commissions for the three and six months ended June 30, 2009, respectively,

Occupancy and furniture and equipment expenses increased for the three and six months ended June 30, 2009 as compared to the same period of 2008 due to an increase in the number of branches.

Professional fees decreased for the three and six months ended June 30, 2009 as compared to the same periods of the prior year due to a decrease in legal fees due to a focus to control such costs.

FDIC insurance and other regulatory fees were higher for the three and six months ended June 30, 2009 as compared to the same periods of the prior year due to a significant one time FDIC assessment charge in June 2009, as well as increases in deposits, the FDIC assessment rates charged upon those deposits, and charges for participation in the Temporary Liquidity Guarantee Program.

Electronic banking and other retail banking expenses for the three and six months ended June 30, 2009 increased as the costs for ATM’s and check card processing increased compared to same periods of 2008.

Advertising expense decreased for the three and six months ended June 30, 2009 as compared to the same periods of 2008 due to a focus to reduce such costs.

Loan closing costs decreased for the three and six months ended June 30, 2009 as compared to the same periods in 2008 due to recoveries from customers of loan closing costs paid at time of closing.

The increase in allocated general and administrative expenses for the three and six months ended June 30, 2009 as compared to the same periods of 2008 was primarily due to increased loans, partially offset by a decrease in deposits, each of which were used as the basis for the allocation of certain of the corporate support services.

Travel expense decreased for the three and six months ended June 30, 2009 as compared to the same periods of 2008 due to a focus to reduce such costs.

Other expenses decreased for the three and six months ended June 30, 2009 as compared to the same periods of the prior year due to a decrease in business license assessments.

Provision for Income Taxes

The Nevada Carve-Out’s provision for income tax expense (benefit) for the six months ended June 30, 2009 and 2008 was $0 and $195,000, respectively, and reflects the net impact of a full valuation allowance against all deferred tax assets. Refer to Note 11, Income Taxes, for additional information.

REVIEW OF STATEMENT OF CONDITION

Financial Condition

Changes in selected components of the Nevada Carve-Out’s balance sheet from December 31, 2008 to June 30, 2009 are as follows:

	June 30,	December 31,	Increase (Decrease)
	2009	2008	$	%
	(Dollars in thousands)

Loans, net of unearned income	$438,489	$405,887	$32,602	8.0%
Due from Colonial Bank	36,392	—	36,392	100.0
Total assets	500,780	431,836	68,944	16.0
Non-time deposits	305,537	278,680	26,857	9.6
Total deposits	492,834	396,015	96,819	24.4
Repurchase agreements	4,841	9,834	(4,993)	(50.8)
Capital lease obligations	1,658	1,708	(50)	(2.9)
Due to Colonial Bank	—	23,076	(23,076)	(100.0)

Loans

Total loans, net of unearned income, increased $32.6 million, or 8.0%, from December 31, 2008 to June 30, 2009. The increase in loans is the result of additional fundings of the loans selected to be purchased by GCAC.

The following table shows the Nevada Carve-Out’s loans by type at June 30, 2009 and December 31, 2008:

	June 30,	December 31,
	2009	2008
	(In thousands)

Commercial, financial and agricultural	$39,601	$41,357
Commercial real estate	303,630	264,918
Real estate construction	56,233	69,113
Residential real estate	36,548	28,611
Consumer and other	3,728	3,407

Total loans	439,740	407,406
Less: unearned income	(1,251)	(1,519)

Total loans, net of unearned income	$438,489	$405,887

Loans classified as commercial, financial and agricultural represented 9.0% of total loans at June 30, 2009, and consisted of secured and unsecured credit lines and amortizing loans for various industrial, agricultural, commercial, financial, retail or service businesses, as well as mortgage warehouse lines of credit.

Commercial real estate loans represented 69.0% of total loans at June 30, 2009. These loans are collateralized by real estate held for investment and business purposes.

Real estate construction loans decreased $12.9 million from December 31, 2008, to 12.8% of total loans at June 30, 2009 as compared to 17.0% of total loans at December 31, 2008. Loans of this type are made to individuals, companies or developers for use in the purchase or construction of properties such as single and multi-family residential and non-residential real estate. These loans are repaid by the cashflows generated through the operation, sale or refinancing of the underlying commercial property.

Residential real estate loans represented 8.3% of total loans at June 30, 2009. The majority of the Nevada Carve-Out’s residential real estate loans are adjustable and fixed rate first mortgages on single-family, owner-occupied properties.

Consumer and other loans represented 0.9% of total loans at June 30, 2009. Loans in this category may be unsecured or secured and include loans for investment purposes, vehicle purchases, purchases of personal property, personal expense loans and overdrafts of deposit accounts. These loans are made to individuals and businesses such as financial institutions, municipalities and not-for-profit organizations.

For additional discussion of loans, refer to the Risk Management section of Management’s Discussion and Analysis.

Deposits

Total deposits increased $96.8 million, or 24.4%, from December 31, 2008 to June 30, 2009. Time deposits increased $70.0 million, or 59.6%, and transaction accounts increased $26.8 million, or 9.6%. The increase in transaction accounts was driven by interest bearing transaction accounts which increased $28.7 million, or 16.4%, and was partially offset by a decrease in noninterest bearing transaction accounts of $1.9 million, or 1.8%. Refer to the Liquidity and Funding section of Management’s Discussion and Analysis for further information.

Repurchase Agreements

Repurchase agreements decreased $5.0 million, or 50.8%, from December 31, 2008 to June 30, 2009. Refer to Note 7, Repurchase Agreements, for additional information.

Capital Lease Obligations

Total capital lease obligations decreased $50,000, or 2.9%, from December 31, 2008 to June 30, 2009. Refer to Note 8, Capital Lease Obligations, for additional information.

RISK MANAGEMENT

Credit Risk Management

The Nevada Carve-Out is not a stand alone company and therefore the credit risk management function is managed by BancGroup on a consolidated basis. The Nevada Carve-Out has some measure of credit risk in most of its primary banking activities, but the majority of this risk is associated with lending. BancGroup’s credit risk management process is centered on credit and underwriting policies and procedures, a loan approval process that uses a committee structure, audit and review functions and credit professionals at the regional, business-line and BancGroup levels. In addition, Colonial has a credit risk reporting and analysis group which evaluates changes in credit risk, monitors large concentrations and exposures by types and locations and implements BancGroup’s loan loss allowance methodology. Colonial also has a special assets/collections group which is charged with controlling losses, obtaining recoveries and implementing strategies to reduce problem asset levels. In addition, the internal auditors and regulatory examiners review and perform detailed tests of BancGroup’s credit risk management activities, such as credit underwriting, loan administration and the loan loss allowance process. The overall goals of Colonial’s credit risk management activities include providing an appropriate basis for new credit extensions and timely recognition of problems and risks.

In addition to lending, credit risk is present in certain deposit activities of the Nevada Carve-Out. BancGroup’s treasury and deposit departments have credit risk management processes in place in order to manage credit risk in these activities.

Commercial Real Estate and Real Estate Construction Loan Categories

A large portion of the Nevada Carve-Out’s loans are secured by real estate, with commercial real estate and construction loans representing 69.0% and 12.8% of total loans as of June 30, 2009, respectively. The Nevada Carve-Out’s commercial real estate and construction loans are concentrated geographically in Nevada. The Nevada market has historically experienced higher rates of growth than the remainder of the United States. Currently, the Nevada market is experiencing a decline in real estate values due to an over supply of housing inventory along with reduced demand for real estate, particularly residential real estate. The collateral held in the commercial real estate and construction portfolios consists of various property types such as retail properties, 1-4 family residential developments and lots, office buildings, land held for future development or construction, residential homes under construction, multi-family housing, condominium properties, warehouses, lodging and health service facilities. The Nevada Carve-Out focuses its commercial real estate and construction lending efforts on properties owned and/or developed by experienced customers with established relationships. In addition to the subject properties, substantially all construction and commercial real estate loans have personal guarantees of the principals involved. The owner-occupied commercial real estate portfolio represented 27.2% of the total commercial real estate portfolio outstanding at June 30, 2009. Owner-occupied real estate is primarily dependent on cash flows from operating businesses rather than on the sale or rental of the property; therefore, these loans generally carry less risk than other commercial real estate loans.

The following table summarizes the loan portfolio’s exposure by product type and location as of June 30, 2008:

	Nevada	Other	Total
	(In thousands)

Commercial, financial and agricultural	$39,288	$313	$39,601
Commercial real estate	168,735	134,895	303,630
Real estate construction	52,219	4,014	56,233
Residential real estate	33,123	3,425	36,548
Consumer and other	3,728	—	3,728

Total loans	$297,093	$142,647	$439,740

Allowance for Loan Losses

The Nevada Carve-Out is not a stand alone company and therefore the evaluation of the adequacy of the allowance for loan losses is managed by BancGroup. Colonial’s ongoing evaluation of the adequacy of the allowance for loan losses considers both impaired and unimpaired loans and takes into consideration Colonial’s past loan loss experience, known and inherent risks in the portfolio, existing adverse situations that may affect the borrowers’ ability to repay, estimated value of any underlying collateral, an analysis of existing guarantees and an analysis of current economic conditions.

Colonial, through its lending and credit functions, performs ongoing reviews of its loan portfolio for credit risk. Colonial employs an independent credit review area that reviews the lending and credit functions to test the identification of credit risks.

Because of the nature of the loans to be purchased by GCAC, the allowance for loan losses is comprised of three components. The first reserve component (Tier I) is the general allowance assessed by applying loss factors to groups of loans that have similar characteristics. This part of the methodology is governed by SFAS 5, Accounting for Contingencies. The general allowance factors are based upon recent and historical charge-off experience and are applied to the outstanding portfolio by loan type and internal risk rating. The statistics used in the Tier I analyses are adjusted quarterly based on loss trends and risk rating migrations.

The second component of the allowance (Tier II) involves the calculation of specific allowances for each impaired loan in accordance with SFAS 114, Accounting by Creditors for Impairment of a Loan. In situations where a loan is determined to be impaired (primarily because it is probable that all principal and interest amounts due according to the terms of the note will not be collected as scheduled), a specific reserve may or may not be warranted. Upon examination of the collateral and other factors, it may be determined that the Nevada Carve-Out reasonably expects to collect all amounts due; therefore, no specific reserve is warranted. Any loan determined to be impaired (whether a specific reserve is assigned or not) is excluded from the Tier I calculations described above. As a result of BancGroup’s identification of three impaired loans, the Tier II component of the allowance for loan losses increased to $595,000 at June 30, 2009, from zero at December 31, 2008.

In addition to the SFAS 5 component of the allowance, unallocated reserves are included in the overall allowance for loan losses. The unallocated allowance is the result of management’s judgment of risks inherent in the portfolio, economic uncertainties and other subjective factors, including industry trends, as well as the imprecision inherent in the estimates used for the allocated portions of the allowance. Management reviews the overall level of the allowance for loan losses as well as the unallocated component and considers the level of both amounts in determining the appropriate level of reserves to be maintained given the overall inherent risk in the overall loan portfolio.

Allocation of the Allowance for Loan Losses

	June 30, 2009		December 31, 2008
		Percent of		Percent of
		Loans in		Loans in
		Each		Each
		Category		Category
		to Total		to Total
	Amount	Loans	Amount	Loans
	(Dollars in thousands)

Balance at end of period applicable to:
Commercial, financial and agricultural	$1,756	9.0%	$1,356	10.2%
Commercial real estate	2,078	69.0%	2,884	65.0%
Real estate construction	1,527	12.8%	1,491	17.0%
Residential real estate	606	8.3%	278	7.0%
Consumer and other	114	0.9%	91	0.8%
Unallocated	955	NA	215	NA

Total	$7,036	100.0%	$6,315	100.0%

Percent of Reserve to Loan Category
Commercial, financial and agricultural	4.43%		3.28%
Commercial real estate	0.69%		1.09%
Real estate construction	2.72%		2.16%
Residential real estate	1.66%		0.97%
Consumer and other	3.07%		2.70%
Unallocated	NA		NA
Total	1.60%		1.56%

The following table summarizes changes in the balance of the allowance for loan losses as well as loan loss experience:

	Six Months Ended
	June 30,	June 30,
	2009	2008
	(In thousands)

Balance, January 1	$6,315	$3,685
Provision charged to income	721	1,012

Balance, June 30	$7,036	$4,697

Nonperforming Assets and Potential Problem Loans

The Nevada Carve-Out had three impaired loans as of June 30, 2009, compared to none at December 31, 2008. The Nevada Carve-Out did not have any nonperforming assets or potential problem loans as of either June 30, 2009 or December 31, 2008.

Nonperforming assets consist of loans on nonaccrual status. Loans are generally placed on nonaccrual status if the full collection of principal and interest becomes unlikely (even if all payments are current) or if the loan is delinquent in principal or interest payments for 90 days or more, unless the loan is well secured and in the process of collection. BancGroup’s policy is to charge-off consumer installment loans when they become 120 days past due unless they are in the process of foreclosure and are adequately collateralized. Management monitors all loans that are contractually 90 days past due, renegotiated or on nonaccrual status.

Impaired loans totaled $1.6 million at June 30, 2009, compared to $0 at December 31, 2008. The related allowance for loan losses on impaired loans was $595,000 at June 30, 2009. The impaired loans at June 30, 2009 were not previously charged off. All of the impaired loans were on accrual status, and as such were not included in nonperforming assets.

Potential problem loans are loans where possible credit problems of borrowers cause management to have concerns as to the ability of such borrowers to comply with present loan repayment terms and which may result in these loans being classified as nonperforming in the future.

Liquidity and Funding

The Nevada Carve-Out is not a stand alone company and therefore the liquidity and funding functions are managed by BancGroup on a consolidated basis.

Deposits have been, and are expected to continue to be, the primary component of the Nevada Carve-Out’s funding base.

Repurchase agreements totaled $4.8 million and $9.8 million at June 30, 2009 and December 31, 2008, respectively.

Capital lease obligations were $1.7 million at June 30, 2009 and December 31, 2008.

Operational Risk Management

In providing banking services, the Nevada Carve-Out processes cash, checks, wires and ACH transactions which expose the Nevada Carve-Out to operational risk. Controls over such processing activities are monitored to safeguard the assets of the Nevada Carve-Out and its customers. However, from time to time, the Nevada Carve-Out has incurred losses related to these processes, and there can be no assurance that such losses will not occur in the future.

Operational risk is the risk of unexpected losses attributable to human error, systems failures, fraud or inadequate internal controls and procedures. This risk is mitigated through a system of internal controls that are designed to keep operational risk at levels appropriate to Colonial’s corporate standards in view of the risks inherent in the markets in which Colonial operates. The system of internal controls includes policies and procedures that require the proper authorization, approval, documentation and monitoring of transactions. Each business unit is responsible for complying with corporate policies and procedures. Colonial’s internal auditors monitor the overall effectiveness of the system of internal controls on an ongoing basis.

Operational losses are monitored closely and have historically been absorbed by current earnings without any material impact to earnings or capital.

CAPITAL MANAGEMENT

Capital Adequacy and Resources

The Nevada Carve-Out is not a stand alone company and therefore the capital management functions are managed by BancGroup on a consolidated basis.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS — SELECT ASSETS AND LIABILITIES
OF THE NEVADA REGIONAL BANK SEGMENT OF THE COLONIAL BANCGROUP, INC.

For the Years ended December 31, 2008 and 2007

Management’s Discussion and Analysis of Financial Condition and Results of Operations is presented on the following pages. The principal purpose of this review is to provide the reader of the attached financial statements and accompanying notes with a detailed analysis of the financial results of the Select Assets and Liabilities of the Nevada Regional Bank Segment (the “Nevada Carve-Out”) of The Colonial BancGroup, Inc. and subsidiaries (“BancGroup” or “Colonial”). On July 13, 2009, BancGroup and Colonial Bank entered into an Asset Purchase Agreement with Global Consumer Acquisition Corp. (“GCAC”) for the sale of 21 branch offices of Colonial Bank located in Nevada, including approximately $492 million in deposits and $440 million in loans (the Select Assets and Liabilities of the Nevada Regional Bank Segment). A deposit premium of $28 million is included in the agreement. If, at the time the transaction is completed, non-time deposits exceed $310 million the deposit premium will be increased by 9.33% of the amount that the non-time deposits exceed $310 million. If, at the time the transaction is completed, non-time deposits are less than $290 million the deposit premium will be decreased by 9.33% of the amount that the non-time deposits are less than $290 million.. Completion of the proposed transaction is subject to approval of GCAC’s shareholders and various regulatory agencies. The transaction is expected to close in the third quarter of 2009, subject to receipt of all necessary regulatory and shareholder approvals and the satisfaction of certain other closing conditions as set forth in the Asset Purchase Agreement.

EXECUTIVE OVERVIEW

The Nevada Carve-Out represents select assets and liabilities of a financial services operation providing diversified services including retail and commercial banking, wealth management services, mortgage banking and insurance products through its branch network, private banking officers, ATMs and the internet as well as other distribution channels to consumers and businesses. At December 31, 2008, the Nevada Carve-Out had 20 branches primarily in Las Vegas and Reno, Nevada and $431.8 million in assets.

The Nevada Carve-Out is comprised of the Select Assets and Liabilities of BancGroup’s Nevada Regional Bank Segment and has been operated with a community banking philosophy that emphasizes local responsibility for customer relationships. The local market personnel historically have been supported by centralized operations of BancGroup, which allow the local banking officers to concentrate on serving their customers. Through this structure of local customer relationship responsibility and centralized operations, the local banking officers generally have customer level decision making capability while at the same time having an operational support structure.

The financial statements of the Nevada Carve-Out include an allocation of general and administrative expenses that are intended to represent the pro-rata costs of BancGroup’s centralized operations as they relate to the Nevada Carve-Out. The expenses were generally allocated based upon the corresponding level of deposits, loans or personnel.

The results of the Nevada Carve-Out may not be indicative of future results once the operations are purchased by GCAC.

Overview of Financial Condition and Earnings

Earnings

The Nevada Carve-Out incurred a net loss for the year ended December 31, 2008 of $19.1 million, an increase from the $2.8 million loss for 2007. The 2008 loss was driven by a $15.7 million goodwill impairment which is more fully described below.

The Nevada Carve-Out’s net interest income increased 2.7% from 2007, driven by an increase in loan balances and an increase of 133 basis points in net interest margin. The net interest margin for 2008 was

4.98% compared to 3.65% for 2007. The margin expansion was driven by these primary factors: (1) a shift in earning assets to loans from Due from Colonial Bank; (2) a 155 basis point reduction in the cost of interest bearing non-time deposits and a reduction of 126 basis points in the cost of time deposits; and (3) a 187 basis point reduction in the rate on repurchase agreements. Margin expansion was partially offset by a 94 basis point reduction from the rate impact of variable rate loans as market rates declined. These factors combined to cause yields on interest earning assets to expand by 24 basis points while the cost of total deposits decreased 90 basis points despite a decrease of 296 basis points in the average Federal Funds rate.

Noninterest income for 2008 increased 0.9%, or $65,000, from 2007. Mortgage banking origination and sales revenues increased by $585,000. The increase was partially offset by a $135,000 decrease in other income, primarily as the result of a reduction in secondary market fees from loans other than residential mortgages, partially offset by an increase in letter of credit fees. Additionally, retail banking fees decreased $113,000, or 2.8%, from 2007 and wealth management services decreased $272,000, or 47.3%, from 2007.

Noninterest expense increased in 2008 by 67.5%, or $18.2 million, over 2007. The increase reflects a noncash goodwill impairment charge of $15.7 million in 2008, increased costs related to the addition of 4 branches through de novo expansion and a $142,000 increase in FDIC insurance and other regulatory fees.

The Nevada Carve-Out recorded a noncash charge of $15.7 million in 2008 for goodwill impairment. Goodwill recorded on past acquisitions in Nevada became impaired primarily as a result of declining bank market valuations and industry-wide increased credit costs. Refer to the Goodwill section of Management’s Discussion and Analysis for additional information.

Asset Quality

For the years ended December 31, 2008 and 2007, the Nevada Carve-Out had no net charge-offs, and recorded provision for loan losses of $2.6 million for 2008 and $1.1 million for 2007. The provision increased the allowance for loan losses to 1.56% of net loans at December 31, 2008, from 1.20% at December 31, 2007. There were no nonperforming assets at either December 31, 2008 or 2007.

Liquidity

The Nevada Carve-Out is not a stand alone company. The asset/liability management and capital management functions are managed by BancGroup on a consolidated basis, and are therefore not applicable to the Nevada Carve-Out.

CRITICAL ACCOUNTING POLICIES

The Nevada Carve-Out’s significant accounting and reporting policies are presented in Note 1, Summary of Significant Accounting and Reporting Policies and Basis of Presentation. These policies, along with the disclosures presented in the other notes, provide information on how significant assets and liabilities are valued in the financial statements and how those values are determined. Those accounting policies involving significant estimates and assumptions by BancGroup management, which have, or could have, a material impact on the carrying value of certain assets and impact comprehensive income, are considered critical accounting policies. The Nevada Carve-Out recognizes the following as critical accounting policies: Allowance for Loan Losses, Goodwill and Income Taxes.

Allowance for Loan Losses

BancGroup’s ongoing evaluation of the adequacy of the allowance considers both impaired and unimpaired loans and takes into consideration the past loan loss experience of BancGroup, known and inherent risks in the Nevada Carve-Out portfolio, existing adverse situations that may affect the borrowers’ ability to repay, estimated value of any underlying collateral, an analysis of existing guarantees and an analysis of current economic conditions. While BancGroup’s management believes that it has exercised prudent judgment and applied reasonable assumptions which have resulted in an allowance presented in accordance with generally accepted accounting principles, there can be no assurance that in the future, adverse economic conditions, increased nonperforming loans or other factors will not require further increases in the allowance. A more detailed discussion of the Nevada Carve-Out’s allowance for loan losses is included in the Risk Management section of Management’s Discussion and Analysis as well as Note 1, Summary of Significant Accounting and Reporting Policies and Basis of Presentation.

Goodwill

For an acquisition, a company is generally required to record the assets acquired, including identified intangible assets, and liabilities assumed at their fair value, which often involves estimates based on third-party valuations, such as appraisals, or internal valuations based on discounted cash flow analyses or other valuation techniques, which are inherently subjective. The amortization of identifiable intangible assets is based upon the estimated economic benefits to be received, which is also subjective. These estimates also include the establishment of various accruals and allowances based on planned facility dispositions and employee severance considerations, as well as other acquisition-related items.

A company records goodwill in an amount equal to the excess of the cost of an acquisition over the fair value of the net assets acquired. The Nevada Carve-Out tests goodwill for impairment on an annual basis, or more often if events or circumstances indicate that there may be impairment. The Nevada Carve-Out has elected to perform its annual testing as of September 30 each year. The goodwill impairment test is a two-step process, which requires management to make judgments in determining the assumptions used in the calculations. The first step involves estimating the fair value of each reporting unit and comparing it to the reporting unit’s carrying value, which includes the allocated goodwill. If the estimated fair value is less than the carrying value, then a second step is performed to measure the actual amount of goodwill impairment. The second step initially involves determining the implied fair value of goodwill. This requires the Nevada Carve-Out to allocate the estimated fair value to all the assets and liabilities of the reporting unit. Any unallocated fair value represents the implied fair value of goodwill which is compared to its corresponding carrying value. If the implied fair value is less than the carrying value, an impairment loss is recognized in an amount equal to that deficit.

Fair values of reporting units are estimated using discounted cash flow models derived from internal earnings forecasts. The key assumptions used to estimate the fair value of each reporting unit include earnings forecasts for five years, terminal values based on estimated future growth rates and discount rates that reflect the range of the BancGroup’s market capitalization plus a control premium.

The more significant fair value adjustments in the second step of the impairment test were to loans. These adjustments reflect current market conditions and include liquidity discounts. Also, the step two analysis included adjustments to previously recorded identifiable intangible assets to reflect them at fair value and also included the fair value of additional intangibles not previously recognized. The adjustments to measure the assets, liabilities and intangibles at fair value are for the purpose of measuring the implied fair value of goodwill and such adjustments are not reflected in the Nevada Carve-Out statements of condition.

Due to the decline in market valuations for financial institutions and an increase in BancGroup’s credit exposures during 2008, the Nevada Carve-Out computed and recorded a $15.7 million goodwill impairment loss in 2008, reducing the balance of goodwill to zero. See Note 8, Goodwill and Other Intangible Assets, for additional information.

Income Taxes

The operations of the Nevada Carve-Out are included in the BancGroup consolidated federal income tax return. The Nevada Carve-Out has recorded its proportionate share of income tax expense (benefit) based upon reported taxable income (loss) using corporate statutory rates, adjusted for the effect of permanent and temporary differences, as though the Nevada Carve-Out were filing a separate return. The Nevada Carve-Out uses the asset and liability method of accounting for income taxes. Determination of the deferred and current provision requires analysis by management of certain transactions and the related tax laws and regulations. Management exercises significant judgment in evaluating the amount and timing of recognition of the resulting tax liabilities and assets. Those judgments and estimates are re-evaluated on a continual basis as regulatory and business factors change.

The Nevada Carve-Out periodically reviews the carrying amount of its deferred tax assets to determine if the establishment of a valuation allowance is necessary. If, based on the available evidence in future periods, it is more likely than not that all or a portion of the Nevada Carve-Out’s deferred tax assets will not be realized, a deferred tax valuation allowance is established. Consideration is given to all positive and negative evidence related to the realization of the deferred tax assets.

In evaluating the available evidence, management considers historical financial performance, expectation of future earnings, the ability to carryback losses to recoup taxes previously paid, length of statutory carryforward periods, experience with operating loss and tax credit carryforwards not expiring unused, tax planning strategies and timing of reversals of temporary differences. Significant judgment is required in assessing future earnings trends and the timing of reversals of temporary differences. The Nevada Carve-Out’s evaluation is based on current tax laws as well as management’s expectations of future performance based on its strategic initiatives. Changes in existing tax laws and future results that differ from expectations may result in significant changes in the deferred tax asset valuation allowance. The Nevada Carve-Out has a full valuation allowance recorded against its deferred tax asset. The Nevada Carve-Out intends to maintain this valuation allowance until it determines it is more likely than not that the asset can be realized through future taxable income. See Note 14, Income Taxes, for additional information.

Effective January 1, 2007, the Nevada Carve-Out adopted Financial Accounting Standards Board (FASB) Interpretation (FIN) 48, Accounting for Uncertainty in Income Taxes, which establishes a two-step process for recognizing and measuring tax benefits. FIN 48 applies to all tax positions within the scope of SFAS 109, Accounting for Income Taxes. Under FIN 48, tax benefits can only be recognized in the Nevada Carve-Out’s financial statements if it is more likely than not that the benefits would be sustained after full review by the relevant taxing authority. Because of the nature of operations of the Nevada Carve-Out, there are no material amounts recorded under FIN 48 for uncertain tax positions.

The application of income tax law is inherently complex. Laws and regulations in this area are voluminous, are often ambiguous and are frequently amended. The Nevada Carve-Out is required to make many subjective assumptions and judgments regarding income tax exposures. Interpretations of and guidance surrounding income tax laws and regulations change over time. As such, changes in the Nevada Carve-Out’s subjective assumptions and judgments can materially affect amounts recognized in the statements of condition and statements of operations.

REVIEW OF RESULTS OF OPERATIONS

The Nevada Carve-Out reported a net loss of $19.1 million in 2008 compared to a net loss of $2.8 million for 2007.

Net Interest Income

Net interest income is the Nevada Carve-Out’s primary source of revenue. Net interest income represents the difference between interest and fee income generated from earning assets and the interest expense paid on deposits and borrowed funds. Interest rate volatility, which impacts the volume and mix of earning assets and interest bearing liabilities as well as their rates, can significantly impact net interest income. The net interest margin is net interest income expressed as a percentage of average earning assets for the period being measured.

Beginning in late 2007 and early 2008, the yield curve returned to a more normalized level after remaining flat or inverted since late 2005. Short-term rates were driven by rate decreases by the Federal Reserve, while long-term rates were driven by market supply and demand for debt instruments. After remaining constant at 5.25% from June 2006 to September 2007, the Federal Reserve Board lowered the Federal Funds rate resulting in a Federal Funds rate at December 31, 2008 between zero and 0.25%. Due to intense competition for deposits from financial services companies, the cost of funds in the financial sector has not declined in tandem or commensurate with the decrease in the Federal Funds rate. The following table shows the Federal Funds rate and U.S. Treasury yield curve at each quarter end during the past two years.

For the twelve months ended December 31, 2008, the Nevada Carve-Out’s net interest income increased $502,000, or 2.7%, as compared to the prior year. The yield on average earning assets increased 24 basis points while the rate on average interest bearing liabilities decreased 134 basis points, driving net interest margin to expand 133 basis points. The impact to net interest income caused by net interest margin expansion was somewhat offset by a reduction in the average volume of the Due from Colonial Bank and an increase in the average volume of time deposits. The increase in yield on average earning assets was driven by a shift to loans from Due from Colonial Bank, partially offset by declining rates on each asset category.

The following table shows average rates for the Nevada Carve-Out for selected balance sheet categories as well as selected market rates:

Analysis of Average Rates

	Twelve Months Ended
	December 31,		Increase/
	2008	2007	(Decrease)

Loans, net of unearned income	6.78%	7.72%	(0.94)%
Due from Colonial Bank	2.09%	5.05%	(2.96)%
Total interest earning assets	6.67%	6.43%	0.24%
Interest bearing deposits	2.11%	3.37%	(1.26)%
Total deposits	1.50%	2.40%	(0.90)%
Repurchase agreements	2.07%	3.94%	(1.87)%
Total interest bearing liabilities	2.13%	3.47%	(1.34)%
Federal Funds rate	2.09%	5.05%	(2.96)%
1 Month LIBOR	2.67%	5.25%	(2.58)%
Wall Street Journal Prime	5.09%	8.05%	(2.96)%
Colonial’s base rate	5.71%	8.05%	(2.34)%

Interest Earning Assets

Average earning assets decreased $124.5 million, or 24.6%, from 2007. Average earning assets consisted of loans, net of unearned income, and Due from Colonial Bank. The decrease was driven by the reduction of the average Due from Colonial Bank of $236.4 million, or 96.4%, partially offset by an increase in average loans, net of unearned income, of $111.9 million, or 42.9%.

Average Funding

Average funding decreased $124.5 million, or 22.9%, from 2007. Average funding consisted of deposits, repurchase agreements, capital lease obligations and other miscellaneous liabilities. The decrease was driven by the reduction of both average interest bearing and average noninterest bearing liabilities. Average interest bearing non-time deposits decreased $93.6 million, or 30.8%. Average Repurchase agreements decreased $43.5 million, or 68.6%. Average noninterest bearing transaction accounts decreased $20.9 million, or 15.3%. These decreases were partially offset by an increase in average time deposits of $34.2 million, or 92.3%.

The “Average Volume and Rates” and “Analysis of Interest Increases (Decreases)” tables present the individual components of net interest income and the net interest margin.

Average Volume and Rates

	2008			2007
	Average		Average	Average		Average
	Volume	Interest	Rate	Volume	Interest	Rate
	(Dollars in thousands)

ASSETS:
Interest earning assets:
Loans, net of unearned income(1)	$372,702	$25,264	6.78%	$260,822	$20,146	7.72%
Due from Colonial Bank	8,925	186	2.09%	245,286	12,387	5.05%

Total interest earning assets	381,627	$25,450	6.67%	506,108	$32,533	6.43%

Allowance for loan losses	(5,000)			(3,123)
Cash and due from banks	3,790			3,543
Goodwill	14,411			15,745
Other intangible assets, net	627			1,053
Premises and equipment, net	23,446			20,440
Accrued interest receivable	1,496			1,181
Other assets	56			54

Total assets	$420,453			$545,001

LIABILITIES AND SHAREHOLDER’S EQUITY:
Interest bearing liabilities:
Interest bearing non-time deposits	$209,730	$3,455	1.65%	$303,281	$9,707	3.20%
Time deposits	71,273	2,479	3.48%	37,072	1,758	4.74%

Total interest bearing deposits	281,003	5,934	2.11%	340,353	11,465	3.37%
Repurchase agreements	19,914	413	2.07%	63,396	2,499	3.94%
Capital lease obligations	1,750	112	6.38%	1,202	80	6.64%

Total interest bearing liabilities	302,667	$6,459	2.13%	404,951	$14,044	3.47%

Noninterest bearing demand deposits	115,476			136,387
Deferred income tax liability	1,363			2,532
Accrued interest payable	259			432
Other liabilities	688			699

Total liabilities	420,453			545,001
Shareholder’s equity	—			—

Total liabilities and shareholder’s equity	$420,453			$545,001

RATE DIFFERENTIAL			4.54%			2.96%
Net interest income and net yield on interest earning assets(2)		$18,991	4.98%		$18,489	3.65%

TOTAL AVERAGE DEPOSITS:
Total interest bearing deposits	$281,003	$5,934	2.11%	$340,353	$11,465	3.37%
Noninterest bearing demand deposits	115,476	—	—	136,387	—	—

Total average deposits	$396,479	$5,934	1.50%	$476,740	$11,465	2.40%

(1)	Interest income on loans includes loan fees of $1.4 million and $869,000 for 2008 and 2007, respectively.

(2)	Net yield on interest earning assets is net interest income divided by average total interest earning assets.

Analysis of Interest Increases (Decreases)

	2008 Change from 2007
		Attributed to(1)
	Amount	Volume	Rate
	(In thousands)

Interest income:
Loans, net of unearned income	$5,118	$7,584	$(2,466)
Due from Colonial Bank	(12,201)	(4,940)	(7,261)

Total interest income	(7,083)	2,644	(9,727)

Interest expense:
Interest bearing non-time deposits	(6,252)	(1,541)	(4,711)
Time deposits	721	1,190	(469)
Repurchase agreements	(2,086)	(901)	(1,185)
Capital lease obligations	32	35	(3)

Total interest expense	(7,585)	(1,217)	(6,368)

Net interest income	$502	$3,861	$(3,359)

(1)	Increases (decreases) are attributed to volume changes and rate changes on the following basis: Volume Change = change in volume times old rate. Rate Change = change in rate times old volume. The Rate/Volume Change = change in volume times change in rate, and is included in Volume Change above.

Interest income decreased $7.1 million from 2007. Average earning assets decreased $124.5 million while the yield earned on those assets increased 24 basis points. The drivers of these changes are more fully described in the following paragraphs.

Interest income on loans increased $5.1 million compared to 2007. The increase was primarily due to the increase in average loan volume which was partially offset by a 94 basis point decrease in the average yield earned on loans. Interest income on Due from Colonial Bank decreased $12.2 million as the volume of the receivable decreased along with the rate earned on the asset.

Interest expense decreased approximately $7.6 million from 2007. The decrease in interest expense was driven primarily by a 134 basis point decrease in the cost of average interest bearing liabilities as well as a $102.3 million, or 25.3%, decrease in average interest bearing liabilities. The drivers of the decrease in funding costs are described in the following paragraphs.

Interest expense on interest bearing non-time deposits decreased $6.3 million compared to 2007. The decrease in interest expense was due to a rate reduction of 155 basis points and an average volume decrease of $93.6 million, or 30.8%. During 2008, customer preference shifted away from interest bearing non-time deposits thereby reducing the average balances in these accounts.

Interest expense on time deposits increased $721,000 compared to 2007. The increase in interest expense was due to an average volume increase of $34.2 million, or 92.3%, which was partially offset by an interest rate decrease of 126 basis points. The growth of time deposits is attributable to the origination of time deposits which are included in the liabilities to be assumed by GCAC as well as customer preference for higher rate products.

Interest expense on repurchase agreements decreased $2.1 million, or 83.4%, driven by both average volume and rate decreases of $43.5 million and 187 basis points, respectively.

Interest expense on capital lease obligations increased $32,000 compared to 2007 as the result of an increased average volume of capital leases. One capital lease was entered into in December 2007, resulting in an increase in both average volume and interest expense in 2008 over 2007.

Loan Loss Provision

The provision for loan losses for the year ended December 31, 2008 was $2.6 million compared to $1.1 million for 2007. The increase in the provision for loan losses was the result of loan growth from December 31, 2007 to December 31, 2008. There were no net charge-offs for either of the years ended December 31, 2008 or 2007

At December 31, 2008, the Nevada Carve-Out’s allowance for loan losses was $6.3 million, up $2.6 million from December 31, 2007. The allowance for loan losses represented 1.56% of period end net loans at December 31, 2008 compared to 1.20% at December 31, 2007. For more information, refer to the Allowance for Loan Losses discussion presented in the Risk Management section of Management’s Discussion and Analysis.

Noninterest Income

The following table shows the dollar and percentage change in noninterest income by category for 2008 as compared to 2007. Core noninterest income increased $65,000, or 0.9%, in 2008 as compared to 2007.

			Increase (Decrease)
	Year Ended		2008
	December 31,		Compared
	2008	2007	to 2007%
	(Dollars in thousands)

Service charges on deposit accounts	$2,935	$2,999	$(64)	(2.1)%
Electronic banking	667	620	47	7.6
Other retail banking fees	330	426	(96)	(22.5)

Retail banking fees	3,932	4,045	(113)	(2.8)
Mortgage banking origination and sales	2,837	2,252	585	26.0
Wealth management services	303	575	(272)	(47.3)
Other income	148	283	(135)	(47.7)

Core noninterest income	7,220	7,155	65	0.9

Total noninterest income	$7,220	$7,155	$65	0.9%

Service charges on deposit accounts decreased 2.1% from 2007. Service charges on deposit accounts are comprised of nonsufficient funds fees and service charges on consumer and commercial deposit accounts. Noninterest income from service charges on deposit accounts decreased, as compared to the prior year, primarily due to a change in consumer behavior including reduced spending and increased account balances within each account.

Electronic banking includes fees from ATM network usage, business and personal check card services and internet banking. Noninterest income from electronic banking services increased 7.6% from 2007 to 2008 primarily due to an increase in the number of customer accounts as well as focused efforts to increase customer check card usage and ATM network fees.

Other retail banking fees decreased from 2007 to 2008 by $96,000. Official check commissions represent $43,000 of the decrease from the prior year primarily due to a decrease in rate. The remainder of the decline from 2007 to 2008 is the result of a decline in merchant services revenue due to BancGroup’s sale of its merchant services contracts in April 2007 and the subsequent agent bank agreement with a third party service provider of merchant services.

Mortgage banking origination and sales revenue is derived from mortgage loans originated and subsequently sold in the secondary market or to Colonial’s treasury department. The Nevada Carve-Out does not retain any servicing rights related to these loans. Mortgage banking origination and sales income increased 26.0% from 2007 to 2008, with a 22.7% increase in sales volume.

Wealth management services include discount brokerage, investment sales, asset management, trust services and insurance sales including term, universal, whole life and long-term care. Wealth management services decreased $272,000 from 2007 to 2008 primarily due to decreased volumes in variable annuities, insurance products and securities sold, partially offset by increased volumes of fixed annuities which were driven by customer demand and uncertainty in the financial markets.

Other income reflects letter of credit fees, secondary market fees on loans other than residential mortgages and several other small items. The decrease from 2007 to 2008 was primarily the result of a $113,000 decrease in secondary market fees along with a decline in miscellaneous other income, partially offset by a $36,000 increase in letter of credit fees.

Noninterest Expense

The following table shows the dollar and percentage changes in noninterest expense by category for 2008 as compared to 2007. Core noninterest expense increased $2.4 million, or 9.0%, in 2008 as compared to 2007, primarily as the result of additional branches that were added during 2007 and 2008. Core noninterest expense to average assets was 7.0% and 4.9% for 2008 and 2007, respectively.

			Increase (Decrease)
	Year Ended		2008
	December 31,		Compared
	2008	2007	to 2007%
	(Dollars in thousands)

Salaries and employee benefits	$13,472	$13,395	$77	0.6%
Occupancy expense of bank premises, net	5,445	4,228	1,217	28.8
Furniture and equipment expenses	1,494	1,297	197	15.2
Professional services	507	125	382	305.6
FDIC insurance and other regulatory fees	315	173	142	82.1
Amortization of intangible assets	426	426	—	—
Electronic banking and other retail banking expenses	687	834	(147)	(17.6)
Advertising	800	616	184	29.9
Communications	258	222	36	16.2
Postage and courier	531	531	—	—
Loan closing costs	337	184	153	83.2
Travel	383	336	47	14.0
Allocated general and administrative expenses	2,898	2,569	329	12.8
Other expenses	1,793	1,988	(195)	(9.8)

Core noninterest expense	29,346	26,924	2,422	9.0
Goodwill impairment	15,745	—	15,745	100.0

Total noninterest expense	$45,091	$26,924	$18,167	67.5%

Salaries and employee benefits were relatively unchanged in 2008 from 2007. However, there was an increase in the average number of full-time equivalent employees from 198 in 2007 to 200 in 2008. This increase in the average number of employees was partially offset by a decrease in the amount paid for commissions and incentives in 2008 from 2007.

The increases in occupancy and furniture and equipment expenses primarily resulted from the addition of 4 new branches in 2008.

Professional services increased from 2007 to 2008 primarily due to increases in legal fees.

FDIC insurance and other regulatory fees increased from 2007 to 2008 due to the depletion of Colonial Bank’s available FDIC assessment credits in late 2007.

Electronic banking and other retail banking expenses decreased from 2007 to 2008 due to the discontinuance of consulting services related to revenue enhancement initiatives, as well as management’s focused efforts to reduce fraud and operating losses.

Advertising expense increased from 2007 to 2008 primarily due to increased newspaper and radio advertisements to attract and retain deposits.

Loan closing costs increased from 2007 to 2008 primarily due to the increased frequency of appraisals driven by rapid declines in real estate values in late 2007 and throughout 2008.

The increase in allocated general and administrative expenses from 2007 to 2008 was primarily due to increased loans, partially offset by a decrease in deposits, both of which were used as the basis for the allocation of certain corporate support services.

Other expenses decreased from 2007 to 2008 primarily due to decreased regional directors fees and centralized operations.

The Nevada Carve-Out recorded a noncash charge of $15.7 million in the fourth quarter of 2008 for goodwill impairment. Goodwill recorded on past acquisitions in Nevada became impaired in the fourth quarter primarily due to declining bank market valuations and increased credit costs. Refer to the Goodwill section of Management’s Discussion and Analysis for additional information.

Provision for Income Taxes

During 2008 and 2007, the Nevada Carve-Out maintained a full valuation against all deferred tax assets and as such, the income tax expense (benefit) was ($2.4 million) and $390,000, respectively. The income tax benefit for 2008 was the result of the recognition of goodwill impairment, whereas the expense for 2007 was related to tax amortization of that goodwill. For further information concerning the provisions for income taxes, refer to Note 14, Income Taxes.

REVIEW OF STATEMENT OF CONDITION

Financial Condition

Changes in selected components of the Nevada Carve-Out’s balance sheet from December 31, 2007 to December 31, 2008 are as follows:

	December 31,	December 31,	Increase (Decrease)
	2008	2007	$	%
	(Dollars in thousands)

Loans, net of unearned income	$405,887	$305,830	$100,057	32.7%
Due from Colonial Bank	—	157,371	(157,371)	(100.0)
Goodwill	—	15,745	(15,745)	(100.0)
Total assets	431,836	503,118	(71,282)	(14.2)
Non-time deposits	278,680	409,518	(130,838)	(31.9)
Total deposits	396,015	451,472	(55,457)	(12.3)
Repurchase agreements	9,834	46,636	(36,802)	(78.9)
Capital lease obligations	1,708	1,803	(95)	(5.3)
Due to Colonial Bank	23,076	—	23,076	100.0

Loans

Total loans, net of unearned income, increased $100.1 million, or 32.7%, in 2008. The increase in loans is the result of additional fundings of the loans selected to be purchased by GCAC.

	December 31,
	2008	2007
	(In thousands)

Commercial, financial and agricultural	$41,357	$36,265
Commercial real estate	264,918	201,902
Real estate construction	69,113	48,137
Residential real estate	28,611	15,442
Consumer and other	3,407	5,327

Total loans	407,406	307,073
Less: unearned income	(1,519)	(1,243)

Total loans, net of unearned income	$405,887	$305,830

Loans classified as commercial, financial and agricultural represented 10.2% of total loans at December 31, 2008, and consisted of secured and unsecured credit lines and amortizing loans for various industrial, agricultural, commercial, financial, retail or service businesses.

Commercial real estate loans represented 65.0% of total loans at December 31, 2008. These loans are collateralized by seasoned real estate held for investment and business purposes.

Real estate construction loans were 17.0% of total loans at December 31, 2008. Loans of this type are made to individuals, companies or developers for use in the purchase or construction of properties such as single and multi-family residential and non-residential real estate. These loans are repaid by the cashflows generated through the operation, sale or refinancing of the underlying commercial property.

Residential real estate loans represented 7.0% of total loans at December 31, 2008. The majority of the Nevada Carve-Out’s residential real estate loans are adjustable and fixed rate first mortgages on single-family, owner-occupied properties.

Consumer and other loans represented 0.8% of total loans at December 31, 2008. Loans in this category may be unsecured or secured and include loans for investment purposes, vehicle purchases, purchases of personal property, personal expense loans and overdrafts of deposit accounts. These loans are made to individuals and businesses such as financial institutions, municipalities and not-for-profit organizations.

The contractual maturities of loans may vary significantly from actual maturities due to loan extensions, early payoffs due to refinancing and other factors. Fluctuations in interest rates and availability of credit from other sources are major factors in early loan payoffs. The uncertainties of future events, particularly with respect to interest rates, make it difficult to predict the actual maturities. The following table represents the contractual maturities of loans at December 31, 2008:

Loan Maturity/Rate Sensitivity

						Rate Sensitivity, Loans
	Maturing			Rate Sensitivity		Maturing Over 1 Year
	Within 1		Over 5		Floating/		Floating/
	Year	1-5 Years	Years	Fixed	Adjustable	Fixed	Adjustable
	(Dollars in thousands)

Commercial, financial and agricultural	$19,297	$18,952	$3,108	$14,932	$26,425	$13,510	$8,550
Commercial real estate	48,370	93,342	123,206	106,335	158,583	95,305	121,243
Real estate construction	52,119	13,183	3,811	7,467	61,646	7,306	9,688
Residential real estate	2,303	15	26,293	2,688	25,923	827	25,481
Consumer and other loans	2,639	741	27	986	2,421	487	281

Totals	$124,728	$126,233	$156,445	$132,408	$274,998	$117,435	$165,243

For additional discussion of loans, refer to the Risk Management section of Management’s Discussion and Analysis.

Goodwill

Due to the decline in market valuations for financial institutions and BancGroup’s increased credit exposures during 2008, the Nevada Carve-Out computed and recorded a $15.7 million goodwill impairment loss in 2008, reducing the balance of goodwill to zero. Refer to Note 8, Goodwill and Other Intangible Assets, as well as the Goodwill section of Critical Accounting Policies in Management’s Discussion and Analysis for additional information.

Deposits

The Nevada Carve-Out’s period end deposits consisted of the following:

	December 31,		% of Total
	2008	2007	2008	2007
	(Dollars in thousands)

Noninterest bearing demand deposits	$103,255	$153,148	26.1%	33.9%
Interest bearing demand deposits	162,155	236,528	40.9	52.4
Savings deposits	13,270	19,842	3.4	4.4

Non-time deposits	278,680	409,518	70.4	90.7
Certificates of deposit less than $100,000	64,069	22,388	16.2	5.0
Certificates of deposit $100,000 or more	42,580	15,142	10.7	3.3
Other time deposits	10,686	4,424	2.7	1.0

Total deposits	$396,015	$451,472	100.0%	100.0%

Total deposits decreased 12.3% from December 31, 2007. The decrease was driven by non-time deposit accounts which decreased $130.8 million, or 31.9%, during 2008. Refer to the Liquidity and Funding section of Management’s Discussion and Analysis for further information.

At December 31, 2008, the scheduled maturities of time deposits in amounts of $100,000 or more were as follows:

Months to Maturity	(In thousands)

3 or less	$6,810
Over 3 through 6	6,862
Over 6 through 12	28,004
Over 12	5,028

Total	$46,704

Repurchase Agreements

Repurchase agreements decreased $36.8 million, or 78.9%, from December 31, 2007 to December 31, 2008. Refer to Note 10, Repurchase Agreements, for additional information.

Capital Lease Obligations

Although the average balance outstanding for capital lease obligations increased from 2007 due to a capital lease obligation that was entered into in late 2007, ending capital lease obligations decreased $95,000, or 5.3%, from December 31, 2007 to December 31, 2008. Refer to Note 11, Capital Lease Obligations, for additional information.

OFF-BALANCE SHEET ARRANGEMENTS AND CONTRACTUAL OBLIGATIONS

Off-Balance Sheet Arrangements

As a financial services provider, the Nevada Carve-Out routinely commits to extend credit, including loan commitments. A significant portion of commitments to extend credit may expire without being drawn upon. These commitments are subject to the same credit policies and approval process used for loans. For more information regarding off-balance sheet arrangements, see Note 6, Commitments and Contingent Liabilities.

Contractual Obligations

The Nevada Carve-Out enters into contractual obligations in the ordinary course of business, including leases for premises and equipment. The table below summarizes contractual obligations as of December 31, 2008 except for obligations of repurchase agreements and pension and postretirement benefits plans. More information on these obligations is contained in Note 10, Repurchase Agreements, and Note 12, Employee Benefit Plans.

		Payments Due by Period
		Less than 1
Contractual Obligations	Total	Year	1-3 Years	3-5 Years	After 5 Years
	(In thousands)

Capital lease obligations par value	$1,708	$100	$229	$284	$1,095
Capital lease obligations interest	713	106	192	160	255
Operating leases	25,446	2,557	5,474	4,429	12,986
Time deposits	117,335	104,252	10,957	2,126	—

Total	$145,202	$107,015	$16,852	$6,999	$14,336

RISK MANAGEMENT

Credit Risk Management

The Nevada Carve-Out is not a stand alone company and therefore the credit risk management function is managed by BancGroup on a consolidated basis. The Nevada Carve-Out has some measure of credit risk in most of its primary banking activities, but the majority of this risk is associated with lending. BancGroup’s credit risk management process is centered on credit and underwriting policies and procedures, a loan approval process that uses a committee structure, audit and review functions and credit professionals at the regional, business-line and BancGroup levels. In addition, Colonial has a credit risk reporting and analysis group which evaluates changes in credit risk, monitors large concentrations and exposures by types and locations and implements BancGroup’s loan loss allowance methodology. Colonial also has a special assets/collections group which is charged with controlling losses, obtaining recoveries and implementing strategies to reduce problem asset levels. In addition, the internal auditors and regulatory examiners review and perform detailed tests of Bancgroup’s credit risk management activities, such as credit underwriting, loan administration and the loan loss allowance process. The overall goals of Colonial’s credit risk management activities include providing an appropriate basis for new credit extensions and timely recognition of problems and risks.

In addition to lending, credit risk is present in certain deposit activities of the Nevada Carve-Out. BancGroup’s treasury and deposit departments have credit risk management processes in place in order to manage credit risk in these activities.

Loan Approval and Underwriting

The senior credit administration function of BancGroup reviews larger credits prior to approval and also provides an independent review of credits on an ongoing basis. In addition, BancGroup has established regional loan committees comprised of local officers and directors that approve loans up to certain dollar amounts. These committees provide local business and market views while BancGroup’s senior management provides oversight by participating in the state loan committees. Loans to BancGroup’s largest borrowers and loans originated out of specialized business units may go through these committees for approval, but also are generally reviewed and approved by additional committees established by BancGroup’s Board of Directors.

Below is a summary of the most significant underwriting criteria used by Colonial to evaluate new loans and loan renewals:

•	Cash flow and debt service coverage — adequate cash flow is a necessary condition of creditworthiness. Loans not clearly supported by a borrower’s cash flow must be justified by secondary repayment sources.

•	Secondary repayment sources — alternative repayment funds significantly mitigate risk as long as the funds are liquid, easily accessible and adequate to supplement the primary cash flow source.

•	Underlying collateral value — loans are generally secured by the asset being financed. However, unless it is liquid, it does not justify loans that cannot be serviced by the borrower’s normal cash flows.

•	Overall creditworthiness of the customer — the customer’s relationships, both past and current, with both Colonial and other lenders are taken into account. Success depends on building lasting, mutually beneficial relationships with clients, which involves assessing their financial position and background.

•	Equity invested in the transaction — in general, borrowers are required to contribute or invest a portion of their own funds prior to any loan advances.

Collateral guidelines vary with the type of loan and creditworthiness of the borrower, but generally require loan-to-value ratios ranging from 50% to 90%, depending on the loan type. Collateral values are monitored and estimated by loan officers and the senior credit administration function through inspections, independent appraisals, reference to broad measures of market values and current experience with similar properties or collateral.

Commercial Real Estate and Real Estate Construction Loan Categories

A large portion of the Nevada Carve-Out’s loans are secured by real estate, with commercial real estate and construction loans representing 65.0% and 17.0% of total loans as of December 31, 2008, respectively. The Nevada Carve-Out’s commercial real estate and construction loans are concentrated geographically in Nevada. The Nevada market has historically experienced higher rates of growth than the remainder of the United States. Currently, the Nevada market is experiencing a decline in real estate values due to an oversupply of houses along with reduced demand for real estate, particularly residential real estate. The collateral held in the commercial real estate and construction portfolios consists of various property types such as retail properties, 1-4 family residential developments and lots, office buildings, land held for future development or construction, residential homes under construction, multi-family housing, condominium properties, warehouses, lodging and health service facilities. The Nevada Carve-Out focuses its commercial real estate and construction lending efforts on properties owned and/or developed by experienced customers with established relationships. In addition to the subject properties, substantially all construction and commercial real estate loans have personal guarantees of the principals involved. The owner-occupied commercial real estate portfolio represented 31.4% of the total commercial real estate portfolio outstanding at December 31, 2008. Owner-occupied real estate is primarily dependent on cash flows from operating businesses rather than on the sale or rental of the property; therefore, these loans generally contain different inherent risks than other commercial real estate loans.

The following table summarizes the loan portfolio’s exposure by product type and location as of December 31, 2008:

	Nevada	Other	Total
	(In thousands)

Commercial, financial and agricultural	$41,159	$198	$41,357
Commercial real estate	150,515	114,403	264,918
Real estate construction	62,773	6,340	69,113
Residential real estate	25,159	3,452	28,611
Consumer and other	3,407	—	3,407

Total loans	$283,013	$124,393	$407,406

Allowance for Loan Losses

The Nevada Carve-Out is not a stand alone company and therefore the evaluation of the adequacy of the allowance for loan losses is managed by BancGroup. Colonial’s ongoing evaluation of the adequacy of the allowance for loan losses considers both impaired and unimpaired loans and takes into consideration Colonial’s past loan loss experience, known and inherent risks in the portfolio, existing adverse situations that may affect the borrowers’ ability to repay, estimated value of any underlying collateral, an analysis of existing guarantees and an analysis of current economic conditions.

Colonial, through its lending and credit functions, performs ongoing reviews of its loan portfolio for credit risk. Colonial employs an independent credit review area that reviews the lending and credit functions to test the identification of credit risks.

Because of the nature of the loans to be purchased by GCAC, the allowance for loan losses is comprised of two components. The first reserve component is the general allowance assessed by applying loss factors to groups of loans that have similar characteristics. This part of the methodology is governed by SFAS 5, Accounting for Contingencies. The general allowance factors are based upon recent and historical charge-off experience and are applied to the outstanding portfolio by loan type and internal risk rating. The statistics used in this analysis are adjusted quarterly based on loss trends and risk rating migrations.

There were no impaired loans at December 31, 2008 and 2007, which required evaluation for an allowance for loan losses under SFAS 114, Accounting by Creditors for Impairment of a Loan.

In addition to the SFAS 5 component of the allowance, unallocated reserves are included in the overall allowance for loan losses. The unallocated allowance is the result of management’s judgment of risks inherent in the portfolio, economic uncertainties and other subjective factors, including industry trends, as well as the imprecision inherent in the estimates used for the allocated portion of the allowance. Management reviews the overall level of the allowance for loan losses as well as the unallocated component and considers the level of both amounts in determining the appropriate level of reserves to be maintained given the overall inherent risk in the loan portfolio.

Allocation of the Allowance for Loan Losses

	December 31,
	2008		2007
		Percent of		Percent of
		Loans in		Loans in
		Each		Each
		Category		Category
		to Total		to Total
	Amount	Loans	Amount	Loans
	(Dollars in thousands)

Balance at end of period applicable to:
Commercial, financial and agricultural	$1,356	10.2%	$1,204	11.8%
Commercial real estate	2,884	65.0%	1,305	65.8%
Real estate construction	1,491	17.0%	602	15.7%
Residential real estate	278	7.0%	92	5.0%
Consumer and other	91	0.8%	150	1.7%
Unallocated	215	NA	332	NA

Total	$6,315	100.0%	$3,685	100.0%

Percent of Reserve to Loan Category
Commercial, financial and agricultural	3.28%		3.32%
Commercial real estate	1.09%		0.65%
Real estate construction	2.16%		1.25%
Residential real estate	0.97%		0.60%
Consumer and other	2.68%		2.83%
Unallocated	NA		NA
Total	1.56%		1.20%

The following table summarizes changes in the balance of the allowance for loan losses as well as loan loss experience:

	Year Ended December 31,
	2008	2007
	(Dollars in thousands)

Balance — January 1	$3,685	$2,561
Provision charged to income	2,630	1,124

Balance — December 31	$6,315	$3,685

Loans (net of unearned income) December 31	$405,887	$305,830
Ratio of ending allowance to ending loans (net of unearned income)	1.56%	1.20%
Average loans (net of unearned income)	$372,702	$260,822
Ratio of net charge-offs to average loans (net of unearned income)	—%	—%

For the years ended December 31, 2008 and 2007, the Nevada Carve-Out had no net charge-offs.

Nonperforming Assets and Potential Problem Loans

The Nevada Carve-Out did not have any nonperforming assets or potential problem loans as of December 31, 2007 or 2008.

Nonperforming assets would consist of loans on nonaccrual status, renegotiated loans, other real estate owned, repossessions and loans held for sale on nonaccrual status. Loans would generally be placed on nonaccrual status if full collection of principal and interest becomes unlikely (even if all payments are current) or if the loan is delinquent in principal or interest payments for 90 days or more, unless the loan is well secured and in the process of collection.

Potential problem loans are loans where possible credit problems of borrowers cause management to have concerns as to the ability of such borrowers to comply with present loan repayment terms and which may result in these loans being classified as nonperforming in the future.

Liquidity and Funding

The Nevada Carve-Out is not a stand alone company and therefore the liquidity and funding functions are managed by BancGroup on a consolidated basis.

Deposits have been, and are expected to continue to be, the primary component of the Nevada Carve-Out’s funding base.

Repurchase agreements totaled $9.8 million and $46.6 million at December 31, 2008 and 2007, respectively. Additional details regarding repurchase agreements are shown below:

	Maximum			Average
	Outstanding at	Average	Average	Interest Rate
	Any Month End	Balance	Interest Rate	At December 31
	(Dollars in thousands)

2008
Repurchase agreements	$42,493	$19,914	2.07%	1.13%
2007
Repurchase agreements	$101,602	$63,396	3.94%	3.23%

Capital lease obligations were $1.7 million and $1.8 million at December 31, 2008 and 2007, respectively, and are primarily for the lease of branch buildings. See Note 6, Commitments and Contingent Liabilities, and Note 11, Capital Lease Obligations, for additional information.

The Nevada Carve-Out’s significant contractual obligations and commitments are presented within the Off-Balance Sheet Arrangements and Contractual Obligations section of Management’s Discussion and Analysis. The Statements of Cash Flows summarize the Nevada Carve-Out’s sources and uses of cash by type of activity for each of the two years in the period ended December 31, 2008.

Operational Risk Management

In providing banking services, the Nevada Carve-Out processes cash, checks, wires and ACH transactions which expose the Nevada Carve-Out to operational risk. Controls over such processing activities are monitored to safeguard the assets of the Nevada Carve-Out and its customers. However, from time to time, the Nevada Carve-Out has incurred losses related to these processes, and there can be no assurance that such losses will not occur in the future.

Operational risk is the risk of unexpected losses attributable to human error, systems failures, fraud or inadequate internal controls and procedures. This risk is mitigated through a system of internal controls that are designed to keep operational risk at levels appropriate to Colonial’s corporate standards in view of the risks inherent in the markets in which Colonial operates. The system of internal controls includes policies and procedures that require the proper authorization, approval, documentation and monitoring of transactions. Each business unit is responsible for complying with corporate policies and procedures. Colonial’s internal auditors monitor the overall effectiveness of the system of internal controls on an ongoing basis.

Operational losses are monitored closely and have historically been absorbed by current earnings without any material impact to earnings or capital.

CAPITAL MANAGEMENT

Capital Adequacy and Resources

The Nevada Carve-Out is not a stand alone company and therefore the capital management functions are managed by BancGroup on a consolidated basis.

RECENT ACCOUNTING STANDARDS

In December 2007, the FASB issued SFAS 141(R), Business Combinations, which is a revision of SFAS 141, Business Combinations. SFAS 141(R) establishes principles and requirements for how an acquirer in a business combination: recognizes and measures in its financial statements the identifiable assets acquired, the liabilities assumed and any noncontrolling interest in the acquiree; recognizes and measures the goodwill acquired in the business combination or a gain from a bargain purchase; and discloses information to enable users of the financial statements to evaluate the nature and financial effects of the business combination. This Statement is effective for fiscal years beginning after December 15, 2008, and is to be applied prospectively. SFAS 141(R) could have a material impact to the financial statements for business combinations entered into after the effective date.

In December 2007, the FASB issued SFAS 160, Noncontrolling Interests in Consolidated Financial Statements. SFAS 160 amends Accounting Research Bulletin 51, Consolidated Financial Statements, to establish accounting and reporting standards for the noncontrolling interest in a subsidiary and for the deconsolidation of a subsidiary. This Statement clarifies that a noncontrolling interest in a subsidiary is an ownership interest in the consolidated entity that should be clearly reported as equity in the consolidated financial statements. Additionally, SFAS 160 requires that the amount of consolidated net income attributable to the parent and to the noncontrolling interest be clearly identified and presented on the face of the consolidated statement of income. The provisions of this Statement are effective on a prospective basis for fiscal years, and interim periods within those fiscal years, beginning on or after December 15, 2008, except for the presentation and disclosure requirements, which are required to be applied retrospectively. Early adoption is not permitted. As the Nevada Carve-Out does not have any noncontrolling interest in a subsidiary, the adoption of the standard will not impact the Nevada Carve-Out’s financial condition, results of operations or cash flows.

In June 2008, the EITF reached a final consensus on Issue 08-3, Accounting by Lessees for Maintenance Deposits. EITF 08-3 stipulates that a maintenance deposit should be accounted for as a deposit asset when paid to the lessor if it is probable that the deposit will be refunded to the lessee. If it is determined that a maintenance deposit is less than probable of being refunded to the lessee, the deposit should be recognized as additional expense. If it is probable at inception of the lease that a portion of the deposit will not be refunded, the lessee should recognize as expense a pro-rata portion of the deposit as it is paid. The cost of maintenance activities should be expensed or capitalized by the lessee, as appropriate, when the underlying maintenance is performed. This consensus is effective for fiscal years beginning after December 15, 2008, and interim periods within those fiscal years. Early application is not permitted. The effect of applying this consensus must be recognized as a cumulative effect of a change in accounting principle as of the beginning of the fiscal year in which the consensus is initially applied for all arrangements existing at the effective date. The impact of applying EITF 08-3 is expected to be immaterial.

In December 2008, the FASB issued FSP FAS 132(R)-1, Employers’ Disclosures about Postretirement Benefit Plan Assets. This FSP contains amendments to SFAS 132(R), Employers’ Disclosures about Pensions and Other Postretirement Benefits, which are intended to enhance the transparency surrounding the types of assets and associated risks in an employer’s defined benefit pension or other postretirement plan. This FSP expands the SFAS 132(R) disclosures by adding required disclosures about: (1) how investment allocation decisions are made by management, (2) major categories of plan assets, and (3) significant concentrations of risk. Additionally, this FSP requires an employer to disclose information about the valuation of plan assets similar to that required under SFAS 157. Those disclosures include: (1) the level within the fair value hierarchy in which fair value measurements of plan assets fall, (2) information about the inputs and valuation techniques used to measure the fair value of plan assets, and (3) a reconciliation of the beginning and ending balances of plan assets valued using significant unobservable inputs (Level 3 under SFAS 157). The new disclosures are required to be included in financial statements for fiscal years ending after December 15, 2009. Because FSP FAS 132(R)-1 only requires additional disclosures, the adoption of the standard will not impact the Nevada Carve-Out’s financial condition, results of operations or cash flows.

SELECTED HISTORICAL FINANCIAL INFORMATION — 1ST COMMERCE BANK

The financial data below summarizes historical financial information (in $1,000s, except per share data) for the periods indicated.

1st Commerce Bank’s balance sheet as of June 30, 2009 and the related statements of operations, shareholders’ equity and cash flows of 1st Commerce Bank for the six month periods ended June 30, 2009 and 2008 are derived from their unaudited financial statements, which are included elsewhere in this proxy statement. 1st Commerce Bank’s balance sheet data as of December 31, 2008, December 31, 2007 and December 31, 2006 and related statements of operations, changes in shareholders’ equity and cash flows for each of the years ended December 31, 2008 and December 31, 2007 and the period from October 18, 2006 (date of inception) to December 31, 2006 (including related notes and schedules, if any) are derived from 1st Commerce Bank’s audited financial statements, which are included elsewhere in this proxy statement.

This information should be read together with 1st Commerce Bank’s financial information and related notes, “Unaudited Pro Forma Condensed Combined Financial Information,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations — 1st Commerce Bank” and other financial information included elsewhere in this proxy statement. The historical results included below and elsewhere in this proxy statement are not indicative of the future performance of 1st Commerce Bank.

The financial data below summarizes historical financial information (in $1,000s, except per share data) for the periods indicated and should be read in conjunction with the audited and unaudited financial statements of 1st Commerce Bank attached to this proxy statement.

	As of and For the Six		As of and for Periods
	Months Ended June 30		Ended December 31
	2009	2008	2008	2007	2006

Selected Results of Operations Data:
Interest income	$1,105	$1,083	$2,148	$1,728	$201
Interest expense	419	420	903	505	23
Net interest income	686	663	1,245	1,223	178
Provision for loan losses	458	131	1,026	268	125
Net interest income after provision for loan losses	228	532	219	955	53
Noninterest income	147	58	205	34	—
Noninterest expense	1,089	1,025	2,165	1,859	704
Loss before income taxes (benefit)	(713)	(435)	(1,741)	(870)	(651)
Federal income tax benefit	(239)	(144)	(583)	(292)	(219)
Net loss	(474)	(291)	(1,158)	(578)	(432)
Per Share Data:
Net loss per common share	$(0.59)	$(0.36)	$(1.45)	$(0.72)	$(0.54)
Book value	6.70	8.37	7.29	8.74	9.46
Selected Balance Sheet Data:
Total assets	$45,075	$38,041	$52,622	$32,091	$14,829
Investment securities	115	—	—	—	—
Portfolio loans	37,065	32,643	30,663	27,030	9,588
Allowance for loan losses	1,192	524	740	393	125
Deposits	39,571	31,200	46,656	25,007	7,239
Stockholders’ equity	5,358	6,699	5,833	6,990	7,568
Performance Ratios:
Net interest margin (fully taxable equivalent)	1.05%	3.41%	3.41%	6.17%	2.21%
Efficiency ratio(1)	289.67%	173.73%	149.30%	147.86%	395.33%
Asset Quality:
Nonperforming loans	$5,895	$1,456	$1,000	—	—
Allowance for loan losses as a percentage of nonperforming loans	20.22%	35.98%	74.02%	—	—
Allowance for loan losses as a percentage of portfolio loans	3.22%	1.61%	2.41%	1.45%	1.30%
Nonperforming loans as a percentage of total portfolio loans	15.90%	4.46%	3.26%	—	—
Net loan losses (recoveries) to average portfolio loans (annualized)	0.03%	—	2.25%	—	—
Capital Ratios:
Average equity to average assets	12.24%	20.49%	16.95%	33.13%	65.71%
Tier 1 risk-based capital ratio	10.75%	18.62%	16.02%	23.42%	70.29%
Total risk-based capital ratio	12.02%	19.87%	17.28%	24.67%	71.48%
Leverage ratio	8.74%	17.82%	9.00%	20.19%	49.56%

(1)	Efficiency ratio is computed by dividing noninterest expense by the sum of net interest income and noninterest income.

SELECTED FINANCIAL DATA OF 1st COMMERCE BANK, continued

	Quarterly Results of Operations
	Total for	Fourth	Third	Second	First
	the year	Quarter	Quarter	Quarter	Quarter

Year ended December 31, 2008:
Interest income	$2,148	$517	$548	$530	$553
Interest expense	903	244	239	225	195
Net interest income	1,245	273	309	305	358
Provision for loan losses	1,026	534	361	91	40
Net interest income (loss) after provision for loan losses	219	(261)	(52)	214	318
Noninterest income	205	61	86	43	15
Noninterest expense	2,165	550	590	548	477
Loss before income tax benefit	(1,741)	(750)	(556)	(291)	(144)
Federal income tax benefit	(583)	(252)	(187)	(97)	(47)
Net loss	(1,158)	(498)	(369)	(194)	(97)
Net loss per share	(1.45)	(0.62)	(0.46)	(0.24)	(0.12)
Year ended December 31, 2007:
Interest income	$1,728	$567	$485	$347	$329
Interest expense	505	199	151	89	66
Net interest income	1,223	368	334	258	263
Provision for loan losses	268	93	90	53	32
Net interest income after provision for loan losses	955	275	244	205	231
Noninterest income	34	8	13	11	2
Noninterest expense	1,859	516	488	447	408
Loss before income tax benefit	(870)	(233)	(231)	(231)	(175)
Federal income tax benefit	(292)	(78)	(78)	(77)	(59)
Net loss	(578)	(155)	(153)	(154)	(116)
Net loss per share	(0.72)	(0.19)	(0.19)	(0.19)	(0.15)

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS — 1ST COMMERCE BANK
Periods Ended June 30, 2009 and 2008 and
December 31, 2008 and 2007

Financial Condition

1st Commerce Bank (the “Bank”) is a full-service commercial bank located in North Las Vegas, Nevada. The Bank commenced operations in October 2006. The Bank is 51%-owned by Capitol Development Bancorp Limited V, a bank development company headquartered in Lansing, Michigan, and a controlled subsidiary of Capitol Bancorp Limited (“Capitol”), a national community bank-development company.

Total assets approximated $45.1 million at June 30, 2009, a decrease from $52.6 million at December 31, 2008. Total assets approximated $32.1 million at year-end 2007. The interim 2009 decrease in total assets resulted from lower levels of deposits and related liquidity.

Total portfolio loans approximated $37.1 million at June 30, 2009 compared to $30.7 million at December 31, 2008 ($27.0 million at December 31, 2007). Increases in portfolio loans relate to the Bank’s early-period growth.

The allowance for loan losses at June 30, 2009 approximated $1.2 million or 3.22% of total portfolio loans, compared to the December 31, 2008 ratio of 2.41% (1.45% at December 31, 2007). The 2008 allowance increased from 2007 as a result of loan growth and increased level of nonperforming loans.

The allowance for loan losses, which is a critical accounting policy of the Bank, is maintained at a level believed adequate by management to absorb potential losses inherent in the loan portfolio at the balance sheet date. Management’s determination of the adequacy of the allowance is based on evaluation of the portfolio (including volume, amount and composition, potential impairment of individual loans and concentrations of credit), past loss experience, current economic conditions, loan commitments outstanding and other factors.

Nonperforming loans at June 30, 2009 approximated 15.9% of total portfolio loans, an increase from the December 31, 2008 ratio of 3.26%. Nonperforming loans increased to $5.9 million during the six-month 2009 period from $1.0 million at December 31, 2008. Of the nonperforming loans at June 30, 2009, about 93% were real estate secured. Those loans, when originated, had appropriate loan-to-value ratios based upon real estate market conditions at that time and, accordingly, have loss exposure which would be expected to be minimal; however, underlying real estate values depend upon current economic conditions and liquidation strategies. Most other nonperforming loans were generally secured by other business assets. Nonperforming loans at June 30, 2009 were in various stages of resolution for which management believes such loans are adequately collateralized or otherwise appropriately considered in its determination of the adequacy of the allowance for loan losses.

Total deposits approximated $39.6 million at June 30, 2009, a decrease of approximately $7.1 million from the $46.7 million level at December 31, 2008 ($25.0 million at December 31, 2007). Total deposits increased significantly during 2008 due to growth of the Bank which subsequently decreased during the interim 2009 period.

The Bank seeks to obtain noninterest-bearing deposits as a means to reduce its cost of funds. Noninterest-bearing deposits approximated $7.3 million at June 30, 2009 or about 18.3% of total deposits, a decrease of approximately $12.9 million from December 31, 2008. Noninterest-bearing deposits can fluctuate significantly from day to day, depending upon customer account activity.

Stockholders’ equity approximated $5.4 million at June 30, 2009 or approximately 11.89% of total assets. Capital adequacy is discussed elsewhere in this narrative.

Results of Operations

The net loss for the six months ended June 30, 2009 approximated $474,000, compared with a net loss of approximately $291,000 in the corresponding 2008 period. The net loss for the year ended December 31, 2008 approximated $1.2 million, compared with approximately $578,000 for the year ended December 31, 2007.

Net losses for these periods relates to the expected early-period operations of the Bank, increased provisioning for loan losses and current economic conditions.

The principal source of operating revenues is interest income. Total interest income for the six months ended June 30, 2009 and 2008 approximated $1.1 million. Total interest income for the year ended December 31, 2008 approximated $2.1 million, compared with $1.7 million for the year ended December 31, 2007. The decrease in interest income relates primarily to lower rates in the current environment resulting from Federal Reserve Open Market Committee action to reduce market rates to dramatically low levels.

Total interest expense approximated $419,000 for the six months ended June 30, 2009 and $420,000 for the corresponding 2008 period. For the year ended December 31, 2008, total interest expense approximated $903,000 ($504,000 in 2007 and $23,000 in 2006). Increases in interest expense correlate with growth in interest-bearing deposits during the periods.

Net interest income approximated $686,000 for the six months ended June 30, 2009, compared with $663,000 for the 2008 corresponding period. Net interest income for the years ended December 31, 2008 and 2007 approximated $1.2 million ($178,000 in 2006). Changes in net interest income for these periods resulted from the previously mentioned changes in portfolio loans, interest-bearing deposits and interest rates.

The provision for loan losses was $458,000 for the six months ended June 30, 2009, compared with $131,000 in the corresponding 2008 period. The provision for loan losses was $1.0 million for the year ended December 31, 2008 ($268,000 in 2007 and $125,000 in 2006). The provisions for loan losses for these periods related primarily to portfolio loan growth and changes in nonperforming loans. The provision for loan losses is based upon amounts necessary to maintain the allowance for loan losses based on management’s analysis of allowance requirements, as discussed previously.

Total noninterest income approximated $147,000 for the six months ended June 30, 2009, compared with $58,000 for the corresponding 2008 period. Noninterest income for the year ended December 31, 2008 approximated $205,000 ($34,000 in 2007 and was minimal in 2006). Noninterest income is generated by fees from syndication and placement of non-portfolio commercial loans and service charges on deposit accounts. Fees from syndication of non-portfolio commercial loans may fluctuate due to the variability of loan purchasers and related pricing of potential loan sales which can influence the decision on whether loans will be sold.

Total noninterest expense approximated $1.1 million for the six months ended June 30, 2009, compared with $1.0 million for the corresponding 2008 period. For the year ended December 31, 2008, total noninterest expense approximated $2.2 million, compared with $1.9 million in 2007 and $704,000 in 2006. The principal elements of noninterest expense are employee compensation and occupancy costs which have increased from 2006 through 2008 as the Bank has grown. Salaries and employee benefits decreased approximately $27,000 in the six months ended June 30, 2009 compared to the same period in 2008 due to the deferral of compensation costs related to loan origination activities.

Accounting for income taxes is considered a critical accounting policy of the Bank and requires significant estimates and management judgments. At December 31, 2008, the Bank had a deferred tax asset approximating $1.1 million ($1.3 million at June 30, 2009). The deferred tax asset is composed primarily of the Bank’s net operating loss carryforward and temporary differences relating to the allowance for loan losses and start-up expenses. If it is determined that realization of the deferred tax asset is in doubt, a valuation reserve is required to reduce the deferred tax asset to the amount which is more-likely-than-not realizable. No valuation reserve has been deemed necessary by management, inasmuch as it is believed that it is more-likely-than-not that the deferred tax asset will be realized. Such conclusion is based on Capitol’s prior experience with de novo banks which incur operating losses and large provisions for loan losses in their most early periods of operation and ultimately become profitable. If the Bank does not ultimately become profitable in the manner anticipated, a valuation allowance against the deferred tax asset may be necessary in the future which will reduce the Bank’s earnings in that period.

Liquidity and Capital Resources

The principal funding source for asset growth and loan origination activities is deposits. Changes in deposits and portfolio loans were previously discussed in this narrative. Most of the deposit growth has been deployed into commercial loans, consistent with the Bank’s emphasis on commercial lending activities.

Cash and cash equivalents approximated $5.0 million at June 30, 2009, $19.6 million at December 31, 2008 and $4.0 million at December 31, 2007. The increase in 2008 was a result of higher levels of customer deposits. Decreasing deposits in 2009 coupled with loan growth reduced the level of cash and cash equivalents at June 30, 2009. As liquidity levels vary continuously based upon customer activities, amounts of cash and cash equivalents can vary widely at any given point in time. Management believes the Bank’s liquidity position at June 30, 2009 is adequate to fund loan demand and to meet depositor needs.

All banks are subject to a complex series of capital ratio requirements which are imposed by state and federal banking agencies. The Bank is subject to a more restrictive requirement than is applicable to most banks inasmuch as the Bank must maintain a capital-to-asset ratio of not less than 8% for its first three years of operation. In the opinion of management, the Bank meets or exceeds regulatory capital requirements to which it is subject.

Impact of New Accounting Standards

There are certain new accounting standards either becoming effective or being issued in 2009 and 2008. They are discussed in Note D of the accompanying condensed interim financial statements and Note B of the accompanying annual financial statements.

Regulatory Agreement

In May 2009, the Bank entered into an agreement with the FDIC and the Nevada Financial Institutions Division of the State of Nevada (NDFI). The Bank has agreed with the FDIC and the NDFI (i) to develop a written action plan to reduce the Bank’s risk for any loan classified substandard and exceeding $150,000, (ii) to adopt a written plan to better manage lending risk concentration, (iii) to develop a plan for improving earnings, (iv) to maintain Tier 1 capital at a level not less than 9% of the Bank’s total assets, (v) to pay dividends only with the prior written consent of the FDIC and the NDFI and (vi) to provide quarterly progress reports regarding these undertakings.

1st COMMERCE BANK

DISTRIBUTION OF ASSETS, LIABILITIES AND STOCKHOLDERS’ EQUITY (TABLE A)

Net interest income, the primary component of earnings, represents the difference between interest income on interest-earning assets and interest expense on interest-bearing liabilities. Net interest income depends upon the volume of interest-earning assets and interest-bearing liabilities and the rates earned or paid on them. This table shows the daily average balances for the major asset and liability categories and the actual related interest income and expense (in $l,000s) and average yield/cost for the years ended December 31, 2008, 2007 and 2006.

	2008			2007			2006
		Interest	(1)		Interest	(1)		Interest	(1)
	Average	Income/	Average	Average	Income/	Average	Average	Income/	Average
	Balance	Expense	Yield/Cost	Balance	Expense	Yield/Cost	Balance	Expense	Yield/Cost

ASSETS
Money market and interest-bearing deposits	$3,038	$13	0.43%	$122	$—	—	$72	$—	—
Federal funds sold	3,105	35	1.13%	3,120	156	5.00%	2,198	36	1.64%
Loans held for sale	131	12	9.16%	—	—	—	—	—	—
Portfolio loans(2)	30,235	2,088	6.91%	16,573	1,571	9.48%	5,768	165	2.86%

Total interest-earning assets/interest income	36,509	2,148	5.88%	19,815	1,727	8.72%	8,038	201	2.50%
Allowance for loan losses (deduct)	(616)			(233)			(74)
Cash and due from banks	1,201			1,120			156
Premises and equipment, net	792			698			96
Other assets	1,031			608			487

Total assets	$38,917			$22,008			$8,703

LIABILITIES AND STOCKHOLDERS’ EQUITY
Interest-bearing deposits:
Savings deposits	$780	$16	2.05%	$688	$27	3.92%	$1	$—	—
Time deposits under $100,000	10,519	415	3.95%	2,859	140	4.90%	309	5	1.62%
Time deposits $100,000 and over	9,481	408	4.30%	3,571	175	4.90%	538	6	1.12%

	2008			2007			2006
		Interest	(1)		Interest	(1)		Interest	(1)
	Average	Income/	Average	Average	Income/	Average	Average	Income/	Average
	Balance	Expense	Yield/Cost	Balance	Expense	Yield/Cost	Balance	Expense	Yield/Cost

Other interest-bearing deposits	3,918	60	1.53%	5,369	162	3.02%	1,678	12	0.72%
Short-term borrowings	119	4	3.36%	—	—	—	—	—	—

Total interest-bearing liabilities/interest expense	24,817	903	3.64%	12,487	504	4.04%	2,526	23	0.91%
Noninterest-bearing demand deposits	7,383			2,179			250
Accrued interest on deposits and other liabilities	122			50			208
Stockholders’ equity	6,595			7,292			5,719

Total liabilities and stockholders’ equity	$38,917			$22,008			$8,703

Net interest income		$1,245			$1,223			$178

Interest Rate Spread(3)			2.24%			4.68%			1.60%

Net Yield on Interest-Earning Assets(4)			3.41%			6.17%			2.21%

Ratio of Average Interest-Earning Assets to Interest-Bearing Liabilities	1.47			1.59			3.18

(1)	Average yield/cost is determined by dividing the actual interest income/expense by the daily average balance of the asset or liability category.

(2)	Average balance of loans includes nonaccrual loans.

(3)	Interest rate spread represents the average yield on interest-earning assets less the average cost of interest-bearing liabilities.

(4)	Net yield is based on net interest income as a percentage of average total interest-earning assets.

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1st COMMERCE BANK

CHANGES IN NET INTEREST INCOME (TABLE B)

The table below summarizes the extent to which changes in interest rates and changes in the volume of interest-earning assets and interest-bearing liabilities have affected 1st Commerce Bank’s net interest income (in $1,000s). The change in interest attributable to volume is calculated by multiplying the annual change in volume by the prior year’s rate. The change in interest attributable to rate is calculated by multiplying the annual change in rate by the prior year’s average balance. Any variance attributable jointly to volume and rate changes has been allocated to each category based on the percentage of each to the total change in both categories.

	2008 Compared to 2007			2007 Compared to 2006
	Volume	Rate	Net Total	Volume	Rate	Net Total

Increase (decrease) in interest income:
Money market and interest-bearing deposits	$13	$—	$13	$—	$—	$—
Federal funds sold	(1)	(120)	(121)	20	100	120
Loans held for sale	12	—	12	—	—	—
Portfolio loans	1,031	(514)	517	629	777	1,406

Total	1,055	(634)	421	649	877	1,526
Increase (decrease) in interest expense:
Interest-bearing deposits:
Savings deposits	3	(14)	(11)	27	—	27
Time deposits under $100,000	307	(32)	275	108	27	135
Time deposits $100,000 and over	257	(24)	233	105	64	169
Other interest-bearing deposits	(36)	(66)	(102)	61	89	150
Short-term borrowings	4	—	4	—	—	—

Total	535	(136)	399	301	180	481

Increase (decrease) in net interest income	$520	$(498)	$22	$348	$697	$1,045

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1st COMMERCE BANK

INVESTMENT PORTFOLIO (TABLE C)

1st Commerce Bank held no investment securities as of December 31, 2008, 2007 and 2006.

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1st COMMERCE BANK

LOAN PORTFOLIO AND SUMMARY OF OTHER REAL ESTATE OWNED (TABLE D - CONTINUED)

Portfolio loans outstanding as of December 31 are shown below (in $l,000s):

	2008		2007		2006

Loans secured by real estate:
Commercial	$15,664	51.08%	$15,249	56.42%	$4,030	42.03%
Residential (including multi-family)	933	3.04%	1,161	4.30%	—
Construction, land development and
other land	6,044	19.72%	5,661	20.93%	3,524	36.75%

Total loans secured by real estate	22,641	73.84%	22,071	81.65%	7,554	78.78%
Commercial and other business-purpose loans	7,794	25.42%	4,853	17.95%	2,034	21.22%
Consumer	222	0.71%	72	0.27%	—
Other	6	0.03%	34	0.13%	—

Total portfolio loans	$30,663	100.00%	$27,030	100.00%	$9,588	100.00%

The table below summarizes (in $1,000s) the remaining maturity of portfolio loans outstanding at December 31, 2008 according to scheduled repayments of principal:

	Fixed	Variable
	Rate	Rate	Total

Aggregate maturities of portfolio loan balances which are due in one year or less:	$1,692	$15,497	$17,189
After one year but within five years	3,758	7,005	10,763
After five years	1,816	—	1,816
Nonaccrual loans	895	—	895

Total	$8,161	$22,502	$30,663

The following summarizes, in general, 1st Commerce Bank’s various loan classifications:

Loans secured by real estate:

Commercial:

Comprised of a broad mix of business use and nonfarm nonresidential properties, including office, retail, warehouse and light industrial uses. A typical loan size is generally less than $1,000,000 and, at December 31, 2008, approximately 36.5% of such properties were owner-occupied.

Residential (including multi-family):

Includes single and multi family residential loans held for permanent portfolio and home equity lines of credit.

Construction, land development and other land:

Includes loans made to finance land development for new or existing structures, vacant land and agricultural land.

Commercial and other business-purpose loans:

Includes a range of loans to sole proprietorships, partnerships, corporations, and other business enterprises and also to individuals for commercial, industrial and professional purposes but not for investment or personal expenditure purposes.

Consumer:

Includes a broad range of installment credit products, secured by automobiles, watercraft, etc., with typical consumer credit risks.

Other:

Includes loans to finance agricultural production, obligations of states and political subdivisions in the US and nonprofit organizations.

All loans are subject to underwriting procedures commensurate with the loan size, nature of collateral, industry trends, risks and experience factors. Appropriate collateral is required for most loans, as is documented evidence of debt repayment sources.

The aggregate amount of nonperforming portfolio loans (in $1,000s) is summarized below as of December 31, 2008 (none as of December 31, 2007 and 2006). Nonperforming loans are comprised of (a) loans accounted for on a nonaccrual basis and (b) loans contractually past due 90 days or more as to principal and interest payments (but not included in nonaccrual loans in (a) above) and consist primarily of commercial real estate loans. See Note B of the Notes to Financial Statements for additional information regarding nonperforming loans.

2008

Nonperforming loans:
Nonaccrual loans:
Commercial loans secured by real estate:	$895
Past due (≥ 90 days) loans and accruing interest:
Commercial and other business-purpose loans	105

Total nonperforming loans	$1,000

Nonperforming loans as a percentage of total portfolio loans	3.26%

Nonperforming loans as a percentage of total assets	1.90%

Allowance for loan losses as a percentage of nonperforming loans	74.00%

In addition to the identification of nonperforming loans involving borrowers with payment performance difficulties (i.e., nonaccrual loans and loans past due 90 days or more), management utilizes an internal loan review process to identify other potential problem loans which may warrant additional monitoring or other attention. This loan review process is a continuous activity which periodically updates internal loan classifications. At inception, all loans are individually assigned a classification which grades the credits on a risk basis, based on the type and discounted value of collateral, financial strength of the borrower and guarantors and other factors such as nature of the borrower’s business climate, local economic conditions and other subjective factors. The loan classification process is fluid and subjective.

Potential problem loans include loans which are generally performing as agreed; however, because of loan review’s and/or lending staff’s risk assessment, increased monitoring is deemed appropriate. In addition, some loans are identified for monitoring because of specific performance issues or other risk factors requiring closer management and development of specific remedial action plans.

At December 31, 2008, potential problem loans (which includes nonperforming loans) approximated $4.2 million or about 13.8% of total consolidated portfolio loans. Monitoring such totals and the loans identified therein are an important part of management’s ongoing and proactive loan review activities which are designed to early-identify loans which warrant close monitoring at the bank. During 2008, the amount of potential problem loans increased significantly as management downgraded many credit relationships in response to the impact of the recessionary environment and also as a result of growth in nonperforming loans. It is important to note that these potential problem loans do not necessarily have significant loss exposure (nor are they necessarily deemed ‘impaired’), but rather are identified by management in this manner to aid in loan administration and risk management. These loans are considered in management’s evaluation of the adequacy of the allowance for loan losses.

The table below summarizes activity in other real estate owned (in $1,000s) for the year ended December 31, 2008 (none in 2007 and 2006):

2008

Other real estate owned at January 1	$—
Properties acquired in restructure of loans or in lieu of foreclosure	555,000
Properties sold	—
Payments received from tenants, credited to carrying amount	—
Other changes, net (principally fair value adjustments)	—

Other real estate owned at December 31	$555,000

Other real estate owned is valued at estimated fair value (net of estimated selling cost) at the date of transfer/acquisition. Management performs a periodic analysis of estimated fair values to determine potential impairment of other real estate owned.

1st COMMERCE BANK

SUMMARY OF LOAN LOSS EXPERIENCE (TABLE E)

The table below summarizes changes in the allowance for loan losses and related portfolio data and ratios for the year ended December 31 (in $l,000s):

	2008	2007	2006

Allowance for loan losses at January 1	$393	$125	$—
Loans charged off:
Commercial and other business-purpose loans	(679)	—	—
Additions to allowance charged to expense	1,026	268	125

Allowance for loan losses at December 31	$740	$393	$125

Total portfolio loans outstanding at December 31	$30,663	$27,030	$9,588

Ratio of allowance for loan losses to portfolio loans outstanding	2.41%	1.45%	1.30%

Average total portfolio loans for the year	$30,235	$16,573	$5,768

Ratio of net charge-offs to average portfolio loans outstanding	2.25%	0.00%	0.00%

See “Management’s Discussion and Analysis of Financial Condition and Results of Operations — 1st Commerce Bank”, for additional information regarding the allowance for loan losses and description of factors which influence management’s judgment in determining the amount of the allowance for loan losses at the balance-sheet date.

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The amounts of the allowance for loan losses allocated in the following table (in $1,000s), as of December 31, are based on management’s estimate of losses inherent in the portfolio at the balance sheet date, and should not be interpreted as an indication of future charge-offs:

	2008		2007		2006
		Percentage		Percentage		Percentage
	Amount	of Loans	Amount	of Loans	Amount	of Loans

Loans secured by real estate:
Commercial	$264	0.86%	$217	0.80%	$50	0.53%
Residential (including multi-family)	14	0.05%	16	0.06%	—
Construction, land development and other land	270	0.88%	78	0.29%	44	0.45%

Total loans secured by real estate	548	1.79%	311	1.15%	94	0.98%
Commercial and other business-purpose loans	187	0.61%	81	0.30%	31	0.32%
Consumer	4	0.01%	1		—
Other	1		—		—

Total allowance for loan losses	$740	2.41%	$393	1.45%	$125	1.30%

Total portfolio loans outstanding	$30,663		$27,030		$9,588

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1st COMMERCE BANK

AVERAGE DEPOSITS (TABLE F)

The table below summarizes the average balances of deposits (in $1,000s) and the average rates of interest for the years ended December 31:

	2008		2007		2006
		Average		Average		Average
	Amount	Rate	Amount	Rate	Amount	Rate

Noninterest-bearing demand deposits	$7,383		$2,179		$250
Savings deposits	780	2.05%	688	3.92%	1
Time deposits under $100,000	10,519	3.95%	2,859	4.90%	309	1.62%
Time deposits $100,000 and over	9,481	4.30%	3,571	4.90%	538	1.12%
Other interest-bearing deposits	3,918	1.53%	5,369	3.02%	1,678	0.72%

Total deposits	$32,081		$14,666		$2,776

The table below shows the amount of time certificates of deposit issued in amounts of $100,000 or more, by time remaining until maturity, which were outstanding at December 31, 2008 (in $1,000s):

Three months or less	$2,400
Over three months to six months	2,131
Over six months to twelve months	4,137
Over 12 months	109

Total	$8,777

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1st COMMERCE BANK

FINANCIAL RATIOS (TABLE G)

	Year Ended December 31
	2008	2007	2006

Net loss as a percentage of:
Average stockholders’ equity	(17.56)%	(7.93)%	(7.55)%
Average total assets	(2.98)%	(2.63)%	(4.96)%
Capital ratio-average stockholders’ equity as a percentage of average total assets	16.95%	33.13%	65.71%

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SELECTED HISTORICAL FINANCIAL INFORMATION — GCAC

Our balance sheet as of June 30, 2009 and the related statements of operations, stockholders’ equity and cash flows for the six months ended June 30, 2009 and 2008, and the period from June 28, 2007 (inception) through June 30, 2009 are derived from our unaudited financial statements, which are included elsewhere in this proxy statement. Our balance sheet data as of December 31, 2008 and 2007 and related statements of operations, changes in stockholders’ equity and cash flows for the year ended December 31, 2008 and the period from June 28, 2007 (inception) to December 31, 2008 and 2007 (including related notes and schedules, if any) are derived from Our audited financial statements, which are included elsewhere in this proxy statement.

This information should be read together with GCAC’s financial information and related notes, “Unaudited Pro Forma Condensed Combined Financial Data,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations — GCAC ” and other financial information included elsewhere in this proxy statement. The historical results included below and elsewhere in this proxy statement are not indicative of the future performance of GCAC.

GLOBAL CONSUMER ACQUISITION CORP.
(A Development Stage Company)

STATEMENTS OF OPERATIONS

				Period from	Period from
				June 28,	June 28,
	Six Months	Six Months		2007	2007
	Ended	Ended	Year Ended	(inception) to	(inception) to
	June 30,	June 30,	December 31,	December 31,	June 30,
	2009	2008	2008	2007	2009

Revenue	$—	$—	$—	$—	$—

Operating expenses
General and administrative expenses	3,297,219	758,635	2,619,043	73,606	5,989,868
Stock based compensation	187,499	1,310,836	4,624,952	284,014	5,096,465

Loss from operations	(3,484,718)	(2,069,471)	(7,243,995)	(357,620)	(11,086,333)
Interest income	81,184	3,510,156	5,691,449	968,980	6,741,613

Net (loss) income	$(3,403,534)	$1,440,685	$(1,552,546)	$611,360	$(4,344,720)

Earnings per share
Net (loss) income	$(3,403,534)	$1,440,685	$(1,552,546)	$611,360	$(4,344,720)
Deferred interest on investments held in trust relating to common shares subject to possible conversion	$—	129,514	(445,564)	(321,208)	(766,772)

Net (loss) income attributable to common stockholders	$(3,403,534)	$1,570,199	$(1,998,110)	$290,152	$(5,111,492)

Weighted average number of common shares subject to possible conversion outstanding	9,584,654	9,584,654	9,584,654	9,584,654

Earnings per share common shares subject to possible conversion	$—	$(0.01)	$0.05	$0.03

Weighted average number of common shares outstanding — basic	39,936,064	39,936,064	39,936,063	14,451,397

Weighted average number of common shares outstanding — diluted	39,936,064	80,384,914	39,936,064	54,900,247

Basic (loss) earnings per common share	$(0.09)	$0.04	$(0.05)	$0.02

Diluted earnings per common share	$(0.09)	$0.02	(0.05)	$0.01

The accompanying notes are an integral part of these financial statements

GLOBAL CONSUMER ACQUISITION CORP.
(A Development Stage Company)

BALANCE SHEETS

	June 30,	December 31,	December 31,
	2009	2008	2007
	(unaudited)

ASSETS
Cash and cash equivalents	$390,062	$1,445,882	$81,163
Investments held in trust	316,770,979	316,692,141	315,127,891
Prepaid expenses	106,879	257,180	257,180

	$317,267,920	$318,395,203	$315,466,234

LIABILITIES AND STOCKHOLDERS’ EQUITY
Liabilities
Accrued expenses	$2,770,809	$682,057	$326,719
Accrued offering costs	—	—	498,775
Deferred underwriters’ commission	9,584,655	9,584,655	9,584,655

	12,355,464	10,266,712	10,410,149

Common stock, subject to possible conversion, 9,584,654 shares stated at conversion value	94,983,921	94,983,921	94,538,357

Commitments and contingencies
Stockholders’ Equity
Preferred stock, $0.0001 par value; 1,000,000 shares authorized; None issued or outstanding	—	—	—
Common stock, $0.0001 par value; 100,000,000 shares authorized; 39,936,064 issued and outstanding	3,036	3,036	3,036
Additional paid-in capital	214,270,219	214,082,720	209,903,332
Retained earnings (deficit) accumulated during the development stage	(4,344,720)	(941,186)	611,360

	209,928,535	213,144,570	210,517,728

	$317,267,920	$318,395,203	$315,466,234

The accompanying notes are an integral part of these financial statements

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS — GCAC

Overview

We are a blank check company formed on June 28, 2007, to consummate a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses. We were formed to effect an initial business combination using cash from the proceeds of our initial public offering, our capital stock, debt or a combination of cash, stock and debt.

Off-Balance Sheet Arrangements

We have no obligations, assets or liabilities that would be considered off-balance sheet arrangements. We do not participate in transactions that create relationships with unconsolidated entities or financial partnerships, often referred to as variable interest entities, which would have been established for the purpose of facilitating off-balance sheet arrangements.

We have not entered into any off-balance sheet financing arrangements, established any special purpose entities, guaranteed any debt or commitments of other entities, or entered into any non-financial assets.

Contractual Obligations, Commitments and Contingencies

We do not have any long-term debt, capital lease obligations, operating lease obligations or long-term liabilities other than a monthly fee of $10,000 for office space and general and administrative services payable to our sponsor. We began incurring this fee on November 27, 2007, and will continue to incur this fee monthly until the completion of our initial business combination.

Results of Operations for the Six Months Ended June 30, 2009

For the six months ended June 30, 2009, we had a net loss of $3,403,534. Since we did not have any operations, all of our income was derived from interest income, most of which was earned on funds held in the trust account. Our operating expenses for the six months ended June 30, 2009 were $3,484,718 and consisted primarily of expenses related to stock based compensation, legal and accounting professional fees, insurance costs, pursuing a business combination and due diligence.

Results of Operations for the Fiscal Year Ended December 31, 2008

For the fiscal year ended December 31, 2008, we had a net loss of $1,998,110 ($1,552,546 before the adjustment of $445,564 of net interest attributable to common stock subject to redemption). Since we did not have any operations, all of our income was derived from interest income, most of which was earned on funds held in the Trust Account. Our operating expenses for the fiscal year ended December 31, 2008 were $7,243,995 and consisted primarily of expenses related to stock based compensation, legal and accounting professional fees, insurance costs, pursuing a business combination and due diligence.

Settlement Agreement with Our Former Chief Executive Officer

On December 23, 2008, we entered into a settlement agreement, the Settlement Agreement, with our former Chief Executive Officer in connection with his termination as our Chief Executive Officer and his resignation from our Board of Directors. The Settlement Agreement provides that his employment terminated without cause effective as of December 23, 2008. He received a severance payment from us in the sum of $247,917, less applicable withholding taxes. The Settlement Agreement also provides that: (i) he irrevocably and unconditionally retains his option to purchase 495,000 shares of our common stock from our sponsor at an exercise price of $0.001 per share under the terms of his employment agreement and his termination under the terms of the Settlement Agreement shall not constitute a forfeiture of any part of his option; (ii) he shall be deemed to be fully vested in the option as of the effective date of the Settlement Agreement, provided however that he shall not be entitled to exercise all or any portion of the option until on or after the date that is six months after the closing date of a business combination and that he shall have the right to exercise the option at any time on or after such date; (iii) he irrevocably and unconditionally retains all rights and title to the 25,000 Founders Shares he received in connection with his service on our Board of Directors under his employment agreement and that we irrevocably and unconditionally relinquish any and all rights under his employment agreement or otherwise to redeem or repurchase these shares; (iv) he irrevocably and unconditionally retains all rights and title to the 1,000,000 Private Warrants he purchased and we irrevocably and unconditionally relinquish any and all rights under his employment agreement or otherwise to redeem or repurchase the warrants; (v) we shall maintain directors and officers’ liability insurance that names him as an insured under such policies for a period of six years following the effective date of the Settlement Agreement at a level commensurate with that which is then applicable to our most senior executives and directors; (vi) he acknowledges that his non-solicitation obligations under his employment agreement survive the termination thereof, and he therefore may not, for a period of two years commencing on the date of his termination, solicit our employees, personnel, consultants, advisers or contractors or encourage in any manner our customers or clients to reduce their relationship with us; and (vii) he acknowledges that his option, the shares of our stock he may acquire upon exercise of his option, the shares he received as a member of our Board of Directors and his warrants will all be subject to the terms of a lock-up agreement, dated October 3, 2007, between our sponsor and us. The Settlement Agreement also provides for a mutual general release of claims he has or may have against us or our officers, directors and affiliates or we have or may have against him.

Appointment of President

On April 28, 2009, we announced the appointment of Daniel Silvers as our President. Please see the section entitled “The Director Election Proposal — Information about the Director Nominees” for Mr. Silvers biographical information.

In consideration of his service as President, we have agreed to grant Mr. Silvers 50,000 restricted stock units with respect to shares of our common stock, subject to stockholder approval and certain additional terms and conditions contained in his officer letter. Please see the section entitled “The Acquisition Proposal— Issuance of Restricted Stock Units.”

We have also entered into an indemnification agreement with Mr. Silvers, substantially in the form of the indemnification agreement filed by the Company on September 6, 2007 as Exhibit 10.10 to our Registration Statement on Form S-1. The indemnification agreement provides contractual indemnification to Mr. Silvers in addition to the indemnification provided in our Amended and Restated Certificate of Incorporation and Bylaws.

Liquidity and Capital Resources

We will use substantially all of the net proceeds of our initial public offering to acquire one or more target businesses, including identifying and evaluating prospective target businesses, selecting one or more target businesses and structuring, negotiating and consummating the business combination. If the business combination is paid for using stock or debt securities, we may apply the cash released to us from the trust account for general corporate purposes, including for maintenance or expansion of operations of the acquired business or businesses, the payment of principal or interest due on indebtedness incurred in consummating our initial business combination, to fund the purchase of other companies or for working capital.

As of June 30, 2009, we had unrestricted cash of $390,062 and cash held in trust of $316,770,979, including $2,612,019 of interest earned and $9,584,655 of deferred underwriting discount. Until the consummation of our initial public offering, our primary source of liquidity was a $139,025 loan made to us in August 2007 by our sponsor. This loan was repaid out of the proceeds of the offering. All liabilities were related to costs associated with the offering.

On November 27, 2007, we consummated our initial public offering of 31,948,850 units (including 1,948,850 units issued pursuant to the partial exercise of the underwriters’ over-allotment option) at a price of $10 per unit. Each unit consists of one share of common stock, par value $0.0001 per share, and one warrant to purchase one share of common stock, at an exercise price of $7.50 per share. We received net proceeds of approximately $305,658,960 million from our initial public offering.

Simultaneously with the consummation of our initial public offering, we consummated a private placement of 8,500,000 warrants, the Private Warrants, to our sponsor and our former Chief Executive Officer, at a purchase price of $1.00 per Private Warrants. We received net proceeds of $8,500,000 from the sale of the Private Warrants.

A total of $314,158,960 of the net proceeds from the sale of the Private Warrants and our initial public offering, including $9,584,655 of deferred underwriting discount, were deposited into the trust account established for the benefit of our public stockholders. The funds will not be released until the earlier of our completion of an initial business combination or our liquidation.

As of June 30, 2009, $390,062 of funds held outside of the trust account remain to cover our working capital requirements.

We must complete a business combination with a fair market value of at least 80% of the amount held in trust (net of taxes, and other than the portion representing our deferred underwriting commissions payable to the underwriters in our initial public offering, a portion of which will be paid to our advisors engaged in connection with the Acquisitions) at the time of acquisition by November 27, 2009. If we are unable to complete a business combination within the prescribed time frame and are forced to liquidate the trust account, the per-share liquidation price received by our public stockholders from the trust account will be less than $10.00 because of the expenses of our initial public offering, our general and administrative expenses and the anticipated costs of seeking a business combination. Upon the liquidation of the trust account, public stockholders will be entitled to receive (unless there are claims not otherwise satisfied by the amount not held in the trust account or the indemnification provided by our sponsor) approximately $9.91 per share plus interest earned on their pro rata portion of the trust account (net of taxes payable), which includes $9,584,655 ($0.30 per unit) of deferred underwriting commissions payable to the underwriters in our initial public offering, a portion of which will be paid to our advisors engaged in connection with the Acquisitions and $8,500,000 ($0.28 per unit) of the purchase price of the Private Warrants. Our sponsor has agreed to indemnify us for all creditor claims to the extent we do not obtain valid and enforceable waivers from vendors, service providers, prospective target businesses or other entities, in order to protect the amounts held in the trust account. In the event that we liquidate and it is subsequently determined that the reserve for claims and liabilities is insufficient, stockholders who received a return of funds from the liquidation of our trust account could be liable for claims made by our creditors. We assume that in the event we liquidate we will not have to adopt a plan to provide for payment of claims that may potentially be brought against us. Should this assumption prove to be incorrect, we may have to adopt such a plan upon our liquidation, which could result in the per-share liquidation amount to our stockholders being significantly less than $9.91 per share, without taking into account any interest earned on the trust account (net of any taxes due on such interest, which taxes, if any, shall be paid from the trust account). Furthermore, there will be no distribution with respect to our outstanding warrants which will expire worthless if we liquidate the trust account in the event we do not complete a business combination within the prescribed time period.

Assuming that a business combination is not consummated, we anticipate making the following expenditures during the time period:

•	legal, accounting and other expenses attendant to the due diligence investigations, structuring and negotiating of a business combination, including without limitation third-party fees for assisting us in performing due diligence investigations of prospective target businesses;

•	legal and accounting fees relating to our SEC reporting obligations (including the proxy statement in connection with a business combination);

•	expenses and fees relating to our services agreement with our sponsor and certain general and administrative services; and

•	general working capital that will be used for miscellaneous expenses, including reimbursement of any out-of-pocket expenses incurred by our founding stockholders, directors and officers in connection with activities on our behalf, director and officer liability and other insurance premiums and, if we must dissolve and liquidate, further expenditures for dissolution and liquidation costs.

Critical Accounting Policies and Estimates

The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the date of the financial statements, the disclosure of contingent assets and liabilities in the financial statements and the accompanying notes, and the reported amounts of revenue and expenses during the periods presented. Actual amounts and results could differ from those estimates. If we were to effect a business combination, estimates and assumptions would be based on historical factors, current circumstances and the experience and judgment of our management, and we would evaluate these assumptions and estimates on an ongoing basis and may employ outside experts to assist in our evaluations. The estimates and assumptions that management believes are the most significant in preparing our financial statements are described below.

Accounting and Reporting by Development Stage Enterprises

We comply with the accounting and reporting requirements of SFAS No. 7, “Accounting and Reporting by Development Stage Enterprises.”

Income (loss) Per Common Share

Basic income (loss) per common share is computed by dividing net income (loss) applicable to common stockholders by the weighted average number of common shares for the period. Diluted income (loss) per share reflects the potential dilution that could occur if derivative securities were to be exercised or converted and would otherwise result in the issuance of common stock.

For the period from June 28, 2007 (inception) to June 30, 2009, we had potentially dilutive securities in the form of 40,448,850 warrants, including 8,500,000 Private Warrants issued in a private placement and 31,948,850 warrants issued as part of the units in our initial public offering. We use the “treasury stock method” to calculate potential dilutive shares, as if they were redeemed for common stock at the beginning of the period.

For the three and six months ended June 30, 2009, potentially dilutive securities are excluded from the computation of fully diluted earnings per share as their effects are anti-dilutive.

Our statements of operations for the three and six months ended June 30, 2009 and 2008 and for the period from June 28, 2007 (inception) to June 30, 2009 include a presentation of income (loss) per common share subject to possible redemption in a manner similar to the two class method of income (loss) per common share. Basic and diluted income per common share amount for the maximum number of common shares subject to possible redemption is calculated by dividing the net interest attributable to common shares subject to redemption by the weighted average number of common shares subject to possible redemption. Basic and diluted income per share amount for the common shares outstanding not subject to possible redemption is calculated by dividing the net income exclusive of the net interest income attributable to common shares subject to redemption by the weighted average number of common shares not subject to possible redemption.

Fair value of financial instruments

We do not enter into financial instruments or derivative contracts for trading or speculative purposes. The carrying amounts of financial instruments classified as current assets and liabilities approximate their fair value due to their short maturities.

Income Taxes

We comply with SFAS No. 109, “Accounting for Income Taxes,” which requires an asset and liability approach to financial accounting and reporting for income taxes. Deferred income tax assets and liabilities are computed for differences between the financial statement and tax bases of assets and liabilities that will result in future taxable or deductible amounts, based on enacted tax laws and rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

Accounting for Uncertainty in Income Taxes

We also comply with the provisions of the Financial Accounting Standards Interpretation No. 48, “Accounting for Uncertainty in Income Taxes” (“FIN 48”). FIN 48 prescribes a recognition threshold and measurement process for recording in the financial statements uncertain tax positions taken or expected to be taken in a tax return. FIN 48 also provides guidance on de-recognition, classification, interest and penalties, accounting in interim periods, disclosures and transitions. We adopted FIN 48 on the inception date, June 28, 2007. We did not recognize any adjustments for uncertain tax positions during the period ended June 30, 2009.

Classification and Measurement of Redeemable Securities

We account for redeemable common stock in accordance with the Financial Accounting Standards Board’s Emerging Issue Task Force D-98 “Classification and Measurement of Redeemable Securities” which provides that securities that are redeemable for cash or other assets are classified outside of permanent equity if they are redeemable at the option of the holder. In addition, if the redemption causes a liquidation event, the redeemable securities should not be classified outside of permanent equity. As discussed in Note 2 to our financial statements, the business combination will only be consummated if a majority of the shares of common stock voted by our public stockholders are voted in favor of the business combination and public stockholders holding less than 30% (9,584,654) of common stock sold in our initial public offering exercise their redemption rights. As further discussed in Note 2 to our financial statements, if a business combination is not consummated by November 27, 2009 we will liquidate. Accordingly, 9,584,654 shares of common stock have been classified outside of permanent equity at redemption value in the accompanying balance sheets. We recognize changes in the redemption value immediately as they occur and adjust the carrying value of the redeemable common stock to equal its redemption value at the end of each reporting period.

Quantitative and Qualitative Disclosures about Market Risk

Market risk is a broad term for the risk of economic loss due to adverse changes in the fair value of a financial instrument. These changes may be the result of various factors, including interest rates, foreign exchange rates, commodity prices and/or equity prices. On June 30, 2009, $316,770,979 of the net offering proceeds (which includes $9,584,655 of deferred underwriting discount and $2,612,019 of accrued interest) has been placed into the trust account. We are not and, until such time as we consummate a business combination, we will not be, exposed to risks associated with foreign exchange rates, commodity prices, equity prices or other market-driven rates or prices. The net proceeds of our initial public offering held in the trust account may be invested by the trustee only in United States “government securities” within the meaning of Section 2(a)(16) of the Investment Company Act of 1940 having a maturity of 180 days or less, or in registered money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act of 1940. Given our limited risk in our exposure to government securities and money market funds, we do not view the interest rate risk to be significant.

We have not engaged in any hedging activities since our inception. We do not currently expect to engage in any hedging activities with respect to the market activities to which we are exposed.

SUPERVISION AND REGULATION

The following summary of Federal and state laws governing the supervision and regulation of bank holding companies and banks is not comprehensive. The summary is qualified in its entirety by reference to applicable statutes and regulations.

Holding companies.  We are seeking the approval of the Federal Reserve to become a bank holding company under the Bank Holding Company Act of 1956. Bank holding companies are subject to extensive regulation, supervision, and examination by the Federal Reserve, acting principally through its local Federal Reserve Bank.

According to Federal Reserve regulations a bank holding company must serve as a source of financial and managerial strength for its subsidiary banks and must not conduct its operations in an unsafe or unsound manner. The Federal Reserve requires all bank holding companies to maintain capital at or above certain prescribed levels. It is the Federal Reserve policy that a bank holding company should provide capital to its subsidiary banks during periods of financial stress or adversity and maintain the financial flexibility and capital-raising capacity to obtain additional resources for assisting subsidiary banks. Bank holding companies may also be required to give written notice to and receive approval from the Federal Reserve before purchasing or redeeming common stock or other equity securities.

Under Bank Holding Company Act section 5(e), the Federal Reserve may require a bank holding company to terminate any activity or relinquish control of a nonbank subsidiary if the Federal Reserve determines that the activity or control constitutes a serious risk to the financial safety, soundness, or stability of a subsidiary bank. Pursuant to the Federal Deposit Insurance Corporation Improvement Act of 1991 addition of the prompt corrective action provisions to the Federal Deposit Insurance Act, section 38(f)(2)(I) of the Federal Deposit Insurance Act now provides that a federal bank regulatory authority may require a bank holding company to divest itself of an undercapitalized bank subsidiary if the agency determines that divestiture will improve the bank’s financial condition and prospects.

A bank holding company must obtain Federal Reserve approval to:

•	acquire ownership or control of any voting shares of another bank or bank holding company, if after the acquisition the acquiring company would own or control more than 5% of the shares of the other bank or bank holding company (unless the acquiring company already owns or controls a majority of the shares),

•	acquire all or substantially all of the assets of another bank, or

•	merge or consolidate with another bank holding company.

The Federal Reserve will not approve an acquisition, merger, or consolidation that would have a substantially anticompetitive result unless the anticompetitive effects of the proposed transaction are clearly outweighed by a greater public interest in satisfying the convenience and needs of the community to be served. The Federal Reserve also considers capital adequacy and other financial and managerial factors in its review of acquisitions and mergers, as well as the parties’ performance under the Community Reinvestment Act of 1977.

With certain exceptions, the Bank Holding Company Act prohibits a bank holding company from acquiring or retaining ownership or control of more than 5% of the outstanding voting shares of any company that is not a bank or bank holding company or from engaging in activities other than banking, managing or controlling banks, or providing services for holding company subsidiaries. The principal exceptions to these prohibitions involve non-bank activities identified by statute, by Federal Reserve regulation, or by Federal Reserve order as activities so closely related to the business of banking or of managing or controlling banks as to be a proper incident thereto, including securities brokerage services, investment advisory services, fiduciary services, and management advisory and data processing services, among others. A bank holding company that also qualifies as and elects to become a “financial holding company” may engage in a broader range of activities that are financial in nature (and complementary to such activities), specifically non-bank activities identified by the Gramm- Leach-Bliley Act of 1999 or by Federal Reserve and Treasury regulation as financial in nature or incidental to a financial activity. Activities that are defined as financial in nature include securities underwriting, dealing, and market making, sponsoring mutual funds and investment companies, engaging in insurance underwriting and agency activities, and making merchant banking investments in non- financial companies. To become and remain a financial holding company, a bank holding company must be well capitalized, well managed, and, except in limited circumstances, have at least a satisfactory rating under the Community Reinvestment Act. If after becoming a financial holding company and undertaking activities not permissible for a bank holding company the company fails to satisfy the standards for financial holding company status, the company must enter into an agreement with the Federal Reserve to comply with all applicable capital and management requirements. If the company does not return to compliance within 180 days, the Federal Reserve may order the company to divest its subsidiary bank or banks or the company may discontinue the activities that are permissible solely for a financial holding company.

The Bank Holding Company Act, the Change in Bank Control Act of 1978, and the Federal Reserve’s Regulation Y require that advance notice be given to the Federal Reserve or that affirmative approval of the Federal Reserve be obtained to acquire control of a bank or bank holding company, with limited exceptions. The Federal Reserve may act during the advance notice period to prevent the acquisition of control. Subject to recent guidance issued by the Federal Reserve in September 2008, control is conclusively presumed to exist if a person or entity acquires 25% or more of any class of voting stock of a bank holding company or insured depository institution. Control is rebuttably presumed to exist if a person or entity acquires 10% or more but less than 25% of the voting stock and either the issuer has a class of securities registered under section 12 of the Securities Exchange Act of 1934, as we do, or no other person or entity will own, control, or hold the power to vote a greater percentage of voting stock immediately after the transaction. In its September 2008 guidance, the Federal Reserve stated that generally it will be able to conclude that an investor does not have a controlling influence over a bank or bank holding company if the investor does not own more than 15% of the voting power and 33% of the total equity of the bank or bank holding company, including nonvoting equity securities. The investor may, however, be required to make passivity commitments to the Federal Reserve, promising to refrain from taking various actions that might constitute exercise of a controlling influence. Under prior Federal Reserve guidance, a board seat was generally not permitted for an investment of 10% or more of the equity or voting power. But under the September 2008 guidance, the Federal Reserve may permit a non-controlling investor to have a board seat.

We must also obtain approval from the Nevada Commissioner of Financial Institutions to become a bank holding company within the meaning of Nevada law. We will be subject to examination by and may be required to file reports with the Nevada Financial Institutions Division under sections 666.065 et seq. of the Nevada Revised Statutes. We would have to obtain the approval of the Nevada Commissioner of Financial Institutions to acquire another bank, and any transfer of control of a Nevada bank holding company would have to be approved in advance by the Nevada Commissioner.

Banks.  1st Commerce Bank is chartered by the State of Nevada and is therefore subject to regulation, supervision, and examination not only by the FDIC but also by the Nevada Financial Institutions Division. Federal and state statutes governing the business of banking and insurance of bank deposits as well as implementing regulations promulgated by the Federal and state banking regulatory agencies cover most aspects of bank operations, including capital requirements, reserve requirements against deposits, reserves for possible loan losses and other contingencies, dividends and other distributions to shareholders, customers’ interests in deposit accounts, payment of interest on certain deposits, permissible activities and investments, securities that a bank may issue and borrowings that a bank may incur, rate of growth, number and location of branch offices, and acquisition and merger activity with other financial institutions. In addition to minimum capital requirements, Federal law imposes other safety and soundness standards having to do with such things as internal controls, information systems, internal audit systems, loan documentation, credit underwriting, interest rate risk exposure, asset growth, asset quality, earnings, and compensation and benefits.

If as a result of examination the FDIC determines that a bank’s financial condition, capital resources, asset quality, earnings prospects, management, liquidity or other aspects of the bank’s operations are unsatisfactory, or that the bank or its management is in violation of any law or regulation, the FDIC may take a number of remedial actions. Federal bank regulatory agencies make regular use of their authority to bring enforcement actions against banks and bank holding companies for unsafe or unsound practices in the conduct of their businesses and for violations of any law, rule or regulation, any condition imposed in writing by the appropriate federal banking regulatory authority or any written agreement with the authority. Possible enforcement actions include appointment of a conservator or receiver, issuance of a cease-and-desist order that could be judicially enforced, termination of a bank’s deposit insurance, imposition of civil money penalties, issuance of directives to increase capital, issuance of formal and informal agreements, including memoranda of understanding, issuance of removal and prohibition orders against institution-affiliated parties, and enforcement of such actions through injunctions or restraining orders. In addition, a bank holding company’s inability to serve as a source of strength for its subsidiary banks could serve as an additional basis for a regulatory action against the bank holding company. Under Nevada Revised Statutes section 661.085, if the stockholders’ equity of a Nevada state-chartered bank becomes impaired, the Nevada Commissioner must require the bank to make the impairment good within three months. If the impairment is not made good, the Nevada Commissioner may take possession of the bank and liquidate it.

Capital.  Regulatory capital guidelines.  A bank’s capital hedges its risk exposure, absorbing losses that can be predicted as well as losses that cannot be predicted. According to the Federal Financial Institutions Examination Council’s explanation of the capital component of the Uniform Financial Institutions Rating System, commonly known as the “CAMELS” rating system, a rating system employed by the Federal bank regulatory agencies, a financial institution must “maintain capital commensurate with the nature and extent of risks to the institution and the ability of management to identify, measure, monitor, and control these risks. The effect of credit, market, and other risks on the institution’s financial condition should be considered when evaluating the adequacy of capital.” The minimum ratio of total capital to risk-weighted assets is 8.0%, of which at least 4.0% must consist of so-called Tier 1 capital. The minimum Tier 1 leverage ratio — Tier 1 capital to average assets — is 3.0% for the highest rated institutions and at least 4.0% for all others. These ratios are absolute minimums. In practice, banks are expected to operate with more than the absolute minimum capital. As of June 30, 2009 1st Commerce Bank’s total risk-based capital was 12.02%, its Tier 1 risk-based capital was 10.75%, and its Tier 1 leverage capital was 8.74%. The FDIC may establish greater minimum capital requirements for specific institutions. A bank that does not achieve and maintain the required capital levels may be issued a capital directive by the FDIC to ensure the maintenance of required capital levels. The Federal Reserve imposes substantially similar capital requirements on bank holding companies as well.

Tier 1 capital consists of common stock, retained earnings, non-cumulative perpetual preferred stock, trust preferred securities up to a certain limit, and minority interests in certain subsidiaries, less most other intangible assets. Tier 2 capital consists of preferred stock not qualifying as Tier 1 capital, limited amounts of subordinated debt, other qualifying term debt, a limited amount of the allowance for loan and lease losses, and certain other instruments that have some characteristics of equity. To determine risk-weighted assets, the nominal dollar amounts of assets on the balance sheet and credit-equivalent amounts of off-balance-sheet items are multiplied by one of several risk adjustment percentages ranging from 0.0% for assets considered to have low credit risk, such as cash and certain U.S. government securities, to 100.0% for assets with relatively higher credit risk, such as business loans, and a 200% risk-weight for selected investments that are rated below investment grade or, if not rated, that are equivalent to investments rated below investment grade. A banking organization’s risk-based capital ratios are obtained by dividing its Tier 1 capital and total qualifying capital (Tier 1 capital and a limited amount of Tier 2 capital) by its total risk-adjusted assets.

Prompt corrective action.  To resolve the problems of undercapitalized institutions and to prevent a recurrence of the banking crisis of the late 1980s and early 1990s, the Federal Deposit Insurance Corporation Improvement Act of 1991 established a system known as “prompt corrective action.” Under the prompt corrective action provisions and implementing regulations, every institution is classified into one of five categories, depending on its total risk-based capital ratio, its Tier 1 risk-based capital ratio, its leverage ratio, and subjective factors. The categories are “well capitalized,” “adequately capitalized,” “undercapitalized,” “significantly undercapitalized” and “critically undercapitalized.” To be considered well capitalized for purposes of the prompt corrective action rules a bank must maintain total risk-based capital of 10.0% or greater, Tier 1 risk-based capital of 6.0% or greater, and leverage capital of 5.0% or greater. An institution with a capital level that might qualify for well-capitalized or adequately capitalized status may nevertheless be treated as though it were in the next lower capital category if its primary federal banking supervisory authority determines that an unsafe or unsound condition or practice warrants that treatment.

A financial institution’s operations can be significantly affected by its capital classification under the prompt corrective action rules. For example, an institution that is not well capitalized generally is prohibited from accepting brokered deposits and offering interest rates on deposits higher than the prevailing rate in its market without advance regulatory approval, which can have an adverse effect on the bank’s liquidity. At each successively lower capital category, an insured depository institution is subject to additional restrictions. Undercapitalized institutions are required to take specified actions to increase their capital or otherwise decrease the risks to the federal deposit insurance funds. A bank holding company must guarantee that a subsidiary bank that adopts a capital restoration plan will satisfy its plan obligations. Any capital loans made by a bank holding company to a subsidiary bank are subordinated to the claims of depositors in the bank and to certain other indebtedness of the subsidiary bank. If bankruptcy of a bank holding company occurs, any commitment by the bank holding company to a Federal banking regulatory agency to maintain the capital of a subsidiary bank would be assumed by the bankruptcy trustee and would be entitled to priority of payment. Bank regulatory agencies generally are required to appoint a receiver or conservator shortly after an institution becomes critically undercapitalized.

Deposit insurance.  Bank deposits are insured by the FDIC to applicable limits through the Deposit Insurance Fund. Insured banks must pay deposit insurance premiums assessed semiannually and paid quarterly. The insurance premium amount is based upon a risk classification system established by the FDIC. Banks with higher levels of capital and a low degree of supervisory concern are assessed lower premiums than banks with lower levels of capital or a higher degree of supervisory concern. For 2008 the FDIC maintained rates of between 5 cents and 7 cents per $100.00 of deposits for banks with higher levels of capital and a low degree of supervisory concern, and up to 43 cents per $100.00 of deposits for institutions in the highest risk category. Effective January 1, 2009 the FDIC increased assessment rates uniformly for all risk categories by 7 cents for the first quarter 2009 assessment period. Effective April 1, 2009 the FDIC will set assessment rates based on the banks’ determined risk category. Banks in the best risk category will pay initial base rates ranging from 12 cents to 16 cents per $100.00 of deposits on an annual basis, with potential adjustments added for levels of unsecured debt, secured liabilities, and brokered deposits.

In 2009 the FDIC passed an interim rule that allows it to charge banks a special assessment of 20 basis points on insured deposits on June 30, 2009, to be collected on September 30, 2009. The special assessment is intended to replenish the Deposit Insurance Fund, which has been depleted by numerous bank failures over the last year. The interim rule also provides that the FDIC may impose additional special assessments of up to 10 basis points under special circumstances after June 30, 2009 if necessary to maintain public confidence in federal deposit insurance.

The $100,000 basic deposit insurance limit in place for many years was increased temporarily to $250,000 by the Emergency Economic Stabilization Act of 2008, which became law on October 3, 2008. On May 20, 2009 the $250,000 limit was extended until the end of 2013 by the Helping Families Save Their Homes Act.

Dividends and distributions.  We have never declared or paid cash dividends on our capital stock. We currently intend to retain any future earnings for future growth and do not anticipate paying any cash dividends for the foreseeable future. Any determination in the future to pay dividends will be at the discretion of our Board of Directors and will depend on our earnings, financial condition, results of operations, business prospects, capital requirements, regulatory restrictions, contractual restrictions and other factors that the Board of Directors may deem relevant.

A bank holding company’s ability to pay dividends is subject to Federal Reserve supervisory authority, taking in to account the bank holding company’s capital position, its ability to satisfy its financial obligations as they come due, and its capacity to act as a source of financial strength to its subsidiaries. In addition, Federal Reserve policy discourages the payment of dividends by a bank holding company if the dividends are not supported by current operating earnings. Because we will have no significant assets other than the stock of 1st Commerce Bank, we will be dependent on dividends from the bank for revenue and cash flow.

Furthermore, Federal Reserve and FDIC policy statements provide that banks should generally pay dividends solely out of current operating earnings. A bank may not pay a dividend if the bank is undercapitalized or if payment would cause the bank to become undercapitalized.

A bank holding company may not purchase or redeem its equity securities without advance written approval of the Federal Reserve under Federal Reserve Rule 225.4(b) if the purchase or redemption combined with all other purchases and redemptions by the bank holding company during the preceding 12 months equals or exceeds 10% of the bank holding company’s consolidated net worth. However, advance approval is not necessary if the bank holding company is well managed, not the subject of any unresolved supervisory issues, and both before and immediately after the purchase or redemption is well capitalized.

Under sections 661.235 and 661.240 of the Nevada Revised Statutes, a Nevada-chartered bank may not pay dividends unless the bank’s surplus fund, not including any initial surplus fund, equals the bank’s initial stockholders’ equity, plus 10% of the previous year’s net profits, and the dividend would not reduce the bank’s stockholders’ equity below the initial stockholders’ equity of the bank, which must be at least 6% of the total deposit liability of the bank. Pursuant to Nevada general corporation law section 78.288(2), a corporation may not pay dividends if, after giving effect to payment of the dividend, the corporation would be unable to pay its debts as they become due, or if the corporation’s assets would be less than the sum of its total liabilities plus the amount that would be needed to satisfy the preferential rights (if any) upon dissolution of stockholders whose preferential rights are superior to those receiving the dividend distribution. Relying on 12 U.S.C. 1818(b), the FDIC may restrict a bank’s ability to pay a dividend if the FDIC has reasonable cause to believe that the dividend would constitute an unsafe and unsound practice. A bank’s ability to pay dividends may be affected also by the FDIC’s capital maintenance requirements and prompt corrective action rules.

Selected regulations.  Transactions with affiliates.  Transactions by a bank with an affiliate, including a holding company, are subject to restrictions imposed by Federal Reserve Act sections 23A and 23B and implementing regulations, which are intended to protect banks from abuse in financial transactions with affiliates, preventing federally insured deposits from being diverted to support the activities of unregulated entities engaged in nonbanking businesses. Affiliate-transaction limits could impair our ability to obtain funds from our bank subsidiary for our cash needs, including funds for payment of dividends, interest, and operational expenses. Affiliate transactions include, but are not limited to, extensions of credit to affiliates, investments in securities issued by affiliates, the use of affiliates’ securities as collateral for loans to any borrower, and purchase of affiliate assets. Generally, section 23A and section 23B of the Federal Reserve Act —

•	limit the extent to which a bank or its subsidiaries may lend to or engage in various other kinds of transactions with any one affiliate to an amount equal to 10% of the institution’s capital and surplus, limiting the aggregate of covered transactions with all affiliates to 20% of capital and surplus,

•	impose strict collateral requirements on loans or extensions of credit by a bank to an affiliate,

•	impose restrictions on investments by a subsidiary bank in the stock or securities of its holding company,

•	impose restrictions on the use of a holding company’s stock as collateral for loans by the subsidiary bank, and

•	require that affiliate transactions be on terms substantially the same as those provided to a non-affiliate.

Loans to insiders.  The bank’s authority to extend credit to insiders — meaning executive officers, directors and greater than 10% stockholders — or to entities those persons control, is subject to section 22(g) and section 22(h) of the Federal Reserve Act and Regulation O of the Federal Reserve. Among other things, these laws require insider loans to be made on terms substantially similar to those offered to unaffiliated individuals, place limits on the amount of loans a bank may make to insiders based in part on the bank’s capital position, and require that specified approval procedures be adhered to by the bank. Loans to an individual insider may not exceed the Federal legal limit on loans to any one borrower, which in general terms is 15% of capital but can be higher in some circumstances. The aggregate of all loans to all insiders may not exceed the bank’s unimpaired capital and surplus. Insider loans exceeding the greater of 5% of capital or $25,000 must be approved in advance by a majority of the board, with any interested director not participating in such voting by the board. Executive officers may borrow in unlimited amounts to finance their children’s education or to finance the purchase or improvement of their residence, but they may borrow no more than $100,000 for most other purposes. Loans to executive officers exceeding $100,000 may be allowed if the loan is fully secured by government securities or a segregated deposit account. A violation of these restrictions could result in the assessment of substantial civil monetary penalties, the imposition of a cease-and-desist order or other regulatory sanctions.

Loans to one borrower.  Under section 662.145 of the Nevada Revised Statutes, the total obligations owed to a Nevada-chartered bank by one person generally may not exceed 25% of stockholders’ tangible equity.

Recent banking agency guidance.  In December 2006 the FDIC and other Federal banking agencies issued final guidance on sound risk management practices for concentrations in commercial real estate lending, including acquisition and development lending, construction lending, and other land loans, which recent experience in Nevada and elsewhere has shown can be particularly high-risk lending. According to a recent FDIC publication, a majority of the community banks that became problem banks or failed in 2008 had similar risk profiles: the banks often had extremely high concentrations, relative to their capital, in residential acquisition, development, and construction lending, loan underwriting and credit administration functions at these institutions typically were criticized by examiners, and many of the institutions had exhibited rapid asset growth funded with brokered deposits.

The guidance does not establish rigid limits on commercial real estate lending but does create a much sharper supervisory focus on the risk management practices of banks with concentrations in commercial real estate lending. According to the guidance, an institution that has experienced rapid growth in commercial real estate lending, has notable exposure to a specific type of commercial real estate, or is approaching or exceeds the following supervisory criteria may be identified for further supervisory analysis of the level and nature of its commercial real estate concentration risk —

•	total reported loans for construction, land development, and other land represent 100% or more of the institution’s total capital, or

•	total commercial real estate loans represent 300% or more of the institution’s total capital and the outstanding balance of the institution’s commercial real estate loan portfolio has increased by 50% or more during the prior 36 months.

These measures are intended merely to enable the banking agencies to quickly identify institutions that could have an excessive commercial real estate lending concentration, potentially requiring close supervision to ensure that the institutions have sound risk management practices in place. Conversely, these measures do not imply that banks are authorized by the December 2006 guidance to accumulate a commercial real estate lending concentration up to the 100% and 300% thresholds.

In 2007 the FDIC and other Federal banking agencies issued final guidance on subprime mortgage lending to address issues relating to certain subprime mortgages, especially adjustable-rate mortgage products that can cause payment shock. The subprime guidance identified prudent safety and soundness and consumer protection standards that the regulators expect banks and financial institutions to follow to ensure borrowers obtain loans they can afford to repay.

Interstate banking and branching.  The Riegle-Neal Interstate Banking and Branching Efficiency Act of 1994 generally authorizes interstate branching. Currently, bank holding companies may purchase banks in any state and banks may merge with banks in other states, unless the home state of the bank holding company or either merging bank has opted out under the legislation. After properly entering a state, an out-of-state bank may establish de novo branches or acquire branches or acquire other banks on the same terms as a bank that is chartered by the state.

Consumer protection laws and regulations.  1st Commerce Bank will be subject to regular examination by the FDIC to ensure compliance with statutes and regulations applicable to the bank’s business, including consumer protection statutes and implementing regulations, some of which are discussed below. Violations of any of these laws may result in fines, reimbursements, and other related penalties.

Community Reinvestment Act.  The Community Reinvestment Act of 1977 is intended to encourage insured depository institutions to satisfy the credit needs of their communities, within the limits of safe and sound lending. The Community Reinvestment Act does not establish specific lending requirements or programs for financial institutions, nor does it limit an institution’s discretion to develop the types of products and services it believes are best suited to its particular community. The Act requires that bank regulatory agencies conduct regular Community Reinvestment Act examinations and provide written evaluations of institutions’ Community Reinvestment Act performance. The Act also requires that an institution’s Community Reinvestment Act performance rating be made public. Community Reinvestment Act performance evaluations are based on a four-tiered rating system: Outstanding, Satisfactory, Needs to Improve and Substantial Noncompliance. Community Reinvestment Act performance evaluations are used principally in the evaluation of regulatory applications submitted by an institution. Performance evaluations are considered in evaluating applications for such things as mergers, acquisitions, and applications to open branches.

Equal Credit Opportunity Act.  The Equal Credit Opportunity Act generally prohibits discrimination in any credit transaction, whether for consumer or business purposes, on the basis of race, color, religion, national origin, sex, marital status, age (except in limited circumstances), receipt of income from public assistance programs, or good faith exercise of any rights under the Consumer Credit Protection Act.

Truth in Lending Act.  The Truth in Lending Act is designed to ensure that credit terms are disclosed in a meaningful way so that consumers may compare credit terms more readily and knowledgeably. As a result of the Truth in Lending Act, all creditors must use the same credit terminology to express rates and payments, including the annual percentage rate, the finance charge, the amount financed, the total of payments and the payment schedule, among other things.

Fair Housing Act.  The Fair Housing Act makes it unlawful for any lender to discriminate in its housing-related lending activities against any person because of race, color, religion, national origin, sex, handicap, or familial status. A number of lending practices have been held by the courts to be illegal under the Fair Housing Act, including some practices that are not specifically mentioned in the Federal Housing Act.

Home Mortgage Disclosure Act.  The Home Mortgage Disclosure Act arose out of public concern over credit shortages in certain urban neighborhoods. The Home Mortgage Disclosure Act requires financial institutions to collect data that enable regulatory agencies to determine whether the financial institutions are serving the housing credit needs of the neighborhoods and communities in which they are located. The Home Mortgage Disclosure Act also requires the collection and disclosure of data about applicant and borrower characteristics as a way to identify possible discriminatory lending patterns. The vast amount of information that financial institutions collect and disclose concerning applicants and borrowers receives attention not only from state and Federal banking supervisory authorities but also from community-oriented organizations and the general public.

Real Estate Settlement Procedures Act.  The Real Estate Settlement Procedures Act requires that lenders provide borrowers with disclosures regarding the nature and cost of real estate settlements. The Real Estate Settlement Procedures Act also prohibits abusive practices that increase borrowers’ costs, such as kickbacks and fee-splitting without providing settlement services.

Privacy.  Under the Gramm-Leach-Bliley Act, all financial institutions are required to establish policies and procedures to restrict the sharing of non-public customer data with non-affiliated parties and to protect customer data from unauthorized access. In addition, the Fair Credit Reporting Act of 1971 includes many provisions concerning national credit reporting standards and permits consumers to opt out of information-sharing for marketing purposes among affiliated companies.

Predatory lending.  What is commonly referred to as predatory typically involves one or more of the following elements —

•	making unaffordable loans based on a borrower’s assets rather than the borrower’s ability to repay an obligation,

•	inducing a borrower to refinance a loan repeatedly in order to charge high points and fees each time the loan is refinanced, or loan flipping, and

•	engaging in fraud or deception to conceal the true nature of the loan obligation from an unsuspecting or unsophisticated borrower.

The Home Ownership and Equity Protection Act of 1994 and implementing regulations adopted by the Federal Reserve require specified disclosures and extend additional protection to borrowers in closed-end consumer credit transactions, such as home repairs or renovation, that are secured by a mortgage on the borrower’s primary residence. The disclosures and protections are applicable to “high cost” transactions with any of the following features —

•	interest rates for first lien mortgage loans more than eight percentage points above the yield on U.S. Treasury securities having a comparable maturity,

•	interest rates for subordinate lien mortgage loans more than 10 percentage points above the yield on U.S. Treasury securities having a comparable maturity, or

•	total points and fees paid in the credit transaction exceed the greater of either 8% of the loan amount or a specified dollar amount that is inflation-adjusted each year.

The Home Ownership and Equity Protection Act prohibits or restricts numerous credit practices, including loan flipping by the same lender or loan servicer within a year of the loan being refinanced. Lenders are presumed to have violated the law unless they document that the borrower has the ability to repay. Lenders that violate the rules face cancellation of loans and penalties equal to the finance charges paid. The Home Ownership and Equity Protection Act also governs so-called “reverse mortgages.” In December 2007 the Federal Reserve issued proposed rules under the Home Ownership and Equity Protection Act to address recent practices in the subprime mortgage market. The proposed rules would require disclosures and additional protections or prohibitions on certain practices connected with “higher-priced mortgages,” which the proposed rules define as closed-end mortgage loans that are secured by a consumer’s principal dwelling and that carry interest rates exceeding the yield on comparable U.S. Treasury securities by at least 3 percentage points for first-lien loans, or 5 percentage points for subordinate-lien loans.

Corporate governance and accounting legislation.  The Sarbanes-Oxley Act of 2002 was adopted to enhance corporate responsibility, increase penalties for accounting and auditing improprieties at publicly traded companies, and protect investors by improving the accuracy and reliability of corporate disclosures pursuant to the securities laws. It applies generally to all companies that file or are required to file periodic reports with the SEC under the Securities Exchange Act of 1934, including GCAC. Under the Sarbanes-Oxley Act, the SEC and securities exchanges adopted extensive additional disclosure, corporate governance and other related rules. Among its many provisions, the Sarbanes-Oxley Act subjects bonuses issued to top executives to disgorgement if a subsequent restatement of a company’s financial statements was due to corporate misconduct, prohibits an officer or director from misleading or coercing an auditor, prohibits insider trades during pension fund “blackout periods,” imposes new criminal penalties for fraud and other wrongful acts, and extends the period during which securities fraud lawsuits can be brought against a company or its officers.

Anti-money laundering and anti-terrorism legislation.  The Bank Secrecy Act of 1970 requires financial institutions to maintain records and report transactions to prevent the financial institutions from being used to hide money derived from criminal activity and tax evasion. The Bank Secrecy Act establishes (a) record keeping requirements to assist government enforcement agencies with tracing financial transactions and flow of funds, (b) reporting requirements for Suspicious Activity Reports and Currency Transaction Reports to assist government enforcement agencies with detecting patterns of criminal activity, (c) enforcement provisions authorizing criminal and civil penalties for illegal activities and violations of the Bank Secrecy Act and its implementing regulations, and (d) safe harbor provisions that protect financial institutions from civil liability for their cooperative efforts.

Title III of the USA PATRIOT Act of 2001 added anti-terrorist financing provisions to the requirements of the Bank Secrecy Act and its implementing regulations. Among other things, the USA PATRIOT Act requires all financial institutions, including subsidiary banks and non-banking affiliates, to institute and maintain a risk-based anti-money laundering compliance program that includes a customer identification program, provides for information sharing with law enforcement and between certain financial institutions by means of an exemption from the privacy provisions of the Gramm-Leach-Bliley Act, prohibits U.S. banks and broker-dealers from maintaining accounts with foreign “shell” banks, establishes due diligence and enhanced due diligence requirements for certain foreign correspondent banking and foreign private banking accounts, and imposes additional record keeping requirements for certain correspondent banking arrangements. The USA PATRIOT Act also grants broad authority to the Secretary of the Treasury to take actions to combat money laundering. Federal bank regulators are required to evaluate the effectiveness of a financial institution’s efforts to combat money laundering when evaluating an application submitted by the financial institution.

The Treasury’s Office of Foreign Asset Control administers and enforces economic and trade sanctions against targeted foreign countries, entities, and individuals based on U.S. foreign policy and national security goals. As a result, financial institutions must scrutinize transactions to ensure that they do not represent obligations of or ownership interests in entities owned or controlled by sanctioned targets.

Monetary policy.  The earnings of financial institutions are affected by the policies of regulatory authorities, including monetary policy of the Federal Reserve. An important function of the Federal Reserve is regulation of aggregate national credit and money supply. The Federal Reserve accomplishes these goals with measures such as open market transactions in securities, establishment of the discount rate on bank borrowings, and changes in reserve requirements against bank deposits. These methods are used in varying combinations to influence overall growth and distribution of financial institutions’ loans, investments and deposits, and they also affect interest rates charged on loans or paid on deposits. Monetary policy is influenced by many factors, including inflation, unemployment, short-term and long-term changes in the international trade balance, and fiscal policies of the United States government. Federal Reserve monetary policy has had and will continue to have a significant effect on the operating results of financial institutions.

Recent initiatives.  The economic upheaval that reached crisis proportions in the third and fourth quarters of 2008 and the associated recession have not ended and might not end for some time. Legislation has been enacted and the Treasury Department, the Federal Reserve, and the FDIC have taken actions in the meantime to stabilize the financial industry, promote recovery, and prevent a recurrence of a similar crisis. Additional legislation can be expected and has already been proposed, including proposed legislation that could significantly change the Federal bank regulatory structure. The purpose of these legislative and regulatory initiatives is to stabilize U.S. financial markets. The U.S. Congress and Federal bank regulatory agencies could adopt additional regulatory requirements or restrictions in response to the threats to the financial system, which changes could adversely affect our operations. In addition, the legislative and regulatory actions already taken or that could be taken might not have the intended beneficial impact on the financial markets or the banking industry. If the market does not respond favorably to these legislative and regulatory initiatives, GCAC’s prospects and results of operations would be adversely affected. We cannot assure you that these initiatives will improve economic conditions generally or the financial markets or financial services industry in particular. The failure of legislative and regulatory initiatives to stabilize the financial markets could materially adversely affect our ability to access the capital and credit markets, our business, financial condition, results of operations and the market price for our common stock.

Enacted on October 3, 2008, the Emergency Economic Stabilization Act of 2008 created the Troubled Asset Relief Program (“TARP”), giving the U.S. Treasury Department authority to purchase and insure certain types of troubled assets. One component of TARP is a generally available capital access program known as the Capital Purchase Program under which a financial institution may issue preferred shares and warrants to purchase shares of its common stock to the Treasury. The goal of the Capital Purchase Program is to help stabilize the financial system as a whole and ensure the availability of credit necessary for the country’s economic recovery. 1st Commerce Bank is not a participant in the Capital Purchase Program and we currently do not expect that we will participate in the Capital Purchase Program. Enacted on February 17, 2009, the American Recovery and Reinvestment Act of 2009 includes numerous economic stimulus provisions and makes more restrictive the executive compensation limits applicable to Capital Purchase Program participants.

On October 14, 2008 the FDIC announced its Temporary Liquidity Guarantee Program to promote confidence and encourage liquidity in the banking system. The program consists of two components: (x) a temporary guarantee of newly issued senior unsecured debt and (y) a temporary unlimited guarantee of funds in noninterest-bearing transaction accounts at FDIC-insured institutions. 1st Commerce Bank does not participate in the debt guarantee program but does participate in the transaction account guarantee program. Under the transaction account guarantee program, the FDIC has provided a temporary full guarantee for funds held in noninterest-bearing transaction accounts above the existing $250,000 deposit insurance limit. A noninterest-bearing transaction account is defined under the FDIC’s rules as a transaction account FOR which interest is neither accrued nor paid and on which the insured depository institution does not reserve the right to require advance notice of an intended withdrawal. A noninterest-bearing transaction account also includes NOW accounts with interest rates below 0.50%. Insured depository institutions must pay significantly higher FDIC premiums because market developments have depleted the insurance fund of the FDIC and reduced the ratio of reserves to insured deposits. In addition, the FDIC applies a 10 basis-point annual rate surcharge to deposit amounts that exceed $250,000 for non-interest bearing transaction deposit accounts maintained by transaction account guarantee program participants.

In June 2009 the White House proposed comprehensive legislation that could significantly alter the Federal bank regulatory structure. The proposed legislation would create a new Financial Services Oversight Council of financial regulators to identify emerging systemic risks and improve interagency cooperation, grant new authority for the Federal Reserve to supervise all firms that could pose a threat to financial stability, even those that do not own banks, and impose stronger capital and other prudential standards for all financial firms, and even higher standards for large, interconnected firms. The Federal thrift charter would be eliminated. Hedge funds and other private pools of capital would be required to register with the SEC. It is too soon to predict whether these and the numerous other provisions of the proposed legislation will be enacted as proposed or at all, but it is very likely that significant changes in some form will be enacted within the next year, possibly soon. In a recent publication the FDIC stated that banks can expect an increased focus on capital adequacy in the future, suggesting also that risk-based capital standards may need to be modified. The FDIC stated that the recent economic and financial crisis revealed deficiencies in the risk-based capital framework, with banks’ largest losses occurring in asset classes given the most favorable risk-based capital treatment.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information regarding the beneficial ownership of our common stock as of July 27, 2009 (Pre-Acquisition) and, immediately following consummation of the Acquisitions, after giving effect to our warrant restructuring upon the closing of the Acquisitions (Post-Acquisition), by:

•	each person known by GCAC to be the beneficial owner of more than 5% or of shares of our common stock;

•	each of our current executive officers and directors;

•	each person who will become an executive officer or director of GCAC upon consummation of the Acquisitions;

•	all of our current executive officers and directors as a group; and

•	all of the executive officers and directors of GCAC as a group after the consummation of the Acquisitions.

Beneficial ownership is determined under the rules and regulations of the Securities and Exchange Commission, which provide that a person is deemed to beneficially own all shares of common stock that such person has the right to acquire within 60 days. Although shares that a person has the right to acquire within 60 days are counted for the purposes of determining that individual’s beneficial ownership, such shares generally are not deemed to be outstanding for the purpose of computing the beneficial ownership of any other person.

Pursuant to the Amended and Restated Warrant Agreement each warrantholder shall not have the right to exercise their warrants, to the extent that, after giving effect to such exercise, such warrantholder (together that holders’ affiliates) would beneficially own in excess of 9.99% of the shares of our common stock outstanding immediately after giving effect to such exercise. As a result, information (Pre-Acquisition) does not reflect beneficial ownership of any our outstanding warrants as these warrants are not currently exercisable and will not become exercisable until consummation of the Acquisitions. Information (Post-Acquisition) does not reflect beneficial ownership of warrants that, if exercised, would cause the warrantholder or its affiliates would beneficially own in excess of 9.99% of our common stock outstanding.

At any time prior to the Special Meeting, during a period when they are not then aware of any material nonpublic information regarding us or our securities, GCAC, our sponsor and/or affiliates, our officers, directors and founding stockholders may enter into private purchases of securities at anytime prior to the Special Meeting. The ownership percentages listed below do not include any such shares that may be purchased after  , 2009. See the section entitled “Certain Relationships and Related Transactions — Support Agreement.”

	Pre-Acquisition		Post-Acquisition
			Amount and
	Nature of		Nature of
	Beneficial	Percent of	Beneficial	Percent of
	Ownership	Class	Ownership	Class

Hayground Cove Asset Management LLC(1)	7,630,802	19.11%	0	0%
Jason N. Ader(2)	7,630,802	19.11%	0	0%
Citigroup Inc.(3)	4,167,936	10.1%	4,167,936	10.1%
QVT Financial LP(4)	3,278,800	8.21%	3,278,800	8.21%
Highfields Capital Management LP(5)	2,950,000	7.4%	2,950,000	7.4%
Integrated Core Strategies (US) LLC(6)	2,575,000	6.4%	3,989,612	9.99%
Fir Tree, Inc.(7)	2,570,300	6.4%	3,370,300	8.44%
Alderbaran Investments, LLC(8)	2,464,953	6.17%	3,989,612	9.99%
Nisswa Fixed Income Master Fund Ltd.(9)	—	—	3,989,612	9.99%
Weiss Multi-Strategy Advisors LLC(10)	—	—	3,989,612	9.99%
Andrew Nelson	25,000	*	25,000	*
Richard A.C. Coles(11)	—	—	50,000	*
Michael B. Frankel(11)	—	—	50,000	*
Mark Schulhof(11)	—	—	50,000	*
Daniel Silvers(11)	—	—	50,000	*
Mark Daigle (12)	—	—	307,062	*
George A. Rosenbaum Jr. (13)	—	—	25,588	*
Dr. Leonard E. Goodall (14)	—	—	—	—
Dr. William Stephan (14)	—	—	—	—
Robert G. Goldstein (14)	—	—	—	—
Laus Abdo (14)	—	—	—	—
All Pre-Acquisition directors and executive officers as a group (6 individuals)	7,655,802	19.17%	—	—
All Post-Acquisition directors and executive officers as a group (11 individuals)	—	—	557,650	1.40%

*	Less than 1%.

(1)	Pre-Acquisition beneficial ownership represents Founders Shares for which Hayground Cove Asset Management LLC and the funds and accounts it manages (collectively, “Hayground Cove”) are direct or indirect beneficial owners and includes certain Founders Shares held directly by current and past limited partners and investors in Hayground Cove. The business address of Hayground Cove Asset Management LLC is 1370 Avenue of the Americas, 28th Floor, New York New York 10019. In connection with the Acquisitions, on July 20, 2009, we entered into a Founders Shares Restructuring Agreement with Hayground Cove, pursuant to which Hayground Cove, has agreed to cancel at least 90% of the outstanding Founders Shares in exchange for Warrants. To date, holders of 95% of our Founders Shares have agreed to restructure their Founder Shares. The cancelled Founders Shares will include all such Founders Shares currently held by our sponsor and its affiliates. Hayground Cove will hold no Founders Shares post-acquisition. Both the Amended and Restated Warrant Agreement and the Founders Shares Restructuring Agreement provide that no warrant held by Hayground Cove will be exercisable at any time while under Hayground Cove’s control. In addition, Hayground Cove will be required to obtain an opinion of bank regulatory counsel that the transfer of any warrants will not make the transferee a “bank holding company” under the Bank Holding Company Act or subject the transferee to prior approval by the Federal Reserve Board under the Change in Bank Control Act.

(2)	Pre-Acquisition beneficial ownership represents Founders Shares for which Hayground Cove are direct or indirect beneficial owners and includes certain Founders Shares held directly by current and past limited partners and investors in Hayground Cove. Jason N. Ader does not directly hold any of our shares and disclaims beneficial ownership of shares held by Hayground Cove. Mr. Ader is the sole member of Hayground Cove, the managing member of Hayground Cove Fund Management LLC, which is the general partner of Hayground Cove Associates LP, the investment manager for each of the funds and accounts it manages and, in this capacity, he may be deemed the beneficial owner of the shares held by Hayground Cove and its partners and investors for purposes of applicable securities laws. Mr. Ader is also an investor in certain of the funds managed by Hayground Cove Associates LP. Mr. Ader disclaims beneficial ownership of any securities, and any proceeds thereof, that exceed his pecuniary interest therein and/or that are not actually distributed to him. In connection with the Acquisitions, on July 20, 2009, we entered into a Founders Shares Restructuring Agreement with Hayground Cove, pursuant to which Hayground Cove, has agreed to cancel at least 90% of the outstanding Founders Shares in exchange for Exchange Warrants. To date, holders of 95% of our Founders Shares have agreed to restructure their Founder Shares. The cancelled Founders Shares will include all such Founders Shares currently held by our sponsor and its affiliates. Hayground Cove will hold no Founders Shares post-acquisition. Both the Amended and Restated Warrant Agreement and the Founders Shares Restructuring Agreement provide that no warrant held by Hayground Cove will be exercisable at any time while under Hayground Cove’s control. In addition, Hayground Cove will be required to obtain an opinion of bank regulatory counsel that the transfer of any warrants will not make the transferee a “bank holding company” under the Bank Holding Company Act or subject the transferee to prior approval by the Federal Reserve Board under the Change in Bank Control Act.

(3)	Beneficial ownership is based on information contained in a Schedule 13G filed by Citigroup Global Markets Inc., Citigroup Financial Products Inc., Citigroup Markets Holdings Inc., and Citigroup Inc. with the SEC on January 12, 2009. The business address of Citigroup Inc. is 399 Park Avenue, New York, NY 10043. The business address of Citigroup Global Markets, Inc. is 388 Greenwich Street, New York, NY 10013.

(4)	Beneficial ownership is based on information contained in a Schedule 13G/A filed by QVT Financial LP, QVT Financial GP LLC, QVT Fund LP and QVT Associates GP LLC with the SEC on January 30, 2009. The business address of QVT Financial LP is 1177 Avenue of the Americas, 9th Floor, New York, NY 10036.

(5)	Beneficial ownership is based on information contained in a Schedule 13G/A filed by Highfields Capital Management LP, Highfields GP LLC, Highfields Associates LLC, Jonathon S. Jacobson, Richard L. Grubman and Highfields Capital III L.P. with the SEC on February 17, 2009. The business address of Highfields Capital Management LP is c/o Highfields Capital Management, John Hancock Tower, 200 Clarendon Street, 59th Floor, Boston, Massachusetts 02116.

(6)	Pre-Acquisition beneficial ownership is based on information contained in a Schedule 13G/A filed by Integrated Core Strategies (US) LLC, Millennium Management LLC and Israel A. Englander with the SEC on February 6, 2009. Post-Acquisition beneficial ownership includes warrants exercisable upon consummation of the Acquisitions held by Integrated Core Strategies (US) LLC. Pursuant to the terms of the Warrant Restructuring Letter Agreement (as defined below) Integrated Core Strategies (US) LLC does not have the right to exercise its warrants, to the extent that, after giving effect to such exercise, Integrated Core Strategies (US) LLC or its affiliates would beneficially own in excess of 9.99% of the shares of our common stock outstanding immediately after giving effect to such exercise. Post-Acquisition beneficial ownership is based on information contained in a Schedule 13G/A filed by Integrated Core Strategies (US) LLC, Millennium Management LLC and Israel A. Englander with the SEC on February 6, 2009 and in the letter agreement, dated as of July 20, 2009, entered into by GCAC and a majority of its warrant holders in connection with the amendment of the warrant agreement (the “Warrant Restructuring Letter Agreement”). The business address of Integrated Core Strategies (US) LLC is c/o Millennium Management LLC, 666 Fifth Avenue, New York, NY 10103.

(7)	Pre-Acquisition beneficial ownership is based on information contained in a Schedule 13G/A filed by Fir Tree, Inc., Fir Tree SPAC Holdings 1, LLC and Fir Tree SPAC Holdings 2, LLC with the SEC on February 9, 2009. Post-Acquisition beneficial ownership includes warrants exercisable upon consummation of the Acquisitions held by Fir Tree Value Master Fund, L.P. and Fir Tree Capital Opportunity Master Fund, L.P. Pursuant to the terms of the Warrant Restructuring Letter Agreement, Fir Tree Value Master Fund, L.P. and Fir Tree Capital Opportunity Master Fund, L.P. do not have the right to exercise its warrants, to the extent that, after giving effect to such exercise, either Fir Tree Value Master Fund, L.P. or Fir Tree Capital Opportunity Master Fund, L.P. or their affiliates would beneficially own in excess of 9.99% of the shares of our common stock outstanding immediately after giving effect to such exercise. Post-Acquisition beneficial ownership is based on information contained in a Schedule 13G/A filed by Fir Tree, Inc., Fir Tree SPAC Holdings 1, LLC and Fir Tree SPAC Holdings 2, LLC with the SEC on February 9, 2009 and in the Warrant Restructuring Letter Agreement. The business address of Fir Tree, Inc. is 505 Fifth Avenue, 23rd Floor, New York, NY 10017.

(8)	Pre-Acquisition beneficial ownership is based on information contained in a Schedule 13G filed by Aldebaran Investments, LLC with the SEC on February 17, 2009. Post-Acquisition beneficial ownership includes warrants exercisable upon consummation of the Acquisitions held by Aldebaran Investments, LLC. Pursuant to the terms of the Warrant Restructuring Letter Agreement, Aldebaran Investments, LLC does not have the right to exercise its warrants, to the extent that, after giving effect to such exercise, Aldebaran Investments, LLC or its affiliates would beneficially own in excess of 9.99% of the shares of our common stock outstanding immediately after giving effect to such exercise. Post-Acquisition beneficial ownership is based on information contained in a Schedule 13G filed by Aldebaran Investments, LLC with the SEC on February 17, 2009 and in the Warrant Restructuring Letter Agreement. The business address of Aldebaran Investments, LLC is 500 Park Avenue, 5th Fl., New York, NY 10022.

(9)	Post-Acquisition beneficial ownership represents warrants exercisable upon consummation of the Acquisitions. Pursuant to the terms of the Warrant Restructuring Letter Agreement, Nisswa Fixed Income Master Fund Ltd. does not have the right to exercise its warrants, to the extent that, after giving effect to such exercise, Nisswa Fixed Income Master Fund Ltd. or its affiliates would beneficially own in excess of 9.99% of the shares of our common stock outstanding immediately after giving effect to such exercise. Post-Acquisition beneficial ownership is based on information contained in the Warrant Restructuring Letter Agreement. The business address of Nisswa Fixed Income Master Fund Ltd. is 601 Carlson Parkway, Suite 330, Minnetonka, MN 55305.

(10)	Post-Acquisition beneficial ownership represents warrants exercisable upon consummation of the Acquisitions. Pursuant to the terms of the Warrant Restructuring Letter Agreement, Weiss Multi-Strategy Advisors LLC does not have the right to exercise its warrants, to the extent that, after giving effect to such exercise, Weiss Multi-Strategy Advisors LLC or its affiliates would beneficially own in excess of 9.99% of the shares of our common stock outstanding immediately after giving effect to such exercise. Post-Acquisition beneficial ownership is based on information contained in the Warrant Restructuring Letter Agreement. The business address of Weiss Multi-Strategy Advisors LLC is One State Street, 20th Floor, Hartford, CT 06109.

(11)	In consideration of their service as officers or directors, we entered into letter agreements with each of Messrs. Coles, Frankel, Schulhof, and Silvers to grant each of them 50,000 restricted stock units, subject to stockholder approval and certain additional terms and conditions. Subject to such stockholder approval, the restricted stock units will be settled 180 days after the closing date of a business combination, by delivery of one share of our common stock for each restricted stock unit settled. See the section entitled “The Acquisition Proposal — Issuance of Restricted Stock Units.”

(12)	In consideration of his future service as Chief Executive Officer of 1st Commerce Bank, we entered into an employment agreement, dated July 13, 2009, to grant Mr. Daigle a number of shares of restricted stock equal to $3,000,000 divided by the closing price of our common stock on the Effective Date of his employment agreement, subject to stockholder approval and certain additional terms and conditions. Subject to approval of the Acquisition Proposal, the restricted stock will vest 20% on each of the first, second, third, fourth and fifth anniversaries of the effective date of the employment agreement, subject to Mr. Daigle’s continuous employment through each vesting date, except that the restricted stock will immediately vest in full upon a change in control. Post-Acquisition beneficial ownership assumes a closing price of $9.77, the closing price on July 27, 2009. See the section entitled “The Acquisition Proposal — Issuance of Restricted Stock.”

(13)	In consideration of his future service as Chief Financial Officer of 1st Commerce Bank and Principal Accounting Officer of Western Liberty Bancorp, we entered into an employment agreement, dated July 28, 2009, to grant Mr. Rosenbaum a number of shares of restricted stock equal to $250,000 divided by the closing price of our common stock on the Effective Date of his employment agreement, subject to stockholder approval and certain additional terms and conditions. Subject to approval of the Acquisition Proposal, the restricted stock will vest 20% on each of the first, second, third, fourth and fifth anniversaries of the effective date of the employment agreement, subject to Mr. Rosenbaum’s continuous employment through each vesting date, except that the restricted stock will immediately vest in full upon a change in control. Post-Acquisition beneficial ownership assumes a closing price of $9.77, the closing price on July 27, 2009. See the section entitled “The Acquisition Proposal — Issuance of Restricted Stock.”

(14)	We intend to issue equity grants to our new independent directors upon consummation of the Acquisitions or soon thereafter. The type and amount of the grants will be determined by our Compensation Committee promptly after the closing of the Acquisitions. For more information regarding methodology see the section entitled “Executive Officer and Director Compensation — Compensation of Executive Officers and Directors of Western Liberty Bancorp Following the Acquisitions.”

Post-Closing Transaction Related Equity Awards

Our Board of Directors has approved the award of up to 1,500,000 shares of restricted stock in connection with the Acquisitions, which we expect to be awarded to certain members of our management and our consultants, in connection with the Acquisitions. As soon as practicable after the closing of the Acquisitions, the Compensation Committee will meet to determine which members of our management and our consultants will receive equity grants and the allocation of such grants. For more information regarding methodology see the section entitled “Executive Officer and Director Compensation — Compensation of Executive Officers and Directors of Western Liberty Bancorp Following the Acquisitions.”

Interest of GCAC Stockholders in the Acquisitions

As a result of the Acquisitions, our stockholders will beneficially own 100% of the shares of our common stock after the Acquisitions.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Code of Ethics and Related Person Policy

We have adopted a code of conduct and ethics applicable to our directors, officers and employees in accordance with applicable federal securities laws and the rules of NYSE Amex. Our code of ethics is publicly available on our website at http://www.globalconsumeracquisition.com by choosing the “Investor Relations” link then clicking on the “Corporate Governance” section.

In order to prepare our, proxy statement each member of our Board of Directors and each executive officer was required to complete an extensive questionnaire. The purpose of the questionnaire is to obtain information from directors and executive officers to verify disclosures required to be made in these documents. This process is to facilitate disclosure of any related party transactions entered into between themselves (or family members or entities in which they hold an interest) and GCAC that in the aggregate exceeds $120,000, that is currently proposed or that occurred during the preceding year. When completing the questionnaire, each director and executive officer is required to report any such transaction.

These procedures are intended to determine whether any such related party transaction impairs the independence of a director or presents a conflict of interest on the part of a director, employee or officer.

GCAC Related Party Transactions

Purchases of Founders Shares by Our Sponsor, Our Executive Officers and Directors

On July 16, 2007, we issued 8,625,000 Founders Shares (of which 637,786 were redeemed because the underwriters did not fully exercise their over-allotment option, resulting in a total of 7,987,214 shares outstanding after redemption), to certain of our affiliates for an aggregate amount of $8,625 in cash, at a purchase price of $0.001 per share.

In connection with our formation, our sponsor, and the funds and accounts it manages, purchased 8,348,500 Founders Shares. Andrew Nelson, our current Chief Financial Officer, Assistant Secretary and Director purchased 25,000 Founders Shares, Scott LaPorta, our former Chief Executive Officer, as well as our former directors Robert Foresman, Carl H. Hahn, Philip A. Marineau and Steven Westly, each purchased 25,000 Founders Shares and our former director Marc Soloway purchased 50,000 Founders Shares. Jason Ader, our Chairman and Chief Executive Officer, did not directly purchase any Founders Shares, however, he is the sole member of our sponsor.

All of the Founders Shares were issued in connection with our organization pursuant to the exemption from registration contained in Section 4(2) of the Securities Act of 1933, as amended. The Founders Shares were sold for an aggregate offering price of $8,625 at a purchase price of $0.001 per share. No underwriting commissions were paid, nor was there any general solicitation, with respect to such sales.

On July 20, 2009, we entered into the Founders Shares Restructuring Agreement with our sponsor, pursuant to which the holders of Founders Shares controlled by our sponsor, on behalf of itself and the funds and accounts it manages, have agreed to cancel at least 90% of the outstanding Founders Shares in exchange for the Exchange Warrants. To date, holders of 95% of our Founders Shares have agreed to restructure their Founders Shares. The cancelled Founders Shares will include all such Founders Shares currently held by our sponsor and its affiliates. Additional holders of Founders Shares may subsequently agree to restructure their Founders Shares in accordance with the terms of the Founders Shares Restructuring Agreement. Each Exchange Warrant will be governed by the Amended and Restated Warrant Agreement and have terms identical to those of the restructured outstanding warrants (except as set forth in the Warrant Agreement). The exchange of Founders Shares for Exchange Warrants shall occur prior to or concurrently with the consummation of the Acquisitions. In consideration for entering into the Founders Shares Restructuring Agreement, we shall indemnify our sponsor and each participating holder of Founders Shares for any claims that arise out of or are based upon the restructuring of the Founders Shares and shall indemnify our sponsor and its affiliates for any of their obligations with respect to the Founders Shares. The Founders Shares Restructuring Agreement

provides that no warrant held by our sponsor or any of its affiliates will be exercisable at any time while under our sponsor’s or any of its affiliates’ control. In addition, our sponsor will be required to obtain an opinion of bank regulatory counsel that the transfer of any warrants will not make the transferee a “bank holding company” under the Bank Holding Company Act or subject the transferee to prior approval by the Federal Reserve under the Change in Bank Control Act.

Private Warrants

Our sponsor and our former Chief Executive Officer purchased in a private placement transaction pursuant to Section 4(2) under the Securities Act a total of 8,500,000 Private Warrants (7,500,000 by our sponsor and 1,000,000 by our former Chief Executive Officer) from us at a price of $1.00 per warrant. The Private Warrants, can not be sold or transferred by the sponsor until the completion of our initial business combination. The $8,500,000 purchase price of the Private Warrants were added to the proceeds of our initial public offering to be held in the trust account pending our completion of one or more business combinations. If we do not complete one or more business combinations, then the $8,500,000 purchase price of the Private Warrants will become part of the liquidation amount distributed to our public stockholders from our trust account and the Private Warrants will become worthless.

On July 20, 2009, we entered in an Amended and Restated Warrant Agreement with Continental Stock Transfer & Trust Company as warrant agent, which amends certain terms of our Public Warrants and our Private Warrants. The terms of the Amended and Restated Warrant Agreement provide for certain new terms, including (i) a new strike price of $12.50 per share of our common stock, par value $0.0001, (ii) an expiration occurring on the earlier of (x) seven years from the consummation of the Acquisitions or another business combination or (y) the date fixed for redemption of the warrants set forth in the original warrant agreement, (iii) a redemption price of $0.01 per warrant, provided that (x) all of the warrants are redeemed (y) the last sales price of the common stock has been equal to or greater than $21.00 per share on each of 20 trading days within any 30 day trading period ending on the third business day prior to the date on which notice of redemption is given and (z) there is an effective registration statement in place with respect to the common stock underlying the warrants, (iv) mandatory downward adjustment of the strike price for each warrant to reflect any cash dividends paid with respect to the outstanding common stock, until such date as our publicly traded common stock trades at $18.00 or more per share on each of 20 trading days within any 30 trading day period; and (v) in the event an effective registration statement is not in place on the date the warrants are set to expire, the warrants will remain outstanding until 90 days after an effective registration statement is filed. If we have not filed an effective registration statement within 90 days after the expiration date, the warrants shall become exercisable for cash consideration. Additionally, the warrants shall not be exercisable by any warrant holder to the extent that, after giving effect to such exercise, any warrant holder or its affiliates would beneficially own in excess of 9.99% of the common stock outstanding immediately after giving effect to such exercise and no warrants held by our sponsor or any of its affiliates will be exercisable at any time while under our sponsor’s or any of its affiliates’ control. In addition, our sponsor will be required to obtain an opinion of bank regulatory counsel that the transfer of any warrants will not make the transferee a “bank holding company” under the Bank Holding Company Act or subject the transferee to prior approval by the Federal Reserve under the Change in Bank Control Act. The Amended and Restated Warrant Agreement shall be effective upon execution by us and Continental Transfer & Trust Company, but will be subject to (i) receipt by us of the written approval for listing of the amended warrants by the NYSE Amex and (ii) receipt of certifications by us and Continental Transfer & Trust Company from the applicable registered holders of such warrants certifying the number of warrants held by the consenting warrant holders. We intend to file a Schedule 14C Information Statement in connection with the warrant restructuring as soon as practicable. Please see the section entitled “The Acquisition Proposal-Amendment of the Warrant Agreement”

Registration Rights

The holders of a majority of all of the (i) Founders Shares, Private Warrants, Exchange Warrants and (ii) shares of common stock issuable upon exercise of the Private Warrants will be entitled to make up to two demands that we register these securities pursuant to an agreement signed in connection with the insider private placement. Such holders may elect to exercise these registration rights at any time commencing on or after the date of consummation of our initial public offering. In addition, these stockholders have certain “piggy-back” registration rights with respect to registration statements we might file subsequent to the consummation of our initial public offering. We will bear the expenses incurred in connection with the filing of any such registration statements.

Director and Officer Letters

In consideration of their participation on our Board of Directors and any committee thereof, we entered into letter agreements with each of Messrs. Coles, Frankel and Schulhof, dated December 23, 2008, to grant each of them 50,000 restricted stock units with respect to shares of our common stock, subject to stockholder approval and certain additional terms and conditions contained in each of their directors’ letters. In consideration of his appointment as our President, we also entered into a letter agreement with Mr. Daniel Silvers, dated April 28, 2009, to grant him 50,000 such restricted stock units. Pursuant to these letter agreements we are submitting the restricted stock units to vote of our stockholders in connection with the solicitation of proxies or consents from our stockholders to approve the Acquisitions. See the section entitled “The Acquisition Proposal — The Issuance of the Restricted Stock Units”.

Settlement Agreement

Our former Chief Executive Officer, Scott LaPorta, has an option to purchase 495,000 shares of our common stock at an exercise price of $0.001 per share. On December 23, 2008, we entered into a settlement agreement with Mr. LaPorta in connection with his termination as our Chief Executive Officer and his resignation from our Board of Directors. The settlement agreement provides that his employment terminated without cause effective as of December 23, 2008. He received a severance payment from us in the sum of $247,917, less applicable withholding taxes. The settlement agreement also provides that: (i) he irrevocably and unconditionally retains his option to purchase 495,000 shares of our common stock from our sponsor at an exercise price of $0.001 per share under the terms of his employment agreement and his termination under the terms of the settlement agreement shall not constitute a forfeiture of any part of his option; (ii) he shall be deemed to be fully vested in the option as of the effective date of the settlement agreement, provided however that he shall not be entitled to exercise all or any portion of the option until on or after the date that is six months after the closing date of a business combination and that he shall have the right to exercise the option at any time on or after such date; (iii) he irrevocably and unconditionally retains all rights and title to the 25,000 Founders Shares he received in connection with his service on our Board of Directors under his employment agreement and that we irrevocably and unconditionally relinquish any and all rights under his employment agreement or otherwise to redeem or repurchase these shares; (iv) he irrevocably and unconditionally retains all rights and title to the 1,000,000 Private Warrants he purchased and the we irrevocably and unconditionally relinquish any and all rights under his employment agreement or otherwise to redeem or repurchase the warrants; (v) we shall maintain directors and officers’ liability insurance that names him as an insured under such policies for a period of six years following the effective date of the settlement agreement at a level commensurate with that which is then applicable to our most senior executives and directors; (vi) he acknowledges that his non-solicitation obligations under his employment agreement survive the termination thereof, and he therefore may not, for a period of two years commencing on the date of his termination, solicit our employees, personnel, consultants, advisers or contractors or encourage in any manner our customers or clients to reduce their relationship with us; and (vii) he acknowledges that his option, the shares of our stock he may acquire upon exercise of his option, the shares he received as a member of our Board of Directors and his warrants will all be subject to the terms of a lock-up agreement, dated October 3, 2007, between our sponsor and us. The settlement agreement also provides for a mutual general release of claims he has or may have against us or our officers, directors and affiliates or we have or may have against him.

Services Agreement with Our Sponsor

We entered into an agreement with our sponsor, effective July 16, 2007, whereby our sponsor:

•	provides administrative services as required by us from time to time, including the administration of certain of our day-to-day activities;

•	provides office space to us for use by our employees for purposes of conducting our business;

•	performs accounting and controller-related services for us, including correspondence with our auditors;

•	makes available the services of Messrs. Ader and Nelson and such other of our sponsor’s employees as agreed between us and the sponsor from time to time, including sourcing acquisition candidates; and

•	provide investment advisory services to us, including, without limitation:

•	financial advice and services in connection with the direct or indirect acquisition or disposition by us of the assets or operations of any business or entity, whether by purchase or sale of stock or assets, acquisition or consolidation, or otherwise;

•	financial advice and services in connection with public or private equity and debt financing;

•	financial advice and services, including assistance with respect to matters such as cash management, treasury and financial controls;

•	corporate planning and corporate development advice and services;

•	strategic planning, including with respect to acquisitions; and

•	public relations and press relations advice and services;

•	such other advice and services necessitated by the ordinary course of our business, as we may reasonably request from time to time.

Our sponsor receives $10,000 per month for these services. In addition, we have undertaken to reimburse our sponsor, monthly in arrears, for all out-of-pocket expenses incurred by our sponsor in performing these services and other services as maybe requested by us from time to time. Such reimbursement payments have not and will not exceed $10,000 per month. This services agreement with our sponsor will terminate upon the consummation of an initial business combination.

Support Agreement

On July 28, 2009, we entered into the Support Agreement with our sponsor whereby our sponsor has agreed, at its option, and from time to time, to purchase through privately negotiated transactions, on such terms to be determined on a case by case basis and to be separately negotiated with each potential seller on an individual basis, up to 39% of our shares to help facilitate approval of the Acquisitions. To date, neither we nor our sponsor has made any offer to purchase or has commenced a solicitation to any potential sellers regarding the purchase of any such shares and have not entered into any negotiations with potential sellers. Under the terms of the Support Agreement, our sponsor will also has the right to sell the shares purchased by it or its affiliates to us at the same price paid by such purchaser (provided that the sale price shall be approved by a majority of the disinterested members of the board if the sale price is more than the five percent above the per share amount to be received by shareholders that elect to convert their shares into cash). The option must be exercised by our sponsor within one day of the shareholders meeting approving the Acquisitions. The Support Agreement and each of the agreements in connection with the purchase of shares by our sponsor and its affiliates is conditioned upon (i) an agreement by our warrant holders to restructure the outstanding warrants on terms satisfactory to our sponsor and (ii) the closing of a business combination. In connection with the Support Agreement, our sponsor has received a $140.0 million commitment from Jefferies to finance the purchase of shares. Under the terms of the Jefferies commitment, we have agreed, pursuant to the Indemnification and Waiver Agreement, to provide certain indemnities from any losses, claims, damages and liabilities, along with any related expenses, that arise under the debt financing arrangement subject to a waiver to all proceeds in the trust account. We will become a guarantor of the loan upon the closing of the Acquisitions; however, we expect the guarantee to be released upon the closing of the Acquisitions in accordance with its terms, as the entire amount of any funds loaned under the commitment is required to be repaid immediately after the closing. Additionally, our sponsor will have the right, at its option, to propose a term sheet to provide us permanent financing prior to the closing of the Acquisitions to exchange any purchased shares for new debt or equity securities.

Founders Shares Restructuring

On July 20, 2009, we entered into the Founders Shares Restructuring Agreement with our sponsor, pursuant to which the holders of Founders Shares controlled by our sponsor, on behalf of itself and the funds and accounts it manages, have agreed to cancel at least 90% of the outstanding Founders Shares in exchange for the Exchange Warrants. To date, holders of 95% of our Founders Shares have agreed to restructure their Founders Shares. The cancelled Founders Shares will include all such Founders Shares currently held by our sponsor and its affiliates. Additional holders of Founders Shares may subsequently agree to restructure their Founders Shares in accordance with the terms of the Founders Shares Restructuring Agreement. Each Exchange Warrant will be governed by the Amended and Restated Warrant Agreement and have terms identical to those of the restructured outstanding warrants (except as set forth in the Warrant Agreement). The exchange of Founders Shares for Exchange Warrants shall occur prior to or concurrently with the consummation of the Acquisitions. In consideration for entering into the Founders Shares Restructuring Agreement, we shall indemnify our sponsor and each participating holder of Founders Shares for any claims that arise out of or are based upon the restructuring of the Founders Shares and shall indemnify our sponsor and its affiliates for any of their obligations with respect to the Founders Shares. The Founders Shares Restructuring Agreement provides that no warrant held by our sponsor or any of its affiliates will be exercisable at any time while under our sponsor’s or any of its affiliates’ control. In addition, our sponsor will be required to obtain an opinion of bank regulatory counsel that the transfer of any warrants will not make the transferee a “bank holding company” under the Bank Holding Company Act or subject the transferee to prior approval by the Federal Reserve under the Change in Bank Control Act.

Warrant Restructuring

On July 20, 2009, we entered in an Amended and Restated Warrant Agreement with Continental Stock Transfer & Trust Company as warrant agent, which amends certain terms of our Public Warrants and our Private Warrants. The terms of the Amended and Restated Warrant Agreement provide for certain new terms, including (i) a new strike price of $12.50 per share of our common stock, par value $0.0001, (ii) an expiration occurring on the earlier of (x) seven years from the consummation of the Acquisitions or another business combination or (y) the date fixed for redemption of the warrants set forth in the original warrant agreement, (iii) a redemption price of $0.01 per warrant, provided that (x) all of the warrants are redeemed (y) the last sales price of the common stock has been equal to or greater than $21.00 per share on each of 20 trading days within any 30 day trading period ending on the third business day prior to the date on which notice of redemption is given and (z) there is an effective registration statement in place with respect to the common stock underlying the warrants, (iv) mandatory downward adjustment of the strike price for each warrant to reflect any cash dividends paid with respect to the outstanding common stock, until such date as our publicly traded common stock trades at $18.00 or more per share on each of 20 trading days within any 30 trading day period; and (v) in the event an effective registration statement is not in place on the date the warrants are set to expire, the warrants will remain outstanding until 90 days after an effective registration statement is filed. If we have not filed an effective registration statement within 90 days after the expiration date, the warrants shall become exercisable for cash consideration. Additionally, the warrants shall not be exercisable by any warrant holder to the extent that, after giving effect to such exercise, any warrant holder or its affiliates would beneficially own in excess of 9.99% of the common stock outstanding immediately after giving effect to such exercise and no warrants held by our sponsor or any of its affiliates will be exercisable at any time while under our sponsor’s or any of its affiliates’ control. In addition, our sponsor will be required to obtain an opinion of bank regulatory counsel that the transfer of any warrants will not make the transferee a “bank holding company” under the Bank Holding Company Act or subject the transferee to prior approval by the

Federal Reserve Board under the Change in Bank Control Act. The Amended and Restated Warrant Agreement shall be effective upon execution by us and Continental Transfer & Trust Company, but will be subject to (i) receipt by us of the approval for listing of the amended warrants by the NYSE Amex and (ii) receipt of certifications by us and Continental Transfer & Trust Company from the applicable registered holders of such warrants certifying the number of warrants held by the consenting warrant holders. We intend to file a Schedule 14C Information Statement in connection with the warrant restructuring as soon as practicable.

Employment Agreement with Mark Daigle

On July 13, 2009, in connection with the Acquisitions, we entered into an employment agreement with Mark Daigle. Mr. Daigle’s employment agreement provides that, subject to the closing of the Acquisitions, Mr. Daigle will become the Chief Executive Officer of Nevada commercial banking operations. In addition GCAC and our board of directors shall take such action as is necessary to appoint Mr. Daigle to the board of directors of Western Liberty Bancorp upon the consummation of the Acquisitions.

Pursuant to the terms of the employment agreement, Mr. Daigle’s employment shall commence as of the Effective Date and continue for an initial term of three years with one or more additional automatic one-year renewal periods. Mr. Daigle will be entitled to a base salary of $460,000. In addition, subject to the approval of the Acquisition Proposal by our stockholders, Mr. Daigle will receive a one-time grant of restricted stock equal to $3,000,000 divided by the closing price of our common stock on the Effective Date. The restricted stock will vest 20% on each of the first, second, third, fourth and fifth anniversaries of the Effective Date, subject to Mr. Daigle’s continuous employment through each vesting date. Such restricted stock shall be subject to restrictions on transfer for a period of one year following each vesting date. Mr. Daigle will also receive a bonus of $100,000 within ten days of the Effective Date. Mr. Daigle shall be entitled to employee benefits in accordance with any employee benefits programs and policies adopted by Western Liberty Bancorp. In addition, the employment agreement contains customary representations, covenants and termination provisions. The employment agreement also states that Mr. Daigle does not have any right, title interest or claim of any kind in or to the proceeds from our initial public offering and simultaneous private placement, plus all accrued interest, held in our trust account, and that he will not seek any recourse against the trust account whatsoever.

Employment Agreement with George A. Rosenbaum Jr.

On July 28, 2009, in connection with the Acquisitions, we entered into an employment agreement with George A. Rosenbaum Jr. Mr. Rosenbaum’s employment agreement provides that, subject to the closing of the Acquisitions, Mr. Rosenbaum will become Chief Financial Officer of our wholly owned subsidiary 1st Commerce Bank and the Principal Accounting Officer of Western Liberty Bancorp.

Pursuant to the terms of the employment agreement, Mr. Rosenbaum’s employment shall commence as of the Effective Date and continue for an initial term of three years with one or more additional automatic one-year renewal periods. Mr. Rosenbaum will be entitled to a base salary of $200,000. In addition, subject to the approval of the Acquisition Proposal by our stockholders, Mr. Rosenbaum will receive a one-time grant of restricted stock equal to $250,000 divided by the closing price of our common stock on the Effective Date. The restricted stock will vest 20% on each of the first, second, third, fourth and fifth anniversaries of the Effective Date, subject to Mr. Rosenbaum’s continuous employment through each vesting date. Such restricted stock shall be subject to restrictions on transfer for a period of one year following each vesting date. Mr. Rosenbaum will receive a transaction bonus equal to a pro rata amount of his base salary for the period from the signing of his agreement. Mr. Rosenbaum is also eligible to receive an annual discretionary incentive payment, upon the attainment of one or more pre-established performance goals established by the Compensation Committee. Mr. Rosenbaum shall be entitled to employee benefits in accordance with any employee benefits programs and policies adopted by Western Liberty Bancorp. In addition, the employment agreement contains customary representations, covenants and termination provisions. The employment agreement also states that Mr. Rosenbaum does not have any right, title interest or claim of any kind in or to the proceeds from our initial public offering and simultaneous private placement, plus all accrued interest, held in our trust account, and that he will not seek any recourse against the trust account whatsoever.

Other Transactions

We reimburse our officers and directors for any reasonable out-of-pocket business expenses incurred by them in connection with certain activities on our behalf such as identifying and investigating possible target businesses and business combinations. There is no limit on the amount of out-of-pocket expenses reimbursable by us, which are reviewed only by our Board and Audit Committee or a court of competent jurisdiction if such reimbursement is challenged, provided that no proceeds held in the trust account will be used to reimburse out-of-pocket expenses prior to the Acquisitions.

Colonial Bank Related Party Transactions

In the normal course of business, Colonial Bank makes loans to its officers, directors and to companies in which they own a significant interest. Colonial Bank has made two such loans to Mr. Daigle that are included in the transaction. As of December 31, 2008, the balance of these loans was $485,000.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our directors and officers and persons owning more than 10% of our common stock to file reports of ownership and changes of ownership with the Securities and Exchange Commission. Based on our review of the copies of such reports furnished to it, or representations from certain reporting persons that no other reports were required, we believe that all applicable filing requirements were complied with during the fiscal year ended December 31, 2008.

PRICE RANGE OF GCAC SECURITIES AND DIVIDENDS

Our equity securities trade on the NYSE Amex. Each of our units consists of one share of common stock and one warrant and trades on the NYSE Amex under the symbol “GHC.U.” On December 28, 2007, the warrants and common stock underlying our units began to trade separately on the NYSE Amex under the symbols “GHC.W” and “GHC,” respectively. Each warrant entitles the holder to purchase one share of our common stock at a price of $7.50 commencing on the later of our consummation of a business combination or November 27, 2009. The warrants expire on November 27, 2012, unless earlier redeemed.

The following table sets forth, for the fourth quarter of the year ended December 31, 2007, each quarter in the year ended December 31, 2008, and the first and second quarters of the current fiscal year, the high and low sales price of our units, common stock and warrants as reported on the NYSE Amex. Prior to November 27, 2007, there was no established public trading market for our securities.

	Units		Common Stock		Warrants
Quarter Ended	High	Low	High	Low	High	Low

2007
Fourth Quarter (from November 27, 2007)	$10.10	$9.75	$9.05	$9.05	$0.90	$0.90
2008
First Quarter	10.00	9.66	9.20	9.00	0.92	0.71
Second Quarter	10.53	9.67	9.30	9.03	1.04	0.57
Third Quarter	10.00	9.30	9.49	9.22	0.90	0.25
Fourth Quarter	9.24	8.49	9.18	8.40	0.30	0.05
2009
First Quarter	9.55	9.15	9.48	9.14	0.17	0.08
Second Quarter	9.76	9.48	9.69	9.44	0.23	0.09

Performance Graph

The graph below is a comparison of the cumulative total return of our common stock from December 28, 2007, the date that our common stock first became separately tradable, through June 28, 2009 with the comparable cumulative return for two indices, the S&P 500 Index and the Dow Jones Industrial Average Index. The graph plots the growth in value of an initial investment of $100 in each of our common stock, the S&P 500 Index and the Dow Jones Industrial Average Index over the indicated time periods, and assuming reinvestment of all dividends, if any, paid on the securities. We have not paid cash dividends and, therefore, the cumulative total return calculation for us is based solely upon stock price appreciation and not upon reinvestment of cash dividends. The stock price performance shown on the graph is not necessarily indicative of future price performance.

Holders of Common Equity

On August   , 2009, the record date, there was approximately           holders of record of our units, approximately           holders of record of our warrants and approximately           holders of record of our public common stock. Such numbers do not include beneficial owners holding shares, warrants, units through nominee names, or holders of our Founders Shares. On August   , 2009, there were approximately           holders of record of our Founders Shares.

Dividends

We have not paid any dividends on our common stock to date and we do not intend to pay cash dividends prior to the consummation of a business combination. If we complete the Acquisitions, the payment of dividends will depend on our revenues and earnings, if any, capital requirements and general financial condition. The payment of dividends after any business combination will be within the discretion of our then-Board of Directors. Our Board of Directors currently intends to retain any earnings for use in our business operations and, accordingly, we do not anticipate the board declaring any dividends prior to a business combination.

Recent Sales of Unregistered Securities

On July 16, 2007, we issued an aggregate amount of 8,575,000 shares, at a purchase price of $0.001 per share, in private placement transactions. On August 1, 2007, we issued 25,000 shares, at a purchase price of $0.001 per share, in a private placement. On September 28, 2007, we issued 25,000 shares, at a purchase price of $0.001 per share, in a private placement. In total, prior to our initial public offering we issued 8,625,000 shares of our common stock for an aggregate amount of $8,625 in cash. Of those shares, 637,786 were redeemed because the underwriters did not fully exercise their over-allotment option, resulting in a total of 7,987,214 shares outstanding after the redemption.

On August 1, 2007, our former Chief Executive Officer agreed to purchase 1,000,000 of our warrants to purchase one share of our common stock at a price of $1.00 per warrant. Our former Chief Executive Officer purchased such warrants from us immediately prior to the consummation of our initial public offering on November 27, 2007.

On October 19, 2007, our sponsor agreed to purchase 7,500,000 of our warrants to purchase one share of our common stock at a price of $1.00 per warrant. Our sponsor purchased such warrants from us immediately prior to the consummation of our initial public offering on November 27, 2007.

The sales of the above securities were deemed to be exempt from the registration under the Securities Act of 1933 in reliance on Section 4(2) of the Securities Act as transactions by an issuer not involving a public offering. In each such transaction, such entity represented its intention to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof and appropriate legends were affixed to the instruments representing such securities issued in such transactions.

Additionally, we have entered into agreements to restructure our Founders Shares and our warrants. Please see the sections entitled “The Acquisition Proposal — Restructuring of the Founders Shares” and “The Acquisition Proposal — Amendment of the Warrant Agreement”.

Securities Authorized for Issuance under Equity Compensation Plans

We currently have no compensation plans under which equity securities are authorized for issuance.

APPRAISAL RIGHTS

Our stockholders do not have appraisal rights in connection the Acquisitions under the DGCL. The stockholders of 1st Commerce Bank have dissenters’ rights in connection with the Acquisitions under the Nevada Revised Statutes.

STOCKHOLDER PROPOSALS

Our 2010 annual meeting of stockholders will be held on or about April 23, 2010 unless the date is changed by the Board of Directors. If you are a stockholder and you want to include a proposal in the proxy statement for the 2010 annual meeting, you need to provide it to the us by no later than December 14, 2009. You should direct any proposals to our Assistant Secretary at our principal office. If you want to present a matter of business to be considered at the year 2010 annual meeting, under our certificate of incorporation you must give timely notice of the matter, in writing, to our Assistant Secretary. To be timely, the notice has to be given between December 24, 2009 and January 23, 2010.

LEGAL MATTERS

Proskauer Rose LLP, 1585 Broadway, New York, New York 10036, has acted as counsel for GCAC. Kolesar & Leatham, Chtd. has acted as special regulatory counsel for GCAC.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Our audited balance sheets as of December 31, 2008 and 2007, and the related statements of operations, cash flows and shareholders’ equity for the periods from June 28, 2007 (inception) to December 31, 2007 and from June 28, 2007 (inception) to December 31, 2008 included in this proxy statement, have been so included in the reliance on a report of Hays & Company LLP, an independent registered public accounting firm, as set forth in their report appearing elsewhere herein.

The personnel of Hays & Company LLP, our independent registered public accounting firm, joined with Crowe Horwath LLP, resulting in the resignation of Hays & Company LLP as our independent registered public accounting firm. Crowe Horwath LLP was appointed as our independent registered public accounting firm going forward on June 5, 2009. Representatives of Crowe Horwath LLP will be present at the stockholder meeting or will be available by telephone with the opportunity to make statements and to respond to appropriate questions.

DELIVERY OF DOCUMENTS TO STOCKHOLDERS

Pursuant to the rules of the SEC, GCAC and services that we employ to deliver communications to our stockholders are permitted to deliver to two or more stockholders sharing the same address a single copy of each of our annual report to stockholders and our proxy statement. Upon written or oral request, we will deliver a separate copy of the annual report to stockholder and/or proxy statement to any stockholder at a shared address to which a single copy of each document was delivered and who wishes to receive separate copies of such documents in the future. Stockholders receiving multiple copies of such documents may likewise request that we deliver single copies of such documents in the future. Stockholders may notify us of their requests by calling or writing us at our principal executive offices at 1370 Avenue of the Americas, Floor 28, New York, New York 10019.

WHERE YOU CAN FIND MORE INFORMATION

We file reports, proxy statements and other information with the SEC as required by the Exchange Act. You may read and copy reports, proxy statements and other information filed by us with the SEC at the SEC public reference room located at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. You may also obtain copies of the materials described above at prescribed rates by writing to the SEC, Public Reference Section, 100 F Street, N.E., Washington, D.C. 20549. You may access information on us at the SEC web site containing reports, proxy statement and other information at: http://www.sec.gov.

Information and statements contained in this proxy statement are qualified in all respects by reference to the copy of the relevant contract or other document included as an annex to this proxy statement.

If you would like additional copies of this proxy statement or if you have questions about the Acquisitions, you should contact our Assistant Secretary via telephone or in writing:

Mr. Andrew Nelson
Assistant Secretary
Global Consumer Acquisition Corp.
1370 Avenue of the Americas, Floor 28
New York, New York 10019
Telephone: (212) 445-7800

INDEX TO FINANCIAL STATEMENTS

SELECT ASSETS AND LIABILITIES OF THE NEVADA REGIONAL BANK SEGMENT OF THE COLONIAL BANCGROUP, INC.

Unaudited Financial Statements
Statements of Condition as of June 30, 2009 and 2008	F-1
Statements of Operations for the Three and Six Months ended June 30, 2009 and 2008	F-2
Statements of Cash Flows for the Six Months ended June 30, 2009 and 2008	F-3
Notes to Unaudited Financial Statements	F-4

Financial Statements
Report of Independent Registered Public Accounting Firm	F-14
Statements of Condition as of December 31, 2008 and 2007	F-15
Statements of Operations for the Years ended December 31, 2008 and 2007	F-16
Statements of Cash Flows for the Years ended December 31, 2008 and 2007	F-17
Notes to Financial Statements	F-18

1ST COMMERCE BANK
Unaudited Condensed Interim Financial Statements

Condensed Balance Sheets as of June 30, 2009 and December 31, 2008	F-37
Condensed Statements of Operations for the Six Months Ended June 30, 2009 and 2008	F-38
Condensed Statements of Changes in Stockholders’ Equity for the Six Months Ended June 30, 2009 and 2008	F-39
Condensed Statements of Cash Flows for the Six Months Ended June 30, 2009 and 2008	F-40
Notes to Condensed Interim Financial Statements	F-41

Financial Statements
Report of Independent Registered Public Accounting Firm	F-46
Balance Sheets as of December 31, 2008 and 2007	F-47
Statements of Operations for the Years Ended December 31, 2008 and 2007 and the period from October 18, 2006 (date of inception) to December 31, 2006	F-48
Statements of Changes in Stockholders’ Equity for the Years Ended December 31, 2008 and 2007 and the period from October 18, 2006 (date of inception) to December 31, 2006	F-49
Statements of Cash Flows for the Years Ended December 31, 2008 and 2007 and the period from October 18, 2006 (date of inception) to December 31, 2006	F-50
Notes to Financial Statements	F-51

GLOBAL CONSUMER ACQUISITION CORP.

Unaudited Condensed Financial Statements
Condensed Balance Sheets as of June 30, 2009 and December 31, 2008	F-63
Condensed Statements of Operations for the Three and Six Months ended June 30, 2009 and 2008 and for the Period from June 28, 2007 (inception) to June 30, 2009	F-64
Condensed Statements of Changes in Stockholders’ Equity for the Period ended June 28, 2007 (inception) to June 30, 2009	F-65
Condensed Statements of Cash Flows for the Six Months ended June 30, 2009 and 2008 and for the Period from June 28, 2007 (inception) to June 30, 2009	F-66
Notes to Condensed Financial Statements	F-67

Financial Statements
Report of Independent Registered Public Accounting Firm	F-77
Balance Sheets as of December 31, 2008 and 2007	F-78
Statements of Operations for the Year ended December 31, 2008 and for the Periods from June 28, 2007 (inception) to December 31, 2007 and from June 28, 2007 (inception) to December 31, 2008	F-79
Statements of Changes in Stockholders’ Equity for the Period ended June 28, 2007 (inception) to December 31, 2008	F-80
Statements of Cash Flows for the Year ended December 31, 2008 and for the Periods from June 28, 2007 (inception) to December 31, 2007 and from June 28, 2007 (inception) to December 31, 2008	F-81
Notes to Financial Statements	F-82

SELECT ASSETS AND LIABILITIES OF THE NEVADA REGIONAL BANK SEGMENT OF
THE COLONIAL BANCGROUP, INC.

STATEMENTS OF CONDITION

	June 30,	December 31,
	2009	2008
	(In thousands)
	(Unaudited)

ASSETS
Cash and due from banks	$3,882	$3,864
Total loans, net of unearned income	438,489	405,887
Less: Allowance for loan losses	(7,036)	(6,315)

Loans, net	431,453	399,572
Premises & equipment, net	27,393	26,453
Other intangible assets, net	213	426
Due from Colonial Bank	36,392	—
Accrued interest receivable	1,403	1,471
Other assets	44	50

Total	$500,780	$431,836

LIABILITIES AND SHAREHOLDER’S EQUITY
Noninterest bearing transaction accounts	$101,390	$103,255
Interest bearing transaction accounts	204,147	175,425

Total transaction accounts	305,537	278,680
Time deposits	187,297	117,335

Total deposits	492,834	396,015
Repurchase agreements	4,841	9,834
Capital lease obligations	1,658	1,708
Due to Colonial Bank	—	23,076
Accrued interest payable	405	309
Other liabilities	1,042	894

Total liabilities	500,780	431,836
Commitments and Contingencies (Note 6)
Shareholder’s equity	—	—

Total	$500,780	$431,836

See Notes to the Unaudited Financial Statements

SELECT ASSETS AND LIABILITIES OF THE NEVADA REGIONAL BANK SEGMENT OF
THE COLONIAL BANCGROUP, INC.

STATEMENTS OF OPERATIONS

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2009	2008	2009	2008
	(In thousands)
	(Unaudited)

Interest Income:
Interest and fees on loans	$6,674	$6,184	$13,253	$11,994

Total interest income	6,674	6,184	13,253	11,994

Interest Expense:
Interest on deposits	2,168	1,414	4,064	3,100
Interest on repurchase agreements	6	77	20	303
Interest on capital lease obligations	27	28	54	57

Total interest expense	2,201	1,519	4,138	3,460

Net Interest Income Before Intersegment Interest Income (Expense)	4,473	4,665	9,115	8,534
Intersegment Interest Income (Expense)	19	155	15	723

Net Interest Income Before Provision for Loan Losses	4,492	4,820	9,130	9,257
Provision for loan losses	219	455	721	1,012

Net Interest Income After Provision for Loan Losses	4,273	4,365	8,409	8,245

Noninterest Income:
Service charges on deposit accounts	664	732	1,297	1,418
Electronic banking	197	166	370	320
Other retail banking fees	54	91	124	191

Retail banking fees	915	989	1,791	1,929
Mortgage banking origination and sales	1,074	810	2,103	1,383
Wealth management services	68	97	162	127
Other income	1	20	7	55

Total noninterest income	2,058	1,916	4,063	3,494

Noninterest Expense:
Salaries and employee benefits	3,313	3,305	6,701	6,701
Occupancy expense of bank premises, net	1,368	1,321	2,826	2,654
Furniture and equipment expenses	445	384	920	752
Professional services	163	179	252	298
FDIC insurance and other regulatory fees	727	85	996	183
Amortization of intangible assets	107	107	213	213
Electronic banking and other retail banking expenses	209	173	378	358
Advertising	70	147	215	314
Communications	67	70	136	132
Postage and courier	120	137	242	273
Loan closing costs	(7)	69	74	101
Travel	51	98	113	196
Allocated general and administrative expenses	919	709	1,787	1,371
Other expenses	493	547	917	958

Total noninterest expense	8,045	7,331	15,770	14,504

Income (loss) before income taxes	(1,714)	(1,050)	(3,298)	(2,765)
Income tax expense (benefit)	0	97	0	195

Net Income (Loss)	$(1,714)	$(1,147)	$(3,298)	$(2,960)

See Notes to the Unaudited Financial Statements

SELECT ASSETS AND LIABILITIES OF THE NEVADA REGIONAL BANK SEGMENT OF
THE COLONIAL BANCGROUP, INC. AND SUBSIDIARIES

STATEMENTS OF CASH FLOWS

	Six Months Ended
	June 30,
	2009	2008
	(In thousands)
	(Unaudited)

Cash flows from operating activities:
Net income (loss)	$(3,298)	$(2,960)
Adjustments to reconcile net income (loss):
Depreciation, amortization and accretion	1,401	1,195
Provision for loan losses	219	455
Deferred income taxes	—	195
(Gain) loss on sale of assets	3	—
Decrease (increase) in accrued interest receivable	68	(188)
Decrease (increase) in other assets	6	1
(Decrease) increase in accrued interest payable	95	(24)
(Decrease) increase in other liabilities	149	159

Net cash provided by (used in) operating activities	(1,357)	(1,167)

Cash flows from investing activities:
Net (increase) decrease in loans	(32,100)	(68,033)
Capital expenditures	(2,130)	(4,641)

Net cash provided by (used in) investing activities	(34,230)	(72,674)

Cash flows from financing activities:
Net increase (decrease) in deposits	96,819	(51,805)
Net increase (decrease) in repurchase agreements	(4,993)	(31,795)
Net payments of capital lease obligations	(50)	(48)
Net increase (decrease) in balance due Colonial Bank	(56,171)	157,147

Net cash provided by (used in) financing activities	35,605	73,499

Net increase (decrease) in cash and cash equivalents	18	(342)
Cash and cash equivalents at the beginning of period	3,864	4,085

Cash and cash equivalents at end of period	$3,882	$3,743

Supplemental Disclosure of Cash Flow Information:
Cash paid during the year for:
Interest	$4,042	$3,484
Taxes	—	—

See Notes to the Unaudited Financial Statements

SELECT ASSETS AND LIABILITIES OF THE NEVADA REGIONAL BANK SEGMENT OF
THE COLONIAL BANCGROUP, INC.

NOTES TO THE UNAUDITED FINANCIAL STATEMENTS

Note 1.	Accounting Policies

The Colonial BancGroup, Inc. (BancGroup or Colonial) and its subsidiaries operate predominantly in the U.S. commercial banking industry. BancGroup is a financial holding company whose primary subsidiary is Colonial Bank. Colonial Bank has branches in Florida, Alabama, Georgia, Texas and Nevada. The Nevada Regional Bank Segment represents one of BancGroup’s six reportable segments for management reporting. Each Regional Bank Segment consists of commercial lending and full service branches in its geographic region with a local management team responsible for customer relationships. The branches provide a full range of traditional banking products as well as wealth management and mortgage banking services.

The accompanying unaudited carve-out financial statements and related notes represent the financial position, results of operations and cash flows attributable to Select Assets and Liabilities of the Nevada Regional Bank Segment of BancGroup (the Nevada Carve-Out) and reflect those assets and liabilities which are to be purchased and assumed by Global Consumer Acquisition Corp. (“GCAC”). They have been prepared on an accrual basis and conform to the accounting principles generally accepted in the United States of America and to general practice within the banking industry. The Nevada Carve-Out was not operated as a separate business unit within BancGroup. Accordingly, the accompanying financial statements include allocations by BancGroup and Colonial Bank for certain operating expenses incurred on the behalf of the Nevada Carve-Out. The accompanying financial statements also exclude shareholder’s equity as all net assets/liabilities are financed through intercompany borrowings/lendings (presented as Due to Colonial Bank or Due from Colonial Bank) which bore interest at a rate equivalent to the average published Federal Funds rate.

The accounting and reporting policies of the Nevada Carve-Out are detailed in the Nevada Carve-Out’s 2008 Financial Statements included herein. These unaudited interim carve-out financial statements should be read in conjunction with the audited financial statements and footnotes included in the Nevada Carve-Out’s 2008 Financial Statements included herein.

In the opinion of the Nevada Carve-Out’s management, the accompanying unaudited financial statements contain all adjustments (consisting only of normal recurring accruals) necessary to present fairly the Nevada Carve-Out’s financial position as of June 30, 2009 and December 31, 2008 and the results of operations and cash flows for the interim periods ended June 30, 2009 and 2008. All 2009 interim amounts have not been audited, and the results of operations for the interim periods herein are not necessarily indicative of the results of operations to be expected for the year.

These financial statements are presented for informational purposes only and should not be relied upon to be indicative of the future performance of the Nevada Carve-Out or of GCAC. The financials have been prepared using certain estimates and assumptions which may or may not prove to be relative to or indicative of future operating characteristics.

See Note 12, Related Party Transactions, and Note 13, Subsequent Event, for additional information.

Use of Estimates in the Preparation of Financial Statements

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the amounts reported in the carve-out financial statements and accompanying notes. Certain assumptions and estimates were made in order to allocate a reasonable share of certain corporate services, including accounting, finance, legal, information systems and human resources. Actual results could differ from those estimates. Also, the structure of GCAC may be more or less expensive and have other characteristics that result in future expenses being different from the allocated amounts included herein.

SELECT ASSETS AND LIABILITIES OF THE NEVADA REGIONAL BANK SEGMENT OF
THE COLONIAL BANCGROUP, INC.

NOTES TO THE UNAUDITED FINANCIAL STATEMENTS — (Continued)

Other Accounting Standards

The following is a list of accounting standards which became effective as of January 1, 2009 but did not have a material impact on the Nevada Carve-Out and did not change the accounting and reporting policies detailed in the Nevada Carve-Out’s 2008 Financial Statements included herein:

•	SFAS 141(R), Business Combinations — SFAS 141(R) establishes principles and requirements for how an acquirer in a business combination: recognizes and measures in its financial statements the identifiable assets acquired, the liabilities assumed and any noncontrolling interest in the acquiree; recognizes and measures the goodwill acquired in the business combination or a gain from a bargain purchase; and discloses information to enable users of the financial statements to evaluate the nature and financial effects of the business combination. The adoption of SFAS 141(R) did not have an impact on the Nevada Carve-Out’s financial statements.

•	SFAS 160, Noncontrolling Interests in Consolidated Financial Statements — SFAS 160 amends Accounting Research Bulletin 51, Consolidated Financial Statements, to establish accounting and reporting standards for the noncontrolling interest in a subsidiary and for the deconsolidation of a subsidiary. This Statement clarifies that a noncontrolling interest in a subsidiary is an ownership interest in the consolidated entity that should be clearly reported as equity in the consolidated financial statements. Additionally, SFAS 160 requires that the amount of consolidated net income attributable to the parent and to the noncontrolling interest be clearly identified and presented on the face of the consolidated statement of income. Because the Nevada Carve-Out does not have any noncontrolling interest in a subsidiary, the adoption of the standard did not have an impact on the Nevada Carve-Out’s financial statements.

•	Emerging Issues Task Force (EITF) Issue 08-3, Accounting by Lessees for Maintenance Deposits — EITF 08-3 stipulates that a maintenance deposit should be accounted for as a deposit asset when paid to the lessor if it is probable that the deposit will be refunded to the lessee. If it is determined that a maintenance deposit is less than probable of being refunded to the lessee, the deposit should be recognized as additional expense. If it is probable at inception of the lease that a portion of the deposit will not be refunded, the lessee should recognize as expense a pro-rata portion of the deposit as it is paid. The cost of maintenance activities should be expensed or capitalized by the lessee, as appropriate, when the underlying maintenance is performed. The adoption of EITF 08-3 did not have an impact on the Nevada Carve-Out’s financial statements.

•	FSP FAS 141(R)-1, Accounting for Assets Acquired and Liabilities Assumed in a Business Combination That Arise from Contingencies — FSP FAS 141(R)-1 amends the guidance in SFAS 141(R) to require that assets acquired or liabilities assumed in a business combination that arise from contingencies be recognized at fair value if the acquisition date fair value can be determined during the measurement period. If the fair value of such an asset or liability cannot be reasonably estimated, the asset or liability would generally be recognized in accordance with SFAS 5, Accounting for Contingencies, and Financial Accounting Standards Board Interpretation (FIN) 14, Reasonable Estimation of the Amount of a Loss. The adoption of FSP FAS 141(R)-1 did not have an impact on the Nevada Carve-Out’s financial statements.

Note 2.	Recent Accounting Standards

In December 2008, the FASB issued FSP FAS 132(R)-1, Employers’ Disclosures about Postretirement Benefit Plan Assets. This FSP contains amendments to SFAS 132(R), Employers’ Disclosures about Pensions and Other Postretirement Benefits, which are intended to enhance the transparency surrounding the types of assets and associated risks in an employer’s defined benefit pension or other postretirement plan. This FSP

SELECT ASSETS AND LIABILITIES OF THE NEVADA REGIONAL BANK SEGMENT OF
THE COLONIAL BANCGROUP, INC.

NOTES TO THE UNAUDITED FINANCIAL STATEMENTS — (Continued)

expands the SFAS 132(R) disclosures by adding required disclosures about: (1) how investment allocation decisions are made by management, (2) major categories of plan assets, and (3) significant concentrations of risk. Additionally, this FSP requires an employer to disclose information about the valuation of plan assets similar to that required under SFAS 157, Fair Value Measurements. Those disclosures include: (1) the level within the fair value hierarchy in which fair value measurements of plan assets fall, (2) information about the inputs and valuation techniques used to measure the fair value of plan assets, and (3) a reconciliation of the beginning and ending balances of plan assets valued using significant unobservable inputs (Level 3 under SFAS 157). The new disclosures are required to be included in annual financial statements for fiscal years ending after December 15, 2009. Because FSP FAS 132(R)-1 only requires additional disclosures, the adoption of the standard will not impact the Nevada Carve-Out’s financial condition, results of operations or cash flows.

In April 2009, the FASB issued FSP FAS 157-4, Determining Fair Value when the Volume and Level of Activity for the Asset or Liability Have Significantly Decreased and Identifying Transactions That Are Not Orderly. FSP FAS 157-4 affirms that the objective of fair value when the market for an asset is not active is the price that would be received to sell the asset in an orderly transaction, and clarifies and includes additional factors for determining whether there has been a significant decrease in market activity for an asset when the market for that asset is not active. This FSP requires an entity to base its conclusion about whether a transaction was not orderly on the weight of the evidence. FSP FAS 157-4 also amends SFAS 157 to expand certain disclosure requirements. The provisions of this FSP are effective for interim and annual reporting periods ending after June 15, 2009, and should be applied prospectively. Early adoption is permitted for periods ending after March 15, 2009. The Nevada Carve-Out adopted this FSP in the second quarter of 2009. The adoption of this FSP did not have an impact on the Nevada Carve-Out’s financial condition, results of operations or cash flows.

In April 2009, the FASB issued FSP FAS 115-2 and FAS 124-2, Recognition and Presentation of Other-Than-Temporary Impairments. FSP FAS 115-2 and FAS 124-2 (i) changes existing guidance for determining whether an impairment is other than temporary for debt securities and (ii) replaces the existing requirement that management assert it has both the intent and ability to hold an impaired security until recovery with a requirement that management assert: (a) it does not have the intent to sell the security; and (b) it is more likely than not it will not have to sell the security before recovery of its cost basis. Under FSP FAS 115-2 and FAS 124-2, declines in the fair value of held to maturity and available for sale securities below their cost that are deemed to be other than temporary are reflected in earnings as realized losses to the extent the impairment is related to credit losses. The amount of the impairment related to other factors is recognized in other comprehensive income. The provisions of this FSP are effective for interim and annual reporting periods ending after June 15, 2009, with early adoption permitted for periods ending after March 15, 2009. The Nevada Carve-Out elected to adopt FSP FAS 115-2 and FAS 124-2 in the second quarter of 2009. As the Nevada Carve-Out does not have any securities, adoption of this FSP did not have an impact on the Nevada Carve-Out’s financial condition, results of operations or cash flows.

In April 2009, the FASB issued FSP FAS 107-1 and APB 28-1, Interim Disclosures about Fair Value of Financial Instruments. FSP FAS 107-1 and APB 28-1 amends SFAS 107, Disclosures about Fair Value of Financial Instruments, and APB Opinion 28, Interim Financial Reporting, to require a publicly traded company to include disclosures about the fair value of its financial instruments whenever it issues summarized financial information for interim reporting periods. In addition, an entity must disclose, in the body or in the accompanying notes of its summarized financial information for interim reporting periods and in its financial statements for annual reporting periods, the fair value of all financial instruments for which it is practicable to estimate that value, whether recognized or not recognized in the statement of financial position, as required by SFAS 107. The provisions of this FSP are effective for interim reporting periods ending after June 15, 2009, with early adoption permitted for periods ending after March 15, 2009. Although the Nevada Carve-Out is not

SELECT ASSETS AND LIABILITIES OF THE NEVADA REGIONAL BANK SEGMENT OF
THE COLONIAL BANCGROUP, INC.

NOTES TO THE UNAUDITED FINANCIAL STATEMENTS — (Continued)

a public company, the interim disclosures required by this FSP have been included in the interim carve-out financial statements.

In May 2009, the FASB issued SFAS 165, Subsequent Events. This Statement establishes general standards of accounting for and disclosure of events that occur after the balance sheet date but before financial statements are issued or are available to be issued. This Statement is applicable to the accounting for and disclosure of subsequent events not addressed in other applicable generally acceptable accounting principles. In addition, SFAS 165 includes a required disclosure of the date through which an entity has evaluated subsequent events, as well as whether the date is the date the financial statements were issued or the date the financial statements were available to be issued. This Statement became effective for interim and annual reporting periods ending after June 15, 2009. The disclosures required by this Statement are included in Note 13, Subsequent Event.

Note 3.	Fair Value Measurements

SFAS 157, Fair Value Measurements, defines fair value as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. SFAS 157 also establishes a fair value hierarchy which requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. The standard describes three levels of inputs that may be used to measure fair value:

Level 1  Quoted prices in active markets for identical assets or liabilities.

Level 2  Directly or indirectly observable inputs other than Level 1 prices, such as quoted prices for similar assets or liabilities in active markets; quoted prices for identical or similar assets or liabilities in markets that are not active; inputs other than quoted prices that are observable for the asset or liability (for example, interest rates and yield curves observable at commonly quoted intervals, volatilities, prepayment speeds, loss severities, credit risks, and default rates); or inputs that are derived principally from or corroborated by observable market data by correlation or other means.

Level 3  Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities. Level 3 assets and liabilities would include financial instruments whose value is determined using pricing models, discounted cash flow methodologies, or similar techniques, as well as instruments for which the determination of fair value requires significant management judgment or estimation.

A financial instrument’s categorization within the valuation hierarchy is based upon the lowest level of input that is significant to the fair value measurement.

The Nevada Carve-Out does not have any assets or liabilities that are measured at fair value on a recurring basis.

Certain other assets are measured at fair value on a nonrecurring basis. These adjustments to fair value usually result from application of lower of cost or fair value accounting or write-downs of individual assets due to impairment.

Nonrecurring fair value adjustments to loans reflect full or partial write-downs that are based on the loan’s observable market price or current appraised value of the collateral in accordance with SFAS 114, Accounting by Creditors for Impairment of a Loan. Since the market for impaired loans is not active, loans subjected to nonrecurring fair value adjustments based on the loan’s observable market price are generally classified as Level 2. Loans subjected to nonrecurring fair value adjustments based on the current appraised value of the collateral may be classified as Level 2 or Level 3 depending on the type of asset and the inputs to

SELECT ASSETS AND LIABILITIES OF THE NEVADA REGIONAL BANK SEGMENT OF
THE COLONIAL BANCGROUP, INC.

NOTES TO THE UNAUDITED FINANCIAL STATEMENTS — (Continued)

the valuation. When appraisals are used to determine impairment and these appraisals are based on a market approach incorporating a dollar-per-square-foot multiple, the related loans are classified as Level 2. If the appraisals require significant adjustments to market-based valuation inputs or apply an income approach based on unobservable cash flows to measure fair value, the related loans subjected to nonrecurring fair value adjustments are typically classified as Level 3 due to the fact that Level 3 inputs are significant to the fair value measurement.

During the second quarter of 2009, BancGroup identified three loans included in the Nevada Carve-Out’s loan portfolio that were deemed impaired in accordance with SFAS 114. These loans, which were subjected to nonrecurring fair value measurement, had a carrying value of $1.1 million, which was classified as Level 2, at June 30, 2009. Approximately $595,000 of losses related to these loans was allocated in the allowance for loan losses for the three and six months ended June 30, 2009.

The Nevada Carve-Out did not have any assets which were measured at fair value on a nonrecurring basis during the three and six months ended June 30, 2008.

Financial Disclosures about Fair Value of Financial Instruments Required by SFAS 107

SFAS 107, Disclosures About Fair Value of Financial Instruments, requires disclosure of the estimated fair value of certain financial instruments and the methods and significant assumptions used to estimate their fair values. Certain financial instruments and all nonfinancial instruments are excluded from the scope of SFAS 107. Accordingly, the fair value disclosures required by SFAS 107 are only indicative of the value of individual financial instruments and should not be considered an indication of the fair value of the Nevada Carve-Out.

The following table presents the carrying amount and estimated fair value of certain financial instruments as required by SFAS 107.

	June 30, 2009		December 31, 2008
	Carrying		Carrying
	Amount	Fair Value	Amount	Fair Value
	(In thousands)

Financial assets:
Cash	$3,882	$3,882	$3,864	$3,864
Loans	438,489		405,887
Less: allowance for loan losses	(7,036)		(6,315)

Loans, net	431,453	358,171	399,572	339,823

Total	$435,335	$362,053	$403,436	$343,687

Financial liabilities:
Deposits	$492,834	$494,636	$396,015	$397,329
Repurchase agreements	4,841	4,841	9,834	9,834
Capital lease obligations	1,658	1,658	1,708	1,708

Total	$499,333	$501,135	$407,557	$408,871

The following methods and assumptions were used to estimate the fair value for financial instruments for which it is practicable to estimate that value:

Cash — For cash, the carrying amount is a reasonable estimate of fair value.

SELECT ASSETS AND LIABILITIES OF THE NEVADA REGIONAL BANK SEGMENT OF
THE COLONIAL BANCGROUP, INC.

NOTES TO THE UNAUDITED FINANCIAL STATEMENTS — (Continued)

Loans — For loans, the fair value is estimated using the same approach applied by the Company to calculate the fair value of reporting unit loans in the second step of the goodwill impairment analysis. Fair value calculated under this approach takes into consideration market pricing including the effects of liquidity discounts and discounted cash flows using discount rates that reflect estimated required hurdle rates for financial institutions similar to the Company.

Deposits — While the Nevada Carve-Out views such accounts as significantly more valuable, SFAS 107 states that the fair value of deposits with no stated maturity, such as noninterest-bearing demand deposits, interest-bearing checking and savings accounts, is equal to the amount payable on demand at the measurement date. The amount included for these deposits in the table above is their carrying value at June 30, 2009 and December 31, 2008. The fair value of time deposits is calculated based on the discounted value of contractual cash flows. The discount rate is estimated using the rates currently offered for comparable wholesale deposits with similar remaining maturities.

Repurchase agreements — Based on the characteristics of the Nevada Carve-Out repurchase agreements, the carrying amount is a reasonable estimate of the fair value.

Capital lease obligations — Based on the characteristics of the Nevada Carve-Out capital lease obligations, the carrying amount is a reasonable estimate of the fair value.

Commitments to extend credit — The value of the unrecognized financial instruments is estimated based on the related deferred fee income associated with the commitments, which is not material to the Nevada Carve-Out’s financial statements at June 30, 2009 and December 31, 2008.

Note 4.	Loans

A summary of the major categories of loans outstanding is shown in the table below:

	June 30, 2009	December 31, 2008
	(In thousands)

Commercial, financial and agricultural	$39,601	$41,357
Commercial real estate	303,630	264,918
Real estate construction	56,233	69,113
Residential real estate	36,548	28,611
Consumer and other	3,728	3,407

Total loans	439,740	407,406
Less: unearned income	(1,251)	(1,519)

Total loans, net of unearned income	$438,489	$405,887

Note 5.	Allowance for Loan Losses

An analysis of the allowance for loan losses is as follows:

Six Months Ended
June 30, 2009
(In thousands)

Balance, January 1	$6,315
Provision charged to income	721

Balance, June 30	$7,036

SELECT ASSETS AND LIABILITIES OF THE NEVADA REGIONAL BANK SEGMENT OF
THE COLONIAL BANCGROUP, INC.

NOTES TO THE UNAUDITED FINANCIAL STATEMENTS — (Continued)

Note 6.	Commitments and Contingent Liabilities

Contingencies

BancGroup and its subsidiaries are, from time to time, defendants in legal actions arising from normal business activities. In the opinion of management, based upon review and consultation with legal counsel, the outcome of all other litigation presently pending is not anticipated to have a material adverse effect on the Nevada Carve-Out’s financial statements or results of operations.

Note 7.	Repurchase Agreements

	June 30,	December 31,
	2009	2008
	(In thousands)

Repurchase agreements	$4,841	$9,834

Securities with a carrying value of $367 million and $634 million at June 30, 2009 and December 31, 2008, respectively, were pledged by BancGroup as collateral for its repurchase agreements. Under the terms of the related repurchase agreements, BancGroup must keep these securities segregated at all times. BancGroup has the right to substitute other eligible securities for those securities pledged as collateral but does not have the right to sell or repledge the securities. BancGroup centrally manages the pledged securities and the repurchase agreements and allocates the agreements directly to the region.

Note 8.	Capital Lease Obligations

The Nevada Carve-Out had capital lease obligations outstanding of $1.7 million at June 30, 2009 and December 31, 2008. These obligations bear interest at a weighted average rate of 6.4% and mature from 2017 to 2022.

At December 31, 2008, the scheduled maturities of the par value of capital lease obligations were as follows:

(In thousands)

2009	$50
2010	108
2011	121
2012	135
2013	149
Thereafter	1,095

Total	$1,658

Note 9.	Employee Benefit Plans

Certain Nevada Carve-Out employees participate in BancGroup’s pension plan.

BancGroup does not recognize net periodic benefit (expense) income related to the pension plan at the Regional Bank Segment level. Net periodic benefit (expense) income, included in salaries and employee benefits in the statements of operations, has been allocated to the Nevada Carve-Out based upon salaries and employee benefits. Net periodic benefit (expense) income for the Nevada Carve-Out recognized for the three and six months ended June 30, 2008 was $31,000 and $63,000, respectively. There was no net periodic benefit expense or income for BancGroup or the Nevada Carve-Out recognized for the three and six months ended June 30, 2009.

SELECT ASSETS AND LIABILITIES OF THE NEVADA REGIONAL BANK SEGMENT OF
THE COLONIAL BANCGROUP, INC.

NOTES TO THE UNAUDITED FINANCIAL STATEMENTS — (Continued)

401(k) Savings Plan

Certain Nevada Carve-Out employees participate in BancGroup’s 401(k) savings plan.

On March 6, 2009, Colonial decided to suspend its matching contribution for the 401(k) plan starting in April 2009.

Note 10.	Stock-Based Compensation

Certain Nevada Carve-Out employees participate in BancGroup’s stock-based compensation plans.

BancGroup recognizes compensation cost for restricted stock awards/performance units at the Regional Bank Segment level. Therefore, the compensation cost for restricted stock awards/performance units, included in salaries and employee benefits in the statements of operations, equals the amount recorded for the Nevada Regional Bank Segment. BancGroup does not recognize compensation cost for stock options at the Regional Bank segment level. Compensation cost for stock options, included in salaries and employee benefits in the statements of operations, has been allocated to the Nevada Carve-Out based upon the compensation cost for restricted stock awards/performance units. Total compensation cost for the Nevada Carve-Out for stock-based compensation awards (both stock options and restricted stock/performance unit awards) recognized for the three months ended June 30, 2009 and 2008 was $1,000 and $13,000, respectively. Total compensation cost for the Nevada Carve-Out for stock-based compensation awards (both stock options and restricted stock/performance unit awards) recognized for the six months ended June 30, 2009 and 2008 was $137,000 and $91,000, respectively.

The following table summarizes the Nevada Carve-Out’s stock option activity since December 31, 2008:

		Weighted Average
	Options	Exercise Price

Outstanding at December 31, 2008	239,385	$15.79

Granted	—	—
Exercised	—	—
Cancelled	—	—

Outstanding at June 30, 2009	239,385	$15.79

The following table summarizes the Nevada Carve-Out’s restricted stock/performance unit activity since December 31, 2008:

	Restricted Stock/	Weighted Average
	Performance Units	Grant Date Fair Value

Nonvested at December 31, 2008	129,470	$10.42

Granted	—	—
Vested	(1,458)	11.29
Cancelled	(3,362)	25.40

Nonvested at June 30, 2009	124,650	$10.00

Note 11.	Income Taxes

As of June 30, 2009, the Nevada Carve-Out maintained a net deferred tax asset totaling $9.2 million, before a full valuation allowance, compared to $8.1 million at December 31, 2008, which was also before a full valuation allowance.

SELECT ASSETS AND LIABILITIES OF THE NEVADA REGIONAL BANK SEGMENT OF
THE COLONIAL BANCGROUP, INC.

NOTES TO THE UNAUDITED FINANCIAL STATEMENTS — (Continued)

The Nevada Carve-Out intends to maintain this valuation allowance until it determines it is more likely than not that the asset can be realized through future taxable income.

Note 12.	Related Party Transactions

Transactions between the Nevada Carve-Out and BancGroup and its subsidiaries commonly occur in the normal course of business. The Nevada Carve-Out is charged by BancGroup for corporate costs relating to these transactions and services, using the following methodologies.

Direct Costs

Costs incurred by BancGroup on behalf of the Nevada Carve-Out are charged directly to the Nevada Carve-Out. These costs are included within the individual line items in the statements of operations, as appropriate.

Allocated Costs

Certain assumptions and estimates are made in order to allocate to the Nevada Carve-Out a reasonable share of certain corporate services, including accounting, finance, legal, information systems and human resources. These costs are generally allocated based on deposits and loans and are included in the statements of operations within Allocated General and Administrative Expenses. Additionally, net periodic benefit (expense) income, included in salaries and employee benefits in the statements of operations, is allocated to the Nevada Carve-Out based upon salaries and employee benefits.

Management believes that the allocation methodologies applied are fair and reasonable; however, these costs are not necessarily indicative of the amounts that would have been recorded by the Nevada Carve-Out on a stand-alone basis. Additionally, the structure of Global Consumer may be more or less expensive and have other characteristics that result in future expenses being different from the allocated amounts included herein.

Due To/From Colonial Bank

All net assets/liabilities are financed through intercompany borrowings/lendings (presented as Due to Colonial Bank or Due from Colonial Bank) which bore interest at a rate equivalent to the average published Federal Funds rate, which was 0.25% for the three and six months ended June 30, 2009, and 2.08% and 2.65% for the three and six months ended June 30, 2008, respectively. At the time of completion of the GCAC transaction (see Note 13), the Due from Colonial Bank balance will be settled in cash or as a reduction of time deposits assumed by GCAC.

Note 13.	Subsequent Event

On July 13, 2009, BancGroup and Colonial Bank entered into an agreement to sell 21 branch offices of Colonial Bank located in Nevada, including approximately $492 million in deposits and $440 million in loans, the Select Assets and Liabilities of the Nevada Regional Bank Segment, to Global Consumer. A deposit premium of $28 million is included in the agreement. If, at the time the transaction is completed, non-time deposits exceed $310 million the deposit premium will be increased by 9.33% of the amount that the non-time deposits exceed $310 million. If, at the time the transaction is completed, non-time deposits are less than $290 million the deposit premium will be decreased by 9.33% of the amount that the non-time deposits are less than $290 million. Completion of the proposed transaction is subject to approval of Global Consumer’s

SELECT ASSETS AND LIABILITIES OF THE NEVADA REGIONAL BANK SEGMENT OF
THE COLONIAL BANCGROUP, INC.

NOTES TO THE UNAUDITED FINANCIAL STATEMENTS — (Continued)

shareholders and various regulatory agencies. The transaction is expected to close in the third quarter of 2009, subject to receipt of all necessary regulatory and shareholder approvals and the satisfaction of certain other closing conditions as set forth in the Asset Purchase Agreement.

The Nevada Carve-Out has evaluated for subsequent events through July 27, 2009, which is the date the financial statements were available to be issued.

Report of Independent Registered Public Accounting Firm

To Board of Directors
The Colonial BancGroup, Inc.:

We have audited the accompanying statements of condition of the Select Assets and Liabilities of the Nevada Regional Bank Segment (the Nevada Carve-Out) of The Colonial BancGroup, Inc. (BancGroup) as of 2008 and 2007, and the related statements of operations and cash flows for the years then ended. These financial statements are the responsibility of BancGroup’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Nevada Carve-Out at December 31, 2008 and 2007, and the results of its operations and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

/s/  PricewaterhouseCoopers LLP

Montgomery, Alabama
July 28, 2009

SELECT ASSETS AND LIABILITIES OF THE NEVADA REGIONAL BANK SEGMENT OF THE COLONIAL BANCGROUP, INC.

STATEMENTS OF CONDITION

	December 31,
	2008	2007
	(In thousands)

ASSETS
Cash and due from banks	$3,864	$4,085
Total loans, net of unearned income	405,887	305,830
Less: Allowance for loan losses	(6,315)	(3,685)

Loans, net	399,572	302,145
Premises and equipment, net	26,453	21,509
Goodwill	—	15,745
Other intangible assets, net	426	853
Due from Colonial Bank	—	157,371
Accrued interest receivable	1,471	1,354
Other assets	50	56

Total	$431,836	$503,118

LIABILITIES AND SHAREHOLDER’S EQUITY
Noninterest bearing transaction accounts	$103,255	$153,148
Interest bearing transaction accounts	175,425	256,370

Total transaction accounts	278,680	409,518
Time deposits	117,335	41,954

Total deposits	396,015	451,472
Repurchase agreements	9,834	46,636
Capital lease obligations	1,708	1,803
Due to Colonial Bank	23,076	—
Deferred income tax liability	—	2,394
Accrued interest payable	309	192
Other liabilities	894	621

Total liabilities	431,836	503,118
Commitments and Contingencies (Note 6)
Shareholder’s equity	—	—

Total	$431,836	$503,118

See Notes to Financial Statements

SELECT ASSETS AND LIABILITIES OF THE NEVADA REGIONAL BANK SEGMENT OF THE COLONIAL BANCGROUP, INC.

STATEMENTS OF OPERATIONS

	Year Ended
	December 31,
	2008	2007
	(In thousands)

Interest Income:
Interest and fees on loans	$25,264	$20,146

Total interest income	25,264	20,146

Interest Expense:
Interest on deposits	5,934	11,465
Interest on repurchase agreements	413	2,499
Interest on capital lease obligations	112	80

Total interest expense	6,459	14,044

Net Interest Income Before Intersegment Interest Income (Expense)	18,805	6,102

Intersegment interest income (expense)	186	12,387

Net Interest Income Before Provision for Loan Losses	18,991	18,489
Provision for loan losses	2,630	1,124

Net Interest Income After Provision for Loan Losses	16,361	17,365

Noninterest Income:
Service charges on deposit accounts	2,935	2,999
Electronic banking	667	620
Other retail banking fees	330	426

Retail banking fees	3,932	4,045
Mortgage banking origination and sales	2,837	2,252
Wealth management services	303	575
Other income	148	283

Total noninterest income	7,220	7,155

Noninterest Expense:
Salaries and employee benefits	13,472	13,395
Occupancy expense of bank premises, net	5,445	4,228
Furniture and equipment expenses	1,494	1,297
Professional services	507	125
FDIC insurance and other regulatory fees	315	173
Amortization of intangible assets	426	426
Electronic banking and other retail banking expenses	687	834
Advertising	800	616
Communications	258	222
Postage and courier	531	531
Loan closing costs	337	184
Travel	383	336
Goodwill impairment	15,745	—
Allocated general and administrative expenses	2,898	2,569
Other expenses	1,793	1,988

Total noninterest expense	45,091	26,924

Income (loss) before taxes	(21,510)	(2,404)
Income tax expense (benefit)	(2,394)	390

Net Income (Loss)	$(19,116)	$(2,794)

See Notes to Financial Statements

SELECT ASSETS AND LIABILITIES OF THE NEVADA REGIONAL BANK SEGMENT OF THE COLONIAL BANCGROUP, INC.

STATEMENTS OF CASH FLOWS

	Year Ended December 31,
	2008	2007
	(In thousands)

Cash flows from operating activities:
Net income (loss)	$(19,116)	$(2,794)
Adjustments to reconcile net income to net cash from operating activities:
Depreciation, amortization and accretion	2,545	1,990
Provision for loan losses	2,630	1,124
Goodwill impairment	15,745	—
Deferred taxes	(2,394)	390
Loss on sale of assets	8	4
Decrease (increase) in accrued interest receivable	(116)	(197)
Decrease (increase) in other assets	6	1
Increase (decrease) in accrued interest payable	117	(41)
Increase (decrease) in other liabilities	272	(109)

Net cash from operating activities	(303)	(368)

Cash flows from investing activities:
Net (increase) decrease in loans	(100,057)	(83,633)
Capital expenditures	(7,071)	(4,490)

Net cash from investing activities	(107,128)	(88,123)

Cash flows from financing activities:
Net (decrease) increase in demand, savings and time deposits	(55,457)	(42,753)
Net (decrease) increase in repurchase agreements	(36,802)	(12,131)
Net payments of capital lease obligations	(95)	588
Net increase (decrease) in balance due Colonial Bank	199,564	142,505

Net cash from financing activities	107,210	88,209

Net increase (decrease) in cash and cash equivalents	(221)	454
Cash and cash equivalents at beginning of year	4,085	3,631

Cash and cash equivalents at December 31	$3,864	$4,085

Supplemental Disclosure of Cash Flow Information:
Cash paid during the year for:
Interest	$6,342	$14,085
Taxes	—	—
Noncash investing and financing activities:
Assets acquired under capital leases	—	660

See Notes to Financial Statements

SELECT ASSETS AND LIABILITIES OF THE NEVADA REGIONAL BANK SEGMENT OF THE COLONIAL BANCGROUP, INC.

NOTES TO FINANCIAL STATEMENTS

Note 1.	Summary of Significant Accounting and Reporting Policies and Basis of Presentation

The Colonial BancGroup, Inc. (BancGroup or Colonial) and its subsidiaries operate predominantly in the U.S. commercial banking industry. BancGroup is a financial holding company whose primary subsidiary is Colonial Bank. Colonial Bank has branches in Florida, Alabama, Georgia, Texas and Nevada. The Nevada Regional Bank Segment represents one of BancGroup’s six reportable segments for management reporting. Each Regional Bank Segment consists of commercial lending and full service branches in its geographic region with a local management team responsible for customer relationships. The branches provide a full range of traditional banking products as well as wealth management and mortgage banking services.

The accompanying carve-out financial statements and related notes represent the financial position, results of operations and cash flows attributable to Select Assets and Liabilities of the Nevada Regional Bank Segment of BancGroup (the Nevada Carve-Out) and reflect those assets and liabilities which are to be purchased and assumed by Global Consumer Acquisition Corp. (“GCAC”). They have been prepared on an accrual basis and conform to the accounting principles generally accepted in the United States of America and to general practice within the banking industry. The Nevada Carve-Out was not operated as a separate business unit within BancGroup. Accordingly, the accompanying financial statements include allocations by BancGroup and Colonial Bank for certain operating expenses incurred on behalf of the Nevada Carve-Out. The accompanying financial statements also exclude shareholder’s equity as all net assets/liabilities are financed through intercompany borrowings/lendings (presented as Due to Colonial Bank or Due from Colonial Bank) which bore interest at a rate equivalent to the average published Federal Funds rate.

These financial statements are presented for informational purposes only and should not be relied upon to be indicative of the future performance of the Nevada Carve-Out or of GCAC. The financials have been prepared using certain estimates and assumptions which may or may not prove to be relative to or indicative of future operating characteristics.

See Note 15, Related Party Transactions, and Note 16, Subsequent Event, for additional information.

Use of Estimates in the Preparation of Financial Statements

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the amounts reported in the carve-out financial statements and accompanying notes. Certain assumptions and estimates were made in order to allocate a reasonable share of certain corporate services, including accounting, finance, legal, information systems and human resources. Actual results could differ from those estimates. Also, the structure of GCAC may be more or less expensive and have other characteristics that result in future expenses being different from the allocated amounts included herein.

Cash and Cash Equivalents

Cash and highly liquid investments with original maturities of three months or less when purchased are considered cash and cash equivalents. Cash and cash equivalents consist primarily of cash and currency held in the bank branches.

Fair Value Measurements

Effective January 1, 2008, the Nevada Carve-Out determines the fair value of its financial instruments based on the fair value hierarchy established in Statement of Financial Accounting Standards (SFAS) 157, Fair Value Measurements, which defines fair value, establishes a framework for measuring fair value, and expands disclosures about assets and liabilities measured at fair value. The definition of fair value in SFAS 157 retains the notion of exchange price; however, it focuses on the price that would be received to sell the asset or paid

SELECT ASSETS AND LIABILITIES OF THE NEVADA REGIONAL BANK SEGMENT OF THE COLONIAL BANCGROUP, INC.

NOTES TO FINANCIAL STATEMENTS — (Continued)

to transfer the liability (an exit price), rather than the price that would be paid to acquire the asset or received to assume the liability (an entry price). Under the Statement, a fair value measure should reflect all of the assumptions that market participants would use in pricing the asset or liability, including assumptions about the risk inherent in a particular valuation technique, the effect of a restriction on the sale or use of an asset, and the risk of nonperformance. To increase consistency and comparability in fair value measures, SFAS 157 establishes a three-level fair value hierarchy to prioritize the inputs used in valuation techniques between observable inputs that reflect quoted prices in active markets (Level 1), inputs other than quoted prices that are directly or indirectly observable for the asset or liability (Level 2) and unobservable data (Level 3). SFAS 157 did not expand the use of fair value accounting in any new circumstances.

On February 12, 2008, the Financial Accounting Standards Board (FASB) issued FASB Staff Position (FSP) SFAS 157-2, Effective Date of FASB Statement No. 157. This FSP permits delayed application of the provisions of SFAS 157 to nonfinancial assets and nonfinancial liabilities that are recognized or disclosed at fair value in the financial statements on a nonrecurring basis to fiscal years beginning after November 15, 2008.

The Nevada Carve-Out has elected to delay application of the provisions of SFAS 157 to nonfinancial assets and liabilities under FSP SFAS 157-2. The major categories of assets and liabilities that are recognized or disclosed at fair value for which the provisions of SFAS 157 have not been applied include reporting units measured at fair value in the first step of a goodwill impairment test under SFAS 142, Goodwill And Other Intangible Assets, and nonfinancial long-lived assets measured at fair value for an impairment assessment under SFAS 144, Accounting for the Impairment or Disposal of Long-Lived Assets.

See Note 3, Fair Value Measurements, for disclosures related to fair value measurements.

Loans

Loans are stated at the principal amount outstanding, net of unearned income and acquisition-related adjustments, if any. Unearned income includes deferred fees net of deferred direct incremental loan origination costs. Unearned income is amortized to interest income, generally over the contractual life of the loan. Interest income on loans is recognized under the interest method.

Allowance for Loan Losses

Management’s ongoing evaluation of the adequacy of the allowance for loan losses considers both impaired and unimpaired loans and takes into consideration Colonial’s past loan loss experience, known and inherent risks in the Nevada Carve-Out’s portfolio, existing adverse situations that may affect the borrowers’ ability to repay, estimated value of any underlying collateral, an analysis of existing guarantees and an analysis of current economic conditions.

A loan is considered impaired, based on current information and events, if it is probable that the Nevada Carve-Out will be unable to collect the scheduled payments of principal or interest when due according to the contractual terms of the loan agreement. Uncollateralized impaired loans are measured for impairment based on the present value of expected future cash flows discounted at the historical effective interest rate, while all collateral-dependent impaired loans are measured for impairment based on the fair value of the collateral or the expected market value of the loan contract.

The allowance for loan losses is established through charges to earnings in the form of a provision for loan losses. Increases and decreases in the allowance due to changes in the measurement of the impaired loans are included in the provision for loan losses. When a loan or portion of a loan is determined to be uncollectible, the portion deemed uncollectible is charged against the allowance and subsequent recoveries, if any, are credited to the allowance.

SELECT ASSETS AND LIABILITIES OF THE NEVADA REGIONAL BANK SEGMENT OF THE COLONIAL BANCGROUP, INC.

NOTES TO FINANCIAL STATEMENTS — (Continued)

While management believes that it has established the allowance in accordance with accounting principles generally accepted in the United States and has taken into account the views of its regulators and the current economic environment, there can be no assurance that in the future the banking regulators or the economic environment will not require further increases in, or re-allocation of, the allowance.

Income Recognition on Impaired and Nonaccrual Loans

Loans, including impaired loans, are generally classified as nonaccrual if they are past due as to maturity or payment of principal or interest for a period of more than 90 days, unless such loans are well collateralized and in the process of collection. In addition, if a loan or a portion of a loan is classified as doubtful or is partially charged off, the loan is generally classified as nonaccrual. Loans that are on a current payment status or past due less than 90 days may also be classified as nonaccrual if repayment in full of principal and/or interest is in doubt. When a loan is placed on nonaccrual status, any accrued, but unpaid, interest is reversed through interest income. While a loan is classified as nonaccrual and the future collectability of the recorded loan balance is doubtful, collections of interest and principal are generally applied as a reduction to principal outstanding. Loans will continue to be classified as nonaccrual unless they are brought fully current and the collection of scheduled interest and principal is considered probable. The Nevada Carve-Out had no impaired or nonaccrual loans at December 31, 2008 and 2007.

Premises and Equipment

Premises and equipment are stated at cost, less accumulated depreciation and amortization. Depreciation is computed generally using the straight-line method over the estimated useful lives of the related assets. Capitalized lease assets and leasehold improvements are amortized over the terms of the respective leases or the estimated useful lives of the assets, whichever is shorter. Estimated useful lives range from five to forty years for bank buildings and leasehold improvements and two to fifteen years for furniture and equipment. Amortization of assets recorded under capital leases is included in depreciation expense.

Expenditures for maintenance and repairs are charged against earnings as incurred. Costs of major additions and improvements are capitalized.

Goodwill and Other Intangible Assets

Goodwill represents the excess of the cost of an acquisition over the fair value of the net assets acquired. Other intangible assets represent purchased assets that also lack physical substance but can be distinguished from goodwill because of contractual or other legal rights or because the asset is capable of being sold or exchanged either on its own or in combination with a related contract, asset, or liability. Goodwill and other intangible assets with indefinite useful lives are not amortized, but instead are tested for impairment at least annually. Intangible assets with finite useful lives are amortized over their respective estimated useful lives to their estimated residual values, and are reviewed for impairment if events or circumstances indicate that there may be impairment. Other intangible assets attributable to the Nevada Carve-Out have a finite life of eight years.

See Note 8, Goodwill and Other Intangible Assets, for further information about the Nevada Carve-Out’s goodwill and other intangible assets.

Long Lived Assets

Long-lived assets and certain identifiable intangibles are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of the asset may not be recoverable. If the future undiscounted cash flows expected to result from the use of the asset and its eventual disposition are less than

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NOTES TO FINANCIAL STATEMENTS — (Continued)

the carrying amount of the asset, an impairment loss is recognized. Long-lived assets and certain identifiable intangibles to be disposed of are reported at the lower of carrying amount or fair value less cost to sell.

Income Taxes

The operations of the Nevada Carve-Out are included in the BancGroup consolidated federal income tax return. The Nevada Carve-Out has recorded its proportionate share of income tax expense (benefit) based upon reported taxable income (loss) using corporate statutory rates, adjusted for the effect of permanent and temporary differences, as though the Nevada Carve-Out were filing a separate return. The Nevada Carve-Out uses the asset and liability method of accounting for income taxes. Under that method, deferred tax assets and liabilities are recorded at currently enacted tax rates applicable to the period in which assets or liabilities are expected to be realized or settled. Deferred tax assets and liabilities are adjusted to reflect changes in statutory tax rates resulting in income adjustments in the period such changes are enacted.

The Nevada Carve-Out periodically reviews the carrying amount of its deferred tax assets to determine if the establishment of a valuation allowance is necessary. If, based on the available evidence, it is more likely than not that all or a portion of the Nevada Carve-Out’s deferred tax assets will not be realized, a deferred tax valuation allowance is established. Consideration is given to all positive and negative evidence related to the realization of the deferred tax assets. The Nevada Carve-Out has recorded a full valuation allowance for all deferred tax assets.

Effective January 1, 2007, the Nevada Carve-Out adopted Financial Accounting Standards Board (FASB) Interpretation (FIN) 48, Accounting for Uncertainty in Income Taxes, which establishes a two-step process for recognizing and measuring tax benefits. FIN 48 applies to all tax positions within the scope of SFAS 109, Accounting for Income Taxes. Under FIN 48, tax benefits can only be recognized in the financial statements if it is more likely than not that the benefits would be sustained after full review by the relevant taxing authority. If a tax position meets the recognition threshold, the benefit to be recorded is equal to the largest amount of tax benefit that is greater than 50 percent likely of being realized upon ultimate settlement with the taxing authority. Any difference between the full amount of the tax benefit and the amount recorded in the financial statements will be recognized as increased income tax expense. Interest and penalties accrued for uncertain tax positions will be classified as income tax expense, which is consistent with the recognition of these items in prior reporting periods. The implementation of FIN 48 did not result in a material change to the Nevada Carve-Out’s liability for unrecognized tax benefits.

See Note 14, Income Taxes, for related disclosures.

Stock-Based Compensation

Certain Nevada Carve-Out employees participate in BancGroup’s stock-based compensation plans.

BancGroup recognizes compensation cost for restricted stock awards/performance units at the Regional Bank Segment level. Therefore, the compensation cost for restricted stock awards/performance units, included in salaries and employee benefits on the statements of operations, equals the amount recorded for the Nevada Regional Bank Segment. BancGroup does not recognize compensation cost for stock options at the Regional Bank Segment level. Compensation cost for stock options, included in salaries and employee benefits on the statements of operations, has been allocated to the Nevada Carve-Out based upon the compensation cost for restricted stock awards/performance units.

All stock-based payments are measured at fair value at the date of grant and expensed over their vesting or service period. The expense is recognized using the straight-line method.

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NOTES TO FINANCIAL STATEMENTS — (Continued)

Total compensation cost for stock-based compensation awards (both stock options and restricted stock/performance unit awards) recognized by the Nevada Carve-Out during 2008 and 2007 was $279,000 and $556,000, respectively. The related income tax benefit was $73,000 and $117,000, respectively.

BancGroup estimates the fair value of stock options using the Black-Scholes valuation model. Key input assumptions used in the model include the exercise price of the award, the expected option term, the expected volatility of BancGroup’s stock over the option’s expected term, the risk-free interest rate over the option’s expected term and BancGroup’s expected annual dividend yield. BancGroup believes that the valuation technique and the approach utilized to develop the underlying assumptions are appropriate in estimating the fair value of BancGroup’s stock options granted. Estimates of fair value are not intended to predict actual future events or the value ultimately realized by the stock option recipients. As a result of implementing SFAS 123(R), BancGroup refined its process for estimating expected option term and expected stock price volatility.

The fair value of each option grant to the Nevada Carve-Out employees that participate in BancGroup’s stock-based compensation plans was estimated on the grant date using the Black-Scholes option pricing model with the following assumptions:

	Year Ended	Year Ended
	December 31,	December 31,
	2008	2007

Expected option term	5.33 years	5.33 years
Weighted average expected volatility	47.4%	21.3%
Weighted average risk-free interest rate	2.98%	4.67%
Weighted average expected annual dividend yield	4.50%	2.70%

The expected option term was determined based upon BancGroup’s historical experience with employees’ exercise and post-vesting termination behavior. The expected volatility was determined based upon historical daily prices of BancGroup’s common stock over the most recent period equal to the expected option term, as well as implied price volatility based on BancGroup’s exchange traded options. The indicated historical and implied volatilities were weighted 75% and 25%, respectively. Less emphasis was placed on implied volatility compared to historical volatility because the volume of exchange traded options is relatively low. The risk-free rate was determined based on the interpolated rate as of the grant date of a zero coupon treasury security with a maturity equal to the expected option term. The expected annual dividend yield was determined based on forecasted dividends and BancGroup’s stock price.

See Note 13, Stock-Based Compensation, for additional information regarding the Nevada Carve-Out’s participation in BancGroup’s stock plans.

Advertising Costs

Advertising costs are expensed as incurred.

Securities Sold Under Agreements to Repurchase

Securities sold under agreements to repurchase are generally treated as collateralized financing transactions and are recorded at the amount at which the securities were acquired or sold. Based on the terms of the related contractual agreements and evaluation of counterparty risk, the fair value of collateral either received from or provided to a third party is continually monitored and additional collateral is obtained or is requested to be returned to Colonial as deemed appropriate.

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NOTES TO FINANCIAL STATEMENTS — (Continued)

Noninterest Income

Noninterest income is accrued and recognized in earnings as services are provided and the amount of income earned is reasonably determinable.

Other Accounting Standards

The following is a list of other accounting standards which became effective during 2008:

•	SFAS 159, The Fair Value Option for Financial Assets and Financial Liabilities — SFAS 159 permits companies to elect to measure certain eligible items at fair value. Subsequent unrealized gains and losses on those items are reported in earnings. Upfront costs and fees related to those items are reported in earnings as incurred and not deferred. As the Nevada Carve-Out did not elect to apply SFAS 159 to any of its existing eligible items as of January 1, 2008, the adoption of SFAS 159 did not have an impact on the financial statements.

Note 2.	Recent Accounting Standards

In December 2007, the FASB issued SFAS 141(R), Business Combinations, which is a revision of SFAS 141, Business Combinations. SFAS 141(R) establishes principles and requirements for how an acquirer in a business combination: recognizes and measures in its financial statements the identifiable assets acquired, the liabilities assumed and any noncontrolling interest in the acquiree; recognizes and measures the goodwill acquired in the business combination or a gain from a bargain purchase; and discloses information to enable users of the financial statements to evaluate the nature and financial effects of the business combination. This Statement is effective for fiscal years beginning after December 15, 2008, and is to be applied prospectively. SFAS 141(R) could have a material impact to the carve-out financial statements for business combinations entered into after the effective date.

In December 2007, the FASB issued SFAS 160, Noncontrolling Interests in Consolidated Financial Statements. SFAS 160 amends Accounting Research Bulletin 51, Consolidated Financial Statements, to establish accounting and reporting standards for the noncontrolling interest in a subsidiary and for the deconsolidation of a subsidiary. This Statement clarifies that a noncontrolling interest in a subsidiary is an ownership interest in the consolidated entity that should be clearly reported as equity in the consolidated financial statements. Additionally, SFAS 160 requires that the amount of consolidated net income attributable to the parent and to the noncontrolling interest be clearly identified and presented on the face of the consolidated statement of income. The provisions of this Statement are effective on a prospective basis for fiscal years, and interim periods within those fiscal years, beginning on or after December 15, 2008, except for the presentation and disclosure requirements, which are required to be applied retrospectively. Early adoption is not permitted. Because the Nevada Carve-Out does not have any noncontrolling interest in a subsidiary, the adoption of the standard will not impact the Nevada Carve-Out’s financial condition, results of operations or cash flows.

In June 2008, the EITF reached a final consensus on Issue 08-3, Accounting by Lessees for Maintenance Deposits. EITF 08-3 stipulates that a maintenance deposit should be accounted for as a deposit asset when paid to the lessor if it is probable that the deposit will be refunded to the lessee. If it is determined that a maintenance deposit is less than probable of being refunded to the lessee, the deposit should be recognized as additional expense. If it is probable at inception of the lease that a portion of the deposit will not be refunded, the lessee should recognize as expense a pro-rata portion of the deposit as it is paid. The cost of maintenance activities should be expensed or capitalized by the lessee, as appropriate, when the underlying maintenance is performed. This consensus is effective for fiscal years beginning after December 15, 2008, and interim periods within those fiscal years. Early application is not permitted. The effect of applying this consensus must be

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NOTES TO FINANCIAL STATEMENTS — (Continued)

recognized as a cumulative effect of a change in accounting principle as of the beginning of the fiscal year in which the consensus is initially applied for all arrangements existing at the effective date. The impact of applying EITF 08-3 is expected to be immaterial.

In December 2008, the FASB issued FSP FAS 132(R)-1, Employers’ Disclosures about Postretirement Benefit Plan Assets. This FSP contains amendments to SFAS 132(R), Employers’ Disclosures about Pensions and Other Postretirement Benefits, which are intended to enhance the transparency surrounding the types of assets and associated risks in an employer’s defined benefit pension or other postretirement plan. This FSP expands the SFAS 132(R) disclosures by adding required disclosures about: (1) how investment allocation decisions are made by management, (2) major categories of plan assets, and (3) significant concentrations of risk. Additionally, this FSP requires an employer to disclose information about the valuation of plan assets similar to that required under SFAS 157. Those disclosures include: (1) the level within the fair value hierarchy in which fair value measurements of plan assets fall, (2) information about the inputs and valuation techniques used to measure the fair value of plan assets, and (3) a reconciliation of the beginning and ending balances of plan assets valued using significant unobservable inputs (Level 3 under SFAS 157). The new disclosures are required to be included in financial statements for fiscal years ending after December 15, 2009. Because FSP FAS 132(R)-1 only requires additional disclosures, the adoption of the standard will not impact the Nevada Carve-Out’s financial condition, results of operations or cash flows.

Note 3.	Fair Value Measurement

The Nevada Carve-Out adopted the provisions of SFAS 157 on January 1, 2008. At adoption, SFAS 157 did not have an impact on the Nevada Carve-Out’s financial statements. In February 2008, the FASB issued an FSP which permits delayed application of the provisions of SFAS 157 to nonfinancial assets and nonfinancial liabilities that are recognized or disclosed at fair value in the financial statements on a nonrecurring basis to fiscal years beginning after November 15, 2008. Since the Nevada Carve-Out has elected to delay application of the provisions of SFAS 157 to nonfinancial assets and liabilities in scope of this FSP, the information disclosed below does not consider the impact that SFAS 157 would have on such nonfinancial assets and liabilities. The major categories of assets and liabilities that are recognized or disclosed at fair value for which the provisions of SFAS 157 have not been applied include reporting units measured at fair value in the first step of a goodwill impairment test under SFAS 142, Goodwill And Other Intangible Assets, and nonfinancial long-lived assets measured at fair value for an impairment assessment under SFAS 144, Accounting for the Impairment or Disposal of Long-Lived Assets.

SFAS 157 defines fair value as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. SFAS 157 also establishes a fair value hierarchy which requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. The standard describes three levels of inputs that may be used to measure fair value:

Level 1  Quoted prices in active markets for identical assets or liabilities.

Level 2  Directly or indirectly observable inputs other than Level 1 prices, such as quoted prices for similar assets or liabilities in active markets; quoted prices for identical or similar assets or liabilities in markets that are not active; inputs other than quoted prices that are observable for the asset or liability (for example, interest rates and yield curves observable at commonly quoted intervals, volatilities, prepayment speeds, loss severities, credit risks, and default rates); or inputs that are derived principally from or corroborated by observable market data by correlation or other means.

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NOTES TO FINANCIAL STATEMENTS — (Continued)

Level 3  Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities. Level 3 assets and liabilities would include financial instruments whose value is determined using pricing models, discounted cash flow methodologies, or similar techniques, as well as instruments for which the determination of fair value requires significant management judgment or estimation.

A financial instrument’s categorization within the valuation hierarchy is based upon the lowest level of input that is significant to the fair value measurement.

The Nevada Carve-Out does not have any assets or liabilities that are measured at fair value on a recurring basis.

Certain other assets are measured at fair value on a nonrecurring basis. These adjustments to fair value usually result from application of lower of cost or fair value accounting or write-downs of individual assets due to impairment. The Nevada Carve-Out did not have any assets which were measured at fair value on a nonrecurring basis in 2008.

Financial Disclosures about Fair Value of Financial Instruments Required by SFAS 107

SFAS 107, Disclosures About Fair Value of Financial Instruments, requires disclosure of the estimated fair value of certain financial instruments and the methods and significant assumptions used to estimate their fair values. Certain financial instruments and all nonfinancial instruments are excluded from the scope of SFAS 107. Accordingly, the fair value disclosures required by SFAS 107 are only indicative of the value of individual financial instruments and should not be considered an indication of the fair value of the Nevada Carve-Out.

The following table presents the carrying amount and estimated fair value of certain financial instruments as required by SFAS 107.

	December 31, 2008		December 31, 2007
	Carrying		Carrying
	Amount	Fair Value	Amount	Fair Value
		(In thousands)

Financial assets:
Cash	$3,864	$3,864	$4,085	$4,085
Loans	405,887		305,830
Less: allowance for loan losses	(6,315)		(3,685)

Loans, net	399,572	339,823	302,145	310,857

Total	$403,436	$343,687	$306,230	$314,942

Financial liabilities:
Deposits	$396,015	$397,329	$451,472	$451,590
Repurchase agreements	9,834	9,834	46,636	46,636
Capital lease obligations	1,708	1,708	1,803	1,803

Total	$407,557	$408,871	$499,911	$500,029

The following methods and assumptions were used to estimate the fair value for financial instruments for which it is practicable to estimate that value:

Cash — For cash, the carrying amount is a reasonable estimate of fair value.

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NOTES TO FINANCIAL STATEMENTS — (Continued)

Loans — For loans, the fair value as of December 31, 2008 is estimated using the same approach applied by BancGroup to calculate the fair value of reporting unit loans in the second step of the goodwill impairment analysis. Fair value calculated under this approach takes into consideration market pricing including the effects of liquidity discounts and discounted cash flows using discount rates that reflect estimated required hurdle rates for financial institutions similar to BancGroup. The fair value as of December 31, 2007 was estimated by discounting the future cash flows using the current rates at which similar loans would be made to borrowers with similar credit ratings and for the same remaining maturities.

Deposits — While the Nevada Carve-Out views such accounts as significantly more valuable, SFAS 107 states that the fair value of deposits with no stated maturity, such as noninterest-bearing demand deposits, interest-bearing checking and savings accounts, is equal to the amount payable on demand at the measurement date. The amount included for these deposits in the table above is their carrying value at December 31, 2008 and 2007. The fair value of time deposits is calculated based on the discounted value of contractual cash flows. The discount rate is estimated using the rates currently offered for comparable wholesale deposits with similar remaining maturities.

Repurchase agreements — Based on the characteristics of the Nevada Carve-Out repurchase agreements, the carrying amount is a reasonable estimate of the fair value.

Capital lease obligations — Based on the characteristics of the Nevada Carve-Out capital lease obligations, the carrying amount is a reasonable estimate of the fair value.

Commitments to extend credit — The value of the unrecognized financial instruments is estimated based on the related deferred fee income associated with the commitments, which is not material to the Nevada Carve-Out’s financial statements at December 31, 2008 and 2007.

Note 4.	Loans

A summary of the major categories of loans outstanding is shown in the table below.

	December 31,
	2008	2007
	(In thousands)

Commercial, financial, agricultural	$41,357	$36,265
Commercial real estate	264,918	201,902
Real estate construction	69,113	48,137
Residential real estate	28,611	15,442
Consumer and other	3,407	5,327

Total loans	407,406	307,073
Less: unearned income	(1,519)	(1,243)

Total loans, net of unearned income	$405,887	$305,830

The Nevada Carve-Out’s lending is concentrated in Nevada, and repayment of these loans is in part dependent upon the economic conditions in the respective regions of this state. Approximately 69.5% of the Nevada Carve-Out’s total loan portfolio is in Nevada. Management continually evaluates the potential risk in all categories of the portfolio in determining the adequacy of the allowance for loan losses.

Commercial real estate loans are loans which are collateralized by real estate held for investment and business purposes. These loans are substantially dependent upon cash flows from income producing improvements attached to the real estate or, in the case of owner-occupied commercial real estate, the cash flows

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NOTES TO FINANCIAL STATEMENTS — (Continued)

produced by the enterprises occupying the real estate. Commercial real estate property types primarily consist of retail properties, office buildings, apartments, warehouses, churches, schools, lodging, recreational and health service facilities. The real estate held as collateral on these loans is not raw land or property under construction or development as those property types fall into the real estate construction portfolio.

Commercial real estate loans are underwritten based on current and projected cash flows and loan-to-appraised-value ratios of 80% or less. The risks associated with commercial real estate loans primarily relate to real estate values in local market areas, the equity investments of borrowers and the borrowers’ experience and expertise.

Real estate construction loans include loans to finance single family and multi-family residential as well as nonresidential real estate. The principal risks associated with these loans are related to the borrowers’ ability to complete the project, local market demand, presales or preleasing and permanent loan commitments. The Nevada Carve-Out evaluates presale requirements, preleasing rates and permanent loan take-out commitments, as well as other factors in underwriting construction loans.

Residential real estate loans consist of loans made to finance one-to-four family residences and home equity loans on residences. The Nevada Carve-Out’s policy is to loan up to 84.9% of appraised value on these loans without other collateral or security. This portfolio is largely made up of adjustable rate loans. The principal risks associated with one-to-four family residential loans are the borrowers’ income and real estate values.

The Nevada Carve-Out evaluates each customer’s creditworthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Nevada Carve-Out upon extension of credit, is based on management’s credit evaluation of the counterparty. Collateral held varies but may include accounts receivable, inventory, property, plant and equipment, residential houses, land, owner-occupied commercial real estate and income-producing commercial properties. No additional credit risk exposure, relating to outstanding loan balances, is believed to exist beyond the amounts shown in the statement of condition at December 31, 2008.

In the normal course of business, loans are made to officers, directors and to companies in which they own a significant interest. Loan activity to such parties with an aggregate loan balance of more than $60,000 during the year ended December 31, 2008 is summarized as follows:

Balance			Balance
January 1,			December 31,
2008	Additions	Reductions	2008
	(In thousands)

$485	$—	$—	$485

At December 31, 2008 and 2007, the Nevada Carve-Out did not have any impaired loans. Therefore, no allowance was allocated to impaired loans at either December 31, 2008 and 2007.

The Nevada Carve-Out uses several factors in determining if a loan is impaired. Generally, nonaccrual loans as well as loans classified as substandard with balances in excess of a specified amount are reviewed for impairment. The internal asset classification procedures include a thorough review of significant loans and lending relationships, and include the accumulation of related data. This data includes loan payment status, borrower’s financial data, collateral value and borrower’s operating factors such as cash flows and operating income or loss.

At December 31, 2008 and 2007, there was no recorded investment in nonaccrual loans.

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NOTES TO FINANCIAL STATEMENTS — (Continued)

Note 5.	Allowance for Loan Losses

An analysis of the allowance for loan losses is as follows:

	2008	2007
	(In thousands)

Balance, January 1	$3,685	$2,561
Provision charged to income	2,630	1,124

Balance, December 31	$6,315	$3,685

Note 6.	Commitments and Contingent Liabilities

Commitments to Extend Credit

To meet the financial needs of its customers, in the normal course of business the Nevada Carve-Out is a party to financial instruments with off-balance sheet risk. The credit risk associated with these instruments is essentially the same as that involved in extending loans to customers and is subject to the Nevada Carve-Out’s credit policies. Credit risk associated with these instruments is represented by the contractual amounts indicated in the table below.

	December 31,
	2008	2007
	(In thousands)

Financial instruments whose contract amounts represent credit risk:
Loan commitments	$55,608	$69,152

Commitments to extend credit are agreements to lend to customers as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. The total contractual amount of commitments represents the maximum credit risk and the maximum potential amount of future payments that could be required to be made. However, because many commitments expire without being drawn upon, total commitments do not necessarily represent future cash requirements.

Commitments Under Capital and Operating Lease Obligations

The Nevada Carve-Out has entered into certain noncancellable leases for premises and equipment used in connection with its operations. The majority of these noncancellable lease agreements contain renewal options for varying periods at the same or renegotiated rentals, and several contain purchase options at fair value.

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NOTES TO FINANCIAL STATEMENTS — (Continued)

Future minimum lease payments under all capital leases and noncancellable operating leases with initial or remaining terms (exclusive of renewal options) of one year or more at December 31, 2008 were as follows:

		Operating
	Capital	Leases
	Leases
	(In thousands)

2009	$206	$2,557
2010	208	2,785
2011	213	2,689
2012	219	2,295
2013	225	2,134
Thereafter	1,350	12,986

Total minimum lease payments	2,421	$25,446

Less: imputed interest	713

Present value of minimum lease payments	$1,708

Rent expense for all leases amounted to $2.8 million in 2008 and $1.9 million in 2007.

Contingencies

BancGroup and its subsidiaries are, from time to time, defendants in legal actions arising from normal business activities. In the opinion of management, based upon review and consultation with legal counsel, the outcome of all other litigation presently pending is not anticipated to have a material adverse effect on the Nevada Carve-Out’s financial statements or results of operations.

Note 7.	Premises and Equipment

Premises and equipment are summarized as follows:

	December 31,
	2008	2007
	(In thousands)

Land	$5,654	$2,264
Bank premises	9,150	7,797
Equipment	7,897	5,614
Leasehold improvements	9,595	4,758
Construction in progress	3,878	8,944
Automobiles	54	57

Total	36,228	29,434
Less accumulated depreciation and amortization	(9,775)	(7,925)

Premises and equipment, net	$26,453	$21,509

Included in the table above are assets recorded under capital leases and related accumulated amortization of $1.9 million and ($375,000) at December 31, 2008 and $1.9 million and ($224,000) at December 31, 2007, respectively. Refer to Note 6, Commitments and Contingent Liabilities, and Note 11, Capital Lease Obligations, for further details regarding capital and operating leases.

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NOTES TO FINANCIAL STATEMENTS — (Continued)

Depreciation expense for premises and equipment amounted to $2.1 million in 2008 and $1.2 million in 2007.

Note 8.	Goodwill and Other Intangible Assets

The goodwill impairment test is a two-step process, which requires management to make judgments in determining the assumptions used in the calculations. The first step involves estimating the fair value of each reporting unit and comparing it to the reporting unit’s carrying value, which includes the allocated goodwill. If the estimated fair value is less than the carrying value, then a second step is performed to measure the actual amount of goodwill impairment, if any. The second step involves determining the implied fair value of goodwill. This requires the Nevada Carve-Out to allocate the estimated fair value of the reporting unit to all the assets and liabilities of such unit. The fair values of the assets and liabilities, primarily loans and deposits, were determined using current market interest rates, projections of future cash flows, and where available, quoted market prices of similar instruments. Any unallocated fair value represents the implied fair value of goodwill, which is then compared to its corresponding carrying value. If the implied fair value is less than the carrying value, an impairment loss is recognized in an amount equal to that deficit. Fair values of reporting units are estimated using discounted cash flow models derived from internal earnings forecasts. The key assumptions used to estimate the fair value of each reporting unit include earnings forecasts for five years, terminal values based on future growth rates, and discount rates that reflect the range of BancGroup’s market capitalization plus a control premium.

Due to the decline in market valuations for financial institutions and BancGroup’s increased credit exposures during 2008, the Nevada Carve-Out computed and recorded a $15.7 million goodwill impairment loss in 2008, reducing the balance of goodwill to zero.

A summary of goodwill follows (in thousands):

	December 31,	Goodwill	December 31,
	2007	impaired	2008

Nevada carve-out	$15,745	$(15,745)	$—

The Nevada Carve-Out has finite-lived intangible assets capitalized on its balance sheet in the form of core deposit intangibles (CDI). The related balances as of December 31, 2008 and 2007 are as follows:

	December 31,
	2008	2007
	(In thousands)

Gross carrying amount	$3,411	$3,411
Less: accumulated amortization	(2,985)	(2,558)

Net carrying amount	$426	$853

Amortization expense on CDI totaled $426,000 for both 2008 and 2007. Aggregate annual amortization expense of currently recorded CDI is expected to be approximately $426,000 for 2009, which would bring the net carrying value to zero.

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NOTES TO FINANCIAL STATEMENTS — (Continued)

Note 9.	Time Deposits

Certificates of deposit of less than $100,000 totaled $64.1 million at December 31, 2008, while certificates of deposit of $100,000 or more totaled $42.6 million. Other time deposits, which consist of IRA’s, totaled $10.7 million. Time deposits of $100,000 or more at December 31, 2008 totaled $46.7 million. At December 31, 2008, the scheduled maturities of time deposits were as follows:

(In thousands)

2009	$104,252
2010	10,422
2011	535
2012	834
2013	1,292
Thereafter	—

Total	$117,335

Note 10.	Repurchase Agreements

	December 31,
	2008	2007
	(In thousands)

Repurchase agreements (retail)	$9,834	$46,636

Securities with a carrying value of $634 million and $690 million at December 31, 2008 and 2007, respectively, were pledged by BancGroup as collateral for its repurchase agreements. Under the terms of the related repurchase agreements, BancGroup must keep these securities segregated at all times. BancGroup has the right to substitute other eligible securities for those securities pledged as collateral but does not have the right to sell or repledge the securities. BancGroup centrally manages the pledged securities and the repurchase agreements and allocates the agreements directly to the region.

Note 11.	Capital Lease Obligations

The Nevada Carve-Out had capital lease obligations outstanding of $1.7 million and $1.8 million at December 31, 2008 and 2007, respectively. These obligations bear interest at a weighted average rate of 6.4% and mature from 2017 to 2022.

At December 31, 2008, the scheduled maturities of the par value of capital lease obligations were as follows:

(In thousands)

2009	$100
2010	108
2011	121
2012	135
2013	149
Thereafter	1,095

Total	$1,708

SELECT ASSETS AND LIABILITIES OF THE NEVADA REGIONAL BANK SEGMENT OF THE COLONIAL BANCGROUP, INC.

NOTES TO FINANCIAL STATEMENTS — (Continued)

Note 12.	Employee Benefit Plans

Certain Nevada Carve-Out employees participate in BancGroup’s pension plan.

BancGroup does not recognize net periodic benefit (expense) income related to the pension plan at the Regional Bank Segment level. Net periodic benefit (expense) income, included in salaries and employee benefits in the statements of operations, has been allocated to the Nevada Carve-Out based upon salaries and employee benefits. Net periodic benefit (expense) income for the Nevada Carve-Out recognized during 2008 and 2007 was $123,000 and $94,000, respectively.

401(k) Savings Plan

Certain Nevada Carve-Out employees participate in BancGroup’s 401(k) savings plan.

The expense related to the 401(k) savings plan is recorded in the statements of operations within salaries and employee benefits. The expense for the Nevada Carve-Out recognized during 2008 and 2007 was $370,000 and $430,000, respectively.

Note 13.	Stock-Based Compensation

Certain Nevada Carve-Out employees participate in BancGroup’s stock-based compensation plans.

BancGroup recognizes compensation cost for restricted stock awards/performance units at the Regional Bank Segment level. Therefore, the compensation cost for restricted stock awards/performance units, included in salaries and employee benefits on the Nevada Carve-Out’s Statements of Operations, equals the amount recorded for the Nevada Regional Bank Segment. BancGroup does not recognize compensation cost for stock options at the Regional Bank Segment level. Compensation cost for stock options, included in salaries and employee benefits on the statements of operations, has been allocated to the Nevada Carve-Out based upon the compensation cost for restricted stock awards/performance units. Total compensation cost for the Nevada Carve-Out for stock-based compensation awards (both stock options and restricted stock/performance unit awards) recognized during 2008 and 2007 was $279,000 and $556,000, respectively.

BancGroup has a long-term incentive compensation plan which permits the granting of various types of incentive stock-based awards including stock options, restricted stock, stock appreciation rights and performance units, all of which may be issued only to key employees, officers and directors of BancGroup. A total of 10 million shares of BancGroup common stock are authorized to be issued under the plan. As of December 31, 2008, 4.0 million shares remain eligible to be granted under the plan. The terms of the plan stipulate that the exercise price of incentive stock options may not be less than the fair market value of BancGroup common stock on the date they are granted, and the exercise price of nonqualified stock options may not be less than 85% of the fair market value of BancGroup common stock on the date of grant. All options expire on the earlier of ten years from the date of grant, or three months after an employee’s termination. Options generally become exercisable on a pro-rata basis over a period of five years. Restricted stock awards typically vest over a five-year period unless they are subject to specific performance criteria. During 2008, performance units were issued which have substantially the same terms as the restricted stock awards. There have been no stock appreciation rights granted under the plan.

Prior to the long-term incentive plan that is currently in place, BancGroup had other incentive plans which permitted the granting of various types of stock-based awards. The awards granted under those plans may still be exercised, however no new awards may be granted. As of December 31, 2008, there were 675,964 stock options still outstanding from those plans.

SELECT ASSETS AND LIABILITIES OF THE NEVADA REGIONAL BANK SEGMENT OF THE COLONIAL BANCGROUP, INC.

NOTES TO FINANCIAL STATEMENTS — (Continued)

The following table summarizes the Nevada Carve-Out’s stock option activity since December 31, 2007:

		Weighted Average
	Options	Exercise Price

Outstanding at December 31, 2007	221,057	$17.59

Granted	41,328	9.28
Exercised	—	—
Cancelled	(23,000)	21.28

Outstanding at December 31, 2008	239,385	$15.79

The following table provides additional information about the Nevada Carve-Out’s stock-based awards:

	2008	2007
	(In thousands, except weighted average per share amounts)

Weighted average grant date fair value of options granted	$2.35	$5.29
Weighted average grant date fair value of restricted stock/performance units granted	6.04	25.81
Total intrinsic value of options exercised	—	111
Total fair value of options vested	92	86
Total fair value of restricted stock/performance units vested	—	40

	As of December 31, 2008
	Total Options	Options Fully Vested	Options Fully Vested
	Outstanding	and Expected to Vest	and Exercisable

Number	239,385	204,395	157,574
Weighted average exercise price	$15.79	$15.36	$15.10
Aggregate intrinsic value (in thousands)	$(3,285)	$(2,716)	$(2,053)
Weighted average remaining contractual life	5.34 years	4.85 years	3.70 years

The following table summarizes the Nevada Carve-Out’s restricted stock/performance unit activity since December 31, 2007:

	Restricted
	Stock/
	Performance	Weighted Average
	Units	Grant Date Fair Value

Nonvested at December 31, 2007	41,782	$21.64

Granted	92,923	6.04
Vested	—	—
Cancelled	(5,235)	22.35

Nonvested at December 31, 2008	129,470	$10.42

As of December 31, 2008, the total unrecognized compensation cost related to nonvested awards of stock options and restricted stock/performance units not yet expensed was $637,000. The unrecognized compensation cost is expected to be recognized over a weighted average period of 3.2 years.

SELECT ASSETS AND LIABILITIES OF THE NEVADA REGIONAL BANK SEGMENT OF THE COLONIAL BANCGROUP, INC.

NOTES TO FINANCIAL STATEMENTS — (Continued)

Note 14.	Income Taxes

The components of the provision for income taxes were as follows:

	2008	2007
	(In thousands)

Current Federal payable (receivable)	$—	$—
Deferred Federal expense (benefit)	(2,394)	390

Total income tax expense (benefit)	$(2,394)	$390

The reasons for the difference between income tax expense (benefit) and the amount computed by applying the statutory federal income tax rate to income (loss) before income taxes are as follows:

	2008	2007
	(In thousands)

Tax at statutory rate on pre-tax income (loss)	$(7,529)	$(842)
Add:
Impact of deferred tax asset valuation allowance	5,117	1,212
Permanent differences	18	20

Total income tax expense (benefit)	$(2,394)	$390

The components of the Nevada Carve-Out’s net deferred tax asset (liability) as of December 31, 2008 and 2007 were as follows:

	2008	2007
	(In thousands)

Deferred tax assets:
Allowance for loan losses	$2,210	$1,290
Goodwill amortization and impairment	2,727	—
Core deposit intangible amortization	408	338
Property and equipment depreciation	472	539
Net operating loss	2,240	773

Total deferred tax asset	8,057	2,940
Less: valuation allowance	(8,057)	(2,940)

Net deferred tax asset	—	—
Deferred tax liabilities:
Goodwill amortization	—	2,394

Net deferred tax asset (liability)	$—	$(2,394)

The net deferred tax asset (liability) is included in the Nevada Carve-Out’s Statements of Condition. The net operating losses generated by the Nevada Carve-Out were utilized by Colonial BancGroup for each of the years ended December 31, 2008 and 2007.

The Nevada Carve-Out has a full valuation allowance recorded against its deferred tax asset. The Nevada Carve-Out intends to maintain this valuation allowance until it determines it is more likely than not that the asset can be realized through future taxable income.

SELECT ASSETS AND LIABILITIES OF THE NEVADA REGIONAL BANK SEGMENT OF THE COLONIAL BANCGROUP, INC.

NOTES TO FINANCIAL STATEMENTS — (Continued)

The Nevada Carve-Out adopted the provisions of FIN 48 on January 1, 2007. The implementation of FIN 48 did not result in a material change to the Nevada Carve-Out’s liability for unrecognized tax benefits. The amount of unrecognized tax benefits at December 31, 2008 was immaterial.

The Nevada Carve-Out records accrued interest and penalties related to unrecognized tax benefits through income tax expense, which is consistent with the recognition of these items in prior reporting periods. During the year ended December 31, 2008, the Nevada Carve-Out recognized no expense for interest or penalties. As of December 31, 2008, the Nevada Carve-Out had no accrual for the payment of interest and penalties.

The Nevada Carve-Out has substantially concluded all U.S federal income tax matters for years through 2004.

Note 15.	Related Party Transactions

Transactions between the Nevada Carve-Out and BancGroup and its subsidiaries commonly occur in the normal course of business. The Nevada Carve-Out is charged by BancGroup for corporate costs relating to these transactions and services, using the following methodologies.

Direct Costs

Costs incurred by BancGroup on behalf of the Nevada Carve-Out are charged directly to the Nevada Carve-Out. These costs are included within the individual line items in the statements of operations, as appropriate.

Allocated Costs

Certain assumptions and estimates are made in order to allocate to the Nevada Carve-Out a reasonable share of certain corporate services, including accounting, finance, legal, information systems and human resources. These costs are generally allocated based on deposits, loans or personnel and are included in the statements of operations within Allocated General and Administrative Expenses. Additionally, net periodic benefit (expense) income, included in salaries and employee benefits in the statements of operations, is allocated to the Nevada Carve-Out based upon salaries and employee benefits.

Management believes that the allocation methodologies applied are fair and reasonable; however, these costs are not necessarily indicative of the amounts that would have been recorded by the Nevada Carve-Out on a stand alone basis. Additionally, the structure of GCAC may be more or less expensive and have other characteristics that result in future expenses being different from the allocated amounts included herein.

Due To/From Colonial Bank

All net assets/liabilities are financed through intercompany borrowings/lendings (presented as Due to Colonial Bank or Due from Colonial Bank) which bore interest at a rate equivalent to the average published Federal Funds rate, which was 2.09% and 5.05% for the years ended December 31, 2008 and 2007, respectively. At the time of completion of the GCAC transaction (see Note 16), the Due from Colonial Bank balance will be settled in cash or as a reduction of time deposits assumed by GCAC.

Note 16.	Subsequent Event

On July 13, 2009, BancGroup and Colonial Bank entered into an agreement to sell 21 branch offices of Colonial Bank located in Nevada, including approximately $492 million in deposits and $440 million in loans, the Select Assets and Liabilities of the Nevada Regional Bank Segment, to GCAC. A deposit premium of $28 million is included in the agreement. If, at the time the transaction is completed, non-time deposits exceed $310 million the deposit premium will be increased by 9.33% of the amount that the non-time deposits exceed $310 million. If, at the time the transaction is completed, non-time deposits are less than $290 million the

SELECT ASSETS AND LIABILITIES OF THE NEVADA REGIONAL BANK SEGMENT OF THE COLONIAL BANCGROUP, INC.

NOTES TO FINANCIAL STATEMENTS — (Continued)

deposit premium will be decreased by 9.33% of the amount that the non-time deposits are less than $290 million. Completion of the proposed transaction is subject to approval of GCAC’s shareholders and various regulatory agencies. The transaction is expected to close in the third quarter of 2009, subject to receipt of all necessary regulatory and shareholder approvals and the satisfaction of certain other closing conditions as set forth in the Asset Purchase Agreement.

1st Commerce Bank

CONDENSED BALANCE SHEETS

	June 30,	December 31,
	2009	2008
	(Unaudited)

ASSETS
Cash and due from banks	$344,433	$1,149,678
Money-market funds and interest-bearing deposits	4,612,615	18,363,916
Federal funds sold	50,000	125,000

Cash and cash equivalents	5,007,048	19,638,594
Loans held for sale	1,354,073	391,215
Investment securities held for long-term investment carried at amortized cost which approximates fair value	115,200
Portfolio loans, less allowance for loan losses of $1,192,000 in 2009 and $740,000 in 2008	35,873,376	29,922,918
Premises and equipment	662,570	731,592
Accrued interest income	154,171	107,457
Other real estate owned	555,000	555,000
Other assets	1,354,016	1,275,109

TOTAL ASSETS	$45,075,454	$52,621,885

LIABILITIES AND STOCKHOLDERS’ EQUITY
Deposits:
Noninterest-bearing	$7,256,176	$20,186,648
Interest-bearing	32,314,866	26,469,075

Total deposits	39,571,042	46,655,723
Accrued interest on deposits and other liabilities	146,011	133,604

Total liabilities	39,717,053	46,789,327
STOCKHOLDERS’ EQUITY:
Common stock, no par value, 1,100,000 shares authorized; 800,000 shares issued and outstanding	4,000,000	4,000,000
Additional paid-in capital	4,000,000	4,000,000
Retained-earnings deficit	(2,641,599)	(2,167,442)

Total stockholders’ equity	5,358,401	5,832,558

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$45,075,454	$52,621,885

See notes to condensed interim financial statements.

1st Commerce Bank

CONDENSED STATEMENTS OF OPERATIONS

	Six Months Ended June 30
	2009	2008
	(Unaudited)

Interest income:
Portfolio loans (including fees)	$1,047,168	$1,063,934
Loans held for sale	23,308	2,286
Federal funds sold	36	17,120
Interest-bearing deposits with banks	34,604

Total interest income	1,105,116	1,083,340
Interest expense:
Deposits	418,871	416,356
Short-term borrowings		3,808

Total interest expense	418,871	420,164

Net interest income	686,245	663,176
Provision for loan losses	457,595	131,000

Net interest income after provision for loan losses	228,650	532,176
Noninterest income:
Service charges on deposit accounts	53,294	35,455
Fees from origination of non-portfolio residential mortgage loans	76,844	15,821
Other	17,201	6,883

Total noninterest income	147,339	58,159
Noninterest expense:
Salaries and employee benefits	546,104	573,811
Occupancy	115,680	114,197
Equipment rent, depreciation and maintenance	55,719	54,085
Other	371,643	283,496

Total noninterest expense	1,089,146	1,025,589

Loss before federal income tax benefit	(713,157)	(435,254)
Federal income tax benefit	(239,000)	(144,000)

NET LOSS	$(474,157)	$(291,254)

NET LOSS PER SHARE	$(0.59)	$(0.36)

See notes to condensed interim financial statements.

1st Commerce Bank

CONDENSED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY

		Additional	Retained-
	Common	Paid-in	Earnings
	Stock	Capital	Deficit	Total
	(Unaudited)

Six Months Ended June 30, 2008
Balances at January 1, 2008	$4,000,000	$4,000,000	$(1,009,626)	$6,990,374
Net loss for the 2008 period			(291,254)	(291,254)

BALANCES AT JUNE 30, 2008	$4,000,000	$4,000,000	$(1,300,880)	$6,699,120

Six Months Ended June 30, 2009
Balances at January 1, 2009	$4,000,000	$4,000,000	$(2,167,442)	$5,832,558
Net loss for the 2009 period			(474,157)	(474,157)

BALANCES AT JUNE 30, 2009	$4,000,000	$4,000,000	$(2,641,599)	$5,358,401

See notes to condensed interim financial statements.

1st Commerce Bank

CONDENSED STATEMENTS OF CASH FLOWS

	Six Months Ended June 30
	2009	2008
	(Unaudited)

OPERATING ACTIVITIES
Net loss	$(474,157)	$(291,254)
Adjustments to reconcile net loss to net cash used by operating activities:
Provision for loan losses	457,595	131,000
Depreciation of premises and equipment	70,675	69,176
Originations and purchases of loans held for sale	(6,219,218)	(1,133,089)
Proceeds from sales of loans held for sale	5,256,360	1,133,089
Increase in accrued interest income and other assets	(125,621)	(111,094)
Increase in accrued interest expense and other liabilities	12,407	49,342

NET CASH USED BY OPERATING ACTIVITIES	(1,021,959)	(152,830)
INVESTING ACTIVITIES
Purchase of securities held for long-term investment	(115,200)
Net increase in portfolio loans	(6,408,053)	(5,613,637)
Purchases of premises and equipment	(1,653)	(13,678)

NET CASH USED BY INVESTING ACTIVITIES	(6,524,906)	(5,627,315)
FINANCING ACTIVITIES
Net decrease in demand deposits, NOW accounts and savings accounts	(9,459,618)	(977,692)
Net increase in certificates of deposit	2,374,937	7,170,093

NET CASH PROVIDED (USED) BY FINANCING ACTIVITIES	(7,084,681)	6,192,401

INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	(14,631,546)	412,256
Cash and cash equivalents at beginning of period	19,638,594	3,955,858

CASH AND CASH EQUIVALENTS AT END OF PERIOD	$5,007,048	$4,368,114

Supplemental disclosures of cash flow information:
Cash paid during the period for interest	431,143	397,337

See notes to condensed interim financial statements.

1st Commerce Bank

NOTES TO CONDENSED INTERIM FINANCIAL STATEMENTS (Unaudited)

NOTE A —	BASIS OF PRESENTATION

The accompanying condensed financial statements of 1st Commerce Bank (the “Bank”) have been prepared in accordance with accounting principles generally accepted in the United States of America for interim financial information. Accordingly, they do not include all information and footnotes necessary for a fair presentation of financial position, results of operations and cash flows in conformity with accounting principles generally accepted in the United States of America.

The statements do, however, include all adjustments of a normal recurring nature which the Bank considers necessary for a fair presentation of the interim periods.

The results of operations for the six-month period ended June 30, 2009 are not necessarily indicative of the results to be expected for the year ending December 31, 2009.

NOTE B —	NET LOSS PER SHARE

Net loss per share is based on the weighted average number of common shares outstanding (800,000 shares). There were no common stock equivalents or other forms of dilutive instruments outstanding during the periods presented.

NOTE C —	FAIR VALUE

SFAS No. 157 establishes a hierarchy that prioritizes the use of fair value inputs used in valuation methodologies into the following three levels:

Level 1:  Quoted prices (unadjusted) for identical assets or liabilities in active markets that the entity has the ability to access as of the measurement date.

Level 2:  Significant other observable inputs other than Level 1 prices such as quoted prices for similar assets or liabilities in active markets; quoted prices for identical or similar assets or liabilities in markets that are not active; or other inputs that are observable or can be derived from or corroborated by observable market data by correlation or other means.

Level 3:  Significant unobservable inputs that reflect the reporting entity’s own assumptions about the assumptions that market participants would use in pricing an asset or liability.

The following is a description of the Bank’s valuation methodologies used to measure and disclose the fair values of its financial assets and liabilities on a recurring or nonrecurring basis:

Investment securities available for sale:  Securities available for sale are recorded at fair value on a recurring basis. Fair value measurement is based on quoted prices, when available. If quoted prices are not available, fair values are measured using independent pricing models, as Level 2 values.

Mortgage loans held for sale:  Mortgage loans held for sale are carried at the lower of cost or fair value and are measured on a nonrecurring basis. Fair value is based on independent quoted market prices, where applicable, or the prices for other mortgage whole loans with similar characteristics.

Loans:  The Bank does not record loans at fair value on a recurring basis. However, from time to time, nonrecurring fair value adjustments to collateral-dependent loans are recorded to reflect partial write-downs based on the observable market price or current appraised value of the collateral.

Other real estate owned:  At the time of foreclosure, foreclosed properties are adjusted to fair value less estimated costs to sell upon transfer from portfolio loans to other real estate owned, establishing a new accounting basis. The Bank subsequently adjusts fair value on other real estate owned on a nonrecurring basis to reflect partial write-downs based on the observable market price, current appraised value of the asset or other estimates of fair value.

1st Commerce Bank

NOTES TO CONDENSED INTERIM FINANCIAL STATEMENTS (Unaudited) — (Continued)

The balances of assets and liabilities measured at fair value on a nonrecurring basis as of June 30, 2009 were as follows (in $1,000s):

		Significant
		Unobservable
		Inputs
	Total	(Level 3)

Impaired loans(1)	$347	$347

Other real estate owned(1)	$555	$555

(1)	Represents carrying value and related write-downs for which adjustments are based on the appraised value of the applicable collateral or foreclosed property or other estimates of fair value.

There were no assets or liabilities measured on a recurring or nonrecurring basis as of December 31, 2008.

The Bank began applying the fair value measurement and disclosure provisions of FAS No. 157 effective January 1, 2009 to nonfinancial assets and liabilities measured on a nonrecurring basis; which did not have a material effect on the Bank’s financial position upon implementation. The Bank measures the fair value of the following on a nonrecurring basis: (1) long-lived assets and (2) foreclosed assets.

[The remainder of this page intentionally left blank]

1st Commerce Bank

NOTES TO CONDENSED INTERIM FINANCIAL STATEMENTS (Unaudited) — (Continued)

Carrying values and estimated fair values of financial instruments for FAS No. 107 disclosure purposes were as follows (in $1,000s):

	June 30, 2009		December 31, 2008
	Carrying	Estimated	Carrying	Estimated
	Value	Fair Value	Value	Fair Value

Financial Assets:
Cash and cash equivalents	$5,007	$5,007	$19,639	$19,639
Investments held for long-term investment	115	115
Loans held for sale	1,354	1,354	391	391
Portfolio loans:
Loans secured by real estate:
Commercial	21,531	21,394	15,664	15,679
Residential (including multi-family)	931	931	933	933
Construction, land development and other land	7,417	6,268	6,044	6,055

Total loans secured by real estate	29,879	28,593	22,641	22,667
Commercial and other business-purpose loans	6,972	6,939	7,794	7,835
Consumer	206	208	222	224
Other	8		6

Total portfolio loans	37,065	35,740	30,663	30,726
Less allowance for loan losses	(1,192)	(1,192)	(740)	(740)

Net portfolio loans	35,873	34,548	29,923	29,986
Financial Liabilities:
Deposits:
Noninterest-bearing	7,256	7,256	20,187	20,187
Interest-bearing:
Demand accounts	7,147	7,147	3,676	3,676
Time certificates of less than $100,000	10,421	10,451	14,016	14,055
Time certificates of $100,000 or more	14,747	14,728	8,777	8,789

Total interest-bearing	32,315	32,326	26,469	26,520

Total deposits	39,571	39,582	46,656	46,707

Estimated fair values of financial assets and liabilities in the preceding table are based upon a comparison of current interest rates on financial instruments and the timing of related scheduled cash flows to the estimated present value of such cash flows using current estimated market rates of interest (unless quoted market values or other fair value information is more readily available). For example, the estimated fair value of portfolio loans is based on discounted cash flow computations. Similarly, the estimated fair value of time deposits, debt obligations and subordinated debentures were determined through discounted cash flow computations. Such estimates of fair value are not intended to represent market value or portfolio liquidation value, and only represent an estimate of fair value based on current financial reporting requirements.

Given current market conditions, a portion of the loan portfolio is not readily marketable and market prices do not exist. The Bank has not attempted to market the loan portfolio to potential buyers, if any exist, to determine the fair value of those instruments in accordance with the definition in FAS No. 157. Since negotiated prices in illiquid markets depend upon the then present motivations of the buyer and seller, it is reasonable to assume that actual sales prices could vary widely from any estimate of fair value made without

1st Commerce Bank

NOTES TO CONDENSED INTERIM FINANCIAL STATEMENTS (Unaudited) — (Continued)

the benefit of negotiations. Additionally, changes in market interest rates can dramatically impact the value of financial instruments in a short period of time. Accordingly, the fair value measurements for loans included in the table above are unlikely to represent the instruments’ liquidation values.

NOTE D —	NEW ACCOUNTING STANDARDS

In September 2006, the Financial Accounting Standards Board (FASB) issued Statement No. 157, Fair Value Measurements, which provides a definition of fair value for accounting purposes, establishes a framework for measuring fair value and expands related financial statement disclosures. In February 2008, the FASB issued FASB Staff Position (FSP) FAS 157-2 which deferred the effective date of SFAS No. 157 until January 1, 2009 for nonfinancial assets and nonfinancial liabilities except those items recognized or disclosed at fair value on an annual or on a more frequently recurring basis. The implementation of previously deferred aspects of Statement No. 157 in 2009 (as permitted by FSP FAS 157-2) did not have a material effect on the Bank’s results of operations or financial position. Fair value disclosures are set forth in Note C to the condensed interim financial statements.

In February 2007, the FASB issued Statement No. 159, The Fair Value Option for Financial Assets and Financial Liabilities, which permits entities to choose to measure, on an item-by-item basis, specified financial instruments and certain other items at fair value. Unrealized gains and losses on items for which the fair value option has been elected are required to be reported in results of operations at each reporting date. Statement No. 159 was applied prospectively and implemented by the Bank effective January 1, 2008. As of June 30, 2009, the Bank has not elected the fair value option.

In December 2007, the FASB issued Statement No. 141(R), Business Combinations, to further enhance the accounting and financial reporting related to business combinations. Statement No. 141(R) establishes principles and requirements for how the acquirer in a business combination (1) recognizes and measures in its financial statements the identifiable assets acquired, the liabilities assumed and any noncontrolling interest in the acquiree, (2) recognizes and measures goodwill acquired in the business combination or a gain from a bargain purchase, (3) requires that acquisition-related and restructuring costs be recognized separately from the acquisition, generally charged to expense when incurred and (4) determines information to disclose to enable users of the financial statements to evaluate the nature and financial effects of the business combination. Statement No. 141(R) applies prospectively to business combinations for which the acquisition date is on or after January 1, 2009. The effects of the Bank’s adoption of Statement No. 141(R) had no impact upon implementation and its subsequent impact will depend upon the extent and magnitude of acquisitions in the future.

On April 9, 2009, the FASB issued the following FSPs, which become effective for second quarter reporting, with earlier implementation permitted for the first calendar quarter of 2009. The Bank elected to implement the new guidance effective January 1, 2009.

FSP FAS 107-1 and APB 28-1 amends FASB Statement No. 107, Disclosures about Fair Value of Financial Instruments, and APB Opinion No. 28, Interim Financial Reporting, to require interim disclosures about fair value of financial instruments in addition to annual reporting. The required disclosures are included in Note C to the condensed interim financial statements.

FSP FAS 115-2 and FAS 124-2 amends the other-than-temporary impairment guidance for debt securities to make it more operational and to improve the presentation and disclosure of other-than-temporary impairments on debt and equity securities in financial statements. Implementation of this new guidance did not have a material effect on the Bank’s financial statements.

FSP FAS 157-4 amends prior fair value guidance to aid in determining fair value when the volume and level of activity for an asset or liability have significantly decreased and identifying transactions that are not orderly. This new guidance is intended to clarify that significant adjustments to quoted prices may be necessary to estimate fair value when there has been a significant decrease in the volume and activity for the asset/liability in relation to normal market activity. Fair value is the price that would be received to sell an

1st Commerce Bank

NOTES TO CONDENSED INTERIM FINANCIAL STATEMENTS (Unaudited) — (Continued)

asset (or paid to transfer a liability) in an orderly transaction (that is, not a forced liquidation or distressed sale) between willing market participants under current market conditions. The Bank implemented FSP FAS 157-4 as of January 1, 2009. It did not have a material effect on the Bank’s financial statements upon implementation.

In March 2008 the FASB issued Statement No. 161, Disclosures about Derivative Instruments and Hedging Activities, an amendment of FASB Statement No. 133. This new guidance revises the presentation and disclosure of derivatives and hedging activities, became effective for the Bank on January 1, 2009 and did not have a material impact on the Bank’s condensed interim financial statements upon implementation.

In February 2008, the FASB issued FSB FAS 140-3, Accounting for Transfers of Financial Assets and Repurchase Financing Transactions. The new guidance clarifies transfers and certain transactions’ accounting subject to the provisions of FAS 140 and becomes effective January 1, 2009. This new guidance did not have a material impact on the Bank’s financial position or results of operations upon implementation.

In May 2009, the FASB issued Statement No. 165, Subsequent Events. This new guidance requires the disclosure of the date through which an entity has evaluated subsequent events and becomes effective June 30, 2009. This new guidance would not have a material impact on the Bank’s financial statements. For purposes of the Bank’s June 30, 2009 financial statements, management has evaluated subsequent events through July 15, 2009.

In June 2009, the FASB issued Statement No. 166, Accounting for Transfers of Financial Assets — an Amendment of FASB Statement No. 140. This new guidance revises the presentation and disclosure of transfers of financial assets and the effects of a transfer on an entity’s financial position, financial performance and cash flows. Statement No. 166 applies to fiscal years, and interim periods within those fiscal years, beginning on or after November 15, 2009. Management has not completed its review of this new guidance.

In June 2009, the FASB issued Statement No. 168, The FASB Accounting Standards Codificationtm and The Hierarchy of Generally Accepted Accounting Principles — a replacement of FASB Statement No. 162. On the effective date of this statement, the FASB Accounting Standards Codificationtm (Codification) will supersede all then-existing non-Securities and Exchange Commission (SEC) accounting and reporting standards. All other non-grandfathered non-SEC accounting literature not included in the Codification will become non-authoritative. This statement is effective for financial statements issued for interim and annual periods ending after September 15, 2009 and will not have a material impact to the Bank’s financial statements.

The FASB has also recently issued several proposals to amend, supersede or interpret existing accounting standards which may impact the Bank’s financial statements at a later date, such as a proposed amendment to Statement No. 128, Earnings per Share, among other things.

The Bank’s management has not completed its analysis of this new guidance (as proposed, where applicable) although it anticipates the potential impact (if finalized, where applicable) would not be material to the Bank’s financial statements.

A variety of proposed or otherwise potential accounting standards are currently under study by standard-setting organizations and various regulatory agencies. Because of the tentative and preliminary nature of these proposed standards, management has not determined whether implementation of such proposed standards would be material to the Bank’s financial statements.

NOTE E —	REGULATORY AGREEMENT

In May 2009, the Bank entered into an agreement with the FDIC and the Nevada Financial Institutions Division of the State of Nevada (NDFI). The Bank has agreed with the FDIC and the NDFI (i) to develop a written action plan to reduce the Bank’s risk for any loan classified substandard and exceeding $150,000, (ii) to adopt a written plan to better manage lending risk concentration, (iii) to develop a plan for improving earnings, (iv) to maintain Tier 1 capital at a level not less than 9% of the Bank’s total assets, (v) to pay dividends only with the prior written consent of the FDIC and the NDFI and (vi) to provide quarterly progress reports regarding these undertakings.

Report of Independent Registered Public Accounting Firm

Board of Directors and Stockholders
1st Commerce Bank

We have audited the accompanying balance sheets of 1st Commerce Bank as of December 31, 2008 and 2007, and the related statements of operations, changes in stockholders’ equity and cash flows for the years ended December 31, 2008 and 2007, and the period from October 18, 2006 (date of inception) to December 31, 2006. These financial statements are the responsibility of the Bank’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the Standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Bank’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of 1st Commerce Bank as of December 31, 2008 and 2007, and the results of its operations and its cash flows for the years ended December 31, 2008 and 2007, and the period from October 18, 2006 (date of inception) to December 31, 2006, in conformity with accounting principles generally accepted in the United States of America.

Grand Rapids, Michigan

April 9, 2009

1st Commerce Bank

BALANCE SHEETS

	December 31
	2008	2007

ASSETS
Cash and due from banks	$1,149,678	$955,858
Interest-bearing deposits with banks	18,363,916
Federal funds sold	125,000	3,000,000

Cash and cash equivalents	19,638,594	3,955,858
Loans held for sale	391,215
Portfolio loans, less allowance for loan losses of $740,000 in 2008 and $393,000 in 2007 — Note B	29,922,918	26,636,822
Premises and equipment — Note D	731,592	848,498
Accrued interest income	107,457	107,298
Other real estate owned	555,000
Other assets	1,275,109	542,865

TOTAL ASSETS	$52,621,885	$32,091,341

LIABILITIES AND STOCKHOLDERS’ EQUITY
Deposits:
Noninterest-bearing	$20,186,648	$5,820,110
Interest-bearing — Note E	26,469,075	19,187,241

Total deposits	46,655,723	25,007,351
Accrued interest on deposits and other liabilities	133,604	93,616

Total liabilities	46,789,327	25,100,967
STOCKHOLDERS’ EQUITY — Note K:
Common stock, par value $5.00 per share, 1,100,000 shares authorized; 800,000 shares issued and outstanding	4,000,000	4,000,000
Additional paid-in capital	4,000,000	4,000,000
Retained-earnings deficit	(2,167,442)	(1,009,626)

Total stockholders’ equity	5,832,558	6,990,374

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$52,621,885	$32,091,341

See notes to financial statements.

1st Commerce Bank

STATEMENTS OF OPERATIONS

			Period Ended
	Year Ended December 31		December 31,
	2008	2007	2006

Interest income:
Portfolio loans (including fees)	$2,087,917	$1,571,583	$164,782
Loans held for sale	12,133
Federal funds sold	35,412	156,192	36,275
Interest-bearing deposits with banks	12,531

Total interest income	2,147,993	1,727,775	201,057
Interest expense:
Deposits	898,905	504,303	23,496
Short-term borrowings	3,808

Total interest expense	902,713	504,303	23,496

Net interest income	1,245,280	1,223,472	177,561
Provision for loan losses — Note B	1,025,827	268,000	125,000

Net interest income after provision for loan losses	219,453	955,472	52,561
Noninterest income:
Service charges on deposit accounts	97,898	8,728
Fees from origination of non-portfolio residential mortgage loans	74,075	10,959
Fees from syndication and placement of non-portfolio commercial loans	12,500	1,200
Other	20,440	12,975	491

Total noninterest income	204,913	33,862	491
Noninterest expense:
Salaries and employee benefits	1,239,636	1,023,143	158,466
Occupancy	228,131	201,518	15,709
Equipment rent, depreciation and maintenance	108,999	109,671	11,831
Preopening and start-up costs			420,168
Other — Note G	588,416	524,786	97,720

Total noninterest expense	2,165,182	1,859,118	703,894

Loss before federal income tax benefit	(1,740,816)	(869,784)	(650,842)
Federal income tax benefit — Note H	(583,000)	(292,000)	(219,000)

NET LOSS	$(1,157,816)	$(577,784)	$(431,842)

NET LOSS PER SHARE	$(1.45)	$(0.72)	$(0.54)

See notes to financial statements.

1st Commerce Bank

STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY

		Additional	Retained-
	Common	Paid-in	Earnings
	Stock	Capital	Deficit	Total

Balances at October 18, 2006, beginning of period	$-0-	$-0-	$-0-	$-0-
Issuance of 800,000 shares of common stock for cash consideration of $10.00 per share in conjunction with formation of Bank	4,000,000	4,000,000		8,000,000
Net loss for the 2006 period			(431,842)	(431,842)

BALANCES AT DECEMBER 31, 2006	4,000,000	4,000,000	(431,842)	7,568,158
Net loss for 2007			(577,784)	(577,784)

BALANCES AT DECEMBER 31, 2007	4,000,000	4,000,000	(1,009,626)	6,990,374
Net loss for 2008			(1,157,816)	(1,157,816)

BALANCES AT DECEMBER 31, 2008	$4,000,000	$4,000,000	$(2,167,442)	$5,832,558

See notes to financial statements.

1st Commerce Bank

STATEMENTS OF CASH FLOWS

			Period Ended
	Year Ended December 31		December 31,
	2008	2007	2006

OPERATING ACTIVITIES
Net loss for the period	$(1,157,816)	$(577,784)	$(431,842)
Adjustments to reconcile net loss to net cash provided (used) by operating activities:
Provision for loan losses	1,025,827	268,000	125,000
Depreciation of premises and equipment	139,472	120,742	8,079
Deferred income tax credit	(583,000)	(292,000)	(219,000)
Originations and purchases of loans held for sale	(4,668,007)
Proceeds from sales of loans held for sale	4,276,792
Decrease (increase) in accrued interest income and other assets	(149,403)	410,347	(549,510)
Increase in accrued interest expense on deposits and other liabilities	39,988	72,706	20,910

NET CASH PROVIDED (USED) BY OPERATING ACTIVITIES	(1,076,147)	2,011	(1,046,363)
INVESTING ACTIVITIES
Net increase in portfolio loans	(4,866,923)	(17,441,623)	(9,588,199)
Purchase of premises and equipment	(22,566)	(808,170)	(169,149)

NET CASH USED BY INVESTING ACTIVITIES	(4,889,489)	(18,249,793)	(9,757,348)
FINANCING ACTIVITIES
Net increase in demand deposits, NOW accounts and savings accounts	12,203,177	6,391,013	5,268,395
Net increase in certificates of deposit	9,445,195	11,376,841	1,971,102
Net proceeds from issuance of common stock			8,000,000

NET CASH PROVIDED BY FINANCING ACTIVITIES	21,648,372	17,767,854	15,239,497

INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	15,682,736	(479,928)	4,435,786
Cash and cash equivalents at beginning of period	3,955,858	4,435,786	-0-

CASH AND CASH EQUIVALENTS AT END OF PERIOD	$19,638,594	$3,955,858	$4,435,786

Supplemental disclosures of cash flow information:
Cash paid during the period for interest	892,878	463,083	19,147
Transfers of loans to other real estate owned	555,000

See notes to financial statements.

1st Commerce Bank

NOTES TO FINANCIAL STATEMENTS
December 31, 2008

NOTE A —	SIGNIFICANT ACCOUNTING POLICIES

Nature of Operations and Basis of Presentation:  1st Commerce Bank (the “Bank”) is a full-service commercial bank located in North Las Vegas, Nevada. The Bank commenced operations in October 2006. The Bank is 51%-owned by Capitol Development Bancorp Limited V, a bank development company headquartered in Lansing, Michigan, and a controlled subsidiary of Capitol Bancorp Limited (“Capitol”), a national community bank-development company.

The Bank provides a full range of banking services to individuals, businesses and other customers located in its community. A variety of deposit products are offered, including checking, savings, money market, individual retirement accounts and certificates of deposit. The principal market for the Bank’s financial services is the community in which it is located and the areas immediately surrounding that community.

Estimates:  The preparation of financial statements in conformity with generally accepted accounting principles in the United States of America requires management to make certain estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results will differ from those estimates because of the inherent subjectivity and inaccuracy of any estimation.

Cash and Cash Equivalents:  Cash and cash equivalents include cash on hand, amounts due from banks (interest-bearing and noninterest-bearing) and federal funds sold. Generally, federal funds transactions are entered into for a one-day period.

Loans Held for Sale:  Loans held for sale represent residential real estate mortgage loans held for sale into the secondary market. Loans held for sale are stated at the aggregate lower of cost or market. Fees from the origination of loans held for sale are recognized in the period the loans are originated.

Investment Securities:  Investment securities available for sale (none at December 31, 2008 and 2007) are carried at fair value with unrealized gains and losses reported as a separate component of stockholders’ equity, net of tax effect (accumulated other comprehensive income). All other investment securities are classified as held for long-term investment (none at December 31, 2008 and 2007) and are carried at amortized cost, which approximates fair value.

Investments are classified at the date of purchase based on management’s analysis of liquidity and other factors. The adjusted cost of specific securities sold is used to compute realized gains or losses. Premiums and discounts are recognized in interest income using the interest method over the period to maturity.

Loans, Credit Risk and Allowance for Loan Losses:  Portfolio loans are carried at their principal balance based on management’s intent and ability to hold such loans for the foreseeable future until maturity or repayment.

Credit risk arises from making loans and loan commitments in the ordinary course of business. Consistent with the Bank’s emphasis on business lending, there are concentrations of credit in loans secured by commercial real estate and less significant concentrations exist in loans secured by equipment and other business assets. The maximum potential credit risk to the Bank, without regard to underlying collateral and guarantees, is the total of loans and loan commitments outstanding. Management reduces the Bank’s exposure to losses from credit risk by requiring collateral and/or guarantees for loans granted and by monitoring concentrations of credit, in addition to recording provisions for loan losses and maintaining an allowance for loan losses.

The allowance for loan losses is maintained at a level believed adequate by management to absorb estimated losses inherent in the portfolio at the balance sheet date. Management’s determination of the adequacy of the allowance is an estimate based on evaluation of the portfolio (including potential impairment

1st Commerce Bank

NOTES TO FINANCIAL STATEMENTS — (Continued)

of individual loans and concentrations of credit), past loss experience, current economic conditions, volume, amount and composition of the loan portfolio, loan commitments outstanding and other factors. The allowance is increased by provisions charged to operations and reduced by net charge-offs.

The Bank has stand-by letters of credit outstanding that, when issued, commits the Bank to make payments on behalf of customers if certain specified future events occur, generally being non-payment by the customer. These obligations generally expire within one year and require collateral and/or personal guarantees based on management’s credit assessment. The maximum credit risk associated with these instruments equals their contractual amounts, assuming that the counterparty defaults and the collateral proves to be worthless. The total contractual amounts do not necessarily represent future cash requirements since many of these guarantees may expire without being drawn upon. The Bank records a liability, generally equal to the fees received, for these stand-by letters of credit.

Credit risk also arises from amounts of funds on deposit at other financial institutions (i.e., due from banks) to the extent balances exceed the limits of federal deposit insurance. The Bank monitors the financial position of such financial institutions to evaluate credit risk periodically.

Transfers of Financial Assets:  Transfers of financial assets are accounted for as sales when control over the transferred asset has been surrendered. Control over transferred assets is deemed to be surrendered when (1) the assets have been isolated from the bank, (2) the transferee obtains the right (free of conditions that constrain it from taking advantage of that right) to pledge or exchange the transferred assets and (3) the bank does not maintain effective control over the transferred asset through an agreement to repurchase it before its maturity. Transfers of financial assets are generally limited to commercial loan participations sold, which were insignificant for the periods presented, and the sale of residential mortgage loans into the secondary market, the extent of which is disclosed in the statements of cash flows.

Interest and Fees on Loans:  Interest income on loans is recognized based upon the principal balance of loans outstanding. Direct costs of successful origination of portfolio loans generally exceed fees from loan originations (net deferred costs approximated $15,000 at December 31, 2008).

The accrual of interest is generally discontinued when a loan becomes 90 days past due as to interest. When interest accruals are discontinued, interest previously accrued (but unpaid) is reversed. Management may elect to continue the accrual of interest when the estimated net realizable value of collateral is sufficient to cover the principal balance and accrued interest and the loan is in process of collection.

Premises and Equipment:  Premises and equipment are stated on the basis of cost. Depreciation of equipment, furniture and software, which have estimated useful lives of three to seven years, is computed principally by the straight-line method. Leasehold improvements are generally depreciated over the shorter of the respective lease term or estimated useful life.

Other Real Estate:  Other real estate is comprised of properties acquired through a foreclosure proceeding or acceptance of a deed in lieu of foreclosure. These properties held for sale are carried at estimated fair value (net of estimated selling cost) at the date acquired and are periodically reviewed for subsequent impairment.

Preopening and Start-up Costs:  Costs incurred prior to commencement of operations were charged to expense on the opening date. Such costs consisted primarily of salaries, wages and employee benefits.

Share-Based Payments:  Stock options and other share-based payment arrangements (none at December 31, 2008 and 2007) are measured at estimated fair value at the grant date and are recorded as compensation expense over the requisite service period associated with the share-based payment, usually the vesting period.

1st Commerce Bank

NOTES TO FINANCIAL STATEMENTS — (Continued)

Trust Assets and Related Income:  Customer property, other than funds on deposit, held in a fiduciary or agency capacity by the Bank is not included in the balance sheet because it is not an asset of the Bank. Trust fee income is recorded on the accrual method.

Federal Income Taxes:  Deferred income taxes are recognized for the tax consequences of temporary differences by applying enacted tax rates applicable to future years to differences between the financial statement carrying amounts and the tax bases of existing assets and liabilities. If it is determined that realization of deferred tax assets is in doubt, a valuation allowance is required to reduce deferred tax assets to the amount which is more-likely-than-not realizable. The effect on deferred income taxes of a change in tax laws or rates is recognized in income in the period that includes the enactment date.

Net Loss Per Share:  Net loss per share is based on the weighted average number of common shares outstanding (800,000 shares). There were no common stock equivalents or other forms of dilutive instruments for the periods presented.

Comprehensive Loss:  Comprehensive loss is the sum of net loss and certain other items which are charged or credited to stockholders’ equity. For the periods presented, the Bank’s only element of comprehensive loss was the net loss from operations.

Reclassifications:  Certain 2007 and 2006 amounts have been reclassified to conform to the 2008 presentation.

New Accounting Standards:  In September 2006, the Financial Accounting Standards Board (FASB) issued Statement No. 157, Fair Value Measurements, which provides a definition of fair value for accounting purposes, establishes a framework for measuring fair value and expands related financial statement disclosures. Statement No. 157 does not require any new fair value measurements and was initially effective for the Bank beginning January 1, 2008. In February 2008, the FASB issued FASB Staff Position (FSP) FAS 157-2 which defers the effective date of SFAS No. 157 until January 1, 2009 for nonfinancial assets and nonfinancial liabilities except those items recognized or disclosed at fair value on an annual or on a more frequently recurring basis. The partial implementation of Statement No. 157 in 2008 (as permitted by FSP FAS 157-2) did not have a material effect on the Bank’s results of operations or financial position. Fair value disclosures are set forth in Note I to the financial statements.

In February 2007, the FASB issued Statement No. 159, The Fair Value Option for Financial Assets and Financial Liabilities, which permits entities to choose to measure, on an item-by-item basis, specified financial instruments and certain other items at fair value. Unrealized gains and losses on items for which the fair value option has been elected are required to be reported in results of operations at each reporting date. Statement No. 159 was applied prospectively and implemented by the Bank effective January 1, 2008. As of December 31, 2008, the Bank has not elected the fair value option.

In December 2007, the FASB issued Statement No. 141(R), Business Combinations, to further enhance the accounting and financial reporting related to business combinations. Statement No. 141(R) establishes principles and requirements for how the acquirer in a business combination (1) recognizes and measures in its financial statements the identifiable assets acquired, the liabilities assumed and any noncontrolling interest in the acquiree, (2) recognizes and measures goodwill acquired in the business combination or a gain from a bargain purchase, (3) requires that acquisition-related and restructuring costs be recognized separately from the acquisition, generally charged to expense when incurred and (4) determines information to disclose to enable users of the financial statements to evaluate the nature and financial effects of the business combination. Statement No. 141(R) applies prospectively to business combinations for which the acquisition date is on or after January 1, 2009. The effects of the Bank’s adoption of Statement No. 141(R) will depend upon the extent and magnitude of acquisitions after December 31, 2008.

1st Commerce Bank

NOTES TO FINANCIAL STATEMENTS — (Continued)

In December 2008, the FASB issued FSP FAS 140-4 and FIN 46(R)-8, Disclosures by Public Entities about Transfers of Financial Assets and Variable Interest Entities. This new guidance expands on disclosures regarding financial assets transferred in a securitization or asset-backed financing arrangement, servicing assets and information about variable-interest entities and became effective for the Bank on December 31, 2008. The new disclosure requirements had no material effect on the Bank’s financial statements, inasmuch as the Bank has not engaged in securitizations or asset-backed financing arrangements, does not have significant servicing assets and has no investments in variable-interest entities.

In February 2008, the FASB issued FSB FAS 140-3, Accounting for Transfers of Financial Assets and Repurchase Financing Transactions. The new guidance clarifies transfers and certain transactions’ accounting subject to the provisions of FAS 140 and becomes effective January 1, 2009. Management does not expect this new guidance to have a material impact on the Bank’s financial position or results of operations upon implementation.

Also recently, the FASB has issued several proposals to amend, supersede or interpret existing accounting standards which may impact the Bank’s financial statements at a later date:

•	Proposed amendment to Statement No. 128, Earnings per Share; and

•	FASB FSP to require recalculation of leveraged leases if the timing of tax benefits affect cash flows.

The Bank’s management has not completed its analysis of this new guidance (as proposed, where applicable) although it anticipates the potential impact (if finalized, where applicable) would not be material to the Bank’s financial statements.

A variety of proposed or otherwise potential accounting standards are currently under study by standard-setting organizations and various regulatory agencies. Because of the tentative and preliminary nature of these proposed standards, management has not determined whether implementation of such proposed standards would be material to the Bank’s financial statements.

NOTE B —	LOANS

Portfolio loans consisted of the following at December 31:

	2008	2007

Loans secured by real estate:
Commercial	$15,664,426	$15,249,034
Residential (including multi-family)	933,096	1,160,442
Construction, land development and other land	6,044,048	5,661,136

Total loans secured by real estate	22,641,570	22,070,612
Commercial and other business-purpose loans	7,793,560	4,853,309
Consumer	221,590	71,920
Other	6,198	33,981

Total portfolio loans	30,662,918	27,029,822
Less allowance for loan losses	(740,000)	(393,000)

Net portfolio loans	$29,922,918	$26,636,822

1st Commerce Bank

NOTES TO FINANCIAL STATEMENTS — (Continued)

Transactions in the allowance for loan losses are summarized below:

	2008	2007	2006

Balance at beginning of period	$393,000	$125,000	$—
Provision charged to operations	1,025,827	268,000	125,000
Loans charged off (deduction)	(678,827)	—	—
Recoveries	—	—	—

Balance at December 31	$740,000	$393,000	$125,000

Nonperforming loans (i.e., loans which are 90 days or more past due and loans on nonaccrual status) as of December 31, 2008 (none as of December 31, 2007) are summarized below:

Nonaccrual loans:
Loans secured by real estate:
Commercial	$895,000
Past due (≥ 90 days) loans and accruing interest:
Commercial and other business-purpose loans	105,000

Total nonperforming loans	$1,000,000

If nonperforming loans had performed in accordance with their contractual terms during 2008, additional interest income of $134,000 would have been recorded. At December 31, 2008, there were no material amounts of loans which were restructured or otherwise renegotiated as a concession to troubled borrowers.

Loans are considered impaired when it is probable that all amounts due according to the contractual terms of a loan agreement will not be collected, including contractually scheduled interest and principal payments. Impaired loans, which are included in nonperforming loans, were $895,000 as of December 31, 2008 (none as of December 31, 2007) and did not have an allowance requirement.

Impaired loans which do not have an allowance requirement include collateral-dependent loans for which direct write-downs have been made (when necessary) and, accordingly, no allowance requirement or allocation is necessary. During 2008, the average recorded investment in impaired loans approximated $1.1 million. Interest income is recorded on impaired loans if not on nonaccrual status, or may be recorded on a cash basis in some circumstances, if such payments are not credited to principal. In 2008, no interest income was recorded on impaired loans.

1st Commerce Bank

NOTES TO FINANCIAL STATEMENTS — (Continued)

The amounts of the allowance for loan losses allocated in the following table are based on management’s estimate of losses inherent in the portfolio at the balance sheet date, and should not be interpreted as an indication of future charge-offs:

	December 31, 2008		December 31, 2007
		Percentage		Percentage
		of Total		of Total
		Portfolio		Portfolio
	Amount	Loans	Amount	Loans

Loans secured by real estate:
Commercial	$264,000	0.86%	$217,000	0.80%
Residential (including multi-family)	14,000	0.05	16,000	0.06
Construction, land development and other land	270,000	0.88	78,000	0.29

Total loans secured by real estate	548,000	1.79	311,000	1.15
Commercial and other business-purpose loans	187,000	0.61	81,000	0.30
Consumer	4,000	0.01	1,000
Other	1,000

Total allowance for loan losses	$740,000	2.41%	$393,000	1.45%

NOTE C —	RELATED PARTY TRANSACTIONS

In the ordinary course of business, the Bank may make loans to officers and directors of the Bank including their immediate families and companies in which they are principal owners. At December 31, 2008, total loans to these persons approximated $951,000 ($27,000 as of December 31, 2007). During 2008, $945,000 of new loans were made to these persons and repayments totaled $21,000. Such loans, when made, are at the Bank’s normal credit terms.

Such officers and directors of the Bank (and their associates, family and/or affiliates) are also depositors of the Bank and those deposits, as of December 31, 2008 and 2007, approximated $4.3 million and $2.6 million, respectively. Such deposits are similarly made at the Bank’s normal terms as to interest rate, term and deposit insurance.

The Bank purchases certain data processing and management services from Capitol. Amounts paid for such services approximated $282,000, $270,000 and $55,000 in 2008, 2007 and 2006, respectively.

NOTE D —	PREMISES AND EQUIPMENT

Major classes of premises and equipment consisted of the following at December 31:

	2008	2007

Leasehold improvements	$607,227	$607,227
Equipment, furniture and software	392,658	370,092

	999,885	977,319
Less accumulated depreciation	(268,293)	(128,821)

	$731,592	$848,498

The Bank rents office space under an operating lease. Rent expense under this lease agreement approximated $156,000, $145,000 and $16,000 in 2008, 2007 and 2006, respectively.

1st Commerce Bank

NOTES TO FINANCIAL STATEMENTS — (Continued)

At December 31, 2008, future minimum rental payments under operating leases that have initial or remaining noncancelable lease terms in excess of one year were as follows:

2009	$162,000
2010	166,000
2011	170,000
2012	174,000
2013	73,000

Total	$745,000

NOTE E —	DEPOSITS

The aggregate amount of time deposits of $100,000 or more approximated $8.8 million and $7.1 million as of December 31, 2008 and 2007, respectively.

At December 31, 2008, the scheduled maturities of time deposits were as follows:

2009	$21,161,000
2010	1,434,000
2011	198,000

Total	$22,793,000

NOTE F —	EMPLOYEE RETIREMENT PLAN

Subject to eligibility requirements, the Bank’s employees participate in a multi-employer employee 401(k) retirement plan. Employer contributions charged to expense by the Bank for this plan approximated $20,000, $18,000 and $2,000 in 2008, 2007 and 2006, respectively.

NOTE G —	OTHER NONINTEREST EXPENSE

The more significant elements of other noninterest expense consisted of the following:

	2008	2007	2006

Contracted data processing and administrative services	$284,629	$272,643	$56,310
Travel, lodging and meals	28,775	29,788	7,688
FDIC insurance premiums and other regulatory fees	34,828	9,507
Telephone	25,674	24,738	2,456
Paper, printing and supplies	26,562	25,719	10,486
Taxes other than income taxes	28,996	15,645	2,684
Other	158,952	146,746	18,096

	$588,416	$524,786	$97,720

NOTE H —	FEDERAL INCOME TAXES

The credit for federal income taxes consists of the following components:

	2008	2007	2006

Current	$-0-	$-0-	$-0-
Deferred credit	583,000	292,000	219,000

	$583,000	$292,000	$219,000

1st Commerce Bank

NOTES TO FINANCIAL STATEMENTS — (Continued)

Net deferred income tax assets, included as a component of other assets, consisted of the following at December 31:

	2008	2007

Allowance for loan losses	$252,000	$134,000
Net operating loss carryforward	747,000	253,000
Organizational costs	121,000	131,000
Other, net	(26,000)	(7,000)

	$1,094,000	$511,000

No federal income taxes were paid during 2008, 2007 and 2006. As of December 31, 2008, the Bank had a net operating loss carryforward for federal income tax purposes of approximately $2,196,000, $1,452,000 of which expires in 2028, $632,000 of which expires in 2027 and $112,000 of which expires in 2026. These loss carryforwards will reduce taxes payable in future periods and have been recognized for financial reporting purposes. Management believes that, based on its tax planning strategies and estimate of future taxable income, it is more likely than not the Bank will generate sufficient taxable income to fully utilize the net deferred tax assets.

In conjunction with its annual review, management concluded that there were no significant uncertain tax positions requiring recognition in the financial statements. The evaluation was performed for the tax years of 2006, 2007 and 2008, the tax years which remain subject to examination by major tax jurisdictions and was updated as of December 31, 2008.

The Bank may from time to time be assessed interest or penalties associated with tax liabilities by major tax jurisdictions, although any such assessments are estimated to be minimal and immaterial. To the extent the Bank has received an assessment for interest and/or penalties, it has been classified in the statements of operations as a component of other noninterest expense.

NOTE I —	FAIR VALUE

Effective January 1, 2008, the Bank implemented FAS No. 157, as discussed in Note A. FAS No. 157 defines fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants. A fair value measurement assumes that a transaction to sell an asset or transfer a liability occurs in the principal market for the asset or liability or, in the absence of a principal market, the most advantageous market for the asset or liability. The price in the principal (or most advantageous) market used to measure the fair value of the asset or liability is not to be adjusted for transaction costs. An orderly transaction is one that assumes exposure to the market for a period prior to the measurement date to allow for marketing activities that are usual and customary for transactions involving such assets and liabilities; it is not a forced transaction. Market participants are buyers and sellers in the principal market that are (i) independent, (ii) knowledgeable, (iii) able to transact and (iv) willing to transact.

FAS No. 157 requires the use of valuation techniques which are consistent with a market approach, income approach and/or cost method. The market approach uses prices and other relevant information generated by market transactions involving identical or comparable assets and liabilities. The income approach uses valuation techniques to convert future amounts, such as cash flows or earnings, to a single present amount on a discounted basis. The cost method is based on the amount that currently would be required to replace the service capacity of an asset (replacement cost). Valuation techniques are to be consistently applied. Inputs to valuation techniques refer to the assumptions that market participants would use in pricing the asset or liability. Inputs may be observable, meaning those that reflect the assumptions market participants would use in pricing the asset or liability developed based on market data obtained from independent sources, or unobservable, meaning those that reflect the reporting entity’s own assumptions about the assumptions market

1st Commerce Bank

NOTES TO FINANCIAL STATEMENTS — (Continued)

participants would use in pricing the asset or liability developed based on the best information available in the circumstances. In that regard, FAS No. 157 establishes a fair value hierarchy for valuation inputs that gives the highest priority to quoted prices in active markets for identical assets or liabilities and the lowest priority to unobservable inputs. The fair value hierarchy follows:

Level 1:  Quoted prices (unadjusted) for identical assets or liabilities in active markets that the entity has the ability to access as of the measurement date.

Level 2:  Significant other observable inputs other than Level 1 prices such as quoted prices for similar assets or liabilities in active markets; quoted prices for identical or similar assets or liabilities in markets that are not active; or other inputs that are observable or can be derived from or corroborated by observable market data by correlation or other means.

Level 3:  Significant unobservable inputs that reflect the reporting entity’s own assumptions about the assumptions that market participants would use in pricing an asset or liability.

The following is a description of the Bank’s valuation methodologies used to measure and disclose the fair values of its financial assets and liabilities on a recurring or nonrecurring basis:

Investment securities available for sale:  Securities available for sale are recorded at fair value on a recurring basis. Fair value measurement is based on quoted prices, when available. If quoted prices are not available, fair values are measured using independent pricing models, as Level 2 values.

Mortgage loans held for sale:  Mortgage loans held for sale are carried at the lower of cost or fair value and are measured on a nonrecurring basis. Mortgage loans held for sale written down to fair value are included in the following table (none at December 31, 2008). Fair value is based on independent quoted market prices, where applicable, or the prices for other mortgage whole loans with similar characteristics.

Loans:  The Bank does not record loans at fair value on a recurring basis. However, from time to time, nonrecurring fair value adjustments to collateral-dependent loans are recorded to reflect partial write-downs based on the observable market price or current appraised value of the collateral.

Fair value measurements for assets and liabilities where there exists limited or no observable market data and, therefore, are based primarily upon estimates, are often calculated based on current pricing policy, the economic and competitive environment, the characteristics of the asset or liability and other such factors. Therefore, the results cannot be determined with precision and may not be realized in an actual sale or immediate settlement of the asset or liability. Additionally, there may be inherent weaknesses in any calculation technique and, further, changes in the underlying assumptions used, including discount rates and estimates of future cash flows, could significantly affect the results of current or future values.

There were no assets and liabilities measured at fair value on a recurring or nonrecurring basis as of December 31, 2008.

The Bank will apply the fair value measurement and disclosure provisions of FAS No. 157 effective January 1, 2009 to nonfinancial assets and liabilities measured on a nonrecurring basis. The Bank measures the fair value of the following on a nonrecurring basis: (1) long-lived assets and (2) foreclosed assets.

[The remainder of this page intentionally left blank]

1st Commerce Bank

NOTES TO FINANCIAL STATEMENTS — (Continued)

Carrying values and estimated fair values of financial instruments for FAS No. 107 disclosure purposes were as follows at December 31 (in $1,000s):

	2008		2007
		Estimated		Estimated
	Carrying	Fair	Carrying	Fair
	Value	Value	Value	Value

Financial Assets:
Cash and cash equivalents	$19,639	$19,639	$3,956	$3,956
Loans held for sale	391	391
Portfolio loans:
Loans secured by real estate:
Commercial	15,664	15,679	15,249	15,308
Residential (including multi-family)	933	933	1,161	1,170
Construction, land development and other land	6,044	6,055	5,661	5,683

Total loans secured by real estate	22,641	22,667	22,071	22,161
Commercial and other business-purpose loans	7,794	7,835	4,853	4,890
Consumer	222	224	72	72
Other	6		34	34

Total portfolio loans	30,663	30,726	27,030	27,157
Less allowance for loan losses	(740)	(740)	(393)	(393)

Net portfolio loans	29,923	29,986	26,637	26,764
Financial Liabilities:
Deposits:
Noninterest-bearing	20,187	20,187	5,820	5,820
Interest-bearing:
Demand accounts	3,676	3,676	5,839	5,839
Time certificates of less than $100,000	14,016	14,055	6,293	6,281
Time certificates of $100,000 or more	8,777	8,789	7,055	7,061

Total interest-bearing	26,469	26,520	19,187	19,181

Total deposits	46,656	46,707	25,007	25,001

Estimated fair values of financial assets and liabilities in the preceding table are based upon a comparison of current interest rates on financial instruments and the timing of related scheduled cash flows to the estimated present value of such cash flows using current estimated market rates of interest unless quoted market values or other fair value information is more readily available. For example, the estimated fair values of portfolio loans and time deposits were determined through discounted cash flow computations. Such estimates of fair value are not intended to represent market value or portfolio liquidation value, and only represent an estimate of fair values based on current financial reporting requirements.

Given current market conditions, a portion of the loan portfolio is not readily marketable and market prices do not exist. The Bank has not attempted to market the loan portfolio to potential buyers, if any exist, to determine the fair value of those instruments in accordance with the definition in FAS No. 157. Since negotiated prices in illiquid markets depend upon the then present motivations of the buyer and seller, it is reasonable to assume that actual sales prices could vary widely from any estimate of fair value made without the benefit of negotiations. Additionally, changes in market interest rates can dramatically impact the value of

1st Commerce Bank

NOTES TO FINANCIAL STATEMENTS — (Continued)

financial instruments in a short period of time. Accordingly, the fair value measurements for loans included in the preceding table above are unlikely to represent the instruments’ liquidation values.

NOTE J —	COMMITMENTS AND CONTINGENCIES

In the ordinary course of business, various loan commitments are made to accommodate the financial needs of Bank customers. Such loan commitments include stand-by letters of credit, lines of credit, and various commitments for other commercial, consumer and mortgage loans. Stand-by letters of credit, when issued, commit the Bank to make payments on behalf of customers when certain specified future events occur and are used infrequently ($12,000 and $62,000 at December 31, 2008 and 2007, respectively). Other loan commitments outstanding consist of unused lines of credit and approved, but unfunded, specific loan commitments ($3.9 million and $9.1 million at December 31, 2008 and 2007, respectively).

These loan commitments (stand-by letters of credit and unfunded loans) generally expire within one year and are reviewed periodically for continuance or renewal. All loan commitments have credit risk essentially the same as that involved in routinely making loans to customers and are made subject to the Bank’s normal credit policies. In making these loan commitments, collateral and/or personal guarantees of the borrowers are generally obtained based on management’s credit assessment.

The Bank may be required to maintain an average reserve balance in the form of cash on hand and balances due from the Federal Reserve Bank and certain correspondent banks. The amount of reserve balance required as of December 31, 2008 was $25,000 (none as of December 31, 2007).

Deposits at the Bank are insured up to the maximum amount covered by FDIC insurance.

NOTE K —	CAPITAL REQUIREMENTS

Federal financial institution regulatory agencies have established certain risk-based capital guidelines. Those guidelines require all banks to maintain certain minimum ratios and related amounts based on “Tier 1” and “Tier 2” capital and “risk-weighted assets” as defined and periodically prescribed by the respective regulatory agencies. Failure to meet these capital requirements can result in severe regulatory enforcement action or other adverse consequences for a depository institution and, accordingly, could have a material impact on the Bank’s financial statements.

Under the regulatory capital adequacy guidelines and related framework for prompt corrective action, the specific capital requirements involve quantitative measures of assets, liabilities and certain off-balance-sheet items calculated under regulatory accounting practices. The capital amounts and classifications are also subject to qualitative judgments by regulatory agencies about components, risk weighting and other factors.

As a condition of charter approval, the Bank is required to maintain a core capital (Tier 1) to average total assets of not less than 8% and an allowance for loan losses of not less than 1% of portfolio loans for the first three years of operations.

As of December 31, 2008, the most recent notification received by the Bank from regulatory agencies has advised that the Bank is classified as “well-capitalized” as that term is defined by the applicable agencies. There are no conditions or events since those notifications that management believes would change the regulatory classification of the Bank.

Management believes, as of December 31, 2008, that the Bank meets all capital adequacy requirements to which it is subject.

1st Commerce Bank

NOTES TO FINANCIAL STATEMENTS — (Continued)

The Bank’s various amounts of regulatory capital and related ratios as of December 31 are summarized below (amounts in thousands):

	2008		2007

Tier 1 capital to average total assets:
Minimum required amount	≥ $	3,778	≥ $	2,355
Actual amount		$4,739		$6,479
Ratio		10.03%		22.01%
Tier 1 capital to risk-weighted assets:
Minimum required amount(1)	≥ $	1,183	≥ $	1,107
Actual amount		$4,739		$6,479
Ratio		16.02%		23.42%
Combined Tier 1 and Tier 2 capital to risk-weighted assets:
Minimum required amount(2)	≥ $	2,366	≥ $	2,214
Amount required to meet “Well-Capitalized” category(3)	≥ $	2,958	≥ $	2,767
Actual amount		$5,113		$6,825
Ratio		17.28%		24.67%

(1)	The minimum required ratio of Tier 1 capital to risk-weighted assets is 4%.

(2)	The minimum required ratio of Tier 1 and Tier 2 capital to risk-weighted assets is 8%.

(3)	In order to be classified as a ‘well-capitalized’ institution, the ratio of Tier 1 and Tier 2 capital to risk-weighted assets must be 10% or more.

GLOBAL CONSUMER ACQUISITION CORP.
(A Development Stage Company)

CONDENSED BALANCE SHEETS

	June 30,	December 31,
	2009	2008
	(unaudited)

ASSETS
Cash and cash equivalents	$390,062	$1,445,882
Investments held in trust	316,770,979	316,692,141
Prepaid expenses	106,879	257,180

	$317,267,920	$318,395,203

LIABILITIES AND STOCKHOLDERS’ EQUITY
Liabilities
Accrued expenses	$2,770,809	$682,057
Deferred underwriters’ commission	9,584,655	9,584,655

	12,355,464	10,266,712

Common stock, subject to possible conversion, 9,584,654 shares stated at conversion value	94,983,921	94,983,921

Commitments and contingencies
Stockholders’ Equity
Preferred stock, $0.0001 par value; 1,000,000 shares authorized; None issued or outstanding	—	—
Common stock, $0.0001 par value; 100,000,000 shares authorized; 39,936,064 issued and outstanding	3,036	3,036
Additional paid-in capital	214,270,219	214,082,720
Deficit accumulated during the development stage	(4,344,720)	(941,186)

	209,928,535	213,144,570

	$317,267,920	$318,395,203

The accompanying notes are an integral part of these condensed financial statements.

GLOBAL CONSUMER ACQUISITION CORP.
(A Development Stage Company)

CONDENSED STATEMENTS OF OPERATIONS
(Unaudited)

					Period from
					June 28,
	Three Months	Three Months	Six Months	Six Months	2007
	Ended	Ended	Ended	Ended	(inception) to
	June 30,	June 30,	June 30,	June 30,	June 30,
	2009	2008	2009	2008	2009

Revenue	$—	$—	$—	$—	$—
Operating expenses
General and administrative expenses	2,468,765	495,111	3,297,219	758,635	5,989,868
Stock based compensation	93,750	655,418	187,499	1,310,836	5,096,465

Loss from operations	(2,562,515)	(1,150,529)	(3,484,718)	(2,069,471)	(11,086,333)
Interest income	10,562	1,481,237	81,184	3,510,156	6,741,613

Net (loss) income	$(2,551,953)	$330,708	$(3,403,534)	$1,440,685	$(4,344,720)

Earnings per share
Net (loss) income	$(2,551,953)	$330,708	$(3,403,534)	$1,440,685	$(4,344,720)
Deferred interest on investments held in trust relating to common shares subject to possible conversion	$—	$37,804	$—	129,514	(766,772)

Net (loss) income attributable to common stockholders	$(2,551,953)	$368,512	$(3,403,534)	$1,570,199	$(5,111,492)

Weighted average number of common shares subject to possible conversion outstanding	9,584,654	9,584,654	9,584,654	9,584,654

Earnings per share common shares subject to possible conversion	$—	$—	$—	$(0.01)

Weighted average number of common shares outstanding — basic	39,936,064	39,936,064	39,936,064	39,936,064

Weighted average number of common shares outstanding — diluted	39,936,064	80,384,914	39,936,064	80,384,914

Basic (loss) earnings per common share	$(0.06)	$0.01	$(0.09)	$0.04

Diluted (loss) earnings per common share	$(0.06)	$—	$(0.09)	$0.02

The accompanying notes are an integral part of these condensed financial statements.

GLOBAL CONSUMER ACQUISITION CORP.
(A Development Stage Company)

CONDENSED STATEMENT OF CHANGES IN STOCKHOLDERS’ EQUITY
FOR THE PERIOD JUNE 28, 2007 (INCEPTION) TO JUNE 30, 2009
(Unaudited)

				Earnings (deficit)
				accumulated
				during the
	Common Stock		Additional	development
	Shares	Amount	paid-in capital	stage	Total

Common shares issued at $0.001 per share	8,625,000	$863	$7,762	$—	$8,625
Sale of 31,948,850 units, net of underwriter’s commissions and offering expenses (includes 9,584,654 shares subject to possible conversion)	31,948,850	3,195	295,649,528	—	295,652,723
Proceeds subject to possible conversion of 9,584,654 shares	—	(958)	(94,216,190)	—	(94,217,148)
Proceeds from issuance of private placement warrants	—	—	8,500,000	—	8,500,000
Redemption of common shares at $0.001 per share	(637,786)	(64)	(574)	—	(638)
Stock based compensation	—	—	284,014	—	284,014
Deferred interest on investments held in trust relating to common shares subject to possible conversion	—	—	(321,208)	—	(321,208)
Net income	—	—	—	611,360	611,360

Balance at December 31, 2007	39,936,064	3,036	209,903,332	611,360	210,517,728
Stock based compensation	—	—	4,624,952	—	4,624,952
Deferred interest on investments held in trust relating to common shares subject to possible conversion	—	—	(445,564)	—	(445,564)
Net loss	—	—	—	(1,552,546)	(1,552,546)

Balance at December 31, 2008	39,936,064	3,036	214,082,720	(941,186)	213,144,570
Stock based compensation	—	—	187,499	—	187,499
Net loss	—	—	—	(3,403,534)	(3,403,534)

Balance at June 30, 2009	39,936,064	$3,036	$214,270,219	$(4,344,720)	$209,928,535

The accompanying notes are an integral part of these condensed financial statements.

GLOBAL CONSUMER ACQUISITION CORP.
(A Development Stage Company)

CONDENSED STATEMENTS OF CASH FLOWS
(Unaudited)

			Period from
			June 28,
			2007
	Six Months Ended	Six Months Ended	(inception) to
	June 30,	June 30,	June 30,
	2009	2008	2009

Cash flow from operating activities
Net (loss) income	$(3,403,534)	$1,440,685	$(4,344,720)
Adjustments to reconcile net (loss) income to net cash used in operating activities
Stock based compensation	187,499	1,310,836	5,096,465
Interest earned on cash held in trust	(78,838)	(3,499,680)	(6,712,019)
Changes in operating assets and liabilities
Prepaid expenses	150,301	150,302	(106,879)
Accrued expenses	2,088,752	(498,775)	2,770,809
Accrued offering costs	—	(295,612)	—

Net cash used in operating activities	(1,055,820)	(1,392,244)	(3,296,344)

Cash flow from investing activities
Cash withdrawn from trust account for working capital	—	4,049,491	4,100,000
Cash placed in trust account	—	—	(314,158,960)

Net cash provided by (used in) investing activities	—	4,049,491	(310,058,960)

Cash flow from financing activities
Proceeds from sales of shares of common stock to initial stockholders, net	—	—	7,987
Proceeds from sale of warrants in private placement	—	—	8,500,000
Proceeds from initial public offering	—	—	319,488,500
Payment of underwriter’s discount and offering costs	—	—	(14,251,121)

Net cash provided by financing activities	—	—	313,745,366

Net (decrease) increase in cash and equivalents	(1,055,820)	2,657,247	390,062
Cash and cash equivalents, beginning of period	1,445,882	81,163	—

Cash and cash equivalents, end of period	$390,062	$2,738,410	$390,062

Supplemental disclosure of non-cash financing activities
Deferred interest on investments held in trust relating to common shares subject to possible conversion	$—	$(129,514)	$766,772

Deferred underwriter commissions included in proceeds from initial public offering	$—	$—	$9,584,655

The accompanying notes are an integral part of these condensed financial statements.

GLOBAL CONSUMER ACQUISITION CORP.
(A Development Stage Company)

NOTES TO CONDENSED FINANCIAL STATEMENTS
(Unaudited)

1.	INTERIM FINANCIAL INFORMATION

These unaudited condensed financial statements as of June 30, 2009, for the three and six months ended June 30, 2009 and 2008 and for the period from June 28, 2007 (inception) to June 30, 2009, have been prepared in accordance with accounting principles generally accepted in the United States of America for interim financial information and with the instructions to Form 10-Q. Accordingly, they do not include all of the information and footnotes required by accounting principles generally accepted in the United States of America for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included. Operating results for the interim period presented are not necessarily indicative of the results to be expected for any other interim period or for the full year. These interim unaudited financial statements should be read in conjunction with the financial statements for the period from June 28, 2007 (inception) to December 31, 2008, which are included in Global Consumer Acquisition Corp.’s Annual Report on Form 10-K filed with the Securities and Exchange Commission.

2.	ORGANIZATION AND BUSINESS OPERATIONS

Global Consumer Acquisition Corp. (a development stage company) (the “Company” or “GCAC”) is a blank check company organized for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses.

The registration statement for the Company’s initial public offering (the “Offering”) was declared effective on November 20, 2007. The Company consummated the Offering on November 21, 2007 and received net proceeds of $305,658,960 and $8,500,000 from the private placement sale of Founder Warrants (Note 4). Substantially, all of the net proceeds of the Offering are intended to be generally applied toward consummating a business combination. The Company’s management has complete discretion in identifying and selecting the target business. There is no assurance that the Company will be able to successfully effect a business combination. Management agreed that 98.3% or $314,158,960 ($316,770,979 at June 30, 2009 including accrued interest) of the gross proceeds from the Offering would be held in a trust account (“Trust Account”) until the earlier of (i) the completion of a business combination and (ii) liquidation of the Company. The placing of funds in the Trust Account may not protect those funds from third party claims against the Company. Although the Company will seek to have all vendors, prospective target businesses or other entities it engages execute agreements with the Company waiving any right in or to any monies held in the Trust Account, there is no guarantee that they will execute such agreements. The remaining unrestricted interest earned of $390,062 not held in the Trust Account may be used to pay for business, legal and accounting due diligence on prospective acquisitions, and initial and continuing general and administrative expenses. The Company, after signing a definitive agreement for the acquisition of a target business, is required to submit such transaction for stockholder approval. The Company will proceed with the initial business combination only if both a majority of the shares of common stock voted by the public stockholders are voted in favor of the business combination and public stockholders owning less than 30% of the shares sold in the Offering exercise their conversion rights described below.

Pursuant to the Company’s Amended and Restated Certificate of Incorporation, if the Company does not consummate a business combination by November 27, 2009 the Company will cease to exist except for the purposes of winding up its affairs and liquidating.

All of our founding stockholders have agreed to vote all their shares of common stock owned by them prior to our initial public offering in accordance with the majority of shares of common stock held by public stockholders who vote at a meeting with respect to a business combination and any shares of common stock

GLOBAL CONSUMER ACQUISITION CORP.
(A Development Stage Company)

NOTES TO CONDENSED FINANCIAL STATEMENTS — (Continued)
(Unaudited)

acquired by them in or after our initial public offering in favor of a business combination. After consummation of a business combination, these voting safeguards will no longer be applicable.

With respect to a business combination that is approved and consummated, the Company will redeem the common stock of its Public Stockholders who voted against the business combination and elected to have their shares of common stock converted into cash. The per share conversion price will equal the amount in the Trust Account, calculated as of two business days prior to the consummation of the proposed business combination, less any remaining tax liabilities relating to interest income, divided by the number of shares of common stock held by Public Stockholders at the consummation of the Offering. Public Stockholders who convert their stock into their share of the Trust Account retain their warrants. The Company will not complete any proposed business combination for which it’s Public Stockholders owning 30% or more of the shares sold in the Offering both vote against a business combination and exercise their conversion rights. At June 30, 2009, 9,584,654 shares of the common stock issued in connection with the Offering were subject to redemption.

3.	SIGNIFICANT ACCOUNTING POLICIES

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of expenses during the reporting period. Actual results could differ from those estimates.

Investments held in trust

As of June 30, 2009, the Company’s investments held in trust were invested in the Federated U.S. Treasury Cash Reserve Fund. The fund invests only in a portfolio of short-term U.S. Treasury securities. The Company recognized interest income of $9,792 and $78,838 on these investments for the three and six months ended June 30, 2009 respectively, and $6,712,019 for the period June 28, 2007 (inception) through June 30, 2009. The Company did not withdraw any earned interest from the Trust Account for working capital purposes during the three or six months ended June 30, 2009 and withdrew $4,100,000 for the period June 28, 2007 (inception) through June 30, 2009, in accordance with the Offering.

4.	INITIAL PUBLIC OFFERING

On November 27, 2007, the Company sold 31,948,850 Units, including 1,948,850 Units from the partial exercise of the underwriters’ over-allotment option, at an Offering price of $10.00 per Unit. Each Unit consists of one share of the Company’s common stock, $.0001 par value, and one Redeemable Common Stock Purchase Warrant (“Warrant”). Each Warrant entitles the holder to purchase from the Company one share of common stock at an exercise price of $7.50 per share commencing the later of the completion of a business combination or November 27, 2009 and expiring November 27, 2012. The Company may redeem the Warrants at a price of $0.01 per Warrant upon 30 days notice after the Warrants become exercisable, but only in the event that the last sale price of the common stock is at least $14.25 per share for any 20 trading days within a 30 trading day period ending three business days prior to the date on which the notice of redemption is given. The Company agreed to pay the underwriters in the Offering an underwriting commission of 7% of the gross proceeds of the Offering. However, the underwriters agreed that approximately 3% of the underwriting discount will not be payable unless and until the Company completes a business combination and have waived their right to receive such payments upon the Company’s liquidation if it is unable to complete a business combination. As of June 30, 2009 the deferred underwriting commissions were $9,584,655.

GLOBAL CONSUMER ACQUISITION CORP.
(A Development Stage Company)

NOTES TO CONDENSED FINANCIAL STATEMENTS — (Continued)
(Unaudited)

On November 27, 2007, certain of the initial stockholders purchased an aggregate of 8,500,000 warrants (the “Founder Warrants”) from the Company in a private placement pursuant to the exemption from registration contained in Section 4(2) of the Securities of Act of 1933, as amended. The Founder Warrants were sold for a total purchase price of $8,500,000, or $1.00 per warrant. The private placement took place simultaneously with the consummation of the Offering. Each warrant is exercisable to one share of common stock. The exercise price of the Founder Warrants is $7.50. The Founder Warrants are also subject to a lock-up agreement with the Company’s underwriters and will not be transferable before the consummation of a business combination. The holders of the Founder Warrants are also entitled, at any time and from time to time, to exercise the Founder Warrants on a cashless basis at the discretion of the holder. The proceeds from the sale of the Founder Warrants have been deposited into the Trust Account, subject to a trust agreement and will be part of the funds distributed to the Company’s Public Stockholders in the event the Company is unable to complete a business combination.

Based upon observable market prices, the Company determined that the grant date fair value of the Founder Warrants was $1.10 per warrant, $9,350,000 in the aggregate. The valuation was based on all comparable initial public offerings by blank check companies in 2007. The Company will record compensation expense of $850,000 in connection with the Founder Warrants, which is the amount equal to the grant date fair value of the Founder Warrants minus the purchase price. The compensation expense will be recognized over the estimated service period of 24 months. The Company estimated the service period as the estimated time to complete a business combination. The Company recognized $93,750, $187,499 and $703,125 in stock based compensation expense related to the Founder Warrants for the three and six months ended June 30, 2009 and the period from June 28, 2007 (inception) to June 30, 2009, respectively.

5.	RELATED PARTY TRANSACTIONS

Certain of the Company’s officers, directors and its initial stockholders (“Initial Stockholders”) are also officers, directors, employees and affiliated entities of Hayground Cove Asset Management LLC, the Company’s sponsor.

Services Agreement

The Company agreed to pay Hayground Cove Asset Management LLC, $10,000 per month, plus out-of-pocket expenses not to exceed $10,000 per month, for office space and services related to the administration of the Company’s day-to-day activities. This agreement is effective upon the consummation of the Offering and will terminate at the closing of a business combination. Under the terms of this agreement, the company has paid $30,000, $60,000 and $193,000 for the three and six months ended June 30, 2009 and the period from June 28, 2007 (inception) to June 30, 2009, respectively.

6.	STOCKHOLDERS EQUITY

Preferred Stock

The Company is authorized to issue 1,000,000 shares of blank check preferred stock with such designations, voting and other rights and preferences as may be determined from time to time by the Board of Directors.

Common Stock

The Company issued 8,625,000 shares of common stock to the Initial Stockholders for cash proceeds of $8,625 (the “Founder Shares”). In the event the 4,500,000 over-allotment Units (Note 4) were not issued, the

GLOBAL CONSUMER ACQUISITION CORP.
(A Development Stage Company)

NOTES TO CONDENSED FINANCIAL STATEMENTS — (Continued)
(Unaudited)

Initial Stockholders would be required to redeem the Founder Shares in an amount sufficient to cause the amount of issued and outstanding Founder Shares to equal 20% of the Company’s aggregate amount of issued and outstanding coming stock after giving effect to the issuance of common stock in connection with the Offering. The underwriters exercised 1,948,850 Units of the 4,500,000 over-allotment Units. The underwriters had 30 days from November 27, 2007 to exercise their over-allotment option. Therefore, as of December 27, 2007, 637,786 shares of the Initial Stockholders’ Founder shares were redeemed.

At June 30, 2009, there were 40,448,850 shares of common stock reserved for issuance upon exercise of the Company’s outstanding options and warrants.

Restricted Stock Units

Pursuant to Letter Agreements dated December 23, 2008 between the Company and each of its independent directors, Richard A.C. Coles, Michael B. Frankel and Mark Schulhof, the Company granted each independent director 50,000 Restricted Stock Units (“Restricted Stock Units”) with respect to shares of the Company’s common stock, subject to certain terms and conditions. Subject to stockholder approval, the Restricted Stock Units shall fully vest on the closing date of a Business Combination (as defined in the Company’s Amended and Restated Certificate of Incorporation). Settlement of the vested Restricted Stock Units will occur on the date that is 180 calendar days after the vesting date. Restricted Stock Units will be settled by delivery of one share of the Company’s common stock for each Restricted Stock Unit settled. The Restricted Stock Units will not be considered granted until the grant has been approved by stockholders. At that time, the Company will incur compensation expense equal to the grant date fair value of the Restricted Stock Units.

In consideration of his service as President of the Company, the Company has agreed to grant Daniel Silvers 50,000 Restricted Stock Units with respect to shares of the Company’s common stock, subject to stockholder approval and certain additional terms and conditions contained in his officer letter. The Company has agreed to submit the Restricted Stock Units to a vote of its stockholders in connection with the solicitation of proxies or consents from its stockholders to approve a Business Combination. Subject to stockholder approval, the Restricted Stock Units shall fully vest on the closing date of a Business Combination. Settlement of vested Restricted Stock Units will occur on the date that is 180 calendar days after the vesting date. Restricted Stock Units will be settled by delivery of one share of the Company’s common stock for each Restricted Stock Unit settled. Such Restricted Stock Units shall be subject to a lock-up period that will commence on the date of the agreement granting such Restricted Stock Units and will continue for a period of 180 calendar days after the closing date of a Business Combination.

7.	FAIR VALUE MEASUREMENTS

Effective January 1, 2008, the Company adopted Statement of Financial Accounting Standards No. 157 (“SFAS No. 157”) for its financial assets and liabilities that are re-measured and reported at fair value at each reporting period, and non-financial assets and liabilities that are re-measured and reported at fair value at least annually. In accordance with the provision of FASB Staff Positions No. 157-2, the Company has elected to defer implementation of SFAS No. 157 as it relates to its non-financial assets and non-financial liabilities that are recognized and disclosed at fair value in the financial statements on a nonrecurring basis until January 1, 2009. The Company is evaluating the impact, if any, this standard will have on its non-financial assets and liabilities.

The adoption of SFAS No. 157 to the Company’s financial assets and liabilities did not have an impact on the Company’s financial results.

GLOBAL CONSUMER ACQUISITION CORP.
(A Development Stage Company)

NOTES TO CONDENSED FINANCIAL STATEMENTS — (Continued)
(Unaudited)

The following table presents information about the Company’s assets that are measured at fair value on a recurring basis as of June 30, 2009, and indicates the fair value hierarchy of the valuation techniques the Company utilized to determine such fair value. In general, fair values determined by Level 1 inputs utilize quoted prices (unadjusted) in active markets for identical assets or liabilities. Fair value determined by Level 2 inputs utilize data points that are observable such as quoted prices, interest rates and yield curves. Fair values determined by Level 3 inputs are unobservable data points for the asset or liability, and includes situations where there is little, if any, market activity for the asset or liability.

Financial Assets at Fair Value as of June 30, 2009

	Fair Value	Quoted Prices in	Significant Other	Significant
	June 30,	Active Markets	Observable Inputs	Unobservable Inputs
Description	2009	(Level 1)	(Level 2)	(Level 3)

Assets:
Investments held in trust	$316,770,979	$—	$316,770,979	$—

Total	$316,770,979	$—	$316,770,979	$—

Investments held in trust

As of June 30, 2009, the Company’s investments held in trust were invested in the Federated U.S. Treasury Cash Reserve Fund. The fund invests only in a portfolio of short-term U.S. Treasury securities. The Company recognized interest income of $9,792 and $78,838 on these investments for the three and six months ended June 30, 2009 respectively, and $6,712,019 for the period June 28, 2007 (inception) through June 30, 2009. The Company did not withdraw any earned interest from the Trust Account for working capital purposes during the three or six months ended June 30, 2009 and withdrew $4,100,000 for the period June 28, 2007 (inception) through June 30, 2009, in accordance with the Offering.

The fair values of the Company’s investments held in the Trust Account are determined through market, observable and corroborated sources.

The carrying amounts reflected in the balance sheets for other current assets and accrued expenses approximate fair value due to their short-term maturities.

8.	TRANSACTION COSTS

For the six months ended June 30, 2009, the Company incurred transaction costs relating to the proposed business combination (as disclosed in Note 11) of the amount of $2,198,994. Such transaction costs were expensed as professional fees. No transaction costs were incurred for the six months ended June 30, 2008.

9.	COMMITMENTS AND CONTINGENCIES

There is no material litigation currently pending against the Company or any members of our management team in their capacity as such. The Initial Stockholders have waived their right to receive distributions with respect to their Founder Shares upon the Company’s liquidation.

10.	INDEMNIFICATIONS

The Company has entered into agreements with its officers and directors to provide contractual indemnification in addition to the indemnification provided in its amended and restated certificate of incorporation. The Company believes that these provisions and agreements are necessary to attract qualified

GLOBAL CONSUMER ACQUISITION CORP.
(A Development Stage Company)

NOTES TO CONDENSED FINANCIAL STATEMENTS — (Continued)
(Unaudited)

officers and directors. The Company’s bylaws also will permit it to secure insurance on behalf of any officer, director or employee for any liability arising out of his or her actions, regardless of whether Delaware law would permit indemnification. The Company has purchased a policy of directors’ and officers’ liability insurance that insures the Company’s directors and officers against the cost of defense, settlement or payment of a judgment in some circumstances and insures the Company against its obligations to indemnify the directors and officers.

11.	SUBSEQUENT EVENTS

1st Commerce Merger Agreement and Colonial Asset Purchase Agreement

On July 13, 2009, GCAC, a Delaware corporation concurrently entered into (i) a Merger Agreement (the “1st Commerce Merger Agreement”), with WL Interim Bank, a Nevada corporation (“1st Commerce Merger Sub”), 1st Commerce Bank, a Nevada-chartered non-member bank (“1st Commerce Bank”), Capitol Development Bancorp Limited V, a Michigan corporation (“Capitol Development”) and Capitol Bancorp Limited, a Michigan corporation, which provides for the merger (the “Merger”) of 1st Commerce Merger Sub with and into 1st Commerce Bank, with 1st Commerce Bank being the surviving entity and becoming GCAC’s wholly-owned subsidiary and (ii) an Asset Purchase Agreement (the “Colonial Asset Purchase Agreement”), with Colonial Bank, an Alabama banking corporation (“Colonial Bank”), and The Colonial BancGroup, Inc., a Delaware corporation. The transactions contemplated by the 1st Commerce Merger Agreement and the Colonial Asset Purchase Agreement are referred to herein as the “Acquisitions”.

In connection with the Acquisitions, GCAC has initiated a process to become a bank holding company, which will enable it to participate in financial lines of business, and will rename itself Western Liberty Bancorp. Western Liberty Bancorp’s banking operations will be conducted through 1st Commerce Bank, which will be the surviving entity pursuant to the 1st Commerce Merger Agreement and will retain the 1st Commerce Bank name. Founded in 2006, 1st Commerce Bank is a Nevada bank and will continue to operate following the consummation of the Acquisitions. Upon the consummation of the Acquisitions, the combined entity will form a “new” Nevada financial institution with 22 banking branches, and approximately $477.0 million of gross loan assets, $320.0 million of transaction account deposits and $214.0 million in time deposits.

Pursuant to the 1st Commerce Merger Agreement and subject to the terms and conditions specified therein, 1st Commerce Merger Sub will be merged with and into 1st Commerce Bank, with 1st Commerce Bank as the surviving entity at closing. As a result of the Merger, GCAC will pay the stockholders of 1st Commerce Bank an aggregate merger consideration of $8.25 million, subject to increase or decrease at the closing of the Merger in accordance with the terms of the 1st Commerce Merger Agreement. The shares of those 1st Commerce Bank stockholders who do not exercise their dissenter’s rights under Nevada law will be cancelled and extinguished and automatically converted into the right to certain per share merger consideration, based on the aggregate merger consideration paid. Each share of common stock of 1st Commerce Merger Sub shall be converted into one share of common stock of the surviving corporation. The consummation of the Merger is conditioned upon, among other things, the approval by the holders of shares of common stock of Capitol Development of the 1st Commerce Merger Agreement and the Merger.

Immediately after the closing of the Merger, and pursuant to the Colonial Asset Purchase Agreement, GCAC and 1st Commerce (together, the “Purchaser”) will purchase select assets and deposits from Colonial Bank, the majority of which will originate from the Nevada segment of Colonial Bank consisting of (i) 21 banking branches, (ii) approximately $440.0 million in loans, of which approximately $340.0 million were originated in the Nevada franchise and (iii) approximately $492.0 million customer and transaction and time deposits (together, the “Select Colonial Assets”). In connection with the consummation of the acquisition of the Select Colonial Assets, GCAC will assign all of its rights and obligations under the Colonial Asset

GLOBAL CONSUMER ACQUISITION CORP.
(A Development Stage Company)

NOTES TO CONDENSED FINANCIAL STATEMENTS — (Continued)
(Unaudited)

Purchase Agreement to 1st Commerce Bank. As consideration for the purchase of the Select Colonial Assets, Purchaser shall pay Colonial Bank, or Colonial Bank shall pay Purchaser, an amount equal to the sum of the following (each defined term having the meaning set forth in the Colonial Asset Purchase Agreement) (the “Closing Date Payment Amount”): (i) Non-Time Deposit Premium (which amount will be approximately $28.0 million, subject to adjustment based on the amount of Non-Time Deposits assumed by Purchaser at closing), (ii) a premium equal to 0.1% times the amounts that the deposit balance of the “Time Deposits” exceeds $200.0 million, (iii) the Acquisition Value, (iv) the face amount of Coins and Currency, (v) the net amount of the prorations and other closing date adjustments owed by Purchaser to Colonial Bank, (vi) the amount of Deposit Liabilities assumed, (vii) the amount of all other Transferred Liabilities and the Other Liabilities assumed and (viii) the net amount of the prorations and other closing date adjustments owed by Colonial Bank to Purchaser. The parties have agreed that Transferred Liabilities will include Deposit Liabilities with deposit balances in a sufficient aggregate amount so that the Closing Date Payment Amount paid by Purchaser or Seller, as applicable, does not exceed $1.0 million.

GCAC and Colonial Bank have also executed a non-binding letter agreement expressing the parties’ good faith obligation to identify additional loans satisfactory to GCAC so that the aggregate outstanding principal balance of all loans acquired by GCAC will be at least $450.0 million. As consideration for these additional loans, if any, GCAC would assume additional deposit liabilities with aggregate deposit balances of an amount equal to the outstanding principal balance of the additional loans.

The Acquisitions are subject to approvals from the Federal Reserve Board, the Federal Deposit Insurance Corporation, the Nevada Division of Financial Institutions and the Alabama Department of Banking. As a corporation not currently subject to bank supervisory regulation, GCAC’s applications to become a bank holding company for a Nevada-based community bank are subject to different statutory approval processes maintained by several federal and state bank regulatory agencies with supervisory oversight and jurisdiction of the contemplated transactions and the banks that are parties to the contemplated transactions. Approval terms granted by these federal and state bank regulatory agencies may include terms and conditions more onerous than GCAC management contemplates, and approval may not be granted in the timeframes desired by the parties to the contemplated transactions. Bank regulatory approval, if granted, may contain terms that relate to deteriorating real estate lending both nationally and in Nevada; bank regulatory supervisory reactions to the current economic difficulties may not be specific to GCAC itself.

Pursuant to the 1st Commerce Merger Agreement, either party may terminate the 1st Commerce Merger Agreement in the event the Merger is not consummated by October 31, 2009. Pursuant to the Colonial Asset Purchase Agreement, either party may terminate the Colonial Asset Purchase Agreement in the event the transactions are not consummated by September 30, 2009. Both the 1st Commerce Merger Agreement and the Colonial Asset Purchase Agreement also contain customary representations, warranties and covenants made by the respective parties thereto.

The Acquisitions are expected to be consummated in the third quarter of 2009 upon the fulfillment of certain conditions, including (a) obtaining the required regulatory approvals, (b) the affirmative vote of GCAC stockholders to adopt the 1st Commerce Merger Agreement and the Colonial Asset Purchase Agreement and (c) holders of less than 30% of the shares of GCAC’s common stock issued in GCAC’s initial public offering having (i) voted against the consummation of the Acquisitions and (ii) exercised their rights to convert their shares into a pro rata share rata of GCAC’s trust account in accordance with GCAC’s amended and restated certificate of incorporation. The consummation of the Merger is also conditioned upon the approval of the 1st Commerce Merger Agreement and the Merger by the holders of shares of Capitol Development’s common stock. The 1st Commerce Merger Agreement and the Colonial Asset Purchase Agreement are also subject to the fulfillment of other customary closing conditions.

GLOBAL CONSUMER ACQUISITION CORP.
(A Development Stage Company)

NOTES TO CONDENSED FINANCIAL STATEMENTS — (Continued)
(Unaudited)

Employment Agreement

On July 13, 2009, in connection with the Acquisitions, GCAC entered into an employment agreement with Mark Daigle (the “Employment Agreement”). The Employment Agreement provides that, subject to the closing of the Acquisitions, Mr. Daigle would become the Chief Executive Officer of Nevada commercial banking operations. In addition GCAC and its board of directors shall take such action as is necessary to appoint Mr. Daigle to the board of directors of Western Liberty Bancorp upon the consummation of the Acquisitions.

Pursuant to the terms of the Employment Agreement, Mr. Daigle’s employment shall commence as of the closing date of the transactions contemplated by the Colonial Asset Purchase Agreement (the “Effective Date”) and continue for an initial term of three years with one or more additional automatic one-year renewal periods. Mr. Daigle will be entitled to a base salary of $460,000. In addition, subject to the approval of the Acquisitions by GCAC’s stockholders, Mr. Daigle will receive a one-time grant of restricted stock equal to $3,000,000 divided by the closing price of GCAC’s common stock on the Effective Date. The restricted stock will vest 20% on each of the first, second, third, fourth and fifth anniversaries of the Effective Date, subject to

Mr. Daigle’s continuous employment through each vesting date. Such restricted stock shall be subject to restrictions on transfer for a period of one year following each vesting date. Mr. Daigle will also receive a bonus of $100,000 within ten days of the Effective Date. Mr. Daigle shall be entitled to employee benefits in accordance with any employee benefits programs and policies adopted by Western Liberty Bancorp. In addition, the Employment Agreement contains customary representations, covenants and termination provisions. The Employment Agreement also states that Mr. Daigle does not have any right, title interest or claim of any kind in or to the proceeds from GCAC’s initial public offering and simultaneous private placement, plus all accrued interest, held in GCAC’s trust account, and that he will not seek any recourse against the trust account whatsoever.

Financial Sponsorship

On July 28, 2009, Hayground Cove Asset Management LLC, GCAC’s sponsor (“Hayground Cove”), entered into an amended and restated sponsor support agreement with GCAC (the “Support Agreement”) whereby it has agreed, at its option, to purchase through private purchases and/or cash tender offer up to 39% of GCAC’s shares to help facilitate approval of the Acquisitions. Hayground Cove will have the right, at its option, to propose a term sheet for permanent financing to GCAC within three months from the closing of the Acquisitions to exchange any purchased shares for new debt or equity securities. The proposed term sheet shall be on commercially reasonable terms and must be approved by a majority of the disinterested members of the board of the directors of GCAC. Once approved by the board, GCAC is obligated, within ten days of such approval, to commence an exchange offer for such securities to all public shareholders of GCAC on a pro rata basis and in compliance with applicable securities laws. Under the terms of the Support Agreement, Hayground Cove will also have the right to sell the shares purchased by Hayground Cove or its affiliates to GCAC at the same price paid by such purchaser (provided that the sale price shall be approved by a majority of the disinterested members of the board if the sale price is more than the five percent above the per share amount to be received by shareholders that elect to convert their shares into cash). The option must be exercised by Hayground Cove within one day of the shareholders meeting approving the Acquisitions. The Support Agreement and each of the agreements in connection with the purchase of shares by Hayground Cove and its affiliates is conditioned upon (i) an agreement by GCAC’s warrant holders to restructure the outstanding warrants on terms satisfactory to Hayground Cove and (ii) the closing of a business combination. In connection with the Support Agreement, Hayground Cove has received a $140.0 million commitment from Jefferies Finance LLC and Jefferies & Company, Inc. (together, “Jefferies”) to finance the purchase of shares.

GLOBAL CONSUMER ACQUISITION CORP.
(A Development Stage Company)

NOTES TO CONDENSED FINANCIAL STATEMENTS — (Continued)
(Unaudited)

Under the terms of the Jefferies commitment, GCAC has agreed, pursuant to an Indemnification and Waiver Agreement, dated as of July 13, 2009 (the “Indemnification Agreement”), to provide certain indemnities from any losses, claims, damages and liabilities, along with any related expenses, that arise under the debt financing arrangement subject to a waiver to all proceeds in the trust account. GCAC will become a guarantor of the loan upon the closing of the Acquisitions, however, GCAC expects the guarantee to be released upon the closing of the Acquisitions in accordance with its terms, as the entire amount of any funds loaned under the commitment is required to be repaid immediately after the closing.

Warrant Restructuring

On July 20, 2009, the Company entered in an Amended and Restated Warrant Agreement with Continental Stock Transfer & Trust Company as warrant agent, which amends certain terms of the Company’s public warrants and Founder warrants. The terms of the Amended and Restated Warrant Agreement provide for certain new terms, including (i) a new strike price of $12.50 per share of the Company’s common stock, par value $0.0001, (ii) an expiration occurring on the earlier of (x) seven years from the consummation of the Acquisitions or another business combination or (y) the date fixed for redemption of the warrants set forth in the original warrant agreement, (iii) a redemption price of $0.01 per warrant, provided that (x) all of the warrants are redeemed (y) the last sales price of the common stock has been equal to or greater than $21.00 per share on each of 20 trading days within any 30 day trading period ending on the third business day prior to the date on which notice of redemption is given and (z) there is an effective registration statement in place with respect to the common stock underlying the warrants, (iv) mandatory downward adjustment of the strike price for each warrant to reflect any cash dividends paid with respect to the outstanding common stock, until such date as the Company’s publicly traded common stock trades at $18.00 or more per share on each of 20 trading days within any 30 trading day period; (iv) in the event an effective registration statement is not in place on the date the warrants are set to expire, the warrants will remain outstanding until 90 days after an effective registration statement is filed. If the Company has not filed an effective registration statement within 90 days after the expiration date, the warrants shall become exercisable for cash consideration. Additionally, the warrants shall not be exercisable by any warrant holder to the extent that, after giving effect to such exercise, any warrant holder or its affiliates would beneficially own in excess of 9.99% of the common stock outstanding immediately after giving effect to such exercise and no warrants held by the Company’s sponsor or any of its affiliates will be exercisable at any time while under the Company’s sponsor’s or any of its affiliates’ control. In addition, the Company’s sponsor will be required to obtain an opinion of bank regulatory counsel that the transfer of any warrants will not make the transferee a “bank holding company” under the Bank Holding Company Act or subject the transferee to prior approval by the Federal Reserve Board under the Change in Bank Control Act. The Amended and Restated Warrant Agreement shall be effective upon execution by us and Continental Transfer & Trust Company, but will be subject to (i) receipt by us of the written approval for listing of the amended warrants by the NYSE Amex and (ii) receipt of certifications by GCAC and Continental Transfer & Trust Company from the applicable registered holders of such warrants certifying the number of warrants held by the consenting warrant holders. The Company intends to file a Schedule 14C Information Statement in connection with the warrant restructuring as soon as practicable.

Founder Shares Restructuring

On July 20, 2009, the Company entered into a restructuring agreement (the “Founder Shares Restructuring Agreement”) with the Company’s sponsor, pursuant to which the Company’s sponsor, on behalf of itself and the funds and accounts it manages and participating holders of Founder Shares, has agreed to cancel at least 90% of the outstanding Founder Shares in exchange for one warrant per Founders Share cancelled (the “Exchange Warrants”). To date, holders of 95% of the Company’s Founder Shares have agreed to restructure

GLOBAL CONSUMER ACQUISITION CORP.
(A Development Stage Company)

NOTES TO CONDENSED FINANCIAL STATEMENTS — (Continued)
(Unaudited)

their Founder Shares. The cancelled Founder Shares will include all such Founder Shares currently held by the Company’s sponsor and its affiliates. Additional holders of Founder Shares may subsequently agree to restructure their Founder Shares in accordance with the terms of the Founder Shares Restructuring Agreement. Each Exchange Warrant will be governed by the Amended and Restated Warrant Agreement and have terms identical to those of the restructured outstanding warrants (except as set forth in the Warrant Agreement). The exchange of Founder Shares for Exchange Warrants shall occur prior to or concurrently with the consummation of the Acquisitions. In consideration for entering into the Founder Shares Restructuring Agreement, the Company shall indemnify its sponsor and each participating holder of Founder Shares for any claims that arise out of or are based upon the restructuring of the Founder Shares and shall indemnify its sponsor and its affiliates for any of their obligations with respect to the Founder Shares. The Founder Shares Restructuring Agreement provides that no warrant held by the Company’s sponsor or any of its affiliates will be exercisable at any time while under the Company’s sponsor’s or any of its affiliates’ control. In addition, the Company’s sponsor will be required to obtain an opinion of bank regulatory counsel that the transfer of any warrants will not make the transferee a “bank holding company” under the Bank Holding Company Act or subject the transferee to prior approval by the Federal Reserve Board under the Change in Bank Control Act.

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Stockholders of
Global Consumer Acquisition Corp.

We have audited the accompanying balance sheets of Global Consumer Acquisition Corp. (a development stage company) (the “Company”) as of December 31, 2008 and 2007, and the related statements of operations, stockholders’ equity and cash flows for the year ended December 31, 2008 and for the periods from June 28, 2007 (inception) to December 31, 2007 and from June 28, 2007 (inception) to December 31, 2008. We also have audited the Company’s internal control over financial reporting as of December 31, 2008, based on criteria established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). The Company’s management is responsible for these financial statements, for maintaining effective internal control over financial reporting, and for its assessment of the effectiveness of internal control over financial reporting, included in the accompanying Management’s Report on Internal Control Over Financial Reporting. Our responsibility is to express an opinion on these financial statements and an opinion on the Company’s internal control over financial reporting based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement and whether effective internal control over financial reporting was maintained in all material respects. Our audits of the financial statements included examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. Our audit of internal control over financial reporting included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, and testing and evaluating the design and operating effectiveness of internal control based on the assessed risk. Our audits also included performing such other procedures as we considered necessary in the circumstances. We believe that our audits provide a reasonable basis for our opinions.

A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with accounting principles generally accepted in the United States of America. A company’s internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with accounting principles generally accepted in the United States of America, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Global Consumer Acquisition Corp. as of December 31, 2008 and 2007, and the results of its operations and its cash flows for the year ended December 31, 2008 and for the periods from June 28, 2007 (inception) to December 31, 2007 and from June 28, 2007 (inception) to December 31, 2008 in conformity with accounting principles generally accepted in the United States of America. Also in our opinion, Global Consumer Acquisition Corp. maintained, in all material respects, effective internal control over financial reporting as of December 31, 2008, based on criteria established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission.

/s/  Hays & Company LLP
Hays & Company LLP

New York, New York
March 16, 2009

GLOBAL CONSUMER ACQUISITION CORP.
(A Development Stage Company)

BALANCE SHEETS

	December 31,	December 31,
	2008	2007

ASSETS
Cash and cash equivalents	$1,445,882	$81,163
Investments held in trust	316,692,141	315,127,891
Prepaid expenses	257,180	257,180

	$318,395,203	$315,466,234

LIABILITIES AND STOCKHOLDERS’ EQUITY
Liabilities
Accrued expenses	$682,057	$326,719
Accrued offering costs	—	498,775
Deferred underwriters’ commission	9,584,655	9,584,655

	10,266,712	10,410,149

Common stock, subject to possible conversion, 9,584,654 shares stated at conversion value	94,983,921	94,538,357

Commitments and contingencies
Stockholders’ Equity
Preferred stock, $0.0001 par value; 1,000,000 shares authorized; None issued or outstanding	—	—
Common stock, $0.0001 par value; 100,000,000 shares authorized; 39,936,063 issued and outstanding	3,036	3,036
Additional paid-in capital	214,082,720	209,903,332
Retained earnings (deficit) accumulated during the development stage	(941,186)	611,360

	213,144,570	210,517,728

	$318,395,203	$315,466,234

The accompanying notes are an integral part of these financial statements

GLOBAL CONSUMER ACQUISITION CORP.
(A Development Stage Company)

STATEMENTS OF OPERATIONS

		Period from	Period from
		June 28,	June 28,
		2007	2007
	Year Ended	(Inception) to	(Inception) to
	December 31,	December 31,	December 31,
	2008	2007	2008

Revenue	$—	$—	$—

Operating expenses
General and administrative expenses	2,619,043	73,606	2,692,649
Stock based compensation	4,624,952	284,014	4,908,966

Loss from operations	(7,243,995)	(357,620)	(7,601,615)
Interest income	5,691,449	968,980	6,660,429

Net (loss) income	$(1,552,546)	$611,360	$(941,186)

Earnings per share
Net (loss) income	$(1,552,546)	$611,360	$(941,186)
Deferred interest on investments held in trust relating to common shares subject to possible conversion	(445,564)	(321,208)	(766,772)

Net (loss) income attributable to common stockholders	$(1,998,110)	$290,152	$(1,707,958)

Weighted average number of common shares subject to possible conversion outstanding	9,584,654	9,584,654

Earnings per share common shares subject to possible conversion	$0.05	$0.03

Weighted average number of common shares outstanding — basic	39,936,063	14,451,397

Weighted average number of common shares outstanding — diluted	80,384,913	54,900,247

Basic (loss) earnings per common share	$(0.05)	$0.02

Diluted earnings per common share		$0.01

The accompanying notes are an integral part of these financial statements

GLOBAL CONSUMER ACQUISITION CORP.
(A Development Stage Company)

STATEMENT OF CHANGES IN STOCKHOLDERS’ EQUITY

PERIOD FROM JUNE 28, 2007 (INCEPTION)
TO DECEMBER 31, 2008

				Earnings (Deficit)
				Accumulated
				During the
	Common Stock		Additional	Development
	Shares	Amount	Paid-In Capital	Stage	Total

Common shares issued at $0.001 per share	8,625,000	$863	$7,762	$—	$8,625
Sale of 31,948,850 units, net of underwriter’s commissions and offering expenses (includes 9,584,654 shares subject to possible conversion)	31,948,850	3,195	295,649,528	—	295,652,723
Proceeds subject to possible conversion of 9,584,654 shares	—	(958)	(94,216,190)	—	(94,217,148)
Proceeds from issuance of private placement warrants	—	—	8,500,000	—	8,500,000
Redemption of common shares at $0.001 per share	(637,787)	(64)	(574)	—	(638)
Stock based compensation	—	—	284,014	—	284,014
Deferred interest on investments held in trust relating to common shares subject to possible conversion	—	—	(321,208)	—	(321,208)
Net income	—	—	—	611,360	611,360

Balance at December 31, 2007	39,936,063	$3,036	$209,903,332	$611,360	$210,517,728
Stock based compensation	—	—	4,624,952	—	4,624,952
Deferred interest on investments held in trust relating to common shares subject to possible conversion	—	—	(445,564)	—	(445,564)
Net loss	—	—	—	(1,552,546)	(1,552,546)

Balance at December 31, 2008	39,936,063	$3,036	$214,082,720	$(941,186)	$213,144,570

The accompanying notes are an integral part of these financial statements

GLOBAL CONSUMER ACQUISITION CORP.
(A Development Stage Company)

STATEMENTS OF CASH FLOWS

		Period from	Period from
		June 28,	June 28,
		2007	2007
	Year Ended	(Inception) to	(Inception) to
	December 31,	December 31,	December 31,
	2008	2007	2008

Cash flow from operating activities
Net (loss) income	$(1,552,546)	$611,360	$(941,186)
Adjustments to reconcile net (loss) income to net cash used in operating activities
Stock based compensation	4,624,952	284,014	4,908,966
Interest earned on cash held in trust	(5,664,250)	(968,931)	(6,633,181)
Changes in operating assets and liabilities
Prepaid expenses	—	(257,180)	(257,180)
Accrued expenses	355,338	326,719	682,057
Accrued offering costs	(498,775)	498,775	—

Net cash (used in) provided by operating activities	(2,735,281)	494,757	(2,240,524)

Cash flow from investing activities
Cash withdrawn from trust account for working capital	4,100,000	—	4,100,000
Cash placed in trust account	—	(314,158,960)	(314,158,960)

Net cash provided by (used in) investing activities	4,100,000	(314,158,960)	(310,058,960)

Cash flow from financing activities
Proceeds from sales of shares of common stock to initial stockholders, net	—	7,987	7,987
Proceeds from sale of warrants in private placement	—	8,500,000	8,500,000
Proceeds from initial public offering	—	319,488,500	319,488,500
Payment of underwriter’s discount and offering costs	—	(14,251,121)	(14,251,121)

Net cash provided by financing activities	—	313,745,366	313,745,366

Net increase in cash	1,364,719	81,163	1,445,882
Cash, beginning of period	81,163	—	—

Cash, end of period	$1,445,882	$81,163	$1,445,882

Supplemental disclosure of non-cash financing activities
Deferred interest on investments held in trust relating to common shares subject to possible conversion	$445,564	$321,208	$766,772

Deferred underwriter commissions included in proceeds from initial public offering	$—	$9,584,655	$9,584,655

The accompanying notes are an integral part of these financial statements

GLOBAL CONSUMER ACQUISITION CORP.
(A Development Stage Company)

NOTES TO FINANCIAL STATEMENTS

PERIOD FROM JUNE 28, 2007 (INCEPTION)
TO DECEMBER 31, 2008

1.	ORGANIZATION AND BUSINESS OPERATIONS

Global Consumer Acquisition Corp. (a development stage company) (the “Company”) is a blank check company organized for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses.

The registration statement for the Company’s initial public offering (the “Offering”) was declared effective on November 20, 2007. The Company consummated the Offering on November 21, 2007 and received net proceeds of $305,658,960 and $8,500,000 from the private placement sale of insider warrants (Note 3). Substantially, all of the net proceeds of the Offering are intended to be generally applied toward consummating a business combination (“Business Combination”). The Company’s management has complete discretion in identifying and selecting the target business. There is no assurance that the Company will be able to successfully effect a Business Combination. Management agreed that 98.3% or $314,158,960 ($316,692,141 at December 31, 2008 including accrued interest) of the gross proceeds from the Offering would be held in a trust account (“Trust Account”) until the earlier of (i) the completion of a Business Combination and (ii) liquidation of the Company. The placing of funds in the Trust Account may not protect those funds from third party claims against the Company. Although the Company will seek to have all vendors, prospective target businesses or other entities it engages execute agreements with the Company waiving any right in or to any monies held in the Trust Account, there is no guarantee that they will execute such agreements. The remaining unrestricted interest earned of $1,445,882 not held in the Trust Account may be used to pay for business, legal and accounting due diligence on prospective acquisitions, and initial and continuing general and administrative expenses. The Company, after signing a definitive agreement for the acquisition of a target business, is required to submit such transaction for stockholder approval. The Company will proceed with the initial Business Combination only if both a majority of the shares of common stock voted by the public stockholders are voted in favor of the Business Combination and public stockholders owning less than 30% of the shares sold in the Offering exercise their conversion rights described below.

Pursuant to the Company’s Amended and Restated Certificate of Incorporation, if the Company does not consummate a Business Combination by November 27, 2009 the Company will cease to exist except for the purposes of winding up its affairs and liquidating.

All of our founding stockholders have agreed to vote all their shares of common stock owned by them prior to our initial public offering in accordance with the majority of shares of common stock held by public stockholders who vote at a meeting with respect to a business combination and any shares of common stock acquired by them in or after our initial public offering in favor of a business combination. After consummation of a Business Combination, these voting safeguards will no longer be applicable.

With respect to a Business Combination that is approved and consummated, the Company will redeem the common stock of its Public Stockholders who voted against the business combination and elected to have their shares of common stock converted into cash. The per share conversion price will equal the amount in the Trust Account, calculated as of two business days prior to the consummation of the proposed Business Combination, less any remaining tax liabilities relating to interest income, divided by the number of shares of common stock held by Public Stockholders at the consummation of the Offering. Public Stockholders who convert their stock into their share of the Trust Account retain their warrants. The Company will not complete any proposed business combination for which it’s Public Stockholders owning 30% or more of the shares sold in the Offering both vote against a Business Combination and exercise their conversion rights. At December 31, 2008, 9,584,654 shares of the common stock issued in connection with the Offering were subject to redemption.

GLOBAL CONSUMER ACQUISITION CORP.
(A Development Stage Company)

NOTES TO FINANCIAL STATEMENTS — (Continued)

2.	SIGNIFICANT ACCOUNTING POLICIES

Cash and Cash Equivalents

The Company considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents. Cash equivalents are carried at cost, which approximates fair value.

At December 31, 2008, financial instruments that potentially expose the Company to credit risk consist of cash and cash equivalents and investments held in trust. The Company maintains its cash balances in various financial institutions. The Federal Deposit Insurance Corporation insures balances in bank accounts up to $250,000 and the Securities Investor Protection Corporation insures balances up to $500,000 in brokerage accounts. The Company has not experienced losses on these accounts and management believes the Company is not exposed to significant risks on such accounts.

Stock based compensation

The Company records compensation expense associated with stock options and other forms of equity compensation in accordance with Statement of Financial Accounting Standards (“SFAS”) 123(R), “Share-Based Payment”, as interpreted by Staff Accounting Bulletin No. 107 (“SAB 107”). Under the fair value recognition provisions of this statement, stock-based compensation cost is measured at the grant date based on the fair value of the award and is recognized as expense over the service period. The terms and vesting schedules for stock-based awards vary by type of grant. Generally, the awards vest based on time-based or performance-based conditions.

Income Taxes

In accordance with SFAS No. 109, “Accounting for Income Taxes”, deferred tax assets and liabilities are recognized based on temporary differences between the financial statement and the tax bases of assets and liabilities. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which these assets and liabilities are expected to be recovered or settled. The Company provides a valuation allowance when it appears more likely than not that some or all of the net deferred tax assets will not be realized.

The Company also complies with the provisions of the Financial Accounting Standards Interpretation No. 48, “Accounting for Uncertainty in Income Taxes” (“FIN 48”). FIN 48 prescribes a recognition threshold and measurement process for recording in the financial statements uncertain tax positions taken or expected to be taken in a tax return. FIN 48 also provides guidance on de-recognition, classification, interest and penalties, accounting in interim periods, disclosures and transitions. The Company adopted FIN 48 on the inception date, June 28, 2007. The Company did not recognize any adjustments for uncertain tax positions during the year ended December 31, 2008.

Earnings per Share

In accordance with SFAS No. 128, “Earnings Per Share,” basic earnings per common share (“Basic EPS”) is computed by dividing the net income available to common stockholders by the weighted-average number of shares outstanding. Diluted earnings per common share (“Diluted EPS”) are computed by dividing the net income available to common stockholders by the weighted average number of common shares and dilutive common share equivalents then outstanding. SFAS No. 128 requires presentation of both Basic EPS and Diluted EPS on the face of the Company’s statement of operations.

The 7,987,213 shares of common stock issued to the Company’s initial stockholders were issued for $0.001 per share, which is considerably less than the Offering per share price. Under the provisions of FASB

GLOBAL CONSUMER ACQUISITION CORP.
(A Development Stage Company)

NOTES TO FINANCIAL STATEMENTS — (Continued)

No. 128 and SAB Topic 4:D such shares have been assumed to be retroactively outstanding since July 27, 2007, inception.

For the year ended December 31, 2008 and for the period from June 28, 2007 (inception) to December 31, 2008, potentially dilutive securities are excluded from the computation of fully diluted earnings per share as their effects are anti-dilutive.

The following table sets forth the computation of basic and diluted per share information:

		Period from	Period from
		June 28,	June 28,
		2007	2007
	Year Ended	(Inception) to	(Inception) to
	December 31,	December 31,	December 31,
	2008	2007	2008

Numerator:
Net (loss) income available to common stockholders	$(1,998,110)	$290,152	$(1,707,958)

Denominator:
Weighted-average common shares outstanding	39,936,063	14,451,397	31,348,838
Dilutive effect of warrants	40,448,850	40,448,850	40,448,850

Weighted-average common shares outstanding, assuming dilution	80,384,913	54,900,247	71,797,688

Net (loss) income per share
Basic	$(0.05)	$0.02	$(0.05)

Diluted		$0.01

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of expenses during the reporting period. Actual results could differ from those estimates.

Recently Issued Accounting Pronouncements

In December 2007, the FASB issued Statement of Financial Accounting Standards No. 141(R), “Business Combinations” (“SFAS 141(R)”). SFAS 141(R) establishes principles and requirements for how the acquirer in a business combination recognizes and measures in its financial statements the fair value of identifiable assets acquired, the liabilities assumed and any non-controlling interest in the acquiree at the acquisition date. Certain provisions of this standard will, among other things, impact the determination of acquisition-date fair value of consideration paid in a business combination (including contingent consideration); exclude transaction costs from acquisition accounting; and change accounting practices for acquired contingencies, acquisition-related restructuring costs, in-process research and development, indemnification assets, and tax benefits. For the Company, SFAS 141(R) is effective for business combinations occurring after December 31, 2008. The Company is currently evaluating the future impacts and disclosures of this standard. SFAS 141(R) will have an impact on the accounting for any business acquired after the effective date of this pronouncement.

In December 2007, the FASB issued SFAS No. 160, “Noncontrolling Interests in Consolidated Financial Statements — An Amendment of ARB No. 51” (“SFAS 160”). SFAS 160 requires reporting entities to present noncontrolling (minority) interests as equity as opposed to as a liability or mezzanine equity and provides

GLOBAL CONSUMER ACQUISITION CORP.
(A Development Stage Company)

NOTES TO FINANCIAL STATEMENTS — (Continued)

guidance on the accounting for transactions between an entity and noncontrolling interests. SFAS 160 is effective the first fiscal year beginning after December 15, 2008, and interim periods within that fiscal year. SFAS 160 applies prospectively as of the beginning of the fiscal year SFAS 160 is initially applied, except for the presentation and disclosure requirements which are applied retrospectively for all periods presented subsequent to adoption. The adoption of SFAS 160 will not have a material impact on the Company’s results of operations or financial position; however, it could impact future transactions entered into by the Company.

In March 2008, the FASB issued SFAS No. 161, “Disclosures about Derivative Instruments and Hedging Activities — An Amendment to FASB Statement No. 133”. SFAS No. 161 is intended to improve financial standards for derivative instruments and hedging activities by requiring enhanced disclosures to enable investors to better understand their effects on an entity’s financial position, financial performance, and cash flows. Entities are required to provide enhanced disclosures about: (a) how and why an entity uses derivative instruments; (b) how derivative instruments and related hedged items are accounted for under SFAS No. 133 and its related interpretations; and (c) how derivative instruments and related hedged items affect an entity’s financial position, financial performance, and cash flows. It is effective for financial statements issued for fiscal years beginning after November 15, 2008, with early adoption encouraged. The adoption of this statement did not have a material effect on the Company’s results of operations or financial position; however, it could impact future transactions entered into by the Company.

Management does not believe that any other recently issued, but not yet effective, accounting pronouncements, if currently adopted, would have a material effect on the Company’s financial statements.

3.	INITIAL PUBLIC OFFERING

On November 27, 2007, the Company sold 31,948,850 Units, including 1,948,850 Units from the partial exercise of the underwriters’ over-allotment option, at an Offering price of $10.00 per Unit. Each Unit consists of one share of the Company’s common stock, $.0001 par value, and one Redeemable Common Stock Purchase Warrant (“Warrant”). Each Warrant entitles the holder to purchase from the Company one share of common stock at an exercise price of $7.50 per share commencing the later of the completion of a Business Combination or November 27, 2009 and expiring November 27, 2012. The Company may redeem the Warrants at a price of $0.01 per Warrant upon 30 days notice after the Warrants become exercisable, but only in the event that the last sale price of the common stock is at least $14.25 per share for any 20 trading days within a 30 trading day period ending three business days prior to the date on which the notice of redemption is given.

The Company agreed to pay the underwriters in the Offering an underwriting commission of 7% of the gross proceeds of the Offering. However, the underwriters agreed that approximately 3% of the underwriting discount will not be payable unless and until the Company completes a Business Combination and have waived their right to receive such payments upon the Company’s liquidation if it is unable to complete a Business Combination. As of December 31, 2008 the deferred underwriting commissions were $9,584,655.

On November 27, 2007, certain of the initial stockholders purchased an aggregate of 8,500,000 warrants (the “Founder Warrants”) from the Company in a private placement pursuant to the exemption from registration contained in Section 4(2) of the Securities of Act of 1933, as amended. The warrants were sold for a total purchase price of $8,500,000, or $1.00 per warrant. The private placement took place simultaneously with the consummation of the Offering. Each warrant is exercisable to one share of common stock. The exercise price on the warrants is $7.50. The Founder Warrants are also subject to a lock-up agreement with the Company’s underwriters and will not be transferable before the consummation of a Business Combination. The holders of the Founder Warrants are also entitled, at any time and from time to time, to exercise the Founder Warrants on a cashless basis at the discretion of the holder. The proceeds from the sale of the Founder Warrants have been deposited into the trust account, subject to a trust agreement and will be part of

GLOBAL CONSUMER ACQUISITION CORP.
(A Development Stage Company)

NOTES TO FINANCIAL STATEMENTS — (Continued)

the funds distributed to the Company’s Public Stockholders in the event the Company is unable to complete a Business Combination.

Based upon observable market prices, the Company determined that the grant date fair value of the Founder Warrants was $1.10 per warrant, $9,350,000 in the aggregate. The valuation was based on all comparable initial public offerings by blank check companies in 2007. The Company will record compensation expense of $850,000 in connection with the Founder Warrants, which is the amount equal to the grant date fair value of the warrants minus the purchase price. The compensation expense will be recognized over the estimated service period of 24 months. The Company estimated the service period as the estimated time to complete a Business Combination. The Company recognized $515,625 in stock based compensation expense related to the Founder Warrants for the period from June 28, 2007 (inception) to December 31, 2008.

The holders of a majority of all of the Founder Shares (Note 6) and shares of common stock issuable upon exercise of the Founder Warrants will be entitled to make up to two demands that the Company register these securities pursuant to an agreement signed in connection with the insider private placement. Such holders may elect to exercise these registration rights at any time after the date of the Offering. In addition, these stockholders have certain “piggy-back” registration rights with respect to registration statements the Company might file subsequent to the date of the Offering. The Company will bear the expenses incurred in connection with the filing of any such registration statements.

4.	RELATED PARTY TRANSACTIONS

Certain of the Company’s officers, directors and its Initial Stockholders are also officers, directors, employees and affiliated entities of Hayground Cove Asset Management LLC, the Company’s sponsor.

Services Agreement

The Company agreed to pay Hayground Cove Asset Management LLC, $10,000 per month, plus out-of-pocket expenses not to exceed $10,000 per month, for office space and services related to the administration of the Company’s day-to-day activities. This agreement was effective upon the consummation of the Offering and will terminate at the closing of a Business Combination. The Company incurred $13,000 in connection with this agreement for the period from June 28, 2007 (inception) to December 31, 2007, $120,000 for the year ended December 31, 2008 and $133,000 for the period from June 28, 2007 (inception) to December 31, 2008. $13,000 and $0 were included in accrued expenses at December 31, 2007 and 2008, respectively.

Note Payable

The Company issued a total of $139,025 of unsecured promissory notes to Hayground Cove Asset Management, LLC. The note was repaid on November 27, 2007 from the proceeds of the Offering.

5.	INCOME TAXES

At December 31, 2008, the Company had no federal income tax expense or benefit but did have a federal tax net operating loss carry-forward of approximately $43,300. The federal net operating loss carry-forwards will begin to expire in 2027, unless previously utilized. Pursuant to Internal Revenue Code Sections 382 and 383, use of the Company’s net operating loss carry-forwards may be limited if a cumulative change in ownership of more than 50% occurs within a three-year period. No assessment has been made as to whether such a change in ownership has occurred.

GLOBAL CONSUMER ACQUISITION CORP.
(A Development Stage Company)

NOTES TO FINANCIAL STATEMENTS — (Continued)

Significant components of the Company’s net deferred tax assets at December 31, 2008 and 2007 are shown below. A valuation allowance of $2,530,300 and $216,300 has been established to offset the net deferred tax assets at December 31, 2008 and 2007, respectively, as realization of such assets is uncertain.

	2008	2007

Noncurrent net operating loss carryforwards	$859,700	$14,700
Start-up costs	98,100	105,000
Other noncurrent	1,572,500	96,600

Total deferred tax assets	2,530,300	216,300
Deferred tax asset valuation allowance	(2,530,300)	(216,300)

Net deferred taxes	$—	$—

As of December 31, 2008 and 2007 no provision for state and local income has been made since the Company was formed as a vehicle to effect a Business Combination and as a result does not conduct operations and is not engaged in a trade or business in any state.

6.	STOCKHOLDERS’ EQUITY

Preferred Stock

The Company is authorized to issue 1,000,000 shares of blank check preferred stock with such designations, voting and other rights and preferences as may be determined from time to time by the Board of Directors.

Common Stock

The Company issued 8,625,000 shares of common stock to the Initial Stockholders for cash proceeds of $8,625 (the “Founder Shares”). In the event the 4,500,000 over-allotment Units (Note 2) were not issued, the Initial Stockholders would be required to redeem the Founder Shares in an amount sufficient to cause the amount of issued and outstanding Founder Shares to equal 20% of the Company’s aggregate amount of issued and outstanding coming stock after giving effect to the issuance of common stock in connection with the Offering. The underwriters exercised 1,948,850 Units of the 4,500,000 over-allotment Units. The underwriters had 30 days from November 27, 2007 to exercise their over-allotment option. Therefore, as of December 27, 2007, 637,787 shares of the Initial Stockholders’ Founder shares were redeemed.

At December 31, 2008 and 2007, there were 40,448,339 shares of common stock reserved for issuance upon exercise of the Company’s outstanding options and warrants.

Restricted Stock Units

Pursuant to Letter Agreements dated December 23, 2008 between the Company and each of its independent directors, Richard A.C. Coles, Michael B. Frankel and Mark Schulhof, the Company granted each independent director 50,000 restricted stock units with respect to shares of the Company’s common stock, subject to certain terms and conditions. Subject to stockholder approval, the restricted stock units shall fully vest on the closing date of a business combination. Settlement of vested restricted stock units will occur on the date that is 180 calendar days after the Vesting Date. Restricted stock units will be settled by delivery of one share of the Company’s common stock for each restricted stock unit settled. The restricted stock units will not be considered granted until the grant has been approved by stockholders. At that time, the Company will incur compensation expense equal to the grant date fair value of the restricted stock units.

GLOBAL CONSUMER ACQUISITION CORP.
(A Development Stage Company)

NOTES TO FINANCIAL STATEMENTS — (Continued)

7.	FAIR VALUE MEASUREMENTS

Effective January 1, 2008, the Company adopted SFAS No. 157 for its financial assets and liabilities that are re-measured and reported at fair value at each reporting period, and non-financial assets and liabilities that are re-measured and reported at fair value at least annually. In accordance with the provision of FASB Staff Positions No. 157-2, the Company has elected to defer implementation of SFAS No. 157 as it relates to its non-financial assets and non-financial liabilities that are recognized and disclosed at fair value in the financial statements on a nonrecurring basis until January 1, 2009. The Company is evaluating the impact, if any, this standard will have on its non-financial assets and liabilities.

The adoption of SFAS No. 157 to the Company’s financial assets and liabilities did not have an impact on the Company’s financial results.

The following table presents information about the Company’s assets that are measured at fair value on a recurring basis as of December 31, 2008, and indicates the fair value hierarchy of the valuation techniques the Company utilized to determine such fair value. In general, fair values determined by Level 1 inputs utilize quoted prices (unadjusted) in active markets for identical assets or liabilities. Fair value determined by Level 2 inputs utilize data points that are observable such as quoted prices, interest rates and yield curves. Fair values determined by Level 3 inputs are unobservable data points for the asset or liability, and includes situations where there is little, if any, market activity for the asset or liability.

Financial Assets at Fair Value as of December 31, 2008

	Fair Value	Quoted Prices in	Significant Other	Significant
	December 31,	Active Markets	Observable Inputs	Unobservable Inputs
Description	2008	(Level 1)	(Level 2)	(Level 3)

Assets:
Investments held in trust	$316,692,141	$—	$316,692,141	$—

Total	$316,692,141	$—	$316,692,141	$—

Investments held in trust

As of December 31, 2008, the Company’s investments held in trust were invested in the JP Morgan U.S. Treasury Plus Money Market Fund. The fund, under normal circumstances, invests its assets exclusively in obligations of the U.S. Treasury, including Treasury bills, bonds and notes and other obligations issued or guaranteed by the U.S. Treasury, and repurchase agreements fully collateralized by U.S. Treasury securities. The Company recognized interest income of $6,633,182 on these investments for the period from June 28, 2007 (inception) to December 31, 2008.

As of January 15, 2009, the Company’s investments held in trust are invested in the Federated U.S. Treasury Cash Reserve Fund. The fund invests only in a portfolio of short-term U.S. Treasury securities.

The fair values of the Company’s investments held in the Trust Account are determined through market, observable and corroborated sources.

The carrying amounts reflected in the balance sheets for other current assets and accrued expenses approximate fair value due to their short-term maturities.

8.	COMMITMENTS AND CONTINGENCIES

There is no material litigation currently pending against the Company or any members of its management team in their capacity as such.

GLOBAL CONSUMER ACQUISITION CORP.
(A Development Stage Company)

NOTES TO FINANCIAL STATEMENTS — (Continued)

The Initial Stockholders have waived their right to receive distributions with respect to their Founder Shares upon the Company’s liquidation.

Pursuant to an employment agreement effective August 1, 2007 between the Company and its former CEO, the Company’s former CEO obtained an option to purchase 475,000 shares of founders shares at a purchase price of $0.001 per share from the Company’s sponsor and its affiliates, which option will vest on the date (the “Trigger Date”) that is one year after the closing of a qualifying Business Combination, but the vesting will occur only if the appreciation of the per share price of the Company’s common stock is either (i) greater than 1x the Russell 2000 hurdle rate on the Trigger Date or (ii) exceeds the Russell 2000 hurdle rate for 20 consecutive trading days after the Trigger Date. The Russell hurdle rate means the Russell 2000 Index performance over the period between the completion of the Offering and the Trigger Date. The amount of the option was increased by the amount of shares equal to 10,000 shares for each $10,000,000 of gross proceeds from the exercise of the underwriters over-allotment option. As a result the option was increased to 495,000 shares due to the exercise of 1,948,850 Units of the underwriters over-allotment option.

The Company determined that the fair value of the options on the date of grant, November 27, 2007 was $4,573,597. The fair value of the option is based on a Black-Scholes model using an expected life of three years, stock price of $9.25 per share, volatility of 33.7% and a risk-free interest rate of 4.98%. However, because shares of the Company’s common stock did not have a trading history, the volatility assumption is based on information that was available to the Company. The Company believes that the volatility estimate is a reasonable benchmark to use in estimating the expected volatility of shares of the Company’s common stock. In addition, the Company believes a stock price of $9.25 per share is a fair assumption based on the Company’s observation of market prices for comparable shares of common stock. This assumption is based on all comparable initial public offerings by blank check companies in 2007. The stock based compensation expense will be recognized over the service period of 24 months. The Company estimated the service period as the estimated time to complete a business combination. However, pursuant to a Settlement Agreement dated December 23, 2008, the options were deemed to be fully vested as of the effective date of the Settlement Agreement. As a result, the entire remaining compensation expense was recognized by the Company on December 23, 2008. The Company recognized $237,973 in stock based compensation expense related to the options for the period from June 28, 2007 (inception) to December 31, 2007, $4,155,368 for the year ended December 31, 2008 and $4,393,341 for the period from June 28, 2007 (inception) to December 31, 2008. The Company also, as required under the terms of the Settlement Agreement, accrued $247,917 in compensation expenses related to a severance payment that was paid to the former CEO during January 2009.

Indemnifications

The Company has entered into agreements with its directors to provide contractual indemnification in addition to the indemnification provided in its amended and restated certificate of incorporation. The Company believes that these provisions and agreements are necessary to attract qualified directors. The Company’s bylaws also will permit it to secure insurance on behalf of any officer, director or employee for any liability arising out of his or her actions, regardless of whether Delaware law would permit indemnification. The Company has purchased a policy of directors’ and officers’ liability insurance that insures the Company’s directors and officers against the cost of defense, settlement or payment of a judgment in some circumstances and insures us against our obligations to indemnify the directors and officers.

GLOBAL CONSUMER ACQUISITION CORP.
(A Development Stage Company)

NOTES TO FINANCIAL STATEMENTS — (Continued)

9.	SUMMARIZED QUARTERLY FINANCIAL INFORMATION (UNAUDITED)

The Company’s unaudited condensed quarterly financial information is as follows for the year ended December 31, 2008 and for period June 28, 2007 (inception) to December 31, 2008:

	Quarter Ended
	December 31,	September 30,	June 30,	March 31,
	2008	2008	2008	2008

Year Ended December 31, 2008
Operating Expenses	$(3,998,364)	$(1,176,160)	$(1,150,529)	$(918,942)
Interest income	431,067	1,750,226	1,481,237	2,028,919

Net (loss) income for the period	$(3,567,297)	$574,066	$330,708	$1,109,977
Weighted average number of common shares outstanding not subject to possible redemption, basic	39,936,063	39,936,063	39,936,063	39,936,063
Weighted average number of common shares outstanding not subject to possible redemption, diluted	80,384,913	80,384,913	80,384,913	80,384,913
Net (loss) income per common share not subject to possible redemption, basic	$(0.09)	$0.01	$0.01	$0.03
Net income per common share not subject to possible redemption, diluted		$0.01	$0.00	$0.01

June 28,
2007
(Inception) to
December 31,
2007

From Inception to December 31, 2007
Operating Expenses	$(357,620)
Interest income	968,980

Net income (loss) for the period	$611,360
Weighted average number of common shares outstanding not subject to possible redemption, basic	14,451,397
Weighted average number of common shares outstanding not subject to possible redemption, diluted	54,900,247
Net income per common share not subject to possible redemption, basic	$0.04
Net income per common share not subject to possible redemption, diluted	$0.01

Annex A

1st COMMERCE MERGER AGREEMENT

Exhibit 2.2
EXECUTION COPY

ASSET PURCHASE AGREEMENT
BETWEEN
COLONIAL BANK,
GLOBAL CONSUMER ACQUISITION CORP.
AND
THE COLONIAL BANCGROUP, INC.
DATED: July 13, 2009

A-i

A-ii

A-iii

A-iv

ASSET PURCHASE AGREEMENT

This Asset Purchase Agreement (the “Agreement”) is entered into as of July 13, 2009, by and between Colonial Bank, an Alabama banking corporation having its principal offices in Montgomery, Alabama (“Seller”), Global Consumer Acquisition Corp., a Delaware corporation having its principal offices in New York, New York (together with a to-be-acquired Nevada state chartered bank as assignee pursuant to Section 12.1(b), the “Purchaser”) and, for purposes of Section 8.6 hereof, The Colonial BancGroup, Inc., a Delaware corporation having its principal offices in Montgomery, Alabama (“BancGroup”).

Recitals

A. Seller wishes to divest itself of certain specified assets, deposits, and other specified liabilities in connection with Seller’s retail and corporate branch banking business referred to as the Nevada Franchise.

B. Purchaser wishes to form or acquire a bank to purchase such specified assets and assume such specified liabilities upon the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the premises and mutual agreements hereinafter set forth and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, Seller and Purchaser agree as follows:

Article I.

DEFINITIONS AND RULES OF CONSTRUCTION

Section 1.1  DEFINITIONS.

The terms set forth below are used in this Agreement with the following meanings:

“ACH” shall have the meaning set forth in Section 4.3.

“Acquisition Value” shall have the meaning set forth in Section 2.2(c).

“Adjustment Payment Date” shall have the meaning set forth in Section 3.3(c).

“Affiliate” shall mean, with respect to any Person, any other Person directly or indirectly controlled by, controlling or under common control with such Person. For purposes of the definition of Affiliate, the term “control” (including the terms “controlled by,” “controlling” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities, by contract or otherwise.

“Assigned Loans” shall have the meaning set forth in Section 2.1(a)(6).

“Assignment and Assumption Agreement” shall have the meaning set forth in Section 3.2(b)(3).

“Assignment and Assumption of Leases” shall have the meaning set forth in Section 3.2(b)(4).

“Assumed Contracts” shall have the meaning set forth in Section 2.10.

“ATM” shall refer to an automatic teller machine.

“BancGroup” shall have the meaning as set forth in the introductory paragraph of this Agreement.

“Banking Operations” shall mean the business and operations of the Nevada Franchise.

“Benefit Plans” shall have the meaning set forth in Section 6.8(d).

“Branch Leases” shall have the meaning set forth in Section 2.1(a)(2).

“Branches” shall have the meaning set forth in Section 2.1(a)(2).

“Business Day” shall mean any day other than a Saturday, a Sunday or a day on which banks in Alabama, Nevada, or New York are authorized or required to close for regular banking business.

“Closing” shall have the meaning set forth in Section 3.1(a).

“Closing Date” shall have the meaning set forth in Section 3.1(b).

“Closing Date Payment Amount” shall have the meaning set forth in Section 2.2(a).

“Closing Statement” shall have the meaning set forth in Section 3.2(b)(8).

“COBRA” shall mean the continuation coverage requirements of §§601 et seq. of ERISA and §4980B of the Code.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Coins and Currency” shall mean all petty cash, foreign currency, vault cash, teller cash, ATM cash, prepaid postage and cash equivalents located at the Owned Real Property and Leased Premises (exclusive of the contents of any safe deposit boxes) as of the Effective Time.

“Colonial Plaza” shall mean the parcel of real property with an address of 4670 S. Fort Apache Road, Suite 250, and 4730 S. Fort Apache Road, Suite 200, Las Vegas, Nevada 89147 leased by Seller pursuant to the Office Lease, dated March 2001, between Fort Apache Office Partners, LLC and Seller, as successor by conversion to Colonial Bank, N.A., as amended, on which the Colonial Plaza bank branch is currently located.

“Comparable Job Offer” shall have the meaning set forth in Section 2.5(a).

“Confidentiality Agreement” shall mean the Confidentiality Agreement between Seller and Purchaser dated as of April 24, 2009.

“Covered Employee” shall have the meaning set forth in Section 2.5(a).

“CRA” shall mean the Community Reinvestment Act of 1977 and the regulations promulgated thereunder.

“Credit Card Accounts” shall have the meaning set forth in Section 2.1(c)(10).

“Credit Card Limit Guaranty” shall have the meaning set forth in Section 2.1(c)(10).

“D’Andrea Ground Leased Property” shall mean the parcel of real property with an address of 2818 Vista Boulevard, Sparks, Nevada 89434 leased by Seller pursuant to the Excess Lease, dated April 6, 2007, by and between McDonald’s USA, LLC and Seller, as successor by conversion to Colonial Bank, N.A., as amended, on which the D’Andrea bank branch is currently located.

“Deductible Amount” shall have the meaning set forth in Section 5.4(a).

“Defect Reduction Amount” shall have the meaning set forth in Section 2.13.

“Deposits” shall have the meaning set forth in Section 2.3(a).

“Deposit Liabilities” shall have the meaning set forth in Section 2.3(a).

“DGCL” means the General Corporation Law of the State of Delaware.

“Easement Area” shall have the meaning set forth Section 9.11.

“Effective Time” shall have the meaning set forth in Section 3.1(b).

“Employees” shall have the meaning set forth in Section 6.8(c).

“Employee on Leave” shall have the meaning set forth in Section 2.5(a).

“Environmental Law” shall mean any federal, state, local or common law, statute, rule, regulation, ordinance, code, order or judgment (including any judicial or administrative interpretations, guidance, directives, policy statement or opinions) relating to the injury to, or the pollution or protection of the environment (including, without limitation, any indoor area, surface or medium) or human health and safety.

“Environmental Liabilities” shall mean any and all claims, judgments, suits, obligations (including, investigation, remediation, reporting, monitoring, corrective action, decommissioning and closure activities), proceedings, damages (including punitive and consequential damages), losses, fines, penalties liabilities, encumbrances, liens, violations, costs and expenses (including, attorneys and consultants fees), (a) which are incurred in connection with or as a result of (i) the existence or alleged existence of Hazardous Substances in, on, under, at or emanating from any Owned Real Property, Leased Premises or Nevada Franchise, (ii) the actual or alleged offsite transportation, treatment, storage or disposal of Hazardous Substances generated by the Seller or its Nevada Franchise or (iii) the violation or alleged violation of any Environmental Laws or (b) which arise under the Environmental Laws.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any entity required to be aggregated in a controlled group or affiliated service group with Seller for purposes of ERISA or the Code (including under Section 414(b), (c), (m) or (o) of the Code or Section 4001 of ERISA), at any relevant time.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Excluded Assets” shall have the meaning set forth in Section 2.1(b).

“Excluded Employee” shall mean any employee of Seller or its Affiliates listed on Schedule 2.5(a)(iii).

“Excluded Liabilities” shall have the meaning set forth in Section 2.1(d).

“Excluded IRA Account Deposits” shall have the meaning set forth in Section 2.11(b).

“Fallon ATM Location” shall mean the parcel of real property with an address of 925 West Williams Avenue, Fallon, Nevada 89406 leased by Seller pursuant to the Tenant Lease, dated February 1, 2005, by and between Depotland, LLC and Seller, as successor by conversion to Colonial Bank, N.A., on which the Fallon ATM is currently located.

“FDIC” means the Federal Deposit Insurance Corporation.

“Federal Funds Rate” shall mean the average of the high and low rates quoted for Federal Funds in the Money Rates column of The Wall Street Journal from the Effective Time adjusted as such average may increase or decrease during the period between the Effective Time and the date of the applicable payment.

“Federal Reserve Board” shall have the meaning set forth in Section 8.2(b).

“Financial Statements” means (i) the audited “carve out” income statement, balance sheet and statement of cash flows of the Nevada Franchise for each of the years ended December 31, 2008 and 2007 prepared in a manner consistent with the SEC Staff Accounting Bulletin Topic 1.B. and with a presentation that complies with Article Nine of Regulation S-X, promulgated by the Exchange Act, as amended from time to time (“Regulation S-X”), (ii) the unaudited “carve out” income statement, balance sheet and statement of cash flows for the Nevada Franchise for each of the three months ended March 31, 2009 and 2008 or the interim period required by Rule 3-12 of Regulation S-X, (iii) Management’s Discussion and Analysis of Financial Condition and Results of Operations as required by Item 303 of Regulation S-K promulgated by the Exchange Act, as amended from time to time (“Regulation S-K”) for each of the years ended December 31, 2008 and 2007 and the three months ended March 31, 2009 and 2008, and (iv) the supplemental data regarding the Nevada Franchise as set forth in Securities Act Industry Guide No. 3 promulgated by the SEC.

“GAAP” means generally accepted accounting principles in the United States.

“Governmental Authority” shall mean any government or any agency, bureau, board, commission, court, department, official, political subdivision, tribunal or other instrumentality of any government having authority in the United States, whether federal, state or local.

“Ground Leased Property” shall have the meaning set forth in Section 2.8(a).

“Guaranty Release” shall have the meaning set forth in Section 10.7.

“Hazardous Substance” shall mean any substance, chemical, material, waste, pollutant or contaminant which is regulated under applicable Environmental Law.

“HSR Act” shall have the meaning set forth in Section 8.2(e).

“Improvements” shall have the meaning set forth in Section 9.11.

“IPO” shall have the meaning set forth in Section 6.22.

“IRA” means an “individual retirement account” or similar account created by a trust for the benefit of any individual or his beneficiaries in accordance with the provisions of §408 of the Code.

“IRS” means the U.S. Internal Revenue Service.

“Key Employee” shall have the meaning set forth in Section 6.22.

“Knowledge” shall mean, with respect to Seller, the actual knowledge of the Persons set forth on Annex A and, with respect to Purchaser, the actual knowledge of the Persons set forth on Annex B, in all cases after reasonable investigation.

“Leased Branches” shall have the meaning set forth in Section 2.1(a)(2).

“Leased Premises” shall have the meaning set forth in Section 2.1(a)(2).

“Liens” shall have the meaning set forth in Section 6.5.

“Loan Policy” means the loan policy of Seller set forth on Schedule 2.1(b)(7).

“Loans” shall have the meaning set forth in Section 2.4(a).

“Losses” shall mean losses, liabilities, damages, costs and expenses (including reasonable attorneys fees) incurred or suffered by the indemnified party or its Affiliates, net of any amounts actually recovered by the indemnified party under insurance policies (other than any self-insurance) with respect to such Loss, and (i) increased to take account of any net tax cost (other than a reduction in tax basis) incurred by the indemnified party arising from the receipt of indemnity payments hereunder, and (ii) reduced to take account of any net tax benefit actually recognized for tax purposes by the indemnified party arising from the incurrence or payment of any such Loss, in each case when and as such tax cost or tax benefit is actually recognized for tax purposes through an increase or reduction of taxes otherwise due.

“Net Book Value” shall mean, as of the Closing Date, (i) with respect to the Owned Real Property, the Leased Premises and the Other Liabilities, the value of those assets and/or liabilities as carried on Seller’s books and records based on Seller’s internal accounting procedures in accordance with GAAP, consistently applied, (ii) with respect to the Assigned Loans, the aggregate outstanding principal amount thereof, plus accrued and unpaid interest, late charges and any other charges thereon, net of reserves equal to 1.5% of the aggregate outstanding principal amount thereof and charge-offs and (iii) with respect to Overdrafts, the aggregate outstanding principal amount thereof (and not including any interest, late charges or other charges thereon), provided that the Net Book Value for any Overdraft that has been outstanding for 55 days or more as of the Closing Date shall be $0.

“Nevada FID” means the Division of Financial Institutions of the Nevada Department of Business and Industry.

“Nevada Franchise” shall mean Seller’s retail and corporate branch banking business operated at the Owned Real Property and the Leased Premises.

“Non-Accrual Loans” shall mean loans and other extensions of credit classified on the books and records of Seller as in “non-accrual status” in accordance with the Loan Policy, consistently applied.

“Non-Performing Loans” shall mean loans and other extensions of credit classified on the books and records of Seller as “non-performing” in accordance with the Loan Policy, consistently applied.

“Non-Time Deposits” shall mean Deposits excluding Time Deposits.

“Non-Time Deposit Premium” shall mean $28,000,000, adjusted by either (a) adding 9 1/3% of the amount by which the deposit balances of Non-Time Deposits included in Transferred Assets exceeds $310,000,000 or (b) subtracting 9 1/3% of the amount by which the deposit balances of Non-Time Deposits included in Transferred Assets is less than $290,000,000. For purposes of clarification, if the deposit balances of Non-Time Deposits included in Transferred Assets is between $290,000,000 and $310,000,000 (inclusive), the Non-Time Deposit Premium shall be $28,000,000.

“Non-Transferred Records” shall have the meaning set forth in Section 2.12(a).

“Occupancy Agreements” shall have the meaning set forth in Section 6.6(c).

“Order” shall have the meaning set forth in Section 9.4.

“ORE Property” shall mean real property owned by Seller that was acquired by reason of a defaulted loan (or under similar circumstances) and is not currently used in the Banking Operations.

“Other Facilities” shall have the meaning set forth in Section 2.1(a)(2).

“Other Facility Leases” shall have the meaning set forth in Section 2.1(a)(2).

“Other Filings” shall have the meaning set forth in Section 8.16(a).

“Other Liabilities” shall mean the liabilities of Seller relating to the Transferred Assets set forth on Schedule 1.2 hereto.

“Overdrafts” shall mean overdrafts of the book balance of any accounts constituting Deposit Liabilities.

“Owned Branch” shall have the meaning set forth in Section 2.1(a)(1).

“Owned Real Property” shall have the meaning set forth in Section 2.1(a)(1).

“Participation Agreement (Pari Passu)” shall have the meaning set forth in Section 3.2(b)(14).

“Participation Agreement (LIFO)” shall have the meaning set forth in Section 3.2(b)(15).

“Permitted Encumbrances” shall have the meaning set forth in Section 2.8(a).

“Person” shall mean any individual, association, corporation, limited liability company, partnership, limited liability partnership, trust or any other entity or organization, including any Governmental Authority.

“Personal Property” shall mean all furniture, fixtures, equipment, ATMs, security systems, safe deposit boxes (exclusive of contents), vaults and other tangible personal property that are owned, used or held for use by Seller in the conduct of the Nevada Franchise, in each case as of the Effective Time, and any of such items on order at the Effective Time, including, without limitation, all remote branch capture equipment and all personal computers and laptops.

“Personal Property Leases” shall mean all leases of Personal Property.

“Pipe-Line Loans” shall have the meaning set forth in Section 2.4(b).

“Post-Closing Balance Sheet” shall have the meaning set forth in Section 3.3(a).

“Post-Closing Balance Sheet Delivery Date” shall have the meaning set forth in Section 3.3(a).

“Post-Closing Services” shall have the meaning set forth in Section 8.23.

“Pre-Closing Balance Sheet” shall have the meaning set forth in Section 2.2(b).

“Press Release” shall have the meaning set forth in Section 2.2(b).

“Progress Threshold” shall have the meaning set forth on Schedule 8.15.

“Property Price” shall mean the Net Book Value attributable to each parcel of the Owned Real Property or Ground Leased Property.

“Proxy Statement” shall have the meaning set forth in Section 2.2(b).

“Purchase Price” shall mean the total of the items included in Section 2.2(a).

“Purchaser” shall have the meaning as set forth in the introductory paragraph of this Agreement.

“Purchaser Common Stock” means the common stock, par value $0.0001 per share, issued by the Purchaser.

“Purchaser Indemnified Parties” shall have the meaning set forth in Section 5.1.

“Purchaser Material Adverse Effect” shall mean an event, occurrence or circumstance, individually or in the aggregate, that has had or is reasonably likely to have a material adverse effect on Purchaser’s ability to timely perform its obligations under this Agreement or consummate the transactions contemplated by this Agreement; provided, that a Purchaser Material Adverse Effect shall not include (a) events or conditions resulting from general economic conditions (including changes in interest rates and stock market valuations, and other economic events or economic conditions generally affecting the financial services industry either in Nevada or nationwide (including as may result from any terrorist attacks, any war, any armed hostilities or any other national or international response related thereto)), or (b) changes in accounting practices or changes to statutes, regulations or regulatory policies generally applicable to banks or financial service companies.

“Purchaser Stockholder Approval” shall mean the approval by the holders of Purchaser Common Stock of, among other things, this Agreement, the consummation of the transactions contemplated hereby, and such other business as may properly come before the meeting or any adjournment or postponement thereof, as set forth in the Proxy Statement.

“Purchaser Stockholders’ Meeting” shall have the meaning set forth in Section 8.16.

“Purchaser’s 401(k) Plan” shall mean any qualified cash or deferred arrangement (within the meaning of §401(k) of the Code) maintained by Purchaser, if any.

“Real Property Contract Rights” shall mean (i) all transferable guaranties and warranties from any contractor, manufacturer, materialman, or other supplier of goods, equipment, services, appliances, improvements or work delivered to Seller or installed for Seller at any Owned Real Property or Leased Premises, (ii) any transferable governmental licenses, permits, approvals and certificates relating to the ownership, use or operation of any Owned Real Property or Leased Premises, and any renewals thereof, substitutions therefor or additions thereto, (iii) any deposits made by Seller (or Seller’s predecessors-in-interest) with utility companies relating to any Owned Real Property or Leased Premises, to the extent apportionment is made therefor under Section 2.7 below, and (iv) all right, title and interest of Seller in and to all plans, drawings, specifications site plans and surveys relating to any Owned Real Property or Leased Premises.

“Real Property Leases” shall have the meaning set forth in Section 2.1(a)(2).

“Regulatory Actions” shall have the meaning set forth in Section 8.2(d).

“Regulatory Approvals” shall mean all regulatory approvals that are required in order to consummate the transactions contemplated by this Agreement, including all regulatory approvals that are required to consummate the Purchaser’s acquisition of a bank charter sufficient to consummate the transactions contemplated in this Agreement, including the expiration of all waiting periods thereunder (including any extensions thereof).

“Related Document” means each of the Grant, Bargain and Sale Deeds delivered pursuant to Section 3.2(b)(1), the Bill of Sale and Assignment of Contract Rights delivered pursuant to Section 3.2(b)(2), the Assignment and Assumption Agreement, the Assignment and Assumption of Leases, the certificates delivered pursuant to Sections 3.2(b)(7) and (12) and the Transition Services Agreement.

“Restricted Territory” shall have the meaning set forth in Section 8.5.

“Safe Deposit Contracts” shall mean all safe deposit contracts and leases for the safe deposit boxes located at the Owned Real Property and Leased Premises as of the Effective Time, a complete and accurate list of which is set forth on Schedule 2.1(a)(5).

“SEC” shall mean the Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Seller” shall have the meaning set forth in the introductory paragraph of this Agreement.

“Seller’s 401(k) Plan” shall mean Seller’s qualified cash or deferred arrangement(s) (within the meaning of §401(k) of the Code) known as the Colonial BancGroup 401(k) Plan.

“Seller Indemnified Parties” shall have the meaning set forth in Section 2.2(b)5.2.

“Seller Material Adverse Effect” shall mean an event, occurrence or circumstance, individually or in the aggregate, that has had or is reasonably likely to have a material adverse effect on (i) the business, operations, assets, liabilities, properties, financial condition or prospects of the Nevada Franchise, taken as a whole, (ii) Seller’s ability to timely perform its obligations under this Agreement or consummate the transactions contemplated by this Agreement; provided, that a Seller Material Adverse Effect shall not include (a) events or conditions resulting from general economic conditions (including changes in interest rates and stock market valuations, and other economic events or economic conditions generally affecting the financial services industry in Nevada or nationwide (including as may result from any terrorist attacks, any war, any armed hostilities or any other national or international response related thereto)) provided that such events or conditions do not have a disproportionate or unique effect on the Nevada Franchise, the Transferred Assets, the Transferred Liabilities or the Seller, or (b) changes in accounting practices or changes to statutes, regulations or regulatory policies generally applicable to banks or financial service companies.

“Seller’s Pension Plan” shall mean Seller’s defined benefit pension plan known as the Colonial Retirement Plan, and any other “employee benefit pension plan” as defined in Section 3(2) of ERISA subject to Section 412 of the Code, Section 302 of ERISA or Title IV of ERISA, that is or was sponsored or maintained by Seller or any of its ERISA Affiliates, or to which Seller or any of its ERISA Affiliates contributes, has contributed, or is obligated to contribute, as to which Seller or any of its ERISA Affiliate could have any liability (including contingent liability).

“Software Licenses” shall have the meaning set forth in Section 2.1(a)(3).

“Surveys” shall have the meaning set forth in Section 2.8(a).

“Time Deposits” shall mean Deposits that have a specified maturity date, such as certificates of deposit.

“Title Commitments” shall have the meaning set forth in Section 2.8(a).

“Title Defects” shall have the meaning set forth in Section 2.8(a)

“Title Defect Notice” shall have the meaning set forth in Section 2.8(a).

“Transaction Account” shall mean accounts at Branches in respect of which deposits there are withdrawable upon demand or upon which third party drafts may be drawn by the depositor, including checking accounts, negotiable orders of withdrawal (NOW) accounts and money market deposit accounts.

“Transaction Form 8-K” shall have the meaning set forth in Section 2.8(a)8.18.

“Transfer Date” shall have the meaning set forth in Section 2.5(a).

“Transferred Assets” shall have the meaning set forth in Section 2.1(a).

“Transferred Employee” shall have the meaning set forth in Section 2.5(a).

“Transferred Liabilities” shall have the meaning set forth in Section 2.1(c).

“Transition Services Agreement” shall have the meaning set forth on Section 8.23.

“Trust Account” shall have the meaning set forth in Section 8.19.

“WARN” shall have the meaning set forth in Section 2.5(e).

Section 1.2  RULES OF CONSTRUCTION.

(a) The words “include” and “including” as used herein shall be deemed to be followed by the phrase “without limitation.” References to an Article, Section, Exhibit or Schedule shall be deemed to be references to an Article or Section of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term.

(b) Any fact or item disclosed on any Schedule to this Agreement shall be deemed disclosed on all other Schedules to this Agreement to which such fact or item applies, but only to the extent that it is readily apparent on the face of such disclosure that such disclosure is relevant to such other Schedules. Any fact or item disclosed on any Schedule hereto shall not by reason only of such inclusion be deemed to be material and shall not be employed as a point of reference in determining any standard of materiality under this Agreement.

Article II.

TRANSFER OF ASSETS AND LIABILITIES

Section 2.1  TRANSFERRED ASSETS AND TRANSFERRED LIABILITIES.

(a) As of the Effective Time, and subject to the terms and conditions set forth herein, Seller will sell, assign, transfer, convey, and deliver to Purchaser, and Purchaser will purchase from Seller, all right, title and interest in and to the following, to the extent constituting, related to, used or held for use in or dedicated to the Nevada Franchise, except as otherwise excluded from sale pursuant to the provisions of Section 2.1(b) below (collectively, the “Transferred Assets”), free and clear of all Liens and, to the extent applicable, Title Defects:

(1) subject to Section 2.8, Seller’s fee simple right, title and interest in and to the real estate and the related improvements and fixtures located at Seller’s owned Nevada banking offices (each such owned branch, an “Owned Branch” and, collectively, the “Owned Branches” and, together with the Owned Branches and all real property rights and appurtenances pertaining thereto, the “Owned Real Property”), all as described on Schedule 2.1(a)(1), together with all related Real Property Contract Rights and all right, title and interest of Seller in, to and under any related Occupancy Agreements;

(2) subject to Section 8.8, including the receipt of the applicable consents referred to therein, all leases or licenses of real property relating to (A) Seller’s leased banking offices at the locations identified on Schedule 2.1(a)(2)(A) (collectively, the “Leased Branches” and, together with the Owned Branches, the “Branches”; and such leases or licenses relating to the Leased Branches, collectively, the “Branch Leases”), and (B) the other facilities identified on Schedule 2.1(a)(2)(B) (collectively, the “Other

Facilities,” and such leases relating to the Other Facilities, collectively, the “Other Facility Leases,” and, together with the Branch Leases and the Other Facility Leases, the “Real Property Leases” and the premises leased under the Real Property Leases, collectively, the “Leased Premises”), together with all related Real Property Contract Rights and all right, title and interest of Seller in, to and under any related Occupancy Agreements;

(3) all software licenses relating to and used exclusively by the Nevada Franchise, including such software licenses listed on Schedule 2.1(a)(3) (the “Software Licenses”);

(4) all Personal Property and all Personal Property Leases, a complete and accurate list of which leases are listed on Schedule 2.1(a)(4);

(5) all Safe Deposit Contracts;

(6) subject to Sections 2.1(b)(7), 2.1(b)(8) and 2.4(g), Loans set forth on Schedule 2.1(a)(6) (which Schedule includes a complete and accurate list of the debtor, loan amount and collateral with respect to each such Loan, as of the dates set forth on Schedule 2.1(a)(6)), and such other Loans and Pipe-Line Loans as the parties shall agree to in writing, in their sole and absolute discretion (all such Loans and Pipe-Line Loans to be assigned to Purchaser, the “Assigned Loans”), including with respect to all of the foregoing, the collateral therefor and (except to the extent set forth in Section 2.1(b)) the servicing rights under the Assigned Loans for which the Seller has retained servicing rights;

(7) the business operations conducted at the Branches and other assets (including customer data) relating to the Nevada operations of Seller with respect to Assigned Loans and Deposit Liabilities;

(8) all Overdrafts;

(9) all Assumed Contracts;

(10) all claims, counter-claims and causes of action against third parties with respect to the Transferred Assets and Transferred Liabilities;

(11) all Coins and Currency;

(12) all poles and other parts of signage located at the Owned Real Property or Leased Premises, but excluding any part that includes any logos, abbreviations, trademarks or trade names of Seller or any of its Affiliates;

(13) Seller’s rights in and to the name “Interwest Mortgage” and any related logos, abbreviations, trademarks, tradenames, signs, paper stock forms and other supplies containing any such logos, abbreviations, trademarks or tradenames; and

(14) all Permits primarily used in the conduct of the Nevada Franchise that are assignable by Seller.

(b) The following items shall be excluded from the Transferred Assets (collectively, the “Excluded Assets”):

(1) All proprietary merchandising equipment, marketing aides and other assets listed on Schedule 2.1(b);

(2) Seller’s rights in and to the names “Colonial BancGroup” and “Colonial Bank”, and, except as set forth in Section 2.1(a)(13), any other Seller Affiliates’ or predecessor banks’ names and any of Seller’s or Seller’s Affiliates, predecessors’ corporate logos, abbreviations, trademarks, trade names, signs, paper stock forms, and other supplies containing any such logos, abbreviations, trademarks, or trade names;

(3) any bank regulatory licenses and other Permits that are not assignable by Seller;

(4) any deposit account or other service of Seller at any office of Seller (other than the Branches) or its Affiliates that may be linked to the Deposits;

(5) all tax refunds, tax credits or deferred tax assets, to the extent not related to any amounts for which Purchaser will be liable;

(6) all assets related to any of the Benefit Plans;

(7) all Non-Accrual Loans, all Non-Performing Loans, any other Loans and Pipe-Line Loans not acquired by Seller hereunder and ORE Property;

(8) any Loan that is amended, terminated or extended or any Pipe-Line Loan that is approved without Purchaser’s prior written consent, provided that Purchaser may, at its option, elect (by written notice delivered to Seller prior to the Closing) to include any such amended or extended Loan or Pipe-Line Loan approved without Purchaser’s prior written consent;

(9) all other assets, properties and rights of Seller not expressly included within the definition of the Transferred Assets.

(c) Purchaser shall assume as of the Effective Time and pay, perform and discharge as of or after the Effective Time, as the case may be, the following (and only the following) duties, obligations, and liabilities of Seller, but only to the extent arising out of or related to the ownership and use of the Transferred Assets and the operation and conduct of the Banking Operations by the Purchaser from and after the Effective Time (the “Transferred Liabilities”):

(1) (i) Deposit Liabilities with deposit balances in a sufficient aggregate amount so that the Closing Date Payment Amount paid by Purchaser or Seller, as applicable, does not exceed $1,000,000; provided, however, that if any Deposits need to be excluded from the definition of Transferred Liabilities in order to comply with the limitation on the Closing Date Payment Amount, then Deposits shall be excluded in the following priority (x) first, Time Deposits and (y) second, if no Time Deposits are left to exclude, then Non-Time Deposits ; and (ii) all terms and agreements relating to such Deposit Liabilities (including all of Seller’s responsibilities regarding such Deposit Liabilities with respect to (w) official checks issued prior to the Effective Time, (x) the escheat and/or abandoned property laws of any state, (y) any legal process that is served on Seller on or before the Closing Date with respect to claims against or for the Deposit Liabilities that do not exceed the amount of the applicable Deposit(s), except to the extent such legal process is attributable to any act or omission taken or omitted to be taken by Seller prior to the Effective Time, and (z) any other applicable laws (except to the extent attributable to any act or omission taken or omitted to be taken by Seller prior to the Effective Time in violation of any such laws or arising from circumstances, events or conditions occurring or existing prior to the Effective Time));

(2) [intentionally omitted];

(3) the Real Property Leases and the Personal Property Leases; provided, however, that Purchaser shall not assume any liabilities, duties or obligations arising under any Real Property Lease or any Personal Property Lease that is not assigned to Purchaser at the Closing due to the failure to receive a necessary consent or otherwise;

(4) the Software Licenses;

(5) the Safe Deposit Contracts (including all of Seller’s duties, obligations and responsibilities with respect to (x) any legal process that is served on Seller on or before the Closing Date with respect to claims against or for the contents thereof, except to the extent such legal process is attributable to any act or omission taken or omitted to be taken by Seller prior to the Effective Time in violation of the applicable Safe Deposit Contract or applicable law or arising from circumstances, events or conditions prior to the Effective Time, and (y) any other applicable laws (except to the extent attributable to any act or omission taken or omitted to be taken by Seller prior to the Effective Time in violation of any such laws or arising from circumstances, events or conditions occurring or existing prior to the Effective Time));

(6) the Assigned Loans and the servicing thereof (except to the extent that such Loan, Pipe-Line Loan or servicing constitutes an Excluded Asset);

(7) [intentionally omitted];

(8) the Assumed Contracts; provided, however, that Purchaser shall not assume any liabilities, duties or obligations (i) arising under any Assumed Contract that is not assigned to Purchaser at the Closing due to the failure to receive a necessary consent or otherwise or (ii) arising out of or related to any breach by Seller thereunder;

(9) all liabilities, duties and obligations expressly assumed by Purchaser pursuant to Section 2.5 (excluding liabilities and obligations (i) relating to acts or omissions of Seller prior to the Effective Time or arising from circumstances, events or conditions occurring or existing prior to the Effective Time) and (ii) expressly retained by Seller pursuant to Section 2.5(f)); and

(10) Seller’s guarantee of the credit card limits of the customers of the Nevada Franchise set forth on Schedule 2.1(c)(10) (the “Credit Card Accounts”) pursuant to the guaranty in favor of First National Bank of Omaha, dated as of August 17, 2004 (the “Credit Card Limit Guaranty”).

(d) Notwithstanding anything to the contrary contained herein, except for the Transferred Liabilities expressly assumed in Section 2.1(c), Purchaser shall not assume any duties, obligations or liabilities of Seller or any of its Affiliates of any kind, whether known, unknown, contingent or otherwise (the “Excluded Liabilities”). For the avoidance of doubt, Excluded Liabilities include, without limitation, all duties, obligations or liabilities (i) not relating to the Transferred Assets or the Transferred Liabilities, (ii) attributable to any acts or omissions to act taken or omitted to be taken by Seller (or any of its Affiliates) prior to the Effective Time in violation of any applicable laws (including Environmental Laws), contracts or fiduciary duties, (iii) attributable to any actions, causes of action, claims, suits or proceedings or violations of law or regulation attributable to any acts or omissions to act taken or omitted to be taken by Seller (or any of its Affiliates) prior to the Effective Time, (iv) arising out of or related to any Excluded Assets, (v) resulting or arising from, or in connection with, any conditions existing at or affecting the Owned Real Property, Leased Premises or Nevada Franchise, or any acts or omissions occurring, prior to the Closing Date, any of which gives rise to any Environmental Liabilities (whether known or unknown, disclosed or undisclosed, asserted or unasserted prior to the Closing Date), (vi) arising out of or related to any Permitted Encumbrances to the extent arising out of or related to any circumstances, events or conditions occurring or existing prior to the Effective Time but without duplication of any adjustments to Purchase Price made in accordance with the definition of “Permitted Encumbrances” hereunder, (vii) relating to tax accruals of Seller (or any of its Affiliates), (viii) arising from circumstances, events or conditions occurring or existing prior to the Effective Time and not expressly assumed hereunder, (ix) all claims and liabilities arising prior to the Effective Time (or, with respect to Employees on Leave, the Transfer Date) with respect to any employee or former employee of the Seller or its Affiliates, or (x) all liabilities and obligations (including any underfunding of defined benefit plans and obligations under COBRA) in respect of benefits accrued under all benefit plans or arrangements maintained, administered or contributed to by Seller or any of its ERISA Affiliates, or with respect to which the Seller or any of its ERISA Affiliates has any liability, including the Benefit Plans. Without limiting the generality of the foregoing, it is the intention that the assumption by Purchaser of the Transferred Liabilities shall not in any way enlarge the rights of any third parties relating thereto. Nothing contained in this Agreement shall prevent any party hereto from contesting matters relating to the Transferred Liabilities with any third party obligee. Except as otherwise provided in Article V, from and after the Effective Time, (i) Purchaser shall have complete control over the payment, settlement or other disposition of the Transferred Liabilities and the right to commence, control and conduct all negotiations and proceedings with respect thereto and (ii) Seller shall have complete control over the payment, settlement or other disposition of the Excluded Liabilities and the right to commence, control and conduct all negotiations and proceedings with respect thereto. Except as otherwise provided in Article IV or any transition plan entered into thereunder, (i) Seller shall promptly notify Purchaser of any claim made against it with respect to the Transferred Liabilities or the Transferred Assets and shall not voluntarily make any payment of, settle or offer to settle, or consent or compromise or admit liability with respect to, any Transferred Liabilities or Transferred Assets and (ii) Purchaser shall promptly notify Seller of any claim made against it with respect to the Excluded Liabilities or the Excluded Assets and shall not voluntarily make any payment of, settle or offer to settle, or consent or compromise or admit liability with respect to, any Excluded Liabilities or Excluded Assets.

(e) All excise, sales, use and transfer taxes that are payable or that arise as a result of the consummation of the transactions contemplated hereby shall be borne equally by the Seller and the Purchaser; provided, however, that any transfer taxes that are payable or arise as a result of any transfer or assignment to Seller in order to clarify chain of title shall by borne solely by Seller.

Section 2.2  PURCHASE PRICE; CLOSING DATE PAYMENT AMOUNT.

(a) As consideration for the purchase of the Transferred Assets and the assumption of the Transferred Liabilities, Purchaser shall pay Seller, or Seller shall pay Purchaser, as applicable, an amount (the “Closing Date Payment Amount”) equal to the sum of the following:

(1) the Non-Time Deposit Premium; plus

(2) a premium in the amount equal to 0.1% times the amounts that the deposit balance of the Time Deposits exceeds Two Hundred Million Dollars; plus

(3) the Acquisition Value, as set forth on the Pre-Closing Balance Sheet; plus

(4) the face amount of the Coins and Currency, as set forth on the Pre-Closing Balance Sheet; plus

(5) the net amount of the prorations and other closing date adjustments owed by Purchaser to Seller pursuant to Section 2.7, if any; minus

(6) the amount of Deposit Liabilities assumed by Purchaser pursuant to Section 2.1(c) (including, without limitation, all of Seller’s responsibilities regarding such Deposit Liabilities assumed by Purchaser with respect to (w) official checks issued prior to the Effective Time, (x) the escheat and/or abandoned property laws of any state, (y) any legal process that is served on Seller on or before the Closing Date with respect to claims against or for the Deposit Liabilities that do not exceed the amount of the applicable Deposit(s), except to the extent such legal process is attributable to any act or omission taken or omitted to be taken by Seller prior to the Effective Time, and (z) any other applicable laws (except to the extent attributable to any act or omission taken or omitted to be taken by Seller prior to the Effective Time in violation of any such laws or arising from circumstances, events or conditions occurring or existing prior to the Effective Time), as set forth on the Pre-Closing Balance Sheet, expressed as a positive number; minus

(7) the amount of all other Transferred Liabilities and the Other Liabilities, as set forth on the Pre-Closing Balance Sheet, expressed as a positive number; minus

(8) the net amount of the prorations and other closing date adjustments owed by Seller to Purchaser pursuant to Section 2.7, if any.

(b) Seller and Purchaser shall jointly prepare a balance sheet (the “Pre-Closing Balance Sheet”) as of a date not earlier than five Business Days and not later than two Business Days, prior to the Effective Time anticipated by the parties reflecting the Transferred Assets and the Transferred Liabilities. If the Closing Date Payment Amount as determined in accordance with Section 2.2(a) and using the amounts reflected on the Pre-Closing Balance Sheet is positive, Purchaser will pay such amount to Seller at the Closing, in immediately available funds. If the Closing Date Payment Amount as determined in accordance with Section 2.2(a) and using the amounts reflected on the Pre-Closing Balance Sheet is negative, Seller will pay such amount to Purchaser at the Closing, in immediately available funds. All amounts paid at the Closing shall be subject to subsequent adjustment based on the Post-Closing Balance Sheet (as defined in Section 3.3).

(c) The “Acquisition Value” of the Transferred Assets shall be the sum of the following:

(1) the Net Book Value of the Assigned Loans and Overdrafts as of the Effective Time less the related loan loss reserves based upon the risk rating assigned by the Seller and the related Seller calculations; plus

(2) the Net Book Value of the Personal Property, the Owned Real Property, the Leased Premises and the other Transferred Assets (other than the Assigned Loans, the Overdrafts, and the Coins and Currency) as of the Effective Time.

(d) Seller and Purchaser will cooperate in good faith to determine a reasonable allocation of the Purchase Price and the Transferred Liabilities, as finally determined pursuant to Sections 2.2 and 3.3, in accordance with §1060 of the Code. Seller and Purchaser shall cooperate in good faith to mutually agree to such allocation and shall reduce such agreement to writing, including jointly completing and properly filing the IRS Asset Acquisition Statement (Form 8594), and any other forms or statements required by the Code, Treasury Regulations or the IRS, together with any and all attachments required to be filed therewith. If Seller and Purchaser are unable to agree on an allocation within 30 days of the Purchase Price being finally determined in accordance with Section 3.3, then either party shall have the right to require that such allocation be submitted to a nationally recognized certified public accounting firm that has no material relationship with either party to determine such allocation. Seller and Purchaser shall file timely any such forms and statements with the IRS. To the extent consistent with applicable law, Seller and Purchaser shall not file any tax return or other documents or otherwise take any position with respect to taxes which is inconsistent with such allocation of the final Purchase Price and the Transferred Liabilities, provided, however, that neither Seller nor Purchaser shall be obligated to litigate any challenge to such allocation of the final Purchase Price and the Transferred Liabilities by any Governmental Authority. Seller and Purchaser shall promptly inform one another of any challenge by any Governmental Authority to any allocation made pursuant to this paragraph and agree to consult with and keep one another informed with respect to the state of, and any discussion, proposal or submission with respect to, such challenge.

(e) An example calculation of the Pre-Closing Balance Sheet and a calculation of the Closing Date Payment Amount is attached hereto as Schedule 2.2(e).

Section 2.3  DEPOSIT LIABILITIES.

(a) “Deposit Liabilities” shall mean all rights, duties, obligations and liabilities relating to the deposits (“Deposits”) that are booked at each of the Branches or otherwise opened and maintained as part of the Nevada Franchise, including accrued but unpaid or uncredited interest thereon and uncollected funds related thereto, as of the Effective Time and that constitute “deposits” for purposes of the Federal Deposit Insurance Act, 12 U.S.C. §1813, but excluding (i) deposit liabilities with respect to Excluded IRA Account Deposits, (ii) deposit liabilities with respect to accounts associated with or securing lines of credit or loans where the line of credit or loan is excluded in accordance with Section 2.1(b), (iii) deposit liabilities with respect to accounts that Seller is not permitted to transfer or otherwise dispose of pursuant to applicable law or contract, (iv) deposit liabilities with respect to deposits of public and governmental funds as to which there is required security posted by the Seller, (v) any Time Deposit which, upon the occurrence of any event or circumstance, could result in the acceleration of such Time Deposit, and (vi) Excluded Liabilities.

(b) Seller does not represent or warrant that any deposit customers whose accounts are assumed by Purchaser will become or continue to be customers of Purchaser after the Effective Time.

Section 2.4  LOANS AND PIPE-LINE LOANS.

(a) “Loans” shall mean, collectively, all rights, duties, obligations and liabilities relating to loans and other extensions of credit including accrued interest, as recorded on the balance sheet of the Nevada Franchise. For the avoidance of doubt, the Transferred Assets shall include only those Loans to be transferred to the Purchaser as Assigned Loans pursuant to Section 2.1(a)(6).

(b) “Pipe-Line Loans” shall mean, collectively, all of Seller’s rights, duties, obligations and liabilities relating to loans or other extensions of credit in connection with the operation of the Nevada Franchise that (i) would constitute Loans if arising prior to the Effective Time, (ii) arise from the ordinary course lending activities of Seller (or its applicable Affiliates) consistent with past practice and not in breach of this Agreement and (iii) are approved by Seller prior to the Effective Time but has not yet been closed as of the Effective Time; provided that the Pipe-Line Loans shall not include any loans or other extensions of credit described in Section 2.4(c) or any servicing rights or obligations constituting Excluded Assets. For the avoidance of doubt, the Transferred Assets shall include only those Pipe-Line Loans to be transferred to the Purchaser as Assigned Loans pursuant to Section 2.1(a)(6).

(c) Notwithstanding the provisions of Section 2.4(a) and 2.4(b), the Transferred Assets shall not include any Loans or Pipe-Line Loans excluded from the Transferred Assets under Section 2.1(b).

(d) Schedule 2.4(d) identifies the insurance companies who are the current underwriters of credit life insurance and credit disability insurance sold in connection with Assigned Loans. Prior to the Effective Time, Seller will notify such insurance companies in writing of the sale of such Assigned Loans to Purchaser. Purchaser will work directly with such insurance companies in the handling and processing of premium rebates and insurance claims. After the Effective Time, Seller will promptly deliver to Purchaser (i) the proceeds of any credit life insurance and/or credit disability insurance received by it in connection with any of the Assigned Loans sold to Purchaser; and (ii) any written notices or other correspondence or written inquiries made by any of the relevant insurance companies and relating to any such proceeds.

(e) All Assigned Loans will be transferred without recourse and without any warranty or representation as to their collectibility or the creditworthiness of any of the obligors of such Assigned Loans. Notwithstanding the foregoing, nothing contained in this Subsection shall alter or otherwise limit the representations and warranties contained in Section 6.10 and the remedies available to the Purchaser Indemnified Parties pursuant to Article V for a breach thereof.

(f) If the balance due on any Assigned Loan purchased hereunder has been reduced by Seller as a result of a payment by check received prior to the Effective Time, which item is returned after the Effective Time, the asset value represented by the Assigned Loan transferred shall be correspondingly increased and an amount in cash equal to such increase shall be paid by Purchaser to Seller promptly.

(g) If any of the Assigned Loans are excluded pursuant to Section 2.1(b)(7) because they are classified as Non-Performing Loans, then Seller and Purchaser shall cooperate in good faith to identify other Loans of equivalent value that Purchaser is willing, in its sole and absolute discretion, to purchase, and any such Loans approved by Purchaser in writing shall be Assigned Loans hereunder.

Section 2.5  EMPLOYEE MATTERS.

(a) Purchaser will make Comparable Job Offers (as defined below) on or about the Closing Date (to be effective as of the Effective Time) to all Employees (i) whose names appear on Schedule 6.8(c) as of the date of this Agreement (or, with the consent of Purchaser, as of the Closing Date), (ii) who are employed by Seller immediately prior to the Closing Date, and (iii) who are not Excluded Employees (each, a “Covered Employee”). Purchaser will communicate offers of at-will employment in a form determined by Purchaser and which form is not reasonably objected to by Seller. All Covered Employees shall be offered at-will employment with Purchaser (i) in a comparable position as such Covered Employee’s position with Seller on the date hereof, (ii) with annual base salary, or weekly or hourly rate of pay which is no less than such Covered Employee’s pay with Seller indicated on Schedule 6.8(c) (provided that incentive pay, where applicable, shall be determined based on incentive compensation programs determined by Purchaser in its sole and absolute discretion), (iii) at a work location that does not require such Employee to travel more than an additional 50 miles (one way) to work than such Employee traveled prior to the Closing Date, and (iv) with a work status (full or part-time, including number of hours-per-week worked) that is not changed from that indicated on Schedule 6.8(c) (a “Comparable Job Offer”). Each Covered Employee who timely accepts Purchaser’s offer of employment and commences employment with Purchaser shall be referred to as a “Transferred Employee” for purposes of this Agreement. With respect to any Covered Employee who accepts an offer of employment from Purchaser who on the Closing Date is on military leave, sick leave, maternity leave, short-term disability or other leave of absence approved by Seller in accordance with past practice, except as required by applicable law and is named on Schedule 2.5(a)(ii) (each, an “Employee on Leave”), Purchaser need only employ such Covered Employee on an at-will basis beginning after such absence if such Covered Employee returns to employment in accordance with the terms of such Covered Employee’s leave, provided that such Covered Employee commences active employment with Purchaser no later than six months after the commencement of the leave. Any Employee on Leave who commences active employment with Purchaser in accordance with the preceding sentence will cease employment with Seller at the end of such leave of absence and the date of commencement of active employment with Purchaser in accordance with the previous sentence shall be referred to herein as the “Transfer Date.” Seller shall cooperate in facilitating the performance of Purchaser’s obligations to make offers and shall in good faith encourage Employees who receive offers from Purchaser to accept such offers.

(b) Purchaser will give all Transferred Employees service credit for all periods of employment with Seller and its Affiliates (or its predecessor entities) prior to the Closing Date for purposes of determining entitlement to severance benefits, vacation and service awards and for , purposes of eligibility, participation and vesting (but not benefit accruals) under any employee benefit or compensation plan, program and arrangement adopted or maintained by Purchaser or any of its Affiliates in which Transferred Employees are eligible to participate, solely to the extent recognized by the Purchaser under the applicable plan, program, or arrangement and solely to the extent such time period is recognized under the terms of the Purchaser’s plan, program or arrangement; provided such crediting does not result in any duplication of benefits. To the extent that any Transferred Employee has satisfied in whole or in part any annual deductible under a welfare benefit plan, or has paid any out-of-pocket expenses pursuant to any welfare benefit plan co-insurance provision, in each case, with respect to the calendar year in which the Closing Date (or commencement of participation in such new plan) occurs, such amount shall be counted toward the satisfaction of any applicable deductible or out-of-pocket expense maximum, respectively, under the comparable benefit plans and programs provided to Transferred Employees by Purchaser and its Affiliates. In any event, the welfare benefit plans and programs of Purchaser and its Affiliates shall be applied without regard to any limitations relating to preexisting conditions, waiting periods or required physical examinations.

(c) Purchaser shall offer and pay severance benefits as described in this Subsection (c) to all Covered Employees to whom Comparable Job Offers are not made. In addition, Purchaser shall offer and pay severance benefits as described in this Subsection to any Transferred Employee terminated by Purchaser without cause within six months of the Closing Date. From and after the Closing Date, Purchaser shall determine in its sole discretion whether a Transferred Employee who has a termination of employment without cause following the Closing Date meets the requirements of severance payments and shall provide, and be solely liable for, severance benefits to each Transferred Employee whose employment is terminated by the Purchaser without cause during the period that commences on the Closing Date and ends on the date that is six months thereafter and to each Covered Employee to whom Purchaser does not make a Comparable Job Offer; provided, however, that Purchaser shall not be responsible for the payment of severance or transition benefits to any individual, or for the payment of any amount to any Covered Employee who is offered, but does not accept, a Comparable Job Offer. Severance benefits payable under this Subsection shall be equal to the amount of severance payments that would be payable under the applicable plan of Seller and its Affiliates effective as of the date hereof as set forth on Schedule 2.5(c) or by Purchaser under its severance plans, whichever offers the greater benefits to the affected Employees; provided, however, that such benefits shall be in lieu of notice pay under WARN, to the extent applicable. In no event shall Seller be liable for any severance or transition benefits to any Transferred Employee or to any Covered Employee to whom Purchaser does not make a Comparable Job Offer. Notwithstanding the foregoing, nothing contained herein shall be deemed to entitle any Transferred Employee to any severance or separation pay by reason of his or her ceasing to be an employee of Seller and becoming an employee of Purchaser or any of its Affiliates pursuant to this Agreement.

(d) Each Transferred Employee who participated or who was eligible to participate in Seller’s 401(k) Plan immediately prior to the Closing shall be eligible to participate in Purchaser’s 401(k) Plan applicable to the Transferred Employees. Seller shall cause Seller’s 401(k) Plan to provide the Transferred Employees with the option to voluntarily rollover their eligible account balances from Seller’s 401(k) Plan into the Purchaser’s 401(k) Plan (or into an IRA of the Transferred Employee’s choosing), and, subject to applicable law, Purchaser shall cause Purchaser’s 401(k) Plan to accept such eligible rollovers from the Transferred Employees. Seller shall fully vest each Transferred Employee under each Benefit Plan that provides for retirement benefits as of the Closing Date. Seller shall make all required (in accordance with historical practices, including any discretionary matching or profit sharing contributions under any Benefit Plan) payments, premiums, contributions, reimbursement or accruals for all periods (or partial periods) of employment service for Transferred Employees ending prior to or as of the Closing Date.

(e) Seller shall have the sole responsibility for providing health care continuation coverage to any employee of the Seller that is not a Transferred Employee (including the Excluded Employees) and all other

M&A Qualified Beneficiaries (as defined in Treas. Reg. § 54.4980 B-9) pursuant to COBRA and any similar state or local statute. Purchaser shall be responsible for the administration of and shall assume any and all obligations, if any, arising after the Closing Date under COBRA with respect to the Transferred Employees and their beneficiaries. Seller shall be responsible for providing any notice required pursuant to the United States Federal Worker Adjustment and Retraining Notification Act of 1988, any successor United States law, and any other applicable plant closing notification law (collectively, “WARN”) with respect to a layoff or plant closing relating to the Nevada Franchise that occurs prior to or on the Closing Date and Purchaser shall be responsible for providing any notice required pursuant to WARN with respect to a layoff or plant closing relating to the Nevada Franchise that occurs after the Closing Date. On or before the Closing Date, Seller shall provide a list of names and site of employment of any and all employees whose employment relates to the Nevada Franchise who have experienced, or will experience, an employment loss or layoff (as defined in WARN, or any similar state or local statute). Seller shall update this list up to and including the Closing Date.

(f) Seller shall be responsible for the filing of Forms W-2 with the IRS and any required filing with state tax authorities, with respect to wages and benefits paid to each Transferred Employee for periods ending on or prior to the Closing Date or the Transfer Date, as applicable.

(g) Prior to the Closing Date, Seller and Purchaser shall cooperate in order to permit Purchaser to train Employees who choose to accept employment with Purchaser, and Seller shall, as scheduled by Purchaser for reasonable periods of time and subject to Seller’s reasonable approval excuse such employees from their duties at the Branches for the purpose of training and orientation by Purchaser.

(h) No provision of this Agreement, including this Section 2.5, shall (i) create any third party beneficiary or other rights in any employee or former employee (including any beneficiary or dependent thereof) of Seller or any of its Affiliates in respect of continued employment (or resumed employment) with Purchaser or any of its Affiliates or Seller or any of its Affiliates, (ii) create any such rights in any such individuals in respect of any benefits that may be provided, directly or indirectly, under any Benefit Plan or any plan or arrangement which may be established by Purchaser or any of its Affiliates or (iii) constitute a limitation on rights to amend, modify or terminate after the Closing Date any such plans or arrangements of Purchaser or any of its Affiliates.

Section 2.6  SECURITY.

As of the Effective Time, Seller shall not have any responsibility for the security of and insurance on all Persons and property located in or about the Owned Real Property or Leased Premises.

Section 2.7  PRORATION; OTHER CLOSING DATE ADJUSTMENTS.

(a) Except as otherwise specifically provided in this Agreement, it is the intention of the parties that Seller will operate the Nevada Franchise, hold the Transferred Assets and retain the Transferred Liabilities for its own account until the Effective Time, and that Purchaser shall operate the Nevada Franchise, hold the Transferred Assets and assume the Transferred Liabilities for its own account as of such time. Thus, except as otherwise expressly provided in this Agreement, items of income (as and when collected) and expense, as defined herein, shall be prorated as of the Effective Time, and settled between Seller and Purchaser on the Closing Date, whether or not such adjustment would normally be made as of such time. Items of proration will be handled at Closing as an adjustment to the Purchase Price unless otherwise agreed by the parties hereto. In furtherance of the foregoing, Purchaser shall promptly forward to Seller complete and accurate copies of all invoices, billing statements and similar documents received by Purchaser after the Effective Time and relating to the Banking Operations conducted prior to the Effective Time, and Seller shall promptly forward to Purchaser complete and accurate copies of all invoices and billing statements received by Seller relating to the Banking Operations conducted after the Effective Time. To the extent the exact amounts of any real property taxes or other items to be prorated are not known on the Closing Date, the parties shall make reasonable estimates of such taxes or other items for purposes of making prorations at Closing and shall thereafter adjust the prorations as promptly as practicable after such exact amounts are finally ascertained. Purchaser shall be solely responsible for payments to vendors pursuant to Assumed Contracts with respect to items of personal property that have been ordered by Seller in the ordinary course of business consistent with past practice but not delivered as of the Effective Time.

(b) For purposes of this Agreement, items of proration and other adjustments shall include, without limitation: (i) rental payments under the Real Property Leases and the Personal Property Leases; (ii) personal and real property taxes and assessments arising from (x) Owned Real Property, (y) without duplication of any amounts set forth in clause (i) above, payable by Seller pursuant to its Real Property Leases, or (z) otherwise from the Banking Operations (in each case, determined by assuming that the taxable year or period ended at the Effective Time); (iii) FDIC deposit insurance assessments; (iv) trustee or custodian fees on IRA accounts that are transferred to Purchaser as part of the Transferred Assets; (v) prepaid expenses and items and accrued but unpaid liabilities pursuant to Assumed Contracts, Real Property Leases, the Personal Property Leases and the Occupancy Agreements, a portion of which is attributable to periods after the Effective Time (it being understood that Purchaser shall have no liability for any accrued but unpaid liabilities attributable to Excluded Assets or Excluded Liabilities); (vi) safe deposit rental payments previously received by Seller, and (vii) rents and other income collected under the Occupancy Leases, a portion of which is attributable to periods after the Effective Time. For the avoidance of doubt, (i) items of income shall not be apportioned unless and until actually collected, and (ii) Purchaser shall have no liability to Seller for any failure to collect any item of income after the Closing Date.

(c) Notwithstanding anything contained herein to the contrary, items of proration and other adjustments pursuant to this Section 2.7 shall not include any items included in the calculation of Closing Date Payment Amount or in any adjustment thereto pursuant to Section 3.3, including, without limitation, any accrued and unpaid interest, late charges and any other charges with respect to the Assigned Loans included in the calculation of Acquisition Value.

Section 2.8  TITLE INSURANCE AND SURVEY FOR REAL PROPERTY.

(a) Seller shall obtain and deliver to Purchaser as soon as practicable after the date of this Agreement an ALTA title insurance commitment (as the case may be, the “Title Commitments”) for each parcel of the Owned Real Property and each Leased Premises constituting a parcel of land and the improvements thereon set forth on Schedule 2.8(a) (“Ground Leased Property”), issued by a national title insurance company by and through its agent, Chicago Title Insurance Company which shall indicate the state of title for each parcel of the Owned Real Property and each parcel of the Ground Leased Property. Seller shall also deliver to Purchaser within 15 days after the date of this Agreement, without any representation or warranty of any kind, a copy of any survey in its possession for the Owned Real Property and each parcel of the Ground Leased Property. Seller, at its sole expense, shall, as promptly as practicable, cause a survey (collectively the “Surveys”) of each or any parcel of the Owned Real Property and/or the Ground Leased Property to be performed by a Nevada registered and licensed land surveyor of Purchaser’s choice, and shall provide Purchaser a copy of each such survey within ten days after its completion. Purchaser will notify Seller in writing (a “Title Defect Notice”) no later than 15 days after the later of (x) Purchaser’s receipt of the Title Commitment or (y) the date hereof (or, with respect to any objection revealed by the Surveys, within 15 days after the later of (x) the date of receipt of the applicable Survey or (y) the date hereof) with respect to a parcel of the Owned Real Property or a parcel of the Ground Leased Property of any mortgages, pledges, liens, encumbrances, reservations, encroachments, overlaps or other title defects related to such Owned Real Property or such Ground Leased Property which are disclosed by the Title Commitments or Surveys received by Purchaser and as to which Purchaser objects (the “Title Defects”), provided that a Title Defect Notice shall not include or refer to any Permitted Encumbrances. If Purchaser does not notify Seller of Title Defects within such time period, Purchaser shall be deemed to have waived its rights to provide a Title Defect Notice with respect to the Title Defects disclosed by such Title Commitments or Surveys, and any Title Defect Notice with respect to the Title Defects disclosed by such Title Commitments or Surveys sent after such time shall not be valid. Title Defects shall not include: (i) real property ad valorem taxes for the year of Closing or any assessments, charges or taxes not yet due and payable; (ii) mechanics or materialmens liens incurred in the ordinary course and which relate to sums not yet due and payable, to the extent the amount of the underlying claim is credited against the Purchase Price; (iii) zoning, building code and other use restrictions imposed by a Governmental Authority, a subdivision plat, or customary covenants, conditions, easements or restrictions for a community or mixed use development, in each case that do not (1) materially interfere with the use of the applicable Owned Branch or Leased Branch as a bank branch (or, if applicable, the use of the applicable Other Facility) operated in the manner it is currently operated or (2) materially increase the cost of such operation; or (iv) such encumbrances and other title, survey or other matters (including liens, reservations, encroachments, easements, overlaps, covenants, conditions and restrictions, and title defects or deficiencies), provided that such encumbrances and other title, survey or other matters: (A) are customary or typical for similar properties in the State of Nevada, (B) do not materially interfere with the use of the applicable Owned Branch or Leased Branch as a bank branch (or, if applicable, the use of the applicable Other Facility) operated in the manner it is currently operated, and (C) either (1) do not impose any non-recurring obligations that would cost in excess of $10,000 to perform in connection with the applicable Owned Branch, Leased Branch or Other Facility (or in excess of $50,000 after aggregating the costs of performance of such non-recurring obligations applicable to all Owned Branches, Leased Branches and Other Facilities) and do not otherwise materially increase the cost of operation of the applicable Owned Branch or Leased Branch as a bank branch (or, if applicable, the use of the applicable Other Facility) operated in the manner it is currently operated, or (2) would cost less than $10,000 to cure or eliminate in the case of any Owned Branch, Leased Branch or Other Facility (and less than $50,000 aggregating the costs associated with curing all such Title Defects applicable to all Owned Branches, Leased Branches and Other Facilities) (all such matters described in clauses (i), (ii), (iii) or (iv), collectively, the “Permitted Encumbrances”); and any Permitted Encumbrances included in any Title Defect Notice shall be disregarded and shall not constitute Title Defects for any purpose hereunder. If Seller shall timely receive any Title Defect Notice with respect to any parcel of the Owned Real Property or any parcel of the Ground Leased Property, Seller shall, at its option and in its sole discretion, elect to take one of the following actions with respect to each Title Defect referenced in such Title Defect Notice: (i) cure or eliminate such Title Defect prior to the Closing, in which event the Closing shall proceed with respect to the parcel of the Owned Real Property or Ground Leased Property, without any reduction in the applicable Property Price; or (ii) accept a reduction in the Property Price applicable to the parcel of the Owned Real Property or any parcel of the Ground Leased Property subject to such Title Defect equal to any applicable Defect Reduction Amount to reflect the greater of the diminution in value (if any) resulting from such Title Defect or the cost of curing such Title Defect, if applicable, as determined pursuant to Section 2.13.

(b) Purchaser shall have the right, at its sole cost and expense, to obtain an updated Title Commitment or Survey prior to the Closing Date to determine whether any title changes may have arisen between the effective date of the applicable Title Commitment or Survey and such update. If such update indicates that any Title Defects have been placed of record in respect of any parcel of the Owned Real Property or any parcel of the Ground Leased Property since the effective date of the applicable Title Commitment or Survey, then Purchaser shall have the right to provide Seller a Title Defect Notice in respect thereof within 10 days of the receipt of the updated commitment or Survey, but no later than the Closing Date, and thereafter Seller shall have the right to address such Title Defect Notice in the same manner as is set forth in Section 2.8(a) with respect to Title Defect Notices received by Seller within the time provided in Section 2.8(a) (by electing to cure the Title Defect in question or accept a reduction in the applicable Property Price, as more particularly set forth in Section 2.8(a)). Failure by Purchaser to provide any Title Defect Notice pursuant to the immediately preceding sentence within 10 days of the receipt of the updated commitment or Survey, but no later than the Closing Date shall constitute waiver of any further right to do so, and any Title Defect Notice received after such time shall not be valid.

(c) Notwithstanding anything contained herein to the contrary, Seller shall be obligated to discharge (i) discharge any mortgage, deed of trust, security interest or similar Lien against any parcel of the Owned Real Property or parcel of the Ground Leased Property which it willfully placed of record prior to the date hereof, and (ii) any Lien against any parcel of the Owned Real Property or parcel of the Ground Leased Property which it willfully places of record on or after the date hereof.

Section 2.9  ENVIRONMENTAL MATTERS.

(a) Seller has provided to Purchaser complete and accurate copies of all environmental studies, reports and audits in Seller’s and its Affiliates possession related to the Owned Real Property and Leased Premises. Except as set forth in Article VI, (i) Seller does not make any representation or warranty regarding any aspect of any study, report or audit delivered to Purchaser, including without limitation, the accuracy or completeness of such study, report or audit, its preparation, or any information upon which it is based, and (ii) any reliance on the report or any information contained in the report shall be at Purchaser’s risk.

(b) Subject to compliance with Section 8.1(a) during the period prior to the Effective Time, Purchaser shall have the right, but not the obligation, at its sole cost and expense, to cause such investigations and tests of the Owned Real Property and the Leased Premises as is reasonably acceptable to Purchaser. Seller shall reasonably cooperate with Purchaser and/or its agents or contractors in their environmental assessment, evaluation, investigation and testing of the Owned Real Property and the Leased Premises, including by providing Purchaser and/or its agents or contractors reasonable access to pertinent records and documents in Seller’s possession. Any environmental assessment, evaluation, investigation or test performed by Purchaser or its agents or contractors prior to the Effective Time shall be conducted in a manner so as not to damage in any material respect the Owned Real Property and so as not to interfere in any material respect with the business or operations conducted thereat. If any material damage is caused to the Owned Real Property or Leased Premises prior to the Effective Time, Purchaser shall as promptly as commercially reasonable repair and restore the Owned Real Property or Leased Premises, as applicable, to substantially its former condition. During the period prior to the Effective Time, (i) without the prior written consent of Seller (which consent will not unreasonably be withheld or delayed) and execution of a property access agreement, Purchaser shall not conduct subsurface or intrusive testing or any ground water monitoring or install any test well or undertake any other investigation which requires a permit or license from any environmental regulatory authority, and (ii) Purchaser shall give Seller reasonable prior notice of its intention to conduct any investigation or test hereunder, and Seller reserves the right to be present and to have a representative present while any such investigations are conducted. Purchaser shall not submit a copy of any such report or disclose the contents thereof to any Governmental Authority unless specifically required by applicable law, and if so required, Purchaser shall provide Seller two days’ prior written notice of any submission. Purchaser and Purchaser’s agents, representatives, contractors and designees will not reveal to any third party not approved in writing by Seller (other than Purchaser’s attorneys, accountants and other professional advisors who agree to keep such information confidential) the results of its inspections or tests, unless required by law.

Section 2.10  ASSUMED CONTRACTS.

Attached as Schedule 2.10 is a list of all service or similar contracts in effect as of the date hereof (which Schedule Seller shall modify on or prior to the tenth day prior to the Closing Date to include any such contracts that have been terminated or modified or have been entered into in the ordinary course of business since the date hereof, in each case with Purchaser’s prior written consent) that relate to the Owned Real Property, the Leased Premises or the Banking Operations subject to this Agreement (and not to Seller’s operations generally) including, without limitation, the Personal Property Leases, Safe Deposit Contracts and Software Licenses (“Assumed Contracts”). Subject to obtaining any required third party consents, Purchaser shall assume all such Assumed Contracts at the Closing.

Section 2.11  ASSUMPTION OF IRA ACCOUNT DEPOSITS.

(a) With respect to Deposits in IRAs, prior to the Closing Date, Seller will effect either the appointment of Purchaser as successor custodian or the delegation to Purchaser (or to an Affiliate of Purchaser) of Seller’s authority and responsibility as custodian of all such IRA deposits (except self-directed IRA deposits), each to be effective as of the Effective Time, including, but not limited to, sending to the depositors thereof appropriate notices, cooperating with Purchaser (or such Affiliate) in soliciting consents from such depositors, and filing any appropriate applications with applicable regulatory authorities. If any such delegation is made to Purchaser (or such Affiliate), Purchaser (or such Affiliate) will perform all of the duties so delegated and comply with the terms of Seller’s agreement with the depositor of the IRA deposits affected thereby.

(b) If, notwithstanding the foregoing, as of the Closing Date, Purchaser shall be unable to retain deposit liabilities in respect of an IRA, such deposit liabilities shall be excluded from Deposits for purposes of this Agreement and shall constitute “Excluded IRA Account Deposits.”

Section 2.12  BOOKS AND RECORDS.

(a) As of the Effective Time, Seller shall deliver to Purchaser all files, documents and records at the Branches or Other Facilities that pertain to and are utilized by Seller to administer, monitor, evidence or record information respecting the business or conduct of the Nevada Franchise. Seller shall also make available to Purchaser all files, documents and records (including digitally-imaged files essential for Purchaser’s operation of the Branches), or copies thereof, maintained on electronic or magnetic media in the electronic data base system of Seller about customers of the Branches and Branch operations. Notwithstanding the foregoing, all files, documents and records (i) that contain information regarding customers and/or accounts not being transferred to Purchaser hereunder where such information is not reasonably separable from the files, documents or records otherwise to be delivered to Purchaser hereunder or (ii) that are contained in nonessential digitally-imaged files, and, in either case, where access by or disclosure to Purchaser would violate the rights of customers not being transferred tot Purchaser hereunder, including any privacy law, or contravene any law, rule, regulation, order, judgment, decree, fiduciary duty or binding agreement entered into prior to the date of this Agreement (“Non-Transferred Records”), shall remain in the possession of Seller. The Seller shall make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply. Purchaser agrees, at Seller’s expense, to return to Seller all files, documents and records contained in any Branch or Other Facility that Purchaser believes do not relate to the business or conduct of the Nevada Franchise.

(b) As of the Effective Time, Purchaser shall become responsible for maintaining the files, documents and records transferred to it pursuant to this Agreement. Purchaser will preserve and hold such files, documents and records in safekeeping as required by applicable law and in accordance with Purchaser’s customary practices.

(c) After the Effective Time, Purchaser will (i) promptly research and provide copies to Seller and its representatives of files, documents, or records to the extent reasonably required in connection with any third party claim, action, litigation or other proceeding involving Seller or its Affiliates or in connection with any legal obligation owed by Seller or its Affiliates to any present or former depositor or other customer or any Governmental Authority or in connection with any other reasonable request related to the Transferred Assets or Transferred Liabilities, including for purposes of preparing regulatory and tax reports and returns and (ii) permit Seller and its representatives, at reasonable times and upon reasonable written notice, without material disruption to Purchaser’s operations and subject to a confidentiality agreement in a form satisfactory to Purchaser, to examine, inspect, copy and reproduce any such files, documents or records, and to meet and discuss with Seller’s former employees, to the extent reasonably required in connection with any third party claim, action, litigation or other proceeding involving Seller or its Affiliates or in connection with any legal obligation owed by Seller or its Affiliates to any present or former depositor or other customer or any Governmental Authority or in connection with any other reasonable request related to the Transferred Assets or Transferred Liabilities, including for purposes of preparing regulatory and tax reports and returns. After the Effective Time, Seller will (i) promptly research and provide copies to Purchaser and its representatives of files, documents or records retained by Seller regarding the Transferred Assets and Transferred Liabilities (including Non-Transferred Records) to the extent reasonably required in connection with any third party claim, action, litigation or other proceeding involving Purchaser or its Affiliates or in connection with any legal obligation owed by Purchaser or its Affiliates to any present or former depositor or other customer or any Governmental Authority or in connection with any other reasonable request related to the Transferred Assets or Transferred Liabilities, including for purposes of preparing regulatory and tax reports and returns and (ii) permit Purchaser and its representatives, at reasonable times and upon reasonable notice, without material disruption to Seller’s operations and subject to a confidentiality agreement in form satisfactory to Seller, to examine, inspect, copy and reproduce files, documents or records retained by Seller regarding the Transferred Assets and Transferred Liabilities (including Non-Transferred Records) to the extent reasonably required in connection with any third party claim, action, litigation or other proceeding involving Purchaser or its Affiliates or in connection with any legal obligation owed by Purchaser or its Affiliates to any present or former depositor or other customer or any Governmental Authority or in connection with any other reasonable request related to the Transferred Assets or Transferred Liabilities, including for purposes of preparing regulatory and tax reports and returns. Nothing in this Section shall require either party to provide access to or disclose information where such access or disclosure would violate the rights of customers, including any privacy law, result in the loss of any attorney-client privilege or contravene any law, rule, regulation, order, judgment, decree, fiduciary duty or binding agreement entered into prior to the date of this Agreement. The parties hereto shall make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply.

(d) It is understood that certain of Seller’s and Purchaser’s records may be available only in electronic or magnetic form, or in the form of photocopies, film copies or other non-original and non-paper media, or held by third-parties.

(e) Except for data expressly required to be provided by Seller or Purchaser hereunder, all data and information and any copies or extracts thereof or other data or analyses derived therefrom, and all internal reports and data relating to, containing or derived from the operating results of Seller or Purchaser, as the case may be, and its Affiliates or any subsidiary or division or line of business thereof, whether contained in books, records or other paper format, accessed through the computer and data processing systems of such Person, or otherwise in the possession of such Person, shall remain solely the property of such Person, and nothing contained in this Agreement shall be construed as transferring to or vesting in the other party or such other party’s Affiliates any right or interest in or to such data and information or to grant to such other party or its Affiliates any ongoing rights to the use of the data derived therefrom. Each party acknowledges that the other party shall be entitled to take all such steps prior to or following the Closing as shall be necessary in the other party’s sole discretion to effect the foregoing, including taking such actions as are necessary to ensure that all access to such information at the offices of the other party shall be terminated as of or promptly following the Closing. Each party shall promptly provide to the other party any such information or data described herein of the other party, which remains at any facilities of such party following the Closing.

Section 2.13  DETERMINATION OF DEFECT REDUCTION AMOUNTS.

If Seller shall receive a Title Defect Notice in respect of any parcel of the Owned Real Property or parcel of the Ground Leased Property, either party shall have the right to require the determination of any related Defect Reduction Amount (if any) which Purchaser might elect to accept pursuant to Section 2.8 and this Section, by providing written notice to the other party that such party requires such determination. Upon the recipient’s receipt of any such notice, Seller and Purchaser shall cooperate in good faith in an attempt to reach agreement as to the applicable Defect Reduction Amount, if any. If the parties are unable to reach such agreement within ten days after the date of such notice, then the Defect Reduction Amount shall be determined by an appraisal prepared in accordance with customary practices and procedures (except as provided herein) by an M.A.I. appraiser selected by agreement between Seller and Purchaser; provided that in the event the parties cannot agree on the selection of an appraiser within five days, then such appraiser shall be selected as follows: Seller and Purchaser shall each select an appraiser within five days and the two selected appraisers shall then select a third appraiser, who shall be the appraiser who shall determine the Defect Reduction Amount, if any. If either party does not select an appraiser within five days, then the appraiser chosen by the other party shall be solely responsible for determining the Defect Reduction Amount, and if the two initial appraisers shall fail to agree on the third appraiser within five days then the parties shall submit the matter to the American Arbitration Association to select an impartial appraiser. For all purposes under this Agreement, the “Defect Reduction Amount” attributable to any Title Defect shall be (and any appraisal thereof shall determine) the amount of the costs of remedying such Title Defect. If any appraiser selected hereunder shall be unable to determine any Defect Reduction Amount pursuant to the foregoing provisions, then the parties shall cooperate and work reasonably with the appraiser in order to ascertain the Defect Reduction Amount in a reasonable and mutually satisfactory manner. Any appraiser selected hereunder shall be an M.A.I. appraiser of good professional standing who has experience appraising properties similar to the Owned Real Property or Ground Leased Property in question. Any appraisal costs incurred pursuant to this Section shall be shared equally by Seller and Purchaser. Any determination of a Defect Reduction Amount pursuant to this Section shall be final. After any Defect Reduction Amount is determined pursuant to this Section, such Defect Reduction Amount shall be included in the calculations used to adjust the Purchase Price pursuant to Section 3.3.

Section 2.14  NO DUTY TO CURE.

Except as set forth in Sections 2.8, 2.13 and 3.3 and Article V, Seller shall not have any obligation or duty to cure any Title Defect either before or after the Closing. Purchaser’s only rights in connection with any Title Defect shall be the rights set forth in Sections 2.8, 2.13 and 3.3 and Article V.

Section 2.15  COOPERATION AND EXPEDITED CLOSING.

Seller and Purchaser shall cooperate in good faith and shall use their commercially reasonable best efforts to consummate the transactions contemplated by this Agreement expeditiously. Without restricting or limiting the foregoing, Purchaser will assist Seller in complying with the applicable requirements of third Persons relating to the consummation of the transactions contemplated by this Agreement, including the expedited satisfaction of all Regulatory Approvals.

Article III.

CLOSING AND EFFECTIVE TIME

Section 3.1  EFFECTIVE TIME.

(a) The purchase of assets and assumption of liabilities provided for in this Agreement, and the conversion referred to in Section 4.7 (unless otherwise mutually agreed to by the parties hereto), shall occur at a closing (the “Closing”) to be held at the offices of Brownstein Hyatt Farber Schreck LLP, 100 City Parkway, Suite 1600, Las Vegas, Nevada 89106-4614 at 10:00 a.m., local time, or at such other time, place, and manner as the parties shall mutually agree, on a date to be mutually agreed upon between the parties, which date shall occur not earlier than three days nor later than ten days following the satisfaction or, where legally permitted, waiver of all conditions set forth in Articles IX and X (other than those conditions that by their nature are to be satisfied at the Closing).

(b) The effective time (the “Effective Time”) shall be 11:59 p.m., local time in Las Vegas, Nevada, on the day on which the Closing occurs (the “Closing Date”). Each of Purchaser and Seller shall use its commercially reasonable best efforts to effect the Closing as promptly as reasonably practicable, subject to the satisfaction or waiver, if permitted by law, of the conditions to Closing set forth in Articles IX and X.

Section 3.2  CLOSING.

(a) All actions taken and documents delivered at the Closing shall be deemed to have been taken and executed simultaneously, and no action shall be deemed taken nor any document delivered until all have been taken and delivered.

(b) At the Closing, subject to all the terms and conditions of this Agreement, Seller shall execute and/or deliver, as applicable, to Purchaser the following:

(1) Grant, Bargain and Sale Deeds executed by Seller transferring all right, title and interest in and to each parcel of Owned Real Property to Purchaser, subject to Permitted Encumbrances, in substantially the form attached hereto as Exhibit 3.2(b)(1) and a State of Nevada Declaration of Value with respect to each such parcel;

(2) a Bill of Sale and Assignment of Contract Rights, in substantially the form attached hereto as Exhibit 3.2(b)(2), transferring to Purchaser all the Personal Property, the Coins and Currency and Real Property Contract Rights;

(3) an Assignment and Assumption Agreement in substantially the form attached hereto as Exhibit 3.2(b)(3), with respect to the Transferred Liabilities (“Assignment and Assumption Agreement”);

(4) an Assignment and Assumption of Leases executed by Seller, in substantially the form attached hereto as Exhibit 3.2(b)(4), pursuant to which Seller shall assign and Purchaser shall assume the Real Property Leases (“Assignment and Assumption of Leases”);

(5) such consents of landlords of the Real Property Leases listed on Schedule 6.9 to the assignment of the Leased Premises to Purchaser;

(6) estoppel certificates executed by the lessor of each Leased Premise in form and substance reasonably acceptable to Purchaser;

(7) a certificate of a proper officer of Seller, dated as of the Closing Date, certifying as to the satisfaction of the conditions set forth in Section 9.1 and Section 9.2 (provided that in the event that Purchaser has waived such conditions pursuant to Section 3.1, such certificate need only address such matters as have not been waived under the terms of such Sections);

(8) a Closing Statement using amounts shown on the Pre-Closing Balance Sheet (the “Closing Statement”);

(9) an affidavit of an officer of Seller that complies with sections 897 and 1445 of the Code certifying that Seller is not a “foreign Person” within the meaning of sections 897 and 1445 of the Code;

(10) immediately available funds in the net amount shown as owing to Purchaser by Seller on the Closing Statement, if any;

(11) the Transition Services Agreement;

(12) a certificate dated as of the Closing Date, executed by the president of the Seller and certifying that the conditions specified in Article IX have been fulfilled; and

(13) evidence, in form reasonably satisfactory to Purchaser, that its obligations to guaranty the credit card limits of the Credit Card Accounts shall be on terms substantially similar to those applicable to Seller under the Credit Card Limit Guaranty (including, without limitation, the right to receive any fees payable in respect of such Credit Card Accounts under the PMA (as defined in the Credit Card Limit Guaranty));

(14) a participation agreement in the form attached hereto as Schedule 3.2(14)(A) (“Participation Agreement (Pari Passu)”) for each of the loans set forth on Schedule 3.2(14)(B);

(15) a participation agreement in the form attached hereto as Schedule 3.2(15)(A) (“Participation Agreement (LIFO)”) for each of the loans set forth on Schedule 3.2(15)(B); and

(16) such certificates and other documents as the parties determine to be reasonably necessary in connection with the consummation of the transactions contemplated hereby and which do not alter the parties’ respective obligations or liability hereunder.

(c) At the Closing, subject to all the terms and conditions of this Agreement, Purchaser shall execute and deliver to Seller:

(1) the Assignment and Assumption Agreement;

(2) the Assignment and Assumption of Leases;

(3) immediately available funds in the net amount shown as owing to Seller by Purchaser on the Closing Statement, if any;

(4) acceptance by Purchaser of its appointment as successor custodian of transferred IRAs;

(5) the Closing Statement;

(6) the Transition Services Agreement;

(7) a certificate of a proper officer of Purchaser, dated as of the Closing Date, certifying as to the satisfaction of the conditions set forth in Section 10.1 and Section 10.2; and

(8) a Participation Agreement (Pari Passu) for each of the loans set forth on Schedule 3.2(14)(B);

(9) a Participation Agreement (LIFO) for each of the loans set forth on Schedule 3.2(15)(B);

(10) such certificates and other documents as the parties determine to be reasonably necessary in connection with the consummation of the transactions contemplated hereby and which do not alter the parties’ respective obligations or liability hereunder.

Section 3.3  POST-CLOSING ADJUSTMENTS.

(a) Not later than 30 days after the Effective Time (such actual date of delivery, the “Post-Closing Balance Sheet Delivery Date”), Seller shall deliver to Purchaser a balance sheet dated as of the Effective Time based on Seller’s books and records and using the internal accounting procedures of Seller consistently applied reflecting the Transferred Assets and the Transferred Liabilities (the “Post-Closing Balance Sheet”), together with a copy of Seller’s calculation of the Closing Date Payment Amount as adjusted hereunder and the amounts payable thereunder. Seller shall afford Purchaser and its accountants and attorneys the opportunity to review all work papers and documentation used by Seller in preparing the Post-Closing Balance Sheet.

(b) Except as otherwise expressly provided herein, the determination of the Post-Closing Balance Sheet shall be final and binding on the parties hereto unless within 90 days after receipt by Purchaser of the Post-Closing Balance Sheet, Purchaser shall notify Seller in writing of its disagreement with any amount included therein or omitted therefrom, in which case, if the parties are unable to resolve the disputed items within ten Business Days of the receipt by Seller of notice of such disagreement, such items shall be determined by a national independent accounting firm selected by mutual agreement between Seller and Purchaser. Such accounting firm shall be instructed to resolve the disputed items within ten Business Days of engagement, to the extent reasonably practicable. The determination of such accounting firm shall be final and binding on the parties hereto. The fees of any such accounting firm shall be paid by the Purchaser, unless either (x) the amount of the net adjustment payable to Purchaser is more as a result of the Post-Closing Balance Sheet is more than 110% of the final net adjustment determined to be payable to Purchaser by such accounting firm or (y) the amount of the net adjustment payable to Seller as a result of the Post-Closing Balance Sheet is less than 90% of the final net adjustment determined to be payable to Seller by such accounting firm. Notwithstanding the foregoing provisions of this Subsection, if at any time within three months after the Post-Closing Balance Sheet Delivery Date either party discovers an error in the calculation of the Post-Closing Balance Sheet that resulted in the Purchase Price actually paid, as adjusted pursuant to this Section, being at least $50,000, individually or in the aggregate with all such errors, more or less than the Purchase Price would have been but for such error, and notifies the other party thereof, the parties agree to cooperate in good faith to correct the error. If the parties disagree on the existence or magnitude of an error within ten Business Days after notice thereof, such matter shall be resolved by an independent accounting firm in the same manner as described above for resolving disputed items.

(c) Not later than the close of business on the fifth day following the determination of the Post-Closing Balance Sheet (the “Adjustment Payment Date”), Seller and Purchaser shall effect the transfer of any funds as may be necessary to reflect changes in such assets and liabilities between the Pre-Closing Balance Sheet and the Post-Closing Balance Sheet to the extent such assets and liabilities were used to calculate the Purchase Price pursuant to Section 2.2(a) and the resulting changes in the Purchase Price as a result thereof, together with interest thereon computed from the Effective Time up to but not including the Adjustment Payment Date at the applicable Federal Funds Rate.

Article IV.

TRANSITIONAL MATTERS

Section 4.1  GENERAL.

(a) Seller and Purchaser shall cooperate in good faith to assure an orderly transition of ownership of the Transferred Assets and Transferred Liabilities to Purchaser hereunder. Commencing promptly following the date hereof, appropriate personnel of Seller and Purchaser shall meet to negotiate and prepare a mutually acceptable transition plan covering operational aspects of the transition consistent with the terms of this Agreement, including handling and settlement of the following, as applicable: checks on deposit accounts and home credit line accounts, loan payments, direct deposits and direct debits through ACH or otherwise, point of sale transactions, ATM transactions, error resolution matters pursuant to Regulations E and Z of the Federal Reserve Board, miscellaneous account adjustments, daily settlement, and other settlement and transition items. Upon finalizing such agreed upon transition plan, such transition plan shall be incorporated herein and deemed a part hereof, and, except to the extent that such plan may be inconsistent with this Agreement, shall be binding upon the parties hereto.

(b) In furtherance of the foregoing, appropriate personnel of Seller and Purchaser shall meet to negotiate and prepare upon mutually acceptable transaction settlement procedures and specifications, files (including without limitation conversion sample files and schedules for the transfer of data processing responsibilities relating to the Nevada Franchise from Seller to Purchaser), to be effective as of the Closing. Purchaser will have responsibility for all product mapping and the creation of all conversion programs and procedures but Seller will provide qualified personnel to reasonably consult and confer with Purchaser to facilitate this process. Not later than 15 days following the date hereof, Seller shall deliver to Purchaser the specifications and conversion sample files in Seller’s possession and, as promptly as reasonably practicable following the date hereof, shall deliver to Purchaser such specifications and conversion sample files held by third parties and relating to the Banking Operations. Seller shall have no obligation to furnish Purchaser with any customer information other than that which is necessary for purposes of the ongoing operation of the Nevada Franchise and in no event shall be obligated to provide customer information in violation of any law.

(c) From time to time prior to the Closing, after Purchaser has tested and confirmed the conversion sample files, Purchaser may request and Seller shall provide reasonable additional file-related information.

Section 4.2  NOTICES TO CUSTOMERS AND OTHERS.

(a) Not later than 30 days prior to the Closing Date (or such other time as may be required by law), but not earlier than the receipt of all Regulatory Approvals, Seller and Purchaser shall jointly notify customers with Deposits that, subject to the terms and conditions of this Agreement, Purchaser will be assuming the Deposit Liabilities. Each of Seller and Purchaser shall join in providing where appropriate, all notices to customers of the Branches and all other Persons as Seller or Purchaser, as the case may be, is or are required to give under applicable law or the terms of any agreements between Seller and any customer in connection with the transactions contemplated hereby. When requested, upon request by Purchaser, Seller will provide reasonable assistance to Purchaser in mailing or causing to be mailed such communications. Purchaser and Seller shall jointly approve in good faith the content of all notices and communications under this Section prior to the distribution of any such notice and communication. Notwithstanding anything to the contrary contained herein, no communication sent to Deposit account holders of the Nevada Franchise prior to the Closing Date pursuant to this Section 4.2(a) will state that any Branch will be closed. Purchaser and Seller shall equally share the expenses incurred in connection with the obligations to send notices hereunder.

(b) A party proposing to send or publish any notice or communication pursuant to any provision of this Article shall furnish to the other party a copy of the proposed form of such notice or communication at least five days in advance of the proposed date of the first mailing, posting, or other dissemination thereof to customers, and shall incorporate any changes in such notice as the other party reasonably proposes as necessary to comply with applicable law or which the other party reasonably requests for any proper business purpose. All costs and expenses of any notice or communication sent or published by Purchaser or Seller shall be the responsibility of the party sending such notice or communication and all costs and expenses of any joint notice or communication shall be shared equally by Seller, on the one hand, and Purchaser, on the other hand.

(c) Seller will render a final statement to each depositor of a Deposit account assumed under this Agreement for which statements are provided as to transactions occurring through the Effective Time and will comply with all laws, rules and regulations regarding tax reporting of transactions of such accounts through the Effective Time. Seller will be entitled to impose normal fees and service charges on a per-item basis, but Seller will not impose periodic fees or blanket charges in connection with such final statements. Purchaser will comply with all laws, rules and regulations regarding tax reporting of transactions of such accounts after the Effective Time.

Section 4.3  DIRECT DEPOSITS.

Seller will transfer to Purchaser not later than the Closing Date all of those Automated Clearing House (“ACH”) and FedWire direct deposit arrangements related (by agreement or other standing arrangement) to Deposits. As soon as practicable after the receipt of all Regulatory Approvals (except for the expiration of statutory waiting periods), Seller will deliver to Purchaser a listing in a format mutually agreed upon by the parties of all such direct deposit records which Seller, in the exercise of all commercially reasonable best efforts, is able to identify. In connection with the obligations under Section 4.1, Purchaser and Seller shall cooperate in good faith (a) to determine the method and timing for remitting to Purchaser and settling, for a 90-day period following the Closing Date, ACH direct deposits and FedWire direct deposits relating to accounts constituting Deposits, as well as such other matters relating thereto as may be necessary or advisable for purposes of assuring an orderly transition of ownership of the Deposit Liabilities to Purchaser hereunder and (b) to determine the method and timing for remitting to Seller and settling, for a 90-day period following the Closing Date, ACH direct deposits and FedWire direct deposits relating to deposit accounts of Seller that are not Deposits, but which transactions are nonetheless routed to Purchaser as well as such other matters relating thereto as may be necessary or advisable for purposes of assuring the orderly processing of transactions routed to Purchaser that relate to deposit accounts of Seller that are not Deposits.

Section 4.4  DIRECT DEBIT.

As soon as practicable after the receipt of all Regulatory Approvals (except for the expiration of statutory waiting periods), and after the notice provided in Section 4.2(a), Purchaser will send appropriate notice to all customers having accounts constituting Deposits the terms of which provide for direct debit of such accounts by third parties, instructing such customers concerning transfer of customer direct debit authorizations from Seller to Purchaser. Seller shall cooperate in soliciting the transfer of such authorizations. Such notice shall be in a form agreed to by the parties acting in good faith. In connection with the obligations under Section 4.1, Purchaser and Seller shall cooperate in good faith (a) to determine the method and timing for forwarding to Purchaser and settling, for a 90-day period following the Closing Date, all direct debits relating to accounts constituting Deposits, as well as such other matters relating thereto as may be necessary or advisable for purposes of assuring an orderly transition of ownership of the Deposit Liabilities to Purchaser hereunder and (b) to determine the method and timing for forwarding to Seller and settling, for a 90-day period following the Closing Date, all direct debits relating to deposit accounts of Seller that are not Deposits, but which transactions are nonetheless routed to Purchaser for any reason, as well as such other matters relating thereto as may be necessary or advisable for purposes of assuring the orderly processing of transactions routed to Purchaser that relate to deposit accounts of Seller that are not Deposits.

Section 4.5  INTEREST REPORTING AND WITHHOLDING.

(a) Unless otherwise agreed to by the parties, Seller will report to applicable taxing authorities and holders of Deposits, with respect to the period from January 1 of the year in which the Closing occurs through the Closing Date, all interest (including for purposes hereof dividends and other distributions with respect to money market accounts) credited to, withheld from and any early withdrawal penalties imposed upon the Deposits. Purchaser will report to the applicable taxing authorities and holders of Deposits, with respect to all periods from the day after the Closing Date, all such interest credited to, withheld from and early withdrawal penalties imposed upon such Deposits. Any amounts required by any governmental agencies to be withheld from any of the Deposits through the Closing Date will be withheld by Seller in accordance with applicable law or appropriate notice from any governmental agency and will be remitted by Seller to the appropriate agency on or prior to the applicable due date. Any such withholding required to be made subsequent to the Closing Date shall be withheld by Purchaser in accordance with applicable law or the appropriate notice from any governmental agency and will be remitted by Purchaser to the appropriate agency on or prior to the applicable due date. Promptly after the Closing Date, but in no event later than the date Purchaser is obligated to remit such amounts to the applicable governmental agency, Seller will pay to Purchaser that portion of any sums theretofore withheld by Seller from any Deposits which are required to be remitted by Purchaser pursuant to the foregoing and shall directly remit to the applicable governmental agency that portion of any such sums which are required to be remitted by Seller.

(b) Unless otherwise agreed by the parties, Seller shall be responsible for delivering to payees all IRS notices with respect to information reporting and tax identification numbers required to be delivered through the Closing Date with respect to the Deposits, and Purchaser shall be responsible for delivering to payees all such notices required to be delivered following the Closing Date with respect to the Deposits. Purchaser and Seller shall, prior to the Closing Date, consult and Seller shall take reasonable actions as are necessary to permit Purchaser timely to deliver such IRS notices required to be delivered following the Closing Date.

(c) Unless otherwise agreed by the parties, Seller will make all required reports to applicable tax authorities and to obligors on Assigned Loans purchased on the Closing Date, with respect to the period from January 1 of the year in which the Closing occurs through the Closing Date, concerning all interest and points received by the Seller. Purchaser will make all required reports to applicable tax authorities and to obligors on Assigned Loans purchased on the Closing Date, with respect to all periods from the day after the Closing Date, concerning all such interest and points received.

Section 4.6  LEASING OF PERSONAL AND REAL PROPERTY.

Seller shall use commercially reasonable best efforts to renew or extend on a-month-to-month basis, any Personal Property Lease or Real Property Lease that is currently in effect but that would otherwise expire on or prior to the Closing; provided, however, that no such renewal or extension shall be for a fixed term exceeding one year without the prior written consent of Purchaser (which consent shall not be unreasonably withheld, conditioned, or delayed). Seller shall not cancel, terminate or amend (other than as provided in the preceding sentence relating to extensions) any such Personal Property Lease or Real Property Lease without the prior written consent of Purchaser (which consent shall not be unreasonably withheld or delayed). Notwithstanding the foregoing, Seller shall use commercially reasonable best efforts to amend any Personal Property Leases in order to transfer the related Personal Property to Purchaser pursuant to Article II if such amendment is required to effect such transfer.

Section 4.7  DATA PROCESSING CONVERSION FOR THE BRANCHES AND HANDLING OF CERTAIN ITEMS.

(a) The conversion of the data processing with respect to the Transferred Assets and Transferred Liabilities will be completed on the Closing Date unless otherwise agreed by the parties. Seller and Purchaser agree to cooperate to facilitate the orderly transfer of data processing information in connection with the transactions contemplated hereby. Within 10 days of the date of this Agreement, Purchaser and/or its representatives shall be permitted access (subject to the provisions of Section 8.1) to review each Branch and Other Facilities for the purpose of installing automated equipment for use by the personnel of the Branches and the Other Facilities. Following the receipt of all Regulatory Approvals (except for the expiration of statutory waiting periods), Purchaser shall be permitted, at its expense, to install and test communications lines, both internal and external, from each site and prepare for the installation of automated equipment on the Closing Date.

(b) During the 180-day period after the Closing Date, (i) Seller shall pay all Transaction Account drafts presented to it for payment that are drawn on accounts constituting Deposits and (ii) Purchaser shall pay all Transaction Account drafts presented to it for payment that are drawn on deposit accounts of Seller that are not Deposits, but which items are nonetheless routed to Purchaser. Each party shall make available to the other on a next-day basis such drafts that it pays. Each party shall promptly reimburse the other on a daily settlement basis for the amount of all such drafts paid by the other party. Neither party shall return any such drafts to the other, but shall handle any returns directly with the payee bank or other parties in the clearing process. In addition, during the 90 day period after the Closing Date the parties shall conduct daily settlements for all other transaction types, including but not limited to vector decisions, pay/return items, non post items, chargebacks, ATM transactions and ACH debits/credits.

(c) Purchaser will accept from Seller, and will reimburse Seller on a daily settlement basis for, all returns of the following items: (i) any item which Seller credited for deposit to or cashed against a Deposit account or posted as payments to an Assigned Loan account before Closing and the item is returned to Seller after the Closing; and (ii) any item which Seller credited for deposit to or cashed against a Deposit account or posted as payments to an Assigned Loan account within the 90-day period following the Closing and the item is returned to Seller.

(d) Purchaser will pay in accordance with law and customary banking practices all properly drawn and presented checks, drafts and withdrawal orders presented to Purchaser by mail, over the counter or through the check clearing system of the banking industry, by depositors of the accounts assumed, whether drawn on the checks, withdrawal orders or draft forms provided by Seller or by Purchaser, and in all other respects to discharge, in the usual course of the banking business, the duties and obligations of Seller with respect to the balances due and owing to the depositors whose accounts are assumed by Purchaser.

Section 4.8  NOTICES TO OBLIGORS ON LOANS.

(a) Purchaser shall no later than 15 days prior to the Closing Date prepare and transmit to each obligor on each Assigned Loan, a notice in a form satisfying all legal requirements and reasonably acceptable to Seller to the effect that the Assigned Loan will be transferred to Purchaser and directing that payments be made after the Closing Date to Purchaser at any address of Purchaser specified by Purchaser, with Purchaser’s name as payee on any checks or other instruments used to make as payments, and, with respect to all such Assigned Loans on which payment notices or coupon books have been issued, shall issue new notices or coupon books reflecting the name and address of Purchaser as the Person to whom and the place at which payments are to be made. To the extent that Purchaser’s notice pursuant to the prior sentence shall be legally insufficient, Seller will provide all Assigned Loan obligors with all required notices of the assignment and transfer of the Assigned Loans. Purchaser and Seller shall equally share the expenses incurred in connection with the obligations to send notices hereunder.

(b) To the extent that any of the Assigned Loans transferred from Seller to Purchaser involve a transfer of servicing as defined and governed by the Real Estate Settlement Procedure Act (12 U.S.C. §§ 2601 et seq.), Seller and Purchaser will jointly coordinate any appropriate required customer notices at Purchaser’s sole expense.

(c) Seller shall remit to Purchaser via overnight delivery for a period of 180 days following the Closing all payments Seller receives as payments for Assigned Loans. Thereafter, Seller shall return the payments to customers with notice that payment should be made to Purchaser.

Section 4.9  ASSIGNMENT OF LOANS.

Purchaser shall prepare and record, at its sole expense, any documentation necessary to effectuate the assignment of the Assigned Loans or any security interest to Purchaser. Seller shall provide Purchaser with a limited power of attorney in substantially the form attached hereto as Exhibit 4.9 or such other designations of authority as may be reasonably required to allow Purchaser to execute such documentation on behalf of Seller.

Article V.

INDEMNIFICATION

Section 5.1  SELLER’S INDEMNIFICATION OF PURCHASER.

Subject to any limitations in this Section and Section 5.4, Seller shall indemnify, hold harmless, and defend the Purchaser and its Affiliates, and each of their officers, directors, employees, partners, members, agents and Affiliates (the “Purchaser Indemnified Parties”) from and against any Losses that any Purchaser Indemnified Party incurs as a result of (a) any breach by Seller of any of its covenants or agreements contained herein, (b) any breach by Seller of any of its representations and warranties contained herein (other than the representations and warranties set forth in Section 6.10, as to which Purchaser’s only remedies shall be as set forth in this Section below), or any claim by a third party which, if true, would constitute a breach of any such representation or warranty, and (c) any Excluded Liabilities. In the event of any breach of the representations and warranties contained in Section 6.10, Purchaser’s sole remedy shall be to require the Seller to (i) purchase the Loan which breaches such representation and warranty at the principal amount thereof, plus accrued and unpaid interest, late charges and any other charges thereon, in each case as of the time of the applicable purchase or (ii) indemnify the Purchaser Indemnified Parties in accordance with the other provisions of this Article, with Purchaser having the right to choose between such measures. The Purchaser Indemnified Parties shall not be entitled to indemnity for any alleged or actual breach of the representations and warranties contained in Section 6.6 to the extent that such breach has either been cured by the Seller or resulted in a reduction in the Purchase Price pursuant to the provisions set forth in Section 2.8.

Section 5.2  PURCHASER’S INDEMNIFICATION OF SELLER.

Purchaser shall indemnify, hold harmless, and defend Seller and its Affiliates, and each of their officers, directors, employees, partners, members, agents and Affiliates (the “Seller Indemnified Parties”) from and against any Losses that any Seller Indemnified Party incurs as a result of (a) any breach by Purchaser of any of its covenants or agreements contained herein, (b) any breach by Purchaser of any of its representations and warranties contained herein, or any claim by a third party which, if true, would constitute a breach of any such representation or warranty, and (c) any Loss that Seller may incur in connection with Banking Operations as conducted by Purchaser occurring from and after the Effective Time or otherwise relating to the Transferred Liabilities (other than the Excluded Liabilities).

Section 5.3  CLAIMS FOR INDEMNITY.

(a) A claim for indemnity shall be made by the claiming party at any time by the giving of written notice thereof to the other party; provided, however, that any claim for indemnity pursuant to Sections 5.1(b) or 5.2(b) must be made within the applicable period set forth in Section 12.3. In the event that any claim is made within such period, the indemnity relating to such claim shall survive until such claim is resolved.

(b) In the event that any Person or entity not a party to this Agreement shall, in writing, make any demand or claim or file or threaten to file any lawsuit, which demand, claim or lawsuit may result in any Loss to an indemnified party of the kind for which such indemnified party is entitled to indemnification pursuant to Section 5.1 or Section 5.2 hereof, including, without limitation, any claim by a third party which, if true, would constitute a breach of a representation or warranty by the indemnifying party, such indemnified party shall notify the indemnifying party of such demand, claim or lawsuit within 15 Business Days of obtaining knowledge of such demand, claim, filing or threat; provided, however, that any failure by the indemnified party to so notify the indemnifying party shall not relieve the indemnifying party from its obligations hereunder, except to the extent that the indemnifying party is actually prejudiced by such failure to give such notice. Following receipt of notice of a demand, claim or lawsuit, and unless counsel to the indemnified party shall have determined in good faith that the assumption of such defense by the indemnifying party would be inappropriate due to a conflict or potential conflict of interest or the availability of defenses not available to the indemnifying party, the indemnifying party shall have the option, at its cost and expense, to assume the defense of such matter and to retain counsel (not reasonably objected to by the indemnified party) to defend any such demand, claim or lawsuit, and the indemnifying party shall not be liable to the indemnified party for any fees of other counsel or any other expenses (except as expressly provided to the contrary herein) with respect to the defense of such claim or litigation, other than reasonable fees and expenses of counsel employed by the indemnified party for any period during which the indemnifying party has not assumed the defense thereof; provided, however, that indemnifying party shall not have the right to assume such defense of any claim by a third party which involves an amount (as reasonably determined in good faith by the indemnified party) that, when taken together with the aggregate amount of all claims for Losses pending under this Article V (as reasonably determined in good faith by the indemnified party), is in excess of the cap on the indemnifying party’s obligations pursuant to Section 5.4(b). The indemnifying party’s option to assume the defense of such claim may be exercised by an irrevocable written acknowledgment by the indemnifying party to the indemnified party, within 30 days following notice of such claim from the indemnified party (or earlier, if the indemnified party reasonably requires an earlier determination), that it is undertaking and will prosecute the defense of the claim under such indemnity agreements (at the sole cost and expense of the indemnifying party) and confirming that the claim is one with respect to which the indemnifying party is obligated to indemnify and that it will be able to pay the full amount of potential liability in connection with such claim. The indemnified party shall have the option of joining the defense of such demand, claim or lawsuit (which shall be at the cost and expense of the indemnified party unless (i) counsel to the indemnified party determines in good faith that joint representation would be inappropriate due to a conflict or potential conflict of interest or the availability of defenses not available to the indemnifying party or (ii) the indemnifying party fails to assume the defense of such demand, claim or lawsuit within the 30-day period provided for herein) with counsel not reasonably objected to by the indemnifying party and counsel for each party shall, to the extent consistent with its professional responsibilities, cooperate with the other party and any counsel designated by that party. In effecting the settlement of any such demand, claim or lawsuit, the indemnifying party, or the indemnified party, as the case may be, shall act in good faith, shall consult with the other party and shall enter into only such settlement, compromise or consent to judgment as the other party shall consent, such consent not to be unreasonably withheld or delayed, provided that such settlement, compromise or consent to entry of any judgment shall include a release from all liability and shall involve only the payment of monetary Losses in respect of such claim. An indemnifying party shall not be liable for any settlement not made in accordance with the preceding sentence. Notwithstanding anything in this Article V to the contrary, if there is a reasonable probability that a third party claim may materially and adversely affect the indemnified party other than as a result of money damages or other money payments, the indemnified party shall have the right, at the cost and expense of the indemnifying party, to control the defense, compromise or settlement of the claim.

Section 5.4  LIMITATIONS ON INDEMNIFICATION; OTHER QUALIFICATIONS.

(a) Seller shall not be required to indemnify the Purchaser Indemnified Parties under Section 5.1(b) and Purchaser shall not be required to indemnify the Seller Indemnified Parties under Section 5.2(b), unless the aggregate amount of all Losses incurred by Purchaser Indemnified Parties or Seller Indemnified Parties pursuant to Section 5.1(b) or 5.2(b) (as the case may be), exceeds $1,000,000 (the “Deductible Amount”). Once such aggregate amount of Losses incurred by the Purchaser Indemnified Parties, on the one hand, or the Seller Indemnified Parties, on the other hand, for Losses claimed pursuant to Section 5.1(b) or 5.2(b), as applicable, exceeds the Deductible Amount, Purchaser Indemnified Parties or Seller Indemnified Parties, as the case may be, shall thereupon be entitled to indemnification only for amounts in excess of such the Deductible Amount.

(b) Neither Seller, on the one hand, nor Purchaser, on the other hand, shall be obligated to indemnify the other for Losses pursuant to Section 5.1(b) or 5.2(b), as applicable, that exceed the Deductible Amount by $8,000,000 in the aggregate with all such Losses asserted by such party.

(c) The limitations set forth in Sections 5.4(a) and (b) shall not apply to (i) any claim of common law fraud or intentional misrepresentation, or (ii) any claim for indemnification pursuant to Section 5.1(b) or 5.2(b) in connection with a breach of the representations and warranties contained in Section 6.1, Section 6.3, Section 6.4, the first sentence of Section 6.5, Section 6.6(b), Section 6.10, Section 6.14, Section 6.16, Section 6.19, Section 7.1, Section 7.3 and Section 7.4.

(d) Following the Closing, the sole and exclusive remedy of the parties hereto with respect to any and all claims relating to the matters addressed in Sections 5.1 and 5.2 (other than claims of fraud or intentional misrepresentation) shall be pursuant to the indemnification provisions set forth in this Article; provided, however, that the parties may seek to enforce specifically this Agreement and the terms and conditions hereof or seek any other equitable remedies that do not involve the payment of monetary damages.

(e) Nothing in this Article shall limit the rights and remedies of Purchaser or Seller with respect to indemnification under Section 5.1(a), 5.1(c), 5.2(a) or 5.2(c) (including any breach by the other of any of its covenants or agreements to be performed prior to, at or after the Effective Time).

(f) Notwithstanding anything contained to the contrary in this Agreement, for purposes of the indemnification provisions in this Article V, the determination of (i) whether any representation, warranty or covenant has been breached and (ii) the amount of any Losses shall be made without giving effect to any “Material Adverse Effect” qualification or any materiality or similar qualification contained in the representations, warranties, covenants or agreements herein.

(g) Except as set forth in the next sentence, no party hereto shall have any obligation hereunder for any consequential liability, damage or loss or any lost profits. The limitations set forth in the preceding sentence shall not apply to a party if the transactions contemplated hereby are not consummated because of such party’s breach of this Agreement.

Section 5.5  TREATMENT OF INDEMNIFICATION PAYMENTS.

Seller and Purchaser will treat any indemnification payment under this Article as an adjustment of the consideration paid for the Transferred Assets for income tax purposes.

Article VI.

REPRESENTATIONS AND WARRANTIES OF SELLER

Seller represents and warrants to Purchaser as follows:

Section 6.1  CORPORATE ORGANIZATION; CORPORATE AUTHORITY.

Seller is an Alabama banking corporation duly organized, validly existing and in good standing under the laws of the State of Alabama and is duly qualified to do business and is in good standing in each jurisdiction in which the conduct of its business or the ownership, leasing, holding or use of its properties makes such qualification necessary. Seller has the corporate power and authority to carry on its business as currently conducted, including the business of the Nevada Franchise, execute and deliver this Agreement and related documents, and effect the transactions contemplated herein. No further corporate authorization, including, without limitation, any approval by the equity or other stakeholders of Seller or its parent company, is necessary for Seller to consummate the transactions contemplated by this Agreement and the documents related thereto.

Section 6.2  NO VIOLATION.

Assuming receipt of the required approvals referenced under Section 6.15, neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated herein, will violate or conflict with or result in any material violation of or material default under (with or without notice or lapse of time, or both) or give rise to a right of termination, cancellation, modification or acceleration of any material obligation or loss of any material benefit under, or result in the imposition or creation of any Lien upon any of the Transferred Assets under (a) Seller’s charter or bylaws; (b) any material agreement (including any agreement that is a Transferred Asset) or any other material restriction of any kind to which Seller is a party or by which Seller, the Transferred Assets or the Transferred Liabilities are bound; (c) any statute, law, decree, regulation, or order of any Governmental Authority; (d) any of the leases constituting Transferred Assets or (e) any provision which will result in a default under, or cause the acceleration of the maturity of, any material obligation or loan to which Seller is a party.

Section 6.3  ENFORCEABLE AGREEMENT.

This Agreement has been, and each of the other agreements the execution and delivery of which is contemplated hereby to which the Seller is a party will be at the Closing, duly executed and delivered by Seller and, upon execution and delivery by Purchaser, will be the legal, valid, and binding agreement of Seller, enforceable against Seller in accordance with its terms, except as may be limited by bankruptcy, insolvency, or similar laws affecting creditors’ rights and remedies or by equitable principles of general applicability.

Section 6.4  BROKER.

All negotiations relative to this Agreement and the transactions contemplated hereby have been carried on by Seller and Purchaser, and there has been no participation or intervention by any other Person, firm or corporation employed or engaged by or on behalf of Seller in such a manner as to give rise to any claim against Seller or Purchaser for a brokerage commission, finder’s fee or like commission.

Section 6.5  PERSONAL PROPERTY.

Seller owns, and will convey to Purchaser at the Closing, all right, title, and interest to all of the Personal Property, which constitutes good and marketable title, free and clear of any mortgages, liens, security interests pledges or encumbrances of any kind or nature (“Liens”), other than the Permitted Encumbrances. Except for the Excluded Assets, the Personal Property and other Transferred Assets constitute (or, in the case of certain books and records, provide access to) all of the assets required to conduct the Banking Operations in all material respects as presently conducted, other than such assets relating to human resources, finance, data processing and recording, marketing and similar support services provided to the Nevada Franchise by Seller from offices outside the State of Nevada.

Section 6.6  REAL PROPERTY AND THE LEASED PREMISES.

(a) Except as set forth in Schedule 6.6(a), Seller has good, marketable and insurable fee simple title to the Owned Real Property, free and clear of all Liens and Title Defects, other than any applicable Permitted Encumbrances, and valid leasehold interests in all of the Leased Premises, free and clear of all Liens and Title Defects, other than any applicable Permitted Encumbrances, true and correct addresses of which properties are set forth in Schedules 2.1(a)(1) and 2.1(a)(2)(A) — (B). No such Permitted Encumbrance materially impairs the use of the related Owned Real Property or Leased Premises for the purposes for which it is now operated.

(b) Schedules 2.1(a)(2)(A) and 2.1(a)(2)(B) collectively set forth a true, correct and complete list of each Real Property Lease (including all amendments, modifications, supplements, renewals, extensions, guarantees and other documents and agreements with respect thereto), the Leased Premises demised thereunder (including whether the Leased Premises constitutes a Ground Leased Property) and the lessor of each such Leased Premises. Seller has delivered to Purchaser a true and complete copy of each Real Property Lease (including all amendments, modifications, supplements, renewals, extensions, guarantees and other documents and agreements with respect thereto). Each Real Property Lease is valid, binding and in full force and effect and is enforceable in accordance with its terms, except as such enforcement is limited by bankruptcy, insolvency and other similar laws affecting the enforcement of creditors’ rights generally and for limitations imposed by general principles of equity, and, except as set forth on Schedules 2.1(a)(2)(A) and 2.1(a)(2)(B), have not been modified, amended, nor any provision thereof waived and constitute the entire agreement between the lessor and lessee with respect to the Leased Premises so demised. Neither Seller nor, to the Knowledge of Seller, any other party thereto, is or is alleged to be in material violation of or in material default in respect of, nor has there occurred any event or condition which (with or without notice or lapse of time or both) would constitute a material violation of or material default under, any Real Property Lease. None of the parties to any Real Property Lease has given notice of termination of, or is seeking to amend, any Real Property Lease.

(c) There is no lease, license agreement, occupancy agreement or other right of occupancy affecting or relating to an Owned Real Property or Leased Premises with respect to which Seller is the landlord or licensor, either pursuant to the agreement or as successor to any prior landlord or licensor (including all amendments, modifications, supplements, renewals, extensions, guarantees and other documents and agreements with respect thereto) (collectively “Occupancy Agreements”). As of the date of this Agreement, (i) no commission or fee is presently payable (or, with the passage of time, will be payable) with respect to any Occupancy Agreement (or any expansion, extension or renewal right contained therein), and (ii) Seller has not entered into any lease brokerage agreements or lease commission agreements for which commissions may be due and payable following the Closing Date with respect to any Occupancy Agreement (or any expansion, extension or renewal right contained therein).

(d) Except as set forth in Schedule 6.6(d), Seller has not entered into any agreement, option or right of first refusal for the sale, transfer, lease, sublease, assignment or other disposition of any Owned Real Property or any portion thereof, or any Leased Premises or any portion thereof.

(e) No Owned Real Property is comprised of a tax lot that also encompasses property that is not such Owned Real Property.

(f) Except as set forth in Schedule 6.6(f), there is no pending, or, to the Knowledge of Seller, threatened or contemplated condemnation, eminent domain or similar proceeding affecting any Owned Real Property or any portion thereof, or any Leased Premises or any portion thereof. Seller will present to Purchaser, within five days after receipt by Seller, any notice that it receives relating to such a proceeding or any condemnation that relates to the Owned Real Property. To the Knowledge of Seller, there exists no fact or condition that would result in the termination of the existing access to the Owned Real Property or the Leased Premises.

(g) Except as set forth in Schedules 2.1(a)(2)(A), 2.1(a)(2)(B) or 6.6(g), and other than the Assumed Contracts, Seller has not contracted for any service and or made any commitment or obligation therefor that will become binding upon Purchaser relating to the Owned Real Property or any Leased Premises.

(h) Seller did not enter into, and is not, and has not been, a party to, (a) any lease agreement with Fat Land, LLC, as landlord, including, without limitation, the lease referenced in Section 16.01(g) of the Other Facility Lease with respect to Colonial Plaza (Administration and Operations) (the “Colonial Plaza Lease”), or (b) any lease agreement with respect to any portion of the Plaza (as defined in the Colonial Plaza Lease) other than the Colonial Plaza Lease.

Section 6.7  CONDITION OF PROPERTY.

Except as expressly set forth herein, (a) Purchaser is expressly purchasing the Owned Real Property and accepting the Leased Premises (and taking assignments of and assuming the Real Property Leases) in their respective existing condition “AS IS, WHERE IS, AND WITH ALL FAULTS” with respect to any and all facts, circumstances, conditions and defects (other than with respect to repair obligations of Seller arising after the date hereof and on or prior to the Effective Time); (b) Seller has no obligation to repair or correct any such facts, circumstances, conditions or defects or to compensate Purchaser for same; (c) Seller has specifically bargained for the assumption by Purchaser of all responsibility to inspect and investigate the Owned Real Property and the Leased Premises and of all risk of adverse conditions; and (d) Purchaser will have prior to the Closing undertaken all such physical inspections and examinations of the Owned Real Property and the Leased Premises as Purchaser deems necessary or appropriate as to the condition of the Owned Real Property and the Leased Premises. Except as expressly set forth herein, Seller has made no representation or warranty and shall have no liability to Purchaser (and Purchaser hereby waives any right to recourse against Seller) with respect to the conditions of the soil, improvements or fixtures included in the Owned Real Property or Leased Premises, the existence or nonexistence of Hazardous Substances, any past use of the Owned Real Property or the Leased Premises, the economic feasibility of the Owned Real Property and the Leased Premises, the Owned Real Property’s and Leased Premises’ compliance or noncompliance with all laws, rules or regulations affecting the Owned Real Property and the Leased Premises, or any other aspect of the Owned Real Property or the Leased Premises.

Section 6.8  LABOR MATTERS; EMPLOYEES; BENEFIT PLANS.

(a) There is no collective bargaining agreement, contract or other agreement or understanding with a labor organization of any type with respect to the Nevada Franchise, nor is the Seller the subject of any material proceeding asserting it has committed an unfair labor practice in violation of the National Labor Relations Act or any other similar or comparable state law or seeking to compel it to bargain with any labor organization as to wages and conditions of employment, nor is any such proceeding threatened, nor is there any strike or material labor dispute pending or threatened with respect to the Nevada Franchise. Seller has no Knowledge of any effort during the past three years involving any Person seeking to certify a collective bargaining unit or engaging in any other union organizational activity with respect to the Nevada Franchise.

(b) There are no material issues or problems in connection with the relationship of the Seller and employees of the Nevada Franchise.

(c) Schedule 6.8(c) contains a complete and accurate list in all respects of all employees of Seller (or one of its Affiliates) at or primarily in support of the Nevada Franchise who work from the Owned Real Property or Leased Premises, including without limitation, all managers, sales, service, support, tellers, processors, technicians, clerks and assistants employed at the Branches other than the Excluded Employees (collectively, the “Employees”), their positions, their business locations, their annual/weekly/hourly rates of compensation, average scheduled hours per week and their status as full or part-time and active or on leave as of the date of this Agreement (which Schedule Seller shall modify on or prior to the tenth day prior to the Closing Date to include any such changes to the Employees made with Purchaser’s prior written consent in accordance with Section 8.3(b)(i)).

(d) Schedule 6.8(d) lists and Seller has provided to Purchaser true and correct copies of each employee benefit plan, program or other arrangement providing benefits to any Employee or any beneficiary or dependent thereof that is or was sponsored or maintained by Seller or any of its ERISA Affiliates or to which Seller or any of its ERISA Affiliates contributes, has contributed or is obligated to contribute, or has any liability (including contingent liability) including without limitation any employee welfare benefit plan within the meaning of §3(1) of ERISA, any employee pension benefit plan within the meaning of §3(2) of ERISA (in each case, whether or not such plan is subject to ERISA) and any bonus, incentive, pension, profit sharing, retirement, deferred compensation, vacation, stock purchase, stock option, phantom stock, stock ownership, equity-based, severance, employment agreement, change of control, fringe benefit, health benefit, hospitalization or medical plan, program or policy (whether oral or written) (collectively, the “Benefit Plans”).

(e) Seller’s 401(k) Plan and Seller’s Pension Plan are in compliance in all material respects with applicable law. Seller has received a favorable determination letter from the IRS with respect to each plan intended to be qualified within the meaning of Section 401(a) of the Code, and nothing has occurred that would cause the loss of such qualification. Seller’s Pension Plan was frozen as of December 31, 2005, and no accumulated funding deficiency (as defined in §412 of the Code) has been incurred. No reportable event (within the meaning of Section 4043 of ERISA) has occurred or is expected to occur. None of Seller’s properties or assets is subject to any lien arising under Section 302(f) of ERISA or Section 412 of the Code, and no fact or condition exists which could give rise to any such lien. No complete or partial termination has occurred within the five years preceding the date hereof. Except as set forth on Schedule 6.8(e), as of the last day of the last plan year of the Seller’s Pension Plan, and as of the Closing Date, the “amount of unfunded benefit liabilities” as defined in Section 4001(a)(18) of ERISA did not and will not exceed zero.

(f) No fact or condition exists and no liability has been incurred by or is expected to be incurred by Seller or any of its ERISA Affiliates that could subject Purchaser to liability under Title IV of ERISA, §301 of ERISA, §§412, 4971 or 4975 of the Code or COBRA.

(g) Seller does not contribute to, and has not contributed to or been obligated to contributed to and no ERISA Affiliate within the last six years has contributed to or been obligated to contribute to any “multiemployer plan” (as defined in §3(37) of ERISA).

(h) Seller is in compliance in all material respects with all legal requirements relating to the employment of employees of the Nevada Franchise, including in all material respects with respect to affirmative action, employment discrimination, equal pay, wages and hours and there are no complaints, charges, grievances, inquiries or investigations or claims against Seller pending or, to the Knowledge of Seller, threatened in any forum in respect thereof. To Seller’s Knowledge, no employee or agent of Seller has committed any act or omission giving rise to material liability for any violation or breach of any law, regulation or contract with respect to the Nevada Franchise.

(i) The Benefit Plans are in compliance with all applicable requirements of ERISA, the Code and other applicable laws and have been administered in accordance with their terms and such laws. There are no pending or, to Seller’s Knowledge, threatened claims, suits, audits or investigations related to any Benefit Plan (other than non-material routine claims for benefits by employees or their dependents).

(j) Except as set forth on Schedule 6.8(j), the consummation of the transactions contemplated by this Agreement (alone or in connection with any subsequent event, including a termination of employment) will not (i) accelerate the vesting or payment of any economic benefit provided or made available to Employees or any ERISA Affiliate; (ii) increase the amount of any economic benefit provided or made available to Seller’s Employees or any ERISA Affiliate; or (iii) accelerate or increase the funding obligation of Seller or any ERISA Affiliate with respect to any benefit plan. No amount that has been received or could be received (whether in cash or property, or the vesting of property), as a result of the consummation of the transaction contemplated by this Agreement by any employee, officer, director, or other service provider of the Seller or any Affiliate who is a “disqualified individual” (as such term is defined in Treasury Regulation Section 1.280G-1) under any Benefit Plan or otherwise could be characterized as an “excess parachute payment” (as defined in Section 280G(b)(1) of the Code).

(k) Neither Seller nor any of its ERISA Affiliates has any obligations under any Benefit Plan, or otherwise, to provide post-termination health or welfare benefits of any kind to any Employee (or any of their dependants), except as specifically required under COBRA.

(l) With respect to each Benefit Plan and the Seller’s Pension Plan, all required or recommended (in accordance with past practices) payments, premiums, contributions, distributions, reimbursements or accruals for all periods (or partial periods) ending prior to or as of the Closing Date shall have been made or properly accrued.

Section 6.9  CERTAIN CONTRACTS.

Each of the material Assumed Contracts is valid and subsisting and in full force and effect in accordance with its terms, and Seller (and, to the Knowledge of Seller, all other parties thereto) has performed in all material respects all obligations required to be performed by Seller (or such other party, as applicable) thereunder; and no condition exists which constitutes or, with notice, or lapse of time, or both, would constitute a default thereunder on the part of Seller, or, to the Knowledge of Seller, on the part of any of the other parties to any thereof. Except as set forth on Schedule 6.9, no consent or approval from, or notice to, any third party is required in connection with Seller’s assignment and transfer of the material Assumed Contracts or Purchaser’s assumption thereof.

Section 6.10  LOANS.

(a) Seller has (and will, at the Closing, have) full power and authority to hold each Assigned Loan, and has (and will, at the Closing have) good and marketable title to the Assigned Loans, free and clear of any Lien. Seller is authorized to sell and assign the Assigned Loans to Purchaser and, upon assignment made pursuant to the terms of this Agreement, Purchaser will have the rights of Seller with respect to the Assigned Loans in accordance with the terms and conditions thereof.

(b) Each Assigned Loan (such term to include, for purposes of this paragraph, the principal documents relating in any way to such Assigned Loans, including notes, mortgages, security instruments, and guarantees) was originated and has been administered in conformity in all material respects and complies with applicable laws and regulations (including the Truth in Lending Act of 1968, as amended) and with Seller’s customary practices and procedures as to pricing, underwriting and charge-offs. The principal balance of each Assigned Loan as shown on Seller’s books and records is true and correct as of the last day shown thereon. Seller’s books and records with respect to the Loans contain true and correct copies of all principal documents relating in any way to such Loans, including all notes, mortgages, security instruments, and guarantees, in each case an amended and copies of which have been provided or made available to Purchaser. Seller has complied in all material respects with all of its obligations under the Assigned Loans and each Assigned Loan represents the valid and binding obligation of the obligor(s) thereunder, enforceable by the holder thereof in accordance with its terms, except as (i) the enforceability hereof may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting the enforcement of creditors’ rights generally, (ii) the availability of equitable remedies may be limited by equitable principles of general applicability and (iii) such modifications to the terms thereof as may be required pursuant to the Soldiers and Sailors Relief Act of 1940, as amended.

(c) Each Assigned Loan that is secured by collateral is secured by a perfected mortgage or security interest in such collateral in favor of Seller as mortgagee or secured party, which mortgage or security interest is not subject to any other superior or pari passu mortgage or security interest or, to Seller’s Knowledge, any other senior or pari passu Lien, in favor of any other Person except as set forth in the Seller’s books and records. No collateral has been released from the lien granted to Seller, unless approved by Seller and documented in its files.

(d) No Assigned Loan is (and, at the Closing, no Assigned Loan will be) the subject of any pending or, to the Knowledge of Seller, threatened, litigation or adverse claims against Seller or by Seller against any other borrower or third party.

(e) Except as may be otherwise specifically set forth in this Agreement, all Assigned Loans (such term to include, for purposes of this paragraph, the principal documents relating in any way to such Assigned Loans, including notes, mortgages, security instruments, and guarantees) transferred to Purchaser hereunder are transferred “AS IS, WHERE IS,” no warranties or representations whatsoever, except as may be expressly represented or warranted in this Agreement.

Section 6.11  DEPOSIT LIABILITIES.

The Deposit Liabilities are insured by the FDIC to the fullest extent permitted by federal law and no action is pending or has been threatened by the FDIC against Seller with respect to the termination of such insurance, and all premiums and assessments required to be paid in connection therewith have been paid when due by Seller. The Deposit Liabilities were opened, extended or made, and have been maintained, in all material respects in accordance with all applicable federal, state and local laws, regulations, rules and orders. The Deposit Liabilities (i) are in all respects genuine and enforceable obligations of Seller and (ii) except as set forth in Schedule 6.11 were acquired in the ordinary course of Seller’s business.

Section 6.12  BOOKS, RECORDS, DOCUMENTATION, ETC.

The books and records being transferred to Purchaser hereunder are complete, correct and accurate in all material respects, have been maintained in a consistent and a customary manner in accordance with good business practices, and are in compliance in all material respects with all applicable laws and regulations. The deposit- and lending-related forms, notices, statements, and related documentation, as well as Seller’s policies, procedures, and practices with respect thereto, used in connection with the Banking Operations comply in all material respects with applicable federal and state laws and regulations.

Section 6.13  LITIGATION AND REGULATORY PROCEEDINGS.

Except as set forth in Schedule 6.13, there is no material action, cause of action, complaint, claim, suit or proceeding, pending or, to Seller’s Knowledge, threatened, against Seller and affecting the Transferred Assets or Transferred Liabilities, whether at law or in equity or before or by a Governmental Authority. No Governmental Authority has notified Seller that it would oppose or not approve or consent to the transactions contemplated by this Agreement and Seller knows of no reason for any such opposition, disapproval or lack of consent. Seller is not a party to any written order, decree, agreement or memorandum of understanding with, or commitment letter or similar submission to, any Governmental Authority charged with the supervision or regulation of depository institutions, which would reasonably be expected to adversely affect the ability of Purchaser to acquire or own the Transferred Assets, assume the Transferred Liabilities or conduct the Banking Operations after the Closing Date. Seller has not been advised by any such agency or authority that it is contemplating issuing or requesting any such order, decree, agreement, memorandum of understanding, commitment letter, or submission.

Section 6.14  TAX MATTERS.

Except as set forth in Schedule 6.14, Seller has paid or will have paid prior to the Closing all federal, state and local taxes required to be paid by Seller, the non-payment of which could result in a Lien upon any of the Transferred Assets or could result in Purchaser becoming liable or responsible for such Lien. Seller has filed all real property and personal property tax returns relating to the Transferred Assets and has paid all taxes shown as due thereon. Seller has not used a method of accounting with respect to the Nevada Franchise that defers the recognition of income for tax purposes beyond the time of receipt of a cash payment or of the arising of an account receivable in favor of Seller. Seller is not a foreign person within the meaning of section 897 of the Code. Seller has fully complied with all statutes and regulations with respect to the accounting for and paying over of unclaimed or abandoned funds relating to the Nevada Franchise. No tax authority of a jurisdiction in which the Seller does not file tax returns relating to the Nevada Franchise has questioned whether, or asserted that, the Seller may be obligated to file tax returns with respect to the Nevada Franchise in that jurisdiction.

Section 6.15  CONSENTS AND APPROVALS.

Except for required Regulatory Approvals and third Person consents set forth on Schedule 6.15, no consent, approval, filing or registration with any third party or any public body, agency or authority are required in connection with Seller’s consummation of the transactions contemplated by this Agreement, other than as may be required as a result of any fact or circumstance relating solely to Purchaser.

Section 6.16  ENVIRONMENTAL LAWS.

(a) Seller has provided to Purchaser true and correct copies of all environmental studies, reports and audits in Seller’s possession related to the Owned Real Property and the Leased Premises.

(b) Except as disclosed in Schedule 6.16:

(1) Except in compliance with applicable Environmental Laws, and in concentrations which would not be reasonably likely to result in an obligation of Seller to report to a regulatory agency, investigate or remediate any environmental condition at the Owned Real Property or Leased Premises, there are no Hazardous Substances located in, on, over, under or at the Owned Real Property or Leased Premises. Except in compliance with applicable Environmental Laws, no portion of the Owned Real Property or Leased Premises is being used, has been used by Seller, or, to Seller’s knowledge, has been used by any other person, entity or organization for the purpose of or in any way involving the manufacture, processing, use, generation, release, discharge, spilling, emission, dumping, disposal, storage, treatment, processing or other handling of Hazardous Substances at, on, under or from the Owned Real Property or Leased Premises.

(2) The Nevada Franchise and Seller’s operations at the Owned Real Property and Leased Premises are in material compliance with all applicable Environmental Laws. To Seller’s Knowledge, the Owned Real Property and Leased Premises have at all times during Seller’s operations been in material compliance with all applicable Environmental Laws. To Seller’s Knowledge, there are no conditions resulting or arising from Seller’s operations or otherwise existing at the Owned Real Property or Leased Premises that have resulted in, or which with the giving of notice or the passage of time or both, could reasonably be expected to result in any liability or obligation, arising under Environmental Laws, of the Seller or the Nevada Franchise. Seller has not received any written notice of any actual or threatened liability or obligation arising under Environmental Laws and relating to the Owned Real Property or Leased Premises or the conduct of the Nevada Franchise.

(3) Seller has all material permits, licenses, authorizations and approvals necessary for the conduct of the Nevada Franchise and for the operations on, in or at the Owned Real Property and Leased Premises which are required under applicable Environmental Laws (collectively, the “Environmental Permits”). Seller, the Nevada Franchise, the Owned Real Property and Leased Premises are in material compliance with the terms and conditions of all such Environmental Permits.

(4) None of the matters disclosed in Schedule 6.16, individually or in the aggregate, is reasonably likely to have a material adverse affect on the Nevada Franchise, Owned Real Property or Leased Premises.

Section 6.17  CERTAIN INTELLECTUAL PROPERTY; PRIVACY.

(a) Seller’s practices with respect to the collection, storage, use and transfer of all personally identifiable information relating to the Nevada Franchise are and have always been in compliance in all material respects with (i) Seller’s then current privacy policies, and (ii) all applicable privacy, security and data storage laws and regulations. Seller has not received a notice of noncompliance relating to this Section 6.17.

(b) Seller has taken commercially reasonable measures to maintain and protect the confidential nature of personally identifiable information.

(c) Neither Seller nor any of its Affiliates owns or uses any proprietary software in connection with the operation of the Nevada Franchise.

(d) Seller’s use of the name “Interwest Mortgage” is lawful and does not infringe, misappropriate, violate or conflict with the rights of any third party.

Section 6.18  COMMUNITY REINVESTMENT COMPLIANCE.

Seller is in compliance in all material respects with the applicable provisions of the CRA and has received a CRA rating of “satisfactory” in its most recent exam under the CRA. Seller has no knowledge of the existence of any fact or circumstance or set of facts or circumstances which could be reasonably expected to result in Seller failing to be in compliance in all material respects with such provisions or having its current rating lowered.

Section 6.19  DEPOSIT AND LOAN DATA.

The amount, rate and accrued interest on Deposits and Loans as of June 30, 2009, and the past-due status of Loans as of June 30, 2009, provided by Seller to Purchaser in connection with the transactions contemplated by this Agreement was complete and accurate in all material respects as of the date so provided based on Seller’s books and records and the internal accounting procedures of Seller consistently applied.

Section 6.20  CERTAIN INFORMATION.

The information set forth in Schedule 6.20 relating to “direct non-interest income” and “direct non-interest expenses” as of March 31, 2009, was complete and accurate in all material respects as of such date based on Seller’s books and records and internal accounting policies of Seller.

Section 6.21  COMPLIANCE WITH LAWS.

The Banking Operations have been conducted, and are, in compliance in all material respects with all federal, state and local laws, regulations, and ordinances applicable thereto and neither the Seller nor any of its Affiliates has received any notices of any violation or alleged violation of any federal, state and local laws, regulations, and ordinances. Schedule 6.21 lists each consent, license, permit, grant or other authorization issued to Seller or any Employee or Excluded Employee by a Governmental Authority (i) pursuant to which Seller currently operates or holds any interest in any of its properties that constitute Transferred Assets or (ii) that is required for the operation of the Nevada Franchise as currently conducted (collectively, the “Permits”). The Permits are in full force and effect and Seller is in material compliance with the terms and conditions of all Permits.

Section 6.22  AFFILIATE TRANSACTIONS

Except as set forth on Schedule 6.22(a), none of the officers and directors of any Seller and, to Seller’s Knowledge, none of the Key Employees or any member of the immediate families of any such officer, director, or Key Employee, is a party to, or to Seller’s Knowledge, otherwise directly or indirectly interested in, any agreement, contract or transaction that constitutes a Transferred Asset or a Transferred Liability or by which any of the Transferred Assets may be bound or affected, except for (a) normal compensation for services as an officer, director or Key Employee and (b) normal and customary banking services generally offered to all employees. To Seller’s Knowledge, except as set forth on Schedule 6.22(b), none of such officers, directors, or Key Employees or immediate family members has any interest in any property, real or personal, tangible or intangible (including any Intellectual Property Rights) that is used in, or that relates to, the Nevada Franchise. “Key Employee” means any Employee or Excluded Employee whose annual base salary is more than $110,000.

Section 6.23  [INTENTIONALLY OMITTED].

Section 6.24  [INTENTIONALLY OMITTED].

Section 6.25  LIMITATION OF REPRESENTATIONS AND WARRANTIES.

Except as is expressly represented or warranted in this Agreement, neither Seller nor any Affiliate of Seller makes any representation or warranty whatsoever with regard to any asset being transferred to Purchaser or any liability or obligation being assumed by Purchaser or as to any other matter or thing.

Article VII.

REPRESENTATIONS AND WARRANTIES OF PURCHASER

The parties acknowledge and agree that the Regulatory Approvals are required in order to permit Purchaser to assign its rights hereunder to a FDIC insured Nevada chartered bank that will consummate the transactions contemplated hereby, including, but not limited to, approval of the Purchaser’s acquisition of the FDIC-insured, Nevada-chartered bank prior to the Effective Time. Subject to the foregoing, Purchaser represents and warrants to Seller as follows:

Section 7.1  CORPORATE ORGANIZATION; CORPORATE AUTHORITY.

Purchaser is a corporation duly organized, validly existing and in good standing under the laws of Delaware. Purchaser has the corporate power and authority corporate power to own its properties and to conduct its business as currently being conducted, execute and deliver this Agreement and related documents and, subject to the receipt of the Purchaser Stockholder Approval, effect the transactions contemplated herein. Except for the Purchaser Stockholder Approval, no further corporate authorization is necessary for Purchaser to consummate the transactions contemplated hereunder.

Section 7.2  NO VIOLATION.

Assuming receipt of the required approvals referenced under Section 7.6 and the Purchaser Stockholder Approval, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated herein will violate or conflict with or result in any material violation of or material default under (with or without notice or lapse of time, or both) or give rise to a right of termination, cancellation, modification or acceleration of any material obligation or loss of any material benefit under, or result in the imposition or creation of any Lien upon any material assets of the Purchaser under (a) the charter or bylaws of Purchaser, (b) any material agreement or any other material restriction of any kind to which Purchaser is a party or by which Purchaser is bound, (c) any statute, law, decree, regulation or order of any Governmental Authority, or (d) any material provision which will result in a default under, or cause the acceleration of the maturity of, any material obligation or loan to which Purchaser is a party.

Section 7.3  ENFORCEABLE AGREEMENT.

This Agreement has been, and each of the other agreements the execution and delivery of which is contemplated hereby to which the Purchaser is a party will be at the Closing, duly executed and delivered by Purchaser and, upon execution and delivery by Seller, will be the legal, valid, and binding agreement of Purchaser, enforceable in accordance with its terms, except may be limited by bankruptcy, insolvency, or similar laws affecting creditors’ rights and remedies or by equitable principles of general applicability.

Section 7.4  NO BROKER.

Except as set forth in Schedule 7.4, all negotiations relative to this Agreement and the transactions contemplated hereby have been carried on by Purchaser and Seller and there has been no participation or intervention by any other Person, firm, or corporation employed or engaged by or on behalf of Purchaser in such a manner as to give rise to any claim against Seller or Purchaser for a brokerage commission, finder’s fee, or like commission.

Section 7.5  LITIGATION AND REGULATORY PROCEEDINGS.

There is no material action, cause of action, complaint, claim, suit or proceeding, pending or, to Purchaser’s Knowledge, threatened, against Purchaser, whether at law or in equity or before or by a Governmental Authority. No Governmental Authority has notified Purchaser that it would oppose or not approve or consent to the transactions contemplated by this Agreement, and Purchaser has no Knowledge of any fact or circumstance that would reasonably be likely to provide a basis for any such opposition, disapproval or lack of consent. Neither Purchaser nor any of its Affiliates is a party to any written order, decree, agreement or memorandum of understanding with, or commitment letter or similar submission to, any Governmental Authority charged with the supervision or regulation of depository institutions, nor has Purchaser been advised by any such agency or authority that it is contemplating issuing or requesting any such order, decree, agreement, memorandum of understanding, commitment letter or submission, in each case which, individually or in the aggregate, would materially and adversely affect the ability of Purchaser to consummate the transactions contemplated by this Agreement.

Section 7.6  CONSENTS AND APPROVALS.

Except for required Regulatory Approvals set forth in Schedule 7.6, no consent, approval, filing or registration with any third Person or any public body, agency or authority are required of Purchaser in connection with Purchaser’s consummation of the transactions contemplated by this Agreement, other than what may be required as a result of any fact or circumstance relating solely to Seller. Purchaser has no reason to believe that it will not be able to obtain all required Regulatory Approvals in a prompt and timely manner.

Section 7.7  REGULATORY CAPITAL AND CONDITION.

To Purchaser’s Knowledge, there is no reasonable basis for Purchaser to believe that it will be unable to obtain the required Regulatory Approvals for the transactions contemplated by this Agreement as a result of its regulatory capital requirements. As of the date of this Agreement, there is no pending or threatened legal or governmental proceeding against Purchaser or any Affiliate that would affect Purchaser’s ability to obtain the required Regulatory Approvals or satisfy any of the other conditions required to be satisfied in order to consummate any of the transactions contemplated by this Agreement.

Section 7.8  FINANCING.

Purchaser will have not later than the close of business on the day prior to the Effective Time sufficient funds available to consummate the transactions contemplated hereby, including funds to make any payment pursuant to Section 2.2.

Section 7.9  INTENTIONALLY OMITTED.

Section 7.10  PURCHASER’S KNOWLEDGE AND EXPERIENCE.

As a result of its due diligence investigation and general experience and industry knowledge, Purchaser is knowledgeable about the Transferred Assets, the Transferred Liabilities, and the business and operations of the Nevada Franchise. Purchaser has such knowledge and experience in financial and business matters and specifically the banking industry and the Banking Operations of the Nevada Franchise that Purchaser is capable of evaluating the merits and risks of such purchase. Notwithstanding the foregoing, nothing shall limit Purchaser’s ability to rely on the representations and warranties made to it by Seller or any of its representatives in this Agreement or any Related Document.

Article VIII.

OBLIGATIONS OF PARTIES PRIOR TO AND AFTER EFFECTIVE TIME

Section 8.1  FULL ACCESS.

(a) Until the Closing Date, Seller shall afford to the officers and authorized representatives of Purchaser, upon prior notice and subject to Seller’s normal security requirements, commercially reasonable access to the properties, books, and records pertaining to the Banking Operations, specifically including but not limited to all books and records relating to the Deposit Liabilities, the Loans, the Owned Real Property, the Leased Premises, the Personal Property and the Financial Statements, in order that Purchaser may have full opportunity to conduct a pre-closing audit of the Loans and make reasonable investigations and to engage in operational planning, at reasonable times, without materially interfering with the normal conduct of the Banking Operations or the affairs of Seller. Seller will cooperate with Purchaser to the extent reasonably requested and legally permissible to provide Purchaser with information about Employees and a reasonable opportunity to meet with Employees; provided, however, that Seller shall control the timing and manner of all of Purchaser’s contacts with Employees and Purchaser shall not initiate contact with Employees without the express consent of Seller, which consent shall not be unreasonably withheld or delayed. Nothing in this Section shall require Seller to provide access to or disclose information where such access or disclosure would violate the rights of customers, including any privacy law, result in the loss of any attorney-client privilege or contravene any law, rule, regulation, order, judgment, decree, fiduciary duty or binding agreement entered into prior to the date of this Agreement. The parties hereto shall make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply.

(b) Between the date hereof and the Closing Date, the parties shall meet on a weekly basis to discuss matters relating to the Banking Operations (including credit quality and related issues), customer communications, employee matters and other issues relating to the Nevada Franchise and the transactions contemplated hereby to the extent permitted by applicable law. In addition, Seller shall provide to Purchaser weekly reports regarding the Loans and Deposits, as well as weekly asset quality reports as reasonably requested by Purchaser, including but not limited to watch loans, past due reports, non-performing assets, charge-offs, risk rating distribution, portfolio growth, industry and product concentrations and composition, and changes to off-balance sheet exposures.

(c) Any information discovered, disclosed or revealed pursuant to Section 2.8, 2.9, or 2.13, Article IV, or this Section, or otherwise disclosed in connection with entering into or performing the covenants and agreements contemplated under this Agreement, shall be subject to the provisions of the Confidentiality Agreement.

(d) Seller will and will use commercially reasonable efforts to cause its auditors, PriceWaterhouseCoopers, to (a) continue to provide Purchaser and its advisors access to all of the Seller’s information used in the preparation of the Financial Statements and (b) cooperate fully with any reviews performed by Purchaser or its advisors of any such financial statements or information.

Section 8.2  APPLICATION FOR APPROVAL.

(a) As soon as practicable following the execution of this Agreement, and, in any event, within 30 days of the date of this Agreement, Purchaser shall have prepared and have filed applications and notices relating to the Regulatory Approvals applicable to Purchaser. Purchaser will process such applications as promptly as reasonably practicable and provide Seller promptly with a copy of such applications as filed (except for any confidential portions thereof) and all material notices, orders, opinions, correspondence, and other documents with respect thereto, and to use its commercially reasonable best efforts to obtain all such Regulatory Approvals. Purchaser shall promptly notify Seller upon receipt by Purchaser of notification that any application provided for hereunder has been accepted or denied. Seller shall provide such cooperation and information reasonably requested by Purchaser in connection with Purchaser’s compliance with the requirements of the applicable regulatory authorities.

(b) As soon as practicable following the execution of this Agreement, and, in any event, within 30 days of the date of this Agreement, Seller shall have prepared and have filed applications and notices relating to the Regulatory Approvals applicable to Seller. Seller will process such applications as promptly as reasonably practicable and provide Purchaser promptly with a copy of such applications as filed (except for any confidential portions thereof) and all material notices, orders, opinions, correspondence, and other documents with respect thereto, and to use its best efforts to obtain all such Regulatory Approvals.

(c) The parties shall use their commercially reasonable best efforts to (i) cooperate in all respects with each other in connection with any filing or submission and in connection with any investigation or other inquiry relating to the Regulatory Approvals, including but not limited to Seller and Purchaser cooperating and using commercially reasonable best efforts to make, on a timely basis, all registrations, filings and applications with, give all notices to, and obtain any approvals, orders, qualifications and waivers from a Governmental Authority necessary for the consummation of the transactions contemplated hereby; provided, however, that, except as otherwise set forth herein, neither Seller or any of its Affiliates nor Purchaser or any of its Affiliates shall be required to commence or be a plaintiff in any litigation or offer or grant any material accommodation (financial or otherwise) to any Person in connection with any such registration, filing, application, notice, approval, order, qualification or waiver, (ii) subject to applicable law, permit the other party to review and discuss in advance, and consider in good faith the views of the other in connection with, any proposed written or material oral communication (or other correspondence or memoranda) between it and any Governmental

Authority, provided that either party may exclude any information it believes in good faith to be confidential, and (iii) promptly inform each other of and supply to such other party any communication (or other correspondence or memoranda) received by such party from, or given by such party to, the FDIC, the Board of Governors of the Federal Reserve System (the “Federal Reserve Board”), the Nevada FID and any other state agency governing financial institutions or any other Governmental Authority, in each case regarding any of the transactions contemplated hereby, provided that either party may exclude any information it believes in good faith to be confidential.

(d) In furtherance and not in limitation of the parties obligations hereunder, if any objection is asserted with respect to the transactions contemplated hereby under any antitrust or competition law, Purchaser will use its commercially reasonable best efforts to resolve any antitrust concerns, federal, state, foreign or private, obtain all Regulatory Approvals and obtain termination of any applicable waiting periods and the termination of any outstanding federal or state judicial or administrative orders prohibiting the Closing so as to permit the prompt completion of the transactions contemplated hereby, including selling, holding separate or otherwise disposing of or conducting its business and the business of the Nevada Franchise in a specified manner, or agreeing to sell, hold separate or otherwise dispose of or conduct its business and the business of the Nevada Franchise in a specified manner, or permitting the sale, holding separate or other disposition of, any of the Transferred Assets or Transferred Liabilities or any assets or liabilities of Purchaser, or any combination of the foregoing, or such other required action (any such actions, “Regulatory Actions”).

(e) The parties acknowledge and agree that the transactions contemplated by this Agreement are exempt from the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”) pursuant to 15 U.S.C. § 18a(c)(7) as a transaction subject to Federal Reserve approval under 12 U.S.C. § 1842.

Section 8.3  CONDUCT OF BUSINESS.

Except as provided in this Agreement or as may otherwise be agreed upon by Purchaser, (a) Seller will continue to conduct the Banking Operations (including Deposit and Loan pricing) until the Closing in the ordinary course of business consistent with past practices, and (b) Seller shall not:

(i) (x) increase or agree to increase the salary, remuneration, severance or compensation of, or accrue or pay any bonus to, any Employee (other than (1) normal individual increases in salary, bonuses, remuneration, or compensation to Employees whose annual base salary is less than $100,000 in the ordinary course of business consistent with past practice, (2) increases or payments required pursuant to agreements outstanding on the date hereof, including pursuant to any existing severance, retention or bonus program, and (3) any other changes to the extent required by applicable law), or (y) hire or engage any Employees, consultants or contractors, or encourage any Employees, consultants or contractors to resign from Seller or any of its subsidiaries, or promote any Employees or change the employment status or titles of any Employees.

(ii) sell, lease, transfer, assign, encumber or otherwise dispose of or enter into any contract, lease, agreement or understanding to sell, lease, transfer, assign, encumber, subject to a Lien or dispose of, any of the Transferred Assets;

(iii) make or agree to make any material improvement to any Owned Real Property or Leased Premises, except with respect to commitments for such made prior to the date hereof and set forth on Schedule 8.3(b)(iii) and for normal maintenance or refurbishing made in the ordinary course of business;

(iv) file any application or give any notice to relocate or close any Branch or ATM or relocate or close or, absent an emergency situation requiring such action, suspend operations at any Branch or ATM (in which event such suspension shall be permitted only for the duration of such emergency);

(v) subject to Section 4.6, amend, terminate or extend in any material respect any Real Property Lease, Personal Property Lease, Software License or Assumed Contract without the prior written consent of Purchaser (other than to the extent any amendment is required to transfer any Personal Property Lease, Software License or Assumed Contract to Purchaser pursuant to Article II and, in the case of a termination that is the result of the expiration of the term pursuant to the terms of such agreement);

(vi) take, or permit any Affiliate to take, any action impairing in any material respect Seller’s rights in any Deposit Liabilities or Transferred Assets, waive any material right, whether in equity or at law, that it has with respect to any such Loan or Pipe-Line Loan (other than collection and work-out procedures undertaken in accordance with Seller’s normal and customary practices relating thereto), or amend, terminate or extend any Loan or Pipe-Line Loan;

(vii) knowingly take, or permit any Affiliate to knowingly take, any action or knowingly fail to take, or permit any Affiliate to knowingly fail to take, any action that is intended to or is reasonably likely to cause any of the representations or warranties set forth in Article VI to be or become untrue;

(viii) increase its pricing on Deposits such that its rates exceed commercially reasonable rates paid in the counties included within the Nevada Franchise;

(ix) fail to follow Seller’s normal and customary practices and procedures regarding loan pricing, underwriting and recognition of charge-offs in a manner consistent with past practice;

(x) enter into, renew, modify or revise any agreement or transaction relating to the Banking Operations with any of its Affiliates;

(xi) fail to maintain the Transferred Assets in substantially their current state of repair, excepting normal wear and tear, or fail to replace consistent with Seller’s past practice inoperable, worn-out or obsolete or destroyed Transferred Assets;

(xii) make any changes in the accounting or tax principles, practices or methods used by the Seller or the application of those methods or principles, or any change in reserve amounts or policies; or

(xiii) agree with, or commit to, any Person to do any of the things described in the foregoing (i) through (xii) except as permitted hereunder.

Section 8.4  NO SOLICITATION OF CUSTOMERS BY PURCHASER PRIOR TO CLOSING.

Except as contemplated by this Agreement, at any time prior to the Closing Date, Purchaser will not, and will not permit any of its Affiliates, if any, to conduct any mass marketing or other form of solicitation, which is specifically targeted to induce customers whose Deposit Liabilities are to be assumed or whose Loans are to be acquired by Purchaser pursuant to this Agreement to discontinue or limit their account relationships with Seller or to conduct any media or customer solicitation activities outside of the ordinary course of business of Purchaser, consistent with past practice, which are specifically targeted to induce any such customers to discontinue or limit any such relationships, it being understood and agreed that the foregoing is not intended to prohibit general advertising or solicitations directed to the public generally or other similar activities conducted in the ordinary course of business of Purchaser, consistent with past practice.

Section 8.5  NO SOLICITATION BY SELLER.

For a period of one year following the Effective Time, Seller will not (a) establish a branch deposit and loan business in Nevada (the “Restricted Territory”) or (b) directly or indirectly, solicit deposits or loans, from customers whose Deposit Liabilities and/or Loans are assumed or acquired by Purchaser pursuant to this Agreement, except (i) as may occur in connection with mass media advertising and other forms of solicitations directed to the public generally outside of Nevada; (ii) to Persons who have a banking, lending or other business relationship outside of the Nevada Franchise with Seller or any of its Affiliates, and (iii) to Persons who have a banking, lending or other business relationship through any of Seller and its Affiliates’ operations outside the Restricted Territory that are not included as part of the Transferred Assets. The foregoing restrictions shall not prohibit Seller or any of its Affiliates from (A) engaging in the Restricted Territory in the lines of business excluded from the Transferred Assets, (B) extending credit to or accepting deposits from any Person in connection with the banking business outside of the Restricted Territory of Seller or any of its Affiliates, and (C) any presence or activities of Seller in the Restricted Territory in connection with deposit liabilities that were a part of the Nevada Franchise prior to the Effective Time and not assumed by Purchaser. It shall not be a violation of this Section to take deposits or make loans where such deposits and/or loans have not been solicited in violation of this Section. In addition, the restrictions contained in this Section shall not be binding upon or apply to any Person who merges, consolidates, or otherwise becomes affiliated with Seller, or any of such Persons’ Affiliates or successors, as a result of a business combination transaction with or acquisition of or by Seller or any of its Affiliates, if such transaction was not undertaken for the primary purpose of re-entering the retail and corporate branch banking business in the Restricted Territory.

Section 8.6  EFFORTS TO CONSUMMATE; FURTHER ASSURANCES.

The parties will use all commercially reasonable best efforts to satisfy or cause to be satisfied as soon as practicable their respective obligations hereunder and the conditions precedent to Closing. In furtherance of the foregoing, Seller shall use commercially reasonable best efforts to obtain evidence of the release contemplated by Section 10.7. BancGroup and Seller shall, and shall cause any of their respective Affiliates to, execute any agreement, instrument, certificate or other document and take any other action required to consummate the transactions contemplated hereby. After the Effective Time, BancGroup and Seller will, and will cause their respective Affiliates to, duly execute and deliver such assignments, bills of sale, deeds, acknowledgments and other instruments of conveyance and transfer as shall at any time be necessary or appropriate to vest in Purchaser the full legal and equitable title to the Transferred Assets.

Section 8.7  FEES AND EXPENSES.

Unless expressly stated to the contrary in this Agreement, each of Seller and Purchaser will assume and pay for the expenses it incurs with respect to the purchase and sale of the Transferred Assets and the assumption of the Transferred Liabilities under this Agreement, including, without limitation, its own attorneys’ and accountants’ fees and expenses; provided, however, that (a) Purchaser shall be responsible for all fees and expenses associated with the application process for the Regulatory Approvals applicable to Purchaser, (b) Seller shall be responsible for all fees and expenses associated with the application process for the Regulatory Approvals applicable to Seller, (c) Seller shall pay all fees and expenses incurred in connection with obtaining the consents and approvals of other third Persons, such as lessors under the Real Property Leases, (d) Seller shall be responsible for the costs of providing the Title Commitment, (e) Seller shall be responsible for the costs, charges and expenses relating to all title examinations, title search fees, surveys, (f) Purchaser shall be responsible for the costs, charges and expenses relating to title insurance (including but not limited to premiums and the costs of any endorsements), (g) Purchaser and Seller shall share equally the costs and expenses of documentary stamp taxes, intangible taxes, including, without limitation, software license and transfer fees, recording fees, transfer fees, sales and use and other transfer taxes; provided, however that any such costs and expenses that are payable or arise as a result of any transfer or assignment to Seller in order to clarify chain of title shall be borne solely by Seller, and (h) Purchaser shall be responsible for all costs and expenses associated with the transfer or perfection of any security interests or liens securing Loans and related motor vehicles transferred hereunder.

Section 8.8  THIRD PERSON CONSENTS.

(a) Seller shall use its commercially reasonable best efforts to obtain any consents to the assignment of the Transferred Assets required under the terms thereof in connection with the consummation of the transactions contemplated hereby. If any such required consent for any Real Property Lease shall not have been obtained prior to the Closing and such receipt of such consent has been waived, in writing, by Purchaser, then, notwithstanding any other provision hereof, the applicable Real Property Lease shall not be assigned to Purchaser at Closing (and the Purchase Price and the Closing Date Payment Amount shall be reduced by the Net Book Value thereof at the Closing) but all other Transferred Assets and Transferred Liabilities associated with the relevant Leased Premises shall nevertheless be transferred to Purchaser at the Closing and the parties shall negotiate in good faith and Seller and Purchaser shall use commercially reasonable best efforts to make alternative arrangements reasonably satisfactory to Purchaser and Seller that provide Purchaser, to the maximum extent reasonably possible, the benefits and obligations of the underlying Leased Premises in a manner that does not violate the applicable Real Property Lease (for the same cost to Purchaser as would have applied to Purchaser as tenant thereunder if the relevant consent had been obtained and such Real Property Lease was assumed by Purchaser). If any alternative arrangement is implemented between Seller and Purchaser at or prior to the Closing, the parties shall continue after the Closing to exercise commercially reasonable best efforts to obtain the related consents which could not be obtained prior to the Closing, and if such consent is obtained, Seller shall assign to Purchaser the applicable Real Property Lease pursuant to the terms of this Agreement applicable to leases assigned at the Closing and the parties shall restructure the applicable alternative arrangement and Purchaser shall pay Seller any consideration for the lease assignment which Seller would have received had the lease been assigned at the Closing.

(b) Seller shall use its commercially reasonable best efforts to obtain from the parties to any Assumed Contract, Software License or Personal Property Lease to be transferred hereunder, any consent to the assignment of any such Assumed Contract, Software License or Personal Property Lease required under the terms thereof in connection with the consummation of the transactions contemplated hereby. Any transfer under this Agreement of any such contract, agreement, license, or lease shall be made subject to such consent, approval or substitution being obtained.

Section 8.9  INSURANCE.

Seller will maintain in effect until the Closing Date all casualty and public liability policies relating to the Owned Real Property and Leased Premises and the activities conducted thereon and maintained by Seller on the date hereof or procure comparable replacement policies and maintain such replacement policies in effect until the Effective Time. As of the Effective Time, Seller’s insurance coverage shall cease, and from and after the Effective Time Purchaser shall be responsible for all insurance protection for the Owned Real Property and Leased Premises and the activities conducted thereon from and after the Effective Time.

Section 8.10  PUBLIC ANNOUNCEMENTS.

Other than the mutually agreed upon press releases and other materials to be issued upon the announcement of this Agreement, with respect to which the parties shall cooperate in good faith to jointly prepare, from and after the date hereof neither Seller nor Purchaser shall make any public announcement or public comment regarding this Agreement or the transactions contemplated herein without the prior written consent of the other party (which consent shall not be unreasonably withheld, conditioned, or delayed), unless and only to the extent that (i) the furnishing or use of such information is required in making any filing or obtaining any consent or approval required for the consummation of the transactions contemplated hereunder or (ii) the furnishing or use of such information is required by applicable law, legal proceedings or the rules or regulations of the SEC, the Nasdaq National Market or the New York Stock Exchange. Further, Seller and Purchaser acknowledge the sensitivity of this transaction to the Employees and agree that, until the Effective Time, no announcement or communication with the Employees (other than communications (a) by Seller that do not relate to the transaction contemplated hereby or (b) required or permitted pursuant to this Agreement) shall be made without the prior consent of the other party, which consent shall not be unreasonably withheld or delayed; provided, however, that Purchaser shall not be prohibited from contacting those persons listed on Schedule 8.10 in connection with all matters related to this Agreement or the transactions contemplated herein.

Section 8.11  TAX REPORTING.

Seller shall comply with all tax reporting obligations in connection with the Transferred Assets and the Transferred Liabilities relating to periods on or before the Effective Time, and Purchaser shall comply with all tax reporting obligations with respect to the Transferred Assets and the Transferred Liabilities relating to periods after the Effective Time.

Section 8.12  ADVICE OF CHANGES.

Each of Seller and Purchaser shall each promptly advise the other party of any change or event (a) has had or would reasonably be expected to have a Seller Material Adverse Effect or Purchaser Material Adverse Effect, respectively, (b) which it believes would or would be reasonably likely to cause or constitute a material breach of any of its representations, warranties or covenants contained herein, or (c) which it believes would or would be reasonably likely to cause any of the conditions set forth in Article IX or X not being satisfied; provided that a breach of this Section shall not be considered for purposes of determining the satisfaction of the closing conditions set forth in Section 9.1, 9.2, 10.1, or 10.2, or give rise to a right of termination under Article XI, if the underlying breach or breaches with respect to which the other party failed to give notice would not result in the failure of the closing conditions set forth in Section 9.1 or 9.2, in the case of a termination by Purchaser, or in Section 10.1 or 10.2, in the case of a termination by Seller, to be satisfied.

Section 8.13  DEPOSITS.

Seller shall deliver to Purchaser on the Closing Date, a list in electronic format reasonably acceptable to Purchaser of all Deposits, as of such date, and the name, address and social security numbers of the applicable Deposit holder.

Section 8.14  PHYSICAL DAMAGE TO REAL PROPERTY.

(a) In the event of any physical damage or destruction, other than ordinary wear and tear, to any parcel of the Owned Real Property or any parcel of the Ground Leased Property, at the election of Purchaser, either (a) Seller shall prior to the Closing Date repair such damage or destruction to return such property to its condition prior to such damage or destruction, (b) the Property Price of such parcel of the Owned Real Property or any parcel of the Ground Leased Property shall be adjusted in the same manner described in Section 2.13 with respect to Defect Reduction Amounts or (c) Seller shall pay to Purchaser an amount equal to the sum of (x) the insurance proceeds received by Seller with respect to such damage or destruction, (y) any applicable deductible amount, and (z) such additional amount as may be required to repair such damage or destruction to return such property to its condition prior to such damage or destruction, or, if the damage or destruction is not reasonably capable of repair, to reflect the difference between the amounts paid under the preceding clauses (x) and (y) and the Property Price of the applicable parcel of the Owned Real Property or any parcel of the Ground Leased Property.

(b) Notwithstanding the foregoing provisions of Section 8.14(a), in the event of any physical damage or destruction to any parcel of the Owned Real Property and/or any parcel of Ground Leased Property which is not repaired by Seller prior to the Closing Date, if the time to repair such damage or destruction to return such property to its condition prior to such damage or destruction is reasonably estimated to be more than 150 days, then Purchaser shall, at its option and in its sole discretion, have the right to (i) elect to accept such parcel of the Owned Real Property and/or such parcel of Ground Leased Property in its damaged condition, and either (1) the Property Price reduction contemplated by clause (b) of Section 8.14(a), or (2) Seller’s payment as contemplated by clause (c) of Section 8.14(a), or (ii) reject such parcel of the Owned Real Property and/or parcel of the Ground Leased Property, in which event, (1) such Owned Real Property and/or Ground Leased Property (and the related Real Property Lease and Leased Premises) shall be deemed an Excluded Asset and (2) the Purchase Price shall be reduced by the Acquisition Value of such Owned Real Property and/or Ground Leased Property (and the related Real Property Lease and Leased Premises).

(c) In the event of any physical damage or destruction to any Leased Premises that does not constitute a Ground Leased Property, if the time to repair such damage or destruction to return such property to its condition prior to such damage or destruction is reasonably estimated to be more than 150 days, then Purchaser shall, at its option and in its sole discretion, have the right to (i) elect to accept such Leased Premises in its damaged condition, in which event, Seller shall pay to Purchaser an amount equal to the sum of (x) the insurance proceeds received by Seller with respect to such damage or destruction, and (y) any applicable deductible amount, or (ii) reject such Leased Premises, in which event, (1) such Leased Premises and the related Real Property Lease shall be deemed an Excluded Asset and (2) the Purchase Price shall be reduced by the Acquisition Value of such Leased Premises and the related Real Property Lease. In the event of any physical damage or destruction to any Leased Premises that does not constitute a Ground Leased Property, if the time to repair such damage or destruction to return such property to its condition prior to such damage or destruction is reasonably estimated to be 150 days or less, then Purchaser shall accept such Leased Property in its damaged condition and Seller shall pay to Purchaser an amount equal to the sum of (x) the insurance proceeds received by Seller with respect to such damage or destruction, and (y) any applicable deductible amount.

(d) In the event an Owned Real Property or Leased Premises is affected by a condemnation, taking or eminent domain proceeding prior to the Closing Date, and the effect of such condemnation, taking or eminent domain would reasonably be expected to materially interfere with the use of the applicable Owned Branch or

Leased Branch, as the case may be, as a bank branch operated in the manner it is currently operated, then Purchaser shall, at its option and in its sole discretion, have the right to (i) elect to accept such Owned Real Property or Leased Premises subject to such condemnation, taking or eminent domain proceeding, in which event, Seller shall pay to Purchaser any award paid to Seller with respect thereto and assign to Purchaser all of Seller’s right, title and interest in and to any future award and the right to appear in, litigate and settle any claim before the applicable Governmental Authority, or (ii) reject such Owned Real Property or Leased Premises, in which event, (1) such Owned Real Property or Leased Premises (and the related Real Property Lease) shall be deemed an Excluded Asset and (2) the Purchase Price shall be reduced by the Acquisition Value of such Leased Premises and the related Real Property Lease.

(e) This Section 8.14 is intended as an express provision with respect to casualty and condemnation of the Owned Real Property and Leased Premises which supersedes the provisions of the Nevada Uniform Vendor and Purchaser Risk Act.

Section 8.15  EXCLUSIVITY.

Seller and its Affiliates will not (i) solicit, initiate, or encourage the submission of any proposal or offer from any Person relating to the acquisition of any substantial portion of the assets of the Nevada Franchise or any other transaction that may be inconsistent with or that may have an adverse effect upon the Seller’s ability to timely consummate the transactions contemplated hereby or (ii) participate in any discussions or negotiations regarding, furnish any information with respect to, assist or participate in, or facilitate in any other manner any effort or attempt by any Person to do or seek any of the foregoing; provided, however, that this Section 8.15 shall not apply if any Progress Threshold is not met.

Section 8.16  PROXY STATEMENT; PURCHASER’S STOCKHOLDERS MEETING.

(a) As promptly as practicable after the date of this Agreement, Purchaser shall have prepared and filed the proxy statement of Purchaser to be filed with the SEC (as such proxy statement is amended or supplemented, the “Proxy Statement”) for the purpose of soliciting proxies from the holders of Purchaser Common Stock to obtain the requisite approval of the transactions contemplated hereby and the other matters to be voted on at a meeting of the holders of Purchaser Common Stock to be called and held for such purpose (the “Purchaser Stockholders’ Meeting”). As promptly as practicable after the date of this Agreement, Purchaser shall prepare and file and shall continue to prepare and file any other filings required under the Exchange Act, the Securities Act or any other laws relating to the transactions contemplated hereby (collectively, the “Other Filings”). Purchaser shall notify Seller promptly upon the receipt of any comments from the SEC or its staff and of any request by the SEC or its staff or any other Governmental Authority for amendments or supplements to the Proxy Statement or any Other Filing or for additional information. As promptly as practicable after receipt thereof, Purchaser shall provide Seller and its counsel with copies of all written correspondence between Purchaser or any of its representatives, on the one hand, and the SEC, or its staff or other government officials, on the other hand, with respect to the Proxy Statement or any Other Filing. Purchaser shall permit Seller and its counsel to participate in the preparation of the Proxy Statement and any exhibits, amendment or supplement thereto and shall consult with Seller and its advisors concerning any comments from the SEC with respect thereto and shall not have filed and shall not file the Proxy Statement or any exhibits, amendment or supplement thereto or any response letters to any comments from the SEC without the prior written consent of Seller, with such consent not to be unreasonably withheld or delayed. Purchaser agrees that the Proxy Statement and the Other Filings will comply in all material respects with all applicable laws and the rules and regulations promulgated thereunder. Whenever any event occurred or occurs which would reasonably be expected to result in the Proxy Statement containing any untrue statement of a material fact or omitting to state a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading, Purchaser or Seller, as the case may be, shall inform promptly the other party of such occurrence and cooperate in filing with the SEC or its staff or any other government officials, and/or mailing to stockholders of Purchaser, an amendment or supplement to the Proxy Statement. The Proxy Statement will be sent to the stockholders of Purchaser for the purpose of soliciting proxies from holders of Purchaser Common Stock to vote at the Purchaser Stockholders’ Meeting in favor of, among other things, this Agreement, the consummation of the transactions contemplated hereby, and such other business as may properly come before the meeting or any adjournment or postponement thereof, as set forth in the Proxy Statement.

(b) Purchaser shall comply, and Seller shall provide Purchaser, as promptly as reasonably practicable, with such information concerning the Seller and the Nevada Franchise reasonably requested by Purchaser or requested by the SEC, including but not limited to the Financial Statements, along with all such other information that is necessary for the information concerning the Seller and the Nevada Franchise in the Proxy Statement and the Other Filings to comply with all applicable provisions of and rules under the Exchange Act, all applicable provisions of the DGCL and any other informational requirements set forth in Regulation S-X, Regulation S-K or any other informational requirements promulgated or otherwise requested by the SEC in the preparation, filing and distribution of the Proxy Statement, the solicitation of proxies thereunder, and the calling and holding of the Purchaser Stockholders’ Meeting.

(c) The information relating to the Seller and the Nevada Franchise furnished in writing by the Seller for inclusion in the Proxy Statement for the Purchaser Stockholders’ Meeting will not, as of the date such information is provided, contain any statement which, at such time and in light of the circumstances under which it is made, is false or misleading with respect to any material fact, or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not false or misleading, and all financial, statistical, market and industry related information as it relates to the Seller and the Nevada Franchise will fairly and accurately present the Seller and the Nevada Franchise and will be based on or derived from sources that the Seller believes to be reliable and accurate in all material respects (the “Information Standard”). Seller will promptly update such information should it become aware of any material change and, promptly upon the request of Purchaser, confirm that such information satisfies the Information Standard as of a subsequent date.

(d) As soon as reasonably practicable following its approval by the SEC, Purchaser shall distribute the Proxy Statement to the holders of Purchaser Common Stock and, pursuant thereto, shall call the Purchaser Stockholders’ Meeting in accordance with the DGCL and, subject to the other provisions of this Agreement, solicit proxies from such holders to vote in favor of the adoption of this Agreement and the approval of the transactions contemplated hereby.

(e) Subject to the fiduciary duties of its board of directors, Purchaser shall include in the Proxy Statement the recommendation of its board of directors that the holders of Purchaser Common Stock vote in favor of, among other things, this Agreement and the consummation of the transactions contemplated hereby, and shall otherwise use commercially reasonable best efforts to obtain the Purchaser Stockholder Approval.

Section 8.17  FINANCIAL STATEMENTS.

Seller shall use best efforts to provide the Financial Statements and other financial information for the Transferred Assets and Transferred Liabilities as promptly as practicable after the date hereof, but in no event later than July 31, 2009, for inclusion in the Proxy Statement. Seller agrees that such Financial Statements and other financial information as provided by Seller to be included in the Proxy Statement shall be in compliance with the applicable requirements of the SEC rules and regulations, including Regulation S-X and Regulation S-K, except for any relief outlined in the letter from the SEC attached as Schedule 8.17 hereto, and when delivered to Purchaser, such Financial Statements shall be accompanied by a certificate to that effect, signed by the chief financial officer of BancGroup.

Section 8.18  FORM 8-K FILINGS.

Purchaser and Seller shall cooperate in good faith with respect to the preparation of, and as promptly as practicable after the execution of this Agreement, Purchaser and BancGroup shall file with the SEC, Current Reports on Form 8-K pursuant to the Exchange Act to report the execution of this Agreement. Purchaser and Seller shall cooperate in good faith with respect to the preparation of, and at least five days prior to the Closing, each party shall prepare a draft Form 8-K announcing the Closing, together with, or incorporating by reference, the financial statements prepared by Seller and its accountant (“Transaction Form 8-K”). Prior to Closing, Purchaser and Seller shall prepare the press release announcing the consummation of the transactions contemplated hereby (“Press Release”). Simultaneously with the Closing, the Purchaser shall file the Transaction Form 8-K with the SEC and distribute the Press Release.

Section 8.19  ACKNOWLEDGMENT BY SELLER.

Seller hereby acknowledges that the aggregate gross proceeds from Purchaser’s initial public offering (“IPO”), including the proceeds received upon the consummation of the exercise of the over-allotment option, the proceeds received from a private placement that closed simultaneously with the first closing of the IPO and any accrued interest not released to Purchaser in accordance with the terms of the IPO, was placed in a trust account (the “Trust Account”) for the benefit of Purchaser’s public stockholders. Seller further hereby acknowledges and agrees that Seller does not have any right, title, interest or claim of any kind in or to any monies in the Trust Account established by Purchaser and hereby waives any right, title, interest and claim Seller may have in the future as a result of, or arising out of, any negotiations, contracts or agreements with Purchaser and will not seek recourse against the Trust Account for any reason whatsoever.

Section 8.20  NO SECURITIES TRANSACTIONS

Neither the Seller nor any of its Affiliates, directly or indirectly, shall engage in any transactions involving the securities of Purchaser prior to the time of the making of a public announcement of the transactions contemplated by this Agreement. Seller shall use commercially reasonable best efforts to require each of its officers, directors, employees, agents, advisors, contractors, associates, clients, customers and representatives, to comply with the foregoing requirement.

Section 8.21  DISCLOSURE OF CERTAIN MATTERS

Each of Purchaser and Seller will provide the other with prompt written notice of any event, development or condition that (a) would cause any of the conditions set forth in Article IX or Article X hereof will not be satisfied or (b) would require any amendment or supplement to the Proxy Statement.

Section 8.22  SIGNAGE NAMING RIGHTS

Purchaser shall use its commercially reasonable efforts to cease using the name “Colonial Bank” on any signage; provided, however, that Purchaser shall not be required to cease such use where it has the right to exercise naming rights for properties other than a Branch (for example, shopping center and building naming rights) if the costs and expense to change such signage would be at Purchaser’s expense.

Section 8.23  TRANSITION SERVICES

From and after the Closing, Seller agrees to provide such services and other assistance reasonably necessary to permit Purchaser to operate the Nevada Franchise, the Transferred Assets and the Transferred Liabilities in a manner consistent with the Seller’s operations of the same prior to the Closing, excluding those services set forth on Schedule 8.23 (the “Post-Closing Services”), and Purchaser agrees to reimburse Seller for any out of pocket costs and expenses incurred in connection with the provision of such Post-Closing Services. In furtherance of the foregoing, Seller and Purchaser shall, in good faith, negotiate the terms of a transition services agreement setting forth the terms and conditions to apply to the Post-Closing Services (the “Transition Services Agreement”).

Section 8.24  REAL ESTATE COVENANTS

(a) Seller shall exercise the option to extend the term of the lease for the Fallon ATM Location prior to the earlier to occur of (i) the date such option expires pursuant to its terms and (ii) the Effective Time.

(b) Seller shall, at its sole cost and expense, use its commercially reasonable best efforts to (i) record, in the real property records for the applicable county, a memorandum of lease or sublease, as applicable, with respect to each of the Ground Leased Properties, executed by Seller and the applicable landlord, and acknowledged, which memorandum shall contain a legal description of each of the Ground Leased Properties and otherwise be in form and substance reasonably acceptable to Purchaser and the applicable title company, and (ii) in the case of the D’Andrea Ground Leased Property, also record, in the real property records for the applicable county, a memorandum of ground lease with respect to the D’Andrea Ground Leased Property, executed by the master landlord and master tenant and acknowledged, which memorandum shall contain a legal description of the D’Andrea Ground Leased Property and otherwise be in form and substance reasonably acceptable to Purchaser and the applicable title company.

(c) The Seller and Purchaser shall cooperate in good faith to request each landlord of any Ground Leased Property to cause such Ground Leased Property to be a separate legal parcel under Chapter 278 of the Nevada Revised Statutes. Any costs and expenses incurred by the Seller and Purchaser in connection with this sub-section (c) shall be borne equally by the Seller and the Purchaser.

(d) Seller shall use its commercially reasonable best efforts to obtain prior to the Closing an amendment to the Branch Lease with respect to the Blue Diamond Ranch Ground Leased Property, executed by Tenant and the applicable landlord, which deletes the following paragraph from Section 12.1 thereof: “Landlord shall have the option to terminate this Lease rather than approve the assignment thereof or to terminate this Lease with respect to the portion of the Premises proposed to be sublet rather than approve the subleasing thereof,” which amendment shall be in form and substance reasonably acceptable to Purchaser. Any costs and expenses incurred by the Seller or Purchaser in connection with this sub-section (d) shall be borne equally by the Seller and the Purchaser.

(e) Seller shall, as promptly as practicable, use its commercially reasonable best efforts to obtain an amendment to the Colonial Plaza Lease to delete Section 16.01(g) therefrom. Any costs and expenses incurred by the Seller and Purchaser in connection with this sub-section (e) shall be borne equally by the Seller and the Purchaser.

Article IX.

CONDITIONS TO PURCHASER’S OBLIGATIONS

The obligation of Purchaser to complete the transactions contemplated in this Agreement is conditioned upon satisfaction or, where legally permitted, waiver in writing by the Purchaser, on or before the Closing Date, of each of the following conditions:

Section 9.1  REPRESENTATIONS AND WARRANTIES TRUE.

The representations and warranties made by Seller in this Agreement shall be true and correct in all material respects at and as of the Effective Time as though such representations and warranties were made at and as of such time, except that representations and warranties that speak as of a specified date shall be true and correct as of such date and except to the extent that such representations and warranties are qualified by the term “material,” or such other materiality threshold, in which case such representations and warranties (as so written, including the term “material”) shall be true and correct in all respects at and as of the Effective Time; provided, further, that for purposes of determining the satisfaction of the condition contained in this Section, the representations and warranties contained in Section 6.6 shall be disregarded to the extent that any alleged or actual breach of the representations and warranties contained in such Section has been taken into account pursuant to the provisions set forth in Section 2.8 or 2.9.

Section 9.2  OBLIGATIONS PERFORMED.

Seller and its Affiliates shall have performed and complied in all material respects, with all obligations, covenants and agreements, required by this Agreement to be performed or complied with by them prior to or at the Effective Time.

Section 9.3  DELIVERY OF DOCUMENTS.

Seller shall have delivered to Purchaser those items required by Section 3.2(b).

Section 9.4  REGULATORY APPROVALS; THIRD PARTY CONSENTS.

The parties shall have obtained the Regulatory Approvals. No Governmental Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, judgment, decree, legal restraint or other order (whether temporary, preliminary or permanent) (an “Order”) that is in effect and prohibits consummation of the transactions contemplated by this Agreement; provided, however, that no Order requiring Purchaser to take any Regulatory Action shall be considered a prohibition hereunder. The parties shall have obtained all third party consents and approvals set forth on Schedule 9.4.

Section 9.5  NO LEGAL PROHIBITION.

No court or other governmental authority of competent jurisdiction shall have issued any Order which is in effect and which prohibits or makes illegal the consummation of the transactions contemplated by this Agreement and neither party shall be in violation of any applicable law, regulation or ordinance as a result of the consummation of the transactions contemplated by this Agreement; provided, however, that no Order requiring Purchaser to take any Regulatory Action shall be considered a prohibition hereunder or to make consummation illegal hereunder.

Section 9.6  NO LITIGATION.

There shall not be pending before any court or Governmental Authority of competent jurisdiction any action or proceeding by any third Person, that seeks to prohibit the consummation of the transactions contemplated by this Agreement and that could reasonably be expected to prohibit the transactions contemplated by this Agreement; provided, however, that Purchaser shall not be entitled to assert the condition to Closing contained in this Section, if it has breached in any material respect its obligations under Section 8.2.

Section 9.7  NO SELLER MATERIAL ADVERSE EFFECT.

Except as set forth on Schedule 9.7, there shall not have occurred and be continuing since the date of this Agreement any change, condition, event or development that, individually or in the aggregate, would constitute a Seller Material Adverse Effect (provided that the condition set forth in this Section shall not apply to the extent arising from any breach of this Agreement waived by Purchaser in writing).

Section 9.8  DEPOSIT LIABILITIES.

There shall be included in Transferred Liabilities Deposit Liabilities with deposit balances in a sufficient aggregate amount so that the Closing Date Payment Amount paid by Purchaser or Seller, as applicable, does not exceed $1,000,000; provided, however, that if any Deposits need to be excluded from the definition of Transferred Liabilities in order to comply with the limitation on the Closing Date Payment Amount, then Deposits shall be excluded in the following priority (x) first, Time Deposits and (y) second, if no Time Deposits are left to exclude, then Non-Time Deposits.

Section 9.9  PURCHASER STOCKHOLDER APPROVAL.

The Purchaser Stockholder Approval shall have been obtained.

Section 9.10  PURCHASER COMMON STOCK.

Holders of less than thirty percent (30%) of the shares of Purchaser Common Stock issued in Purchaser’s IPO shall have (i) voted against the consummation of the transactions contemplated hereby, and (ii) exercised their rights to convert their shares into a pro rata share of the Trust Account in accordance with Purchaser’s Amended and Restated Certificate of Incorporation.

Article X.

CONDITIONS TO SELLER’S OBLIGATIONS

The obligation of Seller to complete the transactions contemplated in this Agreement is conditioned upon satisfaction or, where legally permitted, waiver in writing by the Seller, on or before the Closing Date, of each of the following conditions:

Section 10.1  REPRESENTATIONS AND WARRANTIES TRUE.

The representations and warranties made by Purchaser in this Agreement shall be true and correct in all material respects as of the Effective Time as though such representations and warranties were made at and as of such time, except that representations and warranties that speak as of a specified date shall be true and correct as of such date and except to the extent that such representations and warranties are qualified by the term “material,” or such other materiality threshold, in which case such representations and warranties (as so written, including the term “material”) shall be true and correct in all respects at and as of the Effective Time.

Section 10.2  OBLIGATIONS PERFORMED.

Purchaser shall have performed and complied in all material respects, with all obligations and agreements, taken as a whole, required by this Agreement to be performed or complied with by it prior to or on the Effective Time.

Section 10.3  DELIVERY OF DOCUMENTS.

Purchaser shall have delivered to Seller those items required by Section 3.2(c).

Section 10.4  REGULATORY APPROVALS.

The parties shall have obtained all Regulatory Approvals. No Governmental Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Order that is in effect and prohibits consummation of the transactions contemplated by this Agreement; provided, however, that no Order requiring Purchaser to take any Regulatory Action shall be considered a prohibition hereunder.

Section 10.5  NO LEGAL PROHIBITION.

No court or other governmental authority of competent jurisdiction shall have issued any Order which is in effect and which prohibits or makes illegal the consummation of the transactions contemplated by this Agreement and neither party shall be in violation of any applicable law, regulation or ordinance as a result of the consummation of the transactions contemplated by this Agreement; provided, however, that no Order requiring Purchaser to take any Regulatory Action shall be considered a prohibition hereunder or to make consummation illegal hereunder.

Section 10.6  NO LITIGATION.

There shall not be pending before any court or Governmental Authority of competent jurisdiction any action or proceeding by any third Person, that seeks to prohibit the consummation of the transactions contemplated by this Agreement and that could reasonably be expected to prohibit the transactions contemplated by this Agreement; provided, however, that Seller shall not be entitled to assert the condition to Closing contained in this Section, if it has breached in any material respect its obligations under Section 8.2.

Section 10.7  CREDIT CARD LIMIT GUARANTY

Seller shall have obtained evidence, reasonably satisfactory to Seller, of its full and unconditional release of their post-Effective Time obligations under the Credit Card Limit Guaranty with respect to the Credit Card Accounts (the “Guaranty Release”).

Section 10.8  NO PURCHASER MATERIAL ADVERSE EFFECT.

There shall not have occurred and be continuing since the date of this Agreement any change, condition, event or development that, individually or in the aggregate, would constitute a Purchaser Material Adverse Effect (provided that the condition set forth in this Section shall not apply to the extent arising from any breach of this Agreement waived by Seller in writing).

Article XI.

TERMINATION

Section 11.1  METHODS OF TERMINATION.

This Agreement may be terminated in any of the following ways:

(a) by either Purchaser or Seller, in writing five days in advance of such termination, if the Closing has not occurred by September 30, 2009 (provided that no party shall be permitted to terminate this Agreement hereunder, if the failure of the Closing to occur prior to such date arises out of or results from the action or omission of the terminating party);

(b) at any time on or prior to the Effective Time by the mutual consent in writing of Seller and Purchaser;

(c) by Seller if any condition set forth in Article X of this Agreement shall not have been met as of the date specified for Closing or waived in writing by Seller (to the extent a condition may be waived) other than through the failure of Seller to comply with its obligations under this Agreement;

(d) by Purchaser if any condition set forth in Article IX of this Agreement shall not have been met as of the date specified for Closing or waived in writing by Purchaser (to the extent a condition may be waived) other than through the failure of Purchaser to comply with its obligations under this Agreement;

(e) as a result of any breach of any representation, warranty or covenant of the other party contained herein if (i) the terminating party has given notice of such breach and such breach is not, or is not capable of being, cured within 30 days after such notice and (ii) such breach, individually or in the aggregate with all other such breaches, would cause the closing condition set forth in Section 9.1 or 9.2, in the case of a termination by Purchaser, or in Section 10.1 or 10.2, in the case of a termination by Seller, not to be satisfied;

(f) by either party if (i) any Regulatory Approval shall have been denied by final, nonappealable action of such Governmental Authority, or such Governmental Authority shall have requested permanent withdrawal of any application therefor or (ii) any injunction, decree or other order issued by any Governmental Authority or other legal restraint or prohibition preventing consummation of the transactions contemplated by this Agreement shall have been entered by any Governmental Authority of competent jurisdiction or any applicable law shall have been enacted or adopted that enjoins, prohibits or makes illegal consummation of any of the transactions contemplated by this Agreement and such injunction, decree or other order shall be final and nonappealable; provided that no such action or request, and no such injunction, decree or other order, legal restraint or prohibition shall permit a party to terminate the Agreement pursuant to this clause if such order, prohibition or restraint could be removed by such party complying with the provisions of Section 8.2; or

(g) by Seller on or after August 15, 2009 if Purchaser has not submitted all regulatory applications set forth on Schedule 11.1(g) prior to such date of termination, subject to any regulator review, comment and subsequent requests.

Section 11.2  PROCEDURE UPON TERMINATION.

(a) In the event of termination pursuant to Section 11.1, and except as otherwise stated therein, written notice thereof shall be given to the other party, and this Agreement shall terminate immediately upon receipt of such notice, unless an extension is consented to by the party having the right to terminate. If this Agreement is terminated as provided herein:

(i) each party will return all documents, work papers and other materials of the other party, including photocopies or other duplications thereof, relating to this transaction, whether obtained before or after the execution hereof, to the party furnishing the same;

(ii) all information received by either party hereto with respect to the business of the other party (other than information which is a matter of public knowledge or which has heretofore been published in any publication for public distribution or filed as public information with any Governmental Authority) shall not at any time be used for any business purpose by such party or disclosed by such party to third Persons; and

(iii) each party will pay its own expenses, except as expressly otherwise provided in this Agreement, specifically including as provided in Section 8.7.

(b) In the event of termination of this Agreement pursuant to this Article, this Agreement (other than as set forth in Section 8.1(c), 8.1(d) or 12.5) shall become void and of no effect with no liability on the part of any party hereto (or of any of its directors, officers, employees, agents, legal and financial advisors or other representatives); provided, however, that no such termination shall absolve the breaching party from any liability to the other party arising out of its breach of this Agreement.

Section 11.3  PAYMENT OF EXPENSES.

Should the transactions contemplated herein not be consummated because of a party’s breach of this Agreement, in addition to such damages as may be recoverable in law or equity, the other party shall be entitled to recover from the breaching party upon demand, itemization, and documentation, its reasonable outside legal, accounting, consulting, and other out-of-pocket expenses.

Article XII.

MISCELLANEOUS PROVISIONS

Section 12.1  ASSIGNMENT TO AFFILIATES.

(a) At its discretion, Seller may cause the obligations of Seller under this Agreement to be fulfilled by one or more Affiliates; provided that no such action shall relieve Seller of any of its obligations hereunder. Upon identification by Seller of such Affiliate or Affiliates, Seller shall cause each such Affiliate to enter into such agreements as may be necessary to bind it as an additional party to this Agreement.

(b) At its discretion, Purchaser may assign its rights and obligations under this Agreement to one or more Affiliates (it being understood that the Purchaser intends to assign its rights and obligations under this Agreement to a subsidiary bank). Upon identification of such Affiliate or Affiliates, Purchaser shall cause each such Affiliate to enter into such agreements as shall be necessary to bind it as an additional party to this Agreement. Notwithstanding such assignments, the Purchaser as identified herein shall remain liable for all indemnities and obligations contained herein.

Section 12.2  AMENDMENT AND MODIFICATION; WAIVER.

This Agreement may not be amended or modified in any manner except by mutual agreement of the parties and as set forth in a writing signed by the parties hereto or their respective successors in interest. Subject to applicable law, either Seller or Purchaser, by written instrument signed by a duly authorized officer, may extend the time for the performance of any of the obligations or other acts of the other party and may waive (a) any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto or (b) compliance with any of the undertakings, obligations, covenants or other acts contained herein. The waiver of any breach of any provision under this Agreement by a party shall not be deemed to be a waiver of any preceding or subsequent breach under this Agreement.

Section 12.3  SURVIVAL.

Except as otherwise provided herein, the parties’ respective representations and warranties contained in this Agreement shall survive (a) in all cases other than with respect to the representations and warranties contained in Section 6.1, Section 6.3, Section 6.4, Section 6.14, Section 7.1, Section 7.3 and Section 7.4, until the date that is eighteen months following the Effective Time, (b) in the case of the representations and warranties contained in Section 6.1, Section 6.3, Section 6.4, Section 7.1, Section 7.3 and Section 7.4, until the three-year anniversary of the Effective Time and (c), in the case of the representations and warranties contained in Section 6.14, the 30th day after the expiration of the applicable statute of limitations with respect thereto; provided that any representation or warranty shall be deemed to survive its relevant survival period solely for the purpose of resolving any claim with respect thereto submitted by an indemnified party in accordance with Article V prior to the expiration of such survival period with respect to Losses incurred by the applicable indemnified party prior to the expiration of such survival period and asserted under such claim and relating to the relevant surviving representations and warranties). The covenants and agreements contained in this Agreement which by their terms contemplates performance after the Effective Time shall survive the Effective Time in accordance with such terms.

Section 12.4  ASSIGNMENT.

This Agreement and all of the provisions hereof shall be binding upon, and shall inure to the benefit of, the parties hereto and their successors and permitted assigns, but neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto without the prior written consent of the other, except as set forth in Section 12.1.

Section 12.5  CONFIDENTIALITY.

The Confidentiality Agreement shall survive the execution hereof, any termination hereof or any the consummation of the transactions contemplated herein.

Section 12.6  ADDRESSES FOR NOTICES, ETC.

All notices, consents, waivers, and other communications under this Agreement must be in writing and will be deemed to have been duly given when (a) delivered by hand (with written confirmation of receipt), (b) deposited in the United States Mail by registered or certified mail, return receipt requested, (c) sent by telecopier (with electronic confirmation of receipt), provided that a copy is mailed by registered or certified mail, return receipt requested, or (d) when received by the addressee or delivery is refused, if sent by a nationally recognized overnight delivery service (receipt requested), in each case to the appropriate addresses or telecopier numbers set forth below (or to such other addresses and telecopier numbers as a party may designate by notice to the other parties):

If to Seller, to:

Sarah H. Moore
Chief Financial Officer
The Colonial BancGroup, Inc.
100 Colonial Bank Boulevard
Montgomery, Alabama 36117
Facsimile Number: (334) 676-5069

with a copies to:

David B. Byrne, Jr.
General Counsel
Colonial Bank
100 Colonial Bank Boulevard
Montgomery, Alabama 36117
Facsimile Number: (334) 676-5069

Michael D. Waters, Esq.
Balch & Bingham LLP
1901 Sixth Avenue North, Suite 1500
Birmingham, Alabama 35203
Facsimile Number: (205) 226-8799

If to Purchaser, to:

Jason N. Ader
Chairman
c/o Hayground Cove Asset Management LLC
1370 Avenue of the Americas, 28th Floor
New York, New York 10019
Facsimile Number: (212) 445-7801

and to:

Daniel Silvers
President
c/o Hayground Cove Asset Management LLC
1370 Avenue of the Americas, 28th Floor
New York, New York 10019
Facsimile Number: (212) 445-7801

with a copy to:

Jeffrey A. Horwitz, Esq.
Proskauer Rose LLP
1585 Broadway
New York, New York 10036-8299
Facsimile Number: (212) 969-2900

Section 12.7  COUNTERPARTS.

This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

Section 12.8  HEADINGS.

The headings of the Articles and Sections of this Agreement are included for convenience only and shall not constitute a part thereof.

Section 12.9  GOVERNING LAW.

This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware applicable to contracts made and to be performed entirely within such state.

Section 12.10  ENTIRE AGREEMENT.

Except for the Confidentiality Agreement, this Agreement and the exhibits and attachments hereto represent the entire agreement between the parties hereto respecting the transactions contemplated hereby and all prior or contemporaneous written or oral proposals, agreements in principle, representations, warranties and understandings between the parties with respect to such matters are superseded hereby and merged herein.

Section 12.11  NO THIRD PARTY BENEFICIARIES.

Except for the Purchaser Indemnified Parties and the Seller Indemnified Parties, nothing in this Agreement is intended to or shall confer upon or give to any Person (other than the parties hereto, their successors and permitted assigns) any rights or remedies under or by reason of this Agreement, or any term, provision, condition, undertaking, warranty, representation, indemnity, covenant or agreement contained herein.

Section 12.12  CALCULATION OF DATES AND DEADLINES.

Unless otherwise specified, any period of time to be determined under this Agreement shall be deemed to commence at 12:01 a.m. on the first full day after the specified starting date, event, or occurrence. Any deadline, due date, expiration date, or period-end to be calculated under this Agreement shall be deemed to end at 5:00 p.m. on the last day of the specified period. The time of day shall be determined with reference to the then current local time in Las Vegas, Nevada.

Section 12.13  CONSENT TO JURISDICTION; WAIVER OF JURY TRIAL.

Each of the parties hereto hereby irrevocably and unconditionally submits to the jurisdiction of any state court of the State of Delaware and any federal court sitting in Delaware, and irrevocably agrees that all actions or proceedings arising out of or relating to this agreement or the transactions contemplated hereby or in aid or arbitration or for enforcement of an arbitral award shall be litigated exclusively in such courts. Each of the parties hereto agrees not to commence any legal proceedings related hereto except in such courts. Each of the parties hereto irrevocably waives any objection which he or it may now or hereafter have to the laying of the venue of any such proceeding in any such court and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.

EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 12.14  SEVERABILITY.

Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

Section 12.15  SPECIFIC PERFORMANCE.

Each of the parties acknowledges and agrees that the other party would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached. Accordingly, each of the parties agrees that the other party shall be entitled to seek an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any action instituted in any court of the United States or any state thereof having jurisdiction over the parties and the matter, in addition to any other remedy to which it may be entitled, at law or in equity.

IN WITNESS WHEREOF, each of Seller and Purchaser has caused this Agreement to be duly executed by its duly authorized officer as of the date first written above.

COLONIAL BANK

By:	/s/ Lewis Beville
Name:     Lewis Beville

Title:	President and Chief Executive Officer

THE COLONIAL BANCGROUP, INC.

By:	/s/ Lewis Beville
Name:     Lewis Beville

Title:	President and Chief Executive Officer

GLOBAL CONSUMER ACQUISITION CORP.

By:	/s/ Jason N. Ader
Name:     Jason N. Ader

Title:	Chief Executive Officer

Annex B

COLONIAL ASSET PURCHASE AGREEMENT

Exhibit 2.1
EXECUTION COPY

AGREEMENT AND PLAN OF MERGER
among
GLOBAL CONSUMER ACQUISITION CORP.,
as Parent,
WL INTERIM BANK,
as Merger Sub,
1ST COMMERCE BANK,
as Bank,
CAPITOL DEVELOPMENT BANCORP LIMITED V,
and
CAPITOL BANCORP LIMITED
Dated as of July 13, 2009

B-i

B-ii

B-iii

B-iv

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (this “Agreement”), is made effective as of July 13, 2009, by and among GLOBAL CONSUMER ACQUISITION CORP., a Delaware corporation with its principal place of business in New York, New York (“Parent”), WL INTERIM BANK, a Nevada corporation (“Merger Sub”), 1ST COMMERCE BANK, a Nevada-chartered non-member bank (“Bank”), CAPITOL DEVELOPMENT BANCORP LIMITED V, a Michigan corporation with its principal place of business in Lansing, Michigan, the direct owner of a majority in interest of Bank (“Capitol”), and CAPITOL BANCORP LIMITED, a Michigan corporation with its principal place of business in Lansing, Michigan (“CBL”) (for purposes of Section 7.5, Section 7.10, Section 9.8, Section 9.11(d), Section 9.14 and Section 9.15). Parent, Merger Sub, Bank, Capitol and CBL are sometimes individually referred to herein as a “Party” or collectively referred to herein as the “Parties”).

RECITALS

WHEREAS, Parent, Merger Sub and Bank intend to effect a merger, whereby Merger Sub shall be merged with and into Bank (the “Merger”), upon the terms and subject to the conditions of this Agreement and in accordance with the Nevada Revised Statutes (“Nevada Law”);

WHEREAS, the board of directors of Bank has (i) approved this Agreement, the Merger and the other transactions contemplated by this Agreement and declared the Merger’s advisability, (ii) determined that it is in the best interest of the Stockholders to consummate the Merger on the terms and subject to the conditions of this Agreement and the other transactions contemplated hereby, and (iii) recommended that the Stockholders adopt and approve this Agreement, the Merger and the other transactions contemplated by this Agreement (collectively, the “Bank Board Approval”);

WHEREAS, each of Capitol and CBL will benefit from the consummation of the Merger and it is a material inducement to Parent and Merger Sub entering into this Agreement that each of Capitol and CBL be a Party hereto.

NOW THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements herein contained, and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

ARTICLE 1

CERTAIN DEFINITIONS

1.1 Certain Definitions.  Unless the context otherwise requires, capitalized terms used in this Agreement shall have the meanings set forth herein or in SCHEDULE I attached hereto. References to Articles, Sections, Exhibits and Schedules refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement.

ARTICLE 2

THE MERGER

2.1 The Merger.  At the Effective Time and subject to and upon the terms and conditions of this Agreement and the applicable provisions of Nevada Law, the Merger shall occur, the separate corporate existence of Merger Sub shall cease and Bank shall continue as the surviving corporation. Bank, as the surviving corporation after the Merger, is hereinafter sometime referred to as the “Surviving Corporation”.

2.2 Filing; Effective Time.  Upon the terms and subject to the conditions of this Agreement and in accordance with Nevada Law, the parties hereto shall cause the Merger to be consummated by filing articles of merger, in such appropriate form as determined by the parties, with the Secretary of State of Nevada (the “Articles of Merger”) (the date and time of such filing (or such later date and time as may be agreed in writing by Bank and Parent and specified in the Articles of Merger) being the “Effective Time”) as soon as practicable on or after the Closing Date.

2.3 Effect of the Merger.  At the Effective Time, the effect of the Merger shall be as provided in this Agreement and Section 92A.250 of Nevada Law and other applicable provisions of Nevada Law. Without limiting the generality of the foregoing, at the Effective Time all the property, rights, privileges, powers and franchises of Bank and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of Bank and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

2.4 Articles of Incorporation; Bylaws.

(a) At the Effective Time, the Articles of Incorporation of Bank, as in effect immediately prior to the Effective Time, shall be the Articles of Incorporation of the Surviving Corporation until thereafter amended as provided by law and as provided by such Articles of Incorporation of the Surviving Corporation.

(b) At the Effective Time, the Bylaws of Bank, as in effect immediately prior to the Effective Time, shall be the Bylaws of the Surviving Corporation until thereafter amended.

2.5 Directors and Officers.   The directors of the Surviving Corporation as of the Effective Time shall be the directors of Merger Sub immediately prior to the Effective Time, until their respective successors are duly elected or appointed and qualified. The officers of the Surviving Corporation as of the Effective Time shall be the officers of Merger Sub immediately prior to the Effective Time, until their respective successors are duly appointed.

2.6 Effect on Capital Stock of Bank.  Upon the terms and subject to the conditions of this Agreement, at the Effective Time, by virtue of the Merger and without any action on the part of Merger Sub, Bank or the holders of any Shares or any shares of capital stock of Merger Sub, the following will occur:

(a) Subject to Section 2.6(b) and Section 2.6(c), each Share issued and outstanding immediately prior to the Effective Time, other than any Share to be cancelled pursuant to Section 2.6(b) and the Dissenting Shares, will, without any further action on the part of the holder thereof, be cancelled and extinguished and automatically converted into the right to receive (i) cash in the amount equal to the Per Share Closing Payment and (ii) subject to the terms and conditions hereof, the Per Share Additional Payment Amount (collectively, the “Per Share Merger Consideration”).

(b) Each Share held by Bank immediately prior to the Effective Time shall be cancelled and extinguished and shall cease to exist, and no cash or other consideration shall be delivered or deliverable in exchange therefor.

(c) Notwithstanding anything in this Agreement to the contrary, Shares issued and outstanding immediately prior to the Effective Time that are held by any Stockholder who is entitled to demand and properly demands fair value of such shares pursuant to, and who complies in all respects with, the provisions of Sections 92A.300 through 92A.500, inclusive, of the Nevada Law (the “Dissenters’ Rights Sections” and, such shares, the “Dissenting Shares”) shall not be converted into the right to receive the Per Share Merger Consideration, but instead such holder shall be entitled solely to payment of the fair value of such Dissenting Shares in accordance with the provisions of the Dissenters’ Rights Sections. At the Effective Time, the Dissenting Shares shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and each holder of Dissenting Shares shall cease to have any rights with respect thereto, except the right to receive the fair value of such shares in accordance with the provisions of the Dissenters’ Rights Sections. Notwithstanding the foregoing, if any such holder fails to perfect or otherwise waives, withdraws or loses the right to dissent under the Dissenters’ Rights Sections, or a court of competent jurisdiction determines that such holder is not entitled to the relief provided by the Dissenters’ Rights Sections, then the right of such holder to be paid the fair value of such Dissenting Shares under the Dissenters’ Rights Sections shall cease and such Dissenting Shares shall be deemed to have been converted at the Effective Time into, and shall have become, the right to receive the Per Share Merger Consideration. Bank shall deliver prompt notice to Parent of any demands for dissent of any Shares received by it prior to the Effective Time, withdrawals of such demands and any related instruments served pursuant to Nevada Law received by Bank prior to the Effective Time, and Parent shall have the right to participate in and direct all negotiations and proceedings with respect to such demands. Bank shall not, without the prior written consent of Parent, make any payment with respect to, or settle or offer to settle, any such demands, or agree to do or commit to do any of the foregoing.

2.7 Effect on Capital Stock of Merger Sub.  Each share of common stock, par value $0.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into one validly issued, fully paid and nonassessable share of common stock, par value $5.00 per share, of the Surviving Corporation. From and after the Effective Time, each certificate evidencing ownership of shares of the common stock of Merger Sub issued and outstanding immediately prior to the Effective Time shall evidence ownership of such shares of common stock of the Surviving Corporation.

2.8 Surrender of Certificates.

(a) Exchange Agent.  Prior to the Effective Time, Parent shall designate Wells Fargo Bank, N.A. or, if not Wells Fargo Bank, N.A., then a United States bank, trust company or other party reasonably acceptable to Bank, to act as the exchange agent (the “Exchange Agent”) in the Merger.

(b) Exchange Procedures.

(i) Promptly after the Effective Time, Parent shall cause the Exchange Agent to mail or deliver to each holder of record (as of the Effective Time) of a certificate or certificates (the “Certificates”) that immediately prior to the Effective Time represented the outstanding Shares a letter of transmittal (a “Letter of Transmittal”) in the form attached hereto as Exhibit A.

(ii) Promptly following surrender or delivery of Certificates for cancellation or delivery of the Affidavit to the Exchange Agent, together with a Letter of Transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other documents as may reasonably be required by Parent or the Exchange Agent, each Stockholder shall be entitled to receive in exchange therefor the consideration to which such Stockholder is entitled pursuant to Section 2.6 and the Certificate(s) so surrendered shall be cancelled.

(iii) No interest shall be paid or accrue on any cash payable upon surrender of any Certificates or the delivery of any Affidavits.

(c) Termination of Exchange Fund.  Any portion of the Merger Consideration deposited with the Exchange Agent pursuant to Section 3.2 that remains undistributed to the Stockholders for six months after the Effective Time shall be delivered to Parent, upon demand, and any Stockholder who has not previously complied with this Section 2.8 shall thereafter look only to Parent for payment of its claim for the applicable Per Share Closing Payment without interest.

(d) No Liability.  Notwithstanding anything to the contrary in this Section 2.8, none of Parent, Merger Sub, Bank and the Exchange Agent shall be liable to any person in respect of any portion of the Closing Payment deposited with the Exchange Agent pursuant to Section 3.2(b) that is subsequently delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

(e) Withholding Rights.  Parent shall be entitled to deduct and withhold from the portion of the Merger Consideration otherwise payable to any Stockholder, as the case may be, pursuant to this Agreement such amounts as it determines in good faith to be required to be deducted and withheld with respect to the making of such payment under the Code, or under any provision of applicable law. Any amounts so deducted and withheld shall be treated as having been paid to the applicable Stockholder for purposes of this Agreement. In connection with any withholding or other tax payment or report made by Parent related to any consideration received or to be received by a Stockholder in connection with the Merger, Parent will provide such Stockholder with such tax reporting documentation as may be reasonably required to evidence the payment.

(f) Lost, Stolen or Destroyed Certificates.  If any Certificates shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the holder thereof (the “Affidavit”), the Exchange Agent shall pay in exchange for such lost, stolen or destroyed Certificates, the total Per Share Merger Consideration into which the Shares represented by such Certificates were converted pursuant to Section 2.6(a) that such holder otherwise would have been entitled to hereunder; provided, however, that Parent may, in its discretion and as a condition precedent to such payment require the holder of such lost, stolen or destroyed Certificates to deliver a bond in a reasonable amount as indemnity against any claim that may be made against Parent, the Surviving Corporation or the Exchange Agent with respect to the Certificates alleged to have been lost, stolen or destroyed.

2.9 Taking of Necessary Action; Further Action.  If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of Bank and Merger Sub, the officers and directors of Parent, Merger Sub and Bank are fully authorized in the name of their respective corporations or otherwise to take, and will take, all such lawful and necessary action.

ARTICLE 3

THE CLOSING; MERGER CONSIDERATION; OTHER PAYMENTS

3.1 Time And Place.  Subject to the provisions of Article 12, the closing of Merger (the “Closing”) shall take place at the offices of Brownstein Hyatt Farber Schreck LLP, 100 City Parkway, Suite 1600, Las Vegas, Nevada 89106-4614, at 10:00 a.m. local time on a date specified by Parent at least three (3) Business Days prior to such date, or at such other place, date or time mutually agreed by Parent and Capitol; provided, that all conditions to Closing have been satisfied or waived pursuant to Article 10 as of such date (other than conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions) (such date, the “Closing Date”).

3.2 Merger Consideration.   The merger consideration for the Shares is $8,250,000, subject to adjustment at and after the Closing, as set forth in Section 4.1 below, and to the other terms and conditions contained in this Agreement (the “Merger Consideration”). On the Closing Date, Parent shall deposit the Merger Consideration with the Exchange Agent (the “Closing Payment”), each payment to be made by wire transfer in immediately available funds.

3.3 Closing Deliveries Of Bank And Capitol.  At the Closing, Bank and Capitol shall deliver, or cause to be delivered, to Parent the following:

(a) copies of the permits, waivers, consents, notices, approvals, authorizations, licenses and clearances required to be obtained by each of Bank and Capitol pursuant to Sections 10.1(b) and 10.2(c);

(b) a certificate of the Secretary of Bank attaching the following, each certified by the Secretary of Bank as being true, complete and correct copies of the originals, which have not been modified or amended and which are in effect immediately prior to the Effective Time:

(i) Articles of Incorporation of Bank (certified by the Nevada Secretary of State);

(ii) Bylaws of Bank;

(iii) Bank Board Approval; and

(iv) All of the votes, consents and approvals required of the Stockholders for the authorization, execution and delivery of this Agreement and the Related Documents by Bank and the performance by Bank of the Merger and the other transactions contemplated hereby and thereby (the “Bank Stockholder Approval”);

(c) a certificate of the Secretary of Capitol attaching a copy of the resolutions of the Board of Directors of Capitol authorizing the execution and delivery of this Agreement and the Related Documents by Capitol and the performance by Capitol of the Merger and the other transactions contemplated hereby and thereby, certified by the Secretary of Capitol as being true, complete and correct copies of the originals, which have not been modified or amended and which are in effect at the Closing;

(d) Capitol Stockholder Approval;

(e) certificates of good standing for Bank issued by (i) the Nevada Secretary of State and (ii) the Secretary of State or other appropriate authority for each foreign jurisdiction in which Bank is qualified to do business, each such certificate to be dated not more than 10 days prior to Closing;

(f) such keys, locks and safe combinations and other similar items as Parent shall require to obtain full occupation and control of Bank;

(g) a copy of the stock ledger of Bank as of immediately prior to the Effective Time, certified as of immediately prior to the Effective Time to be true and complete by the Secretary of Bank;

(h) each of the certificates to be delivered under Sections 10.2(a) and (b), duly executed by the appropriate Person(s) specified in such Sections;

(i) Bank’s books and records, in accordance with Section 7.6;

(j) Bank’s charter and Bank’s FDIC certificate;

(k) the Services Agreement executed by CBL;

(l) the items set forth on Schedule 3.3(l); and

(m) such other documents, instruments, certificates and other agreements as Parent may reasonably require to effect the transactions contemplated by this Agreement to be consummated as of the Closing.

3.4 Closing Deliveries Of Parent And Merger Sub. (a)  At the Closing, Parent and Merger Sub shall deliver, or cause to be delivered, to Capitol the following

(i) copies of all consents, notices and approvals required to be obtained by Parent and Merger Sub pursuant to Sections 10.1(b);

(ii) a copy of the resolutions of the Board of Directors of Parent authorizing the execution and delivery of this Agreement and the completion of the transactions contemplated hereby, certified to be a true, complete and correct, without amendment, by the Secretary of Parent;

(iii) a copy of the resolutions of the Board of Directors of Merger Sub authorizing the execution and delivery of this Agreement and the completion of the transactions contemplated hereby, certified to be a true, complete and correct, without amendment, by the Secretary of Merger Sub;

(iv) each of the certificates to be delivered under Section 10.3(a) and (b), duly executed by the appropriate Person(s) specified in such Sections;

(v) the Services Agreement executed by Parent and Merger Sub; and

(vi) such other documents, instruments, certificates and other agreements as Capitol may reasonably require to effect the transactions contemplated by this Agreement to be consummated as of the Closing.

(b) At the Closing, Parent and Merger Sub shall deliver, or cause to be delivered, to the Exchange Agent the Closing Payment, as required under Section 3.2(b).

ARTICLE 4

MERGER CONSIDERATION ADJUSTMENT

4.1 Merger Consideration Adjustment.

(a) The Merger Consideration shall be subject to reduction or increase in accordance with this Article 4 both (i) at the Closing and (ii) after the Closing, in each case on the terms and subject to the conditions set forth herein. The Tangible Book Value shall be calculated in the same manner as in the balance sheet of Bank attached hereto as Exhibit C (the “Model Balance Sheet”).

(b) At least five (5) Business Days prior to the Closing Date, Capitol shall deliver to Parent an estimated balance sheet of Bank (the “Estimated Balance Sheet”) and a statement of the Estimated Tangible Book Value of Bank (the “Estimated Tangible Book Value Statement” and, together with the Estimated Balance Sheet, the “Estimated Documents”), each as of the Closing. Such Estimated Documents shall be accompanied by a Certification Statement by the chief financial officer of Capitol. Prior to the Closing, Parent and Capitol shall, in good faith, agree to the Tangible Book Value of the Owned Real Property as of the Closing, for purposes of the Estimated Tangible Book Value. If, within two (2) Business Days following receipt of the Estimated Documents, Parent has not given Capitol notice of its objection to either of the Estimated Documents, the Merger Consideration shall be adjusted as follows: (i) if the Estimated Tangible Book Value as of the Closing is at least $250,000 less than or more than the Target Tangible Book Value, then the Merger Consideration shall be recalculated so that the Merger Consideration shall be the sum of (x) 1.5 multiplied by the Estimated Tangible Book Value up to $6 million, plus (y) if the Estimated Tangible Book Value exceeds $6 million, one (1) multiplied by the difference between Estimated Tangible Book Value and $6 million; or (ii) if the Estimated Tangible Book Value as of the Closing is within $250,000 (higher or lower) of the Target Tangible Book Value, then no adjustment shall be made. If Parent gives such notice of objection, Parent and Capitol will work together in good faith to promptly resolve the issues in dispute. If all disputed issues are resolved, the Estimated Tangible Book Value as agreed upon by Parent and Capitol shall be used to complete the Estimated Tangible Book Value Statement. If Parent and Capitol are unable to resolve all such disputed issues within three (3) Business Days following Parent’s receipt of the Estimated Tangible Book Value, either Party may submit such dispute to the Closing Accountant in accordance with the terms set forth in Section 4.1(d). The Merger Consideration calculated after giving effect to this Section 4.1(b) shall be referred to as the “Closing Merger Consideration”.

(c) Promptly after the Closing Date, Parent shall prepare, or cause to be prepared, in accordance with the books and records of Bank, and shall deliver, or cause to be delivered to Capitol, within ninety (90) days following the Closing, a balance sheet (the “Final Balance Sheet”) and a statement (the “Final Tangible Book Value Statement” and, together with the Final Balance Sheet, the “Final Documents”) setting forth the amount of the Tangible Book Value of Bank, each as of the Closing. The Final Documents shall be accompanied by a Certification Statement by Parent.

(d) Capitol shall have the right to review all work papers and procedures used to prepare the Final Documents for Bank, and shall have the right to perform reasonable procedures necessary to verify the accuracy thereof. Unless Capitol, within thirty (30) days following delivery to Capitol of the Final Documents for Bank, notifies Parent in writing that Capitol objects to either of the Final Documents delivered by Parent, specifying the specific items to which it objects and the basis for such objection, such Final Documents shall become final, binding and conclusive upon the parties for purposes of this Agreement. If Capitol so notifies Parent of any objections in accordance with the foregoing, Capitol and Parent shall within fifteen (15) days following such notice attempt to resolve their differences, and any resolution by them agreed upon in writing shall be final, binding and conclusive. If any objections cannot be so resolved, any items remaining in dispute, at the request of either party at any time after the fifteen (15) day period, shall be submitted to Ernst & Young LLP (the “Closing Accountant”). If Ernst & Young LLP is unwilling to serve as the Closing Accountant or is not independent, then the Parties shall, in good faith, select a nationally recognized independent public accounting firm, other than Parent’s, Capitol’s or CBL’s accountants, to be the Closing Accountant. The fees of any such accounting firm shall be paid by Capitol, unless either (x) the amount of the net adjustment payable to Parent as a result of the Final Tangible Book Value Statement is more than 110% of the final net adjustment determined to be payable to Parent by the Closing Accountant, or (y) the amount of the net adjustment payable to Capitol as a result of the Final Tangible Book Value Statement is less than 90% of the final net adjustment determined to be payable to Capitol by the Closing Accountant. The Closing Accountant shall act as an arbitrator to determine, based solely on the presentations by Capitol and Parent and not by independent review, only those issues that remain in dispute. Capitol and Parent shall make their presentations promptly after the request by either party to submit the disputed issues to the Closing Accountant. The Closing Accountant’s determination shall be made within thirty (30) days of such presentations, shall be set forth in a written statement delivered to Capitol and Parent, and shall be final, binding and conclusive. The terms “Final Balance Sheet” and “Final Tangible Book Value Statement” shall be deemed to mean the Final Balance Sheet and the Final Tangible Book Value Statement for Bank delivered by Parent with such changes therein as shall be agreed to by the Parties or finally determined by the Closing Accountant, as provided above, and the term “Final Tangible Book Value” shall mean the Tangible Book Value as set forth on the Final Tangible Book Value Statement.

(e) If the Final Tangible Book Value as of the Closing is at least $250,000 less than or more than the Target Tangible Book Value, then the Merger Consideration shall be recalculated so that the Merger Consideration shall be the sum of (x) 1.5 multiplied by the Final Tangible Book Value up to $6 million, plus (y) if the Final Tangible Book Value exceeds $6 million, one (1) multiplied by the difference between Estimated Tangible Book Value and $6 million. If the Final Tangible Book Value as of the Closing is within $250,000 (higher or lower) of the Target Tangible Book Value and (i) no adjustment was made to the Merger Consideration pursuant to Section 4.1(b), then no adjustment shall be made, or (ii) the Merger Consideration was adjusted pursuant to Section 4.1(b), then the Merger Consideration shall be recalculated so that it is equal to $8,250,000. The Merger Consideration calculated after given effect to this Section 4.1(e) shall be referred to as the “Final Merger Consideration”. If the Final Merger Consideration exceeds the Closing Merger Consideration, then Parent shall pay the Exchange Agent an amount equal to the difference (the “Total Additional Payment Amount”). If the Closing Merger Consideration exceeds the Final Merger Consideration, then Capitol shall pay the Parent the difference. Any payments pursuant to this Section 4.1(e) shall be made within five (5) Business Days of the date the Final Tangible Book Value is determined as provided above. Subject to the provisions of Section 2.8(b)(ii), each Stockholder shall be entitled to receive, as an Additional Share Payment, an amount per share of Bank Common Stock held by such Stockholder immediately prior to the Effective Time multiplied by the Per Share Additional Payment Amount.

4.2 Tangible Book Value.  All calculations of Tangible Book Value pursuant to this Article 4 shall be determined as of the Closing, after giving effect to the disposition of all Excluded Loans in accordance with Section 7.9.

ARTICLE 5

REPRESENTATION AND WARRANTIES OF BANK AND CAPITOL

Subject to such exceptions as are disclosed in the disclosure schedules dated as of the date hereof and attached hereto (the “Schedules”) corresponding to the applicable Section and subsection or clause of this Article 5 (provided, that any information set forth in any one Section of Capitol’s Schedules shall be deemed to apply to each other applicable Section or subsection of Capitol’s Schedules if its relevance to the information called for in such Section or subsection is reasonably apparent on its face notwithstanding the omission of any cross-reference to such other section in the Schedules), each of Bank and Capitol hereby makes the following representations and warranties to Parent and Merger Sub as of the date hereof and as of the Closing Date. The inclusion of an item in the Schedules shall not be deemed an admission by either Bank or Capitol that such item represents a material fact, event, or circumstance or would or is likely to result in a Material Adverse Effect on Bank.

5.1 Capital Structure.

(a) The authorized capital stock of Bank consists of 1,100,000 shares of Bank Common Stock, of which 800,000 Shares are issued and outstanding. Bank has no other authorized classes or series of capital stock. Except as set forth on Schedule 5.1, Bank has no subsidiaries (including any subsidiaries engaged in non-banking activities) nor does Bank own or have the right or obligation to acquire, directly or indirectly, any outstanding capital stock or other voting securities or ownership interests of any corporation, bank, savings association, partnership, joint venture or other organization (including, without limitation, any ownership interests in the stock of any ATM network corporation), other than investment securities representing not more than one percent (1%) of any entity and the FHLB Stock. The subsidiary of Bank listed on Schedule 5.1 has not operated any business activities and does not have any assets or liabilities (whether known or unknown, accrued or fixed, absolute or contingent, matured or unmatured, determined or determinable, or as a guarantor or otherwise). All outstanding shares of Bank Common Stock (i) have been duly authorized and validly issued, are fully paid and nonassessable and not subject to preemptive rights or similar rights created by statute, Bank’s Articles of Incorporation, the Bylaws or any Contract to which Bank or any of the Stockholders is a party and are owned of record and beneficially by the Persons listed on Schedule 5.1, and (ii) have been offered, sold, issued and delivered by Bank in all material respects in compliance with all applicable Laws. The shares of Bank Common Stock owned by Capitol are owned free and clear of any Liens. Except as set forth on Schedule 5.1, no Rights are authorized, issued or outstanding with respect to the capital stock of Bank, and there are no agreements, understandings or commitments relating to the rights or obligations of any Stockholder to vote or to dispose of such capital stock or the rights or obligations of Bank to issue any Rights.

(b) The authorized capital stock of Capitol consists of 51,000 shares of common stock, 36,000 shares of which are designated as “Class A Common Stock” and 15,000 shares of which are designated as “Class B Common Stock”. One thousand shares of Class A Common Stock are issued and outstanding, all of which are owned of record and beneficially by CBL and fourteen thousand five hundred eighteen shares of Class B Common Stock are issued and outstanding. No Rights are authorized, issued or outstanding with respect to the capital stock of Capitol, and there are no agreements, understandings or commitments relating to the rights or obligations of any stockholder of Capitol to vote or to dispose of such capital stock or the rights or obligations of Bank to issue any Rights.

5.2 Organization, Standing And Authority Of Bank.  Bank is a Nevada-chartered non-member bank, duly organized and validly existing under the laws of the State of Nevada with the corporate power and authority, and all required permits, licenses, approvals and qualifications, to own or lease or hold as trustee, agent, custodian or in its own right, as the case may be, all of its properties and assets and to carry on its business as now conducted. Bank is duly licensed or qualified to do business and is in good standing in the locations listed on Schedule 5.2, which constitute each jurisdiction in which its ownership or leasing of property or the conduct of its business requires such licensing or qualification. Bank has heretofore delivered to Parent true and complete copies of the Articles of Incorporation and Bylaws of Bank each as amended and as in effect as of the date hereof, and no amendments thereto are pending. Except as set forth in this Agreement, no action or proceeding has been taken or commenced or is contemplated by Bank, its Board of Directors (or any committee thereof) or any Stockholder with respect to any amendment of the Articles of Incorporation or the Bylaws of Bank, title to the Shares or for the merger, consolidation, sale of assets and business, liquidation or dissolution of Bank.

5.3 Organization, Standing And Authority Of Capitol.  Capitol is a corporation duly organized, validly existing and in good standing under the laws of the State of Michigan with the corporate power and authority, and all required permits, licenses, approvals and qualifications, to own or lease all of its properties and assets and to carry on its business as now conducted. Capitol is duly licensed or qualified to do business and is in good standing in each jurisdiction in which its ownership or leasing of property or the conduct of its business requires such licensing or qualification, except where the failure to be so licensed, qualified or in good standing would not prevent or hinder the consummation of the Merger.

5.4 Legal Authority, Binding Effect.  Except for the Bank Stockholder Approval and the Capitol Stockholder Approval, each of Bank and Capitol has all requisite corporate power and authority (i) to enter into, execute and deliver this Agreement (subject to receipt of all necessary approvals from Governmental Entities) and each agreement, document and instrument to be executed and delivered by Capitol or Bank pursuant to this Agreement (the “Related Documents”) and (ii) to perform all of its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance of this Agreement and the Related Documents have been duly and validly authorized by all necessary corporate action in respect thereof on the part of each of Capitol and Bank. This Agreement has been duly and validly executed and delivered by Capitol and Bank and, assuming due authorization, execution and delivery by Parent and Merger Sub, constitutes the legal, valid and binding obligation of Capitol and Bank, enforceable against it in accordance with its terms, subject, as to enforceability, to bankruptcy, insolvency and other Laws of general applicability relating to or affecting creditors’ rights and to general equity principles (the “Bankruptcy and Equity Exceptions”).

5.5 No Violation, Conflict, Etc.  Except as disclosed on Schedule 5.5, none of (i) the execution and delivery of this Agreement or any Related Document, (ii) the consummation of the transactions contemplated hereby or thereby, or (iii) the compliance by Capitol or Bank with any of the provisions hereof or thereof in any case does or will (A) conflict with or result in a breach of any provisions of the Articles of Incorporation or Bylaws of Capitol or Bank, (B) violate, conflict with or result in a breach of any term, condition or provision of, or constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, or give rise to any right of termination, cancellation or acceleration with respect to, or result in the creation or imposition of any Lien upon any property or asset of Capitol or Bank pursuant to, any note, bond, mortgage, indenture, deed of trust, or other contract to which Capitol or Bank is a party or by which Capitol or Bank is bound or to which any of Capitol’s or Bank’s property or assets is subject, or (C) subject to receipt of all required governmental approvals as described in Section 5.6 below, does or will constitute a violation of any order, writ, injunction, decree, judgment, governmental permit, license, statute, rule or regulation applicable to Capitol or Bank.

5.6 Regulatory Approvals.  Except for the filing of applications and notices with, and the consents and approvals of, as applicable, the Bank Regulators set forth on Schedule 5.6, and except for such filings, registrations, consents or approvals that are disclosed on Schedule 5.6, no consents, authorizations, approvals of or filings or registrations with any Governmental Entity or with any third party are necessary on the part of Capitol or Bank in connection with the execution and delivery by Capitol or Bank of this Agreement and the Related Documents and the consummation by Capitol or Bank of the transactions contemplated hereby or thereby.

5.7 Regulatory Reports.  Bank has duly filed with the FDIC, the Nevada FID and any other applicable Bank Regulators, as the case may be, in correct form the reports, returns and filing information data required to be filed under applicable Laws, including any and all federal and state banking authorities, and such reports were complete and accurate in all material respects and in compliance in all material respects with the requirements of applicable Laws. In connection with the most recent examinations of Bank by Bank Regulators, except as disclosed on Schedule 5.7, Bank was not required to correct or change any action, procedure or proceeding that has not been corrected or changed as required as of the date hereof. The Deposits of Bank are insured by the FDIC pursuant to the FDIA. Bank is an insured bank under the provisions of Chapter 16 of Title 12 of the United States Code Annotated, relating to the FDIC, and no act or default on the part of Bank has occurred which might adversely affect the status of Bank as an insured bank under said Chapter. Bank has not knowingly failed to file any suspicious activity report or any report with respect to money laundering generally required to be filed pursuant to the Bank Secrecy Act.

5.8 Loans.

(a) Schedule 5.8(a) contains a true, correct and complete listing of all Loans as of July 8, 2009, other than Excluded Loans (the “Retained Loans”). To the knowledge of Bank and Capitol, all Loans, including, without limitation any related security documentation, are genuine, valid and enforceable, and not subject to set-off, counterclaim or defense by the borrower or obligor (and no claim to set-off or defense has been asserted by the obligor).

(b) Schedule 5.8(b) lists (by obligor) the aggregate amount for each of the following to which Bank is a party (in each case, the amounts reflected thereon are as of July 6, 2009): (i) Loans under which the obligor is more than ninety (90) days past due with respect to any scheduled payment of principal or interest and (ii) Loans classified as “watch,” “loss,” “doubtful,” “substandard” or “special mention” by any Governmental Entity or by Bank’s internal credit review system.

(c) To the knowledge of Bank and Capitol, Bank has complied, and on the Closing Date will have complied, with all applicable Laws, in making or purchasing Loans. To the knowledge of Bank and Capitol, all Loans serviced by Bank or any Affiliate were serviced in accordance with the requirements of any applicable guaranty of any Governmental Entity, pursuant to commercially accepted standards and, as applicable for mortgage loans, subject to the Government National Mortgage Association, the Federal Home Loan Mortgage Corporation and the Federal National Mortgage Association.

(d) Bank has made available to Parent true and correct copies of the requested Loan files related to each individual Loan, note, borrowing arrangement and other requested commitment and information pertaining to all securities held for investment by Bank as of May 31, 2009.

5.9 Insider Loans.  Set forth on Schedule 5.9 is a list of any and all outstanding notes or other evidences of indebtedness executed and delivered by insiders of Bank to Bank. For purposes of this Section 5.9, “insider” shall mean any Affiliate, officer or director of Capitol or Bank or any stockholder of Capitol or Bank owning 1% or more of Bank’s or Capitol’s stock or any members of the immediate families or related interests of such officers, directors or stockholder, as the terms “immediate families” and “related interests” are defined in §§ 215.2(g) and (n) of Regulation O (12 C.F.R. §§ 215.2(g) and (n)).

5.10 Participation Loans.  Schedule 5.10 attached hereto contains a summary listing, including primary terms, of all outstanding Loans or other evidences of indebtedness in which Bank has participated with other parties either as the originating lender or as a participant.

5.11 Financial Statements; Internal Controls

(a) Capitol and Bank have previously delivered to Parent true and complete copies of the Bank Financial Statements. The Bank Financial Statements (i) are true, accurate and complete in all material respects, (ii) have been prepared in accordance with GAAP consistently applied, except as may be otherwise indicated in the notes thereto and except with respect to the interim statements for the omission of footnotes and (iii) fairly present in all material respects the financial condition of Bank as of the respective dates set forth therein and the results of operations, shareholders’ equity and cash flows of Bank for the respective periods set forth therein, subject in the case of interim statements to year-end adjustments. In addition, the Bank Financial Statements and other financial information of Bank provided by Capitol for inclusion in the Proxy Statement are in compliance with the applicable requirements of Regulation S-X and Regulation S-K.

(b) Bank has in place sufficient systems and processes that are customary for a financial institution and that are designed to (x) provide reasonable assurances regarding the reliability of the Bank Financial Statements and (y) in a timely manner accumulate and communicate to Bank’s principal executive officer the type of information that would be required to be disclosed in the Bank Financial Statements. Neither Bank nor, to Bank’s and Capitol’s knowledge, any Employee, auditor, accountant or representative of Capitol or Bank has received or otherwise had or obtained knowledge of any complaint, allegation, assertion or claim, whether written or oral, regarding the adequacy of such systems and processes or the accuracy or integrity of the Bank Financial Statements. There have been no instances of fraud by Bank, whether or not material, that occurred during any period covered by the Bank Financial Statements.

(c) During the periods covered by the Bank Financial Statements, Bank’s external auditor was independent of Bank and its management. Schedule 5.11(c) lists each written report by Bank’s external auditors to Bank’s or Capitol’s board of directors, or any committee thereof, or Bank’s or Capitol’s management concerning any period covered by the Bank Financial Statements, true and correct copies of which have been delivered to Parent.

5.12 Undisclosed Liabilities.   Except for liabilities: (a) recorded or reserved against on the Bank Balance Sheet; (b) incurred since the Balance Sheet Date in the ordinary course of business consistent with past practice; or (c) as set forth in Schedule 5.12, Bank does not have any material debts, liabilities, demands or obligations of the nature required to be disclosed in a balance sheet prepared in accordance with GAAP (whether known or unknown, accrued or fixed, absolute or contingent, matured or unmatured, determined or determinable, or as a guarantor or otherwise). Bank does not have any “off-balance sheet arrangements” (as such term is defined in Item 303(a)(4) of Regulation S-K promulgated under the Exchange Act).

5.13 Environmental Matters.  Except as disclosed in Schedule 5.13:

(a) To the knowledge of Bank and Capitol, except in compliance with applicable Environmental Laws, and in concentrations which would not be reasonably likely to result in an obligation to report to a regulatory agency, investigate or remediate any environmental condition at any real property owned, leased or operated by Bank whether directly, indirectly or in a fiduciary capacity (including, without limitation, the Bank Offices and any Other Real Estate Owned) (collectively, the “Real Property”), there are no Materials of Environmental Concern located in, on, over, under or at any Real Property.

(b) To the knowledge of Bank and Capitol, the Real Property, Bank and the Bank Business are in material compliance with all applicable Environmental Laws and have at all times during Bank’s operations been in material compliance with all applicable Environmental Laws. To the knowledge of Bank and Capitol, all real property formerly owned, leased or operated by Bank or any predecessor-in-interest thereof whether directly, indirectly or in a fiduciary capacity (collectively, the “Former Real Property”) has been in material compliance with applicable Environmental Laws during the ownership, lease or operation of Bank or any predecessor-in-interest thereof whether directly, indirectly or in a fiduciary capacity. Neither Capitol nor Bank has received any notice of any Environmental Claim or actual or threatened liability or obligation that is (i) pending or unresolved, (ii) arising under Environmental Laws and (iii) relating to any Real Property, Former Real Property or the conduct of the Bank Business.

(c) To the knowledge of Bank and Capitol, none of the Real Property or Former Real Property will result in material liability under any Environmental Law or a material Environmental Claim.

(d) Bank has not conducted or prepared, and is not otherwise in possession of, any environmental studies or reports conducted or prepared with respect to any Real Property or Former Real Property, as of the date hereof. Bank has provided to Parent a copy of all such studies and reports set forth on Schedule 5.13(d).

(e) None of the matters disclosed in Schedule 5.13, individually or in the aggregate, is reasonably likely to have a Material Adverse Effect on Bank, the Bank Business or the Real Property.

5.14 Tax Matters.

(a) All Tax Returns required to be filed by or with respect to Bank (including Tax Returns of consolidated, combined, unitary or similar groups that include Bank (each an “Affiliated Group”) have been filed in a timely manner (taking into account all extensions of due dates). All such Tax Returns are accurate, correct and complete in all material respects.

(b) All Taxes owed by or with respect to Bank, whether nor not shown on a Tax Return, have been paid in full on a timely basis.

(c) There is no pending claim in a jurisdiction where Bank does not file Tax Returns that it is or may be subject to taxation by that jurisdiction.

(d) The liability of Bank for unpaid Taxes did not, as of the dates of the Bank Financial Statements described in Section 5.11, exceed the current liability accruals for Taxes (excluding reserves for deferred Taxes) set forth on the Bank Financial Statements.

(e) There are no ongoing audits, examinations or claims procedures with respect to any Tax Returns or Taxes of Bank or any Affiliated Group, and no notice has been received from any Governmental Entity of the expected commencement of such a proceeding.

(f) Bank has a taxable year ending on December 31.

(g) Bank has not agreed to, and is not and will not be required to, make any adjustments under Code section 481(a) as a result of a change in accounting methods.

(h) Bank has not withheld and paid over to the proper Governmental Entities all Taxes required to have been withheld and paid over, and complied with all information reporting and backup withholding requirements, including maintenance of required records with respect thereto, in connection with amounts paid to any employee, independent contractor, creditor or other third party.

(i) Bank is not a party to or subject to any Contract extending, or having the effect of extending, the period of assessment or collection of any Taxes, and no power of attorney with respect to any Taxes has been executed or filed with the IRS or any other taxing authority.

(j) Bank delivered to Parent correct and complete copies of all Tax Returns filed by or with respect to Bank (or if such Tax Returns are filed by an Affiliated Group, pro forma versions of such Tax Returns reflecting all items relating to Bank) for taxable years beginning after December 31, 2006.

(k) There are no Liens on the assets of Bank relating to or attributable to Taxes (other than Permitted Liens).

(l) No election or consent under Section 341 of the Code has been made with respect to Bank or with respect to any of the assets of Bank.

(m) Bank is not a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code and, at the Closing, Bank and Capitol shall provide Parent with a certificate to that effect (and the related notice to the Internal Revenue Service) that complies with sections 897 and 1445 of the Code and the related Treasury Regulations.

(n) Bank is not a member of an Affiliated Group filing a consolidated federal income Tax Return other than a group of which Capitol is the common parent. Bank has no liability for the Taxes of another Person under Treas. Reg. § 1.1502-6 (or any similar provision of state, local or foreign Law) as a transferee or successor, by contract or otherwise.

(o) Bank has not used a method of accounting that defers the recognition of income for tax purposes beyond the time of receipt of a cash payment or of the arising of an account or other receivable in favor of Bank.

(p) Bank has fully complied with all statutes and regulations with respect to the accounting for and paying over of unclaimed or abandoned funds.

5.15 Legal Proceedings.   Schedule 5.15 hereto lists all currently pending litigation and governmental or administrative proceedings or formal governmental investigations to which Bank is a party, either directly, indirectly or in a fiduciary capacity. There are no actions, suits, claims or proceedings instituted or pending or, to Bank’s or Capitol’s knowledge, threatened against Bank or Capitol or against any asset, interest or right of Bank or Capitol which, if adversely determined, would prevent or hinder the consummation of the Merger or have a Material Adverse Effect on Bank. Neither Bank nor Capitol is a party to any material writ, order, judgment, award, injunction or decree.

5.16 Compliance With Laws.

(a) Except as disclosed on Schedule 5.16(a), Bank is not, nor has it been, in violation of its Articles of Incorporation or Bylaws, is not and has not been in violation of any applicable Law or any order, rule or regulation of any federal, state, local or other Governmental Entity, or in default under any order, license, regulation or demand of any Governmental Entity and has not received notice of any of the foregoing. Except as disclosed on Schedule 5.16(a), Bank is not, nor has it been, subject to any regulatory or supervisory cease and desist order, agreement, written directive, memorandum of understanding or written commitment (other than those of general applicability to all banks and holding companies thereof), and has received no written communication requesting that it enter into any of the foregoing.

(b) Schedule 5.16(b) lists each material consent, license, permit, grant or other authorization issued to Bank or any Employee by a Governmental Entity (i) pursuant to which Bank currently operates or holds any interest in any of its properties and assets or (ii) that is required for the operation of the Bank Business as currently conducted or as currently proposed to be conducted (collectively, the “Permits”). The Permits are in full force and effect and Bank is in material compliance with the terms and conditions of all Permits.

(c) Bank’s business is and has been, in all material respects, in compliance with all applicable Laws of all Governmental Entities to which it or its businesses is subject, including, without limitation, the Equal Credit Opportunity Act, the Fair Housing Act, the Community Reinvestment Act, the Truth in Lending Act, the Home Mortgage Disclosure Act, the United and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA PATRIOT) Act of 2001, the Bank Secrecy Act and other applicable fair lending laws and other laws relating to discriminatory business practices.

5.17 Employee Benefit Plans; Labor.

(a) Schedule 5.17(a) lists each Benefit Arrangement and Benefit Plan sponsored or maintained by Capitol or Bank pursuant to which any current or formed Employees of Bank, or current or former service providers to Bank, are participants. Schedule 5.17(a) also lists the sponsor (i.e., Capitol or Bank) of each Benefit Arrangement and Benefit Plan. Bank has made available to Parent correct and complete copies of (i) each Benefit Arrangement (or, in the case of any such Benefit Arrangement that is unwritten, descriptions thereof), (ii) the most recent annual reports on Form 5500 required to be filed with the IRS with respect to each Benefit Arrangement (if any such report was required), (iii) the most recent summary plan description for each Benefit Arrangement for which such summary plan description is required and (iv) each trust agreement and insurance or group annuity contract relating to any Benefit Arrangement.

(b) (i) Each Benefit Arrangement that is intended to be tax qualified under Section 401(a) of the Code (each, a “Qualified Plan”), is tax qualified and Capitol has received a determination letter from the IRS upon which it may rely regarding each such Qualified Plan’s qualified status under the Code, and with respect to the Stockholder Representative’s ESOP, regarding its qualified status under the Code and status as an “employee stock ownership plan” under Sections 409 and 4975(e)(7) of the Code, for all statutory and regulatory changes with respect to plan qualification requirements for which the IRS will issue such a letter and (ii) no event has occurred since the date of the most recent determination letter or application therefor relating to any such Qualified Plan that would adversely affect the qualification of such Qualified Plan. Capitol has made available to Parent a correct and complete copy of the most recent determination letter received with respect to each Qualified Plan, as well as a correct and complete copy of each pending application for a determination letter, if any.

(c) None of Capitol, Bank or any of their ERISA Affiliates sponsors, maintains, contributes to, or has any liability or contingent liability, including, but not limited to, any “withdrawal liability,” as to any employee pension benefit plan (within the meaning of Section 3(2) of ERISA), including any multiemployer plan (within the meaning of Section 3(37)(A) of ERISA), subject to Sections 412 and 430 of the Code, Section 302 of ERISA or Title IV of ERISA. There is no encumbrance or Lien pursuant to Section 4068 of ERISA or Section 412(n) of the Code (as in effect prior to its repeal) or Section 430(k) of the Code in favor of or enforceable by the Pension Benefit Guaranty Corporation with respect to any of Bank’s assets. None of Capitol, Bank or any of their respective ERISA Affiliates (x) maintains, has established or has ever participated in a multiple employer welfare benefit arrangement as described in Section 3(40)(A) of ERISA, or (y) has any current or future obligation or liability with respect to a Benefit Arrangement pursuant to the provisions of a collective bargaining agreement, in each case on behalf of or with respect to any current or former employee, director, or other service provider of Bank or their beneficiaries.

(d) Except as listed on Schedule 5.17(d), no Benefit Arrangement provides for any health, life or other welfare-type benefit for current or future retired or terminated employees or their beneficiaries of Bank or current or future terminated non-employee service providers to Bank or their beneficiaries, other than COBRA.

(e) The Benefit Arrangements have been operated in compliance in all material respects with their terms and the applicable provisions of ERISA, the Code, all regulations, rulings and announcements promulgated or issued thereunder and all other applicable governmental Laws and regulations with respect to Bank’s employees. No claim has been threatened, asserted, instituted, or, to Bank’s and Capitol’s knowledge, is anticipated against any Benefit Arrangement (other than routine claims for benefits and appeals of such claims), any trustee or fiduciaries thereof, Capitol, Bank, any of their respective ERISA Affiliates, any employee, officer, director, or other service provider of Capitol or Bank (whether current or former), or any of the assets of any trust of any of the Benefit Arrangements. Each Benefit Arrangement may be amended, terminated, modified or otherwise revised, other than with respect to the nondiscrimination rules and benefits protected under Sections 401(a)(4) and 411(d), respectively, of the Code, on and after the Closing Date, without further material liability to Parent, Merger Sub, any Affiliate of Parent, or Bank.

(f) All contributions, premiums, benefit payments and inter-company changes under or in connection with the Benefit Arrangements that are required to have been made in accordance with the terms of the Benefit

Arrangements or applicable Law for any period through the Closing Date have been timely made or properly accrued.

(g) None of Capitol, Bank or any ERISA Affiliate is obligated under any Benefit Arrangement or otherwise to pay or provide any separation, severance, termination or similar benefit, unemployment compensation, or withdrawal liability, or accelerate the time of payment, funding, or vesting or increase the amount of compensation or benefits due to any employee, director, independent contractor or other service provider of any of Capitol or Bank (whether current or former) or their beneficiaries as a result of any transaction contemplated by this Agreement or as a result of a change in control or ownership within the meaning of Section 280G of the Code (alone or in connection with any subsequent termination).

(h) Except as set forth in Schedule 5.17(h),:

(i) there are no collective bargaining agreements binding on Bank; none of the Employees of Bank is represented by a labor union, and, to the knowledge of Bank and Capitol, there is no, and since January 1, 2007, has been no, (a) organizational effort currently being made or threatened by or on behalf of any labor organization or trade union to organize any employees of Bank, and (b) no demand for recognition of any Employees of Bank has been made by or on behalf of any labor organization or trade unions.

(ii) there are no strikes, work stoppages, work slowdowns or lockouts pending or, to the knowledge of Bank and Capitol, contemplated or threatened against or involving Bank;

(iii) there are no legal proceedings pending or, to the knowledge of Bank and Capitol, threatened against or affecting Bank, relating to the alleged violation of any Law pertaining to labor relations or employment matters;

(iv) unfair labor practice charges, grievances or complaints or charges of discrimination, harassment, wrongful discharge, retaliatory act or similar actions filed against or, to the knowledge of Bank and Capitol, threatened against Capitol or Bank with the Equal Employment Opportunity Commission, the National Labor Relations Board or other governmental authority relating to employees of Bank.

(i) Schedule 5.17(i) contains a complete and accurate list of the names of each employee of Bank (“Bank Employee”) as of the date hereof. Bank has delivered to Parent the following information with respect to each Bank Employee: (i) date of hire, (ii) job title or position held, (iii) base salary or current wages or remuneration, (iv) employment status (i.e., active or on leave or disability and full-time or part-time) and (v) vacation and sick pay entitlement.

(j) There has been no mass layoff or plant closing as defined in the WARN Act or any similar state or local “plant closing” Law with respect to the employees of Bank.

5.18 Certain Contracts.

(a) Except as set forth in the Contracts attached to Schedule 5.18(a), Bank is not a party to, and neither receives nor is obligated to pay benefits under:

(i) any Contract relating to the borrowing of money by Bank or the guarantee by Bank of any obligation of any third party, other than Bank Deposits, federal funds purchased and securities sold under agreement to repurchase, all in the ordinary course of business consistent with past practice;

(ii) data processing, item processing or ATM Contracts;

(iii) any Contracts involving mortgages, deeds of trust, security agreements or suretyships, other than advances of expenses to employees in the ordinary course of business consistent with past practice;

(iv) any Contract pursuant to which Bank is obligated to indemnify any current or former director, officer, employee or agent of Bank (other than as provided in Bank’s bylaws or as otherwise required under Nevada law) or Capitol;

(v) any collective bargaining agreement;

(vi) any Contract which requires the payment by Bank of more than $15,000 annually or which cannot be terminated without penalty upon notice of thirty (30) days or less;

(vii) any Contract that involves a payment or series of payments of more than $15,000 individually or in the aggregate from or to Bank, other than (x) any agreement with a banking customer for the provision of banking services entered into by Bank in the ordinary course of business consistent with past practice, and (y) Loans made by, repurchase agreements made by, banker’s, acceptance of or Deposits by Bank in the ordinary course of business consistent with past practice;

(viii) any Contract containing covenants which limit the ability of Bank to compete in any line of business or with any Person or which involves any restrictions on the geographical area in which, or method by which, Bank may carry on its respective business (other than as may required by Law or any applicable regulatory authority);

(ix) any Contracts related to indebtedness for borrowed money where Bank is the borrower or obligor;

(x) any lease for real property;

(xi) any license, sublicense, services, technology or other agreement (i) pursuant to which any third party is authorized to use or provide services related to any Bank IP or (ii) pursuant to which Bank is authorized to use any Intellectual Property of any third party;

(xii) any Contracts for the future disposition or acquisition of any assets or properties, other than in the ordinary course of business consistent with past practice and not involving assets that are either material to Bank or having a fair market value an in excess of $15,000;

(xiii) any Contracts for any merger or other business combination;

(xiv) any Contracts concerning confidentiality or non-solicitation obligations; or

(xv) any outstanding offer, agreement, commitment or obligation to enter into any Contract or arrangement of the nature described in subsections (i) through (xiv) of this Section 5.18(a).

(b) Except as set forth on Schedule 5.18(b), (i) each Contract listed on Schedule 5.18(a) is valid and binding on Bank and, to the knowledge of Bank and Capitol, on the other parties thereto; and (ii) neither Bank nor, to the knowledge of Bank and Capitol, any other party, is in material default under any such contract, and no event has occurred which constitutes, or with the lapse of time, the giving of notice or both could constitute, a default by Bank or, to the knowledge of Bank and Capitol, a default by any other party under such contract.

5.19 Absence of Changes.  Except as set forth on Schedule 5.19, to the knowledge of Bank and Capitol, since December 31, 2008, there has not been:

(a) Any event or occurrence that has had or could reasonably be expected to have (individually or in the aggregate with any other event or occurrence) a Material Adverse Effect on Bank;

(b) Any (i) increase (other than those in the ordinary course of business consistent with past practice) in the wages, salaries, compensation, pension or other benefits payable or to become payable by Capitol or Bank to any Employee of Bank or agent, (ii) bonus, incentive compensation, service award or like benefit granted, made or accrued, contingently or otherwise, for or to the credit of any Employee of Bank or agent, (iii) any new employment, severance or change of control agreement to which Capitol or Bank is a party, or (iv) any adoption of or material amendment to, or material modification of, any Benefit Arrangement except as required by the terms or such plan or applicable Law.

(c) Any issuance of or Contract to issue any shares of Bank Common Stock or other Rights;

(d) Any discharge or satisfaction of any Lien or payment of any obligation or liability by Bank other than current liabilities shown or reflected on the Bank Financial Statements or current liabilities incurred since that date in the ordinary course of business consistent with past practice;

(e) Any mortgage, pledge or subjection to Lien of any of Bank’s assets, real or personal, tangible or intangible, other than in the ordinary course of business consistent with past practice;

(f) The sale or transfer of any of Bank’s tangible assets, or the cancellation or release of any debts or claims owing to Bank;

(g) Entry by Bank into any other transaction other than in the ordinary course of business consistent with past practice;

(h) The sale, assignment, transfer or encumbrance by Bank of any trademarks, trade names or other intangible assets; or

(i) A decrease in the Core Deposits of Bank of five percent (5%) or more.

5.20 Brokers And Finders.  Except as set forth on Schedule 5.20, none of Capitol, Bank or any of the directors, officers or employees of either has employed any broker or finder or incurred any liability for any broker or finder fees or commissions in connection with the transactions contemplated hereby.

5.21 Insurance.  Schedule 5.21 lists Bank’s insurance policies and binders of insurance and the amounts and types of insurance coverage available thereunder. All such policies of insurance (i) are in full force and effect and all premiums that are due and payable with respect thereto are currently paid; (ii) are adequate for the business conducted by Bank in respect of amounts, types and risks insured (other than the risk of terrorist attacks); and (iii) will remain in full force and effect until the Effective Time, subject to normal renewal policies and procedures, including, without limitation, the payment of premiums. There is no claim by Bank or any of its Affiliates pending under any of such policies or bonds as to which coverage has been questioned, denied or disputed or that Bank has a reason to believe will be denied or disputed by the underwriters of such policies or bonds. There is no pending claim that would reasonably be expected to exceed the policy limits. All premiums due and payable under all such policies and bonds have been paid (or if installment payments are due, will be paid if incurred prior to the Closing) and Bank and its Affiliates are otherwise in material compliance with the terms of such policies and bonds. Except as provided in Section 8.3, neither Bank nor Capitol has knowledge of a threatened termination of, or premium increase with respect to, any of such policies. None of Bank or any of its Affiliates has ever maintained, established, sponsored, participated in or contributed to any self-insurance plan or program.

5.22 Accuracy And Availability Of Deposit Account Records.

(a) The deposit agreements and other documents relating to the deposit accounts of Bank to be delivered to Parent, or to which Parent and Merger Sub shall have unrestricted access after the Closing, will be all such documents in Bank’s possession or reasonably available to Bank at the Closing. Except as set forth on Schedule 5.22(a), none of the Deposits of Bank is a Brokered Deposit.

(b) Schedule 5.22(b) contains a true, correct and complete listing of all the Core Deposits of Bank as of June 30, 2009.

5.23 Properties.  (a) Bank has a valid leasehold interest in the real property (or portion thereof) described in Schedule 5.23(a)(1), together with the improvements thereon and real property rights and appurtenances pertaining thereto (individually and collectively, as the context may require, the “Leased Real Property”), free and clear of all Liens, other than any Permitted Liens. No such Permitted Lien materially impairs the use of the Leased Real Property for the purposes for which it is now operated. As of the Closing, Bank shall have good, marketable and insurable fee simple title to the real property described in Scheduled 5.23(a)(2) (the “Owned Real Property”), free and clear of all Liens, other than any Permitted Liens. Except as set forth in Schedules 5.23(a)(1) and 5.23(a)(2), Bank does not own or lease any real property.

(b) Attached to Schedule 5.23(b) is a true, correct and complete copy of the lease pursuant to which the Leased Real Property is leased to Bank (the “Real Property Lease”), including all amendments, modifications, supplements, renewals, extensions, guarantees and other documents and agreements with respect thereto). The Real Property Lease is valid, binding and in full force and effect and is enforceable in accordance with its terms, subject to the Bankruptcy and Equity Exceptions, and, except as set forth in Schedule 5.23(b), has not been modified, amended, nor any provision thereof waived and constitutes the entire agreement between the lessor and lessee with respect to the Leased Real Property so demised. Bank has delivered all notices delivered or received by Bank relating to the Real Property Lease. With the exception of the suit commenced by Bank seeking recovery of its tenant improvement allowance captioned 1st Commerce Bank, Plaintiff vs. James J. Stevinson, a foreign corporation; and GBRK, LLC, a California limited liability company, Defendant; James J. Stevinson, a California corporation, and GBRK, LLC, a California limited liability company, Third Party Plaintiffs vs. Rick A. Abelson, an individual; and Camino Al Norte Holdings, LLC, a Nevada limited liability company; Camino Al Norte Ventures, LLC, a domestic limited liability company; Does I through XX; and Row Corporations I through XX, Third Party Defendants, Case No. A576649; neither Bank nor, to the knowledge of Bank and Capitol, any other party thereto, is or is alleged to be in material violation of or in material default in respect of, nor has there occurred any event or condition which (with or without notice or lapse of time or both) would constitute a material violation of or material default under, the Real Property Lease. None of the parties to the Real Property Lease has given notice of termination of, or is seeking to amend, the Real Property Lease.

(c) Except as attached to Schedule 5.23(c), Bank has not entered into any Contract, option or right of first refusal for the sale, transfer, lease, sublease, assignment or other disposition of the Leased Real Property (or any portion thereof) or the Owned Real Property (or any portions thereof).

(d) To the knowledge of Bank and Capitol, there are no outstanding material requirements from the lessor under the Real Property Lease requiring any repairs or work to be done with respect to the improvements constituting a part of the Leased Real Property or pertaining to the maintenance of such property in order to comply with the Real Property Lease. Neither Capitol nor Bank has received any notice of any actual or threatened liability or obligation arising under the Law of any Governmental Entity applicable to the Leased Real Property or the Owned Real Property.

(e) Bank has, or will have at the Effective Time, title, free and clear of all Liens, to all of the personal properties reflected on the statement of financial condition of Bank as of December 31, 2008 included in the Bank Financial Statements or acquired after such date, except for (i) Permitted Liens, (ii) those items that secure public or statutory obligations or any discount with, borrowing from, or obligations to any Federal Reserve Bank or FHLB, (iii) as reflected on the notes to the statement of financial condition of Bank as of December 31, 2008 included in the Bank Financial Statements, and (iv) as disclosed on Schedule 5.23(e).

(f) No Owned Real Property is comprised of a tax lot that also encompasses property that is not such Owned Real Property. There is no pending, or, to the knowledge of Bank and Capitol, threatened or contemplated condemnation, eminent domain or similar proceeding affecting any Owned Real Property or any portion thereof. To the knowledge of Bank and Capitol, there exists no fact or condition that would result in the termination of the existing access to the Owned Real Property.

5.24 Books And Records.   The minute books of Bank have been kept in the ordinary course of business and are complete in all material respects to corporate action taken by the Stockholders and the Bank’s Board of Directors, and are in compliance in all material respects with all applicable laws and regulations.

5.25 Condition of Assets.  Except as set forth on Schedule 5.25, there is no material asset used by Bank in the conduct of its business which is not either owned by Bank or leased to Bank under appropriate licenses or leases. Bank has good and valid title to, or, in the case of the Real Property and leased properties and assets, valid leasehold interests in, all of its material tangible properties and assets, real, personal and mixed, used or held for use in its business, free and clear of any Liens, except Permitted Liens and as reflected in the Bank Financial Statements or as set forth on Schedule 5.25. All such assets owned or used by Bank are, and on the Closing Date will be, (i) adequate for the conduct of the Bank Business as currently conducted in all material respects and (ii) reasonably fit and suitable for the uses and purposes for which they were intended and in good operating condition subject to normal wear and tear and maintenance requirements, except where such failure to be in good operating condition would not materially impair the operation of Bank as presently conducted.

5.26 Location And Conduct Of Business.   Bank conducts all the customer operations of the Bank Business at the Bank Offices set forth on Schedule 5.26 and at no other locations.

5.27 Intellectual Property.

(a) Schedule 5.27(a)(i) to this Agreement contains a true, correct and complete listing of all Bank IP which, except as set forth on Schedule (a)(ii), constitutes all Intellectual Property necessary to conduct the Bank Business as currently conducted and currently proposed to be conducted. Bank owns, or has the right to use pursuant to a valid and enforceable license, sublicense, Services Agreement with CBL or similar agreement, all Intellectual Property that is used in or necessary for use in the Bank Business as currently conducted and currently proposed to be conducted, in each case, free and clear of Encumbrances. Registrations for Bank Owned IP are valid, subsisting, enforceable and in full force and effect, and there has been no claim by any third party contesting the validity, enforceability, use or ownership of any of the Bank Owned IP.

(b) Neither the Bank Business nor any Bank IP infringes, misappropriates, violates or conflicts with a third party’s Intellectual Property, and neither Capitol nor Bank has received notice claiming otherwise and there are no facts or circumstances that would reasonably be anticipated to result in any such claim. To the knowledge of Bank and Capitol, no third party is infringing, misappropriating or violating any Bank IP. There is no claim, suit, action or proceeding, pending or, to the knowledge of Bank and Capitol, threatened, against Bank asserting that Bank’s use of any Intellectual Property infringes the rights of any third party and no third party is known to Capitol or Bank to be infringing upon the rights of Bank in the Intellectual Property.

(c) Bank has taken commercially reasonable measures to (i) protect the proprietary nature of the Bank Owned IP and (ii) the confidential nature of personally identifiable information, including by using commercially reasonable efforts to provide for the signing by third parties with access to confidential information of valid and binding nondisclosure.

5.28 Related Party Transactions.  Except as set forth on Schedule 5.28, no Related Person of Bank is currently a party to any Contract with Bank, including, without limitation, any Contract providing for the employment of, furnishing of services by, rental of assets from or to, or otherwise requiring payments to any Related Persons or any of their Affiliates (each such agreement being a “Related Party Agreement”). Furthermore, except as expressly set forth in Schedule 5.28 attached hereto, no Related Person of Bank has, directly or indirectly, any financial interest in, or is a director, officer or employee of, any corporation, firm, association or business organization which is a supplier, lessor, lessee, or competitor or potential competitor of Bank or any of its subsidiaries. There are no outstanding notes or accounts receivable from or payable to, or advances by or to, any Related Person. To the knowledge of Bank and Capitol, neither Bank nor any of its directors, officers, employees or agents, have: (a) used any corporate funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity; (b) made any direct or indirect unlawful payments from corporate funds to officials of any Governmental Entities; (c) established or maintained any unlawful or unrecorded fund of corporate monies or other assets; (d) made any false or fictitious entries on the books and records of Bank; (e) made or received any bribe, rebate, payoff, influence payment, kickback or other unlawful payment; or (f) made any other payment, favor or gift not fully deductible for federal income tax purposes.

5.29 Proxy Statement.  The information relating to Capitol and Bank furnished in writing by Capitol for inclusion in the Proxy Statement and the other matters to be voted on at the Stockholders’ Meeting, including but not limited to the information supplied by Capitol and contained in the Proxy Statement, will not, as of the date such information is provided promptly upon the request of Parent, contain any statement which, at such time and in light of the circumstances under which it is made, is false or misleading with respect to any material fact, or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not false or misleading (the “Information Standard”). Capitol will promptly update such information should it become aware of any material change and, promptly upon the request of Parent, confirm that such information satisfies the Information Standard as of a subsequent date.

5.30 Deposits; Deposit Summary

(a) All of the Deposits held by Bank (including the records and documentation pertaining to such Deposits) have been established and are held in material compliance with (i) all applicable policies, practices and procedures of Bank and (ii) all applicable Law, including anti-money laundering requirements. All of the Deposits held by Bank are insured to the maximum limit set by the FDIC and the FDIC premium and all assessments have been fully paid.

(b) To the knowledge of Bank and Capitol, there are no Contracts currently in force, that upon the occurrence of any event (including the execution of this Agreement), could result in the acceleration of any fixed term Deposits with Bank or any certificates of deposit issued by Bank.

(c) Attached hereto as Schedule 5.30(c) is a summary of the amounts and types of the Deposits held by Bank on July 7, 2009 and the weighted average interest rates being paid thereon as of May 31, 2009 (the “Deposit Summary”). The Deposit Summary was prepared by Bank from the books and records of Bank in the ordinary course of business consistent with past practice.

(d) Except as set forth on Schedule 5.30(d), none of the Deposits held by Bank are of public and governmental funds as to which there is required security posted by Bank.

5.31 Approval Of Stockholders.  The Merger to be authorized must be approved by a majority of the Shares.

5.32 Adequacy of Capital.  Bank’s risk-based capital and leverage capital are adequate and in compliance with the requirements of the FDIC’s capital maintenance requirements in 12 C.F.R. Part 325, Subpart A, including Appendices A (risk-based capital) and B (leverage capital), and Bank is considered well capitalized for purposes of the Prompt Corrective Action rules contained in 12 C.F.R. Part 325, Subpart B.

5.33 No Participation In TARP.  None of Bank’s Affiliates participates in the U.S. Treasury Department’s Troubled Asset Relief Program, including the Capital Purchase Program.

5.34 No Excess Payments.  None of Bank’s officers or directors would be entitled as a result of the Merger or any subsequent purchase of banking operations to compensation that would constitute excess parachute payments under Section 280G and 4999 of the Code.

5.35 No Other Representations Or Warranties.  Except for the representations and warranties contained in this Article 5, neither Capitol nor Bank makes additional representations or warranties, and each of Capitol and Bank hereby disclaims any other representations or warranties, whether made by Capitol and Bank or any of their respective officers, directors, employees, agents or representatives, with respect to the execution and delivery of this Agreement or any document entered into pursuant to the terms and conditions of this Agreement, or the transactions contemplated hereby, notwithstanding the delivery or disclosure to Parent, Merger Sub or their representatives of any documentation or other information with respect to any one or more of the foregoing.

ARTICLE 6

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Parent and Merger Sub hereby represent and warrant to Bank as follows:

6.1 Organization, Standing And Authority Of Parent And Merger Sub; Charter Documents and Bylaws.  Each of Parent and Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and Nevada, respectively, with the corporate power and authority, and all required permits, licenses, approvals and qualifications, to own or lease all of its properties and assets and to carry on its business as now conducted. Each of Parent and Merger Sub is duly licensed or qualified to do business and is in good standing in each jurisdiction in which its ownership or leasing of property or the conduct of its business requires such licensing or qualification, except where the failure to be so licensed, qualified or in good standing would not be reasonably expected to prevent or hinder the consummation of the Merger. Each of Parent and Merger Sub has heretofore delivered or will make available to Capitol true and complete copies of the Articles of Incorporation and Bylaws of Parent and Merger Sub, as the case may be, as in effect as of the date hereof.

6.2 Legal Authority, Binding Effect, Ownership.  Merger Sub has and, except for the Parent Stockholder Approval, Parent has, all requisite corporate power and authority (i) to enter into this Agreement and each Related Document to be executed and delivered by Merger Sub and Parent, as the case may be (subject to receipt of all necessary approvals from Governmental Entities), and (ii) to perform all of its obligations hereunder and thereunder. The execution and delivery of this Agreement and each agreement, document and instrument to be executed and delivered to Capitol by Merger Sub and Parent pursuant to this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action in respect thereof on the part of Merger Sub and Parent. This Agreement has been duly and validly executed and delivered by Merger Sub and Parent, and, assuming due authorization, execution and delivery by Capitol and Bank, constitutes a legal, valid and binding obligation of Merger Sub and Parent which is enforceable against Merger Sub and Parent in accordance with its terms, subject, as to enforceability, to the Bankruptcy and Equity Exceptions.

6.3 No Violation, Conflict, Etc.  Except as disclosed on Schedule 6.3, none of (i) the execution and delivery of this Agreement or any Related Document, (ii) the consummation of the transactions contemplated hereby or thereby or (iii) compliance by each of Parent and Merger Sub with any of the provisions hereof or thereof in any case does or will (A) conflict with or result in a breach of any provisions of the Articles of Incorporation or Bylaws of each of Parent and Merger Sub, (B) violate, conflict with or result in a breach of any term, condition or provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or give rise to any right of termination, cancellation or acceleration with respect to, or result in the creation of any Lien upon any property or asset of Parent and Merger Sub pursuant to, any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which each of Parent and Merger Sub is a party, or to which any of its properties or assets is subject, or (C) subject to receipt of all required governmental approvals as described in Section 6.4 below, does or will constitute a violation of any order, writ, injunction, decree, judgment, governmental permit, license, statute, rule or regulation applicable to Parent and Merger Sub.

6.4 Regulatory Approvals.  Except for the filing of applications and notices with, and the consents and approvals of, as applicable, the Bank Regulators set forth on Schedule 6.4, and except for such filings, registrations, consents or approvals that are disclosed on Schedule 6.4, no consents or approvals of or filings or registrations with any Governmental Entity or with any third party are necessary on the part of Parent or Merger Sub in connection with the execution and delivery by Parent and Merger Sub of this Agreement and the Related Documents and the consummation by Parent and Merger Sub of the transactions contemplated hereby or thereby.

6.5 Legal Proceedings.  There are no actions, suits, claims or proceedings instituted or pending or, to Parent’s knowledge, threatened against Parent or Merger Sub which, if adversely determined, would prevent or hinder the consummation of the transactions contemplated by this Agreement or have a Material Adverse Effect on Parent or Merger Sub. Neither Parent nor Merger Sub is a party to any material writ, order, judgment, award, injunction or decree.

6.6 Compliance With Laws.  Except as disclosed on Schedule 6.6, neither Parent nor Merger Sub is in violation of its Articles of Incorporation or Bylaws and has not received notice of violation of any applicable Law which would reasonably be expected to materially impair the validity or consummation of this Agreement or the transactions contemplated hereby, or in default with respect to any order, writ, injunction or decree of any court, or in default under any order, license, regulation or demand of any Governmental Entity. Neither Parent nor Merger Sub is subject to any regulatory or supervisory cease and desist order, agreement, written directive, memorandum of understanding or written commitment (other than those of general applicability to all banks and holding companies thereof), and has received no written communication requesting that it enter into any of the foregoing.

6.7 Brokers And Finders.  Except as set forth in Schedule 6.7, neither Parent nor Merger Sub nor any of their respective directors, officers or employees, has employed any broker or finder or incurred any liability for any broker or finder fees or commissions in connection with the transactions contemplated hereby.

6.8 Financing.  Parent has sufficient funds to pay the Merger Consideration.

6.9 Investment Intent.   Parent is acquiring the Shares for its own account and not with the view toward distribution within the meaning of Section 2(a)(11) of the Securities Act if 1933, as amended other than in compliance with all applicable Laws, including United States federal securities Laws.

6.10 Funds Outside Of The Trust Account.   Parent has sufficient funds outside of the Trust Account to satisfy any claims for indemnification by a Stockholder Indemnified Party.

6.11 Non-Reliance.  Parent acknowledges and agrees that in entering into this Agreement it has not relied and is not relying on any representations, warranties or other statements whatsoever, whether written or oral (from or by Capitol or any Person acting on Capitol’s behalf) other than those expressly set out in this Agreement and Related Documents and that it will not have any right or remedy rising out of any representation, warranties or other statements not expressly set out in this Agreement or the Related Documents.

ARTICLE 7

COVENANTS OF BANK, CAPITOL AND CBL

7.1 Conduct Of Business.

(a) Affirmative Covenants.  During the period from the date of this Agreement to the Effective Time, except with the written consent of Parent, which consent will not be unreasonably withheld, conditioned or delayed, Bank will use its commercially reasonable best efforts to (i) operate its business only in the regular and ordinary course of business consistent with past practice (except as otherwise expressly contemplated by this Agreement) and (ii) preserve intact its business organization and assets and maintain its rights and franchises. Neither Capitol nor Bank shall knowingly take any action that would (A) adversely affect the ability of Bank or Capitol to obtain any necessary approvals of any Governmental Entity required for the transactions contemplated hereby or materially increase the period of time necessary to obtain such approvals, or (B) adversely affect Capitol’s or Bank’s ability to perform its covenants and agreements under this Agreement. Bank shall not cancel, terminate or amend the Real Property Lease, or acquire (except for the acquisition of the Owned Real Property pursuant to foreclosure proceedings) or lease any other Real Property, in each case without the prior written consent of Parent (which consent shall not be unreasonably withheld or delayed). Without limiting the foregoing, Bank will, and Capitol will cause Bank to, perform in a prompt and timely manner, in accordance with its ordinary course of business consistent with past practice or existing business plans, all of its obligations with respect to the Bank Business.

(b) Negative Covenants.  From the date of this Agreement to the Effective Time, except as otherwise specifically permitted or required by this Agreement or consented to by Parent in advance in writing, (which consent shall not be unreasonably withheld, conditioned or delayed), Bank shall not:

(i) except in the ordinary course of business consistent with past practice, sell, transfer, license or otherwise dispose of or discontinue any of its assets, business or properties (including Core Deposits) or permit or allow any of its assets or properties to be subjected to any Lien, other than Permitted Liens;

(ii) (A) issue any capital stock or other securities of Bank or make any change in the issued and outstanding capitol stock or securities of Bank; (B) issue or grant any Rights of any character relating to the authorized or issued capital stock of Bank, or any securities convertible into shares of such stock or such Rights; or (C) declare, make or pay any cash dividends or distributions to the holders of its capital stock;

(iii) effect any recapitalization, reclassification, stock dividend, stock split or like change in capitalization, or redeem, repurchase or otherwise acquire any shares of Bank’s capital stock;

(iv) approve any capital expenditure, individually or in the aggregate, in excess of $25,000;

(v) rollover, refinance, renew, cancel, release or otherwise modify any Retained Loans;

(vi) fail to maintain insurance coverage under insurance policies at presently existing levels so long as such insurance is available at commercially reasonable rates;

(vii) change, amend or waive any provisions of Bank’s Articles of Incorporation of Bylaws;

(viii) other than as required by applicable Law, (A) grant base salary, base wage or discretionary incentive compensation increases for any current employee, except in the ordinary course of business consistent with past practice; provided, however, that any such base salary, base wage or discretionary incentive compensation increase shall not exceed 3% of any such employee’s base salary, base wage or discretionary incentive compensation from the previous year; provided, further, that, except as authorized herein, no salary or wage increases shall be granted to any current employee that is a party to any employment, retention, change in control or similar agreement with Bank; (B) forgive any Loans to directors, officers or employees of Bank or Capitol or any Affiliate thereof; (C) enter into any employment, change of control or severance agreement with, or establish, adopt, enter into, or amend, any Benefit Arrangement for the benefit of, any current or former employee, director, officer or employee of Bank; (D) exercise any discretion to accelerate the vesting or payment of any compensation of benefit, or take any action to fund the payment of any benefit, under any Benefit Arrangement, except as may be contemplated by this Agreement; or (E) grant any new awards under any Benefit Arrangement.

(ix) except in the ordinary course of business consistent with past practice, acquire any collateralized mortgage obligations, incur any liabilities or obligations for borrowed money whether or not evidenced by a note, bond, debenture or similar instrument (other than Deposits, federal funds purchased and securities sold under agreements to repurchase, in each case, in the ordinary course of business consistent with past practice), or acquire any equity, debt or other investment securities;

(x) incur any liabilities with respect to Brokered Deposits or extend or renew the term of any Brokered Deposit set forth on Schedule 5.22(a), provided, however, that Bank may extend or renew the term of any Brokered Deposit set forth on Schedule 5.22(a) for a period not to exceed three (3) months if such Brokered Deposit matures or expires prior to the Closing;

(xi) make application for the opening of any branch;

(xii) merge into, consolidate with, affiliate with, or be purchased or acquired by (assets or capital stock), any other Person, or permit any other to be merger, consolidated or affiliated with it or be purchased or acquired by it, or except to realize upon collateral in the ordinary course of its business, acquire a significant potion of the assets of any other Person, or sell a significant potion of its assets;

(xiii) settle any action, claim or proceeding filed or otherwise instituted against it;

(xiv) make any change in its accounting, credit risk or interest rate risk methods or practices, except changes as may be required by GAAP or by regulatory requirements;

(xv) make or change any election, change an annual accounting period, adopt or change any accounting method, file any amended Tax Return, enter into any tax closing agreement, settle any claim for Taxes or assessments relating to Bank, surrender any right to claim a refund of Taxes, consent to any extension or waiver of the limitation period applicable to any claim for Taxes or assessments relating to Bank, if such election, adoption, change, amendment, agreement, settlement, surrender, consent or other action would increase the liability for Taxes of Bank for any period after the date of Closing;

(xvi) enter into any transaction with any Related Person other than in the ordinary course of business consistent with past practice and on terms no less favorable than could be negotiated on an arm’s length basis;

(xvii) knowingly take any action intended or reasonably likely to result in (A) a Material Adverse Effect on Bank, (B) any of the conditions to the transactions contemplated hereby set forth in Article 10 not being satisfied in a timely manner, or (C) a material violation of any provision of this Agreement, except, in each case, as may be required by applicable Law;

(xviii) do anything to cause the termination of Bank’s FDIC deposit insurance;

(xix) repurchase (including by participation) any Excluded Loan or purchase Loans (including by participation) from Capitol or any Affiliate of Capitol; or

(xx) incur any indebtedness for borrowed money, including, without limitation, any draw-down by Bank on its line of credit with FHLB;

(xxi) agree to take any of the actions specified in this Section 7.1(b), except as contemplated by this Agreement.

7.2 Current Information.  During the period from the date of this Agreement to the Effective Time, Bank and Capitol will and will cause their representatives to confer with representatives of Parent and report the general status of Bank’s ongoing operations (including credit quality and related issues), customer communications, employee matters and other issues relating to Bank and the transactions contemplated hereby to the extent permitted by applicable Law, at such times as Parent may reasonably request. Bank shall promptly notify Parent of any material and adverse change in the normal course of its business or in the operation of its properties and, to the extent permitted by applicable law, of any governmental complaints, investigations or hearings (or communications indicating that the same may be contemplated), or the institution of litigation or the threat of material litigation involving Bank. Bank shall provide to Parent reports regarding the Loans and Deposits as reasonably requested by Parent, as well as asset quality reports as reasonably requested by Parent, in each case, no more frequently than monthly, including but not limited to watch Loans, past due reports, non-performing assets, charge-offs, risk rating distribution, portfolio growth, industry and product concentrations and composition, and changes to off-balance sheet exposures. Bank shall also provide Parent with such information with respect to such events as Parent may reasonably request from time to time. As soon as submitted to the applicable federal banking agency, Capitol will deliver to Parent each of Bank’s quarterly Reports of Condition and Income, including all schedules thereto.

7.3 Advise of Changes.  Capitol shall promptly notify Parent of any change or event (a) that has had or would reasonably be expected to have a Material Adverse Effect on Bank, (b) which it believes would or would be reasonably likely to cause or constitute a breach of any of its or Bank’s representations, warranties or covenants contained herein, or (c) which it believes would or would be reasonably likely to cause any of the conditions set forth in Section 10.2 not being satisfied; provided, that a breach of this Section shall not be considered for purposes of determining the satisfaction of the closing conditions set forth in Section 10.2(a) and 10.2(b), or give rise to a right of termination under Article 12, if the underlying breach or breaches with respect to which Capitol failed to give notice would not result in the failure of the closing conditions set forth in Section 10.2 to be satisfied.

7.4 Commercially Reasonable Best Efforts.  Subject to the terms and conditions herein provided, Capitol agrees to use commercially reasonable best efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws and regulations to consummate and make effective the transactions contemplated by this Agreement.

7.5 Corporate And Other Consents.   Bank shall use commercially reasonable best efforts to secure all corporate and other non-regulatory consents with respect to those material contracts to which Bank is a party which consents are otherwise required to be obtained as listed on Schedule 7.5 in order to consummate the Merger, and Parent shall fully cooperate in order to obtain such consents. Bank shall provide copies of such consents to Parent upon Parent’s request. Capitol and CBL shall use best efforts to consummate the Exchange

Offer as promptly as practicable after the date hereof, and, upon consummation of the Exchange Offer, CBL shall promptly, and in any event within two (2) Business Days thereof, deliver the Capitol Stockholder Approval; provided, however, that, if the Exchange Offer is not consummated on or prior to August 15, 2009, Capitol and CBL shall use best efforts to obtain the Capitol Stockholder Approval and the Bank Stockholder Approval as soon as reasonably possible.

7.6 Access To And Retention Of Books And Records.  Upon execution of this Agreement, Bank and Capitol shall cause each of their respective officers, directors, and employees to provide Parent and its representatives, accountants and counsel reasonable access to the Real Property, Bank Offices, employees, depository records, loan files, Bank Financial Statements and all other documents and other information concerning Bank as Parent may reasonably request. Capitol shall provide Parent reasonable assistance in its investigation relating to the Real Property and Bank Offices; provided, that Parent’s investigation shall be conducted during normal business hours and in a manner that does not unreasonably interfere with Bank’s normal operations, customers and employee relations. On the Closing Date, Parent shall receive possession of (at the Bank Offices), and all right, title and interest of Bank in, all books and records relating to the Bank Business, the operation of the Bank Offices and the corporate existence and activities of Bank which are in the possession of Bank. Capitol will use its commercially reasonable best efforts to cause its auditors, BDO Seidman, LLP, to (a) continue to provide Parent and its advisors access to all of Capitol’s information used in the preparation of the Bank Financial Statements and (b) cooperate fully with any reviews performed by Parent or its advisors of any such financial statements or information; provided, that Parent shall reimburse Capitol for any out-of-pocket expenses incurred in connection therewith. Capitol shall use its commercially reasonable best efforts to participate in the preparation of the pro forma financial statements for inclusion in the Parent’s Proxy Statement.

7.7 Communications; Notices; Etc.  If required by applicable Law, after the Final Approval Date and prior to the Closing Date, on a date certain which is mutually agreeable to the Parties, Capitol shall send or cause Bank to send statements (or, in the event the Parties shall mutually agree, the Parties shall send a joint statement) to Bank’s customers announcing the transactions contemplated hereby. From time to time prior to the Closing, Parent may request consent to transmit certain communications to Bank customers with respect to regulatory, operational or administrative matters, and Capitol agrees that it will not unreasonably withhold such consent.

7.8 Exclusivity.  Capitol and Bank will not, and will not permit any of their Affiliates, to (i) solicit, initiate, or encourage the submission of any proposal or offer from any Person relating to the acquisition of any capital stock or other voting securities, or any substantial portion of the assets, of Bank (including any acquisition structured as a merger, consolidation, or share exchange) or (ii) participate in any discussions or negotiations regarding, furnish any information with respect to, assist or participate in, or facilitate in any other manner any effort or attempt by any Person to do or seek any of the foregoing.

7.9 Disposition of Excluded Loans.  At or prior to the Closing, Capitol shall cause Bank to transfer to Capitol or any Affiliate of Capitol each of the Excluded Loans, without recourse to Bank. The purchase price for each such Excluded Loan shall be the Loan Price.

7.10 Guaranty.  CBL hereby unconditionally guarantees to Parent and Merger Sub the full prompt payment and punctual performance by Capitol and Bank of any and all obligations of Capitol or Bank arising under this Agreement, including, without limitation, those obligations arising under Article 11, but excluding Bank’s obligations pursuant to Section 9.15 hereof. The liability of CBL hereunder shall not be conditioned or contingent upon pursuit by Parent or Merger Sub of any remedies either may have against Capitol or Bank with respect to this Agreement. No exercise or nonexercise by Parent or Merger Sub of any right given to it hereunder, and no change, impairment or suspension of any right or remedy of Parent or Merger Sub hereunder, shall in any way affect CBL’s obligations hereunder.

7.11 General Release of Officers of Bank.  From and after the date hereof, Capitol shall use its best efforts to obtain a general release from the officers of Bank in the form attached hereto as Exhibit B.

ARTICLE 8

COVENANTS OF PARENT

8.1 Current Information.  During the period from the date of this Agreement to the Effective Time, to the extent that such could affect the consummation of the transactions contemplated hereby, Parent will promptly notify Capitol in writing, to the extent permitted by applicable Law, of any complaints, investigations or hearings (or communications indicating that the same may be contemplated) of any Governmental Entity, or the institution or the threat of litigation involving Parent that would be reasonably expected to adversely affect the transactions contemplated by this Agreement, and, to the extent permitted by Law, Parent will also provide Capitol such information with respect to such events as Capitol may reasonably request from time to time.

8.2 Commercially Reasonable Best Efforts.  Subject to the terms and conditions herein, Parent agrees to use commercially reasonable best efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws and regulations to consummate and make effective the transactions contemplated by this Agreement.

8.3 Services and Insurance.  Notwithstanding anything contained herein to the contrary, Parent acknowledges and agrees that: (a) all services provided by CBL to Bank which are not specifically set forth in the Services Agreement shall cease as of the Effective Time; and (b) all insurance coverages procured by CBL for Bank, its employees, officers and directors shall cease as of the Effective Time.

ARTICLE 9

REGULATORY AND OTHER MATTERS

9.1 Regulatory Approvals.

(a) As soon as practicable after the date hereof, but in no event later than thirty (30) days after the date of this Agreement, each of Parent, Merger Sub, Capitol and Bank shall take all commercially reasonable best efforts to prepare all necessary documentation, to effect all necessary filings and to obtain all necessary permits, consents, approvals and authorizations of all third parties and Governmental Entities necessary to consummate the transactions contemplated by this Agreement. Parent, Merger Sub, Capitol and Bank will cooperate with each other and will each furnish the others and the others’ counsel with all information concerning themselves, their subsidiaries, directors, officers and stockholders and such other matters as may be necessary or advisable in connection with any application, petition or any other statement or application made by or on behalf of Bank, Capitol, Merger Sub or Parent to any Governmental Entity in connection with the Merger. Parent and Bank shall have the right to review in advance all filings and approve in advance all characterizations of the information relating to them and any of their respective subsidiaries which appear in any filing made in connection with the transactions contemplated by this Agreement with any Governmental Entity. In addition, Parent and Bank shall each furnish to the others a final copy of each such filing (except for any confidential portions thereof) made in connection with the transactions contemplated by this Agreement with any Governmental Entity.

(b) The parties shall use their commercially reasonable best efforts to (i) cooperate in all respects with each other in connection with any filing (except for any confidential portions thereof) or submission and in connection with any investigation or other inquiry relating to the Regulatory Approvals, including but not limited to Capitol, Bank, Parent and Merger Sub cooperating and using commercially reasonable best efforts to make, on a timely basis, all registrations, filings and applications with, give all notices to, and obtain any approvals, orders, qualifications and waivers from a Governmental Entity necessary for the consummation of the transactions contemplated hereby; provided, however, that, except as otherwise set forth herein, neither Bank, Capitol, or any of its Affiliates nor Parent, Merger Sub or any of its Affiliates shall be required to commence or be a plaintiff in any litigation or offer or grant any material accommodation (financial or otherwise) to any Person in connection with any such registration, filing, application, notice, approval, order, qualification or waiver. Capitol and Parent each shall, (ii) subject to applicable Law, permit the other Party to review and discuss in advance, and consider in good faith the views of the other in connection with, any proposed written or material oral communication (or other correspondence or memoranda) between it and any Governmental Entity (except for any confidential portions thereof) and (iii) promptly inform each other of and supply to such other Party any communication (or other correspondence or memoranda) received by such party from, or given by such party to, the FDIC, the Board of Governors of the Federal Reserve System (the “Federal Reserve Board”), the Nevada FID and any other state agency governing financial institutions or any other Governmental Entity, in each case regarding any of the transactions contemplated hereby.

(c) In furtherance and not in limitation of the parties obligations hereunder, if any objection is asserted with respect to the transactions contemplated hereby under any antitrust or competition law, Parent will use its commercially reasonable best efforts to resolve any antitrust concerns, federal, state, foreign or private, obtain all Regulatory Approvals and obtain termination of any applicable waiting periods and the termination of any outstanding federal or state judicial or administrative orders prohibiting the Closing so as to permit the prompt completion of the transactions contemplated hereby, including selling, holding separate or otherwise disposing of or conducting its business and the business of Bank in a specified manner, or agreeing to sell, hold separate or otherwise dispose of or conduct its business and the business of Bank in a specified manner, or such other required action.

9.2 Access And Investigation.  Without in any way limiting anything else contained in this Agreement, each Party shall, in connection with the procurement of any and all Regulatory Approvals, permit the other Parties and their representatives reasonable access to the properties and personnel of Bank and Parent, respectively, and shall disclose and make available to such other Parties all books, papers and records relating to the assets, stock ownership, properties, operations, obligations and liabilities of Bank and Parent, including, without limitation, all books of account (including the general ledger), tax records, minute books of meetings of boards of directors (and any committees thereof) and stockholders, organizational documents, bylaws, material contracts and agreements, filings with any regulatory authority (except for any confidential portions thereof), accountants’ work papers, litigation files, loan files, plans affecting employees and any other business activities or prospects; provided, that such access shall be reasonably related to the procurement of the Regulatory Approvals hereunder and, in the reasonable opinion of the respective parties providing such access, not unduly interfere with normal operations or violate applicable Law. Without in any way limiting anything else contained in this Agreement, Capitol, Bank and Merger Sub shall make their respective directors, officers, employees and agents and authorized representatives (including counsel and independent public accountants) available to confer with the other Parties and their representatives; provided, that such access shall be reasonably related to the procurement of the Regulatory Approvals hereunder and shall not unduly interfere with normal operations.

9.3 Proxy Statement; Parent’s Stockholders’ Meeting.

(a) As promptly as practicable after the date of this Agreement, Parent shall prepare and file the Proxy Statement. As promptly as practicable after the date of this Agreement, Parent shall prepare and file and shall continue to prepare and file any other filings required under the Exchange Act, the Securities Act or any other similar Laws relating to the transactions contemplated hereby (collectively, the “Other Filings”). Parent shall notify Capitol promptly upon the receipt of any comments from the SEC or its staff and of any request by the SEC or its staff or any other Governmental Entity for amendments or supplements to the Proxy Statement or any Other Filing or for additional information. As promptly as practicable after receipt thereof, Parent shall provide Capitol and its counsel with copies of all written correspondence between Parent or any of its representatives, on the one hand, and the SEC, or its staff or other government officials, on the other hand, with respect to the Proxy Statement or any Other Filing. Parent shall permit and shall continue to permit Capitol and its counsel to participate in the preparation of the Proxy Statement and any exhibits, amendment or supplement thereto and shall consult with Capitol and its advisors concerning any comments from the SEC with respect thereto and shall not file the Proxy Statement or any exhibits, amendment or supplement thereto or any response letters to any comments from the SEC without the prior written consent of Capitol, with such consent not to have been and not to be unreasonably withheld or delayed; provided, however, that Parent shall be permitted to make such filing or response in the absence of such consent if the basis of Capitol’s failure to consent is Capitol’s unwillingness to permit the inclusion in such filing or response of information that, based on the advice of outside counsel to Parent, was or is required by the SEC and United States federal securities laws to be included therein. Parent agrees that the Proxy Statement and the Other Filings will comply in all material respects with all applicable Laws and the rules and regulations promulgated thereunder. Whenever any event occurred or occurs which would reasonably be expected to result in the Proxy Statement containing any untrue statement of a material fact or omitting to state a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading, Parent or Capitol, as the case may be, shall inform promptly the other Party of such occurrence and cooperate in filing with the SEC or its staff or any other government officials, and/or mailing to stockholders of Parent, an amendment or supplement to the Proxy Statement. The Proxy Statement will be sent to the stockholders of Parent for the purpose of soliciting proxies from holders of Parent Common Stock to vote at the Parent Stockholders’ Meeting in favor of, among other things, this Agreement, the Merger and the other transactions contemplated hereby, and such other business as may properly come before the meeting or any adjournment or postponement thereof, in each case as set forth in the Proxy Statement.

(b) As soon as reasonably practicable following its approval by the SEC, Parent shall distribute the Proxy Statement to the holders of Parent Common Stock and, pursuant thereto, shall call the Stockholders’ Meeting in accordance with the DGCL and, subject to the other provisions of this Agreement, solicit proxies from such holders to vote in favor of the adoption of this Agreement and the approval of the transaction contemplated hereby and the other voting matters.

(c) Parent shall comply, and Capitol shall provide Parent, as soon as reasonably practicable, with such information concerning Capitol and Bank reasonably requested by Parent that is necessary for the information concerning Capitol and Bank in the Proxy Statement and the Other Filings to comply, with all applicable provisions of and rules under the Exchange Act and all applicable provisions of the DGCL in the preparation, filing and distribution of the Proxy Statement, the solicitation of proxies thereunder, and the calling and holding of the Stockholders’ Meeting.

(d) Subject to the fiduciary duties of its board of directors, Parent shall include in the Proxy Statement the recommendation of its board of directors that the holders of Parent Common Stock vote in favor of this Agreement, the Merger and the other transactions contemplated hereby, in each case as set forth in the Proxy Statement.

9.4 Form 8-K Filings.  Parent and Capitol shall cooperate in good faith with respect to the preparation of, and as promptly as practicable after the execution of this Agreement, Parent shall file with the SEC, a Current Report on Form 8-K pursuant to the Exchange Act to report the execution of this Agreement. Parent and Capitol shall cooperate in good faith with respect to the preparation of, and at least five days prior to the Closing, Parent shall prepare a draft Form 8-K announcing the Closing, together with, or incorporating by reference, the financial statements prepared by Capitol and its accountant, (“Transaction Form 8-K”). Prior to Closing, Parent and Capitol shall prepare the press release announcing the consummation of the transactions contemplated hereby (“Press Release”). Simultaneously with the Closing, Parent shall file the Transaction Form 8-K with the SEC and distribute the Press Release.

9.5 Acknowledgement by Capitol.  Capitol hereby acknowledges that the aggregate gross proceeds from Parent’s initial public offering (“IPO”), including the proceeds received upon the consummation of the exercise of the over-allotment option, the proceeds received from a private placement that closed simultaneously with the first closing of the IPO and any accrued interest not released to Parent in accordance with the terms of the IPO, was placed in a trust account (the “Trust Account”) for the benefit of Parent’s public stockholders. Capitol further hereby acknowledges and agrees that Capitol does not have any right, title, interest or claim of any kind in or to any monies in the Trust Account established by Parent (“Claim”) and hereby waives any Claim Capitol may have in the future as a result of, or arising out of, any negotiations, contracts or agreements with Parent and will not seek recourse against the Trust Account for any reason whatsoever.

9.6 No Securities Transactions.   Neither Capitol nor any of its Affiliates, directly or indirectly, shall engage in any transactions involving the securities of Parent prior to the time of the making of a public announcement of the transactions contemplated by this Agreement. Capitol shall use commercially reasonable best efforts to require each of its officers, directors, employees, agents, advisors, contractors, associates, clients, customers and representatives, to comply with the foregoing requirement.

9.7 Disclosure of Certain Matters.  Each of Parent and Capitol will provide the other with prompt written notice of any event, development or condition that (a) would cause any of the conditions set forth in Article 10 hereof will not be satisfied or (b) would require any amendment or supplement to the Proxy Statement.

9.8 Confidentiality.  All information furnished previously in connection with the transactions contemplated by this Agreement or pursuant hereto shall be treated as the sole property of the party furnishing the information and subject to the Confidentiality Agreement, dated as of June 2009 (the “Confidentiality Agreement”), between Parent and CBL, which Confidentiality Agreement will continue in full force and effect in accordance with its terms. Capitol agrees to be bound by the Confidentiality Agreement as though a party thereto.

9.9 Post-Closing Tax Matters.

(a) Capitol shall prepare or cause to be prepared and file or cause to be filed all Tax Returns for Bank with respect to all taxable periods ending on or prior to the Closing Date. Capitol shall pay all Taxes due in connection with such Tax Returns and any other taxes due with respect to any period prior to and including the Effective Time. Capitol will allow Parent an opportunity to review and comment upon such Tax Returns (including any amended returns) to the extent they relate to Bank; if Capitol and Parent cannot agree as to the tax treatment of any item on such a Tax Return, the issue shall be submitted to a firm of independent certified public accountants selected by Capitol and Parent and the decision of that firm shall be final and binding.

(b) Parent and Capitol shall cooperate fully, as and to the extent reasonably requested by the other, in connection with the filing of Tax Returns of Bank pursuant to this Section 8.4 and any audit, litigation or other proceeding with respect to Taxes of Bank. Such cooperation shall include the retention and (upon the other Party’s request) the provision of records and information that are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Capitol agrees (i) to retain all books and records with respect to Tax matters pertinent to Bank relating to any taxable period beginning before the Closing Date until one year past the expiration of the statute of limitations (and, to the extent notified by Parent or Capitol, any extensions thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any taxing authority, and (ii) to give the other Party reasonable written notice prior to transferring, destroying or discarding any such books and records and, if the other Party so requests, Bank or Capitol, as the case may be, shall allow the other Party to take possession of such books and records.

(c) Any tax sharing agreement between Capitol and/or any Affiliate on the one hand, and Bank, on the other hand, shall be terminated as of the Closing Date and will have no further force or effect for any taxable year (whether the current year, a future year, or a past year), and Bank shall have no further obligations thereunder.

(d) All transfer, documentary, sales, use, stamp, registration and other such Taxes and fees (including any penalties and interest) incurred on account of the sale of Shares in connection with this Agreement, shall be paid by Capitol when due, and Capitol will, at its own expense, file all necessary Tax Returns and other documentation with respect to all such transfer, documentary, sales, use, stamp, registration and other Taxes and fees, and, if required by applicable Law, Capitol will and Parent will, and each will cause its Affiliates to, join in the execution of any such Tax Returns and other documentation.

9.10 Further Assurances.   On and after the Closing Date, Capitol and Parent will (a) provide such further assurances to each other, (b) execute and deliver all such further instruments and papers, (c) provide such records and information and (d) take such further action as may be appropriate to carry out the transactions contemplated by, and to accomplish the purposes of, this Agreement.

9.11 Employee Matters.

(a) Continued Employment.  Immediately following the Closing, Parent agrees that, subject to the passing of background and related checks subject to the sole discretion of Parent, to cause Bank to continue to employ on an at-will basis all of the Bank Employees (including Bank Employees who are not actively at work on account of illness, disability or approved leave of absence) except for those whose names are set forth on Schedule 9.11(a). Notwithstanding any provision herein to the contrary, neither Parent, Bank nor any of their Affiliates shall be obligated to continue to employ any Bank Employees for any specific period of time following the Closing. Bank Employees shall be credited for their length of service with, or credited by, Parent or Bank or their Affiliates for eligibility and vesting purposes (but not for purposes of benefit accrual) under any employee benefit plan maintained by Parent or Bank or any of their Affiliates for rank and file employees of Bank, solely to the extent recognized by the Parent under the applicable plan, program, or arrangement and solely to the extent such time period is recognized under the terms of the Parent’s plan, program or arrangement; provided such crediting does not result in any duplication of benefits.

(b) Cessation of Bank’s Adoption of Capitol’s Benefit Arrangements and Benefit Plans.  Prior to or at Closing, Capitol shall, and shall cause Bank and any other required party(ies), (i) to take all actions necessary to terminate Bank’s current adoption of all Benefit Arrangements and Benefit Plan, if any, effective as of the Closing Date, except those Benefit Arrangements listed on Schedule 9.11(b) (“Capitol Plan Cessation”), and (ii) to provide all required notices to Bank’s Employees, participants and beneficiaries of Capitol Plan Cessation in compliance with the terms of the respective Benefit Arrangements and Benefit Plans and any applicable Law. In no event shall any employee of Bank, or any non-employee service provider to Bank, be entitled to accrue any benefits under the respective Benefit Arrangements and Benefit Plans terminated pursuant to the Capitol Plan Cessation with respect to services rendered or compensation paid after the Closing Date. Bank shall be solely responsible for all obligations and liabilities under each Benefit Arrangement and Benefit Plan listed in Schedule 9.11(b), and no such obligations or liabilities shall be assumed or retained by Capitol or its Affiliates. Capitol and/or its Affiliates shall be solely liable for all obligations and liabilities under each Benefit Arrangement and Benefit Plan, except the Benefit Arrangements listed on Schedule 9.11(b), and no such obligations or liabilities shall be assumed or retained by Bank, Parent or Merger Sub. The parties agree that services provided to Bank or Parent by the Bank Employees listed on Schedule 5.17(i) and Al G. Gourrier following the Closing Date shall not be deemed to violate of any non-competition or non-solicitation covenant, or similar restriction, applicable to any such Bank Employees pursuant to any agreement or arrangement with Capitol or its Affiliates, including but not limited to the Employment Agreement dated April 16, 2007 between Capitol and Al G. Gourrier.

(c) Transition Matters Relating to Benefit Arrangements and Benefit Plans.  As Parent or any agent of Parent may reasonably request from Capitol and subject to any applicable Law relating to the privacy of protected health information, Capitol shall promptly provide to Parent and Bank such documents and information relating to the Benefit Arrangements and Benefit Plans listed in Schedule 5.17(a) as Parent or any agent of Parent may reasonably request.

(d) Capitol’s 401(k) and ESOP.  CBL shall fully vest each Bank Employee under CBC’s 401(k) Plan as of the Closing Date. CBL shall cause Bank to terminate Bank’s sponsorship of CBC’s ESOP, if any, and CBC’s 401(k) Plan effective immediately prior to the Closing Date in accordance with the terms of CBC’s ESOP and CBC’s 401(k) Plan, as applicable, and the Code, ERISA and any other applicable Law. As of the Closing, CBL shall assume and retain sponsorship of CBC’s ESOP and CBC’s 401(k) Plan and all obligation and liability thereunder. CBL shall provide all required notices of such termination to affected participants and beneficiaries of CBC’s ESOP and CBC’ 401(k) Plan, as applicable, and shall make all required filings, in accordance with the terms of CBC’ ESOP and CBC’s 401(k) Plan, as applicable, and the Code, ERISA and applicable law. CBL shall be solely responsible for the distribution or rollover of participants’ and beneficiaries’ and alternate payees’ benefits under CBC’s ESOP and CBC’s 401(k) Plan, as applicable, in accordance with the terms of CBC’s ESOP and CBC’s 401(k) Plan, as applicable, and ERISA, the Code, and applicable law, and neither Parent, any Affiliate nor Bank shall have any obligation or liability therefor or otherwise as to CBC’s ESOP or CBC’s 401(k) Plan, as applicable. CBL shall cause CBC’s 401(k) Plan to provide Bank’s employees with the option to voluntarily roll over their eligible account balances from CBC’s 401(k) Plan, as applicable, to a 401(k) plan sponsored by Bank, Parent or Merger Sub following the Closing Date, and subject to applicable law, Bank, Parent or Merger Sub shall cause such 401(k) plan to accept such transfers.

(e) Pre-Existing Conditions.  Following the Closing, Parent or Bank or their Affiliates shall use reasonable efforts to provide for the reasonable waiver of any limitations on eligibility, enrollment and benefits relating to any preexisting medical conditions of the Bank Employees and their eligible spouses, domestic partners (where applicable) and dependents. Following the Closing, Parent or Bank or their Affiliates shall use reasonable efforts to recognize, for purposes of annual deductible and out of pocket limits under any corresponding benefit programs that Parent or Bank or their Affiliates establish for the Bank Employees prior to the end of the calendar year in which the Closing occurs, deductible and out of pocket expenses paid by Acquired Employees and their respective dependents under any Benefit Plan listed in Schedule 5.17(a) that is sponsored by Capitol to the extent the Bank Employees participate in any such Parent- or Bank- or their Affiliate-established employee benefit plans.

(f) Services Agreement.  The undertakings and covenants in Section 9.11(a) through (e) of this Agreement shall be subject to the superseding terms and conditions of the Services Agreement.

(g) COBRA and WARN.  Capitol shall have the sole responsibility for providing health care continuation coverage to any employee or former of Capitol or Bank whose and all other M&A Qualified Beneficiaries (as defined in Treas. Reg. § 54.4980 B-9) pursuant to COBRA and any similar state or local statute who experience a qualifying event prior to or as of the Closing Date.

(h) Other.  No provision of this Agreement, including this Section 9.11, shall (i) create any third party beneficiary or other rights in any employee or former employee (including any beneficiary or dependent thereof) of Capitol or any of its Affiliates in respect of continued employment (or resumed employment) with Parent or any of its Affiliates or Capitol or any of its Affiliates, (ii) create any such rights in any such individuals in respect of any benefits that may be provided, directly or indirectly, under any Benefit Plan or any plan or arrangement which may be established by Parent or any of its Affiliates or (iii) constitute a limitation on rights to amend, modify or terminate after the Closing Date any such plans or arrangements of Parent or any of its Affiliates.

9.12 Service/Trademarks.

(a) Capitol covenants that, from and after the Closing, Capitol shall not and shall cause its Affiliates not to, (i) use any Bank IP and (ii) use in any manner the name “1st Commerce Bank” or any substantially similar variation thereof.

(b) From and after the Closing, Parent shall use commercially reasonable efforts to cease using CBL’s trademarks/service marks set forth on Schedule 9.12(b)(1); provided, that Parent shall cover up and cease displaying any signage set forth on Schedule 9.12(b)(2) within ten (10) Business Days following the Closing (or such earlier date as may be required by applicable law, rule or regulation). Notwithstanding anything herein to the contrary, (i) nothing herein shall prevent use of any such trademarks/service marks on checkbooks, credit cards, ATM cards and other similar items used by Bank’s customers in circulation as of the Closing Date, provided, however, that to the extent such items are within Bank’s control, Bank will cease any such use within six (6) months following the Closing Date, and (ii) Parent may continue to use any perishable inventory at Bank for a period not to exceed six months from the Closing Date.

9.13 Public Announcements.  Other than the mutually agreed upon press releases and other materials to be issued upon the announcement of this Agreement, with respect to which the parties shall cooperate in good faith to jointly prepare, from and after the date hereof neither Party shall make any public announcement or public comment regarding this Agreement or the transactions contemplated herein without the prior written consent of the other Parties (which consent shall not be unreasonably withheld, conditioned, or delayed), unless and only to the extent that (i) the furnishing or use of such information is required in making any filing or obtaining any consent or approval required for the consummation of the transactions contemplated hereunder or (ii) the furnishing or use of such information is required by applicable Law, legal proceedings or the rules or regulations of the SEC, the Nasdaq National Market or the New York Stock Exchange.

9.14 Services Agreement.  From and after the Closing, CBL shall provide certain services and other support functions to Bank such that the Bank Business can continue to operate as it did prior to the Closing. In furtherance of the foregoing, following the date hereof and prior to the Closing, Parent and CBL shall negotiate in good faith the terms and conditions of the services agreement (the “Services Agreement”) setting forth the terms and conditions with respect to such services and support that CBL will provide to Bank following the Closing. Schedule 9.14 lists the costs to Bank following the Closing pursuant to the Services Agreement.

9.15 Guaranty of Lease.  CBL and Capitol, at their sole cost and expense, shall use their commercially reasonable best efforts to obtain a release and termination of the Lease Guaranty. Parent and Bank shall indemnify CBL for any Damages incurred by CBL under the Lease Guaranty, to the extent such Damages arise from any breach by Bank of its obligations under the Real Property Lease from and after the Effective Time.

9.16 Termination of MOU.  From and after the date hereof, Parent and Capitol shall cooperate with Bank and Parent to have the MOU terminated, released and satisfied as soon as reasonably practicable.

ARTICLE 10

CLOSING CONDITIONS

10.1 Conditions To Each Party’s Obligations Under This Agreement.  The respective obligations of each Party under this Agreement shall be subject to the fulfillment at or prior to the Effective Time of the following conditions, none of which may be waived:

(a) Legal Proceedings.  None of the Parties shall be subject to any order, decree or injunction of a court or agency of competent jurisdiction which challenges, enjoins or prohibits the consummation of the Merger. No statute, rule, regulation, order, injunction or decree shall have been enacted, entered, promulgated or enforced by any legislative body or Governmental Entity which prohibits, restricts or makes illegal the consummation of the Merger. There shall be no action, suit, claim, litigation or proceeding before any administrative or judicial body or threatened against Capitol, Bank, Parent or Merger Sub or any of their respective officers or directors, that would be reasonably expected to materially and adversely affect the ability of Parent to own or control Bank or the ability to consummate the Merger as provided in this Agreement.

(b) Regulatory Approvals.  All necessary governmental approvals, permissions or consents if any shall have been obtained and shall not have been revoked, and all legally required notices to depositors shall have been made, and the legally required waiting or protest periods, of or relating to licenses, approvals and consents shall have been met (all of such approvals, conditions, permissions, licenses and consents, together with the regulatory approvals required under Sections 5.6 and 6.4 hereof, as set forth on Schedule 10.1(b) shall herein collectively be referred to as the “Regulatory Approvals”).

10.2 Conditions To The Obligations Of Parent And Merger Sub Under This Agreement.  The obligations of Parent and Merger Sub under this Agreement shall be further subject to the satisfaction, at or prior to the Effective Time, of the following conditions:

(a) Representations and Warranties.  All of the representations and warranties of Capitol and Bank contained in this Agreement shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (or on the date when made in the case of any representation and warranty which specifically relates to an earlier date), except to the extent that such representations and warranties are qualified by the term “material,” or such other materiality threshold, in which case such representations and warranties (as so written, including the term “material”) shall be true and correct in all respects at and as of the Effective Time, and Capitol and Bank shall have delivered to Parent a certificate to such effect signed by its respective Chief Executive Officer and Chief Financial Officer.

(b) Agreements and Covenants.  Capitol and Bank shall have performed in all material respects all obligations, except where the performance of such obligations were qualified by materiality, in which case Capitol or Bank shall have performed in all respects, and complied with all agreements or covenants to be performed or complied with by it at or prior to the Effective Time under this Agreement, and Parent shall have received certificates signed on behalf of Capitol and Bank by their respective Chief Executive Officer and Chief Financial Officer to such effect dated as of the Effective Time.

(c) Consents.  Capitol and Bank shall have obtained consents necessary for the transfer of those agreements identified on Schedule 7.5 for which consent is required to effect the Merger.

(d) Parent Stockholder Approval.  The Parent Stockholder Approval shall have been obtained.

(e) Parent Common Stock.  Holders of less than thirty percent (30%) of the shares of Parent Common Stock issued in Parent’s IPO shall have (i) voted against the consummation of the transactions contemplated hereby, and (ii) exercised their rights to convert their shares into a pro rata share of the Trust Account in accordance with Parent’s Amended and Restated Certificate of Incorporation.

(f) Closing Deliveries.  Parent shall have received all of Capitol’s and Bank’s Closing deliveries pursuant to Article 3.

(g) SEC Compliance.  Immediately prior to Closing, Parent shall be in compliance in all material respects with the reporting requirements applicable to it under the Exchange Act.

(h) Stockholders Approval; Dissenters’ Rights.  The Bank Board Approval and the Bank Stockholder Approval shall have been obtained and shall be in full force and effect. Stockholders holding a majority of the outstanding shares of Bank Common Stock shall have approved this Agreement, the Merger and the transactions contemplated hereby and thereby. Stockholders holding not more than 25% of the outstanding shares of Bank Common Stock shall have exercised, or have continuing rights to exercise, Dissenters’ Rights with respect to the transactions contemplated by this Agreement.

(i) Continuation of Bank.  Bank shall remain FDIC insured with no action pending, threatened or contemplated to terminate FDIC deposit insurance.

10.3 Conditions To The Obligations Of Capitol And Bank Under This Agreement.  The obligations of Capitol and Bank under this Agreement shall be further subject to the satisfaction, at or prior to the Effective Time, of the following conditions:

(a) Representations and Warranties.  The representations and warranties of Parent and Merger Sub contained in this Agreement shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (or on the date when made in the case of any representation and warranty which specifically relates to an earlier date), except to the extent that such representations and warranties are qualified by the term “material,” or such other materiality threshold, in which case such representations and warranties (as so written, including the term “material”) shall be true and correct in all respects at and as of the Effective Time, and Parent and Merger Sub shall have delivered to Bank a certificate of Parent and Merger Sub to such effect signed by its respective executive officer as of the Effective Time.

(b) Agreements and Covenants.  Parent and Merger Sub shall have performed in all material respects all obligations, except where the performance of such obligations were qualified by materiality, in which case Capitol or Bank shall have performed in all respects and complied with all agreements or covenants of Parent to be performed or complied with by it at or prior to the Effective Time under this Agreement, and Bank shall have received a certificate signed on behalf of Parent by an executive officer of Parent to such effect dated as of the Effective Time.

(c) Capitol Stockholder Approval.  The Capitol Stockholder Approval shall have been obtained.

ARTICLE 11

INDEMNIFICATION

11.1 Indemnification.

(a) Parent’s Indemnification Obligations.  Subject to any limitations in this Section and Section 11.3, Parent shall indemnify, defend and hold the Stockholders and their respective Affiliates, and each of their directors, officers, employees, partners, members, agents (each, a “Stockholder Indemnified Party” and collectively, the “Stockholder Indemnified Parties”) harmless from and against any and all losses, damages, costs, expenses, Taxes, liabilities, penalties and fines (including reasonable attorneys’ fees) (collectively, “Damages”) incurred by them, whether known or unknown, fixed or contingent, to the extent arising from:

(i) any breach of, or inaccuracy contained in, any representation or warranty of Parent set forth in this Agreement, any Related Document or any schedule or certificate delivered by or on behalf of Parent in connection herewith or any claim by a third party which, if true, would constitute a breach of any such representation or warranty; or

(ii) Parent’s failure to perform or otherwise fulfill any of its agreements, covenants, obligations or undertakings hereunder and in accordance with the terms hereof.

(b) Capitol’s Indemnification Obligations.  Subject to any limitations in this Section and Section 11.3, Capitol shall indemnify, defend and hold Parent, Merger Sub, Bank (as to Bank, from and after the Effective Time only) and each of their Affiliates, and each of their respective directors, officers, employees, partners, members, agents (each, a “Parent Indemnified Party” and collectively, the “Parent Indemnified Parties”), harmless from and against and in respect of any and all Damages incurred by them, whether known or unknown, fixed or contingent, to the extent arising from:

(i) any breach of, or inaccuracy contained in, any representation or warranty of Capitol or Bank set forth in this Agreement, any Related Document or any schedule or certificate delivered by or on behalf of Capitol or Bank in connection herewith or any claim by a third party which, if true, would constitute a breach of any such representation or warranty;

(ii) Capitol’s or Bank’s failure to perform or otherwise fulfill any of its agreements, covenants, obligations or undertakings hereunder and in accordance with the terms hereof; or

(iii) any liability of Bank for Taxes or any liability of Bank to make payments to or indemnify any other Person with respect to Taxes (x) for any Taxable period prior to and including the Effective Time, (y) resulting from or attributable to Bank having been or ceasing to be a member of any Affiliated Group, or (z) as a transferee or successor, by contract or otherwise as a result of transactions, contracts or arrangements occurring or entered into on or before the Closing Date.

11.2 Indemnification Procedures.

(a) If any Stockholder Indemnified Party or Parent Indemnified Party (each, an “Indemnified Party”) seeks indemnification under this Article 11, the Indemnified Party shall promptly notify the indemnifying party (the “Indemnifying Party”) in writing after learning of the occurrence of any event that is asserted to be an indemnifiable event pursuant to this Agreement, which notice shall include information, in reasonable detail, relating to the claim and, if available or known, an estimate of the liability; provided, however, that no failure or delay on the part of the Indemnified Party in notifying the Indemnifying Party will relieve the Indemnifying Party from any obligation under this Article 11, except to the extent that the Indemnifying Party is actually prejudiced by such failure to give such notice. If such event involves the claim of any third party, the Indemnifying Party shall be entitled to participate in and, to the extent it shall wish, assume control over (in which case the Indemnifying Party shall assume all expense with respect thereto) the defense, settlement, adjustment or compromise of such claim, demand or lawsuit and to retain counsel (not reasonably objected to by the Indemnified Party); provided, however, that the Indemnifying Party shall not have the right to assume such defense of a claim by a third party (i) which involves an amount (when taken together with the aggregate amount of all claims for Damages pending under this Article 11) that is in excess of the unused cap on the

Indemnifying Party’s obligations pursuant to Section 11.3(d) or (ii) if there is a reasonable probability that such third party claim may materially and adversely affect the Indemnified Party other than as a result of monetary damages or other money payments. The Indemnifying Party’s option to assume the defense of such claim may be exercised by an irrevocable written acknowledgment by the Indemnifying Party to the Indemnified Party, within 30 days following notice of such claim from the Indemnified Party (or earlier, if the Indemnified Party reasonably requires an earlier determination), that it is undertaking and will prosecute the defense of the claim under such indemnity agreements (at the sole cost and expense of the Indemnifying Party) and confirming that the claim is one with respect to which the Indemnifying Party is obligated to indemnify and that it will be able to pay the full amount of potential liability in connection with such claim.

(b) The Indemnified Party shall have the right to employ counsel at the Indemnified Party’s own expense (except that the Indemnifying Party shall be liable to the Indemnified Party for reasonable fees and expenses of counsel employed by the Indemnified Party for any period during which the Indemnifying Party has not assumed the defense thereof) and to participate in such action or claim, including settlement or trial, as long as such participation does not substantially interfere with the Indemnifying Party’s defense of such claim or action.

(c) The Indemnifying Party shall obtain the prior written approval of the Indemnified Party, which shall not be unreasonably withheld, conditioned or delayed, before entering into any settlement, adjustment or compromise of such claim or ceasing to defend against such claim; provided, that such settlement, adjustment, compromise or cessation of such claim shall include a release from all liability and shall involve only the payment of monetary Damages in respect of such claims.

(d) If the Indemnifying Party does not assume control over the defense of such claim as provided in Section 11.2(a), the Indemnified Party shall have the right to defend the claim in such manner as it may deem appropriate at the cost and expense of the Indemnifying Party.

(e) In the event that the Indemnifying Party reimburses the Indemnified Party for any third party claim, the Indemnified Party shall remit to the Indemnifying Party any reimbursement that the Indemnified Party subsequently receives for such third party claim.

(f) Upon the payment in full of any claim hereunder, the Indemnifying Party shall be subrogated to the rights of the Indemnified Party against any person (excluding any third party insurance provider) with respect to the subject matter of such claim.

11.3 Limitations on Indemnification; Other Qualifications.

(a) The Parties hereto agree that their respective remedies under Article 11 of this Agreement are their exclusive remedies under this Agreement, including without limitation, any matter based on the inaccuracy, untruth, incompleteness or breach of any representation or warranty of any party hereto contained herein or based on the failure of any covenant, agreement or undertaking herein (other than claims of fraud or intentional misrepresentation), and the Parties hereto hereby waive any claims with respect to any other right of contribution or indemnity available against any Indemnifying Party hereunder in such capacity on the basis of common law, statute or otherwise beyond the express terms of this Agreement; provided, however, that this exclusive remedy for damages does not preclude a Party from bringing an action for specific performance or other equitable remedy not involving the payment of monetary damages.

(b) Notwithstanding any other provision of this Agreement, the liability for indemnification of any Indemnifying Party under this Agreement shall not exceed the actual damages of the party entitled to indemnification and shall not include incidental, indirect, special, punitive, exemplary or other similar damages or diminution in value, other than any such damages awarded to a third party.

(c) Capitol shall not be required to indemnify the Parent Indemnified Parties and Parent shall not be required to indemnify the Stockholder Indemnified Parties pursuant to this Article 11 for any Damages arising out of matters described in Section 11.1(b)(i) or 11.1(a)(i), respectively, unless the aggregate amount of Damages incurred by the Parent Indemnified Parties arising out of matters described in Section 11.1(b)(i), on the one hand, or the Stockholder Indemnified Parties arising out of matters described in Section 11.1(a)(i), on the other hand, exceeds Three Hundred Thousand Dollars ($300,000) and then only for the amount of such Damages in excess of Three Hundred Thousand Dollars ($300,000). No Parent Indemnified Party or Stockholder Indemnified Party shall be deemed to have suffered any Damages as a result of a breach of a representation or warranty giving rise to a right of indemnification under Section 11.1(b)(i) or 11.1(a)(i), respectively, unless all Damages arising out of that breach (together with all matters substantially related to the matter underlying that breach) equal or exceed $5,000; provided, however, that the aggregate amount of Damages that either the Parent Indemnified Parties or the Stockholder Indemnified Parties shall be deemed not to have been suffered by reason of the foregoing clause shall not exceed $50,000.

(d) The maximum aggregate liability of the Stockholder Indemnified Parties for indemnification pursuant to Section 11.1(b)(i), and the Parent Indemnified Parties’ sole and exclusive recourse for indemnification for Damages resulting in indemnification claims thereunder, shall be limited to One Million Dollars ($1,000,000) in the aggregate.

(e) The maximum aggregate liability of the Parent Indemnified Parties for indemnification pursuant to Section 11.1(a)(i), and the Stockholder Indemnified Parties’ sole and exclusive recourse for indemnification for Damages resulting in indemnification claims thereunder, shall be limited to One Million Dollars ($1,000,000) in the aggregate.

(f) The limitations contained in Section 11.3(c) shall not apply to (i) any claims of common law fraud made against Capitol or Bank or (ii) any claim for indemnification pursuant to Section 11.1(a)(i) or 11.1(b)(i) in connection with a breach of the representation and warranties contained in Section 5.1, Section 5.2, Section 5.3, Section 5.4, Section 6.1 and Section 6.2.

(g) The limitations contained in Section 11.3(d) and Section 11.3(e) shall not apply to (i) any claims of common law fraud by Capitol or Bank or (ii) any claim for indemnification pursuant to Section 11.1(a)(i) or 11.1(b)(i) in connection with a breach of the representation and warranties contained in Section 5.1, Section 5.2, Section 5.3, Section 5.4, Section 5.8, Section 5.9, Section 5.10, Section 5.22, Section 5.30, Section 6.1 and Section 6.2.

(h) No Stockholder Indemnified Party shall be required to make any payment for any Damages disclosed in the Schedules to this Agreement.

11.4 Limitations On Losses.   Anything in this Agreement or otherwise to the contrary notwithstanding:

(a) In determining the amount of any claim for which a claiming party is entitled to indemnification pursuant to this Article 11, there shall be subtracted an amount equal to all insurance proceeds received by such claiming party with respect to such claim, net of any increase in insurance premiums incurred by the claiming party which can be reasonably demonstrated by such party to be directly related to such claim and any tax benefit that is actually recognized for tax purposes through an increase or reduction of taxes otherwise due.

(b) No Party shall be entitled to indemnification for the amount of any Damages in excess of the amount of such Damages which would have been incurred, but for: (i) the unlawful conduct of such Party; or (ii) the breach or default by such Party of any representation, warranty, covenant, obligation or agreement under this Agreement.

(c) For purposes of the indemnification provisions in this Article 11, the determination of (i) whether any representation, warranty or covenant has been breached and (ii) the amount of any Damages shall be made without giving effect to any “Material Adverse Effect” qualification or any materiality or similar qualification contained in the representations, warranties, covenants or agreements herein.

11.5 Treatment of Indemnification Payments.  Any indemnification payment under this Agreement shall be treated by the Parties as an adjustment of the Merger Consideration and neither party shall take a position on a Tax Return or otherwise inconsistent therewith.

ARTICLE 12

TERMINATION

12.1 Termination.  This Agreement may be terminated prior to the Effective Time:

(a) at any time by the mutual written agreement of Parent and Capitol;

(b) by either Capitol or Parent (provided, that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein), if there has been a material breach on the part of the other Party of any representation, warranty or agreement contained herein which cannot be or has not been cured within thirty (30) days after written notice by Capitol or Parent to the other of such breach;

(c) by either Capitol or Parent, with thirty (30) days’ prior written notice or such shorter period as required by a court or Bank Regulator, or Law, if any court or Bank Regulator shall finally determine that the subject of this Agreement violates any Law and the terms of this Agreement cannot be amended to meet all legal requirements to the satisfaction of such court or Bank Regulator;

(d) at the election of either Parent or Capitol, if the Closing shall not have occurred on or before October 31, 2009 (the “Termination Date”), or such later date as shall have been agreed to in writing by Parent and Capitol; provided, that no Party may terminate this Agreement pursuant to this Section 12.1(d) if the failure of the Closing to have occurred on or before said date was due to such Party’s breach of any of its obligations under this Agreement;

(e) by either Capitol or Parent if final action has been taken by a regulatory authority whose approval is required or sought in connection with this Agreement and the transactions contemplated hereby, which final action (i) has become unappealable and (ii) does not approve this Agreement or the transactions contemplated hereby; or

(f) by Capitol if Parent has not filed for Regulatory Approvals by thirty (30) days after the date of this Agreement.

12.2 Effect Of Termination.

(a) In the event of termination of this Agreement pursuant to any provision of Section 12.1, this Agreement shall forthwith become void and have no further force and there shall be no liability or further obligation on the part of any Party hereto or its officers, directors or stockholders, except that (i) the provisions of Article 13 and Section 9.8 and this Section 12.2, and any other Section that, by its terms, relates to post-termination rights or obligations, shall survive such termination of this Agreement and remain in full force and effect and (ii) each Party shall remain liable for any breach of this Agreement prior to its termination.

(b) Whether or not the Merger is consummated, all expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be borne by the Party incurring such costs and expenses.

ARTICLE 13

MISCELLANEOUS

13.1 Survival.  The Parties agree that all of the representations and warranties contained in this Agreement shall survive for a period of fifteen months subsequent to the Closing Date; provided, however, that the representations and warranties set forth in (a) Sections 5.1, 5.2, 5.3, 5.4, 6.1 and 6.2 shall survive the Closing and continue in full force and effect indefinitely, and (b) Sections 5.14 and 5.16 shall survive the Closing and continue in full force and effect until ninety (90) days after the applicable statutes of limitations expire. Notwithstanding the foregoing, if at the stated expiration of any survival period there shall be pending any indemnification claim by a person, such person shall continue to have the right to seek such indemnification with respect to such claim notwithstanding such expiration. The covenants and agreements of the Parties contained in this Agreement shall survive the Closing indefinitely.

13.2 Notices.  All notices required or permitted under this Agreement shall be given in writing, shall reference this Agreement and shall be deemed to have been delivered and given (a) upon personal delivery to the Party to be notified; (b) when sent by confirmed telex or facsimile if sent during normal business hours of the recipient or, if not, then on the next Business Day; (c) five days after having been sent by registered or certified U.S. mail, return receipt requested, postage and charges prepaid; (d) one (1) Business Day after deposit with a nationally-recognized commercial overnight courier, specifying next day delivery, with written verification of receipt; or (e) by email with the original transmitted by one of the other methods specified above (which shall be deemed received in accordance with the provisions of subsections (a)-(d)). All communications shall be sent to the addresses set forth on SCHEDULE II  or to such other address as may be designated by a Party by giving written notice to the other Parties pursuant to this Section 13.2.

13.3 Assignment And Binding Effect.  No Party may assign its rights or obligations under this Agreement without the prior written consent of the other Parties, which consent shall not be unreasonably withheld, conditioned or delayed; provided, however, that (a) Parent or Merger Sub, at its discretion, may assign its rights and obligations under this Agreement to one or more Affiliates, as long as upon identification of such Affiliate or Affiliates, Parent or Merger Sub, as applicable, shall cause each such Affiliate to enter into such agreements as shall be necessary to bind it as an additional party to this Agreement; (b) Capitol may assign its rights and obligations hereunder to any direct or indirect wholly owned subsidiary of CBL in connection with a sale, transfer or assignment by Capitol of any Shares of Bank Common Stock to such subsidiary, provided, however, that (i) such acquisition shall not be inconsistent with or have an adverse effect upon Capitol’s, CBL’s or Bank’s ability to timely consummate the transactions contemplated hereby, (ii) Capitol, CBL and each such transferee subsidiary agree in writing to be jointly and severally liable for their obligations hereunder, and (iii) such transferee subsidiary shall enter into such agreements as shall be necessary to bind it as an additional party to this Agreement. Notwithstanding anything to the contrary contained herein, in the event of any such assignment, the Parent and Merger Sub or Capitol, as the case may be, shall remain liable for any liabilities under this Agreement. All terms of this Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective successors and permitted assigns. Nothing expressed or referred to herein is intended or shall be construed to give any person other than the parties hereto any legal or equitable right, remedy or claim under or in respect of this Agreement, or any provision herein contained, it being the intention of the Parties hereto that this Agreement, the assumption of obligations and statements of responsibilities hereunder, and all other conditions and provisions hereof are for the sole benefit of the Parties to this Agreement and for the benefit of no other person. Nothing in this Agreement shall act to relieve or discharge the obligation or liability of any third party to any party to this Agreement, nor shall any provision give any third party any right of subrogation or action over or against any party to this Agreement.

13.4 Complete Agreement.  This Agreement, including any and all Exhibits and Schedules hereto and thereto, and the Confidentiality Agreement, represent the entire agreement of the Parties with respect to the subject matter hereof and thereof including but not limited to that certain letter of intent between the Parties. All prior negotiations between the Parties are merged into this Agreement, and there are no understandings or agreements other than those incorporated herein and therein.

13.5 Modifications And Waivers.  This Agreement may not be modified except in a writing duly executed by the Parties. Any waiver must be in writing.

13.6 Counterparts.  This Agreement may be executed simultaneously in one or more counterparts, each of which shall be deemed to be an original and all of which taken together shall constitute one and the same instrument.

13.7 Severability.  In the event that any one or more provisions of this Agreement shall for any reason be held invalid, illegal or unenforceable in any respect by any court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provisions of this Agreement, and the Parties shall use their reasonable efforts to substitute a valid, legal and enforceable provision that, insofar as practical, implements the purposes and intents of this Agreement.

13.8 Governing Law; Consent To Jurisdiction, Waiver Of Jury Trial. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Nevada, without regard to its principles of conflicts of laws. Each of the Parties irrevocably submits to the exclusive jurisdiction of the courts of the State of Nevada located in Clark County and the United States District Court for the District of Nevada for the purpose of any suit, action, proceeding or judgment relating to or arising out of this Agreement and the transactions contemplated hereby. Service of process in connection with any such suit, action or proceeding may be served on each Party hereto anywhere in the world by the same methods as are specified for the giving of notices under this Agreement. Each of the Parties hereto irrevocably consents to the jurisdiction of any such court in any such suit, action or proceeding and to the laying of venue in such court. Each Party hereto irrevocably waives any objection to the laying of venue of any such suit, action or proceeding brought in such courts and irrevocably waives any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. EACH OF THE PARTIES HERETO WAIVES ANY RIGHT TO REQUEST A TRIAL BY JURY IN ANY LITIGATION WITH RESPECT TO THIS AGREEMENT AND REPRESENTS THAT COUNSEL HAS BEEN CONSULTED SPECIFICALLY AS TO THIS WAIVER.

13.9 Headings; Interpretation.  The headings contained in this Agreement are for reference purposes only and shall not affect the meaning or interpretation hereof. The use of the singular pronoun in this Agreement shall be deemed to be or include the plural (and vice versa), whenever appropriate. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”.

13.10 Mutual Drafting.  This Agreement is the mutual product of the Parties, and each provision hereof has been subject to the mutual consultation, negotiation and agreement of each of the Parties and shall not be construed for or against any Party.

13.11 Specific Performance.  Each of the Parties hereto acknowledges that the other Party would be irreparably damaged and would not have an adequate remedy at law for money damages in the event that any of the covenants contained in this Agreement were not performed in accordance with its terms or otherwise were materially breached. Accordingly, each of the Parties hereto agrees that, without the necessity of proving actual damages or posting bond or other security, the other Party shall be entitled to temporary or permanent injunction or injunctions to prevent breaches of such performance and to specific enforcement of such covenants in addition to any other remedy to which they may be entitled, at law or in equity.

IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed by their duly authorized officers as of the date first set forth above.

1st COMMERCE BANK

By: /s/	Tom Mangione

Name:	Tom Mangione

Title:	Chairman

CAPITOL DEVELOPMENT BANCORP LIMITED V

By: /s/	Cristin Reid

Name:	Cristin Reid

Title:	Chairman

CAPITOL BANCORP LIMITED (for purposes of Section 7.5, Section 7.10, 9.8, Section 9.11(d), Section 9.14 and Section 9.15)

By: /s/	Joseph D. Reid

Name:	Joseph D. Reid

Title:	Chairman

GLOBAL CONSUMER ACQUISITION CORP.

By: /s/	Jason N. Ader

Name:	Jason N. Ader

Title:	Chief Executive Officer

WL INTERIM BANK

By: /s/	Jason N. Ader

Name:	Jason N. Ader

Title:	Chief Executive Officer

[SIGNATURE PAGE TO MERGER AGREEMENT]

SCHEDULE I

DEFINITIONS

“Affidavit” shall have the meaning set forth in Section 2.8(f).

“Affiliate” shall mean any Person that, directly or indirectly, through one or more intermediaries, (a) owns or controls another Person, (b) is owned or controlled by another Person, or (c) is under common control or ownership with another Person. For purposes of the definition of Affiliate, the term (i) “ownership” means the direct or indirect beneficial ownership of more than 5.0% of the equity securities of a Person, or, in the case of a Person that is not a corporation, more than 5.0% of the voting and/or equity interest, and (ii) “control” (including the terms “controlled by,” and “under common control or ownership with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities, by contract or otherwise.

“Affiliated Group” shall have the meaning set forth in Section 5.14(a).

“Articles of Merger” shall have the meaning set forth in Section 2.2.

“Balance Sheet Date” shall mean March 31, 2009.

“Bank” shall mean 1st Commerce Bank, a Nevada-chartered non-member bank.

“Bank Balance Sheet” shall mean the unaudited consolidated balance sheet of Bank as of the Balance Sheet Date.

“Bank Board Approval” shall have the meaning set forth in the recitals hereto.

“Bank Business” shall mean any and all services, functions and activities conducted or performed by Bank, and all assets, rights and liabilities related thereto as currently conducted.

“Bank Common Stock” shall mean the common stock, par value $5.00 per share, of Bank.

“Bank Employee” shall have the meaning set forth in Section 5.17(i).

“Bank Financial Statements” shall mean (i) the audited balance sheets of Bank as of December 31, 2008, December 31, 2007 and December 31, 2006 and the related statements of operations, changes in shareholders’ equity and cash flows of Bank for each of the years ended December 31, 2008 and December 31, 2007, and the period from October 18, 2006 (date of inception) to December 31, 2006 (including related notes and schedules, if any), (ii) the unaudited balance sheets of Bank as of March 31, 2009 and 2008 and the related statements of operations, shareholders’ equity and cash flows of Bank for the three month periods ended March 31, 2009 and 2008, (iii ) Management’s Discussion and Analysis of Financial Condition and Results of Operations as required by Item 303 of Regulation S-K for each of the years ended December 31, 2008 and December 31, 2007, and the period from October 18, 2006 (date of inception) to December 31, 2006 (including related notes and schedules, if any), and (iv) Bank’s quarterly Reports of Condition and Income, including all schedules thereto, submitted to the applicable federal banking agency for the quarter ended June 30, 2009.

“Bank IP” shall mean all Intellectual Property owned, used or held for use by Bank or any Affiliate in the operation of the Bank Business.

“Bank Offices” shall mean the banking and trust offices and other premises operated by Bank as of the date hereof and as of the Effective Time at which its Bank Business is conducted.

“Bank Owned IP” shall mean all Intellectual Property owned by Bank or any Affiliate.

“Bank Regulator” shall mean the FDIC, the Office of the Nevada FID, or any other federal or state regulatory agency with authority over any of the Parties or Bank.

“Bank Stockholder Approval” shall have the meaning set forth in Section 3.3(b)(iv).

“Bankruptcy and Equity Exceptions” shall have the meaning set forth in Section 5.4.

“Benefit Arrangement” shall mean any “employee benefit plan” as defined in Section 3(3) of ERISA (whether or not subject to ERISA) and any other plan, program, agreement, arrangement, obligation or practice, whether or not legally enforceable, including, without limitation, any pension, profit sharing, severance, welfare, fringe benefit, employee loan, retirement, medical, welfare, employment or consulting, severance, stay or retention bonuses or compensation, executive or incentive compensation, sick leave, vacation pay, plant closing benefits, disability, workers’ compensation, retirement, deferred compensation, bonus, stock option or purchase or other stock-based, tuition reimbursement or scholarship, employee discount, meals, travel, or vehicle allowances, plan, program, agreement, arrangement, obligation or practice, any plans subject to Code Section 125, and any plans or arrangements providing benefits or payments in the event of a change of control, change in ownership or effective control or sale of assets (i) established, sponsored, maintained, or contributed to, or required to be contributed to, by Capitol, Bank or any ERISA Affiliate, on behalf of any current or former director, employee, agent, independent contractor, or service provider of Bank, or their beneficiaries, or (ii) pursuant to which Capitol, Bank or any ERISA Affiliate has any obligation (whether contingent or otherwise) with respect to any such persons.

“Benefit Plan” shall have the meaning given in ERISA Section 3(3), together with plans or arrangements that would be so defined if they were not (i) otherwise exempt from ERISA by that or another section, (ii) maintained outside the United States, or (iii) individually negotiated or applicable only to one person.

“Brokered Deposit” shall mean “brokered deposit” as defined in 12 C.F.R. 337.6(a)(2).

“Business Day” shall mean any day other than a Saturday, a Sunday or a day on which banks in Michigan, Nevada, or New York are authorized or required to close for regular banking business.

“Capitol” shall mean Capitol Development Bancorp Limited V, a Michigan corporation with its principal place of business in Lansing, Michigan, its success and assigns.

“Capitol Stockholder Approval” means the approval of this Agreement, the Merger and the other transactions contemplated hereby by the holders of a majority of all the issued and outstanding shares of Class A Common Stock and Class B Common Stock voting together as a single class.

“CBC’s 401(k) Plan” shall mean the Benefit Arrangement sponsored by Capitol that includes a tax-qualified cash or deferred arrangement.

“CBC’s ESOP” shall mean the Benefit Arrangement sponsored by Capitol that is a tax-qualified employee stock ownership plan.

“CBL” shall have the meaning set forth in the recitals hereto.

“Capitol Plan Cessation” shall have the meaning set forth in Section 9.11(b).

“Certificates” shall have the meaning set forth in Section 2.8(b)(i).

“Certification Statement” means a certification by the chief financial officer of Capitol or Parent, as the case may be, to the effect that (A) the Estimated Balance Sheet or Final Balance Sheet, as applicable, has been prepared in good faith and in accordance with GAAP and, to the extent consistent with GAAP, consistent with the Model Balance Sheet, and (B) the Estimated Tangible Book Value Statement or the Final Tangible Book Value Statement, as applicable, has been prepared in accordance with this Agreement.

“Claim” shall have the meaning set forth in Section 9.5.

“Closing” shall have the meaning set forth in Section 3.1.

“Closing Accountant” shall have the meaning set forth in Section 4.1(d).

“Closing Date” shall have the meaning set forth in Section 3.1.

“Closing Merger Consideration” shall have the meaning set forth in Section 4.1(b).

“Closing Payment” shall have the meaning set forth in Section 3.2.

“COBRA” means the group health plan continuation of coverage requirements of Part 6 of Subtitle B of Title 1 of ERISA, Section 4980B of the Code, and any similar and applicable stat law requirement.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Confidentiality Agreement” shall have the meaning set forth in Section 9.8.

“Contract” shall mean, including, without limitation, any agreement, indenture or other instruments, agreements, notes, franchises, leases, licenses, commitments, arrangements or understandings, written or oral.

“Core Deposit” shall mean any and all Deposits, other than a Brokered Deposits.

“Damages” shall have the meaning set forth in Section 11.1(a).

“Deposit” shall mean a deposit as defined in 12 U.S.C. Section 1813(l), including, without limitation, outstanding cashier’s checks and other official checks and all uncollected items included in the depositor’s balances and credited on the books and records of Bank.

“Deposit Summary” shall have the meaning set forth in Section 5.30(c).

“DGCL” shall mean the General Corporation Law of the State of Delaware.

“Dissenters’ Rights Sections” shall have the meaning set forth in Section 2.6(c).

“Dissenting Shares” shall have the meaning set forth in Section 2.6(c).

“Effective Time” shall mean the date and time specified pursuant to Section 2.2 hereto as the effective time of the Merger.

“Employee” shall mean any current, former or retired employee, officer, or director of Bank.

“Environmental Claim” shall mean any written notice from any Governmental Entity or third party alleging potential liability (including, without limitation, potential liability for investigatory costs, cleanup costs, governmental response costs, natural resources damages, property damages, personal injuries or penalties) arising under Environmental Law or out of, based on or resulting from the presence, or release into the environment, of any Materials of Environmental Concern, including, without limitation, the actual or alleged offsite transportation, treatment, storage, or disposal of Materials of Environmental Concern.

“Environmental Laws” shall mean any foreign, federal, state or local law, common law, statute, ordinance, rule, regulation, code, license, permit, authorization, approval, consent, order, judgment, decree, injunction or agreement with any Governmental Entity relating to (i) the protection, preservation, restoration or pollution of human health or the environment (including, without limitation, air, indoor air, water vapor, surface water, groundwater, drinking water supply, surface soil, subsurface soil, plant and animal life or any other natural resource), or (ii) the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of Materials of Environment Concern. The term Environmental Law shall include, without limitation, (x) the Comprehensive Environmental Response, Compensation and Liability Act, as amended, 42 U.S.C. § 9601, et seq; the Resource Conservation and Recovery Act, as amended, 42 U.S.C. § 6901, et seq; the Clean Air Act, as amended, 42 U.S.C. § 7401, et seq; the Federal Water Pollution Control Act, as amended, 33 U.S.C. § 1251, et seq; the Toxic Substances Control Act, as amended, 15 U.S.C. § 2601, et seq; the Emergency Planning and Community Right to Know Act, 42 U.S.C. § 11001, et seq; the Safe Drinking Water Act, 42 U.S.C. § 300f, et seq; and all comparable state and local laws, and (y) any common law (including, without limitation, common law that may impose strict liability) that may impose liability or obligations for injuries or damages due to, or threatened as a result of, the presence of or exposure to any Materials of Environmental Concern.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” shall mean any entity required to be aggregated in a controlled group or affiliated service group with Capitol for purposes of ERISA or the Code (including under Section 414(b), (c), (m) or (o) of the Code or Section 4001 of ERISA), at any relevant time.

“Estimated Balance Sheet” shall have the meaning set forth in Section 4.1(b).

“Estimated Documents” shall have the meaning set forth in Section 4.1(b).

“Estimated Tangible Book Value” shall mean Bank’s good faith estimate of Tangible Book Value as of the Closing, as reflected on the Estimated Tangible Book Value Statement.

“Estimated Tangible Book Value Statement” shall have the meaning set forth in Section 4.1(b).

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“Exchange Agent” shall have the meaning set forth in Section 2.8(a).

“Exchange Offer” means the offer described in the Form S-4 Registration Statement under the Securities Act, as filed by CBL with the SEC on July 7, 2009.

“Excluded Loans” shall mean all Loans of Bank, other than the Retained Loans.

“FDIA” shall mean the Federal Deposit Insurance Act, as amended.

“FDIC” shall mean the Federal Deposit Insurance Corporation or any successor thereto.

“Federal Reserve Board” shall have the meaning set forth in Section 9.1(b).

“FHLB” shall mean Federal Home Loan Bank, or any successor thereto.

“FHLB Stock” shall mean ownership interests issued by any FHLB.

“Final Approval Date” shall mean the date on which the last Regulatory Approval required to permit consummation of the Merger has been obtained.

“Final Balance Sheet” shall have the meaning set forth in Section 4.1(c).

“Final Documents” shall have the meaning set forth in Section 4.1(c).

“Final Merger Consideration” shall have the meaning set forth in Section 4.1(e).

“Final Tangible Book Value” shall have the meaning set forth in Section 4.1(d).

“Final Tangible Book Value Statement” shall have the meaning set forth in Section 4.1(c).

“Former Real Property” shall have the meaning set forth in Section 5.13(b).

“GAAP” means generally accepted accounting principles in effect in the United States as of the date of each financial statement, as applicable, to which this Agreement refers.

“Governmental Entity” shall mean any federal, state, municipal, foreign or other governmental department, authority, commission, board, court, administrative agency bureau, body or instrumentality.

“Indemnified Party” shall have the meaning set forth in Section 11.2(a).

“Indemnifying Party” shall have the meaning set forth in Section 11.2(a).

“Information Standard” shall have the meaning set forth in Section 5.29.

“Intellectual Property” shall mean, whether or not registered, (a) patents, patent applications, patent disclosures and inventions (whether or not patentable and whether or not reduced to practice); (b) trademarks, service marks, trade dress, trade names, corporate names, logos, slogans and Internet domain names, together with all goodwill associated with each of the foregoing; (c) copyrights and copyrightable works; (d) registrations, applications and renewals for any of the foregoing (and reissues, divisions, continuations, re-examinations and extensions thereof for purposes of clause (a)); (e) trade secrets and know-how; and (f) computer software in both source code and object code (including but not limited to data, data bases and documentation.

“IPO” shall have the meaning set forth in Section 9.5.

“knowledge of Bank” or “known” means actual knowledge of such fact or other matter by Al Gourrier, President of Bank

“knowledge of Capitol” or “known” means actual knowledge of such fact or other matter by any of its directors or officers.

“Landlord” means Camino Al Norte, LLC.

“Law” shall mean any federal, state, foreign, or local law, statute, ordinance, rule, wage, order, regulation, writ, injunction, directive, judgment, administrative interpretation, treaty, decree, administrative or judicial decision and any other executive, legislative, regulatory or administrative proclamation.

“Lease Guaranty” means, with respect to the Real Property Lease, that certain guarantee by CBL to the Landlord, its successors and assigns of the full and timely performance and observance of all the covenants, terms, conditions and agreements therein provide to be performed and observed by Bank, its successors and assigns.

“Leased Real Property” shall have the meaning set forth in Section 5.23(a).

“Letter of Transmittal” shall have the meaning set forth in Section 2.8(b)(i).

“Lien(s)” means any mortgage, security interest, pledge, hypothecation, assignment, Deposit arrangement, lease, reservation, encroachment, encumbrance, restriction, easement, overlap, charge, preference, priority or other security agreement or title defect.

“Loan Price” means, with respect to any Excluded Loan, an amount in cash equal to the outstanding principal amount thereof, plus accrued and unpaid interest, late charges and any other charges thereon, as of the date such Excluded Loan is transferred pursuant to Section 7.9.

“Loans” shall mean all notes and other evidences of indebtedness executed and delivered to Bank (including participation interests therein) reflected in the records of Bank or in the Bank Financial Statements.

“Material Adverse Effect” means, with respect to any Party, any event, occurrence or circumstance that, by itself or together with other events, occurrences or circumstances, has had or is reasonably likely to have a material and adverse effect on the assets, liabilities, profits, condition (financial or otherwise), prospects, operations, loans, securities, deposit accounts, business or properties of such Party or that could impair the ability of such Party to perform its obligations hereunder, other than any such change or effect attributable to or resulting from (i) changes in interest rates or general economic conditions or a general decline in the securities market resulting in a reduction in the market value of securities on which fee income is calculated; provided, that such events or conditions do not have a disproportionate or unique effect on Bank or Capitol, (ii) any change in banking or similar Laws of general applicability or interpretations thereof by courts or Governmental Entities or (iii) any change in GAAP or applicable regulatory accounting principles.

“Materials of Environmental Concern” shall mean pollutants, contaminants, wastes, toxic substances, asbestos-containing materials, polychlorinated biphenyls, petroleum, petroleum derivatives, and petroleum products and any other materials regulated under Environmental Laws.

“Merger” shall have the meaning set forth in the recitals hereto.

“Merger Sub” shall have the meaning set forth in the recitals hereto.

“Merger Consideration” shall have the meaning set forth in Section 3.2.

“Model Balance Sheet” shall have the meaning set forth in Section 4.1(a).

“MOU” means the memorandum of understanding entered into as of May 14, 2009, by and among Bank, the Regional Director of the FDIC and the Commissioner of the Nevada FID.

“Nevada FID” means the Division of Financial Institutions of the Nevada Department of Business and Industry.

“Nevada Law” shall have the meaning set forth in the recitals hereto.

“Other Real Estate Owned” means real estate acquired by Bank between the date of this Agreement and the Closing Date in the course of the foreclosure of any Loan made by Bank prior to the date of this Agreement or of any Loan made or assumed by Bank after the date of this Agreement.

“Other Filings” shall have the meaning set forth in Section 9.3(a).

“Owned Real Property” shall have the meaning set forth in Section 5.23(a).

“Parent” means Global Consumer Acquisition Corp., a Delaware corporation.

“Parent Common Stock” means the common stock of Parent.

“Parent Indemnified Party” shall have the meaning set forth in Section 11.1(b).

“Parent Stockholder Approval” means the approval by the holders of Parent Common Stock of, among other things, the this Agreement, the Merger and the other transactions contemplated hereby and such other business as may properly come before the meeting or any adjournment or postponement thereof

“Permits” shall have the meaning set forth in Section 5.16(b).

“Permitted Liens” means (i) Liens for current taxes and assessments not yet due and payable; (ii) Liens of landlords, carriers, mechanics, materialmen and repairmen incurred in the ordinary course of business consistent with past practice for sums not yet past due, to the extent the amount of the underlying claim is credited against the Merger Consideration; (iii) any recorded Lien (other than for funded indebtedness) encumbering the interest of the landlord (under the Real Property Lease) in the Leased Real Property; and (iv) the UCC-1 Financing Statement, filed February 27, 2009, with Bank, as debtor, and Federal Home Loan Bank of San Francisco, as secured party.

“Per Share Additional Payment Amount” means the dollar amount equal to the quotient of (i) Total Additional Payment Amount divided by (ii) the Total Outstanding Common Stock.

“Per Share Closing Payment” means the dollar amount equal to the quotient of (i) the Closing Payment divided by (ii) the Total Outstanding Common Stock.

“Per Share Merger Consideration” shall have the meaning set forth in Section 2.6(a).

“Person” shall mean an individual, corporation, partnership, limited liability company, unincorporated association, trust, joint venture or other organization or entity or Governmental Entity and shall include any successor (by merger or otherwise) of such entity.

“Press Release” shall have the meaning set forth in Section 9.4.

“Proxy Statement” means the proxy statement to be filed with the SEC for the purpose of soliciting proxies from Parent’s stockholders to obtain the requisite approval of the transactions contemplated and such other matters to be held at the Stockholders’ Meeting.

“Qualified Plan” shall have the meaning set forth in Section 5.17(b).

“Real Property” shall have the meaning set forth in Section 5.13(a).

“Real Property Lease” shall have the meaning set forth in Section 5.23(b).

“Regulatory Approvals” shall have the meaning set forth in Section 10.1(b).

“Related Documents” shall have the meaning set forth in Section 5.4.

“Related Party Agreement” shall have the meaning set forth in Section 5.28.

“Related Person” of a specified Person means: (w) any past or present stockholder, member, partner, director, officer or employee of such specified Person or any Affiliate or relative, or Affiliate of a relative, of any of the foregoing; (x) any Affiliate of such specified Person; or (y) in the case of a natural Person, any member of such Person’s family or any Affiliate or relative of such family member);

“Retained Loans” shall have the meaning set forth in Section 5.8(a).

“Rights” means warrants, options, rights, convertible securities, stock appreciation rights and other arrangements or commitments that obligate an entity to issue, dispose of, redeem or acquire any of its capital stock or other ownership interests or that provide for compensation based on the equity appreciation of such entity’s capital stock.

“Schedules” shall have the meaning set forth in Article 5.

“SEC” means the U.S. Securities and Exchange Commission, or any successor thereto.

“Securities Act” means the Securities Act of 1933, as amended.

“Services Agreement” shall have the meaning set forth in Section 9.14.

“Shares” means shares of Bank Common Stock.

“Stockholder” or “Stockholders” means the holders of Shares.

“Stockholder Indemnified Party” shall have the meaning set forth in Section 11.1(a).

“Stockholders’ Meeting” means the meeting of the holders of Parent Common Stock to be called and held for the purpose of soliciting proxies from Parent’s stockholders to obtain the requisite approval of the transactions contemplated hereby.

“Surviving Corporation” shall have the meaning set forth in Section 2.1.

“Tangible Book Value” means stockholders’ equity less any intangible assets, in each case as determined in accordance with GAAP and the accounting policies used in connection with the Model Balance Sheet.

“Target Tangible Book Value” means $5,500,000.

“Tax” or “Taxes” means (a) all Federal, state, local and foreign taxes and other assessments and governmental charges of a similar nature (whether imposed directly or through withholdings), including any interest, penalties and additions to tax applicable thereto, (b) any liability for payment of amounts described in clause (a) as a result of transferee liability, of being a member of an affiliated, consolidated, combined or unitary group for any period or otherwise through operation of law and (c) any liability for payment of amounts described in clause (a) or (b) as a result of any tax sharing, tax indemnity or allocation agreement or any other express or implied agreement to indemnify any other person for amounts described in clause (a) or (b).

“Tax Return” means any federal, state, local or foreign return, declaration, report, claim for refund or information return or statement required to be filed with any Governmental Entity in connection with the determination, assessment, collection or payment of Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Termination Date” shall have the meaning set forth in Section 12.1(d).

“Total Additional Payment Amount” shall have the meaning set forth in Section 4.1(e).

“Total Outstanding Common Stock” means the total number of Shares issued and outstanding immediately prior to the Effective Time

“Transaction Form 8-K” shall have the meaning set forth in Section 9.4.

“Trust Account” shall have the meaning set forth in Section 9.5.

“WARN” shall have the meaning set forth in Section 9.11(g).

Annex C

FORM OF
AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
GLOBAL CONSUMER ACQUISITION CORP.

Pursuant to Section 245 of the
Delaware General Corporation Law

Global Consumer Acquisition Corp., a Delaware corporation (the “Corporation”), does hereby certify as follows:

1. The name of the Corporation is Global Consumer Acquisition Corp. The date of filing of its original Certificate of Incorporation with the Secretary of State was June 28, 2007 under the name of Global Consumer Acquisition Corp.

2. This Amended and Restated Certificate of Incorporation of Global Consumer Acquisition Corp. has been duly adopted in accordance with the provisions of Sections 228, 242 and 245 of the Delaware General Corporation Law by the directors and stockholders of the Corporation.

3. This Amended and Restated Certificate of Incorporation restates, integrates and amends the Certificate of Incorporation of the Corporation.

4. This Amended and Restated Certificate of Incorporation shall be effective on the date of filing with the Secretary of State of the State of Delaware.

The text of the Certificate of Incorporation of the Corporation is hereby amended and restated to read in its entirety as follows:

FIRST:  The name of the corporation is Western Liberty Bancorp (hereinafter sometimes referred to as the “Corporation”).

SECOND:  The registered office of the corporation is to be located at 2711 Centerville Road Suite 400, Wilmington, Delaware, 19808, New Castle County. The name of its registered agent at that address is Corporation Service Company.

THIRD:  The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the Delaware General Corporation Law, as amended from time to time (the “DGCL”). In addition to the powers and privileges conferred upon the Corporation by law and those incidental thereto, the Corporation shall possess and may exercise all the powers and privileges which are necessary or convenient to the conduct, promotion or attainment of the business or purposes of the Corporation[; provided, however, that in the event a Business Combination (as defined below) is not consummated prior to the Termination Date (as defined below), then the purposes of the Corporation shall automatically, with no action required by the Board of Directors or the stockholders, on the Termination Date be limited to effecting and implementing the dissolution and liquidation of the Corporation and the taking of any other actions expressly required to be taken herein on or after the Termination Date and the Corporation’s powers shall thereupon be limited to those set forth in Section 278 of the DGCL and as otherwise may be necessary to implement the limited purposes of the Corporation as provided herein. This Article Third may not be amended without the affirmative vote of at least 95% of the IPO Shares (as defined below) cast at a meeting of stockholders of the Corporation.]1

1 Provisions to be removed in the event of the affirmative vote of at least 95% of the IPO Shares cast at the meeting of stockholders of the Corporation.

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FOURTH:  The total number of shares of all classes of capital stock which the corporation shall have the authority to issue is 101,000,000, of which 100,000,000 shall be Common Stock, par value $0.0001 per share and 1,000,000 shares shall be Preferred Stock, par value $0.0001 per share.

(A) Preferred Stock. The Board of Directors is expressly granted authority to issue shares of the Preferred Stock, in one or more series, and to fix for each such series such voting powers, full or limited, and such designations, preferences and relative, participating, optional or other special rights and such qualifications, limitations or restrictions thereof as shall be stated and expressed in the resolution or resolutions adopted by the Board of Directors providing for the issue of such series (a “Preferred Stock Designation”) and as may be permitted by the DGCL. The number of authorized shares of Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the voting power of all of the then outstanding shares of the capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, without a separate vote of the holders of the Preferred Stock, or any series thereof, unless a vote of any such holders is required pursuant to any Preferred Stock Designation.

(B) Common Stock. Except as otherwise required by law or as otherwise provided in any Preferred Stock Designation, the holders of the Common Stock shall exclusively possess all voting power and each share of Common Stock shall have one vote.

FIFTH:  The Corporation’s existence shall be perpetual.

SIXTH:  Intentionally Omitted

SEVENTH:  The following provisions are inserted for the management of the business and for the conduct of the affairs of the Corporation, and for further definition, limitation and regulation of the powers of the Corporation and of its directors and stockholders:

(A) Election of directors need not be by ballot unless the by-laws of the Corporation so provide.

(B) The Board of Directors shall have the power, without the assent or vote of the stockholders, to make, alter, amend, change, add to or repeal the by-laws of the Corporation.

(C) The directors in their discretion may submit any contract or act for approval or ratification at any annual meeting of the stockholders or at any meeting of the stockholders called for the purpose of considering any such act or contract, and any contract or act that shall be approved or be ratified by the vote of the holders of a majority of the stock of the Corporation which is represented in person or by proxy at such meeting and entitled to vote thereat (provided that a lawful quorum of stockholders be there represented in person or by proxy) shall be as valid and binding upon the Corporation and upon all the stockholders as though it had been approved or ratified by every stockholder of the Corporation, whether or not the contract or act would otherwise be open to legal attack because of directors’ interests, or for any other reason.

(D) In addition to the powers and authorities herein or by statute expressly conferred upon them, the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation; subject, nevertheless, to the provisions of the statutes of Delaware, of this Certificate of Incorporation, and to any by-laws from time to time made by the stockholders; provided, however, that no by-law so made shall invalidate any prior act of the directors which would have been valid if such by-law had not been made.

EIGHTH:  (A) A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for any breach of fiduciary duty by such director as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit. If the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended. Any repeal or modification of this paragraph A

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by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation with respect to events occurring prior to the time of such repeal or modification.

(B) The Corporation, to the full extent permitted by Section 145 of the DGCL, as amended from time to time, shall indemnify all persons whom it may indemnify pursuant thereto. Expenses (including attorneys’ fees) incurred by an officer or director in defending any civil, criminal, administrative, or investigative action, suit or proceeding for which such officer or director may be entitled to indemnification hereunder shall be paid by the Corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the Corporation as authorized hereby.

NINTH:  Whenever a compromise or arrangement is proposed between this Corporation and its creditors or any class of them and/or between this Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of this Corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for this Corporation under Section 291 of Title 8 of the Delaware Code or on the application of trustees in dissolution or of any receiver or receivers appointed for this Corporation under Section 279 of Title 8 of the Delaware Code order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of this Corporation as a consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of this Corporation, as the case may be, and also on this Corporation.

TENTH:  The Corporation hereby elects not to be governed by Section 203 of the DGCL.

IN WITNESS WHEREOF, the Corporation has caused this Amended and Restated Certificate of Incorporation to be duly executed on its behalf by an authorized officer on this           day of          , 2009.

GLOBAL CONSUMER ACQUISITION CORP.

By:	/s/ Jason N. Ader
Name:     Jason N. Ader

Title:	Chief Executive Officer

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